As filed with the Securities and Exchange Commission on January 26, 2022

Registration No. 333-260999

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

  Form S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

COMMUNICATIONS SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	3661	41-0957999
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10900 Red Circle Drive

Minnetonka, Minnesota 55343

(952) 996-1674

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mark Fandrich

Chief Financial Officer

Communications Systems, Inc.

10900 Red Circle Drive

Minnetonka, Minnesota 55343

(952) 996-1674

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barbara Rummel, Esq. Peter Jaslow, Esq. Thomas G. Lovett, Esq. April Hamlin, Esq. Ballard Spahr LLP 80 South 8th Street, Suite 2000 Minneapolis, MN 55402-2119 (612) 371-3211	Roger H.D. Lacey Executive Chair/ Interim Chief Executive Officer Communications Systems, Inc. 10900 Red Circle Drive Minnetonka, Minnesota 55343 (952) 996-1674	Kyle Udseth Chief Executive Officer Pineapple Energy LLC 315 East Lake Street, Suite 301 Wayzata, MN 55391 (952) 582-6460	Steven Kennedy, Esq. Jonathan Zimmerman, Esq. Jonathan Nygren, Esq. Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center Minneapolis, Minnesota 55402 (612) 766-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the merger agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)          ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)     ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Communications Systems, Inc. Common Stock, $0.05 par value per share	33,600,000 (1)	N/A	$126,840,000 (2)	$11,758.07

(1)	Based on the maximum number of shares of common stock, par value $0.05 per share of the registrant, Communications Systems, Inc. (“CSI”), estimated to be issued as merger consideration in connection with the merger pursuant to the Agreement and Plan of Merger, dated March 1, 2021, by and among CSI, Helios Merger Co., Pineapple Energy LLC (“Pineapple”), Lake Street Solar LLC, and Randall D. Sampson, as amended.

(2)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rule 457 under the Securities Act, and based upon the average of the high and low prices per share of the Company’s common stock on November 8, 2021, as reported by the Nasdaq Stock Market.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

Preliminary – Subject to Completion, Dated January 26, 2022

COMMUNICATIONS SYSTEMS, INC.
10900 Red Circle Drive
Minnetonka, MN 55343

Dear Fellow Shareholder:

You are invited to attend a special meeting of shareholders of Communications Systems, Inc. (“CSI,” “Communications Systems,” “we” or “us”), which will be held on Wednesday, March 16, 2022, at 10:00 a.m. Central Time (CT), unless postponed or adjourned to a later time or date. The special meeting will be online and a completely virtual meeting of shareholders due to the ongoing public health impact of the coronavirus (COVID-19) pandemic. The accompanying proxy statement/prospectus contains important information concerning the proposals to be presented at the special meeting, specific information about the special meeting and how to cast your vote on the proposals. We encourage you to read the accompanying proxy statement/prospectus in its entirety. Capitalized terms used in this letter are explained fully in the accompanying proxy statement/prospectus.

On March 1, 2021, CSI, Helios Merger Co., a Minnesota corporation and a wholly-owned subsidiary of CSI (“Merger Sub”), and Pineapple Energy LLC, a Delaware limited liability company (“Pineapple”), entered into a merger agreement, pursuant to which Merger Sub will merge with and into Pineapple, with Pineapple surviving the merger as a wholly-owned subsidiary of CSI. On December 16, 2021, the parties entered into an amendment to the merger agreement. Unless otherwise stated, references in this proxy statement/prospectus to the “merger agreement” means the merger agreement, as amended. The merger and the other transactions contemplated by the merger agreement are referred to collectively as the “Pineapple Merger Transaction.” Following the merger, CSI will be renamed “Pineapple Holdings, Inc.” and is sometimes referred to herein as the “combined company.” As consideration for the merger, CSI will issue shares of its common stock to the members of Pineapple and the members of Pineapple will become the majority owners of CSI’s outstanding common stock upon the closing of the merger.

Pursuant to the merger agreement, at the effective time of the merger, the outstanding Pineapple units held by members of Pineapple immediately prior to the effective time will be automatically cancelled and represent only the right to receive shares of CSI common stock. As Base Consideration, CSI has agreed to issue to the members of Pineapple 15.6 million shares of CSI’s common stock. The Base Consideration will be increased for any outstanding convertible notes issued by Pineapple in a pre-closing financing referred to as the Convertible Note Financing, which will convert into additional shares of CSI common stock at a rate of one additional share for every $2.00 in unpaid principal and accrued interest on outstanding convertible notes. The Base Consideration will be decreased for any outstanding indebtedness of Pineapple at the closing of the merger in excess of $22.5 million, which will reduce the Base Consideration at a rate one share for every $2.00 of excess indebtedness. In addition to the Base Consideration, certain members of Pineapple will receive 3.0 million shares of CSI common stock as Earnout Consideration if a funding-related condition to closing the merger is satisfied by Pineapple or waived by CSI and certain Pineapple members may receive up to an additional 10.0 million shares of CSI common stock as Earnout Consideration upon the occurrence of milestones specified in the merger agreement.

Immediately prior to the effective time, Pineapple will complete its acquisition of two Hawaiian solar companies, Hawaii Energy Connection, LLC and E-Gear, LLC, and the equity owners of these two Hawaiian companies will receive cash and Pineapple units that will be cancelled at the effective time of the merger in exchange for a portion of the CSI common stock to be issued under the merger agreement.

The shareholders of CSI as of the close of the business day immediately preceding the effective time of the merger will receive one contractual non-transferable contingent value right, or CVR, per share of CSI common stock then held by them, which will entitle the CVR holder to a portion of the proceeds of dispositions of CSI’s pre-merger assets after the effective time of the merger.

At the effective time, CSI’s shareholders will continue to own and hold their existing shares of CSI common stock. The Pineapple Merger Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of CSI common stock.

In addition, in connection with the Pineapple Merger Transaction, on September 15, 2021, CSI entered into a securities purchase agreement with certain investors, referred to as the PIPE Investors, to make a $32.0 million private placement investment referred to as the PIPE Offering. Under the terms of the securities purchase agreement, for their $32.0 million investment, the PIPE Investors will receive shares of newly authorized CSI Series A convertible preferred stock convertible at a price of $3.40 per share into CSI common stock, together with five-year warrants to purchase an additional $32.0 million of common shares at that same price. The PIPE Offering is expected to close immediately following the consummation of the merger. Thus, the PIPE Investors will invest in the combined company and will not be entitled to any cash dividends prior to the effective time nor to the CVRs issued to CSI shareholders as of the close of the business day immediately preceding the effective time. The combined company will use the proceeds from the PIPE Offering to fund the cash portion of the purchase price to acquire Hawaii Energy Connection, LLC and E-Gear, LLC assets, to repay $4.5 million of Pineapple’s $7.5 million term loan from Hercules, for transaction expenses, and for working capital to support Pineapple’s growth strategy of acquiring leading local and regional solar installers around the United States. It is expected that the Pre-Closing Acquisition, the merger and the PIPE Offering will close sequentially on the same date.

Immediately following the consummation of the merger, assuming CSI issues in the merger only 15,600,000 shares of CSI common stock as Base Consideration, an additional 1,425,000 shares of CSI common stock as Base Consideration in connection with convertible note and debt obligations of Pineapple as part of the Convertible Note Financing, and 3,000,000 shares of CSI common stock as Earnout Consideration relating to the funding-related closing condition, and not accounting for the additional shares of CSI common stock that are issuable in connection with the other milestones relating to 10,000,000 shares of Earnout Consideration, the Convertible Note Financing other than outstanding convertible note and debt obligations as described above, or the PIPE Offering, pre-merger CSI shareholders are expected to own approximately 32.7% of the combined company common stock outstanding immediately following the effective time of the merger, as well as one CVR per share of CSI common stock held by them as of the close of the business day immediately preceding the effective time, and the pre-merger Pineapple unit holders are expected to own approximately 67.3% of the combined company common stock outstanding immediately following the effective time of the merger.

Immediately following the consummation of both the merger and the PIPE Offering, the pre-merger CSI shareholders are expected to own approximately 20.0% of the combined company, on a fully-diluted basis, the pre-merger Pineapple unit holders are expected to own approximately 41.2% of the combined company, on a fully-diluted basis, and the PIPE Investors are expected to own approximately 38.8% of the combined company, on a fully-diluted basis. As part of the fully diluted share ownership, the foregoing calculation (i) includes 15,600,000 shares of CSI common stock that CSI will issue in the merger as Base Consideration, (ii) includes approximately 1,425,000 additional shares of CSI common stock that CSI will issue as Base Consideration in connection with convertible note and debt obligations of Pineapple as part of the Convertible Note Financing, (iii) includes 3,000,000 shares of Earnout Consideration that CSI will issue in the merger relating to the funding-related closing condition, (iv) excludes any additional shares of CSI common stock that are issuable in connection with the merger such as the additional 10,000,000 shares as Earnout Consideration or the Convertible Note Financing other than the convertible note and debt obligations as described above, (v) includes the shares of the combined company common stock that are issuable on conversion of the Series A convertible preferred stock and exercise of warrants issued in the PIPE Offering, and (vi) excludes any shares of combined company common stock issued in connection with awards under the 2022 Equity Incentive Plan shareholders are being asked to approve at the special meeting.

When the Pineapple Merger Transaction is effective, our new corporate name will be Pineapple Holdings, Inc. We will continue to be a publicly-traded company with the new Nasdaq ticker symbol “PEGY” that is focused on the growing home solar industry, primarily operating through our Pineapple, Hawaii Energy Connection and E-Gear subsidiary businesses. Following the merger, we will continue our efforts to monetize the legacy CSI assets and properties for the benefit of the CVR holders. Upon completion of the merger, the combined company’s initial board of directors will be set at seven and initially be comprised of seven directors, three of the current members of the CSI board of directors, Roger H.D. Lacey, Randall D. Sampson and Michael R. Zapata; two directors associated with Pineapple, Kyle Udseth and Scott Honour; and two additional independent directors, Marilyn Adler and Thomas J.

Holland. Kyle Udseth, currently the Chief Executive Officer of Pineapple, also will be the Chief Executive Officer of the combined company and Mark Fandrich, the current Chief Financial Officer of CSI, will continue as the Chief Financial Officer of the combined company.

Shares of CSI common stock are currently listed on the Nasdaq Global Market under the symbol “JCS.” On January  , 2022, the last practicable trading day before the date of this proxy statement/prospectus, the closing sale price of CSI common stock was $       per share.

CSI is holding a special meeting of shareholders in order to obtain the shareholder approvals necessary to complete the merger, the PIPE Offering and other matters. At the special meeting, CSI is asking its shareholders to approve nine proposals, each as described in this proxy statement/prospectus.

After careful consideration, the CSI board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, and the CSI board of directors unanimously recommends that its shareholders vote to approve the merger agreement and the Pineapple Merger Transaction. Accordingly, the CSI board of directors unanimously recommends that its shareholders vote “FOR” each of the Pineapple Merger Proposal, the Merger Issuance Proposal, the PIPE Issuance Proposal, the Authorized Share Amendment Proposal, the Article IX Amendment Proposal, the Reverse Stock Split Proposal, the 2022 Equity Incentive Plan Proposal, the Advisory Compensation Proposal and the Adjournment Proposal described in this proxy statement/prospectus.

More information about CSI, Pineapple, the Pineapple Merger Transaction and each of the proposals are contained in this proxy statement/prospectus. CSI urges you to read this proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 28.

Your vote is very important. Whether or not you plan to attend the special meeting of shareholders, please vote by proxy over the internet, by telephone or by mailing the enclosed proxy card or by following the instructions for voting that accompanied your proxy materials.

We cannot complete the Pineapple Merger Transaction without the approval of the holders of two-thirds of the shares that were outstanding on the record date. Accordingly, it is extremely important that you vote your shares. Please vote promptly so that your shares will be represented, to avoid delays in completing the Pineapple Merger Transaction and to save the company the cost of additional solicitation.

The CSI board of directors believes the strategy of re-inventing CSI through the Pineapple Merger Transaction and related transactions has allowed and will continue to allow us the ability to deliver immediate value to our shareholders while retaining an opportunity for long-term appreciation. CSI is excited about the opportunities the merger will bring to the CSI shareholders.

We look forward to your support at the special meeting.

Sincerely,

Roger H. D. Lacey
Executive Chairman
Communications Systems, Inc.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Pineapple Merger Transaction, passed upon the merits or fairness of the Pineapple Merger Transaction or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated         , 2022 and is first being mailed to shareholders on or about           , 2022.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

Preliminary – Subject to Completion, Dated January 26, 2022

COMMUNICATIONS SYSTEMS, INC.
10900 Red Circle Drive
Minnetonka, Minnesota 55343

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To be held on Wednesday, March 16, 2022

To Shareholders of Communications Systems, Inc.:

A special meeting of shareholders of Communications Systems, Inc., a Minnesota corporation, will be held on Wednesday, March 16, 2022 at 10:00 a.m. CT for the following purposes:

1.

To approve the Agreement and Plan of Merger dated as of March 1, 2021, as amended (the “merger agreement”) by and among Communications Systems, Inc., Helios Merger Co., a wholly owned subsidiary of CSI (“Merger Sub”), Pineapple Energy LLC (“Pineapple”), Lake Street Solar LLC, as the Pineapple Members’ Representative (the “Members’ Representative”), and Randall D. Sampson, as the CSI Shareholders’ Representative (the “Shareholders’ Representative”) pursuant to which Merger Sub will merge with and into Pineapple with Pineapple surviving the merger as a wholly owned subsidiary of CSI. We refer to the transactions contemplated by the merger agreement as the “Pineapple Merger Transaction” and this proposal as the “Pineapple Merger Proposal.”

2.	To approve the issuance of shares of common stock of Communications Systems, Inc. in connection with the merger agreement. We refer to this proposal as the “Merger Issuance Proposal.”

3.

To approve the issuance of shares of common stock of Communications Systems, Inc. to investors in connection with the PIPE Offering (as defined herein). We refer to this proposal as the “PIPE Issuance Proposal.”

4.

To approve an amendment to the articles of incorporation of Communications Systems, Inc. to increase the authorized shares of common stock to 150 million. We refer to this proposal as the “Authorized Share Amendment Proposal.”

5.

To approve an amendment to the articles of incorporation of Communications Systems, Inc. to eliminate Article IX relating to business combinations. We refer to this proposal as the “Article IX Amendment Proposal.”

6.

To approve a reverse stock split of the outstanding shares of CSI common stock, at a ratio within a range of 1-for-3 to 1-for-6, as determined by the CSI board of directors. We refer to this proposal as the “Reverse Stock Split Proposal.”

7.	To approve the Pineapple Holdings, Inc. 2022 Equity Incentive Plan. We refer to this proposal as the “2022 Equity Incentive Plan Proposal.”

8.

To approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the Communications Systems, Inc. named executive officers in connection with the Pineapple Merger Transaction. We refer to this proposal as the “Advisory Compensation Proposal.”

9.	To approve the adjournment or postponement of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Pineapple Merger

Proposal, the Merger Issuance Proposal, the PIPE Issuance Proposal, the Authorized Share Amendment Proposal or the Reverse Stock Split Proposal. We refer to this proposal as the “Adjournment Proposal.”

The special meeting will be a virtual meeting of shareholders.

Except with respect to shares allocated to you as a participant in the CSI Employee Stock Purchase Plan (ESOP), you may attend the online meeting and vote your shares electronically during the special meeting via the internet by visiting: www.virtualshareholdermeeting.com/JCS2022SM. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card or on the voting instructions that accompanied your proxy materials. We recommend that you log in at least fifteen minutes before the start of the special meeting to ensure that you are logged in when the special meeting starts.

Please note that if you hold shares of CSI common stock through the CSI ESOP, your voting instructions for these shares must be received by 11:59 p.m. Eastern Time on March 13, 2022. You may not vote the CSI common stock allocated to you through the ESOP electronically during the special meeting.

The CSI board of directors has fixed January 27, 2022, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, we will have 9,720,627 shares of common stock outstanding and entitled to vote.

The CSI board of directors has unanimously approved the Pineapple Merger Transaction. The CSI board of directors unanimously recommends that you vote “FOR” the Pineapple Merger Proposal and “FOR” each of the other proposals.

Your vote is very important. Please vote your shares by proxy as promptly as possible whether or not you plan to attend the special meeting.

By Order of the Board of Directors,

Roger H. D. Lacey
Executive Chairman
Communications Systems, Inc.
Minnetonka, Minnesota

              , 2022

i

COMPARISON OF RIGHTS OF CSI SHAREHOLDERS AND PINEAPPLE MEMBERS	218
LEGAL MATTERS	230
EXPERTS	230
HOUSEHOLDING OF MATERIALS	230
SHAREHOLDER PROPOSALS	230
WHERE YOU CAN FIND MORE INFORMATION	231
FINANCIAL STATEMENTS	232

APPENDIX A-1:	Agreement and Plan of Merger dated March 1, 2021 by and among Communications Systems, Inc., Helios Merger Co. and Pineapple Energy LLC, Lake Street Solar LLC, and Randall D. Sampson.

APPENDIX A-2:	Form of Contingent Value Rights Agreement by and among Communications Systems, Inc., the Rights Agent and the CVR Holders’ Representative.

APPENDIX A-3:	Voting Agreement dated March 1, 2021 by and among Communications Systems, Inc., Pineapple Energy LLC and certain holders of capital stock of Communications Systems, Inc.

APPENDIX A-4:

Amendment No. 1 to Agreement and Plan of Merger dated December 16, 2021 by and among Communications Systems, Inc., Helios Merger Co., Pineapple Energy LLC, Lake Street Solar LLC, and Randall D. Sampson.

APPENDIX B:	Opinion of Craig-Hallum Capital Group LLC dated March 1, 2021.

APPENDIX C:	Amended and Restated Securities Purchase Agreement dated as of September 15, 2021 between Communications Systems, Inc. and the purchasers party thereto.

APPENDIX D:	Pineapple Holdings, Inc. 2022 Equity Incentive Plan.

APPENDIX E:	Articles of Incorporation of Communications Systems, Inc. as amended

APPENDIX F:	Communications Systems, Inc. Unaudited Pro Forma Condensed Combined Financial Information

v

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by CSI (File No. 333-260999) (the “Registration Statement”), constitutes a prospectus of CSI under Section 5 of the Securities Act with respect to the shares of CSI common stock to be issued if the merger described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to the special meeting of CSI shareholders at which CSI shareholders will be asked to consider and vote upon a proposal to approve the merger transactions by the approval of the merger agreement, among other matters.

CERTAIN DEFINED TERMS

In this proxy statement/prospectus:

“Base Consideration” means 15.6 million shares of CSI’s common stock, subject to certain adjustments as described in the merger agreement, that CSI will issue as consideration for the merger to members of Pineapple at the effective time of the merger.

“Convertible Note Financing” means the financing that may be entered into by Pineapple prior to the closing of the merger for the issuance and sale of up to $10 million in gross proceeds of convertible notes or debt obligations that will convert, immediately prior to the merger, into Pineapple Class C Units at a rate of one Pineapple Class C Unit for every $2.00 of unpaid principal and accrued interest thereon. To the extent Pineapple sells or issues any such convertible notes, the Class C Units outstanding will be exchanged at the effective time of the merger into shares of CSI common stock at a ratio of one share of CSI common stock for each Pineapple Class C Unit.

“combined company” means CSI following the consummation of the merger, which will be renamed Pineapple Holdings Inc.

“CSI,” “Communications Systems,” the “Company,” “we,” “us,” or “our” refer to Communications Systems, Inc., a Minnesota corporation.

“CVR” means contingent value rights, governed by the CVR agreement, to be issued and distributed by CSI to CSI shareholders of record as of the close of the business day immediately preceding the closing of the merger.

“CVR agreement” means the Contingent Value Rights Agreement by and among Communications Systems, Inc., the Rights Agent and the CVR Holders’ Representative, a form of which is attached as Appendix A-2.

“E-Gear” means E-Gear, LLC, a Hawaii limited liability company.

“E&S Sale Transaction” means the sale by Communications Systems to Lantronix, Inc. on August 2, 2021 of all of the issued and outstanding stock of CSI’s wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of CSI’s wholly owned subsidiary, Transition Networks Europe Limited.

“HEC” means Hawaii Energy Connection, LLC, a Hawaii limited liability company.

“Hercules” means Hercules Capital, Inc.

“Pre-Closing Acquisition” means Pineapple’s acquisition of substantially all of the assets of HEC and E-Gear and assumption of certain liabilities of HEC and E-Gear pursuant to that certain Asset Purchase Agreement, dated March 1, 2021, as amended by an Amendment No. 1 to Asset Purchase Agreement dated December 16, 2021 (the “Pre-Closing Acquisition Agreement”), by and among Pineapple, HEC, and E-Gear and Steven P. Godmere, as representative for the Sellers (as defined in the Pre-Closing Acquisition Agreement).

“merger agreement” refers to the Agreement and Plan of Merger dated as of March 1, 2021 by and among CSI, Helios Merger Co., a wholly owned subsidiary of CSI (“Merger Sub”), Pineapple, Lake Street Solar LLC, as the Pineapple Members’ Representative (the “Members’ Representative”), and Randall D. Sampson, as the CSI Shareholders’ Representative (the “Shareholders’ Representative”), a copy of which is attached as Appendix A-1, as amended by an Amendment No. 1 to Agreement and Plan of Merger dated December 16, 2021 among CSI,

Pineapple, Merger Sub, the Members’ Representative and the Shareholders’ Representative, a copy of which is attached as Appendix A-4.

“Pineapple” means Pineapple Energy LLC, a Delaware limited liability company.

“Pineapple Merger Transaction” refers to the transactions pursuant to the merger agreement, including the merger pursuant to which Merger Sub will merge with and into Pineapple with Pineapple surviving the merger as a wholly owned subsidiary of CSI and CSI will issue shares of its common stock in connection with the merger to members of Pineapple, as well as CSI entering into the CVR agreement and distributing the CVRs.

“PIPE Offering” means the transactions contemplated by the amended and restated securities purchase agreement dated September 15, 2021 between Communications Systems and the PIPE Investors that are the purchasers party to the securities purchase agreement pursuant to which CSI has agreed to sell and the PIPE Investors have agreed to purchase $32.0 million in newly authorized CSI Series A convertible preferred stock convertible at a price of $3.40 per share into CSI common stock, with five-year warrants to purchase an additional $32.0 million of common shares at that same price.

QUESTIONS AND ANSWERS

Q: Why am I receiving this proxy statement/prospectus?

A: You are receiving this proxy statement/prospectus because you have been identified as a shareholder of Communications Systems as of the record date, and you are entitled to vote at the special meeting. This document serves as a proxy statement of CSI used to solicit proxies for the special meeting of CSI shareholders and a prospectus of CSI used to issue shares of CSI common stock to members of Pineapple in connection with the merger.

Q: When and where will the special meeting be held?

A: The special meeting will be held on Wednesday, March 16, 2022, at 10:00 a.m. Central Time (CT). The special meeting will be a virtual meeting of shareholders. You may attend the online meeting and vote your shares electronically during the special meeting via the internet by visiting: www.virtualshareholdermeeting.com/JCS2022SM.

Q: How can I attend the virtual special meeting?

A: The special meeting will be online and a completely virtual meeting of shareholders due to the ongoing public health impact of the coronavirus (COVID-19) pandemic. This decision was made in light of the protocols that federal, state, and local governments have imposed or may impose in the near future and taking into account the health and safety of our shareholders, directors and members of management, as well as our desire to allow shareholders to participate in the special meeting wherever they may be located.

All shareholders are cordially invited to attend the special meeting. Whether or not you plan to attend the special meeting, please vote your shares by internet, telephone or signing and returning the enclosed proxy or other voting instruction form.

Please note that if you hold shares of CSI common stock through the CSI Employee Stock Purchase Plan (ESOP), your voting instructions for these shares must be received by 11:59 p.m. Eastern Time on March 13, 2022. You may not vote the CSI common stock allocated to you through the ESOP electronically during the special meeting.

To participate in the special meeting, you will need the 16-digit control number included on your proxy card or on the voting instructions that accompanied your proxy materials. Please have your 16-digit control number readily available and log on to the special meeting by visiting www.virtualshareholdermeeting.com/JCS2022SM and entering your 16-digit control number. If you are a participant in the CSI ESOP, you may attend the special meeting as a guest by visiting the same website and logging in as a guest. If you are attending as a guest, you will not need a control number. You may begin to log into the meeting platform beginning at 9:30 a.m. CT on March 16, 2022. The special meeting will begin promptly at 10:00 a.m. CT on March 16, 2022.

The internet address to attend and vote at the special meeting is www.virtualshareholdermeeting.com/JCS2022SM.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the special meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the special meeting. We recommend that you log in at least fifteen minutes before the special meeting.

Q: What matters will the shareholders vote on at the special meeting?

A: The shareholders will vote on the following nine proposals:

●	To approve the Pineapple Merger Proposal;

●	To approve the Merger Issuance Proposal;

●	To approve the PIPE Issuance Proposal;

●	To approve the Authorized Share Amendment Proposal;

●	To approve the Article IX Amendment Proposal;

●	To approve the Reverse Stock Split Proposal;

●	To approve the 2022 Equity Incentive Plan Proposal;

●	To approve, on an advisory, non-binding basis, the Advisory Compensation Proposal; and

●	To approve the Adjournment Proposal.

Q: What is the Pineapple Merger Proposal?

A: The Pineapple Merger Proposal is a proposal to approve the Agreement and Plan of Merger dated as of March 1, 2021, as amended by an Amendment No. 1 to Agreement and Plan of Merger dated December 16, 2021 (the “merger agreement”) by and among Communications Systems, Inc., Helios Merger Co., a wholly owned subsidiary of CSI (“Merger Sub”), Pineapple Energy LLC (“Pineapple”), Lake Street Solar LLC, as the Pineapple Members’ Representative (the “Members’ Representative”), and Randall D. Sampson, as the CSI Shareholders’ Representative (the “Shareholders’ Representative”) pursuant to which Merger Sub will merge with and into Pineapple with Pineapple surviving the merger as a wholly owned subsidiary of CSI.

As consideration for the merger, CSI will issue to the members of Pineapple as of the effective time of the merger the “Base Consideration,” which is 15.6 million shares of CSI’s common stock, subject to certain adjustments. The Base Consideration will be increased for any outstanding convertible notes issued by Pineapple in the Convertible Note Financing, which will convert into additional shares of CSI common stock at a rate of one additional share for every $2.00 in unpaid principal and accrued interest on outstanding convertible notes. The Base Consideration will be decreased for any outstanding indebtedness of Pineapple at the closing of the merger in excess of $22.5 million, which will reduce the base consideration at a rate one share for every $2.00 of excess indebtedness. In addition to the Base Consideration, certain members of Pineapple may receive “Earnout Consideration,” which is additional shares upon the occurrence of milestones specified in the merger agreement. If the funding-related condition to the closing of the merger is satisfied by Pineapple or waived by CSI, then Pineapple Class A and Class P members will be entitled to 3.0 million shares of common stock as Earnout Consideration.

We refer to the Base Consideration, as adjusted pursuant to the merger agreement, and the Earnout Consideration collectively as the “Merger Consideration.”

We refer to the transactions contemplated by the merger agreement as the “Pineapple Merger Transaction.”

Q: What will happen if the Pineapple Merger Proposal is approved by our shareholders?

A: Under the terms of the merger agreement, if the Pineapple Merger Proposal is approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into Pineapple with Pineapple surviving the merger as a wholly owned subsidiary of CSI. The Merger Consideration to the former Pineapple members will consist of CSI common stock. As a result, the former members of Pineapple will become shareholders of CSI.

The shareholders of CSI as of the close of the business day immediately preceding the effective time will continue to be shareholders in the merged company and receive one contractual contingent value right, or CVR, for each share of CSI common stock then held by them that entitle the holder of the CVR to a portion of the proceeds of dispositions received after the effective time pursuant to the CVR agreement.

Q: What is the Merger Issuance Proposal?

A: The Merger Issuance Proposal is a proposal to approve the issuance by CSI of shares of its common stock under the merger agreement.

Q: What is the PIPE Issuance Proposal?

A: The PIPE Issuance Proposal is a proposal to approve the issuance by CSI of shares of its common stock to the PIPE Investors in connection with the PIPE Offering. In the PIPE Offering, the PIPE Investors have agreed to purchase $32.0 million in newly authorized CSI Series A convertible preferred stock convertible at a price of $3.40 per share into CSI common stock, with five-year warrants to purchase an additional $32.0 million of common shares at that same price, pursuant to the terms of an amended and restated securities purchase agreement dated September 15, 2021.

Q: What is the Authorized Share Amendment Proposal?

A: The Authorized Share Amendment Proposal is a proposal to approve an amendment to CSI’s articles of incorporation to increase the authorized shares of common stock to 150 million.

Q; What is the Article IX Amendment Proposal?

A: The Article IX Amendment Proposal is a proposal to approve an amendment to the CSI articles of incorporation to eliminate Article IX relating to business combinations.

Q: What is the Reverse Stock Split Proposal?

A: The Reverse Stock Split Proposal is a proposal to approve a reverse stock split of the outstanding shares of CSI common stock, at a ratio within a range of 1-for-3 to 1-for-6, as determined by the CSI board of directors. Article IX of the CSI articles of incorporation requires shareholder approval of a reverse stock split. The Reverse Stock Split Proposal is being made in the event that our shareholders do not approve Proposal #5: Article IX Amendment Proposal to eliminate Article IX. The CSI board of directors may determine to effect the reverse stock split, if the Reverse Stock Split Proposal is approved by CSI shareholders, even if the merger is not consummated. The CSI board of directors also reserves the right to not effect the reverse stock split, even if the Reverse Stock Split Proposal is approved by CSI shareholders.

Q: What is the 2022 Equity Incentive Plan Proposal?

A: The 2022 Equity Incentive Plan Proposal is a proposal to approve the 2022 Equity Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Appendix D.

Q: What is the Advisory Compensation Proposal?

A: The Advisory Compensation Proposal is a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the CSI named executive officers in connection with the Pineapple Merger Transaction.

The Advisory Compensation Proposal is advisory in nature and the outcome of the vote on the Advisory Compensation Proposal is not binding on CSI. Further, because we are contractually obligated to make the potential payments detailed in “Proposal #1: Pineapple Merger Proposal – Interests of Our Directors and Executive Officers in the Pineapple Merger Transaction – Golden Parachute Compensation,” such compensation may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Advisory Compensation Proposal.

Q: What is the Adjournment Proposal?

A: The Adjournment Proposal is a proposal to permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, the affirmative votes in favor of the Pineapple Merger Proposal, the Merger Issuance Proposal, the PIPE Issuance Proposal, the Authorized Share

Amendment Proposal or the Reverse Stock Split Proposal are less than the number of votes required to approve any such proposal.

If there are insufficient votes at the time of the special meeting to approve the Pineapple Merger Proposal, the Merger Issuance Proposal, the PIPE Issuance Proposal, the Authorized Share Amendment Proposal or the Reverse Stock Split Proposal, and the Adjournment Proposal is approved at the special meeting, we will be able to adjourn or postpone the special meeting for purposes of soliciting additional proxies to approve the Pineapple Merger Proposal or the other proposals. If you have previously submitted a proxy on the proposals discussed in this proxy statement/prospectus and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Q: Am I entitled to appraisal or dissenters’ rights in connection with the Pineapple Merger Proposal or any other proposal?

A: Shareholders are not entitled to appraisal or dissenters’ rights under Minnesota law or under CSI’s articles of incorporation or bylaws in connection with the Pineapple Merger Proposal or any other proposal.

Q: Who is entitled to vote at the special meeting?

A: Holders of CSI common stock at the close of business on January 27, 2022, the record date for the special meeting established by the CSI board of directors, are entitled to receive notice of, and to vote their shares at, the special meeting and any related adjournments or postponements. As of the close of business on the record date, there will be 9,720,627 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

Q: What are the quorum requirements for the special meeting?

A: The presence at the special meeting of at least a majority of the issued and outstanding shares of CSI’s common stock entitled to vote at the special meeting is necessary to constitute a quorum for transacting business at the special meeting. A shareholder is counted as present at the special meeting if the shareholder attends the online special meeting or the shareholder has properly submitted a proxy by internet, telephone or signing and returning the enclosed proxy or other voting instruction form as described below under “Q: How do I vote?” A validly submitted proxy will result in your shares counting towards a quorum even if no voting instructions are provided.

Q: What vote is required to approve each of the proposals?

A: You may vote “FOR,” “AGAINST” or “ABSTAIN” on each proposal. The following table summarizes the vote required for each proposal, the effect on each proposal of a vote of “ABSTAIN”, and the effect on each proposal of failing to vote at the special meeting. For Proposals #1-#8, a quorum also must be present at the special meeting.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Vote of ABSTAIN	Effect of Failure to Vote *

#1	Pineapple Merger Proposal	FOR votes from holders of at least two-thirds of the issued and outstanding shares of CSI common stock	Same as AGAINST	Same as AGAINST
#2	Merger Issuance Proposal	FOR votes from holders of at least a majority of the shares of CSI common stock present and entitled to vote	Same as AGAINST	No effect
#3	PIPE Issuance Proposal	FOR votes from holders of at least a majority of the shares of CSI common stock present and entitled to vote	Same as AGAINST	No effect

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Vote of ABSTAIN	Effect of Failure to Vote *

#4	Authorized Share Amendment Proposal	FOR votes from holders of at least a majority of the issued and outstanding shares of CSI common stock	Same as AGAINST	Same as AGAINST
#5	Article IX Amendment Proposal	FOR votes from holders of at least 80% of the issued and outstanding shares of CSI common stock	Same as AGAINST	Same as AGAINST
#6	Reverse Stock Split Proposal	FOR votes from holders of at least two-thirds of the issued and outstanding shares of CSI common stock	Same as AGAINST	Same as AGAINST
#7	2022 Equity Incentive Plan Proposal	FOR votes from holders of at least a majority of the shares of CSI common stock present and entitled to vote	Same as AGAINST	No effect
#8	Advisory Compensation Proposal	FOR votes from holders of at least a majority of the shares of CSI common stock present and entitled to vote	Same as AGAINST	No effect
#9	Adjournment Proposal	FOR votes from holders of at least a majority of the shares of CSI common stock present and entitled to vote	Same as AGAINST	No effect

* Other than shares allocated to participants in the CSI ESOP.

If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP, your shares will be voted at the special meeting according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on each proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received and were voted on that proposal.

Q: How do I vote?

A: Whether or not you plan to attend the special meeting, you may vote your shares in advance of the special meeting by internet, telephone or signing and returning the enclosed proxy card. If you hold your shares in street name, then you received this proxy statement/prospectus from your broker, bank or nominee, along with a voting instruction card from your broker, bank or nominee. You will need to instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided.

Please note that if you hold shares of CSI common stock through the CSI Employee Stock Purchase Plan (ESOP), your voting instructions for these shares must be received by 11:59 p.m. Eastern Time on March 13, 2022. You may not vote the CSI common stock allocated to you through the ESOP electronically during the special meeting.

Except with respect to shares allocated to you as a participant in the CSI ESOP, you may vote your shares electronically during the special meeting. You will need the 16-digit control number included on your proxy card or on the voting instructions that accompanied your proxy materials. Please have your 16-digit control number readily available and log on to the special meeting by visiting www.virtualshareholdermeeting.com/JCS2022SM and entering your 16-digit control number. You may begin to log into the meeting platform beginning at 9:30 a.m. CT on March 16, 2022. The special meeting will begin promptly at 10:00 a.m. CT on March 16, 2022.

Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described above, so your vote will be counted if you are not able to attend.

All shares represented by properly executed proxies received in time for the special meeting will be voted in the manner specified by the shareholders giving those proxies.

Q: If I hold my shares in street name through my broker, will my broker vote these shares for me?

A: If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote those shares. To do so, you should follow the voting instructions provided to you by your bank, broker or other nominee. If your bank, broker or nominee holds your shares in its name and you do not instruct it how to vote, it will not have discretion to vote on any of the proposals at the special meeting and none of your street name shares will be voted at the special meeting. If you provide voting instructions to your broker, bank or other nominee, that entity will vote your shares as you instruct.

Q: Can I change my vote?

A: Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the vote at the special meeting by:

●	delivering to us a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

●	submitting a properly signed proxy card with a later date;

●	submitting a new vote by telephone or through the internet prior to the close of the voting facilities; or

●

for shares other than those allocated to CSI ESOP participants, attending the special meeting and voting at the online special meeting (although attendance at the special meeting will not, by itself, revoke a proxy).

If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy or vote at the special meeting.

Q: What if I do not specify a voting choice for a proposal when returning a proxy?

A: Proxies or other voting instruction forms that are signed and returned without voting instructions will be voted in accordance with the recommendations of the CSI board of directors. The CSI board of directors unanimously recommends that shareholders vote FOR the Pineapple Merger Proposal and FOR each other proposal presented at the special meeting.

Q: What is the difference between a shareholder of record and a shareholder who holds stock in street name?

A: If your shares are registered in your name, that is, you have a Communications Systems stock certificate or hold your shares in an account with our transfer agent, Equiniti Trust Company, you are a shareholder of record. If your shares are held in an account with a broker, bank or another holder of record, these shares are considered to be held in street name.

Q: What does it mean if I get more than one proxy card?

A: If your shares are registered differently and are in more than one account, you may receive more than one proxy card. Please complete, sign, date, and return all of the proxy cards you receive regarding the special meeting to ensure that all of your shares are voted.

Q: How are proxies solicited and what is the cost?

A: CSI will bear all expenses incurred in connection with the solicitation of proxies and printing, filing and mailing this proxy statement/prospectus. We have engaged The Proxy Advisory Group, LLC (“PAG”) to assist in the solicitation of proxies and provide related advice and information support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $40,000 in total. CSI will be solely responsible for the costs of the solicitation.

Additionally, certain of CSI’s directors, officers and regular employees may solicit proxies personally or by telephone, letter, facsimile, or email. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will request brokers, custodians, nominees, and other record holders to forward copies of the proxy statement/prospectus and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

Q: What should I do if I have questions regarding the special meeting?

A: If you have any questions about how to cast your vote for the special meeting or would like copies of any of the documents referred to or incorporated by reference in this proxy statement/prospectus, you should call our Secretary at (952) 996-1674 or our proxy solicitor, The Proxy Advisory Group, LLC, 18 East 41st Street, Suite 2000, New York, New York 10017, at (212) 616-2181.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Pineapple Merger Proposal and the other proposals to be considered at the special meeting, you should read this proxy statement/prospectus in its entirety carefully, including the appendices. Each item in this summary includes a page reference directing you to a more complete description of that topic. Also see “WHERE YOU CAN FIND MORE INFORMATION” on page 231.

Information About the Parties to the Merger (page 62)

Communications Systems, Inc.

Communications Systems, Inc. is a Minnesota corporation that was organized in 1969. Until August 2, 2021, CSI classified its businesses into the following two segments:

●

Electronics & Software (E&S): designs, develops and sells Intelligent Edge solutions that provide connectivity and power through Power over Ethernet (“PoE”) products and actionable intelligence to end devices in an Internet of Things (“IoT”) ecosystem through embedded and cloud-based management software. In addition, this segment generates revenue from its traditional products consisting of media converters, NICs, and Ethernet switches that offer the ability to affordably integrate the benefits of fiber optics into any data network; and

●

Services & Support (S&S): provides SD-WAN and other technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management.

At the time the proposed merger was announced, CSI stated its intention to divest substantially all its current operating and non-operating assets, including its E&S Segment business, its S&S Segment business, real estate holdings, and cash, cash equivalents, and investments. Consistent with that announcement, CSI entered into a securities purchase agreement dated April 28, 2021 with Lantronix, Inc. pursuant to which CSI agreed to sell all of the issued and outstanding stock of its wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of its wholly owned subsidiary, Transition Networks Europe Limited. These two subsidiaries operated the Transition Networks and Net2Edge Limited businesses that constitute the E&S Segment, and we refer to the sale of these subsidiaries as the “E&S Sale Transaction.” On August 2, 2021, CSI and Lantronix, Inc. closed the E&S Sale Transaction and, as a result, CSI disposed of its E&S Segment business as of that date.

Our mailing address is 10900 Red Circle Drive, Minnetonka, MN 55343, and the telephone number at that location is (952) 996-1674. Our principal website is www.commsystems.com.

Helios Merger Co.

Helios Merger Co., also referred to as “Merger Sub,” is a wholly-owned subsidiary of CSI. Merger Sub was formed as a Delaware corporation on February 26, 2021. Merger Sub was formed to consummate the merger. Following the consummation of the merger, Merger Sub will have merged with and into Pineapple, with Pineapple surviving the merger as a wholly owned subsidiary of CSI.

Pineapple Energy LLC

Pineapple Energy LLC is a Delaware limited liability company formed on December 1, 2020. Pineapple was founded to acquire and grow leading local and regional solar, storage, and energy services companies nationwide. Pineapple’s vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage on consumers’ homes. Pineapple puts the customer at the heart of everything it does, building long-term relationships to create and share in recurring revenue from the electric grid of the future. Pineapple’s cornerstone acquisitions of certain assets of Sungevity and Horizon Solar Power in December 2020 provide Pineapple with a well-known brand name and access to a database with both historical existing buyers and 115,000 unconverted Sungevity leads, dating back to January 2019.

On March 1, 2021, Pineapple signed an asset purchase agreement to acquire two leading sustainable energy service and technology providers in Hawaii: Hawaii Energy Connection, LLC (“HEC”) and E-Gear, LLC (“E-Gear”). These acquisitions are anticipated to close immediately prior to the closing of the Pineapple Merger Transaction. HEC is a leading sustainable energy provider, with over 9,000 residential systems installed and growing. E-Gear operates as a technology developer and manufacturer of energy management software and hardware in Hawaii. The HEC and E-Gear acquisitions, also called the Pre-Closing Acquisition, are intended to establish Pineapple’s presence in the United States’ most solar-friendly region, as approximately 30% of Hawaiian homes are powered by solar.

The mailing address for Pineapple is 315 East Lake Street, Suite 301, Wayzata, Minnesota 55391 and the telephone number at that location is (952) 582-6460. The principal website for Pineapple is www.pineappleenergy.com.

Merger Agreement (page 128, Appendix A-1 and Appendix A-4)

On March 1, 2021, CSI and Merger Sub entered into a merger agreement with Pineapple, pursuant to which, subject to specified terms and conditions, including approval of the Pineapple Merger Transaction by our shareholders at the special meeting, Merger Sub will merge with and into Pineapple with Pineapple surviving the merger as a wholly owned subsidiary of CSI. On December 16, 2021, the parties entered into an amendment to the merger agreement. Unless otherwise stated, references in this proxy statement/prospectus to the “merger agreement” means the merger agreement, as amended.

A copy of the Agreement and Plan of Merger is attached as Appendix A-1 and a copy of the Amendment No. 1 is attached as Appendix A-4 to this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

Merger Consideration (page 129)

As consideration for the merger, CSI will issue to the members of Pineapple as of the effective time of the merger the “Base Consideration,” which is 15.6 million shares of CSI’s common stock, subject to certain adjustments. The Base Consideration will be increased for any outstanding convertible notes issued by Pineapple in the Convertible Note Financing, which will convert into additional shares of CSI common stock at a rate of one additional share for every $2.00 in unpaid principal and accrued interest on outstanding convertible notes. The Base Consideration will be decreased for any outstanding indebtedness of Pineapple at the closing of the merger in excess of $22.5 million, which will reduce the base consideration at a rate one share for every $2.00 of excess indebtedness. In addition to the Base Consideration, certain members of Pineapple may receive Earnout Consideration, which are additional shares of CSI common stock that will be issued upon the occurrence of milestones specified in the merger agreement. If the funding-related condition to the closing of the merger is satisfied by Pineapple or waived by CSI, then Pineapple Class A and Class P members will be entitled to 3.0 million shares of common stock as Earnout Consideration.

Reasons for the Pineapple Merger Transaction (page 73)

After taking into account all of the material factors relating to the merger agreement and the Pineapple Merger Transaction, the CSI board of directors concluded that the benefits of the merger agreement and the Pineapple Merger Transaction outweigh the risks, and that the merger agreement and the Pineapple Merger Transaction are advisable and in the best interests of our company and our shareholders. The CSI board of directors did not assign relative weights to the material factors it considered. In addition, the CSI board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors. Individual members of the CSI board of directors may have given different weights to different factors.

After careful consideration, the CSI board of directors unanimously recommends that you vote “FOR” the Merger Proposal.

Opinion of CSI’s Financial Advisor (page 78 and Appendix B)

CSI has engaged Craig-Hallum Capital Group LLC, referred to as “Craig-Hallum,” as financial advisor to CSI in connection with the proposed Pineapple Merger Transaction. In connection with this engagement, Craig-Hallum rendered its opinion to the CSI board of directors that, as of March 1, 2021, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid by CSI pursuant to the terms of the merger agreement is fair from a financial point of view to CSI. The full text of Craig-Hallum’s written opinion, dated March 1, 2021, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications, is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. The description of Craig-Hallum’s opinion set forth herein is qualified in its entirety by reference to the full text of Craig-Hallum’s opinion. Craig-Hallum’s opinion was directed to the CSI board of directors (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view to CSI and did not address any other terms, aspects or implications of the Pineapple Merger Transaction. Craig-Hallum was not requested to opine as to, and its opinion did not address, the basic business decision of CSI to proceed with or effect the Pineapple Merger Transaction. Craig-Hallum expressed no opinion or view as to the relative merits of the Pineapple Merger Transaction as compared to any alternative business strategies or transactions that might exist for CSI or the effect of any other transaction in which CSI might engage. Craig-Hallum’s opinion was dated as of March 1, 2021 and has not been updated subsequent to such date. Craig-Hallum’s opinion is not intended to be and does not constitute a recommendation to the CSI board of directors or to any shareholder as to how to act or vote with respect to the Pineapple Merger Transaction or any other matter.

Voting Agreement (page 146 and Appendix A-3)

Simultaneously with the execution of the merger agreement, Pineapple entered into the voting agreement with CSI and certain officers and directors of CSI (the “CSI Holders”): Mark D. Fandrich, Anita Kumar, Roger H.D. Lacey, Richard A. Primuth, Randall D. Sampson, Steven C. Webster and Michael R. Zapata.

The voting agreement expressly does not limit or restrict any CSI Holder from taking any action in his or her capacity as director or officer of CSI.

Pursuant to the voting agreement, each CSI Holder has agreed, with respect to all voting securities of CSI that such CSI Holder beneficially owns as of the date thereof or thereafter, to appear at the special meeting and vote in favor of the Pineapple Merger Proposal and the Merger Issuance Proposal and vote against any other shareholder action, agreement or transaction that is intended to or might adversely affect the consummation of the merger and related transactions, including any other acquisition proposal.

Additionally, each CSI Holder has agreed, among other things, not to transfer any of the CSI Holder’s covered securities and not to violate as shareholders any of the non-solicitation provisions of the merger agreement applicable to CSI representatives.

CVR Agreement (page 147 and Appendix A-2)

The merger agreement contemplates that, at or immediately prior to the closing of the merger, CSI, an agent to be determined (the “Rights Agent”) and a representative to be determined (the “CVR Holders’ Representative”) will enter into the CVR agreement that will govern the rights of holders of the CVRs. The rights and obligations of the CVR agreement will become the rights and obligations of the combined company after the closing of the merger.

Under the CVR agreement, holders of the CVRs will be entitled to receive a portion of the proceeds of any divestiture, assignment or other disposition of all assets of CSI and/or its subsidiaries that are related to CSI’s pre-merger business, assets and properties that occur during the 24-month period following the closing of the merger.

With respect to any disposition of all or any part of CSI’s legacy assets that is consummated during the 24-month CVR term, for which a definitive agreement or qualified letter of intent is entered into prior to the closing of the merger, each CVR will entitle its holder to receive a pro rata portion of 100% of the net proceeds, if any, from each respective item of gross proceeds received by CSI or any of its affiliates regardless of when any such gross proceeds are actually received. With respect to any disposition for which a definitive agreement is entered into following the closing of the merger, each CVR will entitle its holder to receive a pro rata portion of 90% of the net proceeds, if any, in respect of each respective item of gross proceeds received by CSI or any of its affiliates as a result of such disposition regardless of when any such gross proceeds are actually received.

All CVR payments will be reduced by a reasonable amount to be determined by CSI to be held in a reserve fund, subject to specified maximums, which will be retained in a segregated escrow account in which all net proceeds of dispositions and the reserve fund amounts, if any, will be held until disbursed pursuant to the CVR agreement.

The CVRs will terminate upon the earlier of (a) the payment of the full amount of all CVR payment amounts to the Rights Agent and the payment of the full amount of all CVR payment amounts to the CVR holders and (b) the expiration of the 24-month CVR term. However, the CVR agreement will remain in effect to the extent of amounts earned prior to the expiration of the CVR agreement or held in the CVR escrow or reserve fund, and the applicable CVR agreement provisions will survive until such CVR payments have been made, if applicable.

The CVRs will not be transferable by the CVR holders, except in certain limited circumstances; will not have any voting or dividend rights; will not be certificated or evidenced by any instrument; will not accrue interest; and will not be registered with the SEC or listed for trading on any exchange. It is intended that the CVRs will not constitute securities, or a class of securities, for the purposes of any securities laws. The CVRs will not represent any equity or ownership interest in CSI (or in any constituent company to the merger) or in any legacy assets of CSI or other asset.

During the CVR term, the CVR Holders’ Representative and CSI will cooperate to use commercially reasonable efforts to pursue dispositions and monetization of CSI’s legacy assets. The CVR Holders’ Representative will have the final discretion and decision-making authority, not to be unreasonably withheld, over the final terms of each disposition and monetization of CSI’s legacy assets, subject to certain limitations.

PIPE Offering (page 155 and Appendix C)

On September 15, 2021, CSI entered into an amended and restated securities purchase agreement with the PIPE Investors to make a $32.0 million private placement investment referred to as the PIPE Offering. Under the terms of the securities purchase agreement, the PIPE Investors have agreed to purchase in the PIPE Offering $32.0 million in newly authorized CSI Series A convertible preferred stock convertible at a price of $3.40 per share into CSI common stock, with five-year warrants to purchase an additional $32.0 million of common shares at that same price. The closing of the PIPE Offering is subject to a number of conditions, including the consummation of the merger, filing of the Certificate of Designation with the Minnesota Secretary of State to designate the Series A convertible preferred stock, CSI shareholder approval as required by Nasdaq rules and regulations, CSI shareholder approval of an amendment to the CSI articles of incorporation to increase the authorized shares of common stock sufficient to complete the PIPE Offering, and the effectiveness of a registration statement to register for resale the CSI common stock issuable upon conversion of the Series A convertible preferred stock or issuable upon exercise of the warrants, as well as other customary closing conditions.

The PIPE Offering is expected to close immediately following the consummation of the merger. Thus, the PIPE Investors will invest in the combined company and will not be entitled to any cash dividends prior to the effective time nor the CVRs issued to CSI shareholders as of the close of the business day immediately preceding the effective time.

Special Meeting (page 54)

Date, Time and Place. The special meeting will be held on Wednesday, March 16, 2022 at 10:00 a.m. Central Time (CT). The special meeting will be a virtual meeting of shareholders.

Except with respect to shares allocated to you as a participant in the CSI ESOP, you may attend the online meeting and vote your shares electronically during the special meeting via the internet by visiting: www.virtualshareholdermeeting.com/JCS2022SM. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card or on the voting instructions that accompanied your proxy materials. We recommend that you log in at least fifteen minutes before the start of the special meeting to ensure that you are logged in when the special meeting starts.

Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on January 27, 2022, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you held at the close of business on the record date. There are 9,720,627 shares of our common stock entitled to be voted at the special meeting.

Required Vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each proposal. The following table summarizes the vote required for each proposal, the effect on each proposal of a vote of “ABSTAIN”, and the effect on each proposal of failing to vote at the special meeting. For Proposals #1-#8, a quorum also must be present at the special meeting.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Vote of ABSTAIN	Effect of Failure to Vote *

#1	Pineapple Merger Proposal	FOR votes from holders of at least two-thirds of the issued and outstanding shares of CSI common stock	Same as AGAINST	Same as AGAINST
#2	Merger Issuance Proposal	FOR votes from holders of at least a majority of the shares of CSI common stock present and entitled to vote	Same as AGAINST	No effect
#3	PIPE Issuance Proposal	FOR votes from holders of at least a majority of the shares of CSI common stock present and entitled to vote	Same as AGAINST	No effect
#4	Authorized Share Amendment Proposal	FOR votes from holders of at least a majority of the issued and outstanding shares of CSI common stock	Same as AGAINST	Same as AGAINST
#5	Article IX Amendment Proposal	FOR votes from holders of at least 80% of the issued and outstanding shares of CSI common stock	Same as AGAINST	Same as AGAINST
#6	Reverse Stock Split Proposal	FOR votes from holders of at least two-thirds of the issued and outstanding shares of CSI common stock	Same as AGAINST	Same as AGAINST
#7	2022 Equity Incentive Plan Proposal	FOR votes from holders of at least a majority of the shares of CSI common stock present and entitled to vote	Same as AGAINST	No effect
#8	Advisory Compensation Proposal	FOR votes from holders of at least a majority of the shares of CSI common stock present and entitled to vote	Same as AGAINST	No effect
#9	Adjournment Proposal	FOR votes from holders of at least a majority of the shares of CSI common stock present and entitled to vote	Same as AGAINST	No effect

* Other than shares allocated to participants in the CSI ESOP.

If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP, your shares will be voted at the special meeting according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on each proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received and were voted on that proposal.

Voting. Prior to the start of the special meeting, you may vote your shares of CSI common stock by internet, telephone or signing and returning the enclosed proxy or other voting instruction form. During the special meeting, you may vote by internet (except with respect to shares allocated to you as a participant in the CSI ESOP) if you are logged into www.virtualshareholdermeeting.com/JCS2022SM with the 16-digit control number that is printed in the box marked by the arrow on your proxy card or on the voting instructions that accompanied your proxy materials.

Please note that if you hold shares of CSI common stock through the CSI Employee Stock Purchase Plan (ESOP), your voting instructions for these shares must be received by 11:59 p.m. Eastern Time on March 13, 2022. You may not vote the CSI common stock allocated to you through the ESOP electronically during the special meeting.

Whether you are a record holder or street name holder, if you vote your shares, your shares will be voted as you have directed. If you just execute and submit your proxy or voting instruction form without providing voting instructions, your shares will be voted FOR each of the proposals.

If you are a participant in the CSI ESOP, the CSI common stock allocated to you on the record date, plus all shares of common stock held by you as a record holder, will appear together on a single proxy voting form. If you do not return an executed proxy or vote online at the special meeting on any proposals, the CSI common stock allocated to you in the CSI ESOP on the record date will be voted according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on each proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received and were voted on such proposal. If you do not return an executed proxy or vote online at the special meeting, the CSI common stock you otherwise hold of record will not be voted at the special meeting.

Quorum. The presence at the special meeting of at least a majority of the issued and outstanding shares of CSI’s common stock entitled to vote at the special meeting is necessary to constitute a quorum for transacting business at the special meeting. A shareholder is counted as present at the special meeting if the shareholder attends the online special meeting or the shareholder has properly submitted a proxy by internet, telephone or signing and returning the enclosed proxy or other voting instruction form.

Proxy Solicitation. We have engaged The Proxy Advisory Group, LLC (“PAG”) to assist in the solicitation of proxies and provide related advice and information support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $40,000 in total. CSI will be solely responsible for the costs of the solicitation. Additionally, certain of CSI’s directors, officers and regular employees may solicit proxies personally or by telephone, letter, facsimile, or email. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will request brokers, custodians, nominees, and other record holders to forward copies of the proxy statement/prospectus and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

Interests of Certain Persons in the Pineapple Merger Transaction (page 94)

In considering the recommendation of the CSI board of directors that you vote for the Pineapple Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Pineapple Merger Proposal that are different from, or in addition to, your interests as a shareholder.

Members of the CSI board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the Pineapple Merger Transaction, and in recommending to our shareholders that the Pineapple Merger Proposal be approved. For more information, see the sections entitled “Proposal #1: Pineapple Merger Proposal—Background of the Pineapple Merger Transaction” and “Proposal #1: Pineapple Merger Proposal —Reasons for the Pineapple Merger Transaction and Recommendation of Our Board of Directors.”

Conditions to Closing of the Merger (page 135)

The obligation of each party to complete the Pineapple Merger Transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the merger agreement, waiver of certain conditions on or prior to the closing. Such conditions include, among others and in addition to customary closing conditions:

●	approval of the Pineapple members of the merger agreement and the transactions contemplated thereby, including the merger;

●	approval by the CSI shareholders of the merger agreement and the transactions contemplated thereby, including the merger, the CVR agreement and the issuance by CSI of CSI common stock in the merger, and approval by the CSI shareholders of an amendment to the CSI articles of incorporation to increase the authorized shares of common stock to a number of shares at least necessary to complete Pineapple Merger Transaction;

●

the Form S-4 registration statement (of which this proxy statement/prospectus is a part) will have become effective, no stop order suspending the effectiveness has been issued, and no proceeding for a stop order has been initiated or threatened in writing by the SEC or its staff;

●

no law or governmental order has been enacted or entered that makes illegal, enjoins, or otherwise prohibits consummation of the Pineapple Merger Transaction (including the merger and the issuance by CSI of CSI common stock as Merger Consideration) or the disposition by CSI of its assets and properties that are related to CSI’s pre-closing business; and

●

the amendment to the CSI articles of incorporation to increase the authorized shares of common stock to a number of shares at least necessary to complete Pineapple Merger Transaction has been filed, accepted and evidence of filing received by CSI from the Minnesota Secretary of State.

The obligation of CSI and Merger Sub to complete the Pineapple Merger Transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the merger agreement, waiver of certain conditions on or prior to the closing. Such conditions include, among others and in addition to customary closing conditions:

●	a funding-related closing condition, which requires:

○

there shall have been secured binding agreements for no less than $32 million in cash from the Equity Offering (as defined in the merger agreement) payable to CSI immediately following the effective time of the merger and the conditions to closing of CSI and the PIPE Investors in any definitive agreement relating to the Equity Offering, including the securities purchase agreement for the PIPE Offering, are satisfied (other than those conditions that by their nature or terms are to be satisfied at such closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions and provided that CSI has used its reasonable best efforts to satisfy such conditions of the PIPE Investors and has not intentionally failed to satisfy such conditions);

○

other than as set forth in the merger agreement, there shall be no accrued payable amounts or liabilities to Lake Street Solar LLC or Hercules, or their respective affiliates, on the balance sheet of Pineapple;

○

Hercules shall have waived Pineapple’s obligation to pay upon consummation of the merger $3.0 million of debt under the loan and security agreement, dated December 11, 2020, by and among Pineapple, Hercules and the lenders thereto and extended the maturity date of such debt to the earlier of (1) December 10, 2024 or (2) the date on which CSI or Pineapple receives equity financing (other than pursuant to the securities purchase agreement for the PIPE Offering) in one more transactions in an amount in excess of $25 million in the aggregate; and

○

the entire amount owed by Pineapple under its working capital loan and security agreement, dated January 8, 2021 with Hercules and the lenders party thereto, shall have been extinguished or the maturity date thereof extended to at least December 10, 2024;

●	the accuracy of the representations and warranties of Pineapple on the closing date of the merger as provided in the merger agreement;

●	Pineapple having performed in all material respects all of its obligations in the merger agreement required to be performed or by it on or before the closing of the merger;

●	CSI having received the CVR agreement in form and substance reasonably satisfactory to CSI, signed by the Rights Agent;

●

CSI having received an officer’s certificate duly executed by each of the chief executive officer and chief financial officer of Pineapple to the effect that certain conditions under the merger agreement have been satisfied;

●	Pineapple having consummated the Pre-Closing Acquisition; and

●	the absence of a “Company Material Adverse Effect” as provided in the merger agreement.

The obligation of Pineapple to complete the Pineapple Merger Transaction is subject to the satisfaction or, to the extent permissible under applicable law or pursuant to the merger agreement, waiver of certain conditions on or prior to the closing. Such conditions include, among others and in addition to customary closing conditions:

●	the accuracy of the representations and warranties of CSI and Merger Sub on the closing date of the merger as provided in the merger agreement;

●

Pineapple having received an officer’s certificate duly executed by each of the chief executive officer and chief financial officer of CSI to the effect that certain conditions under the merger agreement have been satisfied;

●	CSI and Merger Sub having performed or complied with in all material respects all obligations under the merger agreement required by them on or before the closing of the merger; and

●	the absence of a “Parent Material Adverse Effect” as provided in the merger agreement.

Solicitation of Transactions (page 139)

Each of CSI and Pineapple agreed that, subject to certain exceptions, during the pre-closing period, CSI and Pineapple and any of their respective subsidiaries will not, and each party will cause their respective officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors and other authorized representatives, not to, directly or indirectly:

●

solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal”, or engage, participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, an acquisition proposal;

●

solicit, initiate, encourage, enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any acquisition proposal, or furnish to any person any non-public information or afford any person other than the CSI or Pineapple, as applicable, access to such party’s property, books or records (except pursuant to a request by a governmental authority) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

●	take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an acquisition proposal; or

●	resolve or publicly propose to do any of the foregoing.

Change of CSI Board Recommendation (page 140)

The CSI board of directors unanimously recommends that you vote FOR the Pineapple Merger Proposal and for each of the other proposals.

If at any time after the date of the merger agreement and prior to receipt of the required CSI shareholder approval, CSI receives an unsolicited, bona fide, written acquisition proposal that the CSI board of directors has determined in good faith, after consultation with outside legal counsel and its financial advisors, is or is reasonably expected to lead to a Superior Proposal, then the CSI board of directors may, prior to the time of the required CSI shareholder approval, change its recommendation for approval of the Pineapple Merger Proposal or may terminate the merger agreement in order to enter into a definitive agreement providing for the implementation of such Superior Proposal, in each case if at any time prior to the time, but not after, receipt of the required CSI shareholder approval is obtained, the CSI board of directors has determined in good faith, after consultation with outside legal counsel and its financial advisors, that the failure to make such recommendation change or the failure to terminate the merger agreement would be inconsistent with its fiduciary obligations under applicable law.

In the case of a Superior Proposal, the CSI board of directors will not be entitled to exercise its right to make a change in its recommendation unless we and our representatives have complied with the non-solicitation, notice and information, negotiation, and other provisions of the merger agreement. The CSI board of directors will not be entitled to terminate the merger agreement in order to enter into a definitive agreement providing for the implementation of such Superior Proposal unless concurrently with the termination, CSI pays the Parent Termination Fee of $2,500,000.

Termination (page 143)

Subject to certain exceptions, the merger agreement may be terminated prior to the closing in certain circumstances, including:

●	by mutual written consent of Pineapple and CSI;

●	by either CSI or Pineapple if the merger has not been consummated by the Outside Date of March 31, 2022;

●	by either CSI or Pineapple if a governmental authority issues a non-appealable final order having the effect of permanently prohibiting the merger;

●	by CSI if the securities purchase agreement for the PIPE Offering is terminated by one or more PIPE Investors;

●	by either CSI or Pineapple, if at the special meeting, any of the Pineapple Merger Proposal, the Merger Issuance Proposal and the Authorized Share Amendment Proposal are not approved;

●

by Pineapple, at any time prior to the receipt of CSI shareholder approval, if a CSI Board Recommendation Change has occurred or CSI will have materially breached its non-solicitation obligations under the merger agreement;

●	by each party upon certain material breaches of the representations, warranties, covenants or agreements on the part of the other party, subject to an opportunity to cure;

●

by CSI if, at any time prior to the receipt of the requisite CSI shareholder approval with respect to the issuance of shares of CSI common stock pursuant to the merger, CSI has received a Superior Proposal (as defined in the merger agreement), CSI will have complied in all material respects with its obligations under the merger agreement with respect to such Superior Proposal, and the CSI board of directors approves, and CSI concurrently with the termination of the merger agreement enters into, a definitive agreement with respect to such Superior Proposal; and

●	by CSI if there is a Material Adverse Effect (as defined in the Pre-Closing Acquisition Agreement) under the Pre-Closing Acquisition Agreement.

The termination of the merger agreement generally relieves the parties from their obligations, except that certain obligations will survive any termination including, among others, obligations relating to confidentiality and termination fees.

When the Pineapple Merger Transaction is Expected to be Completed (page 93)

We expect to complete the Pineapple Merger Transaction promptly after satisfaction or waiver of all of the closing conditions in the merger agreement, including approval of the Pineapple Merger Proposal by our shareholders. Subject to the satisfaction or waiver of these conditions, we expect the Pineapple Merger Transaction to close by March 31, 2022. However, there can be no assurance that the Pineapple Merger Transaction will be completed at all or, if completed, when it will be completed.

Effects on CSI if the Pineapple Merger Transaction is Completed (page 93)

If the Pineapple Merger Transaction is completed, CSI will commence doing business as Pineapple Energy, with a business model focused on the rapidly growing home solar industry, which is the current business of Pineapple. We expect to change our corporate name shortly following the merger to “Pineapple Holdings, Inc.”

The Pineapple Merger Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A shareholder who owns shares of our common stock immediately prior to the closing of the Pineapple Merger Transaction will continue to hold the same number of shares immediately following the closing.

Immediately following the completion of the merger and the issuance of 15,600,000 shares of CSI common stock as Base Consideration, approximately 1,425,000 additional shares of CSI common stock as Base Consideration in connection with convertible note and debt obligations of Pineapple as part of the Convertible Note Financing, and 3,000,000 shares of Earnout Consideration relating to the funding-related closing condition, CSI shareholders are expected to hold approximately 32.7% of the outstanding shares of CSI common stock and former Pineapple members are expected to hold approximately 67.3% of the outstanding shares of CSI common stock.

If the Pineapple Merger Transaction is completed, we expect to nearly immediately thereafter close the PIPE Offering and issue the Series A convertible preferred stock and warrants to the PIPE Investors. It is expected that the Pre-Closing Acquisition, the merger and the PIPE Offering will close sequentially on the same date.

If the Pineapple Merger Transaction is completed, we expect the combined company to continue our efforts to divest substantially all our current operating and non-operating assets as part of our planned strategy to monetize these assets for the benefit of the CSI shareholders that will become holders of the CVRs as of the close of business on the business day prior to the consummation of the merger. There can be no assurance that the proposed merger with Pineapple will be completed or completed within any specific timeframe. There also can be no assurance that any payments will be made to the CVR holders under the CVR agreement.

Our SEC reporting obligations as a public company will not be affected as a result of completing the Pineapple Merger Transaction.

Effects on CSI if the Pineapple Merger Transaction is Not Completed (page 93)

If the merger is terminated or not consummated for any reason, it is expected that the CSI board of directors will consider the full range of strategic alternatives regarding the use of its remaining cash and other assets, the S&S Segment business, and the future of CSI, with a view to maximizing value for our shareholders under the circumstances. These strategic alternatives may include pursuing an alternative transaction to the merger, retaining some or all of the cash or other assets, the acquisition of a new business or an investment in the S&S Segment business, adoption of a plan of liquidation, or a combination of these.

The merger agreement may be terminated under certain circumstances as set forth in the merger agreement and summarized in this proxy statement/prospectus. Pursuant to the merger agreement, we have agreed to pay Pineapple a termination fee of $2,500,000, plus applicable costs and expenses up to $750,000, if the merger agreement is terminated under certain circumstances.

Nasdaq Listing (page 96)

CSI common stock is currently listed on Nasdaq under the symbol “JCS.” CSI has agreed with Pineapple to reasonably cooperate in good faith to cause the shares of CSI common stock being issued in connection with the merger to be approved for listing on Nasdaq at or after the effective time of the merger. In order for shares of CSI common stock to continue to be listed on Nasdaq following the closing of the merger, CSI must file and Nasdaq must accept, an initial listing application pursuant to Nasdaq “business combination” rules. If this application is accepted, CSI anticipates that the shares of CSI common stock will be listed on Nasdaq following the closing of the merger under the trading symbol “PEGY.”

No Appraisal or Dissenters’ Rights (page 93)

No appraisal or dissenters’ rights are available to our shareholders under Minnesota law or CSI’s articles of incorporation or bylaws in connection with any proposal to be presented at the special meeting, including the Pineapple Merger Proposal.

Anticipated Accounting Treatment of the Merger (page 96)

We expect that the merger will be accounted for as a “reverse recapitalization” under generally accepted accounting principles in the United States of America. Under this method of accounting, CSI will be treated as the “acquired” company for financial reporting purposes and Pineapple will be treated as the “acquirer”. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Pineapple issuing shares for the net assets of CSI, accompanied by a recapitalization. For further information, see “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” attached to this proxy statement/prospectus as Appendix F.

Certain Material U.S. Federal Income Tax Consequences of the Merger (page 99)

The merger is intended to qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code. No ruling has been, or will be, sought by CSI or Pineapple from the IRS with respect to the merger and there can be no assurance that the IRS will not challenge the qualification of the merger as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. The parties are not obligated to cause the merger to so qualify and it is not a condition to the completion of the merger that the merger so qualifies or that either CSI or Pineapple receives an opinion of counsel to such effect.

Assuming the merger qualifies as a reorganization, Pineapple U.S. Holders generally will not recognize any gain or loss, for federal income tax purposes, with respect to the shares of CSI common stock they receive in the merger, except in respect of cash received by such Pineapple U.S. Holder in lieu of a fractional share of CSI common stock. Pineapple U.S. Holders are urged to read the discussion in the section entitled “— Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 99 of this proxy statement/prospectus and to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of other federal, state, local and non-U.S. tax law.

Certain Material U.S. Federal Income Tax Consequences of the CVRs and the Reverse Stock Split (pages 151 and 115)

In the opinion of Ballard Spahr, CSI’s legal counsel, based on the facts, assumptions, limitations and exclusions set forth in this proxy statement/prospectus, the issuance of the CVRs to CSI U.S. Holders under the terms expressed in the form of the CVR agreement attached as Appendix A-2 to this proxy statement/prospectus is more likely than not to be treated as a distribution of property with respect to CSI common stock. CSI U.S. Holders are urged to read the discussion in the section entitled “— Certain Material U.S. Federal Income Tax Consequences of the CVRs” beginning on page 151 of this proxy statement/prospectus and to consult their tax advisors as to the U.S. federal income tax consequences of receipt of the CVRs, as well as the effects of other federal, state, local and non-U.S. tax law.

A CSI U.S. Holder should not recognize gain or loss upon the CSI reverse stock split, except to the extent a CSI U.S. Holder receives cash in lieu of a fractional share of CSI common stock. CSI U.S. Holders are urged to read the discussion in the section entitled “Proposal #6: Reverse Stock Split Proposal — Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” beginning on page 115 of this proxy statement/prospectus and to consult their tax advisors as to the U.S. federal income tax consequences of the CSI reverse stock split, as well as the effects of other federal, state, local and non-U.S. tax law.

The tax consequences to you of the receipt of CVRs and the CSI reverse stock split will depend on your particular facts and circumstances. You should consult your tax advisors as to the specific tax consequences to you.

Risk Factors (page 28)

In evaluating the Pineapple Merger Proposal and the other proposals, in addition to the other information contained in this proxy statement/prospectus, you should carefully consider the special risks under “RISK FACTORS” beginning on page 28.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL DATA

Selected Historical Financial Data of CSI

The following table sets forth selected historical statements of loss and comprehensive loss and balance sheet data of CSI for each of the periods presented. The selected financial data has been derived from CSI’s audited financial statements as of and for the years ended December 31, 2020 and 2019, and from CSI’s unaudited financial statements as of and for the nine months ended September 30, 2021, each of which is included elsewhere in this proxy statement/prospectus.

The following table should be read together with “CSI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” beginning on page 176 of this proxy statement/prospectus and CSI’s consolidated audited financial statements as of and for the years ended December 31, 2020 and 2019 and related notes and CSI’s condensed consolidated unaudited financial statements as of and for the nine months ended September 30, 2021 and related notes beginning on page F-1 of this proxy statement/prospectus.

CSI’s historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31		Nine Months Ended September 30
	2020	2019	2021	2020
Selected Income Statement Data (in thousands, except per share data)
Sales	$42,576	$50,906	$5,313	$5,322
Cost of Sales	25,369	28,720	3,459	3,757
Gross Profit	17,207	22,186	1,854	1,565
Operating Expenses:
Selling, general and administrative expenses	19,014	22,177	5,567	5,017
Amortization expense	205	-	346	106
Transaction costs	685	-	1,854	486
Restructuring expense	-	-	242	-
Total Operating Expenses	19,904	22,177	8,009	5,609
Operating (loss) income from continuing operations	(2,697)	9	(6,155)	(4,044)
Other income (expense), net	922	226	(166)	948
Operating (loss) income from continuing operations before income tax	(1,775)	235	(6,321)	(3,096)
Income tax expense (benefit)	20	(15)	6	4
Net (loss) income from continuing operations	(1,795)	250	(6,327)	(3,100)
Net income from discontinued operations, net of tax	1,624	6,219	10,835	2,932
Net (loss) income	$(171)	$6,469	$4,508	$(168)
Basic net (loss) income per share:
Continuing operations	$(0.19)	$0.03	$(0.67)	$(0.33)
Discontinued operations	0.17	0.67	1.15	0.31
	$(0.02)	$0.70	$0.48	$(0.02)
Diluted net (loss) income per share:
Continuing operations	$(0.19)	$0.03	$(0.65)	$(0.33)
Discontinued operations	0.17	0.66	1.12	0.31
	$(0.02)	$0.69	$0.47	$(0.02)

Average Dilutive Shares Outstanding	9,323	9,337	9,660	9,324

	As of December 31		As of September 30
	2020	2019	2021
Selected Balance Sheet Data (in thousands)
Total assets	$55,556	$59,151	$59,962
Cash, cash equivalents, and liquid investments	21,457	24,057	40,940
Property, plant and equipment, net	7,242	8,238	5,801
Long-term liabilities	624	408	467
Stockholders’ equity	47,495	47,392	18,565

Selected Historical Financial Data of Pineapple

The following table sets forth selected historical statements of operations and balance sheet data of Pineapple for each of the periods presented. The selected financial data has been derived from Pineapple’s audited financial statements as of December 31, 2020 and for the period from inception (December 1, 2020) to December 31, 2020, and from Pineapple’s unaudited financial statements as of and for the nine months ended September 30, 2021, each of which is included elsewhere in this proxy statement/prospectus.

The following table should be read together with “PINEAPPLE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” beginning on page 192 of this proxy statement/prospectus and Pineapple’s audited financial statements as of December 31, 2020 and for the period from inception (December 1, 2020) to December 31, 2020 and related notes and Pineapple’s condensed unaudited financial statements as of and for the nine months ended September 30, 2021 and related notes beginning on page F-54 of this proxy statement/prospectus.

Pineapple’s historical results are not necessarily indicative of results to be expected in any future period.

	Period from Inception (December 1, 2020) Through December 31	Nine Months Ended September 30
	2020	2021
Selected Income Statement Data (in thousands)
Sales	$-	$25
Cost of Sales	-	-
Gross Profit	-	25
Operating Expenses:
General and administrative expenses	2,361	582
Amortization expense	78	1,072
Sales and marketing	-	116
Transaction costs	-	1,977
Total Operating Expenses	2,439	3,747
Operating loss	(2,439)	(3,722)
Other expense, net	(62)	(1,005)
Net loss	$(2,501)	$(4,727)

	As of December 31 2020	As of September 30 2021
Selected Balance Sheet Data (in thousands)
Total assets	$4,690	$3,205
Cash and cash equivalents	-	67
Property, plant and equipment, net	-	-
Long-term liabilities	7,191	8,178
Members’ deficit	(2,501)	(7,228)

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Selected Historical Financial Data of HEC and E-Gear

The following table sets forth selected historical combined statements of operations and combined balance sheet data of HEC and E-Gear for each of the periods presented. The selected financial data has been derived from the HEC and the E-Gear combined audited financial statements as of and for the years ended December 31, 2020 and 2019, and from the HEC the E-Gear combined unaudited financial statements as of and for the nine months ended September 30, 2021, each of which is included elsewhere in this proxy statement/prospectus.

The following table should be read together with “HEC AND E-GEAR MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” beginning on page 199 of this proxy statement/prospectus and the HEC and E-Gear combined audited financial statements as of and for the years ended December 31, 2020 and 2019 and related notes and the HEC and E-Gear condensed combined unaudited financial statements as of and for the nine months ended September 30, 2021 and related notes beginning on page F-77 of this proxy statement/prospectus.

The HEC and E-Gear combined historical results are not necessarily indicative of results to be expected in any future period.

	Year Ended December 31		Nine Months Ended September 30
	2020	2019	2021	2020
Selected Income Statement Data (in thousands)
Sales	$18,957	$19,220	$10,712	$12,388
Cost of Sales	13,102	12,647	7,882	8,940
Gross Profit	5,855	6,573	2,830	3,448
Operating Expenses:
General and administrative expenses	2,286	2,563	1,466	1,492
Taxes	855	851	476	556
Sales and marketing	1,283	1,224	729	923
Total Operating Expenses	4,424	4,638	2,671	2,971
Operating income	1,431	1,935	159	477
Other income (expense), net	546	(44)	10	493
Net income	$1,977	$1,891	$169	$970

	As of December 31		As of September 30
	2020	2019	2021
Selected Balance Sheet Data (in thousands)
Total assets	$5,180	$6,698	$4,709
Cash and cash equivalents	1,477	1,890	1,318
Property, plant and equipment, net	222	187	171
Long-term liabilities	-	975	-
Members’ equity	3,334	2,342	2,496

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Selected Unaudited Pro Forma Condensed Combined Financial Data of CSI and Pineapple

The following selected unaudited pro forma condensed combined financial data gives effect to the following, which are collectively referred to as the “Pro Forma Events”:

●	The closing of the E&S Sale Transaction (for December 31, 2020 pro forma period only);

●	The Pre-Closing Acquisition pursuant to Pre-Closing Acquisition Agreement;

●	The Pineapple Merger Transaction in accordance with the merger agreement; and

●

The closing of the PIPE Offering and the issuance, following the consummation of the merger, of newly authorized CSI Series A Convertible Preferred Stock and warrants to purchase shares of CSI common stock in the PIPE Offering and the receipt of $32 million in aggregate consideration.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. generally accepted accounting principles (“GAAP”). For accounting purposes, Pineapple is considered to be acquiring CSI and the merger is expected to be accounted for as an asset acquisition based upon a preponderance of factors as described in “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” attached to this proxy statement/prospectus as Appendix F.

The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2021 combines the historical balance sheet data of CSI, Pineapple, HEC, and E-Gear as if the Pro Forma Events had been consummated on September 30, 2021. The selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2020 and for the nine months ended September 30, 2021 combines the historical statements of operations of CSI and Pineapple, HEC, and E-Gear for such periods on a pro forma basis as if the Pro Forma Events had been consummated on January 1, 2020 and January 1, 2021, respectively. The selected unaudited pro forma condensed combined financial data are presented on the basis of CSI’s fiscal year and combine the historical results of the fiscal periods of CSI, Pineapple, HEC, and E-Gear, and disposition of the E&S Segment in the E&S Sale Transaction.

The selected unaudited pro forma condensed combined financial data are not necessarily indicative of the combined financial position or results of operations of future periods or CSI’s consolidated statements of operations or consolidated balance sheet actually would have been had the Pro Forma Events been completed as of the dates indicated. The selected unaudited pro forma condensed combined financial data as of and for the year ended December 31, 2020 and for the nine months ended September 30, 2021 are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information.

See “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” attached to this proxy statement/prospectus as Appendix F.

Unaudited Pro Forma Condensed Combined Balance Sheet Data (in thousands)

As of September 30 2021
Total assets	$129,519
Cash, cash equivalents, and liquid investments	53,820
Goodwill and other intangible assets	59,729
Property, plant and equipment, net	7,131
Long-term liabilities	3,890
Stockholders’ equity	53,303

Unaudited Pro Forma Condensed Combined Income Statements Data (in thousands, except per share data)

	Year Ended December 31	Nine Months Ended September 30
	2020	2021
Sales	$27,037	$16,050
Cost of Sales	18,865	11,341
Gross Profit	8,172	4,709
Operating Expenses:
Selling, general and administrative expenses	11,963	8,965
Amortization expense	2,502	3,083
Transaction costs	685	5,941
Restructuring expense	-	242
Total Operating Expenses	15,150	18,231
Operating loss from continuing operations	(6,978)	(13,522)
Other income (expense), net	1,416	(1,161)
Operating (loss) income from continuing operations before income tax	(5,562)	(14,683)
Income tax expense (benefit)	20	6
Net (loss) income from continuing operations	$(5,582)	$(14,689)
Basic net loss per share	$(0.19)	$(0.50)
Diluted net (loss) income per share:	(0.19)	(0.50)
Average Dilutive Shares Outstanding	29,173	29,510

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of CSI common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the Pro Forma Events. You should read the tables below in conjunction with the audited and unaudited consolidated financial statements of CSI, the audited and unaudited financial statements of Pineapple, and the audited and unaudited combined financial statements HEC and E-Gear, including in each case the related notes and the unaudited pro forma condensed combined financial information and the related notes, all of which are included in or attached to this proxy statement/prospectus.

CSI Historical	Year Ended December 31	Nine Months Ended September 30
	2020	2021
Historical Per Common Share Data:
Basic and diluted net loss per share from continuing operations	$(0.19)	$(0.67)
Book value per share	5.09	1.91

Combined Company	Year Ended December 31	Nine Months Ended September 30
	2020	2021
Pro Forma Per Common Share Data:
Basic and diluted net loss per share from continuing operations	$(0.19)	$(0.50)
Book value per share	N/A	1.79

MARKET PRICE AND DIVIDEND INFORMATION

CSI Common Stock

The common stock of Communications Systems is listed on the Nasdaq Global Market under the symbol “JCS.” The following table presents, for the periods indicated, the range of high and low per share sales prices for CSI common stock as reported on the Nasdaq Global Market for each of the periods set forth below.

	High	Low
Year Ending December 31, 2022
First Quarter (through January 25, 2022)	$2.55	$2.00

Year Ending December 31, 2021
First Quarter	$11.45	$4.30
Second Quarter	$7.35	$5.68
Third Quarter	$10.59	$6.55
Fourth Quarter	$8.55	$2.20

Year Ended December 31, 2020
First quarter	$6.82	$3.50
Second quarter	$5.98	$3.76
Third quarter	$5.30	$3.73
Fourth quarter	$4.73	$3.70

On March 1, 2021, the last full trading day immediately preceding the public announcement of the merger, the closing price per share of CSI common stock on the Nasdaq Global Market was $5.35. On January 25, 2022, the last reported sale price of CSI common stock on the Nasdaq Global Market was $2.06 per share.

Because the market price of CSI common stock is subject to fluctuation, the market value of the shares of CSI common stock that Pineapple members will be entitled to receive in the merger may increase or decrease.

Assuming successful application for initial listing with Nasdaq, following the closing of the merger, CSI expects the combined company’s common stock will continue to be listed on Nasdaq. CSI will change its corporate name shortly following the merger to “Pineapple Holdings, Inc.” and the combined company common stock will trade under the symbol “PEGY.”

As of January 25, 2022, there were 469 shareholders of record of CSI common stock. The number of record holders was determined from the records of CSI’s transfer agent and does not include beneficial owners of CSI’s common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of the CSI common stock is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 100, Mendota Heights, MN 55120-4100, which may be reached by telephone at 1-800-468-9716.

CSI Dividends and Combined Company Dividend Policy

In 2019, CSI declared and paid a quarterly cash dividend of $0.02 per share of common stock. In 2020, CSI paid a cash dividend of $0.02 per share of common stock for the first two quarters and then suspended the quarterly dividend.

On April 28, 2021, CSI entered into a securities purchase agreement with Lantronix, Inc. pursuant to which CSI agreed to sell all of the issued and outstanding stock of its wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of its wholly owned subsidiary, Transition Networks Europe Limited. These two subsidiaries operated the Transition Networks and Net2Edge Limited businesses that constitute the CSI Electronics & Software (“E&S”) Segment, and we refer to the sale of these subsidiaries as the “E&S Sale Transaction.” On August 2, 2021, CSI and Lantronix, Inc. closed the E&S Sale Transaction and, as a result, CSI disposed of its E&S Segment business as of that date.

On September 13, 2021, CSI declared a cash dividend of $3.50 per share or approximately $34.0 million from the net proceeds from the E&S Sale Transaction and other available cash resources. The dividend was payable on October 15, 2021 to holders of record of CSI common stock as of September 30, 2021. If, after the closing of the merger, CSI receives cash from Lantronix from the E&S Sale Transaction earnout, the net proceeds of that earnout payment will be delivered to CSI shareholders through the contingent value rights (CVRs) to be issued in connection with the merger.

Pursuant to the merger agreement, at the closing of the merger, CSI will enter into the CVR agreement with the holders’ representative and the rights agent. Pursuant to the CVR agreement, each shareholder of CSI as of immediately prior to the closing of the merger will receive one non-transferable CVR for each outstanding share of common stock of CSI held as of the close of business on the day immediately before the effective time of the merger. The CVR will represent the right to receive pro-rata distributions that occur following the effective time of the merger from dispositions of CSI’s pre-merger assets. See “AGREEMENTS RELATING TO THE MERGER – Contingent Value Rights Agreement” on page 147 of this proxy statement/prospectus.

Following the consummation of the merger, the combined company intends to retain future earnings, if any, for use in its business, and, therefore, it does not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of the combined company’s board of directors after considering various factors, including its financial condition, operating results, current and anticipated cash needs and plans for expansion of the Pineapple Energy business.

Pineapple Units

Pineapple is a private company and its membership interests, quantified as units, are not publicly traded. Since inception, Pineapple has not declared or made any dividends or distributions to its members.

RISK FACTORS

You should carefully consider the special risks described below relating to the Pineapple Merger Transaction, the PIPE Offering, the combined company, and those risk factors generally associated with our business contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and our subsequent SEC filings, along with other information provided to you in this proxy statement/prospectus, in deciding how to vote on the Pineapple Merger Proposal and each of the other proposals. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 231 of this proxy statement/prospectus.

The special risks described below are not the only ones facing CSI and, if the merger is consummated, the combined company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following special risks actually occurs, the business, financial condition or results of operations of CSI or the combined company could be materially adversely affected, the market price of CSI’s common stock may decline, and you may lose all or part of your investment.

Risks Related to the Proposed Merger and Other Transactions

The Pineapple Merger Transaction may not be completed even if the CSI shareholders approve the Pineapple Merger Proposal, including if the merger and the Pre-Closing Acquisition are not completed by March 31, 2022.

The obligations of both CSI and Pineapple to close the Pineapple Merger Transaction is subject to a number of conditions, including approval by our shareholders, as well as other closing conditions set forth in the merger agreement. We cannot control some of these conditions and we cannot ensure that they will be satisfied or that either party will waive any condition of the other party that are not satisfied.

There can be no certainty, nor can we provide any assurance to shareholders, that, even if the shareholders approve the Pineapple Merger Proposal, these conditions will be satisfied or, if satisfied, when they will be satisfied. If the merger is not completed by March 31, 2022, either CSI or Pineapple have the right to terminate the merger agreement, except that the right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before March 31, 2022.

Additionally, it is a condition to CSI’s obligation to consummate the merger with Pineapple that Pineapple has consummated the Pre-Closing Acquisition. We cannot provide you assurance that Pineapple, HEC and E-Gear will satisfy all of their respective obligations under the Pre-Closing Acquisition Agreement or that any party will satisfy the closing conditions of the Pre-Closing Acquisition Agreement. We do not control the closing conditions set forth in the Pre-Closing Acquisition Agreement. Under the Pre-Closing Acquisition Agreement, either Pineapple or Steven P. Godmere, as representative for the HEC and E-Gear as sellers, may terminate the Pre-Closing Acquisition Agreement if the closing date does not occur on or before March 31, 2022 except that any party terminating the Pre-Closing Acquisition Agreement (or, in the event of a proposed termination by seller representative, any seller) may not be in material breach of any representation, warranty, covenant or other agreement contained in the Pre-Closing Acquisition Agreement at the time of such termination. If the Pre-Closing Acquisition Agreement is terminated for any reason, the Pineapple Merger Transaction will not be completed even if the CSI shareholders approve the Pineapple Merger Proposal.

Moreover, each of the PIPE Investors is entitled to terminate such PIPE Investor’s obligations under the securities purchase agreement if the closing of the PIPE Offering has not occurred on or before March 31, 2022. CSI is entitled to terminate the merger agreement if the securities purchase agreement is terminated by one or more PIPE Investors, even if the CSI shareholders approve the Pineapple Merger Proposal.

If the merger is terminated or not consummated for any reason, it is expected that the CSI board of directors will consider the full range of strategic alternatives regarding the use of its remaining cash and other assets, the S&S Segment business, and the future of CSI, with a view to maximizing value for our shareholders under the circumstances. These strategic alternatives may include pursuing an alternative transaction to the merger, retaining some or all of the cash or other assets, the acquisition of a new business or an investment in the S&S Segment business, adoption of a plan of liquidation, or a combination of these.

CSI shareholders may not realize a benefit from the merger commensurate with the ownership dilution they will experience in connection with the merger and the PIPE Offering.

If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the merger, CSI shareholders will have experienced substantial dilution of their ownership interests in CSI, including as a result of the PIPE Offering, without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the merger and the PIPE Offering.

Additionally, if the adjustment provisions in Series A convertible preferred stock or warrants to be issued in the PIPE Offering are triggered, a substantial number of additional shares of the combined company’s common stock may become issuable, increasing the dilution CSI shareholders will experience due to the merger and the PIPE Offering.

CSI shareholders may not receive any payment on the CVRs and the CVRs may otherwise expire valueless.

The right of CSI shareholders to receive any future payment for or derive any value from the CVRs will be contingent solely upon the CSI’s ability to monetize all or any part of CSI’s legacy assets through a Legacy Monetization within the time periods specified in the CVR agreement and the consideration received being greater than the amounts permitted to be retained or deducted by the combined company under the CVR agreement. There is currently no third-party sale or transaction involving the S&S Segment planned or contemplated and there is no guarantee that CSI or the combined company will be able to find a buyer for the S&S Segment or any other legacy asset. If a Legacy Monetization is not achieved within the time periods specified in the CVR agreement or the consideration received is not greater than the amounts permitted to be retained or deducted by the combined company, no payments will be made under the CVR agreement, and the CVRs will expire valueless.

Furthermore, the CVRs will be unsecured obligations of the combined company and all payments under the CVRs, all other obligations under the CVR agreement and the CVRs and any rights or claims relating thereto will be subordinated in right of payment to the prior payment in full of any current or future obligations of the combined company ranking senior in right of payment. Accordingly, the combined company may be prohibited by the combined company’s obligations to senior creditors from making payments on the CVRs from the net proceeds of a Legacy Monetization.

The merger consideration at the closing may have a greater or lesser value than at the time the merger agreement was signed.

The merger agreement has set the Base Consideration at 15,600,000 shares, which will be increased for any outstanding convertible notes in the Convertible Note Financing at a rate of one additional share for every $2.00 in unpaid principal and accrued interest on outstanding convertible notes and decreased for outstanding indebtedness of Pineapple at the closing of the merger in excess of $22.5 million at a rate one share for every $2.00 of excess indebtedness, as described in the section entitled “THE MERGER AGREEMENT—Merger Consideration.” The merger agreement has also fixed the number of shares representing the Earnout Consideration for the occurrence of each of the milestones specified in the merger agreement, as described in the section entitled “THE MERGER AGREEMENT—Merger Consideration.”

The merger agreement does not include a price-based termination right. Therefore, if before the issuance of shares of CSI common stock in connection with the merger (whether at the time of closing of the merger or at the later time that any milestones are achieved) the market price of CSI common stock declines from the market price on the date of the merger agreement, then Pineapple members could receive merger consideration with substantially lower value than the value of such merger consideration on the date of the merger agreement. Similarly, if before the issuance of shares of CSI common stock in connection with the merger, the market price of CSI common stock increases from the market price of CSI common stock on the date of the merger agreement, then Pineapple members could receive merger consideration with substantially greater value than the value of such merger consideration on the date of the merger agreement. Because the Merger Consideration does not adjust as a direct result of changes in the market price of CSI common stock, changes in the market price of CSI common stock will change the value of the total merger consideration payable to Pineapple members pursuant to the merger agreement.

Stock price changes may result from a variety of factors, including, but not limited to, changes in CSI’s business or the business of the combined company, operations and prospects, reductions or changes in U.S. government spending or budgetary policies, market assessments of the likelihood that the merger will be completed, interest rates, federal, state, and local legislation, governmental regulation, legal developments in the industry segments in which CSI or Pineapple operate, the timing of the merger, and general market, industry and economic conditions, including pandemics and other public health emergencies. The COVID-19 pandemic, in particular, has introduced unusually high levels of volatility into financial and stock markets, and may affect the value of CSI common stock.

The issuance of shares of CSI common stock to Pineapple unit holders in the merger and the issuance of shares to the PIPE Investors in the PIPE Offering will substantially dilute the voting power of the current CSI shareholders.

Immediately following the consummation of both the merger and the PIPE Offering, the pre-merger CSI shareholders are expected to own approximately 20.0% of the combined company, on a fully-diluted basis, the pre-merger Pineapple unit holders are expected to own approximately 41.2% of the combined company, on a fully-diluted basis, and the PIPE Investors are expected to own approximately 38.8% of the combined company, on a fully-diluted basis. As part of the fully diluted share ownership, the foregoing calculation (i) includes 15,600,000 shares of CSI common stock that CSI will issue in the merger as Base Consideration, (ii) includes approximately 1,425,000 additional shares of CSI common stock that CSI will issue as Base Consideration in connection with convertible note and debt obligations of Pineapple as part of the Convertible Note Financing, (iii) includes 3,000,000 shares of Earnout Consideration that CSI will issue in the merger relating to the funding-related closing condition, (iv) excludes any additional shares of CSI common stock that are issuable in connection with the merger such as the additional 10,000,000 shares as Earnout Consideration or the Convertible Note Financing other than the convertible note and debt obligations as described above, (v) includes the shares of the combined company common stock that are issuable on conversion of the Series A convertible preferred stock and exercise of warrants issued in the PIPE Offering, and (vi) excludes any shares of combined company common stock issued in connection with awards under the 2022 Equity Incentive Plan shareholders are being asked to approve at the special meeting.

Accordingly, the issuance of shares of CSI common stock to Pineapple unit holders in the merger and the issuance of shares to the PIPE Investors in the PIPE Offering will reduce significantly the relative voting power of each share of CSI common stock held by current CSI shareholders. Consequently, the CSI shareholders as a group will have significantly less influence over the management and policies of the combined company after the merger than prior to the merger and PIPE Offering.

While the Pineapple Merger Transaction is pending, it creates uncertainty about our future, which could have a material adverse effect on our business, financial condition and results of operations.

While the Pineapple Merger Transaction is pending, it creates uncertainty about our future. As a result of this uncertainty, our current or potential customers of the S&S Segment may decide to delay, defer or cancel orders with us pending completion or termination of the Pineapple Merger Transaction. In addition, while the Pineapple Merger Transaction is pending, we are subject to a number of risks, including:

●	the diversion of management and employee attention from our efforts to divest our other current operating and non-operating assets;

●	the potential disruption to business partners and other service providers of the S&S Segment; and

●	the loss of employees who may depart due to concerns regarding uncertainty relating to their jobs following the closing of the Pineapple Merger Transaction.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operations. Additionally, we have incurred substantial transaction costs and diversion of management resources in connection with the Pineapple Merger Transaction, and we will continue to do so until the closing.

We expect to incur substantial expenses related to the Pineapple Merger Transaction.

CSI expects to incur approximately $3.2 million in transaction expenses relating to the Pineapple Merger Transaction. These expenses include, but are not limited to, legal, accounting and financial advisory fees and expenses, filing fees, printing expenses, and other related fees and expenses. Of the financial advisory fees relating to the Pineapple Merger Transaction, we paid a fee of $300,000 to Craig-Hallum upon delivery of its opinion and we are obligated to pay approximately $500,000 to Northland Securities, Inc. (“Northland”) in connection with, and conditioned upon, the closing of the Pineapple Merger Transaction. Additionally, of the estimated expenses relating to the Pineapple Merger Transaction, we have incurred approximately $2.2 million in expenses through December 31, 2021.

There are many factors beyond our control that could affect the total amount of expenses relating to the Pineapple Merger Transaction. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. Our future operating results and financial condition may be materially adversely affected by transaction expenses. Additionally, many of these expenses will be payable by CSI regardless of whether the Pineapple Merger Transaction is completed. For example, CSI has agreed to pay Northland for its services in connection with the E&S Sale Transaction an aggregate fee currently estimated to be approximately $901,000, of which $200,000 was payable upon delivery of Northland’s opinion, approximately $526,000 was payable contingent upon consummation of the E&S Sale Transaction and up to $175,000 is payable contingent on CSI’s receipt of the earnout portion of the purchase price.

If the Pineapple Merger Transaction is completed, the merger agreement provides that the combined company will bear the merger-related transaction expenses of Pineapple and CSI. Pineapple expects to incur approximately $2.7 million in transaction expenses relating to the Pineapple Merger Transaction.

The combined company will also bear the expenses associated with the PIPE Offering, which are expected to be approximately $2.9 million. Of the PIPE Offering expenses, we estimated we will pay approximately $2,240,000 in aggregate fees to our placement agents, JMP Securities LLC and Northland, conditioned upon the closing of the PIPE Offering. Additionally, of the estimated PIPE Offering expenses, we have incurred approximately $290,000 in expenses through December 31, 2021.

Additionally, the combined company expects to incur significant one-time costs in connection with the merger, including transaction costs, integration costs, and other costs that CSI’s and Pineapple’s respective management teams believe are necessary to realize the anticipated synergies from the merger.

The merger agreement provides that if CSI has paid any fees and expenses in connection with the merger agreement, the Pineapple Merger Transaction and related transactions (but not, for the avoidance of doubt, any fees and expenses relating to any disposition of CSI legacy assets, such as the E&S Sale Transaction), the Pre-Closing Acquisition, the Pre-Closing Financing, the PIPE Offering and transaction litigation before the closing date of the merger, an amount of cash (regardless of whether in existence prior to, at or after the effective time of the merger) equal to the amount of such fees and expenses paid before the closing date of the merger will be added to and included within the meaning of Parent Legacy Assets under the CVR Agreement for distribution to the CVR holders pursuant to the CVR and CVR agreement as soon as reasonably practicable after the closing date.

The future operating results and financial condition of CSI and the combined company may be materially adversely affected by transaction expenses.

Following the Pineapple Merger Transaction, the continuing costs and burdens associated with being a public company will constitute a much larger percentage of our annual revenue.

If the Pineapple Merger Transaction is completed, we will remain a public company and will continue to be subject to Nasdaq Stock Market listing standards and SEC rules and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002. Although all public companies face the costs and burdens associated with being public companies, the costs and burden of being a public company will be a significant portion of the revenue of the combined company, which will increase as a percentage of revenue if the S&S Segment business is sold.

The success of the merger will depend, in large part, on the ability of the combined company following the completion of the merger to realize the anticipated benefits of the merger and on the sales and profitability of the combined company.

The success of the merger will depend on the ability of the combined company to successfully integrate the respective businesses and personnel of Pineapple, HEC, E-Gear and CSI. This integration will be complex and time-consuming. The failure to successfully integrate and manage the challenges presented by the integration process may result in its failure to achieve some or all of the anticipated benefits of the merger.

Potential difficulties that may be encountered in the integration process include, among others:

●	the failure to successfully implement the combined company’s business plan, including its revenue and profitability goals;

●	risks associated with managing the larger and more complex combined company;

●	integrating CSI’s personnel and the personnel of the Pineapple, HEC and E-Gear while maintaining focus on providing consistent, high-quality products and service to customers;

●	the loss of key employees;

●	unanticipated issues in integrating financial reporting, information, communications and other systems;

●	unexpected liabilities of Pineapple, HEC or E-Gear;

●	the impact on CSI’s internal controls and compliance with the regulatory requirements under the Sarbanes-Oxley Act of 2002; and

●	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the merger.

If any of these events were to occur, the combined company’s ability to maintain relationships with customers, suppliers and employees or its ability to achieve the anticipated benefits of the merger could be adversely affected, or could reduce its sales or earnings or otherwise adversely affect its business and financial results after the merger and, as a result, adversely affect the market price of its common stock.

Apart from the merger, as part of Pineapple’s growth strategy, Pineapple has made and the combined company is expected to continue to make, acquisitions. The combined company’s continued growth may depend on its ability to identify and acquire companies that complement or enhance its business on acceptable terms, but it may not be able to identify or complete such future acquisitions. In addition, the combined company may not be able to integrate successfully its recent acquisitions, or any future acquisitions, operate these acquired companies profitably, or realize the anticipated benefits from these acquisitions.

Businesses that Pineapple has acquired or that the combined company may acquire in the future, may have liabilities which are not known to the combined company.

Pineapple has assumed certain liabilities of Sungevity, and will assume certain liabilities of HEC and E-Gear in the Pre-Closing Acquisition, and the combined company may assume liabilities of businesses that it acquires in the future. There may be liabilities or risks that Pineapple fails, or is unable, to discover, or that Pineapple underestimates, in the course of performing its due diligence investigations of acquired businesses. Additionally, businesses that Pineapple has acquired or that the combined company may acquire in the future may have made previous acquisitions, and the combined company will be subject to certain liabilities and risks relating to these prior acquisitions as well. The combined company cannot assure you that its rights to indemnification contained in definitive acquisition agreements that it has entered or may enter into will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on the combined company’s business, financial condition or results of operations. As the combined company continues to operate acquired businesses, it may learn additional information about them that adversely affects the combined company, such as unknown or contingent liabilities, issues relating to compliance with applicable laws or issues related to ongoing customer relationships or order demand.

Our future results following the Pineapple Merger Transaction may differ materially from the unaudited pro forma financial statements included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus presents CSI’s historical consolidated financial statements as adjusted to give effect to the contemplated Pineapple Merger Transaction, including Pineapple’s acquisition of HEC and E-Gear. The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial condition or results of operations of Pineapple or the combined company business following the Pineapple Merger Transaction. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition and results of operations following the Pineapple Merger Transaction. Any change in our financial condition or results of operations may cause significant variations in the price of our common stock. See “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” at Appendix F for more information.

Risks Related to Pineapple

Pineapple’s recurring operating losses have raised substantial doubt regarding its ability to continue as a going concern.

Pineapple’s recurring operating losses raise substantial doubt about its ability to continue as a going concern. For the fiscal year ended December 31, 2020, Pineapple’s independent registered public accounting firm has issued its report on Pineapple’s financial statements and has expressed substantial doubt about its ability to continue as a going concern. Pineapple has no current source of revenue to sustain its present activities. Accordingly, Pineapple’s ability to continue as a going concern will depend on its ability to generate revenue and its ability to complete the Pineapple Merger Transaction, which will significantly increase Pineapple’s liquidity through the $32 million PIPE Offering. Uncertainty surrounding Pineapple’s ability to continue as a going concern may make it more difficult for Pineapple to obtain financing for the continuation of its operations and could result in a loss of confidence by investors, suppliers, contractors, and employees.

Pineapple’s relatively short operating history may make it difficult for investors to evaluate the success of its business to date and to assess its future viability.

Pineapple was formed on December 1, 2020 to acquire and grow leading local and regional solar, storage, and energy services companies nationwide. Pineapple’s operations to date have been limited to organizing and staffing its company, business planning, raising capital, and acquiring certain assets of Sungevity and Horizon Solar Power in December 2020. Pineapple has not yet demonstrated its ability to successfully generate substantial revenue from the Sungevity and Horizon Solar Power assets.

Additionally, there is no operating history on which you may evaluate this business and its prospects. Investment in a start-up company such as Pineapple is inherently subject to many risks. These risks and difficulties include challenges in accurate financial planning as a result of: (a) uncertainties resulting from a relatively limited time period in which to develop and evaluate business strategies as compared to companies with longer operating histories; (b) the fact that the Sungevity and Horizon Solar Power assets are insufficient for full commercial operations; (c) a limited number of personnel to conduct Pineapple’s operations and reliance on third parties for certain aspects of its operations; (d) financing the business; and (e) meeting the challenges of the other risk factors described herein. Pineapple has no operating history upon which investors may base an evaluation of its performance; therefore, it is subject to all risks incident to the creation and development of a new business. There can be no assurance that Pineapple can realize its plans on the projected timetable in order to reach sustainable or profitable operations or to execute its growth strategy of acquiring leading local and regional solar installers around the United States.

Pineapple and HEC and E-Gear each have material weaknesses in internal control over financial reporting and will need to hire additional personnel and design and implement proper and effective internal control over financial reporting. The combined company may identify additional material weaknesses in the future that may cause it to fail to meet its reporting obligations or result in material misstatements in its financial statements. If the combined company fails to remediate Pineapple and HEC and E-Gear’s material weaknesses, it may not be able to report our financial results accurately or to prevent fraud.

The combined company’s management will be responsible for establishing and maintaining internal control over financial reporting, disclosure controls, and compliance with the other requirements of the Sarbanes-Oxley Act and the rules promulgated by the SEC thereunder. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with US GAAP. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

During the preparation of Pineapple’s financial statements for the period ended December 31, 2020, it and its independent registered public accounting firm identified a material weakness related to the lack of an appropriate review of the internally prepared financial statements which resulted in the Pineapple’s failure to detect and correct certain misstatements and omissions within its consolidated financial statements. Such misstatements and omissions have been corrected in the accompanying financial statements for the years ended December 31, 2020, but such misstatements and omissions would not have been corrected but for the audit procedures. Pineapple’s independent registered public accounting firm identified that Pineapple lacks sufficient resources and a robust system of internal controls over financial reporting to support the reporting obligations that are consistent with the requirements of a public company.

During the preparation of HEC and E-Gear’s combined financial statements for the years ended December 31, 2020 and 2019, its independent registered public accounting firm identified a material weakness related to the lack of an appropriate review of the internally prepared financial statements which resulted in the HEC and E-Gear’s failure to detect and correct certain misstatements and omissions within its consolidated financial statements. Such misstatements have been corrected in the accompanying financial statements for the years ended December 31, 2020, but such misstatements would not have been corrected but for the audit procedures. Pineapple’s independent registered public accounting firm identified that Pineapple lacks sufficient resources and a robust system of internal controls over financial reporting to support the reporting obligations that are consistent with the requirements of a public company.

Management of the combined company will aim to remediate the material weaknesses described above through hiring additional qualified accounting and financial reporting personnel, and designing and implementing financial reporting systems, processes, policies and internal control. However, the combined company will not be able to fully remediate these material weaknesses until these steps have been completed and are functioning effectively, which may expose the combined company to errors, losses or fraud until remediated. In addition, the combined company cannot provide an estimate of the costs it expect to incur or the expected timeline in connection with implementing its remediation plan. These remediation measures may be time-consuming and costly, and might place significant demands on the combined company’s financial and operational resources. If the combined company is unable to successfully remediate these material weaknesses or successfully supervise and rely on outside advisors with expertise in these matters to assist us in the preparation of its financial statements, its financial statements could contain material misstatements that, when discovered in the future, could cause it to fail to meet its future reporting obligations and cause the price of its common stock to decline.

Risks Related to the Combined Company Following the Merger

Risks Relating to the Combined Company’s Business

The combined company’s growth strategy depends on the continued origination of solar service agreements.

The combined company’s growth strategy depends on the continued origination of solar service agreements. The combined company may be unable to originate additional solar service agreements and related solar energy systems in the numbers or at the pace the combined company currently expects for a variety of reasons, including, but not limited to, the following:

●	demand for solar energy systems failing to develop sufficiently or taking longer than expected to develop;

●	residential solar energy technology being available at economically attractive prices as a result of factors outside of the combined company’s control, including utility prices not rising as quickly as anticipated;

●	issues related to financing, construction, permitting, the environment, governmental approvals and the negotiation of solar service agreements;

●	a reduction in government incentives or adverse changes in policy and laws for the development or use of solar energy, including net metering, solar renewable energy credits (“SRECs”) and tax credits;

●	other government or regulatory actions that could impact the combined company’s business model;

●	negative developments in public perception of the solar energy industry; and

●	competition from other solar companies and energy technologies, including the emergence of alternative renewable energy technologies.

If the challenges of originating solar service agreements increase, the combined company’s pool of available opportunities may be limited, which could have a material adverse effect on its business, financial condition, cash flows and results of operations.

If sufficient additional demand for residential solar energy systems does not develop or takes longer to develop than the combined company anticipates, its ability to originate solar service agreements may decrease.

The distributed residential solar energy market is at a relatively early stage of development in comparison to fossil fuel-based electricity generation. If additional demand for distributed residential solar energy systems fails to develop sufficiently or takes longer to develop than the combined company anticipates, it may be unable to originate additional solar service agreements and related solar energy systems to grow its business. In addition, demand for solar energy systems in the combined company’s targeted markets may not develop to the extent it anticipates. As a result, the combined company may be unsuccessful in broadening its customer base through origination of solar service agreements and related solar energy systems within its current markets or in new markets it may enter.

Many factors may affect the demand for solar energy systems, including, but not limited to, the following:

●	availability, substance and magnitude of solar support programs including government targets, subsidies, incentives, renewable portfolio standards and residential net metering rules;

●	the relative pricing of other conventional and non-renewable energy sources, such as natural gas, coal, oil and other fossil fuels, wind, utility-scale solar, nuclear, geothermal and biomass;

●	performance, reliability and availability of energy generated by solar energy systems compared to conventional and other non-solar renewable energy sources;

●	availability and performance of energy storage technology, the ability to implement such technology for use in conjunction with solar energy systems and the cost competitiveness such technology provides to customers as compared to costs for those customers reliant on the conventional electrical grid; and

●	general economic conditions and the level of interest rates.

The residential solar energy industry is constantly evolving, which makes it difficult to evaluate the combined company’s prospects. The combined company cannot be certain if historical growth rates reflect future opportunities or whether growth anticipated by it will be realized. The failure of distributed residential solar energy to achieve, or its being significantly delayed in achieving, widespread adoption could have a material adverse effect on the combined company’s business, financial condition and results of operations.

If the combined company fails to manage its operations and growth effectively, it may be unable to execute its business plan, maintain high levels of customer service or adequately address competitive challenges.

The combined company will be focused on achieving significant revenue growth in the future measured by its number of customers and it intends to continue its efforts to expand its business within existing and new markets. This growth may place a strain on the combined company’s management, operational and financial infrastructure. The combined company’s growth requires management to devote a significant amount of time and effort to maintain and expand its relationships with customers and third parties, attract new customers, arrange financing for its growth and manage its expansion into additional markets.

In addition, the combined company’s current and planned operations, personnel, information technology and other systems and procedures might be inadequate to support future growth and may require it to make additional unanticipated investments in its infrastructure. The combined company’s success and ability to further scale its business will depend, in part, on its ability to manage these changes in a cost-effective and efficient manner.

If the combined company cannot manage its operations and growth, it may be unable to meet its or others’ expectations regarding growth, opportunity and financial targets, take advantage of market opportunities, execute its business strategies or respond to competitive pressures. This could also result in declines in quality or customer satisfaction, increased costs, difficulties in introducing new offerings or other operational difficulties. Any failure to effectively manage the combined company’s operations and growth could adversely impact its reputation, business, financial condition, cash flows and results of operations.

A material reduction in the retail price of electricity charged by electric utilities or other retail electricity providers could harm the combined company’s business, financial condition and results of operations.

Decreases in the retail price of electricity from electric utilities or from other retail electric providers, including other renewable energy sources such as larger-scale solar energy systems, could make the combined company’s offerings less economically attractive. The price of electricity from utilities could decrease for any one or more reasons, including but not limited to:

●	the construction of a significant number of new power generation plants, whether generated by natural gas, nuclear power, coal or renewable energy;

●	the construction of additional electric transmission and distribution lines;

●	a reduction in the price of natural gas or other natural resources as a result of increased supply due to new drilling techniques or other technological developments, a relaxation of associated regulatory standards or broader economic or policy developments;

●	less demand for electricity due to energy conservation technologies and public initiatives to reduce electricity consumption or to recessionary economic conditions; and

●	development of competing energy technologies that provide less expensive energy.

A reduction in electric utilities’ rates or changes to peak hour pricing policies or rate design (such as the adoption of a fixed or flat rate) could also make the combined company’s offerings less competitive with the price of electricity from the electrical grid. If the cost of energy available from electric utilities or other providers were to decrease relative to solar energy generated from residential solar energy systems or if similar events impacting the economics of the combined company’s offerings were to occur, it may have difficulty attracting new customers or existing customers may default or seek to terminate, cancel or otherwise avoid the obligations under their solar service agreements. For example, large utilities in California have started transitioning customers to time-of-use rates and also have adopted a shift in the peak period for time-of-use rates to later in the day. Unless grandfathered under a different rate, residential customers with solar energy systems are required to take service under time-of-use rates with the later peak period. Moving utility customers to time-of-use rates or the shift in the timing of peak rates for utility-generated electricity to include times of day when solar energy generation is less efficient or non-operable could also make the combined company’s offerings less competitive. Time-of-use rates could also result in higher costs for the combined company’s customers whose electricity requirements are not fully met by its offerings during peak periods.

Additionally, the price of electricity from utilities may grow less quickly than the escalator feature in certain of the combined company’s solar service agreements, which could also make its solar energy systems less competitive with the price of electricity from the electrical grid and result in a material adverse effect on the combined company’s business, financial condition and results of operations.

The combined company needs to obtain substantial additional financing arrangements to provide working capital and growth capital and if financing is not available to it on acceptable terms when needed, its ability to continue to grow its business would be materially adversely impacted.

Distributed residential solar power is a capital-intensive business that relies heavily on the availability of debt and equity financing sources to fund solar energy system purchase, design, engineering and other capital expenditures. The combined company’s future success depends in part on its ability to raise capital from third-party investors and commercial sources, such as banks and other lenders, on competitive terms to help finance the deployment of its solar energy systems. The combined company seeks to minimize its cost of capital in order to improve profitability and maintain the price competitiveness of the electricity produced by, the payments for and the cost of its solar energy systems. The combined company relies on access to capital to cover the costs related to bringing its solar energy systems in service, although its customers ultimately bear responsibility for those costs pursuant to its solar service agreements.

To meet the capital needs of the combined company’s growing business, it will need to obtain additional debt or equity financing from current and new investors. If any of the combined company’s debt or equity investors decide not to invest in it in the future for any reason, or decide to invest at levels inadequate to support its anticipated needs or materially change the terms under which they are willing to provide future financing, it will need to identify new investors and financial institutions to provide financing and negotiate new financing terms. In addition, the combined company’s ability to obtain additional financing through the asset-backed securities market or other secured debt markets is subject to the combined company having sufficient assets eligible for securitization as well as the combined company’s ability to obtain appropriate credit ratings. If the combined company is unable to raise additional capital in a timely manner, its ability to meet its capital needs and fund future growth may be limited.

Delays in obtaining financing could cause delays in expansion in existing markets or entering into new markets and hiring additional personnel. Any future delays in capital raising could similarly cause the combined company to delay deployment of a substantial number of solar energy systems for which it has signed solar service agreements with customers. The combined company’s future ability to obtain additional financing depends on banks’ and other financing sources’ continued confidence in its business model and the renewable energy industry as a whole. It could also be impacted by the liquidity needs of such financing sources themselves. The combined company faces intense competition from a variety of other companies, technologies and financing structures for such limited investment capital. If the combined company is unable to continue to offer a competitive investment profile, it may lose access to these funds or they may only be available to it on terms less favorable than those received by its competitors. For example, if the combined company experiences higher customer default rates than it has historically experienced, it could be more difficult or costly to attract future financing. Any inability to secure financing could lead the combined company to cancel planned installations, impair its ability to accept new customers or increase its borrowing costs, any of which could have a material adverse effect on its business, financial condition and results of operations.

Pineapple’s business prospects are dependent in part on a continuing decline in the cost of solar energy system components and the combined company’s business may be adversely affected to the extent the cost of such components stabilize or increase in the future.

The market for residential solar energy systems has benefitted from the declining cost of solar energy system components and to the extent such costs stabilize, decline at a slower rate or increase, the combined company’s future growth rate may be negatively impacted. The declining cost of solar energy system components and the raw materials necessary to manufacture them has been a key driver in the price of solar energy systems, the prices charged for electricity and customer adoption of solar energy. Solar energy system component and raw material prices may not continue to decline at the same rate as they have over the past several years or at all. In addition, growth in the solar industry and the resulting increase in demand for solar energy system components and the raw materials necessary to manufacture them may also put upward pressure on prices. An increase of solar energy system components and raw materials prices could slow the combined company’s growth and cause its business and results of operations to suffer. Further, the cost of solar energy system components and raw materials has increased and could increase in the future due to tariff penalties, duties, the loss of or changes in economic governmental incentives or other factors.

The combined company faces competition from centralized electric utilities, retail electric providers, independent power producers and renewable energy companies.

The solar energy and renewable energy industries are both highly competitive and continually evolving as participants strive to distinguish themselves within their markets and compete with large centralized electric utilities. The combined company will compete with these centralized electric utilities primarily based on price (cents per kWh), predictability of future prices (by providing pre-determined annual price escalations) and the ease by which customers can switch to electricity generated by its solar energy systems. The combined company may also compete based on other value-added benefits, such as reliability and carbon-friendly power. If the combined company cannot offer compelling value to its customers based on these factors, its business may not grow.

Centralized electric utilities generally have substantially greater financial, technical, operational and other resources than the combined company does. As a result, these competitors may be able to devote more resources to the research, development, promotion and sale of their products or services or respond more quickly to evolving industry standards and changes in market conditions than the combined company can. Centralized electric utilities could also offer other value-added products or services that could help them to compete with the combined company, even if the cost of electricity they offer is higher than the combined company’s. In addition, a majority of utilities’ sources of electricity is non-solar, which may allow utilities to sell electricity more cheaply than electricity generated by the combined company’s solar energy systems. Centralized electric utilities could also offer customers the option of purchasing electricity obtained from renewable energy resources, including solar, which would compete with the combined company’s offerings.

The combined company will also compete with retail electric providers and independent power producers not regulated like centralized electric utilities but which have access to the centralized utilities’ electricity transmission and distribution infrastructure pursuant to state, territorial and local pro-competition and consumer choice policies. These retail electric providers and independent power producers are able to offer customers electricity supply-only solutions that are competitive with the combined company’s solar energy system options on both price and usage of renewable energy technology while avoiding the longer-term agreements and physical installations the combined company’s business model requires. This may limit the combined company’s ability to acquire new customers, particularly those who wish to avoid long-term agreements or have an aesthetic or other objection to putting solar panels on their roofs.

The combined company will also compete with solar companies with business models similar to its own, who market to similar potential customers. Some of these competitors specialize in the distributed residential solar energy market and some may provide energy at lower costs than it does. Some of the combined company’s competitors offer or may offer similar services and products as the combined company. Many of the combined company’s competitors also have significant brand name recognition and have extensive knowledge of its target markets.

The combined company will also compete with solar companies that offer community solar products and utility companies that provide renewable power purchase programs. Some customers might choose to subscribe to a community solar project or renewable subscriber programs instead of installing a solar energy system on their home, which could affect the combined company’s sales. Additionally, some utility companies (and some utility-like entities, such as community choice aggregators in California) have generation portfolios that are increasingly renewable in nature. In California, for example, due to recent legislation, utility companies and community choice aggregators in that state are required to have generation portfolios comprised of 60% renewable energy by 2030 and state regulators are planning for utility companies and community choice aggregators to sell 100% greenhouse gas free electricity to retail customers by 2045. As utility companies offer increasingly renewable portfolios to retail customers, those customers might be less inclined to install a solar energy system at their home, which could adversely affect the combined company’s growth.

The combined company will compete with companies who sell solar energy systems and services in the commercial, industrial and government markets, in addition to the residential market, in the U.S. and foreign markets. There is intense competition in the residential solar energy sector in the markets in which the combined company operates. As new entrants continue to enter into these markets, the combined company may be unable to grow or maintain its operations and it may be unable to compete with companies that earn revenue in both the residential market and non-residential markets. Further, because Pineapple, HEC and E-Gear currently provide services exclusively to residential customers, the combined company will have a less diverse market presence and will be more exposed to potential adverse changes in the residential market than its competitors that sell solar energy systems and services in the commercial, industrial, government and utility markets.

As the solar industry grows and evolves, the combined company will also face new competitors and technologies who are not currently in the market. The combined company’s industry is characterized by low technological barriers to entry and well-capitalized companies, including utilities and integrated energy companies, could choose to enter the market and compete with us. The combined company’s failure to adapt to changing market conditions and to compete successfully with existing or new competitors will limit its growth and will have a material adverse effect on its business, financial condition and results of operations.

Developments in technology or improvements in distributed solar energy generation and related technologies or components may materially adversely affect demand for the combined company’s offerings.

Significant developments in technology, such as advances in distributed solar power generation, energy storage solutions such as batteries, energy storage management systems, the widespread use or adoption of fuel cells for residential or commercial properties or improvements in other forms of distributed or centralized power production may materially and adversely affect demand for the combined company’s offerings and otherwise affect its business. Future technological advancements may result in reduced prices to consumers or more efficient solar energy systems than those available today, either of which may result in current customer dissatisfaction. The combined company may not be able to adopt these new technologies as quickly as its competitors or on a cost-effective basis.

It is possible that the solar energy system deployed on a customer’s residence may be outdated prior to the expiration of the term of the related solar service agreement, reducing the likelihood of renewal of the combined company’s solar service agreement at the end of the applicable term and possibly increasing the occurrence of customers seeking to terminate or cancel their solar service agreements or defaults. If current customers become dissatisfied with the price they pay for their solar energy system under the combined company’s solar service agreements relative to prices that may be available in the future or if customers become dissatisfied by the output generated by their solar energy systems relative to future solar energy system production capabilities, or both, this may lead to customers seeking to terminate or cancel their solar service agreements or higher rates of customer default, which would adversely affect the combined company’s business, financial condition and results of operations. Additionally, recent technological advancements may impact the combined company’s business in ways it does not currently anticipate. Any failure by the combined company to adopt or have access to new or enhanced technologies or processes, or to react to changes in existing technologies, could result in product obsolescence or the loss of competitiveness of and decreased consumer interest in its solar energy services, which could have a material adverse effect on its business, financial condition and results of operations.

The combined company will depend on a limited number of suppliers of solar energy system components and technologies to adequately meet demand for its solar energy systems. Due to the limited number of suppliers in the combined company’s industry, the acquisition of any of these suppliers by a competitor or any shortage, delay, price change, imposition of tariffs or duties or other limitation in its ability to obtain components or technologies it uses could result in sales and installation delays, cancelations, and loss of customers.

The combined company will purchase solar panels, inverters, energy storage systems and other system components and instruments from a limited number of suppliers making it susceptible to quality issues, shortages and price changes. If one or more of the suppliers the combined company relies upon to meet anticipated demand ceases or reduces production due to its financial condition, acquisition by a competitor or otherwise, is unable to increase production as industry demand increases or is otherwise unable to allocate sufficient production to it, it may be difficult to quickly identify alternative suppliers or to qualify alternative products on commercially reasonable terms and the combined company’s ability to satisfy this demand may be adversely affected. There are a limited number of suppliers of solar energy system components, instruments and technologies. While the combined company believes there are other available sources of supply for these products, its need to transition to a new supplier may result in additional costs and delays in originating solar service agreements and deploying its related solar energy systems, which in turn may result in additional costs and delays in its acquisition of such solar service agreements and related solar energy systems. These issues could have a material adverse effect on the combined company’s business, financial condition and results of operations.

There have also been periods of industry-wide shortages of key components and instruments, including batteries and inverters, in times of rapid industry growth. The manufacturing infrastructure for some of these components has a long lead-time, requires significant capital investment and relies on the continued availability of key commodity materials, which could potentially result in an inability to meet demand for these components. The solar industry is currently experiencing rapid growth and, as a result, shortages of key components or instruments, including solar panels, may be more likely to occur, which in turn may result in price increases for such components. Even if industry-wide shortages do not occur, manufacturers and suppliers experiencing high demand or insufficient production capacity for key components may allocate these key components to customers other than the combined company or its suppliers. The combined company’s ability to originate solar service agreements and related solar energy systems would be reduced as a result of the allocation of key components by manufacturers and suppliers.

The combined company’s supply chain and operations could be subject to natural disasters and other events beyond its control, such as earthquakes, wildfires, flooding, hurricanes, tsunamis, typhoons, volcanic eruptions, droughts, tornadoes, power outages or other natural disasters, the effects of climate change and related extreme weather, public health issues and pandemics, war, terrorism, government restrictions or limitations on trade, and geo-political unrest and uncertainties. Human rights and forced labor issues in foreign countries and the U.S. government’s response to them could disrupt the combined company’s supply chain and its operations could be adversely impacted. Additionally, if the impacts of the COVID-19 outbreak, including the accompanying travel restrictions and business closures, continue for an extended period of time or worsen, the supply and pricing of the combined company’s inverters and other goods and therefore its ability to install new solar energy systems could be adversely affected. The extent of the impact of COVID-19 on the combined company’s business and operations will depend on, among other factors, the duration and severity of the outbreak, travel restrictions and business closures imposed and its ability to contract for supply from other sources on acceptable terms.

Increases in the cost of the combined company’s solar energy systems due to tariffs imposed by the U.S. government could have a material adverse effect on its business, financial condition and results of operations.

China is a major producer of solar cells and other solar products. Certain solar cells, modules, laminates and panels from China are subject to various U.S. antidumping and countervailing duty rates, depending on the exporter supplying the product, imposed by the U.S. government as a result of determinations that the U.S. was materially injured as a result of such imports being sold at less than fair value and subsidized by the Chinese government. If alternative sources are not available on competitive terms in the future, the combined company may seek to purchase these products from manufacturers in China. In addition, tariffs on solar cells, modules and inverters in China may put upward pressure on prices of these products in other jurisdictions from which the combined company currently purchases equipment, which could reduce its ability to offer competitive pricing to potential customers.

The combined company cannot predict what, if any, additional actions the U.S. may adopt with respect to tariffs or other trade regulations or what actions may be taken by other countries in retaliation for such measures. If additional measures are imposed or other negotiated outcomes occur, the combined company’s ability to purchase these products on competitive terms or to access specialized technologies from other countries could be further limited, which could adversely affect its business, financial condition and results of operations.

The combined company’s operating results and its ability to grow may fluctuate from quarter to quarter and year to year, which could make its future performance difficult to predict and could cause its operating results for a particular period to fall below expectations.

The combined company’s quarterly and annual operating results are difficult to predict and may fluctuate significantly in the future. In addition to the other risks described in this “Risk Factors” section, the following factors could cause the combined company’s operating results to fluctuate:

●	expiration or initiation of any governmental rebates or incentives;

●	significant fluctuations in customer demand for the combined company’s solar energy services and solar energy systems;

●	the availability, terms and costs of suitable financing;

●	the amount, timing of sales and potential decreases in value of SRECs;

●	our ability to continue to expand the combined company’s operations and the amount and timing of expenditures related to this expansion;

●	announcements by the combined company or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

●	changes in the combined company’s pricing policies or terms or those of its competitors, including centralized electric utilities;

●	actual or anticipated developments in the combined company’s competitors’ businesses, technology or the competitive landscape; and

●	natural disasters or other weather or meteorological conditions.

For these or other reasons, past performance of Pineapple, HEC or E-Gear should not be relied upon as indications of the combined company’s future performance.

If the combined company is unable to make acquisitions on economically acceptable terms, its future growth would be limited, and any acquisitions it may make could reduce, rather than increase, its cash flows.

The combined company intends to acquire solar energy systems, energy storage systems and related businesses and joint ventures. The consummation and timing of any future acquisitions will depend upon, among other things, whether the combined company is able to:

●	identify attractive acquisition candidates;

●	negotiate economically acceptable purchase agreements;

●	obtain any required governmental or third-party consents;

●	obtain financing for these acquisitions on economically acceptable terms, which may be more difficult at times when the capital markets are less accessible; and

●	outbid any competing bidders.

Additionally, any acquisition involves potential risks, including, among other things:

●	mistaken assumptions about assets, revenues and costs of the acquired company, including synergies and potential growth;

●	an inability to secure adequate customer commitments to use the acquired systems or facilities;

●	an inability to successfully integrate the assets or businesses the combined company acquires;

●	coordinating geographically disparate organizations, systems and facilities;

●	the assumption of unknown liabilities for which the combined company is not indemnified or for which its indemnity is inadequate;

●	mistaken assumptions about the acquired company’s suppliers or other vendors;

●	the diversion of management’s and employees’ attention from other business concerns;

●	unforeseen difficulties operating in new geographic areas and business lines;

●	customer or key employee losses at the acquired business; and

●	poor quality assets or installation.

If the combined company consummates any future acquisitions, its capitalization, results of operations and future growth may change significantly and its shareholders may not have the opportunity to evaluate the economic, financial and other relevant information considered in deciding to engage in these future acquisitions.

Product liability and property damage claims against the combined company or accidents could result in adverse publicity and potentially significant monetary damages.

It is possible that the combined company’s solar energy systems could injure its customers or other third parties or its solar energy systems could cause property damage as a result of product malfunctions, defects, improper installation, fire or other causes. Any product liability claim the combined company faces could be expensive to defend and may divert management’s attention. The successful assertion of product liability claims against the combined company could result in potentially significant monetary damages, potential increases in insurance expenses, penalties or fines, subject it to adverse publicity, damage its reputation and competitive position and adversely affect sales of solar energy systems. In addition, product liability claims, injuries, defects or other problems experienced by other companies in the residential solar industry could lead to unfavorable market conditions to the industry as a whole and may have an adverse effect on the combined company’s ability to expand its portfolio of solar service agreements and related solar energy systems, thus affecting its business, financial condition and results of operations.

The combined company will not be able to insure against all potential risks and it may become subject to higher insurance premiums.

The combined company will be exposed to numerous risks inherent in the operation of solar energy systems, including equipment failure, manufacturing defects, natural disasters such as hurricanes, fires and earthquakes, terrorist attacks, sabotage, vandalism and environmental risks. Furthermore, components of the combined company’s solar energy systems, such as panels, inverters and batteries, could be damaged by severe weather, such as tsunamis, hurricanes, tornadoes, hailstorms or lightning. If the combined company’s solar energy systems are damaged in the event of a natural disaster beyond its control, losses could be outside the scope of insurance policies or exceed insurance policy limits and it could incur unforeseen costs that could harm its business and financial condition. The combined company may also incur significant additional costs in taking actions in preparation for, or in reaction to, such events.

The combined company’s insurance policies will also cover legal and contractual liabilities arising out of bodily injury, personal injury or property damage to third parties and are subject to policy limits. The combined company will also maintain coverage for physical damage to its solar energy assets.

However, such policies do not cover all potential losses and coverage is not always available in the insurance market on commercially reasonable terms. Furthermore, the receipt of insurance proceeds may be delayed, requiring the combined company to use cash or incur financing costs in the interim. To the extent the combined company experiences covered losses under its insurance policies, the limit of its coverage for potential losses may be decreased or the insurance rates it has to pay increased. Furthermore, the losses insured through commercial insurance are subject to the credit risk of those insurance companies.

The combined company may not be able to maintain or obtain insurance of the type and amount it desires at reasonable rates. The insurance coverage the combined company does obtain may contain large deductibles or fail to cover certain risks or all potential losses. In addition, the combined company’s insurance policies will be subject to annual review by its insurers and may not be renewed on similar or favorable terms, including coverage, deductibles or premiums, or at all. If a significant accident or event occurs for which the combined company is not fully insured or it suffers losses due to one or more of its insurance carriers defaulting on their obligations or contesting their coverage obligations, it could have a material adverse effect on its business, financial condition and results of operations.

Damage to the combined company’s brand and reputation or change or loss of use of its brand could harm its business and results of operations.

The combined company will depend significantly on its reputation for high-quality products, excellent customer service and brand name to attract new customers and grow its business. If the combined company fails to continue to deliver its solar energy systems within the planned timelines, if its offerings do not perform as anticipated or if it damages any of its customers’ properties or delay or cancel projects, its brand and reputation could be significantly impaired. Future technological improvements may allow the combined company to offer lower prices or offer new technology to new customers; however, technical limitations in its current solar energy systems may prevent it from offering such lower prices or new technology to the combined company’s existing customers. The inability of the combined company’s current customers to benefit from technological improvements could cause its existing customers to lower the value they perceive the combined company’s existing products offer and impair its brand and reputation.

In addition, given the sheer number of interactions the combined company’s personnel will have with customers and potential customers, it is inevitable that some customers’ and potential customers’ interactions with it will be perceived as less than satisfactory. If the combined company cannot manage its hiring and training processes to avoid or minimize these issues to the extent possible, its reputation may be harmed and its ability to attract new customers would suffer.

The installation and operation of solar energy systems depends heavily on suitable solar and meteorological conditions. If meteorological conditions are unexpectedly unfavorable, the electricity production from the combined company’s solar energy systems may be substantially below its expectations and its ability to timely deploy new solar energy systems may be adversely impacted.

The energy produced and the revenue and cash flows generated by a solar energy system depend on suitable solar, atmospheric and weather conditions, all of which are beyond the combined company’s control.

If the solar energy systems underperform for any reason, the combined company’s business could suffer. Such solar, atmospheric and weather conditions, and other factors, can delay the timing of when solar energy systems can be installed and when the combined company can originate and begin to generate revenue from solar energy systems. This may increase the combined company’s expenses and decrease revenue and cash flows in the relevant periods. Furthermore, prevailing weather patterns could materially change in the future, making it harder to predict the average annual amount of sunlight striking each location where the combined company installs a solar energy system. This could make the combined company’s solar energy systems less economical overall or make individual solar energy systems less economical. Any of these events or conditions could harm the combined company’s business, financial condition and results of operations.

The loss of one or more members of the combined company’s senior management or key employees may adversely affect its ability to implement its strategy.

The combined company will depend on its experienced management team and the loss of one or more key executives could have a negative impact on its business. The combined company may be unable to replace key members of its management team and key employees if it loses their services. Integrating new employees into the combined company’s team could prove disruptive to the combined company’s operations, require substantial resources and management attention and ultimately prove unsuccessful. An inability to attract and retain sufficient managerial personnel who have critical industry experience and relationships could limit or delay the combined company’s strategic efforts, which could have a material adverse effect on its business, financial condition and results of operations.

The combined company’s inability to protect its intellectual property could adversely affect its business. The combined company may also be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require it to pay significant damages and could limit its ability to use certain technologies.

Any failure to protect the combined company’s proprietary rights adequately could result in its competitors offering similar residential solar technology more quickly than anticipated, potentially resulting in the loss of some of its competitive advantage and a decrease in its revenue that would adversely affect its business prospects, financial condition and operating results. The combined company’s success depends, at least in part, on its ability to protect its core technology and intellectual property. The combined company will rely on intellectual property laws, primarily a combination of copyright and trade secret laws in the U.S., as well as license agreements and other contractual provisions, to protect its proprietary technology and brand. The combined company cannot be certain its agreements and other contractual provisions will not be breached, including a breach involving the use or disclosure of its trade secrets or know-how, or that adequate remedies will be available in the event of any breach. In addition, the combined company’s trade secrets may otherwise become known or lose trade secret protection.

The combined company cannot be certain its products and its business do not or will not violate the intellectual property rights of a third party. Third parties, including the combined company’s competitors, may own patents or other intellectual property rights that cover aspects of its technology or business methods. Such parties may claim the combined company has misappropriated, misused, violated or infringed third-party intellectual property rights and if it gains greater recognition in the market, it faces a higher risk of being the subject of claims it has violated others’ intellectual property rights. Any claim the combined company has violated a third party’s intellectual property rights, whether with or without merit, could be time-consuming, expensive to settle or litigate and could divert its management’s attention and other resources, all of which could adversely affect its business, results of operations, financial condition and cash flows. If the combined company does not successfully settle or defend an intellectual property claim, it could be liable for significant monetary damages and could be prohibited from continuing to use certain technology, business methods, content or brands. To avoid a prohibition, the combined company could seek a license from third parties, which could require it to pay significant royalties, increasing its operating expenses. If a license is not available at all or not available on commercially reasonable terms, the combined company may be required to develop or license a non-violating alternative, either of which could adversely affect its business, results of operations, financial condition and cash flows.

The combined company may be subject to interruptions or failures in its information technology systems.

The combined company will rely on information technology systems and infrastructure to support its business. Any of these systems may be susceptible to damage or interruption due to fire, floods, power loss, telecommunication failures, usage errors by employees, computer viruses, cyberattacks or other security breaches or similar events. A compromise of the combined company’s information technology systems or those with which it interacts could harm its reputation and expose it to regulatory actions and claims from customers and other persons, any of which could adversely affect its business, financial condition, cash flows and results of operations. If the combined company’s information systems are damaged, fail to work properly or otherwise become unavailable, it may incur substantial costs to repair or replace them and it may experience a loss of critical information, customer disruption and interruptions or delays in its ability to perform essential functions.

The combined company may become involved in the future in legal proceedings that could adversely affect its business.

The combined company may, from time to time, be involved in litigation and claims, such as those relating to employees, customers or other third parties with whom it contracts, including consumer claims and class action lawsuits. In the ordinary course of business, the combined company has disputes with customers. In general, litigation claims or regulatory proceedings can be expensive and time consuming to bring or defend against, may result in the diversion of management attention and resources from the combined company’s business and business goals and could result in injunctions or other equitable relief, settlements, penalties, fines or damages that could significantly affect its results of operations and the conduct of its business. It is impossible to predict with certainty whether any resulting liability would have a material adverse effect on the combined company’s financial position, results of operations or cash flows.

The combined company’s information technology systems may be exposed to various cybersecurity risks and other disruptions that could impair its ability to operate, adversely affect its business, and damage its brand and reputation.

The combined company will rely extensively on its information technology systems or on third parties for services including its enterprise resource planning (“ERP”) system, banking, payroll, shipping, and e-mail systems to conduct business. The combined company also collects, stores and transmits sensitive data, including proprietary business information and personally identifiable information of its customers, suppliers and employees.

Despite the combined company’s information technology systems and data security program, the implementation of security measures to protect its data and infrastructure against breaches and other cyber threats, and its use of internal processes and controls designed to protect the security and availability of its systems, its information technology and communication systems may be vulnerable to cybersecurity risks such as computer viruses, hacking, malware, denial of service attacks, cyber terrorism, circumvention of security systems, malfeasance, breaches due to employee error, natural disasters, telecommunications failure, at its facilities or at third-party locations.

Complying with the varying cybersecurity and data privacy regulatory requirements could cause the combined company to incur substantial costs or require it to change its business practices in a manner adverse to its business. Any failure, or perceived failure, by the combined company to comply with any regulatory requirements or international privacy or consumer protection-related laws and regulations could result in proceedings or actions against it by governmental entities or others, subject it to significant penalties and negative publicity and adversely affect us. In addition, as noted above, the combined company is subject to the possibility of security breaches, which themselves may result in a violation of these laws.

Any failure, breach or unauthorized access to the combined company’s or third-party systems could result in the loss of confidential, sensitive or proprietary information, interruptions in its service or production or otherwise its ability to conduct business operations, and could result in potential reductions in revenue and profits, damage to its reputation or liability. Given that the combined company will receive, store and use personal information of its customers, including names, addresses, e-mail addresses, credit information, credit card and financial account information and other housing and energy use information, this risk is amplified. There can be no assurance that the combined company’s protective measures will prevent or timely detect security breaches that could have a significant impact on its business, reputation, operating results and financial condition.

If a cyberattack or other security incident were to allow unauthorized access to or modification of the combined company’s customers’ data or its own data, whether due to a failure with its systems or related systems operated by third parties, it could suffer damage to its brand and reputation. The costs the combined company would incur to address and fix these incidents would increase its expenses. These types of security incidents could also lead to lawsuits, regulatory investigations and increased legal liability, including in some cases contractual costs related to customer notification and fraud monitoring. Further, as regulatory focus on privacy and data security issues continues to increase and worldwide laws and regulations concerning the protection of information become more complex, the potential risks and costs of compliance to the combined company’s business will intensify.

Terrorist or cyberattacks against centralized utilities could adversely affect the combined company’s business.

Assets owned by utilities such as substations and related infrastructure have been physically attacked in the past and will likely be attacked in the future. These facilities are often protected by limited security measures, such as perimeter fencing. Any such attacks may result in interruption to electricity flowing on the grid and consequently could interrupt service to the combined company’s solar energy systems, which could adversely affect its operations. Furthermore, cyberattacks, whether by individuals or nation states, against utility companies could severely disrupt their business operations and result in loss of service to customers, which would adversely affect the combined company’s operations. For example, a recent ransomware attack on the owners of the Colonial Pipeline system forced a shutdown of its operations for multiple days, requiring significant capital outlays and concerns by customers and regulators of the reliability of the electricity provision. In the event the combined company was plagued by similar cyberattacks, customers could choose other sources for electricity, which would adversely affect the combined company’s operations. Increased cyberattacks generally may also materially increase the combined company’s defense costs, which would adversely impact our profitability.

The ongoing COVID-19 pandemic could adversely affect the combined company’s business, financial condition and results of operations.

The ongoing COVID-19 pandemic continues to be a rapidly evolving situation, including due to the recent surge in COVID-19 variants such as the Delta and Omicron variants. The COVID-19 pandemic and efforts to respond to it have resulted in and may continue to result in widespread adverse impacts on the global economy. If there are additional outbreaks of the COVID-19 virus or other viruses or more stringent health and safety guidelines are adopted, the combined company’s ability to perform installations and service calls may be adversely impacted. A significant or extended decline in new contract origination may have a material adverse effect on the combined company’s business, cash flows, liquidity, financial condition and results of operations.

The combined company cannot predict the full impact the COVID-19 pandemic or the significant disruption and volatility currently being experienced in the capital markets will have on its business, cash flows, liquidity, financial condition and results of operations at this time due to numerous uncertainties. The ultimate impact will depend on future developments, including, among other things, the ultimate duration of the COVID-19 virus, the distribution, acceptance and efficacy of the vaccine, the depth and duration of the economic downturn and other economic effects of the COVID-19 pandemic, the consequences of governmental and other measures designed to prevent the spread of the COVID-19 virus, actions taken by governmental authorities, customers and other third parties, the combined ability and the ability of customers and potential customers to adapt to operating in a changed environment and the timing and extent to which normal economic and operating conditions resume.

Combined Company Regulatory Risks

The combined company will not be regulated as an electric public utility under applicable law, but may be subject to regulation as an electric utility in the future.

Immediately following the closing of the merger, the combined company will not be regulated as an electric public utility in the U.S. under applicable national, state or other local regulatory regimes where it conducts business. As a result, the combined company will not be subject to the various federal, state and local standards, restrictions and regulatory requirements applicable to centralized public utilities. Any federal, state or local law or regulations that cause the combined company to be treated as an electric utility or to otherwise be subject to a similar regulatory regime of commission-approved operating tariffs, rate limitations and related mandatory provisions, could place significant restrictions on its ability to operate its business and execute its business plan by prohibiting, restricting or otherwise regulating its sale of electricity. If the combined company were subject to the same state or federal regulatory authorities as centralized electric utilities in the U.S. and its territories or if new regulatory bodies were established to oversee its business in the U.S. and its territories or in foreign markets it enters, its operating costs would materially increase or it might have to change its business in ways that could have a material adverse effect on its business, financial condition and results of operations.

Electric utility policies and regulations, including those affecting electric rates, may present regulatory and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for electricity from the combined company’s solar energy systems and adversely impact its ability to originate new solar service agreements.

Federal, state and local government regulations and policies concerning the electric utility industry, utility rates and rate structures and internal policies and regulations promulgated by electric utilities, heavily influence the market for electricity generation products and services. These regulations and policies often relate to electricity pricing. Policies and regulations that promote renewable energy and distributed energy generation have been challenged by centralized electric utilities and questioned by those in government and others arguing for less governmental spending and involvement in the energy market. To the extent such views are reflected in government policies and regulations, the changes in such policies and regulations could adversely affect the combined company’s business, financial condition and results of operations. Furthermore, any effort to overturn federal and state laws, regulations or policies that are supportive of solar energy generation or that remove costs or other limitations on other types of energy generation that compete with solar energy projects could materially and adversely affect the combined company’s business.

The combined company will rely on net metering and related policies to offer competitive pricing to its customers in most of its current markets and changes to policies governing net metering may significantly reduce demand for electricity from residential solar energy systems.

Net metering is one of several key policies that have enabled the growth of distributed generation solar energy systems in the U.S., providing significant value to customers for electricity generated by their residential solar energy systems, but not directly consumed on-site. Net metering allows a homeowner to pay his or her local electric utility for power usage net of production from the solar energy system or other distributed generation source. Homeowners receive a credit for the energy an interconnected solar energy system generates in excess of that needed by the home to offset energy purchases from the centralized utility made at times when the solar energy system is not generating sufficient energy to meet the customer’s demand. In many markets, this credit is equal to the residential retail rate for electricity and in other markets, such as Hawaii, where the rate is less than the retail rate and may be set, for example, as a percentage of the retail rate or based upon a valuation of the excess electricity. In some states and utility territories, customers are also reimbursed by the centralized electric utility for net excess generation on a periodic basis.

Net metering programs have been subject to legislative and regulatory scrutiny in certain states and territories. These jurisdictions, by statute, regulation, administrative order or a combination thereof, have recently adopted or are considering new restrictions and additional changes to net metering programs either on a state-wide basis or within specific utility territories. Many of these measures were introduced and supported by centralized electric utilities. These measures vary by jurisdiction and may include a reduction in the rates or value of the credits customers are paid or receive for the power they deliver back to the electrical grid, caps or limits on the aggregate installed capacity of generation in a state or utility territory eligible for net metering, expiration dates for and phasing out of net metering programs, replacement of net metering programs with alternative programs that may provide less compensation and limits on the capacity size of individual distributed generation systems that can qualify for net metering. Net metering and related policies concerning distributed generation also received attention from federal legislators and regulators.

If net metering caps in certain jurisdictions are reached while they are still in effect, if the value of the credit that customers receive for net metering is significantly reduced, if net metering is discontinued or replaced by a different regime that values solar energy at a lower rate or if other limits or restrictions on net metering are imposed, current and future customers may be unable to recognize the same level of cost savings associated with net metering. The absence of favorable net metering policies or of net metering entirely, or the imposition of new charges that only or disproportionately impact customers that use net metering would likely significantly limit customer demand for distributed residential solar energy systems and the electricity they generate and result in an increased rate of defaults, terminations or cancelations under customer agreements. The combined company’s ability to lease, finance and sell its solar energy systems and services or sell the electricity generated from its solar energy systems may be adversely impacted by the failure to expand existing limits on the amount of net metering in states that have implemented it, the failure to adopt a net metering policy where it currently is not in place or reductions in the amount or value of credit customers receive through net metering. This could adversely impact the combined company’s ability to expand its portfolio of solar service agreements and related solar energy systems, its business, financial condition and results of operations.

Additionally, distributed residential solar customers in certain jurisdictions may be subject to higher charges from centralized electric utilities than non-solar customers and such charges should be evaluated together with the net metering policies in place. If such charges are imposed, the cost savings associated with switching to solar energy may be significantly reduced and the combined company’s ability to expand its portfolio of solar service agreements and related solar energy systems and compete with centralized electric utilities could be impacted.

The combined company’s business will depend in part on the availability of rebates, tax credits and other financial incentives. The expiration, elimination or reduction of these rebates, credits or incentives or its ability to monetize them could adversely impact its business.

The combined company’s business will depend in part on current government policies that promote and support solar energy and enhance the economic viability of distributed residential solar. U.S. federal, state and local governments established various incentives and financial mechanisms to reduce the cost of solar energy and to accelerate the adoption of solar energy. These incentives come in various forms, including rebates, tax credits and other financial incentives such as payments for renewable energy credits associated with renewable energy generation, exclusion of solar energy systems from property tax assessments or other taxes and system performance payments. However, these programs may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as solar energy adoption rates increase. The value of SRECs in a market tends to decrease over time as the supply of SREC-producing solar energy systems installed in that market increases. If the combined company overestimates the future value of these incentives, it could adversely impact its business, results of operations and financial results. See “Business-Government Incentives.”

A loss or reduction in such incentives could decrease the attractiveness of new solar energy systems to customers, which could adversely impact the combined company’s business and its access to capital. The economics of purchasing a solar energy system are also improved by eligibility for accelerated depreciation, also known as the modified accelerated cost recovery system (“MACRS”), which allows for the depreciation of equipment according to an accelerated schedule set forth by the IRS. This accelerated schedule allows a taxpayer to recognize the depreciation of tangible solar property on a five-year basis even though the useful life of such property is generally greater than five years. To the extent these policies are changed in a manner that reduces the incentives that benefit the combined company’s business, it may experience reduced revenues and reduced economic returns, experience increased financing costs and encounter difficulty obtaining financing.

Applicable authorities may adjust or decrease incentives from time to time or include provisions for minimum domestic content requirements or other requirements to qualify for these incentives. Reductions in, eliminations or expirations of or additional application requirements for governmental incentives could adversely impact its results of operations and ability to compete in the combined company’s industry by increasing its cost of capital, causing distributed residential solar power companies to increase the prices of their energy and solar energy systems and reducing the size of its addressable market. In addition, this would adversely impact the combined company’s ability to attract investment partners and lenders and its ability to expand its portfolio of solar service agreements and related solar energy systems.

Technical and regulatory limitations regarding the interconnection of solar energy systems to the electrical grid may significantly reduce the combined company’s ability to sell electricity from its solar energy systems in certain markets or delay interconnections and customer in-service dates, harming its growth rate and customer satisfaction.

Technical and regulatory limitations regarding the interconnection of solar energy systems to the electrical grid may curb or slow the combined company’s growth in key markets. Utilities throughout the country follow different rules and regulations regarding interconnection and regulators or utilities have or could cap or limit the amount of solar energy that can be interconnected to the grid. The combined company’s solar energy systems generally do not provide power to homeowners until they are interconnected to the grid.

With regard to interconnection limits, the FERC, in promulgating the first form of small generator interconnection procedures, recommended limiting customer-sited intermittent generation resources, such as the combined company’s solar energy systems, to a certain percentage of peak load on a given electrical feeder circuit. Similar limits have been adopted by many states as a de facto standard and could constrain the combined company’s ability to market to customers in certain geographic areas where the concentration of solar installations exceeds this limit.

Furthermore, in certain areas, the combined company benefits from policies that allow for expedited or simplified procedures related to connecting solar energy systems to the electrical grid. The combined company also is required to obtain interconnection permission for each solar energy system from the local utility. In many states and territories, by statute, regulations or administrative order, there are standardized procedures for interconnecting distributed residential solar energy systems to the electric utility’s local distribution system. However, approval from the local utility could be delayed as a result of a backlog of requests for interconnection or the local utility could seek to limit the number of customer interconnections or the amount of solar energy on the grid. In some states, certain utilities such as municipal utilities or electric cooperatives are exempt from certain interconnection requirements. If expedited or simplified interconnection procedures are changed or cease to be available, if interconnection approvals from the local utility are delayed or if the local utility seeks to limit interconnections, this could decrease the attractiveness of new solar energy systems to distributed residential solar power companies, including us, and the attractiveness of solar energy systems to customers. Delays in interconnections could also harm the combined company’s growth rate and customer satisfaction scores. Such limitations or delays could also adversely impact the combined company’s access to capital and reduce its willingness to pursue solar energy systems due to higher operating costs or lower revenues from solar service agreements. Such limitations would negatively impact the combined company’s business, results of operations, future growth and cash flows.

As adoption of solar distributed generation rises, along with the increased operation of utility-scale solar generation (such as in key markets including California), the amount of solar energy being contributed to the electrical grid may surpass the capacity anticipated to be needed to meet aggregate demand. Some centralized public utilities claim in less than five years, solar generation resources may reach a level capable of producing an over-generation situation, which may require some existing solar generation resources to be curtailed to maintain operation of the electrical grid. In the event such an over-generation situation were to occur, this could also result in a prohibition on the addition of new solar generation resources. The adverse effects of such a curtailment or prohibition without compensation could adversely impact the combined company’s business, results of operations, future growth and cash flows.

Compliance with occupational safety and health requirements and best practices can be costly and noncompliance with such requirements may result in potentially significant monetary penalties, operational delays and adverse publicity.

The installation and ongoing operations and maintenance of solar energy systems requires individuals hired by the combined company or third-party contractors, potentially including the combined company’s employees, to work at heights with complicated and potentially dangerous electrical systems. The evaluation and modification of buildings as part of the installation process requires these individuals to work in locations that may contain potentially dangerous levels of asbestos, lead, mold or other materials known or believed to be hazardous to human health. There is substantial risk of serious injury or death if proper safety procedures are not followed. The combined company’s operations are subject to regulation under OSHA, DOT regulations and equivalent state and local laws. Changes to OSHA or DOT requirements, or stricter interpretation or enforcement of existing laws or regulations, could result in increased costs. If the combined company fails to comply with applicable OSHA or DOT regulations, even if no work-related serious injury or death occurs, it may be subject to civil or criminal enforcement and be required to pay substantial penalties, incur significant capital expenditures or suspend or limit operations. Individuals hired by or on behalf of the combined company may have workplace accidents and receive citations from OSHA regulators for alleged safety violations, resulting in fines. Any such accidents, citations, violations, injuries or failure to comply with industry best practices may subject the combined company to adverse publicity, damage its reputation and competitive position and adversely affect its business.

Risks Related to the Combined Company’s Common Stock

The combined company does not intend to pay cash dividends on its common stock and, consequently, your only opportunity to achieve a return on your investment in the combined company is if the price of its common stock appreciates.

The combined company does not plan to declare dividends on shares of its common stock in the foreseeable future. Consequently, if the Pineapple Merger Transaction is consummated, your opportunity to achieve a return on the shares of the combined company you own after the merger will be if you sell your common stock. In addition, CSI shareholders of record as of the close of the business day immediately preceding the closing of the merger will receive CVRs and as a CVR holder, will be entitled to payments in respect of such CVRs when, as and if such payments are made in accordance with the terms of the CVR agreement. CVR holders are not entitled, as such, to participate in dividends, if any, of the combined company.

There is no guarantee the price of the combined company’s common stock that will prevail in the market will ever exceed the price you paid for it or otherwise achieve a price that represents an attractive return on your investment in the combined company.

The ownership of the combined company common stock is expected to be highly concentrated, which may prevent you and other shareholders from influencing significant corporate decisions.

Pineapple member, Lake Street Solar LLC, is expected to beneficially own approximately 33.4% of the outstanding shares of the combined company common stock following the closing of the merger. Accordingly, as shareholders of the combined company, the former Pineapple members and Lake Street Solar in particular will have substantial influence over the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of the combined company assets or any other significant corporate transactions. These shareholders may also delay or prevent a change of control of the combined company, even if such a change of control would benefit the other shareholders of the combined company.

The price of the combined company’s common stock may be volatile and may decline in value.

The market price of the combined company’s common stock may be influenced by many factors, some of which are beyond its control, including:

●	public reaction to the combined company’s press releases, announcements and filings with the SEC;

●	the combined company’s operating and financial performance;

●	fluctuations in broader securities market prices and volumes, particularly among securities of technology and solar companies;

●	changes in market valuations of similar companies;

●	departures of key personnel;

●	commencement of or involvement in litigation;

●	variations in the combined company’s quarterly results of operations or those of other technology and solar companies;

●	changes in general economic conditions, financial markets or the technology and solar industries;

●	announcements by the combined company or its competitors of significant acquisitions or other transactions;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	speculation in the press or investment community;

●	actions by the combined company’s shareholders;

●	the failure of securities analysts to cover the combined company’s common stock or changes in their recommendations and estimates of its financial performance;

●	future sales of the combined company’s common stock; and

●	the other factors described in these “Risk Factors”.

Future sales of combined company shares could cause the combined company’s stock price to decline.

If existing shareholders of CSI or future shareholders of the combined company, including those who acquire CSI common stock in the merger or the PIPE Offering, sell, or indicate an intention to sell, substantial amounts of the combined company’s common stock in the public market after the merger, the trading price of the common stock of the combined company could decline. All of shares of CSI common stock issued in the merger and all of the shares of CSI common stock that may be issued in connection with the PIPE Offering will be freely tradable, without restriction, in the public market. Additionally, all shares of CSI common stock outstanding prior to the merger will be freely tradable, without restriction, in the public market except that the PIPE Offering requires 30-day lock-up agreements of CSI common stock by certain combined company officers, directors and major shareholders following the closing.

In addition, upon exercise of the CSI Series A convertible preferred stock and common stock warrants issued in the PIPE Offering or the issuance of the Earnout Consideration, the number of shares outstanding of the combined company’s common stock could increase substantially. Dilution and potential dilution, the availability of a large number of shares for sale, and the possibility of additional issuances and sales of the combined company’s common stock may negatively affect both the trading price and liquidity of the combined company’s common stock.

If the combined company fails to put in place appropriate and effective internal control over financial reporting, it may suffer harm to its reputation and investor confidence levels.

As a privately held company, Pineapple was not required to implement or maintain a system of internal control over financial reporting or evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act. As a public company, the combined company has significant requirements for enhanced financial reporting and internal controls as compared to Pineapple.

The process of designing and implementing and maintaining effective internal controls for the Pineapple, HEC and E-Gear businesses is expected to require significant resources of the combined company. If the combined company is unable to establish or maintain appropriate internal financial controls and procedures, it could cause the combined company to fail to meet its reporting obligations on a timely basis, result in material misstatements in its consolidated financial statements, and harm its operating results. In addition, the process for designing and implementing and maintaining an effective internal control environment for the combined company will divert management’s attention from revenue generating or other important business activities.

In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, the combined company may identify deficiencies and may encounter problems or delays in completing the remediation of any deficiencies. The existence of deficiencies in internal control over financial reporting may require management to devote significant time and incur significant expense to remediate any such deficiencies.

If the combined company fails to design and implement and maintain effective internal controls over financial reporting for the Pineapple, HEC and E-Gear businesses in the required timeframe, it may be subject to sanctions or investigations by regulatory authorities, including the SEC and Nasdaq. Furthermore, if the combined company is unable to conclude that its internal controls over financial reporting are effective, it could lose investor confidence in the accuracy and completeness of its financial reports, the market price of the combined company’s securities could decline, and it could be subject to sanctions or investigations by regulatory authorities. Failure to implement or maintain effective internal control over financial reporting and disclosure controls and procedures required of public companies could also restrict the combined company’s future access to the capital markets.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identifies forward-looking statements.

Actual results could differ materially from those contained in the forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include those set forth under “RISK FACTORS” beginning on page 28, as well as the risk factors about our company included as part of our Annual Report on Form 10-K for the year ended December 31, 2020. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page 231.

Other unknown or unpredictable factors may arise from time to time that could also adversely affect the Pineapple Merger Transaction, the PIPE Offering, the CVRs, CSI’s ongoing efforts to divest substantially all our current operating and non-operating assets, or the CSI, Pineapple or combined company respective business, financial condition and results of operations. In light of these risks and uncertainties, the forward-looking statements discussed in this proxy statement/prospectus may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of CSI or Pineapple management, respectively, as of the date of this proxy statement/prospectus. Except as required by applicable law, neither CSI nor Pineapple undertakes any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

THE PARTIES

Communications Systems, Inc.

Communications Systems, Inc. is a Minnesota corporation that was organized in 1969. Until August 2, 2021, CSI classified its businesses into the following two segments:

●	Electronics & Software (E&S): designs, develops and sells Intelligent Edge solutions that provide connectivity and power through Power over Ethernet (“PoE”) products and actionable intelligence to end devices in an Internet of Things (“IoT”) ecosystem through embedded and cloud-based management software. In addition, this segment generates revenue from its traditional products consisting of media converters, NICs, and Ethernet switches that offer the ability to affordably integrate the benefits of fiber optics into any data network; and

●	Services & Support (S&S): provides SD-WAN and other technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management.

At the time the proposed merger was announced on March 2, 2021, CSI stated its intention to divest substantially all its current operating and non-operating assets, including its E&S Segment business, its S&S Segment business, real estate holdings, and cash, cash equivalents, and investments. Consistent with that announcement, CSI entered into a securities purchase agreement dated April 28, 2021 with Lantronix, Inc. pursuant to which CSI agreed to sell all of the issued and outstanding stock of its wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of its wholly owned subsidiary, Transition Networks Europe Limited. These two subsidiaries operated the Transition Networks and Net2Edge Limited businesses that constitute the E&S Segment, and we refer to the sale of these subsidiaries as the “E&S Sale Transaction.” On August 2, 2021, CSI and Lantronix, Inc. closed the E&S Sale Transaction and, as a result, CSI disposed of its E&S Segment business as of that date.

Our mailing address is 10900 Red Circle Drive, Minnetonka, MN 55343, and the telephone number at that location is (952) 996-1674. Our principal website is www.commsystems.com.

Helios Merger Co.

Helios Merger Co., also referred to as “Merger Sub,” is a wholly-owned subsidiary of CSI. Merger Sub was formed as a Delaware corporation on February 26, 2021. Merger Sub was formed to consummate the merger. Following the consummation of the merger, Merger Sub will have merged with and into Pineapple, with Pineapple surviving the merger as a wholly owned subsidiary of CSI.

Pineapple Energy LLC

Pineapple Energy LLC is a Delaware limited liability company formed on December 1, 2020. Pineapple was founded to acquire and grow leading local and regional solar, storage, and energy services companies nationwide. Pineapple’s vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage on consumers’ homes. Pineapple puts the customer at the heart of everything it does, building long-term relationships to create and share in recurring revenue from the electric grid of the future. Pineapple’s cornerstone acquisitions of certain assets of Sungevity and Horizon Solar Power in December 2020 provide Pineapple with a well-known brand name and access to a database with both historical existing buyers and 115,000 unconverted Sungevity leads, dating back to January 2019.

On March 1, 2021, Pineapple signed an asset purchase agreement to acquire two leading sustainable energy service and technology providers in Hawaii: Hawaii Energy Connection, LLC (“HEC”) and E-Gear, LLC (“E-Gear”). These acquisitions are anticipated to close immediately prior to the closing of the Pineapple Merger Transaction. HEC is a leading sustainable energy provider, with over 9,000 residential systems installed and growing. E-Gear operates as a technology developer and manufacturer of energy management software and hardware in Hawaii. The HEC and E-Gear acquisitions, also called the Pre-Closing Acquisition, are intended to establish Pineapple’s presence in the United States’ most solar-friendly region, as approximately 30% of Hawaiian homes are powered by solar.

The mailing address for Pineapple is 315 East Lake Street, Suite 301, Wayzata, Minnesota 55391 and the telephone number at that location is (952) 582-6460. The principal website for Pineapple is www.pineappleenergy.com.

ABOUT THE SPECIAL MEETING

Date, Time and Place

The special meeting of Communications Systems shareholders will be held on Wednesday, March 16, 2022 at 10:00 a.m. Central Time.

The special meeting will be online and a completely virtual meeting of shareholders due to the ongoing public health impact of the coronavirus (COVID-19) pandemic. This decision was made in light of the protocols that federal, state, and local governments have imposed or may impose in the near future and taking into account the health and safety of our shareholders, directors and members of management, as well as our desire to allow shareholders to participate in the special meeting wherever they may be located.

You may attend the online meeting via the internet by visiting: www.virtualshareholdermeeting.com/JCS2022SM. You will need the 16-digit control number that is printed in the box marked by the arrow on your proxy card or on the voting instructions that accompanied your proxy materials. If you are a participant in the CSI ESOP, you may attend the special meeting as a guest by visiting the same website and logging in as a guest. If you are attending as a guest, you will not need a control number.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong internet connection wherever they intend to participate in the special meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the special meeting. We recommend that you log in at least fifteen minutes before the special meeting.

Special Voting Information for ESOP Participants

If you hold shares of CSI common stock through the CSI Employee Stock Purchase Plan (ESOP), your voting instructions for these shares must be received by 11:59 p.m. Eastern Time on March 13, 2022. You may not vote the CSI shares allocated to you in the ESOP electronically during the special meeting.

Purposes of the Special Meeting

The purposes of the special meeting are:

1.	To approve the Agreement and Plan of Merger dated as of March 1, 2021, as amended (the “merger agreement”) by and among Communications Systems, Inc., Helios Merger Co., a wholly owned subsidiary of CSI (“Merger Sub”), Pineapple Energy LLC (“Pineapple”), Lake Street Solar LLC, as the Pineapple Members’ Representative (the “Members’ Representative”), and Randall D. Sampson, as the CSI Shareholders’ Representative (the “Shareholders’ Representative”) pursuant to which Merger Sub will merge with and into Pineapple with Pineapple surviving the merger as a wholly owned subsidiary of CSI. We refer to the transactions contemplated by the merger agreement as the “Pineapple Merger Transaction” and this proposal as the “Pineapple Merger Proposal.”

2.	To approve the issuance of shares of common stock of Communications Systems, Inc. in connection with the merger agreement. We refer to this proposal as the “Merger Issuance Proposal.”

3.	To approve the issuance of shares of common stock of Communications Systems, Inc. to investors in connection with the PIPE Offering (as defined herein). We refer to this proposal as the “PIPE Issuance Proposal.”

4.	To approve an amendment to the articles of incorporation of Communications Systems, Inc. to increase the authorized shares of common stock to 150 million. We refer to this proposal as the “Authorized Share Amendment Proposal.”

5.	To approve an amendment to the articles of incorporation of Communications Systems, Inc. to eliminate Article IX relating to business combinations. We refer to this proposal as the “Article IX Amendment Proposal.”

6.	To approve a reverse stock split of the outstanding shares of CSI common stock, at a ratio within a range of 1-for-3 to 1-for-6, as determined by the CSI board of directors. We refer to this proposal as the “Reverse Stock Split Proposal.”

7.	To approve the Pineapple Holdings, Inc. 2022 Equity Incentive Plan. We refer to this proposal as the “2022 Equity Incentive Plan Proposal.”

8.	To approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to the Communications Systems, Inc. named executive officers in connection with the Pineapple Merger Transaction. We refer to this proposal as the “Advisory Compensation Proposal.”

9.	To approve the adjournment or postponement of the special meeting to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Pineapple Merger Proposal, the Merger Issuance Proposal, the PIPE Issuance Proposal, the Authorized Share Amendment Proposal or the Reverse Stock Split Proposal. We refer to this proposal as the “Adjournment Proposal.”

Recommendation of CSI Board of Directors

The CSI board of directors unanimously recommends that the CSI shareholders vote FOR each of the proposals as presented in this proxy statement/prospectus:

●	Proposal #1: Pineapple Merger Proposal

●	Proposal #2: Merger Issuance Proposal

●	Proposal #3: PIPE Issuance Proposal

●	Proposal #4: Authorized Share Amendment Proposal

●	Proposal #5: Article IX Amendment Proposal

●	Proposal #6: Reverse Stock Split Proposal

●	Proposal #7: 2022 Equity Incentive Plan Proposal

●	Proposal #8: Advisory Compensation Proposal

●	Proposal #9: Adjournment Proposal

Record Date and Outstanding Shares

The CSI board of directors has fixed January 27, 2022, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there are 9,720,627 shares of common stock outstanding and entitled to vote. Each share of CSI common stock entitles the holder thereof to one vote on each matter submitted for shareholder approval.

Casting and Revoking a Proxy

Whether or not you plan to attend the special meeting, you may vote your shares in advance of the special meeting by internet, telephone or signing and returning the enclosed proxy or other voting instruction form. If you hold your shares in street name, then you received this proxy statement/prospectus from your broker, bank or nominee, along with a voting instruction card from your broker, bank or nominee. You will need to instruct your broker, bank or other nominee on how to vote your shares of common stock using the voting instructions provided.

Please note that if you hold shares of CSI common stock through the CSI Employee Stock Purchase Plan (ESOP), your voting instructions for these shares must be received by 11:59 p.m. Eastern Time on March 13, 2022. You may not vote the CSI common stock allocated to you through the ESOP electronically during the special meeting.

Except with respect to shares allocated to you as a participant in the CSI ESOP, you may vote your shares electronically during the special meeting. You will need the 16-digit control number included on your proxy card or on the voting instructions that accompanied your proxy materials. Please have your 16-digit control number readily available and log on to the special meeting by visiting www.virtualshareholdermeeting.com/JCS2022SM and entering your 16-digit control number. You may begin to log into the meeting platform beginning at 9:30 a.m. CT on March 16, 2022. The special meeting will begin promptly at 10:00 a.m. CT on March 16, 2022.

Even if you plan to attend the special meeting, we strongly encourage you to submit a proxy for your shares in advance as described above, so your vote will be counted if you are not able to attend.

All shares represented by properly executed proxies received in time for the special meeting will be voted in the manner specified by the shareholders giving those proxies.

If you are a shareholder of record, you may change your vote or revoke your proxy at any time before the vote at the special meeting by:

●	delivering to us a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

●	submitting a properly signed proxy card or other voting instruction form with a later date;

●	submitting a new vote by telephone or through the internet prior to the close of the voting facilities; or

●	for shares other than those allocated to CSI ESOP participants, attending the special meeting and voting at the online special meeting (although attendance at the special meeting will not, by itself, revoke a proxy).

If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy or vote at the special meeting.

Quorum; Required Vote for Each Matter

The presence, in person or represented by proxy, at the special meeting of the holders of a majority of the shares of CSI common stock outstanding and entitled to vote at the special meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted towards a quorum. For Proposals #1-#8, a quorum also must be present at the special meeting for the vote to be taken on those proposals.

●	Proposal #1: Pineapple Merger Proposal: The approval of the Pineapple Merger Proposal requires the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of CSI common stock that are entitled to vote on this proposal. If you vote ABSTAIN on the Pineapple Merger Proposal, it will have the same effect as a vote against the Pineapple Merger Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have the same effect as a vote against the Pineapple Merger Proposal.

●	Proposal #2: Merger Issuance Proposal: The approval of the Merger Issuance Proposal requires the affirmative vote of holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal. If you vote ABSTAIN on the Merger Issuance Proposal, it will have the same effect as a vote against the Merger Issuance Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the Merger Issuance Proposal.

●	Proposal #3: PIPE Issuance Proposal: The approval of the PIPE Issuance Proposal requires the affirmative vote of holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal. If you vote ABSTAIN on the PIPE Issuance Proposal, it will have the same effect as a vote against the PIPE Issuance Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the PIPE Issuance Proposal.

●	Proposal #4: Authorized Share Amendment Proposal: The approval of the Authorized Share Amendment Proposal requires the affirmative vote of holders of at least a majority of the issued and outstanding shares of CSI common stock that are entitled to vote on this proposal. If you vote ABSTAIN on the Authorized Share Amendment Proposal, it will have the same effect as a vote against the Authorized Share Amendment Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have the same effect as a vote against the Authorized Share Amendment Proposal.

●	Proposal #5: Article IX Amendment Proposal: The approval of the Article IX Amendment Proposal requires the affirmative vote of holders of at least 80% of the issued and outstanding shares of CSI common stock that are entitled to vote on this proposal. If you vote ABSTAIN on the Article IX Amendment Proposal, it will have the same effect as a vote against the Article IX Amendment Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have the same effect as a vote against the Article IX Amendment Proposal.

●	Proposal #6: Reverse Stock Split Proposal. The approval of the Reverse Stock Split Proposal requires the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of CSI common stock that are entitled to vote on this proposal. If you vote ABSTAIN on the Reverse Stock Split Proposal, it will have the same effect as a vote against the Reverse Stock Split Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have the same effect as a vote against the Reverse Stock Split Proposal.

●	Proposal #7: 2022 Equity Incentive Plan Proposal: The approval of the 2022 Equity Incentive Plan Proposal requires the affirmative vote of holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal. If you vote ABSTAIN on the 2022 Equity Incentive Plan Proposal, it will have the same effect as a vote against the 2022 Equity Incentive Plan Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the 2022 Equity Incentive Plan Proposal.

●	Proposal #8: Advisory Compensation Proposal: The approval, on an advisory, non-binding basis, of the Advisory Compensation Proposal requires the affirmative vote of holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal. If you vote ABSTAIN on the Advisory Compensation Proposal, it will have the same effect as a vote against the Advisory Compensation Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the Advisory Compensation Proposal.

●	Proposal #9: Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal. If a quorum is not present at the special meeting and the Adjournment Proposal is approved, no other business may be transacted at the special meeting. If you vote ABSTAIN on the Adjournment Proposal, it will have the same effect as a vote against the Adjournment Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the Adjournment Proposal.

If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP, your shares will be voted at the special meeting according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on each proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received and were voted on that proposal.

Solicitation of Proxies

CSI is sending this proxy statement/prospectus to its shareholders in connection with the solicitation of proxies by the CSI board of directors for use at the CSI special meeting and any adjournments or postponements of the special meeting. This proxy statement/prospectus is first being furnished to shareholders of CSI on or about January , 2022. CSI will bear all expenses incurred in connection with the solicitation of proxies and printing, filing and mailing this proxy statement/prospectus.

Certain of CSI’s directors, officers and regular employees may solicit proxies personally or by telephone, letter, facsimile, or email. These directors, officers and employees will not be paid additional remuneration for their efforts but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will request brokers, custodians, nominees, and other record holders to forward copies of the proxy statement/prospectus and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable out-of-pocket expenses.

We have engaged The Proxy Advisory Group, LLC (“PAG”) to assist in the solicitation of proxies and provide related advice and information support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $40,000 in total. CSI will be solely responsible for the costs of the solicitation.

Other Matters

Pursuant to our bylaws, the business transacted at all special meetings must be confined to the purposes stated in the notice of the special meeting. Accordingly, other than as stated in the notice of the special meeting, no other matters may properly come before the CSI shareholders and shareholder proposals cannot be submitted for the special meeting.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CSI

The following table sets forth, as of January 25, 2022, certain information with respect to the beneficial ownership of CSI’s common stock by (i) each shareholder known by us to be the beneficial owner of more than 5% of CSI’s common stock, (ii) each director of CSI, (iii) each of the named executive officers of CSI identified in the section “CSI EXECUTIVE COMPENSATION” of this proxy statement/prospectus, and (iv) all directors and executive officers of CSI as a group. Percentage ownership is based on 9,720,627 shares of CSI common stock outstanding as of January 25, 2022. Unless otherwise stated, the address of each person is 10900 Red Circle Drive, Minnetonka, MN 55343.

Pursuant to the voting agreement among Pineapple and each of Mark D. Fandrich, Anita Kumar, Roger H.D. Lacey, Richard A. Primuth, Randall D. Sampson, Steven C. Webster and Michael R. Zapata (collectively, the “CSI Holders”), each CSI Holder has agreed, with respect to all voting securities of CSI that such CSI Holder beneficially owns as of the date thereof or thereafter, to appear at the special meeting and vote in favor of the Pineapple Merger Proposal and the Merger Issuance Proposal and vote against any other shareholder action, agreement or transaction that is intended to or might adversely affect the consummation of the merger and related transactions, including any other acquisition proposal.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding
GAMCO Investors, Inc. (2) One Corporate Center Rye, NY 10580-1435	1,434,884	14.8%
Renaissance Technologies LLC (3) 800 Third Avenue New York, NY 10022	630,018	6.5%
Punch & Associates Investment Management, Inc. (4) 7701 France Ave. S., Suite 300 Edina, MN 55435	490,491	5.0%
Communications Systems, Inc. Employee Stock Ownership Plan and Trust (5)	545,631	5.6%
Roger H.D. Lacey (6)(7)	168,521	1.7%
Mark D. Fandrich (7)	69,943	*
Scott Fluegge (7)	61,017	*
Anita Kumar (7)(8)	29,486	*
Richard A. Primuth (6)	50,270	*
Randall D. Sampson (6)(9)	1,237,499	12.7%
Steven C. Webster (6)	25,819	*
Michael R. Zapata (6)	3,091	*
Scott Honour (10)	0	*
Kyle Udseth (10)	0	*
Marilyn Adler	0	*
Thomas J. Holland (10)	0	*
All current executive officers and directors as a group (8 persons)	1,649,511	17.0%
*	Less than one percent

(1)	There are no options, restricted stock units or other rights outstanding to any of the CSI directors or executive officers as of January 25, 2022.

Includes the following number of shares allocated to the accounts of the following participants in the CSI Employee Stock Ownership Plan and Trust (ESOP) as of January 25, 2022: Mr. Lacey, 9,630 shares; Mr. Fandrich, 8,141 shares; Mr. Fluegge, 11,110 shares; and all current directors and executive officers as a group, 38,298 shares.

(2)	Based on an Amendment No. 21 to Schedule 13D filed on January 12, 2022 in which the reporting persons disclose the following beneficial ownership as of January 12, 2022: Gabelli Funds, LLC, 297,200 shares sole voting and dispositive power; GAMCO Asset Management Inc., 771,324 shares sole voting power and dispositive power; Teton Advisors, Inc., 342,600 shares sole voting power and sole dispositive power; MJG Associates, Inc., 8,760 shares sole voting power and sole dispositive power; and Gabelli Foundation, Inc., 15,000 shares sole voting power and sole dispositive power.

(3)	Based on an Amendment No. 2 to Schedule 13G filed by Renaissance Technologies LLC on February 11, 2021 reporting sole voting power over 630,018 shares and sole dispositive power over 682,714 shares as of December 31, 2020.

(4)	Based on a Schedule 13G filed by Punch & Associates Investment Management, Inc. on February 17, 2021 reporting sole voting and sole dispositive power over 490,491 shares as of December 31, 2020.

(5)	Based on CSI records and an Amendment No. 7 to Schedule 13G filed by the CSI ESOP on February 12, 2021 reporting ownership as of December 31, 2020. Messrs. Roger H.D. Lacey, Randall D. Sampson and Mark D. Fandrich serve as Trustees of the CSI ESOP, and disclaim beneficial ownership of the shares held by the CSI ESOP, except for shares allocated to their respective accounts.

(6)	Currently serves as a director of Communications Systems.

(7)	Named executive officer of Communications Systems.

(8)	Ms. Kumar’s employment was terminated effective August 1, 2021 in connection with the closing of the E&S Sale Transaction. Information based on Ms. Kumar’s Form 4 filed on August 5, 2021 and CSI records.

(9)	Based on a Schedule 13G filed on April 15, 2021 by Mr. Sampson reporting his beneficial ownership as of March 15, 2021, as well as CSI records. As of January 25, 2022, Mr. Sampson has or shares voting and dispositive power over: (i) 51,205 shares of common stock owned by Mr. Sampson individually; (ii) 25,349 shares of common stock owned jointly by Mr. Sampson and his spouse; (iii) 380,370 shares of common stock held by the Marian Arlis Sampson Revocable Trust, of which Mr. Sampson is the sole trustee; (iv) 37,722 shares of common stock held by the Marian Sampson IRA, of which Mr. Sampson is an attorney-in-fact authorized to act alone and Ms. Sampson retains authority to act on behalf of the Marian Sampson IRA; (v) 681,334 shares of common stock held by Sampson Family Real Estate Holdings, LLC, of which Mr. Sampson is the sole manager; and (vi) 61,519 shares of common stock held by the Sampson Family Foundation, a charitable foundation of which Mr. Sampson is one of five directors. The two officers of the Sampson Family Foundation have the authority to vote and dispose of the shares of common stock held by the Sampson Family Foundation. Mr. Sampson is not an officer of the Sampson Family Foundation. Mr. Sampson disclaims beneficial ownership of all of the shares of CSI common stock except those shares he holds individually or jointly with his spouse. Mr. Sampson is not a participant in the CSI ESOP.

(10)	Under the merger agreement, Messrs. Honour, Udseth and Holland and Ms. Adler will be elected as directors of the combined company as of the effective time.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PINEAPPLE

The following table sets for the beneficial ownership of units of Pineapple as of January 25, 2022 for:

●	each unitholder known by Pineapple to be the beneficial owner of more than 5% of its outstanding units;

●	each member of the Pineapple board of managers;

●	each Pineapple executive officer; and

●	all of the members of the Pineapple board of managers and executive officers as a group.

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the units issuable pursuant to options or other rights that are exercisable within 60 days of January 25, 2022. Units issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options but are not outstanding for computing the percentage of any other person.

Except as otherwise indicated in the footnotes to this table the persons or entities named have sole voting and investment power with respect to all units shown as beneficially owned by them, and the address for each person or entity listed in the table is 315 East Lake Street, Wayzata, MN 55391:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Units Beneficially Owned(1)
Greater than 5% Unitholders
Lake Street Solar LLC (2)	16,150,000	80.42%
Hercules Capital, Inc. (3)	3,000,000	14.94%
Managers and Named Executive Officers
Kyle Udseth (4)	850,000	4.23%
Scott Honour (5)	—	—
Managers and executive officers as a group (2 persons)	850,000	4.23%
Other Unitholders
Thomas J. Holland (6)	81,301	*

* Represents less than 1% of outstanding units

(1) Percentages are based upon 20,081,301 units outstanding as of January 25, 2022, which is comprised of 19,231,301 Class A Units and 850,000 Class P Units. The Class A Units have voting rights and the Class P Units have no voting rights.

(2) Consists of 16,150,000 Class A Units. Lake Street Solar LLC is the record owner of such units and Northern Pacific Group holds voting and investment control over Lake Street Solar LLC. The acquisition of CSI common stock in the merger in exchange for these Class A Units will be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended. Lake Street Solar LLC has entered into an agreement with each of the PIPE Investors pursuant to which it has agreed to sell the PIPE Investors an aggregate of 3,832,223 shares of CSI common stock on the terms and conditions set forth in stock transfer agreements dated January 24, 2022. See “AGREEMENTS RELATING TO THE MERGER - PIPE Offering Agreements - Stock Transfer Agreements with PIPE Investors.”

(3) Consists of 3,000,000 Class A Units. The business address of Hercules Capital, Inc. is 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301. Hercules Capital, Inc. has entered into an agreement with each of the PIPE Investors pursuant to which it has agreed to sell the PIPE Investors an aggregate of 777,969 shares of CSI common stock on the terms and conditions set forth in stock transfer agreements dated January 24, 2022. See "AGREEMENTS RELATING TO THE MERGER - PIPE Offering Agreements - Stock Transfer Agreements with PIPE Investors."

(4) Consists of 850,000 Class P Units, each of which holds no voting rights. The acquisition of CSI common stock in the merger in exchange for these Class P Units will be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended. Kyle Udseth has entered into an agreement with each of the PIPE Investors pursuant to which he has agreed to sell the PIPE Investors an aggregate of 182,347 shares of CSI common stock on the terms and conditions set forth in stock transfer agreements dated January 24, 2022. See "AGREEMENTS RELATING TO THE MERGER - PIPE Offering Agreements - Stock Transfer Agreements with PIPE Investors."

(5) Mr. Honour is a managing partner of Northern Pacific Group and disclaims beneficial ownership of the Pineapple units held by Lake Street Solar LLC. The acquisition of CSI common stock in the merger in exchange for the Pineapple units held by Lake Street Solar LLC will be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended.

(6) Consists of 81,301 Class A Units held by The Sandra and Tom Holland Trust dated March 8, 2011. Mr. Holland, in his capacity as trustee of The Sandra and Tom Holland Trust, holds voting and investment power with respect to the shares held by The Sandra and Tom Holland Trust. The Sandra and Tom Holland Trust has entered into an agreement with each of the PIPE Investors pursuant to which it has agreed to sell the PIPE Investors an aggregate of 17,460 shares of CSI common stock on the terms and conditions set forth in stock transfer agreements dated January 24, 2022. See "AGREEMENTS RELATING TO THE MERGER - PIPE Offering Agreements - Stock Transfer Agreements with PIPE Investors."

PROPOSAL #1:
PINEAPPLE MERGER PROPOSAL

Parties to the Merger Agreement

Communications Systems, Inc.

Communications Systems, Inc. is a Minnesota corporation that was organized in 1969. CSI classifies its businesses into the following two segments:

●	Electronics & Software (E&S): designs, develops and sells Intelligent Edge solutions that provide connectivity and power through Power over Ethernet (“PoE”) products and actionable intelligence to end devices in an Internet of Things (“IoT”) ecosystem through embedded and cloud-based management software. In addition, this segment continues to generate revenue from its traditional products consisting of media converters, NICs, and Ethernet switches that offer the ability to affordably integrate the benefits of fiber optics into any data network; and

●	Services & Support (S&S): provides SD-WAN and other technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management.

At the time the proposed merger was announced on March 2, 2021, CSI stated its intention to divest substantially all its current operating and non-operating assets, including its E&S Segment business, its S&S Segment business, real estate holdings, and cash, cash equivalents, and investments. Consistent with that announcement, CSI entered into a securities purchase agreement dated April 28, 2021 with Lantronix, Inc. pursuant to which CSI agreed to sell all of the issued and outstanding stock of its wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of its wholly owned subsidiary, Transition Networks Europe Limited. These two subsidiaries operated the Transition Networks and Net2Edge Limited businesses that constitute the E&S Segment, and we refer to the sale of these subsidiaries as the “E&S Sale Transaction.” On August 2, 2021, CSI and Lantronix, Inc. closed the E&S Sale Transaction and, as a result, CSI disposed of its E&S Segment business as of that date.

Communications Systems’ headquarters and mailing address is 10900 Red Circle Drive, Minnetonka, MN 55343, and the telephone number at that location is (952) 996-1674. CSI’s principal website is www.commsystems.com.

Helios Merger Co.

Helios Merger Co., also referred to as “Merger Sub,” is a wholly-owned subsidiary of CSI. Merger Sub was formed as a Delaware corporation on February 26, 2021. Merger Sub was formed to consummate the merger. Following the consummation of the merger, Merger Sub will have merged with and into Pineapple, with Pineapple surviving the merger as a wholly owned subsidiary of CSI.

Pineapple Energy LLC

Pineapple Energy LLC is a Delaware limited liability company formed on December 1, 2020. Pineapple was founded to acquire and grow leading local and regional solar, storage, and energy services companies nationwide. Pineapple’s vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage on consumers’ homes. Pineapple puts the customer at the heart of everything it does, building long-term relationships to create and share in recurring revenue from the electric grid of the future. Pineapple’s cornerstone acquisitions of certain assets of Sungevity and Horizon Solar Power in December 2020 provide Pineapple with a well-known brand name and access to a database with both historical existing buyers and 115,000 unconverted Sungevity leads, dating back to January 2019.

On March 1, 2021, Pineapple signed an asset purchase agreement to acquire two leading sustainable energy service and technology providers in Hawaii: Hawaii Energy Connection, LLC (“HEC”) and E-Gear, LLC (“E-Gear”). These acquisitions are anticipated to close immediately prior to the closing of the Pineapple Merger Transaction. HEC is a leading sustainable energy provider, with over 9,000 residential systems installed and growing. E-Gear operates as a technology developer and manufacturer of energy management software and hardware in Hawaii. The HEC and E-Gear acquisitions, also called the Pre-Closing Acquisition, are intended to establish Pineapple’s presence in the United States’ most solar-friendly region, as approximately 30% of Hawaiian homes are powered by solar.

The mailing address for Pineapple is 315 East Lake Street, Suite 301, Wayzata, Minnesota 55391 and the telephone number at that location is (952) 582-6460. The principal website for Pineapple is www.pineappleenergy.com.

Background of the Pineapple Merger Transaction

The CSI board of directors, together with CSI management, regularly reviews and assesses CSI’s performance, future growth prospects, business plans, competitive position, and overall strategic direction. As part of that review process, from time to time, the CSI board of directors has considered a number of strategic alternatives, including potential strategic transactions with third parties, in each case with the goal of maximizing shareholder value.

As part of this process, on May 23, 2018, the CSI board of directors announced the formation of a CSI special committee consisting of independent directors Richard Primuth, Randall D. Sampson and Steven Webster to explore strategic alternatives for CSI. CSI also announced that the CSI special committee expected to retain an investment banking firm to advise it in this process. CSI director Michael Zapata joined the special committee shortly following his election to the CSI board of directors in June 2020. In fulfilling its responsibilities to explore strategic alternatives, the CSI special committee, as well as the CSI board of directors, were advised by the law firm of Ballard Spahr LLP. On July 3, 2018, CSI engaged Northland Securities, Inc. (“Northland”) as its financial advisor to assist the CSI board of directors and CSI special committee in their identification and evaluation of strategic alternatives designed to enhance shareholder value.

The CSI special committee, working with members of management and Northland, studied a number of strategic initiatives and strategic alternatives for CSI, and, in the period from May 23, 2018 to December 2020, CSI took the following actions that were approved by the CSI special committee and the CSI board of directors:

●	On April 5, 2019, CSI’s subsidiary, Suttle, Inc., sold its FutureLink Fiber business line for $5.0 million in cash;

●	On March 11, 2020, CSI sold the remainder of its Suttle business and related assets for $8.0 million in cash;

●	On May 14, 2020, CSI acquired Ecessa Corporation in a reverse triangular merger for $4.6 million in cash; and

●	On November 3, 2020, CSI acquired the operating assets of privately held IVDesk Minnesota, Inc. from a third-party receiver appointed by a Hennepin County, Minnesota State District Court Judge for aggregate consideration of $1.4 million, including a $550,000 earnout payment made in March 2021.

CSI paid Northland customary retainer fees and transaction fees for its services in connection with these transactions, which totaled approximately $650,000.

During the period of May 2018 to December 2020, CSI executive chair Roger H.D. Lacey provided regular updates to the CSI special committee with his views, and the views of Northland, on options available to the CSI board of directors to increase shareholder value. Options discussed included acquiring similar businesses to grow through acquisition, divesting less strategic businesses, seeking a merger of equals, taking the company private, selling CSI as a whole in a single transaction, or an orderly sale of the Company’s subsidiary operations and real estate separately and distributing the sale proceeds to CSI’s shareholders (which the CSI board of directors sometimes described as “monetization”), or monetization of CSI’s assets combined with a merger transaction that would enable CSI to realize separate value from CSI’s public company reporting status and Nasdaq listing.

Despite efforts by CSI since May 2018 to identify and pursue strategic alternatives, the CSI board of directors did not receive any bona fide proposals to acquire CSI as a whole.

At a meeting on November 17, 2020, the CSI board of directors analyzed an initial five-year strategic plan presented by CSI management and assessed the strategic alternatives considered by the CSI board of directors in light of the initial five-year strategic plan. Based on feedback from the CSI Board of directors at that meeting, CSI management reviewed and updated the five-year strategic plan. At a meeting on December 8, 2020, the CSI board of directors analyzed a revised five-year strategic plan presented by CSI management and again considered alternative strategies to maximize shareholder value in light of the revised five-year strategic plan.

Following the review of the five-year strategic plan on November 17, 2020, the CSI board of directors came to believe that CSI’s businesses were unlikely to achieve significant growth in revenue and profitability unless the Company developed and successfully implemented a transformative plan that would involve additional investments in new product development and marketing and acquisitions that would complement CSI’s existing businesses. The CSI board of directors recognized, however, that implementing a transformative plan would present substantial financial, implementation and other risks.

Given these risks, and independent of early discussions with Pineapple Energy LLC (“Pineapple”) that are discussed below, the CSI board of directors began to give greater consideration to pursuing the strategy of monetizing CSI’s operating and non-operating assets and properties (sometimes referred to as “CSI legacy assets”) and exploring alternatives to realizing separate value from CSI’s public company reporting status and Nasdaq listing. The CSI board of directors believed that this separate monetization strategy offered greater potential for maximizing shareholder value as compared to other available strategic alternatives.

On December 8, 2020, a Northland representative contacted CSI executive chair Roger Lacey and chief financial officer Mark Fandrich regarding a possible transaction with Pineapple. Under the preliminary Pineapple proposal by Northland, CSI could deliver value to the CSI shareholders through a combination of (a) distribution of the net proceeds from the divestiture of CSI’s legacy assets and (b) the opportunity for CSI’s shareholders, through continued ownership of CSI common stock following a merger transaction, to participate in the potential growth of the combined company’s residential solar, battery storage, and grid services solutions business.

On December 10, 2020, several Northland representatives met via video with Messrs. Lacey and Fandrich to discuss the possible Pineapple transaction, specifically the concept of CSI entering into a merger transaction with Pineapple and the concept of distributing proceeds from the divestiture of CSI legacy assets after the merger by means of contingent value rights (“CVRs”) that would be issued to the shareholders of CSI immediately prior to the time the merger became effective.

On December 10, 2020, a Northland representative sent Messrs. Lacey and Fandrich a draft letter of intent (“LOI”) from Pineapple outlining the terms of a proposed merger between Pineapple and a subsidiary of CSI. Later on December 10, 2020, Messrs. Lacey and Fandrich, Northland representatives, Scott Honour of Northern Pacific Group (“NPG”), Kyle Udseth of Pineapple, and representatives of JMP Securities LLC (“JMP Securities”), financial advisor to Pineapple, held an introductory meeting via video. Messrs. Honour and Udseth provided a presentation to Messrs. Lacey and Fandrich consisting of a summary financial profile, investment highlights, industry overview, and description of Pineapple’s growth strategy. The group discussed the possible structure of the proposed merger transaction and the terms outlined in the LOI.

On December 12, 2020, Mr. Lacey contacted the CSI special committee to provide it with information regarding the merger being discussed with Northland and Pineapple. The CSI special committee was supportive of Messrs. Lacey and Fandrich continuing to evaluate the opportunity on behalf of CSI.

On December 13, 2020, Northland forwarded to Messrs. Lacey and Fandrich an updated draft of the LOI from Pineapple dated December 11, 2020. These terms included that CSI would issue to the Pineapple members as base merger consideration 18.6 million shares of CSI common stock (as compared to current outstanding CSI ownership of approximately 9.4 million shares), which would include CSI shares to be issued at closing relating to Pineapple’s proposed purchase of Hawaii Energy Connection, LLC (“HEC”) and E-Gear, LLC (“E-Gear”), plus two potential earnouts for the issuance of additional shares based on achieving specific post-closing share prices of the CSI stock. The December 11, 2020 LOI also proposed that, to provide an incentive for the post-merger CSI to maximize value of the CVR, the post-merger CSI would retain 10% of the net proceeds of each sale of legacy assets. In addition, the LOI stated that post-merger, CSI would be managed by Pineapple’s chief executive officer, Kyle Udseth, and CSI’s chief financial officer, Mark Fandrich. The LOI stated that the post-merger CSI board of directors would be comprised of seven directors, including two representatives from CSI, identified as Messrs. Lacey and Sampson, and two representatives from Pineapple, identified as Messrs. Udseth and Honor, and three additional directors to be agreed upon by CSI and Pineapple.

On December 14, 2020, Messrs. Honour and Udseth, along with representatives of JMP Securities, had an introductory meeting via video with the CSI special committee. This meeting was also attended by Messrs. Lacey and Fandrich and representatives of Northland. Messrs. Honour and Udseth provided a presentation to the CSI special committee consisting of a summary financial profile, investment highlights, industry overview, and description of Pineapple’s growth strategy. The group also reviewed and discussed the terms of the December 11, 2020 LOI. Following this meeting, the CSI special committee met separately with Messrs. Lacey and Fandrich and representatives of Northland to discuss the proposed LOI. The CSI special committee determined to hold a separate meeting the following day to continue review of the Pineapple opportunity.

On December 15, 2020, the CSI special committee met again with Messrs. Lacey and Fandrich to discuss the potential Pineapple transaction. Following that meeting, the CSI special committee determined to continue to explore the potential transaction and as an initial step, directed Messrs. Lacey and Fandrich to provide the December 11, 2020 LOI to Ballard Spahr for review and to develop additional information for the CSI special committee relating to the residential solar industry.

On December 15 and 16, 2020, Messrs. Lacey and Fandrich discussed with representatives of Ballard Spahr the potential merger transaction between CSI and Pineapple and the December 11, 2020 LOI.

On December 16 and 17, 2020, Richard A. Primuth, a CSI special committee member, acting on behalf of the CSI special committee, met with Mr. Fandrich to review in more detail the model for post-transaction share ownership and options for selling or potentially spinning out current CSI businesses to the CSI shareholders in order to deliver value to the CSI shareholders.

On December 17, 2020, Messrs. Lacey and Fandrich, representatives of Northland and representatives of Pineapple met with the former president of a public company in the solar, storage and energy services markets and then an advisor to Pineapple, to conduct due diligence about the residential solar industry. As further diligence, Mr. Lacey contacted an energy industry analyst with JMP Securities and discussed with him the industry trends toward consolidation and business aspects of residential solar.

Also on December 17, 2020, Mr. Fandrich contacted Northland to request additional information on behalf of the CSI special committee regarding the potential merger transaction and the Pineapple business, including competitive factors, growth strategy, and potential residential solar company targets for acquisition, ownership and management.

On December 18, 2020, Messrs. Lacey and Fandrich, representatives of Northland and representatives of Ballard Spahr met to discuss the potential transaction structure, the status of Pineapple transactions to date (which included Pineapple’s acquisition of certain Sungevity assets), the concept of a PIPE (private investment in public equity) financing round to fund acquisitions and go forward operations, and the CVR aspect of the proposed transaction and the potential value to the CSI shareholders.

On December 21, 2020, CSI and Pineapple executed a mutual non-disclosure agreement in a form provided by CSI. The mutual non-disclosure agreement included a two-year non-solicitation restriction on hiring of the other party’s covered employees. The mutual non-disclosure agreement between CSI and Pineapple did not contain any standstill provision that would have prohibited Pineapple from, among other things, acquiring control of CSI outside of the CSI-Pineapple transaction negotiations.

Also on December 21, 2020, Mr. Fandrich discussed with CSI tax advisors a potential spin-off transaction as an alternative means of delivering potential value to the CSI shareholders and concluded that CSI would not be able to utilize a spin-off structure for the disposition of one or more of its operating subsidiaries.

On December 23, 2020, Messrs. Lacey and Fandrich, representatives of Northland and representatives of Pineapple met to discuss Pineapple’s current financial model and other acquisition targets being assessed by Pineapple, which included HEC and E-Gear.

Also on December 23, 2020, Messrs. Lacey and Fandrich, representatives of Northland and representatives of Ballard Spahr met to discuss Pineapple’s current activities, Pineapple’s planned acquisitions, the December 11, 2020 LOI, the planned PIPE to raise funds for Pineapple’s acquisition strategy, and the process for CSI to dispose of its legacy assets.

On December 28, 2020, Messrs. Lacey and Fandrich, representatives of Northland and representatives of Ballard Spahr met to discuss and develop proposed revisions to the December 11, 2020 LOI. CSI’s proposed revisions included a base merger consideration of 13.6 million shares of CSI common stock and the issuance of an additional five million shares of CSI common stock if Pineapple consummated an equity financing and repaid its debt within three months of the closing. CSI also proposed that it pursue the sale of its legacy business and that all net proceeds from a transaction pursuant to a definitive agreement signed prior to closing of the merger would be distributed 100% to CSI shareholders through the CVR and not be subject to 10% retention by the post-closing company. Also, in consideration for CSI’s expenditure of time, effort and expense, CSI proposed to add a 60-day exclusivity period to the December 11, 2020 LOI during which Pineapple and its affiliates would not solicit a competing transaction. CSI also proposed to add a one-year standstill provision under which Pineapple and its affiliates could not seek to acquire control of CSI outside of the CSI-Pineapple transaction under negotiation.

On December 28, 2020, Ballard Spahr representatives sent a revised draft of the LOI, reflecting the foregoing revisions proposed by CSI, to Faegre Drinker Biddle & Reath LLP (“Faegre Drinker”), counsel to Pineapple.

On December 29, 2020, Faegre Drinker, on behalf of Pineapple, forwarded to Ballard Spahr a revised draft LOI, proposing base merger consideration of 17.6 million shares and the right to earn one million shares if specified debt was extinguished within three months of the closing, along with the previously negotiated earn out shares. In addition, the revised draft provided that Pineapple had the right, but not the obligation, to raise up to $10 million in a pre-closing working capital facility that, at the option of the participants, would convert into shares of CSI common stock at the merger closing at an exchange rate of $2.00 per share. This draft LOI proposed an exclusivity period ending on January 31, 2021.

Following contacts by CSI and Northland with Lantronix Inc. earlier in the month of December 2020, CSI received on December 29, 2020 a preliminary non-binding LOI from Lantronix Inc. for the sale of assets of the Electronics and Software segment, which comprised a substantial portion of CSI’s legacy business.

On December 30, 2020, the CSI special committee met with Messrs. Lacey and Fandrich and representatives of Northland to discuss the proposed Pineapple merger, including a scenario-based value/ownership model prepared by Mr. Fandrich, the Pineapple presentation reviewed on December 14, 2020, and the proposed PIPE, as well as the revised LOI received the prior day. The CSI special committee provided direction to Messrs. Lacey and Fandrich regarding setting base consideration at 15.6 million shares, the proportion of ownership as between the legacy CSI shareholders and the Pineapple members, and earnout shares and potential shares to be issued on conversion of a pre-closing Pineapple debt financing and conditions under which the shares would be issued. The CSI special committee also requested a future meeting with Pineapple chief executive officer Kyle Udseth as part of its due diligence analysis.

On December 31, 2020, Mr. Fandrich, representatives of Ballard Spahr and representatives of Northland met to discuss the LOI received on December 29, 2020 and revise it in accordance with the CSI special committee’s direction. As a follow-up to this meeting, later on December 31, 2020, Ballard Spahr delivered to Faegre Drinker a revised version of the LOI. The December 31, 2020 LOI contemplated that (a) CSI would acquire Pineapple by means of a merger transaction by issuing 15.6 million shares of CSI common stock (subject to adjustments), which would constitute approximately 62.4% of CSI’s common stock outstanding after closing of the merger, with CSI’s existing shareholders retaining approximately 9.4 million shares and (b) each shareholder of CSI immediately prior to the merger would receive a CVR reflecting the right to receive (i) 100% of that shareholder’s pro rata percentage of net proceeds from the sale or sales of CSI’s assets under any agreement executed prior to the closing of the merger and (ii) 90% of that shareholder’s pro rata percentage of net proceeds from the sale or sales of CSI’s pre-

merger businesses and assets to the extent these net proceeds are realized within 18 months following the closing of the merger. As adjustments to the base merger consideration, CSI would issue three million additional earnout shares to the Pineapple members if certain debts were discharged within three months of closing, five million additional earnout shares if CSI’s stock price achieved a post-closing share-price at $6.00 and $8.00, respectively, and up to five million additional shares upon conversion of up to $10 million in a Pineapple pre-closing subordinated convertible loan working capital facility. The LOI also indicated that post-closing, the company would be managed by Mr. Udseth as chief executive officer and Mr. Fandrich as chief financial officer. It also provided that the post-merger CSI board of directors would be comprised of Mr. Udseth and Mr. Honour from Pineapple, and Mr. Lacey and Mr. Sampson from CSI, with three additional members to be agreed upon by CSI and Pineapple.

On January 4, 2021, Faegre Drinker confirmed on behalf of Pineapple to Ballard Spahr that the December 31, 2020 draft LOI was acceptable and Pineapple was prepared to execute it.

On January 5, 2021, the CSI special committee, along with Messrs. Lacey and Fandrich and representatives of Northland, met with Mr. Udseth. The CSI special committee interviewed Mr. Udseth regarding his background, management experience and residential solar industry expertise. The CSI special committee also reviewed with Mr. Udseth the Sungevity assets that Pineapple had recently acquired, the HEC and E-Gear businesses, and Pineapple’s growth strategy. The CSI special committee then excused Mr. Udseth from the meeting and continued to meet with Messrs. Lacey and Fandrich and representatives of Northland to review the December 31, 2020 draft LOI, as well as the potential sale of CSI’s E&S segment to Lantronix.

On January 7, 2021, the CSI board of directors held a special meeting that Mr. Fandrich and Northland representatives also attended. The CSI board of directors reviewed the December 31, 2020 LOI, as well as a draft LOI from Lantronix dated December 29, 2020. Mr. Fandrich presented to the CSI board of directors an analysis of the potential value that could be received by CSI shareholders from (a) a distribution to existing CSI shareholders from current CSI cash and cash equivalents plus any proceeds from any CSI legacy assets that were sold prior to closing of the Pineapple merger, (b) the proceeds that potentially could be realized from the monetization of CSI’s legacy assets following the closing of the merger and distributions of the net proceeds of these dispositions to CSI shareholders through the CVR that would be distributed to CSI shareholders immediately prior to closing of the Pineapple merger, and (c) the value to the CSI shareholders of their continuing ownership of CSI following the closing of the merger transaction.

The CSI board of directors also determined that, concurrent with negotiations with Pineapple in regard to a definitive merger agreement, it was prudent for CSI to continue to explore the sale of the E&S Segment as an appropriate related step in its overall strategy to maximize shareholder value and provide a return to the CSI shareholders. The CSI board of directors then discussed the process for the possible disposition of the E&S Segment to Lantronix. After further discussion, the CSI board of directors unanimously authorized CSI management to execute the LOI with Pineapple. Later on January 7, 2021, CSI and Pineapple signed the LOI.

On January 9, 2021, Ballard Spahr sent a preliminary due diligence request to Faegre Drinker. A data room was established and Pineapple supplied documents required by CSI for its due diligence review, including documents about the planned Pineapple acquisition of HEC and E-Gear, which was intended to occur concurrently with the closing of the CSI Pineapple merger transaction.

From January 11, 2021 to January 18, 2021, CSI management and Pineapple management, joined on certain occasions by CSI or Pineapple legal, tax or accounting advisors, had several meetings and telephone discussions regarding the tax, accounting and shareholder approval requirements relating to the proposed transaction.

On January 22, 2021, Ballard Spahr delivered an initial draft of the merger agreement to Faegre Drinker.

On January 27 and 28, 2021, Mr. Fandrich met separately with four different investment banking firms, including Craig-Hallum Capital Group LLC (“Craig-Hallum”), to discuss on a confidential basis the merger and a potential engagement on behalf of the CSI board of directors to evaluate the merger and provide an opinion relating to the fairness of the merger transaction to CSI. Northland did not provide the CSI board of directors with an opinion regarding, or an analysis of, the value of Pineapple, HEC or E-Gear, or the fairness of the merger transaction to CSI.

On January 29, 2021, Ballard Spahr delivered to Faegre Drinker an initial draft CVR agreement, and Faegre Drinker delivered to Ballard Spahr a revised merger agreement. Among other changes, the revised merger agreement proposed delivery of a voting agreement by certain CSI directors and officers, expanded the representations to be made by CSI, revised CSI’s non-solicitation and fiduciary out provisions, added a termination fee to be paid by CSI in certain instances and added provisions relating to a potential equity offering to be consummated at merger closing.

On January 31, 2021, the exclusivity period under the January 7, 2021 LOI expired and it was not formally extended, but the parties continued their discussions regarding the transaction.

On February 2, 2021, the CSI board of directors held a special meeting attended by Mr. Fandrich and Kristin Hlavka, CSI’s controller, representatives of Northland and representatives of Ballard Spahr. Representatives of Ballard Spahr presented to the CSI board of directors a review of director fiduciary duties under Minnesota law, specifically in change of control transactions. Ballard Spahr then reviewed with the CSI board of directors key issues raised by the draft merger agreement provided by Faegre Drinker on January 29, 2021, including CSI’s right to consider alternative acquisition proposals, termination fee and expense reimbursement provisions in the event that CSI accepted a superior proposal, indemnification obligations of the Pineapple members, and satisfaction of post-closing obligations through a contractual lock-up of the CSI shares. The CSI board of directors authorized management to continue negotiations.

On February 3, 2021, Mr. Fandrich and Ms. Hlavka met with the chair of the CSI compensation committee to discuss the effect of the proposed Pineapple transaction on outstanding awards under the CSI Long-Term Incentive Plan (“LTI Plan”), the CSI 2011 Executive Incentive Compensation Plan (the “2011 Plan”), and the Employee Stock Purchase Plan (“ESPP”). Because the proposed Pineapple transaction would constitute a “change of control” under the terms of the LTI Plan, the 2011 Plan and the ESPP, the chair asked Mr. Fandrich and Ms. Hlavka to develop additional information relating to the treatment of awards.

On February 4, 2021, the CSI special committee met with Messrs. Lacey and Fandrich and a representative of Ballard Spahr to discuss potential financial advisors to engage for an analysis of the fairness of the proposed Pineapple transaction. After a detailed review of the background and experience of the firms previously interviewed by Mr. Fandrich, the CSI special committee determined to engage Craig-Hallum and authorized management to enter into an engagement agreement with Craig-Hallum.

On February 5, 2021, CSI entered into an engagement letter with Craig-Hallum to render a written opinion to the CSI board of directors as to the fairness to CSI, from a financial point of view, of the proposed transaction between CSI and Pineapple.

On February 5, 2021, the CSI special committee, representatives of Northland, representatives of Ballard Spahr, Mr. Lacey, and Mr. Fandrich met with representatives of Craig-Hallum to provide an overview of the transaction and to discuss timing and next steps.

On February 5, 2021, Ballard Spahr delivered to Faegre Drinker a revised draft of the merger agreement, adding, among other provisions, a reverse termination fee to be paid by Pineapple if Pineapple were to terminate the agreement under certain circumstances, deleting the proposed working capital adjustment provisions and modifying the non-solicitation and termination fee provisions.

On February 6, 2021, in connection with preparation of the fairness opinion to be issued by Craig-Hallum, representatives of Pineapple, representatives of Northland and Mr. Fandrich met with representatives of Craig-Hallum to allow the Pineapple representatives and Pineapple’s financial advisors to present information to Craig-Hallum regarding the Pineapple business and its planned strategy in the residential solar market.

On February 8, 2021, representatives of Northland, Mr. Fandrich, and representatives of Craig-Hallum met to further discuss the Pineapple business strategy. Also on February 8, 2021, Mr. Fandrich met with representatives of Pineapple to discuss certain issues relating to the merger agreement.

On February 9, 2021, Faegre Drinker delivered to Ballard Spahr a revised draft of the merger agreement revising, among other things, the non-solicitation and termination fee provisions (including proposing termination fee and reverse termination fee of $3.5 million and expense reimbursement of $1.0 million) and deleting the closing conditions relating to the working capital of CSI and Pineapple at closing and consideration adjustments relating to cash at closing for CSI and Pineapple. Between February 9 and February 23, 2021, representatives of Faegre Drinker and Ballard Spahr negotiated various items in the merger agreement, including with respect to the non-solicitation and indemnification provisions.

On February 16, 2021, the CSI compensation committee and CSI board of directors held regularly scheduled meetings attended by Mr. Fandrich and Ms. Hlavka, representatives of Ballard Spahr, and representatives of Northland. At this board meeting, representatives of Ballard Spahr summarized the status of the potential transaction with Pineapple, including the status of due diligence review and terms of the merger agreement. The CSI board of directors then reviewed and discussed due diligence materials and background information on the solar industry. Mr. Fandrich shared with the CSI board of directors an analysis of the potential range of CVR distributions reflecting management’s current estimates of cash that could possibly be generated from the sale of real estate, the E&S Segment and the S&S Segment. Mr. Fandrich also provided a summary of the post-closing ownership of CSI and the potential value to CSI shareholders from continuing as shareholders in the post-closing CSI.

At the February 16, 2021 meeting of the CSI board of directors, the CSI compensation committee reported that the consummation of the proposed merger with Pineapple would constitute a “change in control” under the 2011 Plan and the ESPP. The CSI compensation committee discussed the effect of the consummation of the proposed merger on outstanding equity awards under 2011 Plan and the ESPP and recommended the CSI board of directors take the following actions pursuant to its obligations and authority under the 2011 Plan and the ESPP:

●	Approve that on a date no earlier than 20 days before a change in control (the “Action Effective Date”) resulting from the proposed Pineapple transaction, all outstanding, in-the-money stock options would be settled by exchanging the options for a “net” number of shares (“Net Shares”) that took into account that option holders would not pay the exercise price to exercise their options, as calculated under the formula for determining the number of Net Shares provided in the 2011 Plan and that these Net Shares would be contingently issued as of the Action Effective Date.

●	Approve that the Action Effective Date would be set to ensure that the holders of RSUs and in-the-money stock options would receive any dividends paid to the other CSI shareholders prior to the effective time of the merger;

●	Approve that, as provided in the 2011 Plan, with respect to options for which the per share exercise price was equal to or greater than the market price for the shares on the Action Effective Date, such options automatically would be cancelled without payment of any consideration therefor; and

●	Approve that, with respect to the ESPP, after the current quarterly phase of the ESPP ending on March 31, 2021, unless approved by Pineapple, no new phase of the ESPP would commence prior to the effective time of the merger or until the merger agreement is terminated.

The full CSI board of directors discussed and supported this recommendation and later adopted resolutions to effectuate the foregoing at the CSI board of directors’ meeting on March 1, 2021. Subsequently, because the E&S Sale Transaction also constituted a change in control under the 2011 Plan, on April 27, 2021, the CSI board of directors adopted similar resolutions with respect to the E&S Sale Transaction. Immediately following the August 2, 2021 closing date of the E&S Sale Transaction, there were no equity incentive awards outstanding under the 2011 Plan or otherwise. Additionally, immediately following the August 2, 2021 closing date of the E&S Sale Transaction, there were no awards outstanding under the LTI Plan.

On February 19 and 21, 2021, Messrs. Lacey and Mr. Fandrich met with representatives of Ballard Spahr and Mr. Primuth to discuss various open issues related to the merger agreement and discuss due diligence matters.

On February 22, 2021, the CSI board of directors held a special meeting attended by Mr. Fandrich, Ms. Hlavka, representatives of Northland, representatives of Ballard Spahr, and representatives of Craig-Hallum. Craig-Hallum presented a preliminary analysis of the methodology that Craig-Hallum would use in its fairness opinion and responded to questions from CSI board members.

On February 23, 2021, the CSI board of directors held a special meeting attended by Mr. Fandrich, Ms. Hlavka, representatives of Northland, representatives of JMP Securities and representatives of Ballard Spahr. The representatives of Northland and JMP Securities delivered a presentation regarding a proposed PIPE transaction, as well as their respective experience and familiarity of transactions of this nature. After representatives of Northland and JMP Securities left the meeting, the CSI board of directors discussed with representatives of Ballard Spahr outstanding issues related to the CSI merger agreement, including indemnification, remedies and certain CVR provisions.

Also on February 23, 2021, Ballard Spahr delivered to Faegre Drinker a revised draft of the merger agreement, which, among other things, clarified the relationship between the disposition of legacy CSI assets and the earnout shares, and reduced the termination and reverse termination fees to $2.5 million and the expense reimbursement to $750,000.

On February 24, 2021, Faegre Drinker delivered to Ballard Spahr a further revised draft of the merger agreement, adding provisions relating to a share escrow relating to the transaction between Pineapple and HEC/E-Gear and expense reimbursement, and revising the indemnification provisions. The parties subsequently exchanged additional drafts before March 1, 2021, including minor revisions.

On February 25 and 26, 2021, CSI’s board of directors met with representatives of Ballard Spahr, Mr. Fandrich and Ms. Hlavka to review and discuss estimates of potential distributions of proceeds from the disposition of CSI legacy assets by means of cash dividends prior to the proposed merger with Pineapple and by means of the CVRs issued upon consummation of the merger, a draft press release for the Pineapple merger, the status of the PIPE, the status of Pineapple’s transaction with HEC and E-Gear, and outstanding issues related to the merger agreement. The CSI board of directors provided feedback to Ballard Spahr on the open issues, including indemnification and CVR provisions. At this meeting, CSI’s board of directors agreed that Mr. Sampson, a member of the CSI special committee, would be selected as the shareholder representative under the CVR agreement due to his long-standing and significant direct and beneficial share ownership in CSI and his business and executive experience.

On February 28, 2021, CSI’s board of directors held a special meeting with representatives of Craig-Hallum, Northland and Ballard Spahr, and with Mr. Fandrich and Ms. Hlavka. During this meeting, Craig-Hallum presented its updated analysis. CSI management and Ballard Spahr reported to CSI’s board of directors regarding business and legal due diligence. Representatives of Ballard Spahr then reviewed the resolution of open issues in the merger agreement, CVR agreement, voting agreement and other agreements. Representatives of Ballard Spahr reported to CSI’s board of directors regarding the status of Pineapple’s purchase agreement with HEC and E-Gear, which was a prerequisite to CSI’s willingness to enter into the merger agreement with Pineapple.

On March 1, 2021, Faegre Drinker advised Ballard Spahr that Pineapple and HEC/E-Gear were prepared to enter into their purchase agreement.

After the close of market on March 1, 2021, the CSI board of directors met with representatives of Craig-Hallum, Northland and Ballard Spahr, and with Mr. Fandrich and Ms. Hlavka. Prior to the meeting, the CSI board of directors was provided with the finalized merger agreement and other agreements, documents and summary materials. At the March 1, 2021 meeting, representatives of Craig-Hallum reviewed with the CSI board of directors its updated analysis of the merger consideration and delivered an oral opinion, confirmed by delivery of a written opinion dated March 1, 2021, to the CSI board of directors to the effect that, as of March 1, 2021, and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid by CSI pursuant to the terms of the merger agreement is fair from a financial point of view to CSI. The full text of Craig-Hallum’s written opinion, dated March 1, 2021, which describes the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications, is attached as Appendix B to this proxy statement/prospectus.

Following Craig-Hallum’s presentation and delivery of its oral opinion, Ballard Spahr representatives summarized the directors’ applicable fiduciary duties in relation to the transaction. Thereafter, the CSI board of directors discussed the proposed transaction and reviewed the matters described in the section of this proxy statement/prospectus entitled “— Reasons for the Pineapple Merger Transaction and Recommendation of the CSI Board of Directors.” Thereafter, the CSI special committee recommended and the CSI board of directors unanimously (a) determined that the merger agreement and the transactions contemplated thereby (including the merger, the CVR agreement and the issuance by CSI of its common stock in connection with the merger) are fair to and in the best interests of CSI and its shareholders, (b) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the CVR agreement, (c) directed that the approval of transactions contemplated by the merger agreement be submitted to a vote at a meeting of CSI’s shareholders and (d) recommended the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement, including the merger and the CVR agreement, by CSI’s shareholders at a future special meeting of CSI’s shareholders. The CSI board of directors instructed CSI management to execute and deliver the merger agreement concurrently with confirmation of the execution and delivery by Pineapple and HEC/E-Gear of their purchase agreement. The CSI compensation committee also recommended and the CSI board of directors also unanimously approved resolutions consistent with the recommendation of the CSI compensation committee at the February 16, 2021 meeting relating to the 2011 Plan and the ESPP.

After confirmation of the execution of the Pineapple-HEC/E-Gear purchase agreement, CSI and Pineapple executed the merger agreement in the evening of March 1, 2021. CSI issued a press release in the morning of March 2, 2021 announcing the merger agreement and the Pineapple Merger Transaction. The closing price of CSI’s common stock on March 1, 2021, the last trading day before the public announcement of the merger agreement, was $5.35 per share.

Following the announcement of the merger agreement and the Pineapple Merger Transaction, CSI took the following actions at the direction of and under the supervision of the CSI board of directors:

●	On April 28, 2021, CSI entered into a securities purchase agreement with Lantronix, Inc. for the sale of the E&S Segment subsidiaries in the E&S Sale Transaction.

●	On June 28, 2021, CSI entered into a securities purchase agreement with a group of institutional investors providing for a $25.0 million private placement investment in CSI.

●	On August 2, 2021, CSI and Lantronix, Inc. closed the E&S Sale Transaction and, as a result, CSI disposed of its E&S Segment business as of that date.

●	On September 13, 2021, CSI declared a cash dividend of $3.50 per share or approximately $34.0 million from the net proceeds from the E&S Sale Transaction and other available cash resources, which was payable on October 15, 2021 to shareholders of record as of September 30, 2021.

●	On September 15, 2021, CSI entered into an amended and restated securities purchase agreement with the PIPE Investors for the PIPE Offering, providing for a $32.0 million private placement investment in CSI. This amended and restated securities purchase agreement replaced the $25.0 million original securities purchase agreement dated June 28, 2021.

Concurrently with all of these activities, CSI was continuing to pursue the Pineapple Merger Transaction and continuing to work with its advisors, Pineapple, HEC and E-Gear, and their respective advisors to develop the information required to be included in this proxy statement/prospectus and the registration statement of which this proxy statement/prospectus is a part so that CSI could pursue the requisite shareholder approval of the Pineapple Merger Transaction and related matters.

When originally signed, the merger agreement provided for an outside date of August 31, 2021, after which date either CSI or Pineapple could terminate the merger agreement upon written notice to the other party if the Pineapple Merger Transaction had not been consummated by that date. The Pre-Closing Acquisition Agreement among Pineapple, HEC and E-Gear contained a similar termination right with respect to the same August 31, 2021 outside date. The June 28, 2021 securities purchase agreement with the PIPE investors contained a similar termination right with respect to an outside date of October 15, 2021.

On August 10, 2021, the CSI board of directors held a regular meeting attended by Mr. Fandrich and Ms. Hlavka and representatives of Ballard Spahr. Mr. Udseth attended a portion of this meeting to provide an update on the business of Pineapple, HEC and E-Gear and the preliminary financial results of these companies for the six months ended June 30, 2021. Given that the registration statement was not anticipated to be filed by August 31, 2021, the CSI board of directors began to identify topics for negotiation with Pineapple for an amendment to the merger agreement apart from the extension of the outside date. The CSI board of directors also discussed CSI’s options in the event that the merger agreement was terminated due to the failure of the merger to close by the August 31, 2021 outside date or the failure of Pineapple to secure an extension of the outside date of the Pre-Closing Acquisition Agreement. The CSI board of directors determined that any extension of the outside date of the merger agreement would be conditioned upon a corresponding extension of the outside date of the Pre-Closing Acquisition Agreement. During this meeting, the CSI board of directors instructed Ballard Spahr to approach counsel for Pineapple to inquire about Pineapple’s interest in extending the outside date of the merger agreement to December 31, 2021, to inquire about the status of the corresponding extension of the outside date of the Pre-Closing Acquisition Agreement, and to begin negotiations on the topics identified by the CSI board of directors, which included the treatment of certain transaction and transaction litigation expenses, the impact of the then-contemplated debt financing on achievement of the first milestone providing for the issuance of 3.0 million shares of CSI common stock as Earnout Consideration, an extension of the timeframe for disposition of the legacy CSI assets, and the treatment of letters of intent under the CVR agreement.

From August 11, 2021 to August 20, 2021, Ballard Spahr and Faegre Drinker had multiple discussions relating to an extension of the outside date to December 31, 2021, the status of the corresponding extension of the outside date of the Pre-Closing Acquisition Agreement, and the topics raised by the CSI board of directors.

On August 24, 2021, the CSI board of directors held a special meeting, attended by Mr. Fandrich and Ms. Hlavka and representatives of Ballard Spahr. Among other topics, the CSI board of directors received an update on negotiations relating to the debt financing for the combined company and the resulting potential termination of the commitment of one of the PIPE investors to participate in the PIPE offering and to provide debt financing. The CSI board of directors engaged in a lengthy discussion and analysis with Mr. Fandrich and Ms. Hlavka of the estimated cash available at closing to fund the purchase price of the Pre-Closing Acquisition Agreement, estimated transaction expenses, and post-closing combined company operations. The CSI board of directors communicated to management and counsel that the CSI board of directors would not approve an extension of the outside date of the merger agreement until there was confirmation of the corresponding extension of the Pre-Closing Acquisition Agreement, agreement by the PIPE investors to extend the June 28, 2021 securities purchase agreement outside date from October 15, 2021 to the same extended outside date as the merger agreement and Pre-Closing Acquisition Agreement, greater certainty regarding the timing of the filing of the registration statement so that an appropriate outside date could be established, greater clarity regarding the post-closing financial position of the combined company, the addition of a funding condition to closing, and a termination right in favor of CSI if any of the PIPE investors terminated the securities purchase agreement.

At meetings held on September 23, 2021, October 28, 2021 and November 17, 2021, the CSI board of directors discussed the potential terms and conditions of an amendment to the merger agreement and received updates from CSI management and representatives of Ballard Spahr regarding the conditions the CSI board of directors communicated at the August 24, 2021 meeting.

Following the filing of a registration statement for the Pineapple Merger Transaction and related transactions on November 12, 2021, CSI and Pineapple exchanged a number of drafts of the amendment to the merger agreement, as well as revisions to the form of CVR agreement attached to the merger agreement and drafts of the amendment to the Pre-Closing Acquisition Agreement.

On December 8, 2021, the CSI board of directors held a special meeting, attended by Mr. Fandrich and Ms. Hlavka and representatives of Ballard Spahr. The CSI board of directors reviewed in detail with representatives of Ballard Spahr the proposed amendment, as well as the proposed amendment to the Pre-Closing Acquisition Agreement. Additionally, CSI management presented to the CSI board of directors a multi-year financial model and forecast for the combined company prepared by CSI management and evaluated by an outside accounting firm. The CSI board of directors also considered the terms of the proposed amendment in relationship to the assumptions underlying, and analysis reflected in Craig-Hallum’s opinion dated March 1, 2021. Based on the information presented to the CSI board of directors about the anticipated working capital sources and needs of the combined company given the proposed terms and conditions of the amendment, the CSI board of directors approved the execution of the amendment and authorized CSI management to execute and deliver the amendment on behalf of CSI, as well as the amended form of CVR agreement. The CSI board of directors also approved the proposed amendment to the Pre-Closing Acquisition Agreement.

Following December 8, 2021, CSI, Pineapple, HEC and E-Gear finalized and coordinated the simultaneous execution and delivery of their respective amendments.

On December 16, 2021, CSI and Pineapple, along with the other parties to the merger agreement, entered into an Amendment No. 1 to the merger agreement. Also on December 16, 2021, Pineapple, HEC and E-Gear, along with the other relevant parties, entered into an Amendment No. 1 to their asset purchase agreement.

Past Contacts, Transactions or Negotiations

Other than as described under “Background of the Pineapple Merger Transaction” above, CSI and Pineapple have not had any negotiations, transactions or material contacts during the past two years, and, other than as described therein and in the merger agreement, in the related agreements such as the CVR agreement attached to this proxy statement/prospectus as Appendix A-2 and the voting agreement attached to this proxy statement/prospectus as Appendix A-3, and the securities purchase agreement relating to the PIPE attached to this proxy statement/prospectus as Appendix C, there are no present or proposed material agreements, arrangements, understandings or relationships between CSI executive officers or directors and Pineapple, or its executive officers or directors.

Reasons for the Pineapple Merger Transaction and Recommendation of the CSI Board of Directors

In evaluating the Pineapple Merger Transaction, the CSI board of directors consulted with CSI’s management, legal counsel and financial advisor. In reaching its decision to approve the Pineapple Merger Transaction, and to recommend that our shareholders vote to approve the Pineapple Merger Transaction, the CSI board of directors considered various factors as described below.

In connection with its approval of the Agreement and Plan of Merger dated March 1, 2021, the CSI board of directors considered a number of factors weighing in favor of the Pineapple Merger Transaction, including, but not limited to, the following factors:

●	the CSI board of directors’ assessment over the last several years of the challenges and risks that we have faced, and would likely continue to face, if CSI continued as an independent public company conducting business through its E&S Segment and S&S Segment, including the challenges and risks that the CSI board of directors identified in its review of the five-year strategic plan approved on December 8, 2020, including:

○	despite significant effort and investment, CSI has not achieved many of its business and financial objectives during the past several years;

○	many of the existing products of the E&S Segment, which comprised approximately 81% of CSI revenue for the year ended December 31, 2020, were legacy products that were not expected to produce significant future revenue growth, if any, with revenues from many of the legacy products likely to decline in future years;

○	the fact that the financial results of the E&S Segment and CSI as a whole could be adversely affected if one or more of the E&S Segment’s larger customers substantially reduces its orders and the dependence of the S&S Segment on a limited number of customers for a significant portion of its revenue;

○	the size of the E&S Segment and S&S Segment businesses and their respective positions in their primary markets, the stiff competition with respect to price and other factors faced by these businesses, including competition from larger, better-capitalized competitors that can more easily engage in discounting to retain market share;

○	the fact that CSI incurs substantial costs as a public company, the relatively high level of corporate overhead expense and risk as a public company in relation to CSI’s relatively small revenues and profits, combined with our investors’ expectations, which materially constrain our ability to invest significant additional amounts to accelerate new product development or to acquire new products without adversely affecting our profitability;

○	the expense and risk associated with any acquisition strategy CSI might pursue to achieve sustainable growth and profitability and to spread public company costs over substantially greater revenues, including, but not limited to uncertainty in our ability to find attractive acquisition candidates that can be acquired at reasonable valuations, the substantial expense we would incur to explore possible acquisitions regardless of whether a transaction was successfully completed, the risk that the acquisitions will not successfully deliver the growth and profitability that was anticipated, risks associated with integrating the acquired company into our existing operations, and the risk of losing key employees of any acquired company or existing CSI employees;

○	CSI’s ability to compete and increase revenues for each of the E&S Segment and the S&S Segment requires continual focus on delivering high-quality, innovative and competitively priced products and services and the regular introduction of new products and services that meet evolving customer requirements, but given the inherent challenges and risks associated with new product development efforts, there is no assurance that we would be able to commercialize new E&S Segment and S&S Segment products or services in a timely manner and generate substantial revenues from these products;

●	the view of the CSI board of directors starting in November 2020 that continued independent operation of the CSI businesses likely would require the development and execution of a transformative plan in order to address the limited prospects for significant growth in the E&S Segment (and, therefore, CSI as a whole) and to address the challenges we historically have experienced and will likely experience in the future;

●	the fact that any transformative plan would require significant changes in business strategy and significant additional investment in the E&S Segment and the S&S Segment or the development of new lines of business, lead to operating losses for one or more years, reduce our cash reserves, and present other risks, challenges and uncertainties that would likely emerge in undertaking to implement a transformative plan, including the risk that it would not overcome our current and future challenges;

●	the likelihood that, due to the small size of the S&S Segment, intense competition and other challenges faced by the S&S Segment, the financial performance of the S&S Segment would not be sufficient to offset any stagnation or decline in growth of the E&S Segment business and the financial performance of the S&S Segment alone would not provide a basis for sustainable growth and profitability of CSI as a whole;

●	the view of the CSI board of directors that the highest value for the CSI shareholders would be obtained through a strategy of separately monetizing CSI’s operating and non-operating assets and properties, rather than sale of CSI as a whole, and that CSI’s status as a Nasdaq-listed public reporting company represented an independent source of value that could be realized through the Pineapple Merger Transaction;

●	the view of the CSI board of directors that the Pineapple Merger Transaction provided an opportunity for CSI to rapidly enter the residential solar market through the existing businesses of Pineapple Energy, HEC and E-Gear and that the residential solar market had potential for stronger market growth and higher valuation multiples than CSI’s historic telecommunications equipment business;

●	the substantial multi-year efforts by the CSI board of directors and, at the direction of the CSI board of directors, its financial advisor, to pursue strategic alternatives did not result in a bona fide proposal for acquiring CSI as a whole, as well as the absence of any bona fide expression of interest in acquiring CSI as a whole after the announcement of the Pineapple Merger Transaction;

●	the Pineapple Merger Transaction will allow CSI to deliver value to CSI’s shareholders through a combination of (i) the opportunity for CSI shareholders to receive an attractive return from dividends or distributions of the net proceeds from the divestiture of CSI’s pre-merger operating and non-operating assets and properties, and (ii) the opportunity for CSI’s shareholders, through ownership of CSI common stock following the Pineapple Merger Transaction, to participate in the potential growth of the combined company’s residential solar, battery storage, and grid services solutions business;

●	after a review of the current and historical financial condition of CSI and each of its segments, its results of operations, prospects, business strategy, management team, competitive position, and the respective industries of each segment and the industries in which the customers of each segment operate, the CSI board of directors believed that the Pineapple Merger Transaction was more likely to deliver a more favorable and attractive value and return to the CSI shareholders than the potential value or return that might result from possible alternatives to the Pineapple Merger Transaction, including continued operation of the E&S Segment and S&S Segment businesses, within the structure of a relatively small public company, the development and execution of a transformative plan, or a complete liquidation of CSI;

●	the structure of the Pineapple Merger Transaction will allow CSI shareholders the opportunity to receive a return on their pre-merger ownership of CSI common stock through CSI’s monetization of its legacy assets both (i) prior to the merger, by payment of pre-merger dividends to CSI shareholders and (ii) following the merger, by means of the CVRs pursuant to which CSI’s pre-merger shareholders will have a contractual right to receive certain proceeds from such monetization;

●	the ability of the CSI shareholders to receive an attractive cash return on their ownership of CSI common stock in the market, which has been negatively impacted by relatively stagnant prevailing market prices over the last several years, low trading volume, low public float and resulting lack of liquidity in the CSI common stock, as well as the lack of regular dividends since June 2020;

●	the belief of the CSI board of directors that divestiture of substantially all of CSI’s operating and non-operating assets, combined with CSI’s cash balance, would provide the CSI shareholders with a return on their CSI common stock that would compare favorably to the generally prevailing market prices for CSI common stock in the last several years, including the closing price of $5.35 per share on March 1, 2021, the last business day prior to announcement of the Pineapple Merger Transaction, and the CSI board of director’s view of the future CSI stock price trends given CSI’s limited prospects for significant growth and the expected challenges that would be faced by the E&S Segment and S&S Segment businesses;

●	the determination of the CSI board of directors that the expected relative percentage ownership of CSI shareholders and Pineapple members in the combined company was fair, in the judgment of the CSI board of directors, based on the CSI board of directors’ assessment of the approximate valuations of CSI and Pineapple, as well as the comparative costs and risks associated with alternatives to the Pineapple Merger Transaction;

●	CSI’s management and the CSI board of directors conducted due diligence examinations of Pineapple and held discussions with Pineapple’s management and held discussions with CSI’s financial and legal advisors as part of CSI’s due diligence examination of Pineapple and, based on such due diligence, the CSI board of directors’ assessment of the potential opportunity presented by combining the Pineapple, HEC and E-Gear businesses, their outlook and prospects, and the cash resources expected to be available at the closing of the merger due to pre-merger financing efforts of Pineapple and CSI;

●	the composition of the executive team and board of directors of CSI post-merger, including the fact that CSI’s Executive Chair would continue as the Chair of the combined company and CSI’s Chief Financial Officer would continue as the Chief Financial Officer of the combined company following the merger and that two other CSI directors will continue as directors of the combined company;

●	the CSI board of directors’ belief that the CVR agreement, which provides for certain potential cash payments from the divestiture of CSI assets and properties during the 18-month period following the closing (extended to 24 months by the amendment to the merger agreement), is reasonable and fair under the circumstances, including the fact that CSI shareholders of record as of the close of the business day immediately preceding the closing of the merger will become CVR holders, whether or not they continue to hold CSI shares subsequent to the merger;

●	the rights of, and limitations on, CSI and Pineapple under the merger agreement to consider certain unsolicited acquisition proposals under certain circumstances, should such party receive a “superior offer”;

●	the CSI board of directors’ belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, deal protection provisions and the conditions are reasonable for a transaction of this nature; and

●	the opinion of Craig-Hallum, dated March 1, 2021, to the CSI board of directors as to the fairness to CSI, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be paid by CSI pursuant to the terms of the merger agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications as more fully described below in the section entitled “Opinion of the Financial Advisor to CSI’s Board of Directors.”

In connection with its approval of the Agreement and Plan of Merger dated March 1, 2021, the CSI board also considered potential drawbacks and risks relating to the Pineapple Merger Transaction, including, but not limited to:

●	the Merger Consideration may have greater or lesser value at the closing than at the time the merger agreement was signed because the number of shares to be issued by CSI under the merger agreement is fixed and not adjustable based on the market price of CSI common stock or any change in value of the equity interests of Pineapple;

●	the significant dilution that will be experienced by CSI shareholders as a result of the Pineapple Merger Transaction and that the issuance of the Merger Consideration will result in a change of control with Pineapple members, as a group, receiving more than a majority of the outstanding shares of the combined company, as well as the fact that the extent of the dilution will depend upon future conditions or events outside of the control of the CSI board of directors, such as the achievement of various milestones relating to the Earnout Consideration and the occurrence of a Convertible Note Financing;

●	the strategic direction of the combined company following the merger will be determined by senior management and a board of directors that will include Pineapple’s Chief Executive Officer and directors designated by Pineapple;

●	the lack of experience of some of the continuing CSI directors, management, and other employees in the residential solar industry;

●	the potential benefits to the CSI shareholders of the Pineapple Merger Transaction may not be fully achieved or may not be achieved within the expected timeframe or that the growth of the combined company’s residential solar, battery storage, and grid services solutions business may not materialize or may not materialize as quickly as presently contemplated;

●	there can be no guarantee that the net proceeds from CSI’s operating and non-operating assets and properties will result in the payment of any specific aggregate amount to CSI’s pre-merger shareholders, pursuant to dividends before the merger together with further distributions pursuant to the CVRs after the merger;

●	the substantial expenses incurred and to be incurred by CSI in connection with the Pineapple Merger Transaction and the fact that the combined company will bear the transaction expenses of both CSI and Pineapple if the merger is consummated;

●	the Pineapple Merger Transaction may not be completed in the time period expected, as well as the possibility that an event, change or other circumstance could give rise to the termination of the merger agreement and termination of the Pineapple Merger Transaction;

●	the possibility that CSI would be obligated to pay Pineapple a parent termination fee of $2,500,000 under certain circumstances, and that the potential payment of this fee might deter other potential acquirors of CSI;

●	our ability to obtain shareholder approval for the Pineapple Merger Transaction, which requires approval by the holders of at least two-thirds of our common stock outstanding and entitled to vote on the Pineapple Merger Proposal;

●	conditions to the closing of the Pineapple Merger Transaction may not be satisfied or may involve unexpected costs, liabilities or delays;

●	risks that the Pineapple Merger Transaction will disrupt current CSI plans and operations, including the planned divestiture of CSI’s pre-merger operating and non-operating assets and properties, or that the business or stock price of CSI may suffer as a result of uncertainty surrounding the Pineapple Merger Transaction;

●	the outcome of any legal proceedings related to the Pineapple Merger Transaction; and

●	the various other risks associated with the combined company and the Pineapple Merger Transaction, including those described in the sections entitled “Risk Factors.”

After taking into account the material factors relating to the merger agreement and the Pineapple Merger Transaction, including those factors set forth above, the CSI board of directors unanimously concluded that the benefits of the merger agreement and the Pineapple Merger Transaction outweigh the risks it presents and that the merger agreement and the Pineapple Merger Transaction are advisable and in the best interests of CSI and our shareholders.

In determining to approve the amendment to the merger agreement dated December 16, 2021, the CSI board of directors reviewed the foregoing factors weighing in favor of the Pineapple Merger Transaction and the potential drawbacks and risks relating to the Pineapple Merger Transaction. The CSI board of directors also considered the following factors, among others, relating to the amendment:

●	the extension of the Outside Date from August 31, 2021 to March 31, 2022, such that either CSI or Pineapple will have the right to terminate the merger agreement if the merger has not been consummated by March 31, 2022, is reasonable for a transaction of this nature and appropriate given the March 31, 2022 outside date of the Pre-Closing Acquisition Agreement and the securities purchase agreement for the PIPE Offering;

●	the funding-related closing condition, CSI’s right to terminate the merger agreement if the securities purchase agreement for the PIPE Offering is terminated, and the agreements regarding the order of priority for the payment and discharge of certain obligations, indebtedness and expenses from the net proceeds of the PIPE Offering, are designed to help ensure that the combined company has adequate working capital to pay the purchase price for the Pre-Closing Acquisition, outstanding financial obligations and debt at closing, transaction expenses, and post-closing operations;

●	the funding-related closing condition, CSI’s right to terminate the merger agreement if the securities purchase agreement for the PIPE Offering is terminated, and the addition of a covenant prohibiting the combined company or its subsidiaries from creating or permitting any encumbrance on any of the CSI legacy assets (including legacy cash and the equity of any CSI subsidiary that was a subsidiary prior to the effective time) until the expiration of the CVR term are designed to help ensure that CSI legacy assets are available for payment to the CVR holders;

●	the changes in the milestone under which CSI will be obligated to issue 3.0 million shares of its common stock as Earnout Consideration were fair and reasonable in light of similar business goals served by the revised milestone, which is triggered by the satisfaction of the funding-related closing condition rather than complete discharge of all permitted indebtedness;

●	the extension of the time for CSI to complete the legacy assets dispositions from 18 months from the closing date to 24 months from the closing date, and the corresponding extension from 18 months to 24 months for achievement of milestones under which CSI will be obligated to issue up to 10.0 million shares of its common stock as Earnout Consideration, were reasonable and fair given the view of the CSI board of directors regarding the expected timeframes for the legacy asset dispositions;

●	the amendments to the form of CVR agreement are designed to, among other changes, clarify the timing and dispute resolution process for distribution of payments under the CVR agreement, which the CSI board of directors believed was favorable to the future CVR holders;

●	the amendment did not change the aggregate number of shares of CSI common stock that may be issued as Earnout Consideration, which continues to be 13.0 million shares, and the amendment did not change the aggregate number of shares of CSI common stock that may be issued as Base Consideration, which continues to be 15.6 million shares of CSI common stock, or number of shares or price at which shares would be issued in respect of any Convertible Note Financing; and

●	the amendment did not change the number of shares of CSI common stock to be paid as Merger Consideration, which continues to be the same number of shares that Craig-Hallum concluded in its opinion dated March 1, 2021, was fair to CSI from a financial point of view, which opinion was based on and subject to various assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications as more fully described below in the section entitled “Opinion of the Financial Advisor to CSI’s Board of Directors.”

The CSI board of directors did not assign relative weights to the material factors it considered. In addition, the CSI board of directors did not reach any specific conclusion on each of the material factors considered, but conducted an overall analysis of all of the material factors. Individual members of the CSI board of directors may have given different weights to different factors.

For the reasons set forth above, the CSI board of directors has unanimously determined that the merger agreement and the Pineapple Merger Transaction are advisable and are fair to and in the best interests of our company and our shareholders, and unanimously recommends that shareholders vote “FOR” the Pineapple Merger Proposal.

Opinion of the Financial Advisor to CSI’s Board of Directors

Craig-Hallum rendered its opinion to the CSI board of directors that, as of March 1, 2021, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid by CSI pursuant to the terms of the merger agreement is fair from a financial point of view to CSI.

The full text of the written opinion of Craig-Hallum, dated March 1, 2021, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement/prospectus. Craig-Hallum provided its opinion for the information and assistance of the CSI board of directors in connection with its consideration of the merger agreement and the merger. The Craig-Hallum opinion was not intended to and does not constitute a recommendation as to how any CSI Shareholder should vote or make any election with respect to the merger agreement, the merger, or any other matter.

In arriving at its opinion, Craig-Hallum, among other things:

●	Reviewed a draft of the merger agreement dated February 27, 2021;

●	Reviewed publicly available audited financial statements of CSI for the fiscal years ending December 31, 2018 to December 31, 2019;

●	Reviewed publicly available unaudited financial statements of CSI for the quarters ending March 31, 2020, June 30, 2020, and September 30, 2020

●	Reviewed preliminary financial information of CSI for the quarter and fiscal year ending December 31, 2020;

●	Reviewed projected income statements of CSI for the fiscal years ending December 31, 2021 to December 31, 2025, as well as certain estimates of net operating loss tax benefits prepared CSI management;

●	Reviewed Pineapple historical pro forma unaudited financial statements for the fiscal years ending December 31, 2018 to December 31, 2020, consolidated with the companies acquired or to be acquired in the Pre-Closing Acquisition;

●	Reviewed projected income statements of Pineapple for the fiscal years ending December 31, 2021 to December 31, 2025, prepared by Pineapple management;

●	Held discussions with members of senior management of both CSI and Pineapple concerning their evaluations of the merger and their businesses, operating environments, competitive landscapes, financial conditions, industry conditions, and prospects and strategic objectives, as well as such other matters as Craig-Hallum deemed necessary or appropriate for purposes of rendering its opinion;

●	Reviewed historical market prices and trading activity for CSI common stock;

●	Compared certain publicly available financial and stock market data for CSI, as well as the aforementioned internal financial data for Pineapple with similar information for certain other publicly traded companies that Craig-Hallum deemed to be relevant to CSI or Pineapple;

●	Reviewed the publicly available financial terms of certain business combination transactions that Craig-Hallum deemed to be relevant to CSI and Pineapple;

●	Performed a discounted cash flow analysis of each of CSI and Pineapple on a stand-alone basis utilizing information prepared by and furnished to Craig-Hallum by their respective management teams;

●	Performed a relative contribution analysis of CSI and Pineapple and an implied multiples analysis of Pineapple; and

●	Conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Craig-Hallum deemed necessary and appropriate in arriving at its opinion.

In conducting its review and rendering its opinion, Craig-Hallum relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available to, discussed with, or reviewed by Craig-Hallum or publicly available, and did not attempt to independently verify, and assumed no responsibility for the independent verification, of such information; relied upon the assurances of management of CSI and Pineapple that the financial projections for CSI and Pineapple and estimates of net operating loss tax benefits prepared by CSI management were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of CSI as to the future financial results and condition of CSI and the combined company, the best currently available estimates and judgments of the management of Pineapple as to the future financial results and condition of Pineapple, and Craig-Hallum expressed no opinion with respect to such projections or the assumptions on which they were based; relied upon and assumed that there were no material changes in assets, financial condition, results of operations, business or prospects of CSI or Pineapple since the date of the last financial statements made available to Craig-Hallum prior to the date of its opinion; and assumed that neither CSI nor Pineapple was party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the merger and the Pre-Closing Acquisition.

CSI and Pineapple do not publicly disclose internal management projections of the type provided to Craig-Hallum in connection with Craig-Hallum’s analysis of the merger, and such internal management projections were not prepared with a view toward public disclosure. These internal management projections provided to Craig-Hallum were prepared by management of CSI and Pineapple and were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such internal management projections.

Craig-Hallum was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by Craig-Hallum, nor was Craig-Hallum furnished with any such verification, and Craig-Hallum does not assume any responsibility or liability for the accuracy or completeness thereof. Craig-Hallum did not conduct a physical inspection of any of the properties or assets of CSI or Pineapple. Craig-Hallum did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of CSI or Pineapple, nor was Craig-Hallum furnished with any such evaluations or appraisals, nor did Craig-Hallum evaluate the solvency of CSI or Pineapple under any state or federal laws.

Craig-Hallum also assumed that the final executed form of the merger agreement did not differ in any material respects from the latest draft provided to Craig-Hallum and that the merger will be consummated in accordance with the terms and conditions of the merger agreement without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third-party consents and approvals (contractual or otherwise) for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on CSI or Pineapple or the contemplated benefits of the merger. Craig-Hallum is not a legal, tax or regulatory advisor and relied upon, without independent verification, the assessment of CSI and its legal, tax and regulatory advisors with respect to such matters.

Craig-Hallum was not requested to, and did not, (i) participate in negotiations with respect to the merger agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with CSI or any other alternative transaction or (iii) advise the CSI board of directors or any other party with respect to alternatives to the merger. In addition, Craig-Hallum was not requested to and did not provide advice regarding the structure of the transaction between CSI and Pineapple, the type or amount of consideration to be paid by CSI under the merger agreement, or any other aspect of the merger, nor did Craig-Hallum provide services other than the delivery of its opinion. Craig-Hallum expressed no opinion with respect to any transaction to which CSI may be a party other than the merger, including, without limitation, the divestitures of substantially all of the business, assets, and properties that relate to the operations of CSI conducted prior to the closing of the merger. Craig-Hallum expressed no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the merger by securityholders, officers, directors or employees of the Company, including without limitation the amount that may be received pursuant to the CVR agreement. Craig-Hallum’s opinion did not address any other aspect or implication of the merger, the merger agreement or any other agreement or understanding entered into in connection with the merger or otherwise. Craig-Hallum was not requested to opine as to, and its opinion did not address, the decision to undertake or the terms of any offering of debt or equity securities, the basic business decision to proceed with or effect the merger, or any solvency or fraudulent conveyance consideration relating to the merger.

Craig-Hallum’s opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to Craig-Hallum, as of the date of its opinion. Craig-Hallum did not express any opinion as to the prices or trading ranges at which CSI common stock will trade at any time. Furthermore, Craig-Hallum did not express any opinion as to the impact of the merger on the solvency or viability of the surviving corporation in the merger or the ability of the surviving corporation to pay its obligations when they become due.

Craig-Hallum delivered its opinion on March 1, 2021. Craig-Hallum assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof and has not updated its opinion. Craig-Hallum’s opinion was approved by Craig Hallum’s fairness opinion committee in accordance with established procedures.

The consideration to be paid by CSI pursuant to the terms of the merger agreement was determined through arm’s-length negotiations between CSI and Pineapple and was approved by the CSI board of directors. Craig-Hallum did not provide advice to the CSI board of directors during these negotiations nor recommend any specific consideration to CSI nor the CSI board of directors nor suggest that any specific consideration constituted the only appropriate consideration for the merger. In addition, Craig-Hallum’s opinion and its presentation to the CSI board of directors were one of many factors taken into consideration by the CSI board of directors in deciding to approve the merger.

Summary of Financial Analyses

In accordance with customary investment banking practice, Craig-Hallum employed generally accepted valuation methods in reaching its financial opinion. The following is a summary of the material financial analyses contained in the presentation that was made by Craig-Hallum to the CSI board of directors on March 1, 2021, and that were utilized by Craig-Hallum in connection with providing its opinion. However, the following summary does not purport to be a complete description of the financial analyses performed by Craig-Hallum, nor does the order of analyses described represent the relative importance or weight given to those analyses by Craig-Hallum. Some of the summaries in the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Craig-Hallum’s financial analyses. The following quantitative information is based on market data as it existed on or before March 1, 2021, and is not necessarily indicative of current or future market conditions.

For purposes of its stand-alone analyses performed on CSI, Craig-Hallum utilized CSI’s internal financial projections for fiscal years ended December 31, 2021 through December 31, 2025, prepared by and furnished to Craig-Hallum by the management of CSI. Information regarding the cash, number of fully-diluted shares of common stock outstanding and net operating losses for CSI was provided by CSI management.

For purposes of its stand-alone analyses performed on Pineapple, Craig-Hallum utilized Pineapple’s internal financial projections for fiscal years ended December 31, 2021 through December 31, 2025, prepared by and furnished to Craig-Hallum by the management of Pineapple. Information regarding the net debt for Pineapple was provided by Pineapple management.

CSI Historical Trading Analyses

Craig-Hallum reviewed the share price trading history of CSI as of March 1, 2021, as well as certain volume weighted average price (“VWAP”) metrics for the following time periods: 1-week, 1-month, 3-month, 6-month, 1-year, 2-year and 5-year. The share price as of March 1, 2021, was within a -9.9% to +10.3% range at each of the dates listed below:

CSI Historical Share Price
“As of” Date	Share Price

March 1, 2021	$5.35

CSI Historical Trading
Period	VWAP

1-Week	$5.51

1-Month	$5.52

3-Month	$5.22

6-Month	$4.85

1-Year	$4.90

2-Year	$5.94

5-Year	$5.35

Comparable Public Company Analysis – CSI Stand-Alone

Craig-Hallum reviewed and compared certain financial information for CSI to corresponding financial information, ratios and public market multiples for the following publicly traded companies, which, in the exercise of its professional judgment, Craig-Hallum determined to be relevant to its analysis. In selecting comparable public companies, Craig-Hallum focused on businesses in the technology and communication services/equipment industries, specifically those dealing with traditional connectivity products, edge computing components and/or software-design wide-area networks.

Selected Companies:

Technology and Communications

●	ADTRAN, Inc.

●	Casa Systems, Inc.

●	Clearfield, Inc.

●	Digi International Inc.

●	DZS Inc.

●	Identiv, Inc.

●	Iteris, Inc.

●	Lantronix, Inc.

Craig-Hallum obtained financial metrics and projections for the selected companies from SEC EDGAR and S&P Capital IQ (“Capital IQ”). In its analysis, Craig-Hallum derived and compared multiples for CSI and the selected companies, calculated as follows:

●	Total enterprise value (“TEV”) as a multiple of revenue over the latest twelve months (“LTM”)

●	TEV as a multiple of estimated revenue for calendar year 2021 (“CY 2021E”)

●	TEV as a multiple of estimated revenue for calendar year 2022 (“CY 2022E”)

●	TEV as a multiple of estimated adjusted EBITDA for calendar year 2021

●	TEV as a multiple of estimated adjusted EBITDA for calendar year 2022

TEV refers to market capitalization—calculated utilizing the treasury stock method—plus all outstanding debt, plus preferred stock, plus any minority interest and less cash and cash equivalents (“net debt”). Adjusted EBITDA refers to earnings before interest, taxes, depreciation, amortization, stock-based compensation and any other expenses deemed to be non-recurring in nature. This analysis indicated the following:

Financial Multiple	25th Percentile*	Median*	75th Percentile*

TEV / LTM Revenue	2.1x	2.4x	2.8x

TEV / CY 2021E Revenue	1.9x	2.1x	2.6x

TEV / CY 2022E Revenue	1.5x	1.8x	2.1x

TEV / CY 2021E Adjusted EBITDA	17.8x	22.8x	30.3x

TEV / CY 2022E Adjusted EBITDA	14.2x	14.9x	18.2x
* Excludes Communications Systems, Inc.

In reviewing this analysis, Craig-Hallum also considered, among other things, the relative comparability of the selected companies to Communications Systems, Inc. Based upon the foregoing and applying its professional judgment, Craig-Hallum selected the representative ranges of the 25th to 75th percentile for each metric. Craig-Hallum then applied the respective representative ranges to LTM revenue, calendar year 2021 estimated revenue and adjusted EBITDA, and calendar year 2022 estimated revenue and adjusted EBITDA for CSI resulting in ranges of implied total enterprise values. These total enterprise values were further adjusted for Communications Systems, Inc.’s cash to calculate ranges of implied equity values. A summary of these equity value ranges is shown in the table below.

Financial Multiple	Representative Range	Implied Equity Value Reference Range*

TEV / LTM Revenue	2.1x – 2.8x	$109.4 – $141.5

TEV / CY 2021E Revenue	1.9x – 2.6x	$110.2 – $143.8

TEV / CY 2022E Revenue	1.5x – 2.1x	$102.6 – $136.4

TEV / CY 2021E Adjusted EBITDA	17.8x – 30.3x	$54.0 – $76.4

TEV / CY 2022E Adjusted EBITDA	14.2x – 18.2x	$76.7 – $92.5
*Dollars in millions

Although Craig-Hallum selected the companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of CSI no selected company is identical to CSI. In evaluating the financial multiples for the selected companies, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters. Accordingly, Craig-Hallum’s comparison of selected companies to CSI and analysis of the results of such comparisons was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of CSI.

Precedent Transactions Analysis – CSI Stand-Alone

Craig-Hallum performed a selected precedent transactions analysis, which is designed to imply a value for a company based on publicly available financial terms of the selected transactions that share some characteristics with the merger. Craig-Hallum reviewed and selected precedent transactions that, in the exercise of its professional judgment, were deemed to be relevant to its analysis after meeting the following criteria: (i) the target company operated in the communication services and/or equipment sectors, (ii) transactions that closed since January 1, 2015, with publicly available financial terms, (iii) the target company’s implied enterprise value was less than $10 billion, and (iv) the acquisition was not of a minority interest. In its analysis, Craig-Hallum reviewed the following precedent transactions as of the closing date:

Target	Acquirer	Close Date

Mellanox Technologies, Ltd.	NVIDIA Corporation	04/27/20

ARRIS International plc	CommScope Holding Company, Inc.	04/04/19

Brocade Communications Systems LLC	LSI Corporation; Broadcom Corporation	11/17/17

Sandvine Corporation	Procera Networks, Inc.	09/21/17

MRV Communications, Inc.	ADVA Optical Networking SE	08/11/17

Broadview Networks Holdings, Inc.	Windstream Holdings, Inc.	07/28/17

eDevice SA	iHealthLabs Europe SARL	09/02/16

Emulex Corporation	Avago Technologies Wireless Manufacturing LLC	05/05/15

For each precedent transaction indicated above, using publicly available company filings, Capital IQ and press releases, Craig-Hallum calculated multiples of TEV using the target company’s LTM revenue as well as next twelve months (“NTM”) revenue and adjusted EBITDA as of the close date. LTM adjusted EBITDA was not considered in this analysis given CSI’s net operating loss position for the LTM period. From this analysis, Craig-Hallum derived the 25th and 75th percentiles for the selected precedent transactions set forth in the following table:

Financial Multiple	25th Percentile	Median	75th Percentile

TEV / LTM Revenue	1.0x	1.9x	4.0x

TEV / NTM Revenue	1.4x	2.3x	2.5x

TEV / NTM Adjusted EBITDA	8.7x	8.7x	12.1x

In reviewing this analysis, Craig-Hallum also considered, among other things, the relative comparability of the precedent transactions and targets to the merger and CSI. Based on the foregoing and applying its professional judgment, Craig-Hallum selected the representative ranges of the 25th to 75th percentile for each metric. Craig-Hallum applied the respective LTM multiples from the precedent transactions to Communications Systems, Inc.’s calendar year 2020 preliminary revenue and NTM multiples to CSI’s calendar year 2021 estimated revenue and adjusted EBITDA, resulting in ranges of implied total enterprise values. These total enterprise values were further adjusted for CSI’s cash to calculate ranges of implied equity values shown in the table below.

Financial Multiple	Representative Range	Implied Equity Value Reference Range*

TEV / LTM Revenue	1.0x – 4.0x	$64.7 – $193.6

TEV / NTM Revenue	1.4x – 2.5x	$88.8 – $143.1

TEV / NTM Adjusted EBITDA	8.7x – 12.1x	$37.5 – $43.7

*Dollars in millions

No target company or transaction utilized in the selected precedent transactions analysis is identical to CSI nor the merger. In evaluating the precedent transactions, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of CSI, such as the impact of competition on the business of CSI or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of CSI the industry or in the financial markets in general.

Discounted Cash Flow Analysis – CSI Stand-Alone

Craig-Hallum conducted a discounted cash flow analysis for CSI on a stand-alone basis, which is designed to estimate the implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of the company. Craig-Hallum calculated a range of implied equity values of CSI based on forecasts of future unlevered free cash flows for the remainder of fiscal year 2021 as of March 1, 2021, through fiscal year 2025 provided by the management of CSI. Craig-Hallum first calculated unlevered free cash flows (calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization, less the amount of any increase or plus the amount of any decrease in net working capital, less capital expenditures and less any acquisition costs) of CSI for fiscal years 2021 to 2025, using an assumed tax rate of 26.0%.

Craig-Hallum then calculated terminal values for CSI using the terminal value method based on revenue and adjusted EBITDA multiples. The terminal value based on revenue multiples was calculated by applying a range of terminal LTM revenue multiples of 1.5x to 2.5x (selected based on Craig-Hallum’s professional judgment after consideration of the precedent M&A transactions multiples and comparable public company multiples) to CSI management’s revenue forecast for fiscal year 2025. The terminal value based on adjusted EBITDA multiples was calculated by applying a range of terminal LTM adjusted EBITDA multiples of 11.0x to 13.0x (selected based on Craig-Hallum’s professional judgment after consideration of the precedent M&A transactions multiples and comparable public company multiples) to CSI management’s adjusted EBITDA forecast for fiscal year 2025. In addition, Craig-Hallum added CSI’s net operating loss carryforwards expected to be utilized CSI’s management to reduce future domestic federal and state taxes, in each case based on internal estimates of CSI’s management.

These unlevered free cash flows, terminal values and net operating loss carryforwards were then discounted to their respective present values as of March 1, 2021, using a range of discount rates of 16.0% to 20.0% (selected based on Craig-Hallum’s professional judgment and derived from an analysis of the estimated weighted average cost of capital using CSI comparable company data) to calculate a range of implied total enterprise values for CSI. These total enterprise values were further adjusted for CSI’s cash to calculate ranges of implied equity values. From this analysis, Craig-Hallum derived the 25th and 75th percentiles for the values produced from the discounted cash flow analysis set forth in the following table:

Discounted Cash Flow Analysis	Implied Equity Value Reference Range*

Terminal Revenue Method	$86.4 – $108.4

Terminal EBITDA Method	$101.1 – $108.0

* Dollars in millions

Comparable Public Company Analysis – Pineapple Stand-Alone

Craig-Hallum reviewed and compared certain financial information for Pineapple to corresponding financial information, ratios and public market multiples for the following publicly traded companies, which, in the exercise of its professional judgment, Craig-Hallum determined to be relevant to its analysis. In selecting comparable public companies, Craig-Hallum focused on businesses in the residential solar and clean technology industries.

Selected Companies:

Residential Solar

●	Sunnova Energy International Inc.

●	SunPower Corporation

●	Sunrun Inc.

Clean Technology

●	Ballard Power Systems Inc.

●	Blink Charging Co.

●	Bloom Energy Corporation

●	Clean Energy Fuels Corp.

●	Enphase Energy, Inc.

●	FuelCell Energy, Inc.

●	Plug Power Inc.

●	SolarEdge Technologies, Inc.

●	TPI Composites, Inc.

●	Westport Fuel Systems Inc.

Craig-Hallum obtained financial metrics and projections for the selected companies from SEC EDGAR and Capital IQ. In its analysis, Craig-Hallum derived and compared multiples for the selected companies, calculated as follows:

●	TEV as a multiple of estimated revenue for calendar year 2021 (“CY 2021E”)

●	TEV as a multiple of estimated revenue for calendar year 2022 (“CY 2022E”)

TEV refers to market capitalization—calculated utilizing the treasury stock method—plus all outstanding debt, plus preferred stock, plus any minority interest and less cash and cash equivalents (“net debt”). Adjusted EBITDA refers to earnings before interest, taxes, depreciation, amortization, stock-based compensation and any other expenses deemed to be non-recurring in nature. This analysis indicated the following:

Financial Multiple	25th Percentile*	Median*	75th Percentile*

TEV / CY 2021E Revenue	4.5x	8.5x	14.5x

TEV / CY 2022E Revenue	4.9x	10.2x	29.6x

In reviewing this analysis, Craig-Hallum also considered, among other things, the relative comparability of the selected companies to Pineapple. Based upon the foregoing and applying its professional judgment, Craig-Hallum selected the representative ranges of the 25th to 75th percentile for each metric. Craig-Hallum then applied the respective representative ranges to the estimated calendar year 2021 and calendar year 2022 revenue figures for Pineapple, resulting in ranges of implied total enterprise values. These total enterprise values were further adjusted for Pineapple’s net debt to calculate ranges of implied equity values. A summary of these equity value ranges is shown in the table below.

Financial Multiple	Representative Range	Implied Equity Value Reference Range*

TEV / CY 2021E Revenue	4.5x – 14.5x	$175.7 – $593.2

TEV / CY 2022E Revenue	4.9x – 29.6x	$365.4 – $2,248.9

* Dollars in millions

Although Craig-Hallum selected the companies reviewed in the analysis because, among other things, their businesses are reasonably similar to that of Pineapple, no selected company is identical to Pineapple. In evaluating the financial multiples for the selected companies, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters. Accordingly, Craig-Hallum’s comparison of selected companies to Pineapple and analysis of the results of such comparisons was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of Pineapple.

Precedent Transactions Analysis – Pineapple Stand-Alone

Craig-Hallum performed a selected precedent transactions analysis, which is designed to imply a value for a company based on publicly available financial terms of the selected transactions that share some characteristics with the merger. Craig-Hallum reviewed and selected precedent transactions that, in the exercise of its professional judgment, were deemed to be relevant to its analysis after meeting the following criteria: (i) the target company operated in the residential solar and/or clean technology sectors, (ii) transactions that closed since January 1, 2015, with publicly available financial terms, (iii) the target company’s implied enterprise value was less than $5 billion, and (iv) the acquisition was not of a minority interest. In its analysis, Craig-Hallum reviewed the following precedent transactions as of the closing date:

Target	Acquirer	Close Date

Vivint Solar, Inc.	Sunrun Inc.	10/08/20

Hydrogenics Corporation	Cummins Inc.	09/09/19

UQM Technologies, Inc.	Danfoss Power Solutions (US) Company	07/31/19

Maxwell Technologies, Inc.	Tesla, Inc.	05/15/19

Chargemaster plc	BP p.l.c.	07/31/18

Younicos AG	Aggreko Plc	07/03/17

Proton Energy Systems, Inc.	Nel ASA	06/30/17

Saft Groupe S.A.	TOTAL S.A.	08/15/16

Protonex Technology Corporation	Ballard Power Systems Inc.	10/01/15

Polypore International, Inc.	Asahi Kasei Corporation	08/26/15

For each precedent transaction indicated above, using publicly available company filings, Capital IQ and press releases, Craig-Hallum calculated multiples of TEV using the target company’s NTM revenue as of the close date. From this analysis, Craig-Hallum derived the 25th and 75th percentiles for the selected precedent transactions set forth in the following table:

Financial Multiple	25th Percentile	Median	75th Percentile

TEV / NTM Revenue	3.0x	4.7x	5.1x

In reviewing this analysis, Craig-Hallum also considered, among other things, the relative comparability of the precedent transactions and targets to the merger and Pineapple. Based on the foregoing and applying its professional judgment, Craig-Hallum selected the representative ranges of the 25th to 75th percentile for each metric. Craig-Hallum applied the respective NTM multiples from the precedent transactions to Pineapple’s calendar year 2021 estimated revenue, resulting in a range of implied total enterprise values. These total enterprise values were further adjusted for Pineapple’s net debt to calculate a range of implied equity values shown in the table below.

Financial Multiple	Representative Range	Implied Equity Value Reference Range*

TEV / NTM Revenue	3.0x – 5.1x	$115.2 – $199.1

* Dollars in millions

No target company or transaction utilized in the selected precedent transactions analysis is identical to Pineapple nor the merger. In evaluating the precedent transactions, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Pineapple, such as the impact of competition on the business of Pineapple or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Pineapple, the industry or in the financial markets in general.

Discounted Cash Flow Analysis – Pineapple Stand-Alone

Craig-Hallum conducted a discounted cash flow analysis for Pineapple on a stand-alone basis, which is designed to estimate the implied value of a company by calculating the present value of the estimated future unlevered free cash flows and terminal value of the company. Craig-Hallum calculated a range of implied equity values of Pineapple based on forecasts of future unlevered free cash flows for the remainder of fiscal year 2021 as of March 1, 2021, through fiscal year 2025 provided by the management of Pineapple. Craig-Hallum first calculated unlevered free cash flows (calculated as earnings before interest and taxes, less taxes, plus depreciation and amortization, less capital expenditures, and less the amount of any increase or plus the amount of any decrease in net working capital) of Pineapple for fiscal years 2021 to 2025, using an assumed tax rate of 26.0%.

Craig-Hallum then calculated terminal values for Pineapple using the terminal value method based on revenue multiples. The terminal value was calculated by applying a range of terminal LTM revenue multiples of 4.25x to 5.25x (selected based on Craig-Hallum’s professional judgment after consideration of the precedent M&A transactions multiples and comparable public company multiples) to Pineapple management’s revenue forecast for fiscal year 2025.

These unlevered free cash flows and terminal values were then discounted to their respective present values as of March 1, 2021, using a range of discount rates of 18.0% to 22.0% (selected based on Craig-Hallum’s professional judgment and derived from an analysis of the estimated weighted average cost of capital using Pineapple comparable company data) to calculate a range of implied total enterprise values for Pineapple. These total enterprise values were further adjusted for Pineapple’s net debt to calculate ranges of implied equity values. From this analysis, Craig-Hallum derived the 25th and 75th percentiles for the values produced from the discounted cash flow analysis set forth in the following table:

Discounted Cash Flow Analysis	Implied Equity Value Reference Range*

Terminal Revenue Method	$307.3 – $348.8
* Dollars in millions

Relative Contribution Analysis

Craig-Hallum performed a relative contribution analysis for CSI and Pineapple based on the valuation methodologies described above. In performing the relative contribution analysis, Craig-Hallum compared the range of stand-alone implied equity values for each company derived from the range of median values calculated for each of the comparable public companies, selected precedent transactions and discounted cash flow analyses. Craig-Hallum then compared these ranges to generate the implied relative contribution for each company for each analysis before comparing the implied relative contribution ranges to the shares of CSI to be issued in the merger without the earn-out of contingent consideration outlined in the merger agreement and with full earn-out provided for under the merger agreement. “Without earn-out” assumes a total consideration to Pineapple of 20.6 million shares, including the base consideration of 15.6 million shares as well as 5 million additional shares underlying the issuance of $10 million of convertible notes by Pineapple between signing and closing with a conversion price of $2.00 per share. “Full earn-out” assumes the same total consideration as the “without earn-out” scenario as well as all additional shares to be issued to Pineapple as defined in the merger agreement that are subject to further conditions being met post-merger. This includes an additional 3 million shares contingent upon the payoff of all pre-closing debt by Pineapple within three months of the merger closing and 10 million shares subject to the achievement of both the $6.00 and $8.00 30-day VWAP milestones by the 24-month anniversary of the merger closing and achievement of the disposition milestone by the 18-month anniversary of the merger closing, for an aggregate quantity of additional contingent consideration to Pineapple of 13 million shares. Thus, the “full earn-out” scenario assumes a total consideration to Pineapple post-merger of 33.6 million shares.

	Implied Equity Value						Implied Relative Contribution
	Communications Systems, Inc.			Pineapple			Communications Systems, Inc.			Pineapple
Methodology	Range of Medians(1)			Range of Medians(1)			Range of Medians(1)			Range of Medians(1)

Comparable Company	$62.9	–	$122.7	$343.7	–	$767.3	7.6%	–	26.3%	73.7%	–	92.4%

Precedent Transactions	$37.6	–	$132.5	$182.2	–	$182.2	17.1%	–	42.1%	57.9%	–	82.9%

Discounted Cash Flow	$97.9	–	$104.5	$329.1	–	$329.1	22.9%	–	24.1%	75.9%	–	77.1%

	Transaction Consideration Without Earn-Out						32.5%			67.5%
	Transaction Consideration With Full Earn-Out						22.8%			77.2%

* Dollars in millions

(1) Based on median multiples and the corresponding range for each valuation methodology

Implied Multiples Analysis

Craig-Hallum also performed an implied multiples analysis based on the valuation methodologies described above. Using the most recent close price of CSI as of March 1, 2021, Craig-Hallum determined the implied equity value of Pineapple both without earn-out and with full earn-out, as described above. These implied equity values were further adjusted for Pineapple’s debt and cash—assuming that Pineapple issues $10 million of convertible notes between signing and closing—to calculate an implied enterprise value for each scenario. Craig-Hallum then calculated the following implied enterprise value multiples for Pineapple both without earn-out and with full earn-out: i) TEV as a multiple of estimated revenue for calendar year 2021 (“CY 2021E”) and ii) TEV as a multiple of estimated revenue for calendar year 2022 (“CY 2022E”). Finally, these implied multiples for Pineapple were compared to the financial multiples calculated in Pineapple’s comparable public companies and selected precedent transactions analyses outlined above, and the range of implied equity values for Pineapple calculated both without earn-out and with full earn-out was compared to the range of implied equity values from Pineapple’s discounted cash flow analysis outlined above.

Comparable Public Company Analysis
	Pineapple Implied Multiples		Comparable Companies
	Without	With Full
Residential Solar & Clean Technology	Earn-Out	Earn-Out(1)(2)	Min	Median	Mean	Max
TEV(1) / CY 2021E Revenue	2.9 x	4.6 x	1.2 x	8.5 x	11.3 x	34.7 x
TEV(1) / CY 2022E Revenue	1.6 x	2.5 x	1.1 x	10.2 x	18.3 x	48.6 x

Comparable M&A Transactions Analysis
	Pineapple Implied Multiples		Comparable M&A Transactions
	Without	With Full
Residential Solar & Clean Technology	Earn-Out	Earn-Out(1)(2)	Min	Median	Mean	Max
TEV(1) / NTM Revenue(3)	2.9 x	4.6 x	1.2 x	4.7 x	4.6 x	9.4 x

Discounted Cash Flow Analysis*

Pineapple Implied Equity Value Range:	$110.2 – $179.8	Revenue Multiple
		4.25x	4.50x	4.75x	5.00x	5.25x

	18.0%	$320.4	$339.0	$357.6	$376.2	$394.7
	19.0%	$307.3	$325.2	$343.0	$360.8	$378.7
Discount Rate @	20.0%	$294.8	$312.0	$329.1	$346.2	$363.4
	21.0%	$283.0	$299.4	$315.9	$332.3	$348.8
	22.0%	$271.6	$287.4	$303.3	$319.1	$334.9

* Dollars in millions

(1) Assumes Pineapple issues $10 million of convertible notes between signing and closing with a conversion price of $2.00

(2) Assumes i) full achievement of the $6.00 and $8.00 30-day VWAP/disposition event milestones by the 18-month anniversary of the merger closing and ii) payoff of pre-closing Pineapple debt within 3 months of closing

(3) NTM multiples applied to Pineapple’s CY 2021E figures

Miscellaneous

The foregoing summary of material financial analyses does not purport to be a complete description of the analyses or data presented by Craig-Hallum. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Craig-Hallum believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions of it, without considering all of its analyses, could create an incomplete view of the processes underlying the analyses and its opinion. No single factor or analysis was determinative of Craig-Hallum’s fairness determination. Rather, Craig-Hallum considered the totality of the factors and analyses performed in arriving at its opinion. Craig-Hallum based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which Craig-Hallum based its analysis have been described under the description of each analysis in the foregoing summary. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Craig-Hallum are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, Craig-Hallum’s analyses are not, and do not, purport to be appraisals or otherwise reflective of the prices at which securities may trade at the present time or at any time in the future or at which businesses actually could be bought or sold.

As part of its investment banking business, Craig-Hallum and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Craig-Hallum was selected as financial advisor to the Board of Directors of CSI on the basis of Craig-Hallum’s experience and its familiarity with CSI and the industry in which it operates.

Under the terms of the engagement letter dated February 5, 2021, CSI has agreed to pay Craig-Hallum a fee of $300,000 for rendering its opinion, which fee would be reduced by $100,000 upon CSI management’s request should a decision be made not to proceed with the transaction or any other reason. In addition, CSI has agreed to reimburse Craig-Hallum for reasonable expenses incurred in connection with the engagement and to indemnify Craig-Hallum against certain liabilities that may arise out of its engagement by CSI and the rendering of the opinion. In the ordinary course of business, Craig-Hallum and its affiliates may actively trade or hold the securities of CSI or any of their affiliates for Craig-Hallum’s account or for others and, accordingly, may at any time hold a long or short position in such securities.

Craig-Hallum’s analyses were prepared solely as part of Craig-Hallum’s analysis of the fairness, from a financial point of view, to CSI of the consideration to be paid by CSI under the terms of the merger agreement and were provided to the CSI board of directors for its analysis of the merger agreement and the merger. The opinion of Craig-Hallum was only one of the factors taken into consideration by the CSI board of directors in making its determination to approve the merger agreement and the merger.

In the ordinary course of its business, Craig-Hallum and its affiliates may actively trade securities of CSI for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Craig-Hallum has not received fees or other compensation from CSI or Pineapple in the past two years prior to the issuance of its opinion. Craig-Hallum and its affiliates may from time to time perform various investment banking and financial advisory services for CSI and for other clients and customers that may have conflicting interests with CSI, for which Craig-Hallum would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Craig-Hallum has adopted policies and procedures to establish and maintain the independence of Craig-Hallum’s research department and personnel. As a result, Craig-Hallum’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to the transaction and other participants in the transaction that differ from the opinions of Craig-Hallum’s investment banking personnel.

Certain Financial Forecasts Utilized in Connection with the Merger

Each year our management provides the CSI board of directors certain estimates of projected financial results as part of our budget and planning processes.

In connection with the evaluation of the merger, however, CSI management prepared the CSI Financial Forecasts which are summarized in the below table. The CSI Financial Forecasts set forth below are included in this proxy statement/prospectus only because this information was presented to and discussed with the CSI board of directors as part of its consideration of the Pineapple Merger Transaction. The CSI Financial Forecasts were provided to Craig-Hallum, the CSI board’s financial advisor, for its use and reliance in connection with Craig-Hallum’s financial analyses and opinion dated March 1, 2021 as described in the section entitled “Opinion of the Financial Advisor to the CSI Board of Directors.”

In connection with the evaluation of the merger, Pineapple management prepared the Pineapple Financial Forecasts which also are summarized in the below table and reflect the combined forecasted financial results of Pineapple, HEC and E-Gear as if Pineapple had acquired HEC and E-Gear at the beginning of the forecast period. The Pineapple Financial Forecasts set forth below are included in this proxy statement/prospectus only because this information was presented to and discussed with the CSI board of directors as part of its consideration of the Pineapple Merger Transaction. The Pineapple Financial Forecasts also were provided to Craig-Hallum, the CSI board’s financial advisor, for its use and reliance in connection with Craig-Hallum’s financial analyses and opinion as described in the section entitled “Opinion of the Financial Advisor to the CSI Board of Directors.”

The projected results described below were prepared by management of CSI and Pineapple, respectively, and were not prepared with a view towards public disclosure. These projections do not purport to present the results of operations in accordance with generally accepted accounting principles. No independent auditor has examined or compiled the projections and accordingly, assume no responsibility for them. CSI’s internal financial projections are, in general, prepared solely for internal use and budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. Both the CSI Financial Forecasts and the Pineapple Financial Forecasts also reflect numerous assumptions made by each company’s respective management with respect to the financial performance of CSI, on the one hand, and Pineapple, HEC and E-Gear, on the other hand, including the continuing effects of competition, industry performance, general business, economic, market and financial conditions, and other matters, all of which are difficult to predict and many of which are beyond either company’s control. Accordingly, there can be no assurance that either the CSI Financial Forecasts or the Pineapple Financial Forecasts would be necessarily realized, either on a standalone or combined basis.

Additionally, neither the CSI Financial Forecasts nor the Pineapple Financial Forecasts have been updated or adjusted for matters that have arisen since the respective dates they were prepared.

CSI Financial Forecasts

CSI Financial Forecasts	2021E	2022E	2023E	2024E	2025E
	$ in millions
Sales	$47.5	$54.5	$61.6	$70.8	$79.2
Gross Profit	$17.3	$25.1	$29.6	$35.4	$40.7
Operating income (loss)	$(0.0)	$2.1	$5.1	$9.4	$12.7
Adjusted EBITDA (1)	$1.8	$3.9	$6.9	$11.1	$14.4
Unlevered Free Cash Flows (2)	$2.4	$(3.4)	$0.5	$2.9	$4.9
_________________

(1)	EBITDA refers to operating income before interest, taxes, depreciation and amortization. For CSI, adjusted EBITDA excludes stock-based compensation expense.

(2)	Unlevered free cash flows were calculated by taking CSI operating income after tax, adding back depreciation and amortization, subtracting capital expenditures, adjusting for changes in working capital, and subtracting acquisition costs.

The CSI Financial Forecasts include adjusted EBITDA, a financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (non-GAAP), which excludes interest, taxes, depreciation and amortization from net income, as well as stock-based compensation expense. For the purposes of the CSI Financial Forecasts, CSI calculated adjusted EBITDA by starting with operating income, which does not include the impact of interest or taxes, and adding back depreciation, amortization and stock-based compensation expense. CSI has reconciled the non-GAAP financial measure used in the CSI Financial Forecasts with the most directly comparable GAAP financial measure. CSI management believes that the non-GAAP financial measure not only provides CSI management with comparable financial data for internal financial analysis but also allows investors to better understand the performance of the company on a period-over-period basis from the same perspective as management. However, other companies may calculate these non-GAAP financial measures differently than CSI does. Investors should not consider the non-GAAP financial measures in isolation or as a substitute for analysis of CSI’s results or projections as reported under GAAP. CSI’s presentation of non-GAAP financial measures should not be construed to imply that CSI’s future results will be unaffected by the adjustments made to calculate adjusted EBITDA, such as interest, taxes, depreciation, amortization, and stock-based compensation expense.

CSI Non-GAAP Reconciliation	2021E	2022E	2023E	2024E	2025E
	$ in millions
Operating Income	$(0.0)	$2.1	$5.1	$9.4	$12.7
Depreciation and Amortization	$1.1	$1.0	$1.0	$0.8	$0.8
Stock-Based Compensation Expense	$0.7	$0.8	$0.8	$0.9	$0.9
Adjusted EBITDA	$1.8	$3.9	$6.9	$11.1	$14.4

Pineapple Financial Forecasts

Pineapple Financial Forecasts	2021E	2022E	2023E	2024E	2025E
	$ in millions
Revenue	$41.5	$76.2	$109.8	$140.8	$165.5
Gross Profit	$17.2	$27.2	$38.2	$50.1	$56.5
Operating Income	$2.4	$5.3	$9.7	$15.6	$17.3
EBITDA (1)	$2.8	$5.8	$10.3	$16.3	$18.0
Unlevered Free Cash Flows (2)	$1.1	$2.1	$3.8	$11.0	$10.8
_________________

(1)	EBITDA refers to operating income before interest, taxes, depreciation and amortization.

(2)	Unlevered free cash flows were calculated by taking Pineapple, HEC and E-Gear combined operating income after tax, adding back depreciation and amortization, subtracting capital expenditures, and adjusting for changes in working capital.

The Pineapple Financial Forecasts include EBITDA, a financial measure that is not prepared in accordance with GAAP, which excludes interest, taxes, depreciation and amortization from net income. For the purposes of the Pineapple Financial Forecasts, Pineapple calculated EBITDA by starting with the combined operating income of Pineapple, HEC and E-Gear, which does not include the impact of interest or taxes, and adding back combined company depreciation and amortization. Pineapple has reconciled the non-GAAP financial measure used in the Pineapple Financial Forecasts with the most directly comparable GAAP financial measure. Pineapple management believes that the non-GAAP financial measure not only provides Pineapple management with comparable financial data for internal financial analysis but also allows investors to better understand the performance of the company on a period-over-period basis from the same perspective as management. However, other companies may calculate these non-GAAP financial measures differently than Pineapple does. Investors should not consider the non-GAAP financial measures in isolation or as a substitute for analysis of the results of Pineapple, HEC and E-Gear or projections as reported under GAAP. Pineapple’s presentation of non-GAAP financial measures should not be construed to imply that the future results of Pineapple, HEC and E-Gear will be unaffected by the adjustments made to calculate EBITDA, such as interest, taxes, depreciation, and amortization.

Pineapple Non-GAAP Reconciliation	2021E	2022E	2023E	2024E	2025E
	$ in millions
Operating Income	$2.4	$5.3	$9.7	$15.6	$17.3
Depreciation and Amortization	$0.4	$0.5	$0.6	$0.7	$0.8
EBITDA	$2.8	$5.8	$10.3	$16.3	$18.0

The projected results described above were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants regarding forecasts or projections. These projections are forward-looking statements and are based on expectations and assumptions at the time they were prepared by CSI management or Pineapple management, respectively. The projections above involve risks and uncertainties that could cause actual outcomes and results to differ materially from such expectations, including risks and uncertainties described under “CAUTION CONCERNING FORWARD-LOOKING STATEMENTS” and “RISK FACTORS.” There can be no assurance that the assumptions and adjustments made in preparing the projected financials results above will prove appropriate, or that the projected financial results necessarily will be realized. There will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projected results above. The inclusion of these projections should not be regarded as an indication that CSI or Pineapple or their respective affiliates or representatives, considered or consider the projections to be an actual prediction of future events, and the projections should not be relied upon as such. Neither CSI nor Pineapple or their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of CSI, Pineapple or the combined company compared to the information contained in the projected financial results, and none of them intends to provide any update or revision thereof.

When the Pineapple Merger Transaction is Expected to be Completed

We expect to complete the Pineapple Merger Transaction promptly after all of the closing conditions in the merger agreement, including approval of the Pineapple Merger Proposal by our shareholders. Subject to the uncertainty concerning the satisfaction or waiver of these conditions, we expect the Pineapple Merger Transaction to close by March 31, 2022. However, there can be no assurance that the Pineapple Merger Transaction will be completed at all or, if completed, when it will be completed.

Effects on CSI if the Pineapple Merger Transaction is Completed and the Nature of Our Business Following the Transaction

If the Pineapple Merger Transaction is completed, we will rename our company Pineapple Holdings, Inc. and our common stock will trade under the new symbol “PEGY”. Our business will focus on the rapidly growing home solar industry, with subsidiary operations consisting of the Pineapple, HEC and E-Gear businesses, and we will pursue the Pineapple growth strategy of acquiring leading local and regional solar installers around the United States.

In connection with the closing of the Pineapple Merger Transaction, CSI will distribute to CSI shareholders of record as of the close of the business day immediately preceding the closing of the merger one non-transferable CVR for each outstanding share of common stock of CSI held as of that time.

The Pineapple Merger Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of the CSI common stock. A shareholder who owns shares of our common stock immediately prior to the closing of the Pineapple Merger Transaction will continue to hold the same number of shares immediately following the closing.

Prior to and after the closing of the Pineapple Merger Transaction, we expect to continue our efforts to divest substantially all our current operating and non-operating assets as part of our planned strategy to monetize our assets for the benefit of the CSI shareholders and, after the closing of the Pineapple Merger Transaction, the holders of the CVRs.

Our SEC reporting obligations as a public company will not be affected as a result of completing the Pineapple Merger Transaction.

Effects on CSI if the Pineapple Merger Transaction is Not Completed

If the merger agreement is terminated or the merger is not consummated for any reason, it is expected that the CSI board of directors will consider the full range of strategic alternatives regarding the use of its remaining cash and other assets, the S&S Segment business, and the future of CSI, with a view to maximizing value for our shareholders under the circumstances. These strategic alternatives may include pursuing an alternative transaction to the merger, retaining some or all of the cash or other assets, the acquisition of a new business or an investment in the S&S Segment business, adoption of a plan of liquidation, or a combination of these.

The merger agreement may be terminated under certain circumstances as set forth in the merger agreement and summarized in this proxy statement/prospectus. Pursuant to the merger agreement, we have agreed to pay Pineapple a termination fee of $2,500,000, plus applicable costs and expenses up to $750,000, if the merger agreement is terminated under certain circumstances. See “THE MERGER AGREEMENT— Termination Fees”.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our shareholders under Minnesota law or CSI’s articles of incorporation or bylaws in connection with any proposal to be presented at the special meeting, including the Pineapple Merger Proposal.

Interests of Our Directors and Executive Officers in the Pineapple Merger Transaction

In considering the recommendation of our board to vote “FOR” the Pineapple Merger Proposal, you should be aware that, aside from their interests as Company shareholders, our directors and executive officers have interests in the Pineapple Merger Transaction that are different from, or in addition to, the interests of our shareholders generally.

Members of our board were aware of and considered these interests, among other matters, in evaluating and negotiating the Pineapple Merger Transaction, and in recommending to our shareholders that the Pineapple Merger Proposal be approved. For more information see the sections entitled “Proposal #1: Pineapple Merger Proposal—Background of the Pineapple Merger Transaction” and “Proposal #1: Pineapple Merger Proposal—Reasons for the Pineapple Merger Transaction and Recommendation of our Board of Directors” above. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Indemnification. The merger agreement provides that from and after the effective time of the merger, the holders of Class A Units and Class P Units of Pineapple as of immediately prior to the effective time of the merger, severally and not jointly, will indemnify, defend and hold harmless CSI and the combined company and each of their respective officers, directors, assigns, successors and controlled affiliates against certain damages, to the extent arising out of or directly caused by any of the following: (a) any breach of certain representations or warranties made by Pineapple in the merger agreement or any certificates delivered by Pineapple pursuant to the merger agreement; (b) any breach or failure by Pineapple to satisfy or perform any covenant or agreement of Pineapple under the merger agreement or any certificates delivered by Pineapple pursuant to the merger agreement; and (c) specified tax liabilities. Any amounts owed would be recovered solely by forfeiture of Lockup Shares and thereafter, stock consideration received by the Class A Unit and Class P Unit holders of Pineapple, in their capacity as such, in accordance with their respective pro rata shares.

Additionally, from and after the effective time of the merger, each member of Pineapple will indemnify, defend and hold harmless each indemnified party described above against all damages, to the extent arising out of or directly caused by any breach of the representations, warranties, covenants, or agreements of such Pineapple member in such Pineapple member’s joinder agreement to the merger agreement.

Outstanding Equity Awards. As of the record date, there are no outstanding equity awards under our 2011 Incentive Compensation Plan or otherwise and we do not expect to have any equity awards outstanding at the effective time of the merger.

Employment and Change of Control Agreements. We have entered into change of control agreements (“CIC Agreements”) with each named executive officer. The CIC Agreements provide for payment of severance compensation if there is a change in control of CSI and within 24 months following this change of control, there is either an involuntary termination of employment other than for cause, death, disability or retirement or a voluntary termination of employment for good reason (each a “Triggering Event”).

The closing of the E&S Sale Transaction on August 2, 2021 constituted a change of control under the CIC Agreements. Additionally, the closing of the Pineapple Merger Transaction will constitute a change of control under the CIC Agreements. The named executive officer will be entitled to severance compensation and the other benefits of the CIC Agreements if a Triggering Event occurs within 24 months following the latest change of control.

Mark D. Fandrich, CSI’s Chief Financial Officer is expected to remain in the same role following the closing of the merger and Roger H.D. Lacey, Executive Chairman of CSI, is expected to become chair of the combined company board of directors following the closing of the merger. Additionally, we also do not expect to terminate Scott Fluegge, CSI’s Vice President of Information Technology and Digital Transformation, as he is expected to continue employment following the closing of the merger.

The severance benefit is a specified multiple of the executive’s annual compensation at the date of the change of control, payable in a lump sum within 75 days following the date of the Triggering Event. The multiple of the executive’s annual compensation for our named executive officers is as follows: Mr. Lacey, 1.0 times; Mr. Fandrich, 1.5 times; and Mr. Fluegge, 1.0 times. Additionally, each executive will be entitled to receive medical and dental insurance and life insurance substantially in the form and expense to the executive as received by the executive on the date of the Triggering Event.

The CIC Agreements provide that the payments made to the executive will be one dollar less than the amount which would cause all payments to the executive (including payments to the executive which are not included in the CIC Agreement) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Executive officers are not entitled to any gross-up payment under CIC Agreements for such excise taxes.

The CIC Agreements include provisions requiring each executive to maintain confidentiality of information acquired during the period of employment, to refrain for a period of one year from competing with CSI or soliciting other CSI employees to leave their employment with us and to provide a release of all claims against CSI in exchange for the benefit paid pursuant to the CIC agreement.

LTI Plan Awards. As of the record date, there are no outstanding awards under our Long-Term Incentive Plan (“LTI Plan”) and we do not expect to any LTI Plan awards to be outstanding at the effective time of the merger.

Golden Parachute Compensation. The table below sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that has, will or may be paid or become payable to our named executive officers in connection with the Pineapple Merger Transaction, based on a number of assumptions.

Anita Kumar, our former Chief Executive Officer, is not included in the table below as no amounts will have, will or may be paid or become payable to Ms. Kumar in connection with the Pineapple Merger Transaction. The employment of Ms. Kumar ended on August 1, 2021 in connection with the closing of the E&S Sale Transaction.

The table below assumes that:

●	the Pineapple Merger Transaction was consummated on January , 2022, which is the last practicable date prior to the filing of this proxy statement/prospectus (but see “Employment and Change of Control Agreements” above for a description of the impact of the closing of the E&S Sale Transaction on the CIC Agreements);

●	the employment of the named executive officers below is terminated by CSI immediately following the closing of the Pineapple Merger Transaction if it were consummated on January , 2022, which is the last practicable date prior to the filing of this proxy statement/prospectus (but see “Employment and Change of Control Agreements” above for a description of our current intentions relating to the termination of the named executive officers); and

●	the compensation levels for the named executive officers at the relevant time are the levels currently in effect and no equity awards are granted to any of the named executive officers prior to the effective time of the merger.

Golden Parachute Compensation (1)
Name	Cash ($)(2)	Equity ($)	Perquisites / Benefits ($)(3)	Total
Roger H. D. Lacey	$811,468	—	$714	$812,182
Mark D. Fandrich	$939,305	—	$18,668	$957,973
Scott Fluegge	$432,786	—	$31,263	$464,049

(1) There are no tax reimbursement, pension benefits or other payments to the named executive officers that are required to be disclosed in this table pursuant to Item 402(t) of Regulation S-K.

(2) The amounts reported in this column represent the cash severance payment that each named executive officer would be entitled to receive under his CIC Agreement, which is a “double trigger” arrangement requiring both a change of control and a qualifying termination of employment within 24 months following the change of control. See the section entitled “Employment and Change of Control Agreements” above for additional details.

(3) The amounts reported in this column represent the estimated cost of the employer portion of medical and dental insurance and life insurance premiums payable by CSI under the CIC Agreements assuming a qualifying termination of the named executive officer’s employment within 24 months following the change of control as described in note 2 above.

Nasdaq Listing

CSI common stock is currently listed on Nasdaq under the symbol “JCS.” CSI has agreed with Pineapple to reasonably cooperate in good faith to cause the shares of CSI common stock being issued in connection with the merger to be approved for listing on Nasdaq at or after the effective time of the merger.

CSI is required to file an initial listing application with Nasdaq pursuant to Nasdaq “business combination” rules. If this application is accepted, CSI anticipates that the shares of CSI common stock will be listed on Nasdaq following the closing of the merger under the trading symbol “PEGY.” In order to meet the requirements for listing on Nasdaq, the post-merger combined company will be required to satisfy Nasdaq’s initial listing requirements, including the financial and liquidity requirements for the applicable Nasdaq market tier upon which the post-merger combined company’s shares will trade following the merger.

Anticipated Accounting Treatment

We expect that the merger will be accounted for as a “reverse recapitalization” under generally accepted accounting principles in the United States of America. Under this method of accounting, CSI will be treated as the “acquired” company for financial reporting purposes. This determination is based on a preponderance of factors indicating that Pineapple is the accounting acquirer, including the fact that Pineapple’s ownership in the combined company would constitute a majority ownership and Pineapple has designated the chief executive officer of the combined company. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Pineapple issuing shares for the net assets of CSI, accompanied by a recapitalization. The net assets of CSI will be recorded at their fair value and goodwill and intangible assets will be recorded at their respective fair values. Operations prior to the merger will be those of Pineapple. For further information, see “UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION” attached to this proxy statement/prospectus as Appendix F.

Certain Material U.S. Federal Income Tax Consequences of the Merger

Due to the legal and factual uncertainties regarding the U.S. federal income tax treatment of the merger, Pineapple U.S. Holders (as defined below) are urged to consult their tax advisors regarding the tax consequences to them of the merger and the timing and characterization of income, gain or loss resulting from the merger and the Earnout Consideration (if any) pursuant to the merger agreement.

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to Pineapple U.S. Holders that exchange an equity interest in Pineapple for shares of CSI common stock and cash pursuant to the merger, but this discussion does not purport to be a complete analysis of all potential tax consequences that may be relevant to a Pineapple U.S. Holder. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, are not discussed. This discussion does not address the tax consequences to holders of options, restricted stock units or similar rights to acquire CSI common stock. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Pineapple U.S. Holder. CSI has not sought and does not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the merger.

This discussion is limited to Pineapple U.S. Holders that hold an equity interest in Pineapple as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Pineapple U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Pineapple U.S. Holders subject to special rules, including, without limitation:

●	brokers, dealers or traders in securities; banks; insurance companies; other financial institutions; mutual funds;

●	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;

●	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

●	persons who are not “United States persons” within the meaning of Section 7701(a)(30) of the Code;

●	shareholders who are subject to the alternative minimum tax provisions of the Code;

●	persons who hold their equity interest in Pineapple as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction;

●	persons that have a functional currency other than the U.S. dollar; traders in securities who elect to apply a mark-to-market method of accounting;

●	persons who hold equity interest in Pineapple that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;

●	persons who acquired equity interest in Pineapple in a transaction subject to the gain rollover provisions of Section 1045 of the Code;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to equity interest in Pineapple being taken into account in an “applicable financial statement” (as defined in the Code);

●	persons deemed to sell equity interest in Pineapple under the constructive sale provisions of the Code;

●	persons who acquired their equity interest in Pineapple pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

●	certain expatriates or former citizens or long-term residents of the United States.

If an entity treated as a partnership for U.S. federal income tax purposes holds an equity interest in Pineapple, the tax treatment of a partner in the partnership should depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding an equity interest in Pineapple and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This summary is for information purposes only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Pineapple U.S. Holder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the merger arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.

For purposes of this discussion, a “Pineapple U.S. Holder” is a beneficial owner of an equity interest in Pineapple that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof;

●	a trust the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Characterization of the Merger

The parties intend for the merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The parties are not obligated to cause the merger to so qualify and it is not a condition to the completion of the merger that the merger so qualifies or that either CSI or Pineapple receives an opinion of counsel to such effect. The merger may be fully taxable to Pineapple U.S. Holders for U.S. federal income tax purposes. Qualification of the merger as part of a “reorganization” will depend on the relevant facts at the time of the merger, including the trading price of CSI common stock. No ruling has been, or will be, sought by CSI or Pineapple from the IRS with respect to the merger and there can be no assurance that the IRS will not challenge the qualification of the merger as part of a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

U.S. Federal Income Tax Consequences for Pineapple U.S. Holders

If the merger qualifies as part of a “reorganization” within the meaning of Section 368(a) of the Code, a Pineapple U.S. Holder generally will recognize gain (but not loss) in an amount equal to the lesser of: (1) the sum of the amount of cash consideration and the fair market value of the CSI common stock received, minus that Pineapple U.S. Holder’s adjusted tax basis in its equity interest in Pineapple surrendered in exchange therefor, and (2) the amount of cash consideration received. Any recognized gain will generally be long-term capital gain if the Pineapple U.S. Holder’s holding period with respect to the equity interest in Pineapple surrendered is more than one year. In addition, the aggregate tax basis of the CSI common stock received will be equal to the aggregate adjusted tax basis of the equity interest in Pineapple surrendered, reduced by the amount of cash consideration received by the Pineapple U.S. Holder and increased by the amount of gain, if any, recognized by the Pineapple U.S. Holder in the merger. The holding period of the CSI common stock received will include the holding period of the equity interest in Pineapple surrendered.

In some cases, gain recognized by a Pineapple U.S. Holder could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such Pineapple U.S. Holder could have dividend income up to the amount of the cash consideration received. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a Pineapple U.S. Holder, including the application of certain constructive ownership rules, Pineapple U.S. Holders should consult their tax advisors regarding the potential tax consequences of the merger to them. Pineapple U.S. Holders that are corporations should also consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

If the merger does not qualify as part of a “reorganization” within the meaning of Section 368(a) of the Code, a Pineapple U.S. Holder generally will recognize gain or loss equal to the difference, if any, between: (1) the sum of the amount of cash consideration and the fair market value of the CSI common stock, and (2) such Pineapple U.S. Holder’s adjusted tax basis in the equity interest in Pineapple surrendered in exchange therefor. Any gain or loss will generally be long-term capital gain or loss if the Pineapple U.S. Holder’s holding period with respect to the equity interest in Pineapple surrendered is more than one year. The deductibility of capital losses is subject to various limitations. The aggregate tax basis of the CSI common stock received will be equal to the fair market value of such stock upon receipt. The holding period of the CSI common stock received at closing of the merger will begin on the day following the closing date of the merger.

Gain, if any, recognized in the merger with respect to Earnout Consideration received after the close of the Pineapple U.S. Holder’s taxable year in which the closing of the merger occurs may be eligible for reporting under the installment method. Pineapple U.S. Holders are urged to consult their tax advisors regarding the availability and impact of the installment method and whether to elect out of the installment method.

If a Pineapple U.S. Holder acquired different blocks of equity interests in Pineapple at different times or different prices, any gain (or loss, if applicable) must be determined separately for each identifiable block of equity interests. Pineapple U.S. Holders should consult their tax advisors regarding the manner in which cash consideration and CSI common stock (including any CSI common stock received as Earnout Consideration) should be allocated among different blocks of equity interests in Pineapple surrendered and the determination of the tax bases and holding periods of the CSI common stock received (including any CSI common stock received as Earnout Consideration).

Imputed Interest

A portion of any Earnout Consideration received later than six months after the closing of the merger generally will be treated as imputed interest income taxable at ordinary income rates when received. Any such amount treated as imputed interest will not be taken into account as consideration for purposes of determining gain or loss. Pineapple U.S. Holders should consult with their tax advisors as to the application of the imputed interest rules to their particular circumstances.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with merger. Backup withholding will not apply, however, if a Pineapple U.S. Holder provides proof of an applicable exemption or furnishes its U.S. taxpayer identification number and otherwise complies with all applicable certification requirements. Any amounts withheld may be allowed as a refund or credit against a Pineapple U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

If the merger qualifies as part of a “reorganization” within the meaning of Section 368(a) of the Code, certain information reporting requirements may apply to each Pineapple U.S. Holder that is a “significant holder” of equity interests in Pineapple. A “significant holder” is a holder of an equity interest in Pineapple that, immediately before the merger, owned at least 1% (by vote or value) of the outstanding equity interests of Pineapple (or securities of Pineapple with a basis of at least $1 million). Pineapple U.S. Holders are urged to consult with their tax advisor as to the potential application of these information reporting requirements.

Each Pineapple U.S. Holder is encouraged to consult his, her, or its own tax advisor as to the characterization of the merger and the U.S. federal income tax consequences of the merger, and as to any state, local, foreign or other tax consequences based on such Pineapple U.S. Holder’s particular facts and circumstances.

Vote Required

The approval of the Pineapple Merger Proposal requires the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of CSI common stock that are entitled to vote at the special meeting. A vote of ABSTAIN on the Pineapple Merger Proposal will have the same effect as a vote AGAINST the approval of the Pineapple Merger Proposal.

Other than with respect to any shares allocated to you as a participant in the CSI ESOP, if you are a record holder and do not vote, your shares will not be voted at the special meeting and this failure to vote will have the same effect as a vote against the Pineapple Merger Proposal. If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP on any proposal, your shares will be voted at the special meeting on the Pineapple Merger Proposal according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on the Pineapple Merger Proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received and were voted on the Pineapple Merger Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #1: THE PINEAPPLE MERGER PROPOSAL.

PROPOSAL #2:
MERGER ISSUANCE PROPOSAL

Overview

CSI is asking its shareholders to approve the issuance of shares of CSI common stock to Pineapple members in connection with the merger. The terms of, reasons for and other aspects of the merger, the issuance of CSI common stock as the Merger Consideration, and other terms are described in detail in the other sections in this proxy statement/prospectus, including “Proposal #1: Pineapple Merger Proposal” beginning on page 62 of this proxy statement/prospectus and “The Merger Agreement” beginning on page 128 of this proxy statement/prospectus.

Under the terms of the merger agreement, CSI has agreed to issue to the members of Pineapple an aggregate of 15,600,000 shares of CSI’s common stock, subject to certain adjustments, as “Base Consideration” in the merger. The Base Consideration will be increased for any outstanding convertible notes issued by Pineapple in a Convertible Note Financing, which will convert into additional shares of CSI common stock at a rate of one additional share for every $2.00 in unpaid principal and accrued interest on outstanding convertible notes. The Base Consideration will be decreased for any outstanding indebtedness of Pineapple at the closing of the merger in excess of $22.5 million, which will reduce the Base Consideration at a rate one share for every $2.00 of excess indebtedness.

In addition to the Base Consideration, the Class A and Class P members of Pineapple may receive “Earnout Consideration” which is up to an additional 13,000,000 shares of CSI common stock based on achievement of milestones. Additional shares of common stock will be issued to such members of Pineapple as Earnout Consideration upon the occurrence of the following milestones:

●	If the funding-related condition to the closing of the merger is satisfied by Pineapple or waived by CSI, then Pineapple Class A and Class P members will be entitled to 3,000,000 shares of common stock as Earnout Consideration. The funding-related closing condition requires:

○	there shall have been secured binding agreements for no less than $32 million in cash from the Equity Offering (as defined in the merger agreement) payable to CSI immediately following the effective time of the merger and the conditions to closing of CSI and the PIPE Investors in any definitive agreement relating to the Equity Offering, including the securities purchase agreement for the PIPE Offering, are satisfied (other than those conditions that by their nature or terms are to be satisfied at such closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions and provided that CSI has used its reasonable best efforts to satisfy such conditions of the PIPE Investors and has not intentionally failed to satisfy such conditions);

○	other than as set forth in the merger agreement, there shall be no accrued payable amounts or liabilities to Lake Street Solar LLC or Hercules, or their respective affiliates, on the balance sheet of Pineapple;

○	Hercules shall have waived Pineapple’s obligation to pay upon consummation of the merger $3.0 million of debt under the loan and security agreement, dated December 11, 2020, by and among Pineapple, Hercules and the lenders thereto and extended the maturity date of such debt to the earlier of (1) December 10, 2024 or (2) the date on which CSI or Pineapple receives equity financing (other than pursuant to the securities purchase agreement for the PIPE Offering) in one more transactions in an amount in excess of $25 million in the aggregate; and

○	the entire amount owed by Pineapple under its working capital loan and security agreement, dated January 8, 2021 with Hercules and the lenders party thereto, shall have been extinguished or the maturity date thereof extended to at least December 10, 2024.

●	If, within 24 months of closing, the CSI common stock achieves a 30-day VWAP (volume weighted average price) of at least $6.00 per share, such members will be entitled to receive 4,000,000 shares of common stock (to be increased to 5,000,000 shares if CSI consummates the dispositions of the legacy assets by the 24-month anniversary of the closing).

●	If, within 24 months of closing, the CSI common stock achieves a 30-day VWAP of at least $8.00 per share, such members will be entitled to receive an additional 4,000,000 shares of common stock (to be increased to 5,000,000 shares if CSI consummates the legacy dispositions by the 24-month anniversary of the closing).

As of the record date, there were 9,720,627 shares of CSI common stock outstanding. CSI shareholders will continue to own their existing shares of CSI common stock, which will not be adjusted by the merger. Immediately following the completion of the merger and the issuance of 15,600,000 shares of CSI common stock as Base Consideration, approximately 1,425,000 additional shares of CSI common stock as Base Consideration in connection with convertible note and debt obligations of Pineapple as part of the Convertible Note Financing, and 3,000,000 shares of Earnout Consideration relating to the funding-related closing condition, CSI shareholders are expected to hold approximately 32.7% of the outstanding shares of CSI common stock and former Pineapple members are expected to hold approximately 67.3% of the outstanding shares of CSI common stock.

Reasons for the Recommendation of the CSI Board of Directors

The CSI board of directors is seeking shareholder approval of this Proposal #2: Merger Issuance Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b) and (d), each of which applies to the issuance of CSI common stock in connection with the merger.

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance, at a price that is less than the minimum price, defined as the lower of the closing price immediately preceding the signing of the binding agreement or the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

Shareholder approval of this Proposal #2 also is a condition to the closing of the Pineapple Merger Transaction.

The issuance of the shares of CSI common stock as described above in connection with the merger will result in significant dilution to CSI shareholders and result in CSI shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of CSI following the merger. See also “RISK FACTORS” beginning on page 28 of this proxy statement/prospectus.

Vote Required

The approval of this Proposal #2: Merger Issuance Proposal requires the affirmative vote of the holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal.

If you vote ABSTAIN on the Merger Issuance Proposal, it will have the same effect as a vote against the Merger Issuance Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the Merger Issuance Proposal. If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP on any proposal, your shares will be voted at the special meeting on the Merger Issuance Proposal according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on the Merger Issuance Proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received and were voted on the Merger Issuance Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #2: THE MERGER ISSUANCE PROPOSAL.

PROPOSAL #3:
PIPE ISSUANCE PROPOSAL

Overview

CSI is asking its shareholders to approve the issuance of shares of CSI common stock to investors in connection with the PIPE Offering. The terms of, reasons for and other aspects of the PIPE Offering, the issuance of CSI Series A convertible preferred stock and warrants, the shares of CSI common stock issuable upon conversion and exercise of the CSI Series A convertible preferred stock and warrants, and other terms are described in detail in the other sections in this proxy statement/prospectus, including “AGREEMENTS RELATING TO THE MERGER – PIPE Offering Agreements” beginning on page 155 of this proxy statement/prospectus.

Assuming CSI sells the maximum 32,000 shares of Series A convertible preferred stock in the PIPE Offering at the $1,000 per share Stated Value, the PIPE Investors would be entitled to acquire:

●	up to 9,411,764 shares of CSI common stock upon conversion, at the initial $3.40 per share conversion price, of the Series A convertible preferred stock to be issued in the PIPE Offering; and

●	up to 9,411,764 shares of CSI common stock upon exercise of common stock warrants to be issued in the PIPE Offering.

The 9,411,764 shares issuable upon conversion of the Series A convertible preferred stock as described above would represent approximately 24.0% of the shares of CSI common stock that will be outstanding after giving effect to the issuance of shares in the merger. The 18,823,528 shares issuable upon conversion of the Series A convertible preferred stock and upon exercise of the warrants for cash as described above would represent approximately 38.8% of the shares of CSI common stock that will be outstanding after giving effect to the issuance of shares in the merger and exercise of the warrants. The number of shares of CSI common stock that are issuable upon conversion of the Series A convertible preferred stock and the number of shares of CSI common stock that are issuable upon exercise of the warrants are subject to increase in the event that CSI issues or is deemed to issue CSI common stock in certain dilutive issuances where the consideration per share is less than a price equal to the conversion price or exercise price in effect immediately prior to such issuance or deemed issuance.

Reasons for the Recommendation of the CSI Board of Directors

The CSI board of directors is seeking shareholder approval of this Proposal #3: PIPE Issuance Proposal in order to comply with Nasdaq Listing Rules 5635(b) and (d), each of which applies to the issuance of securities by CSI in connection with the PIPE Offering.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance, at a price that is less than the minimum price, defined as the lower of the closing price immediately preceding the signing of the binding agreement or the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement.

Shareholder approval of this Proposal #3 is also a condition to the closing under the securities purchase agreement for the PIPE Offering.

The issuance of the shares of CSI common stock as described above in connection with the PIPE Offering will result in significant dilution to CSI shareholders and result in CSI shareholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of CSI following the PIPE Offering. See also “RISK FACTORS” beginning on page 28 of this proxy statement/prospectus.

Vote Required

The approval of this Proposal #3: PIPE Issuance Proposal requires the affirmative vote of the holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal.

If you vote ABSTAIN on the PIPE Issuance Proposal, it will have the same effect as a vote against the PIPE Issuance Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the PIPE Issuance Proposal. If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP on any proposal, your shares will be voted at the special meeting on the PIPE Issuance Proposal according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on the PIPE Issuance Proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received and were voted on the PIPE Issuance Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #3: THE PIPE ISSUANCE PROPOSAL.

PROPOSAL #4:
AUTHORIZED SHARE AMENDMENT PROPOSAL

Overview

CSI is asking its shareholders to approve an amendment to the CSI articles of incorporation to increase the number of authorized shares of CSI common stock from 30,000,000 to 150,000,000, effective immediately prior to, and subject to, the completion of the merger. A copy of the CSI articles of incorporation as amended to reflect the increase in the authorized shares is attached to this proxy statement/prospectus as Appendix E. Holders of CSI common stock should read the CSI articles of incorporation, as amended, in their entirety.

The proposed amendment would amend the first paragraph of Article V of CSI articles of incorporation to read in its entirety as follows:

“The authorized capital stock of this corporation shall be One Hundred Fifty Million (150,000,000) shares of Common Stock of the par value of five cents ($.05) per share (the “Common Stock”) and Three Million (3,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share (the “Preferred Stock”).”

The text of the amendment will be modified as appropriate if the reverse split, described in Proposal #6: Reverse Stock Split Proposal, is effected before the authorized share amendment is filed.

Each share of CSI common stock authorized for issuance has the same rights as, and is identical in all respects with, each other share of CSI common stock currently outstanding. The newly authorized shares of CSI common stock will not affect the rights, such as voting and liquidation rights, of the shares of CSI common stock currently outstanding. Under the CSI articles of incorporation, holders of CSI common stock do not have preemptive rights.

Reasons for the Recommendation of the CSI Board of Directors

CSI’s articles of incorporation currently authorize the issuance of up to 30,000,000 shares of common stock and 3,000,000 shares of preferred stock. As of the close of business on the record date for the special meeting, there were 9,720,627 outstanding shares of CSI common stock. As of the record date, there are no outstanding equity awards under our 2011 Incentive Compensation Plan or otherwise and we do not expect to have any equity awards outstanding at the effective time of the merger.

Assuming approval by the CSI shareholders of Proposal #1: Pineapple Merger Proposal, Proposal #2: Merger Issuance Proposal, Proposal #3: Pipe Issuance Proposal, and Proposal #7, Equity Incentive Plan Proposal, there are:

●	15,600,000 shares of CSI common stock that will be issued as the Base Consideration at the closing of the merger to the Pineapple members as of the effective time of the merger;

●	1,425,000 additional shares of CSI common stock that are estimated to be issued as Base Consideration at the closing of the merger in exchange for Class C Units of Pineapple that will be issued by Pineapple immediately prior to closing upon conversion of Pineapple convertible notes and debt obligations as part of the Convertible Note Financing at a rate of one Class C Unit for every $2.00 in unpaid principal and accrued interest;

●	3,000,000 shares of CSI common stock that will be issued as Earnout Consideration at the closing of the merger to the Pineapple members as of the effective time of the merger relating to the satisfaction or waiver of the funding-related closing condition;

●	up to 10,000,000 shares of CSI common stock that may be issued as Earnout Consideration to certain Pineapple members following closing of the merger upon the occurrence of the milestones specified in the merger agreement (other than the milestone related to the funding-related closing condition);

●	up to 9,411,764 shares of CSI common stock that may be issued upon conversion, at the initial $3.40 per share conversion price, of the Series A convertible preferred stock to be issued in the PIPE Offering;

●	up to 9,411,764 shares of CSI common stock that may be issued upon exercise of common stock warrants to be issued in the PIPE Offering; and

●	3,000,000 shares of CSI common stock reserved for future issuance under the 2022 Equity Incentive Plan.

Pursuant to the merger agreement, CSI has agreed to recommend to the CSI shareholders an amendment to the CSI articles of incorporation to increase the quantity of shares of CSI common stock that CSI is authorized to issue to a number of shares of CSI common stock at least necessary to complete the Pineapple Merger Transaction. The sum of the 9,720,627 outstanding shares of CSI common stock and the 28,600,000 additional shares of CSI common stock that may be issued in the merger as Base Consideration and Earnout Consideration would exceed the currently authorized 30,000,000 shares of CSI common stock, necessitating an increase in the number of authorized shares in order to complete the Pineapple Merger Transaction.

Under the securities purchase agreement relating to the PIPE Offering, CSI is obligated to maintain a required minimum reserve of at least the number of shares issuable upon conversion or exercise of the Series A convertible preferred stock and common stock warrants from the authorized shares if CSI common stock. So long as a warrant remains outstanding, CSI is obligated to keep at all times keep reserved for issuance a number of shares of CSI common stock at least equal to 200% of the maximum number of shares of CSI common stock as are issuable upon exercise of the outstanding warrants without regard to any limitations on exercise. Additionally, if the number of authorized but unissued (and otherwise unreserved) shares of CSI common stock is less than 200% of the required minimum (less the number of shares of CSI common stock previously issued upon conversion or exercise of the Series A convertible preferred stock and common stock warrants), then the CSI board of directors is obligated to use its commercially reasonable efforts to amend the CSI articles of incorporation to increase the number of authorized but unissued shares of the CSI common stock to at least 200% of such required minimum, as soon as possible and in any event not later than the 75th day after such date.

In addition to these contractual obligations that necessitate an increase in the number of authorized shares in order to complete the Pineapple Merger Transaction and the PIPE Offering, the CSI board of directors believes that it is important for the combined company to have additional authorized shares of CSI common stock for the 2022 Equity Incentive Plan to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other services providers to the combined company.

Additionally, the CSI board of directors believes it is important for the combined company to have available for issuance a number of authorized shares of common stock sufficient to support the combined company’s growth and to provide flexibility for future corporate needs that may be identified by the board of directors of the combined company in the future, including, if needed, for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. The combined company currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes except in connection with the merger, the PIPE Offering and the 2022 Equity Incentive Plan as described above.

After careful consideration, the CSI board of directors unanimously approved the amendment to the CSI articles of incorporation to increase the number of authorized shares of CSI common stock from 30,000,000 to 150,000,000.

Potential Adverse Effects of the Amendment

Should the CSI board of directors elect to issue additional shares of CSI common stock, other than on a pro rata basis to all current CSI shareholders, existing CSI shareholders would not have any preferential rights to purchase those shares, and such issuance could have a dilutive effect on earnings per share, book value per share, and the voting power and shareholdings of current CSI shareholders, depending on the particular circumstances in which the additional shares of CSI common stock are issued. Please see the section entitled “DESCRIPTION OF CSI CAPITAL STOCK” beginning on page 213 for a description of CSI capital stock and the rights of CSI shareholders.

Potential Anti-Takeover Effects

Notwithstanding the foregoing, authorized but unissued shares of CSI common stock may enable the board of directors of the combined company to render it more difficult or to discourage an attempt to obtain control of the combined company and thereby protect continuity of or entrench its management, which may negatively impact the market price of the CSI common stock. If, in the due exercise of its fiduciary obligations, for example, the board of directors of the combined company were to determine that a takeover proposal was not in the best interests of the combined company, such shares could be issued by the board of directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Appraisal or Dissenters’ Rights

Pursuant to the MBCA, CSI shareholders are not entitled to appraisal rights or dissenter’s rights with respect to any proposal to be presented at the special meeting, including the amendment to the CSI articles of incorporation to increase the number of authorized shares of CSI common stock.

Effectiveness of Amendment

If this Proposal #4: Authorized Share Amendment Proposal is approved by the CSI shareholders, the amendment to the CSI articles of incorporation will become effective upon the filing of articles of amendment with the Minnesota Secretary of State or such later effective date and time as specified in the articles of amendment in accordance with Minnesota law. CSI will specify that the amendment to the CSI articles of incorporation is effective immediately prior to, and subject to, the completion of the merger.

Vote Required

The approval of this Proposal #4: Authorized Share Amendment Proposal requires the affirmative vote of holders of at least a majority of the issued and outstanding shares of CSI common stock that are entitled to vote at the special meeting. A vote of ABSTAIN on the Authorized Share Amendment Proposal will have the same effect as a vote AGAINST the approval of the Authorized Share Amendment Proposal.

Other than with respect to any shares allocated to you as a participant in the CSI ESOP, if you are a record holder and do not vote, your shares will not be voted at the special meeting and this failure to vote will have the same effect as a vote against the Authorized Share Amendment Proposal. If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP on any proposal, your shares will be voted at the special meeting on the Authorized Share Amendment Proposal according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on the Authorized Share Amendment Proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received and were voted on the Authorized Share Amendment Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #4: THE AUTHORIZED SHARE AMENDMENT PROPOSAL.

PROPOSAL #5:
ARTICLE IX AMENDMENT PROPOSAL

Overview

CSI is asking its shareholders to approve an amendment to the CSI articles of incorporation to eliminate Article IX relating to Business Combinations and related matters, effective immediately prior to, and subject to, the completion of the merger. A copy of the CSI articles of incorporation as amended to reflect the deletion of Article IX is attached to this proxy statement/prospectus as Appendix E. Holders of CSI common stock should read the CSI articles of incorporation, as amended, in their entirety.

The proposed amendment would amend Article IX of CSI articles of incorporation to read in its entirety as follows:

“ARTICLE IX

RESERVED”

Generally, Article IX provides that any Business Combination will require the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of CSI voting stock, voting together as a single class. This vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or by any other provision of the CSI articles of incorporation or in any agreement with any national securities exchange or otherwise. This vote also is in addition to any affirmative vote required by law or the CSI articles of incorporation.

Under Article IX, CSI shareholder approval of a Business Combination will not be applicable to any particular Business Combination if the Business Combination is approved by a majority of the continuing directors of CSI. CSI shareholder approval also will not be applicable to any particular Business Combination if the aggregate consideration to be received per share by holders of CSI common stock or other capital stock in the Business Combination is at least equal to the higher amount of either:

●	(if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Shareholder for any share of CSI common stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of CSI common stock (i) within the two-year period immediately prior to the date of the first public announcement of the proposed Business Combination (the “Announcement Date”) or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher; and

●	the Fair Market Value per share of CSI common stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder, whichever is higher.

As defined in Article IX, a “Business Combination” includes certain transactions or agreements between or with CSI (or its subsidiaries) and an “Interested Shareholder,” including a specified merger, consolidation or statutory exchange of shares; sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of CSI or a subsidiary; the issuance or transfer of securities of CSI or a subsidiary; the adoption of any plan or proposal for the liquidation or dissolution of CSI or a subsidiary; any transaction that has the effect, directly or indirectly, of increasing the proportionate share of an Interested Shareholder or any affiliate or associate of any Interested Shareholder in the securities of a CSI subsidiary; or any agreement, contract or other arrangement or understanding providing for any one or more of the foregoing actions.

The term “Interested Shareholder” includes any person who is the beneficial owner of 10% or more of the then outstanding CSI voting stock or is an affiliate or associate of CSI and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the then outstanding CSI voting stock or is an affiliate or associate of CSI.

Additionally, Article IX requires the affirmative vote of not less than two thirds of the votes entitled to be cast by the holders of all then outstanding shares of CSI voting stock, voting together as a single class, for any of the following:

●	any sale, lease, mortgage, pledge, transfer, exchange or other disposition of all or substantially all of the property and assets of CSI to any person;

●	any reclassification of securities (including any combination of shares or reverse stock split), or recapitalization or reorganization of CSI, or any merger, consolidation or statutory exchange of shares of CSI or any CSI subsidiary with any other corporation (other than a merger of a wholly owned CSI subsidiary of CSI into CSI or the merger of two or more wholly owned subsidiaries of CSI;

●	the adoption of plan or proposal for the liquidation or dissolution of CSI; and

●	any agreement, contract or other arrangement or understanding providing for one or more of the foregoing.

Reasons for the Recommendation of the CSI Board of Directors

After careful consideration, the CSI board of directors unanimously approved the amendment to the CSI articles of incorporation to eliminate Article IX in order to reduce the anti-takeover effects of Article IX.

The CSI board of directors believes the anti-takeover protections of Article IX are largely duplicative of existing provisions of the Minnesota Business Corporation Act (MBCA), which governs CSI as a Minnesota corporation and will govern the combined company following the merger. Please see the section entitled “DESCRIPTION OF CSI CAPITAL STOCK – Provisions of Minnesota Law” beginning on page 217 for a summary of provisions of the MBCA that may have an effect of delaying, deterring or preventing an unsolicited takeover of the Company or make an unsolicited takeover of CSI more difficult. Additionally, the scope, required approvals and exceptions of Article IX are, in certain respects, different than existing provisions of the MBCA, which may result in conflicting application of Article IX and the MBCA to particular business combinations or interested shareholders. The CSI board of directors also believes that the provisions of Article IX are not typical of public companies governed by the MBCA and that the combined company may be disadvantaged in future equity financings by these provisions as compared to other Minnesota corporations without provisions comparable to Article IX.

For example, the MBCA Section 302A.673 [Business combinations] prohibits a public Minnesota corporation, such as CSI, from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder. Broadly Article IX and MBCA Section 302A.673 both regulate business combinations with an interested shareholder. However, Article IX does not have any time limit on the application of its provisions similar to the four-year period of MBCA Section 302A.673.

Article IX permits CSI to engage in a business combination with an interested shareholder if the business combination is approved by the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of CSI voting stock, voting together as a single class. Under MBCA Section 302A.673, the shareholders do not have the authority to approve an otherwise prohibited business combination with an interested shareholder.

While CSI shareholder approval of a business combination under Article IX will not be applicable if the business combination is approved by a majority of the continuing directors of CSI, MBCA Section 302A.673 requires approval from a committee of the CSI board of directors that excludes current or former officers or employees. Accordingly, the approval of certain directors may be required under Article IX but not permitted under MBCA Section 302A.673. Further, the CSI board may except a particular business combination from the application of Article IX by approving the business combination. To except a business combination from the application of MBCA Section 302A.673, the specified committee of the CSI board of directors must approve the business combination or the acquisition of shares that would result in a shareholder becoming an interested shareholder prior to the date the shareholder becomes an interested shareholder.

In order to reduce the duplicative anti-takeover protections applicable to the combined company and to simplify and provide greater uniformity in the application of the anti-takeover protections to the combined company, particularly as compared to other Minnesota publicly-held corporations, the CSI board of directors believes that the amendment to the CSI articles of incorporation to eliminate Article IX is in the best interests of the combined company and its shareholders.

Potential Adverse Effects of the Amendment

Article IX purports to protect CSI shareholders against certain kinds of business combinations with large shareholders that may have interests in the business combination that are different from, or in addition to, the interests of the CSI shareholders generally. Article IX allows the CSI shareholders to approve a business combination with an interested shareholder even if the CSI board of directors does not approve the business combination. Accordingly, Article IX shifts to the CSI shareholders collectively some decision-making authority in respect of business combinations with interested shareholders. Eliminating Article IX will limit this authority of the CSI shareholders and instead, the CSI board of directors will be have the full authority to manage the business and affairs of the corporation under the MBCA.

Even in the absence of Article IX, the Company will be afforded antitakeover protections under the provisions of its organizational documents and under other provisions of the MBCA. Please see the section entitled “DESCRIPTION OF CSI CAPITAL STOCK – Provisions of Minnesota Law” beginning on page 217 for a summary of provisions of the MBCA that may have an effect of delaying, deterring or preventing an unsolicited takeover of the Company or make an unsolicited takeover of CSI more difficult.

Appraisal or Dissenters’ Rights

Pursuant to the MBCA, CSI shareholders are not entitled to appraisal rights or dissenter’s rights with respect to any proposal to be presented at the special meeting, including the amendment to the CSI articles of incorporation to eliminate Article IX.

Effectiveness of Amendment

If this Proposal #5: Article IX Amendment Proposal is approved by the CSI shareholders, the amendment to the CSI articles of incorporation will become effective upon the filing of articles of amendment with the Minnesota Secretary of State or such later effective date and time as specified in the articles of amendment in accordance with Minnesota law. CSI will specify that the amendment to the CSI articles of incorporation is effective immediately prior to, and subject to, the completion of the merger.

Vote Required

The approval of this Proposal #5: Article IX Amendment Proposal requires the affirmative vote of holders of at least 80% of the issued and outstanding shares of CSI common stock that are entitled to vote at the special meeting. A vote of ABSTAIN on the Article IX Amendment Proposal will have the same effect as a vote AGAINST the approval of the Article IX Amendment Proposal.

Other than with respect to any shares allocated to you as a participant in the CSI ESOP, if you are a record holder and do not vote, your shares will not be voted at the special meeting and this failure to vote will have the same effect as a vote against the Article IX Amendment Proposal. If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP on any proposal, your shares will be voted at the special meeting on the Article IX Amendment Proposal according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on the Article IX Amendment Proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received and were voted on the Article IX Amendment Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #5: THE ARTICLE IX AMENDMENT PROPOSAL.

PROPOSAL #6:
REVERSE STOCK SPLIT PROPOSAL

Overview

CSI is asking its shareholders to approve a reverse stock split of the outstanding shares of its common stock, at a ratio within a range of 1-for-3 to 1-for-6, as determined by the CSI board of directors.

If this Proposal #6: Reverse Stock Split Proposal is approved, the CSI board of directors will select the effective time of the reverse stock split, which will be no later than the first anniversary of this special meeting (the “split effective time”). At the split effective time, the issued shares of CSI common stock immediately prior to the split effective time will be reclassified into a smaller number of shares, at a ratio within the range of 1-for-3 to 1-for-6, with such specific ratio to be approved by the CSI board of directors. As a result of the reverse split, a CSI shareholder will own one new share of CSI common stock for every three (3) shares to six (6) shares of issued common stock held by that shareholder immediately prior to the split effective time.

The CSI board of directors may determine to effect the reverse stock split, if the Reverse Stock Split Proposal is approved by CSI shareholders, even if the merger is not consummated. The CSI board of directors also reserves the right to not effect the reverse stock split, even if the Reverse Stock Split Proposal is approved by CSI shareholders.

In determining whether to implement the reverse stock split and which reverse stock split ratio to implement, if any, following receipt of shareholder approval of this Proposal #6, the CSI board of directors may consider, among other things, various factors, such as:

●	the historic trading price and trading volume of the CSI common stock;

●	the then-prevailing trading price and trading volume of CSI common stock and the expected impact of the reverse stock split on the trading market for CSI common stock in the short- and long-term;

●	the ability of CSI to maintain its current listing on the Nasdaq Global Market, the ability of CSI to be approved for listing on the Nasdaq Capital Market in connection with the merger, and the ability of the combined company to maintain its listing on the Nasdaq Capital Market;

●	which reverse stock split ratio would result in the least administrative cost to CSI; and

●	prevailing general market and economic conditions.

Article IX of the CSI articles of incorporation requires shareholder approval of a reverse stock split. The Reverse Stock Split Proposal is being made in the event that the CSI shareholders do not approve Proposal #5: Article IX Amendment Proposal to eliminate Article IX. If the CSI shareholders approve Proposal #5: Article IX Amendment Proposal to eliminate Article IX then the CSI board will have the authority under the MBCA to effect a reverse stock split without shareholder approval, subject to the restrictions of the MBCA, even if this Reverse Stock Split Proposal is not approved. The MBCA allows a reverse stock split to be effected by board action alone, without approval of a corporation’s shareholders of any related amendment to the corporation’s articles of incorporation, if the amendment will not result in the percentage of authorized shares of any class or series remaining unissued after the reverse stock split exceeding the percentage of authorized shares of that class or series that were unissued before the reverse stock split, and makes any other change necessary or appropriate to ensure that the rights or preferences of the holders of outstanding shares of any class or series will not be adversely affected by the reverse stock split.

Reasons for the Recommendation of the CSI Board of Directors

The CSI board of directors recommends that the CSI shareholders vote FOR this Proposal #6: Reverse Stock Split Proposal for the following reasons, each of which is explained in more detail below:

●	The reverse stock split may be necessary to increase CSI’s stock price to meet Nasdaq’s minimum bid price requirement at or following the effective time of the merger;

●	the CSI board of directors believes effecting the reverse stock split may be an effective means of avoiding a delisting of the CSI common stock from Nasdaq in the future;

●	the CSI board of directors believes a higher stock price may help generate investor interest in CSI prior to the effective time of the merger or in the combined company following the effective time of the merger; and

●	if the reverse stock split successfully increases the per share price of CSI common stock, the CSI board of directors believes this increase may increase trading volume in CSI common stock and facilitate future financings by the combined company.

CSI common stock is quoted on the Nasdaq Global Market under the symbol “JCS.” According to Nasdaq Listing Rule 5110, a Nasdaq-listed company must apply for initial listing on the Nasdaq Stock Market following a transaction whereby the Nasdaq-listed company combines with a non-Nasdaq entity, resulting in a change of control of the Nasdaq-listed company and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. CSI has filed an initial listing application with Nasdaq to seek approval of an initial listing for the combined company on the Nasdaq Capital Market at the effective time of the merger under the name Pineapple Holdings, Inc. and the symbol “PEGY”. The initial listing standards of Nasdaq will require the combined company to have, among other things, a $4.00 per share minimum bid price upon the effective time of the merger. As of January , 2022, the closing price of CSI common stock was $ . If CSI shareholders do not approve the Reverse Stock Split Proposal and CSI cannot satisfy the Nasdaq minimum bid price requirement, the PIPE Offering will not be able to occur because continued listing on Nasdaq is a condition to the closing of the PIPE Offering. The PIPE Offering is necessary to fund the cash portion of the Pre-Closing Acquisition and to repay $4.5 million of Pineapple’s $7.5 million term loan from Hercules. Accordingly, if the PIPE Offering does not occur, the Pre-Closing Acquisition will not occur and Pineapple Merger Transaction will not be able to occur because the closing of the Pre-Closing Acquisition is a condition to closing of the Pineapple Merger Transaction.

The continued listing standards of Nasdaq require CSI to have and will require the combined company following the consummation of the merger to have, among other things, a $1.00 per share minimum bid price. If CSI shareholders do not approve the Reverse Stock Split Proposal and CSI cannot satisfy the Nasdaq minimum bid price requirement for continued listing, CSI may be subject to delisting from the Nasdaq Global Market prior to the consummation of the merger or from the Nasdaq Capital Market following the consummation of the merger.

Another principal reason for the reverse stock split would be to generate investor interest in CSI common stock. An investment in CSI common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the CSI board of directors believes that most investment funds are reluctant to invest in lower priced stocks. Accordingly, the CSI board of directors believes that a higher stock price may generate investor interest in the CSI common stock.

Principal Effects of the Reverse Stock Split

If approved and implemented, the principal effects of the reverse stock split would include the following, all of which have been considered by the CSI board of directors in approving the Reverse Stock Split Proposal:

●	The number of outstanding shares of CSI common stock will be reduced and each shareholder will own fewer shares than they owned immediately before the reverse stock split.

●	The number of shares of CSI common stock reserved and available for issuance under the 2022 Equity Incentive Plan will be reduced proportionately based on the reverse stock split ratio selected by the CSI board of directors, and the exercise price of all outstanding options under the 2022 Equity Incentive Plan will be increased proportionately.

●	The number of shares of CSI common stock issuable upon conversion of the CSI Series A convertible preferred stock and issuable upon exercise of the warrants issued as part of the PIPE Offering will be reduced proportionately based on the reverse stock split ratio selected by the CSI board of directors, and the conversion price of the Series A convertible preferred stock and the exercise price of the warrants will be increased proportionately.

●	Except for adjustments that may result from the treatment of fractional shares resulting from the reverse stock split, which are explained below under the section entitled “—Fractional Shares,” each shareholder will hold the same percentage of CSI common stock immediately following the reverse stock split as the shareholder held immediately prior to the reverse stock split.

●	The voting rights, rights to dividends and distributions and other rights of CSI common stock will not be changed as a result of the reverse stock split.

The reverse stock split will not affect CSI continuing to be subject to the periodic reporting requirements of the Exchange Act. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

The reverse stock split will be effected simultaneously for all outstanding shares of CSI common stock. The reverse stock split will affect all CSI shareholders uniformly and will not affect any shareholder’s percentage interest in the CSI or the combined company, except to the extent that the reverse stock split results in any shareholder owning a fractional share. Shares of CSI common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect the total proportionate ownership of the combined company following the merger.

CSI’s authorized capital stock currently consists of 30,000,000 shares of common stock, which would result in 10,000,000 shares of common stock authorized if the reverse stock split is effectuated at a ratio of 1-for-3, and 6,000,000 shares of common stock authorized if the reverse stock split is effectuated at a ratio of 1-for-6. As of the close of business on January 27, 2022, the record date for the special meeting, there will be 9,720,627 outstanding shares of CSI common stock., which would result in approximately 3,240,209 shares of common stock outstanding if the reverse stock split is effectuated at a ratio of 1-for-3, and approximately 1,620,105 shares of common stock outstanding if the reverse stock split is effectuated at a ratio of 1-for-6.

The following table illustrates the additional effects of a 1-for-3 to 1-for-6 reverse stock split (without giving effect to the treatment of fractional shares), assuming in each case that CSI shareholders approve the Authorized Share Amendment Proposal to permit the amendment to the CSI articles of incorporation to increase the authorized shares of common stock to 150 million:

	Shares of Common Stock Issued and Outstanding (1)	Shares of Common Stock Authorized and Reserved for Issuance(1)(2)	Shares of Common Stock Authorized and Unreserved for Issuance(1)	Total Authorized Common Stock(1)	Total Authorized Preferred Stock
As of January 27, 2022	9,720,627	80,392,683	69,607,317	150,000,000	3,000,000
1-for-3 Reverse Split	3,240,209	26,797,561	23,202,439	50,000,000	3,000,000
1-for-4 Reverse Split	2,430,157	20,098,171	17,401,829	37,500,000	3,000,000
1-for-5 Reverse Split	1,944,125	16,078,537	13,921,463	30,000,000	3,000,000
1-for-6 Reverse Split	1,620,105	13,398,781	11,601,219	25,000,000	3,000,000

(1)       These estimates do not reflect the potential effects of cash payments in lieu of issuance of fractional shares that may result from the reverse stock split.

(2)       Includes (a) 15,600,000 shares of CSI common stock to be issued as Base Consideration in the merger plus an additional 1,425,000 shares of CSI common stock to be issued as Base Consideration in the merger in connection with convertible note and debt obligations of Pineapple as part of the Convertible Note Financing, (b) 3,000,000 shares of CSI common stock that will be issued at the closing of the merger as Earnout Consideration and up to 10,000,000 shares of CSI common stock that may be issued to the Class

A and Class P members of Pineapple as Earnout Consideration based on achievement of milestones, (c) 200% of the 9,411,764 shares of CSI common stock issuable upon conversion, at the initial $3.40 per share conversion price, of the Series A convertible preferred stock to be issued in the PIPE Offering, (d) 200% of the 9,411,764 shares of CSI common stock issuable upon exercise, at the initial $3.40 per share exercise price, of warrants to be issued in the PIPE Offering, and (e) 3,000,000 shares reserved for future issuance under the 2022 Equity Incentive Plan. Under the terms of the securities purchase agreement and warrants for the PIPE Offering, CSI is obligated to keep reserved a number of authorized but unissued (and otherwise unreserved) shares of CSI common stock of at least 200% of the number required to issue all shares of CSI common stock upon conversion or exercise of the Series A convertible preferred stock and warrants to be issued in the PIPE Offering. Does not include any adjustment to the shares of CSI common stock issuable as Base Consideration in the merger for any outstanding convertible notes issued by Pineapple in a Convertible Note Financing or for any outstanding indebtedness of Pineapple at the closing of the merger in excess of $22.5 million.

There are risks associated with the reverse stock split, all of which have been considered by the CSI board of directors in recommending to the CSI shareholders the Reverse Stock Split Proposal for approval.

We cannot predict whether the reverse stock split will increase the market price for CSI common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share of CSI common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of CSI common stock outstanding before the reverse stock split;

●	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

●	the reverse stock split will result in a per share price that will increase the ability of CSI to attract and retain employees;

●	the bid price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq for continued listing; or

●	that the combined company will otherwise meet the requirements of Nasdaq for initial listing on the Nasdaq Capital Market, including the $4.00 minimum bid price upon the closing.

The market price of CSI common stock will also be based on the performance of CSI, the perceived value of the CVRs and any pre-closing dividends we may declare, the performance and expected performance of the combined company, and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of CSI common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of CSI may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of CSI common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, there can be no assurance that CSI common stock will not be delisted due to a failure to meet other listing requirements even if the market price per share of CSI common stock post reverse stock split remains in excess of the minimum bid price requirement.

The anticipated resulting increase in the per share price of CSI common stock due to the reverse stock split is expected to encourage greater interest in its common stock by brokers and investors and possibly promote greater liquidity for its shareholders. However, there is no assurance that such greater interest or liquidity will occur.

Since the reverse stock split will decrease the number of shares held by shareholders, the reverse stock split may increase the number of shareholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to shareholders selling “odd lots” are higher on a per share basis. Consequently, the reverse stock split could increase the transaction costs to shareholders in the event they wish to sell all or a portion of their shares.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

If CSI shareholders approve the Reverse Stock Split Proposal, and if the CSI board of directors still believes that a reverse stock split is in the best interests of the company and its shareholders, the CSI board of directors will approve a specific reverse stock split ratio and determine the split effective time. Then CSI will file the amendment to its articles of incorporation with the Secretary of State of the State of Minnesota at such time as the CSI board of directors has determined to be the appropriate split effective time. The CSI board of directors may delay effecting the reverse stock split without resoliciting CSI shareholder approval until the first anniversary of this special meeting. Beginning at the split effective time, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the split effective time, CSI shareholders will be notified that the reverse stock split has been effected. CSI expects that the CSI transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if any. Holders of CSI common stock holding all of their shares electronically in book-entry form with CSI’s transfer agent do not need to take any action (the exchange will be automatic) to receive post-split shares. Holders of pre-split shares held in certificated form will be asked to surrender to the exchange agent certificates representing pre-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by CSI. Upon receipt of the holder’s pre-split certificate(s) and the properly completed and executed letter of transmittal, the holder will be issued the appropriate number of shares of common stock electronically in book-entry form under the Direct Registration System, or DRS. No new shares in book-entry form will be reflected until the holder surrenders the holder’s outstanding pre-reverse stock split certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. The certificates, if any, reflecting the post-split shares will also reflect the change in CSI’s corporate name to Pineapple Holdings, Inc. if the merger has been consummated. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. CSI shareholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. CSI shareholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares to be reclassified into one post-split share, will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the shareholder would otherwise be entitled multiplied by the closing price of the common stock on Nasdaq on the date of the split effective time; provided, however, holders of certificated shares must first surrender to the exchange agent the certificates representing such pre-split shares. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein.

CSI shareholders should be aware that, under the escheat laws of the various jurisdictions where CSI shareholders reside, where CSI is domiciled, and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by CSI or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, CSI shareholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Accounting Consequences

The par value per share of CSI common stock will remain unchanged at $0.05 per share after the reverse stock split. As a result, at the split effective time of the reverse stock split, the stated capital on the CSI’s balance sheet attributable to its common stock will be reduced proportionately based on the reverse stock split ratio, from its present amount, and the additional paid-in capital account will be increased for the amount by which the stated capital is reduced. After the reverse stock split (and disregarding the impact of shares of CSI common stock issued in the merger), net income or loss per share, and other per share amounts will be increased because there will be fewer shares of common stock outstanding. In future financial statements, net loss per share and other per share amounts for periods ending before the reverse stock split will be restated to give retroactive effect to the reverse stock split.

Potential Anti-Takeover Effects

The reverse stock split will not increase the proportion of unissued authorized shares to issued shares and accordingly, the CSI board of directors believes there are limited anti-takeover effects from the reverse stock split.

The reverse stock split proposal is not being proposed in response to any effort of which CSI is aware to accumulate shares of CSI common stock or obtain control of CSI, other than in connection with the merger. Other than the proposals being submitted to the CSI shareholders for their consideration at the special meeting, the CSI board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or effect a change control of CSI. For more information, please see the section entitled “DESCRIPTION OF CSI CAPITAL STOCK— Anti-Takeover Effect of the CSI Articles of Incorporation, the CSI Bylaws and Minnesota Law” in this proxy statement/prospectus.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the reverse stock split to CSI U.S. Holders (which, for purposes of this discussion, has the same meaning as in “AGREEMENTS RELATING TO THE MERGER—Contingent Value Rights Agreement—Certain Material U.S. Federal Income Tax Consequences of the Receipt of CVRs”), but does not purport to be a complete analysis of all potential tax consequences that may be relevant to CSI U.S. Holders. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a CSI U.S. Holder. CSI has not sought and does not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the reverse stock split.

This discussion does not address all U.S. federal income tax consequences that may be relevant to a CSI U.S. Holder’s particular circumstances, including the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. This discussion is limited to CSI U.S. Holders that hold CSI common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, it does not address consequences relevant to CSI U.S. Holders subject to special rules, including, without limitation:

●	brokers, dealers or traders in securities; banks; insurance companies; other financial institutions; mutual funds;

●	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;

●	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

●	persons who are not “United States persons” within the meaning of Section 7701(a)(30) of the Code;

●	shareholders who are subject to the alternative minimum tax provisions of the Code;

●	persons who hold their shares of CSI common stock as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction;

●	persons that have a functional currency other than the U.S. dollar; traders in securities who elect to apply a mark-to-market method of accounting; and

●	certain expatriates or former citizens or long-term residents of the United States.

If an entity treated as a partnership for U.S. federal income tax purposes holds CSI common stock, the tax treatment of a partner in the partnership should depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding CSI common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This summary is for information purposes only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular CSI U.S. Holder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the receipt of CVRs and any payments made pursuant thereto arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.

Reverse Stock Split

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a CSI U.S. Holder should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of combined company common stock, as discussed below. A CSI U.S. Holder’s aggregate tax basis in the shares of combined company common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of combined company common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of combined company common stock), and such CSI U.S. Holder’s holding period in the shares of combined company common stock received should include the holding period in the shares of combined company common stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of combined company common stock surrendered to the shares of combined company common stock received pursuant to the reverse stock split. Holders of shares of combined company common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A CSI U.S. Holder that receives cash in lieu of a fractional share of combined company common stock pursuant to the reverse stock split should recognize capital gain or loss in an amount equal to the difference of the amount of cash received and the CSI U.S. Holder’s tax basis in the shares of combined company common stock surrendered that is allocated to such fractional share of combined company common stock. Such capital gain or loss should be long-term capital gain or loss if the CSI U.S. Holder’s holding period for CSI common stock surrendered exceeded one year at the split effective time of the reverse stock split.

This discussion assumes that the distribution of CVRs to CSI U.S. Holders will be treated for U.S. federal income tax purposes as a transaction that is separate and distinct from the reverse stock split. However, it is possible that the IRS or a court could determine that the reverse stock split and the receipt of CVRs constitute a single “recapitalization” for U.S. federal income tax purposes. For a discussion of such treatment, please see the section entitled “AGREEMENTS RELATING TO THE MERGER — Contingent Value Rights Agreement — Certain Material U.S. Federal Income Tax Consequences of the Receipt of CVRs — Alternative Treatment of the Receipt of CVRs and the Reverse Stock Split as a Single Recapitalization” in this proxy statement/prospectus.

Information Reporting and Backup Withholding

A CSI U.S. Holder may be subject to information reporting and backup withholding when such holder receives cash in lieu of fractional shares of combined company common stock in the reverse stock split. Certain CSI U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A CSI U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

●	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

●	the holder furnishes an incorrect taxpayer identification number;

●	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

●	the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a CSI U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. CSI U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Appraisal or Dissenters’ Rights

Pursuant to the MBCA, CSI shareholders are not entitled to appraisal rights or dissenter’s rights with respect to any proposal to be presented at the special meeting, including the approval of a Reverse Stock Split Proposal.

Vote Required

The approval of this Proposal #6: Reverse Stock Split Proposal requires the affirmative vote of holders of two-thirds of the issued and outstanding shares of CSI common stock that are entitled to vote at the special meeting. A vote of ABSTAIN on the Reverse Stock Split Proposal will have the same effect as a vote AGAINST the approval of the Reverse Stock Split Proposal.

Other than with respect to any shares allocated to you as a participant in the CSI ESOP, if you are a record holder and do not vote, your shares will not be voted at the special meeting and this failure to vote will have the same effect as a vote against the Reverse Stock Split Proposal. If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP on any proposal, your shares will be voted at the special meeting on the Reverse Stock Split Proposal according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on the Reverse Stock Split Proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received and were voted on the Reverse Stock Split Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #6: REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL #7:
2022 EQUITY INCENTIVE PLAN PROPOSAL

Overview

On January 24, 2022, the CSI board of directors approved the Pineapple Holdings, Inc. 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”), subject to approval by the CSI shareholders. Assuming the 2022 Equity Incentive Plan is approved by the CSI shareholders, it will become effective on the closing date of the merger, subject to the completion of the merger (such date, the “Effective Date”). In the event that our shareholders do not approve this proposal, the 2022 Equity Incentive Plan will not become effective.

The 2022 Equity Incentive Plan provides for the issuance of equity awards on or related to the common stock of the combined company. The number of shares of common stock that may be the subject of awards issued under the 2022 Equity Incentive Plan is 3,000,000, which represents approximately 8.0% of the outstanding CSI common stock on a fully-diluted basis assuming the issuance of the Base Consideration and the closing of the PIPE Offering.

On the Effective Date, the Communications Systems, Inc. 2011 Executive Incentive Compensation Plan will be terminated. As of January 25, 2022, we do not have any outstanding compensatory equity awards under the 2011 Executive Incentive Compensation Plan or under any other equity incentive plans.

Reasons for the Recommendation of the CSI Board of Directors

The CSI board of directors recommends that the CSI shareholders vote FOR this Proposal #7: 2022 Equity Incentive Plan Proposal because the 2022 Equity Incentive Plan will provide us with a share reserve that will enable us to provide a level of grants to attract, retain, and motivate, and allow us to provide a competitive mix of compensation to, our key employees and other participants. In addition, the 2022 Equity Incentive Plan includes a number of features that we believe are consistent with the interests of our shareholders and sound corporate governance practices.

●	No Discounted Stock Options or SARs. Stock options and stock appreciation rights may not be granted with an exercise price lower than the fair market value of the underlying shares on the date of grant.

●	No Repricings. The 2022 Equity Incentive Plan prohibits any stock option or stock appreciation right from being re-priced, replaced, re-granted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise or strike price, as applicable, for the shares underlying the option or stock appreciation right.

●	No “Evergreen” Provision. There is no “evergreen” feature pursuant to which the shares available for issuance under the 2022 Equity Incentive Plan can be automatically replenished.

●	No Liberal Share Recycling. The following shares will not be added back to the 2022 Equity Incentive Plan’s share reserve: any shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards; shares that we repurchase using option exercise proceeds; and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

●	Minimum Vesting or Performance Period for All Awards. A minimum vesting or performance period of one year is prescribed for all awards, subject to limited exceptions.

●	No Transferability. Awards granted under the 2022 Equity Incentive Plan generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Committee.

●	No Automatic Grants. The 2022 Equity Incentive Plan does not provide for “reload” or other automatic grants to participants.

●	No Tax Gross-ups. The 2022 Equity Incentive Plan does not provide for any tax gross-ups.

●	Limits on Dividends and Dividend Equivalents. The 2022 Equity Incentive Plan prohibits the payment of dividend equivalents on stock options and SARs, and requires that any dividends and dividend equivalents payable or credited on unvested awards other than options and SARs (“full value awards”) must be subject to the same restrictions and risk of forfeiture as the shares or share equivalents to which such dividends or dividend equivalents relate.

●	Compensation Recovery (“Clawback”). The 2022 Equity Incentive Plan provides that all awards granted under the 2022 Equity Incentive Plan will be and remain subject to any incentive compensation or clawback or recoupment policy that may be adopted by the Board or required by applicable law.

●	No Single Trigger Vesting upon a Change in Control. The 2022 Equity Incentive Plan provides for vesting of time-based equity awards or performance-based equity awards based on both (1) the occurrence of a change in control and (2) an accompanying involuntary termination of service without cause within 24 months after the change in control (unless the awards are not continued, assumed, or replaced in connection with a corporate transaction, in which case they will accelerate upon the change in control).

●	No Liberal Definition of “Change in Control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer, or any board assessment that a change in control may be imminent.

Description of 2022 Equity Incentive Plan

The material features of the 2022 Equity Incentive Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the 2022 Equity Incentive Plan, which is attached to this proxy statement/prospectus as Appendix D.

Purpose of the Plan. The purpose of the 2022 Equity Incentive Plan is to assist the combined company in attracting, retaining, motivating and rewarding certain key employees, officers, directors and consultants of the combined company and its affiliates, promoting the creation of long-term value for the shareholders of the combined company by closely aligning the interests of such individuals with those of our shareholders. The 2022 Equity Incentive Plan authorizes the award of stock-based incentives to selected employees, officers, directors and consultants of the combined company to encourage such persons to expend the maximum effort in the creation of stockholder value.

Eligible Participants. Employees and officers of, and consultants and advisors to, the combined company or any affiliate, as well as all non-employee directors of the combined company, will be eligible to receive awards under the 2022 Equity Incentive Plan. We estimate that there will be approximately 100 employees (including three executive officers), and six non-employee directors who would be eligible to participate in the 2022 Equity Incentive Plan immediately following the Effective Date.

Administration. The 2022 Equity Incentive Plan will be administered by our Board or a committee of two or more non-employee directors appointed by our Board to administer the 2022 Equity Incentive Plan (such committee being referred to as the “Committee”). To the extent consistent with applicable law, the Committee may delegate its authority under the 2022 Equity Incentive Plan to any one or more of its members, or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our other directors or executive officers or to a committee of the Board comprised of one or more directors. The Committee may also delegate non-discretionary administrative duties to other persons, agents or advisors.

The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, the terms and conditions of the awards and the manner in which the awards are paid or settled. The Committee may also (i) adopt sub-plans or special provisions applicable to awards, (ii) cancel or suspend an award, accelerate the vesting or extend the exercise period of any award (subject to certain limitations), or otherwise amend the terms and conditions of outstanding awards to the extent permitted under the 2022 Equity Incentive Plan, (iii) establish, modify or rescind rules to administer the 2022 Equity Incentive Plan, interpret the 2022 Equity Incentive Plan and any related award agreement, reconcile any inconsistency, correct any defect or supply any omission in the 2022 Equity Incentive Plan, (iv) grant substitute awards under the 2022 Equity Incentive Plan, and (v) require or permit the deferral of the settlement of an award and establish the terms and conditions of any such deferral. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant whose rights would be materially adversely impaired by such an amendment must consent to it.

Subject to certain limits in the 2022 Equity Incentive Plan, the Committee may also establish sub-plans or modify the terms of awards under the 2022 Equity Incentive Plan with respect to participants who reside outside of the United States or are employed by a non-U.S. subsidiary in order to comply with local legal requirements or otherwise meet the objectives of the 2022 Equity Incentive Plan.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2022 Equity Incentive Plan prohibits the Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award in conjunction with granting a replacement option or SAR award with a lower exercise price, canceling an underwater option or SAR award in exchange for cash, other property or grant of a new full value award, or otherwise making an underwater option or SAR award subject to any action that would be treated under accounting rules as a “repricing.”

Available Shares and Limitations on Awards.

The number of shares of common stock that may be the subject of awards issued under the 2022 Equity Incentive Plan is 3,000,000.

The 2022 Equity Incentive Plan also provides that any shares of common stock subject to an award that expires, is cancelled or forfeited, is settled for cash or otherwise does not result in the issuance of all of the shares of common stock subject to such award shall, to the extent of such cancellation, forfeiture, expiration, cash settlement or non-issuance, again become available for awards under the 2022 Equity Incentive Plan. However, the 2022 Equity Incentive Plan provides that the following shares shall not again become available for awards or replenish the share reserve: (i) shares tendered (either actually or by attestation) by the participant or withheld by us in payment of the exercise price of a stock option, (ii) shares tendered (either actually or by attestation) by the participant or withheld by us to satisfy any tax withholding obligation with respect to an award, (iii) shares repurchased by us with proceeds received from the exercise of a stock option, and (iv) shares subject to a stock appreciation right award that are not issued in connection with the stock settlement of that award upon its exercise.

The aggregate value of stock-based awards granted under the 2022 Equity Incentive Plan to any non-employee director in respect of any calendar year with respect to their service as a non-employee director (excluding one-time awards made to a non-employee director in connection with their initial appointment to the board) may not exceed $500,000, determined based on the fair market value of such awards as of the date of grant for restricted stock, stock unit and other stock-based awards, and based on the grant date fair value for accounting purposes for stock options and stock appreciation rights. The aggregate value of stock-based awards granted under the 2022 Equity Incentive Plan to any non-employee director in connection with their initial appointment on the Board may not exceed $500,000, determined based on the fair market value of such awards as of the date of grant for restricted stock, stock unit and other stock-based awards, and based on the grant date fair value for accounting purposes for stock options and stock appreciation rights.

Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of the combined company’s common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Committee will equitably adjust, to the extent it deems appropriate, (i) the class of shares issuable and the maximum number and kind of shares subject to the 2022 Equity Incentive Plan, (ii) outstanding awards as to the class, number of shares and price per share, and (iii) award limitations prescribed by the 2022 Equity Incentive Plan. Other types of transactions may also affect the common stock, such as reorganizations, mergers or consolidations. If there is such a transaction and the Committee determines that adjustments of the type previously described in connection with equity restructurings would be appropriate to prevent any dilution or enlargement of benefits under the 2022 Equity Incentive Plan, the Committee will make such adjustments as it may deem equitable.

Minimum Vesting Periods. Awards that vest based solely on the satisfaction of service-based vesting conditions are subject to a minimum vesting period of one year from the date of grant, and awards whose grant or vesting is subject to performance-based vesting conditions must be subject to a performance period of not less than one year. These minimum vesting and performance periods will not apply: (i) upon certain specified instances of a change in control, (ii) upon termination of service due to death or disability, (iii) to a substitute award that does not reduce the vesting period of the award being replaced, (iv) to awards granted in payment of or in exchange for other compensation that is already earned and payable, and (v) to awards involving an aggregate number of shares not in excess of 5% of the 2022 Equity Incentive Plan’s share reserve. For purposes of awards made to non-employee directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the company’s shareholders to the date of the next annual meeting of the company’s shareholders.

Types of Awards. The 2022 Equity Incentive Plan permits us to award stock options, stock appreciation rights or “SARs”, restricted stock awards, stock unit awards and other stock-based awards to eligible recipients. These types of awards are described in more detail below.

Options. Employees of our company or any subsidiary may be awarded options to purchase common stock that qualify as “incentive stock options” within the meaning of Section 422 of the Code, and any eligible recipient may be awarded options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier. “Fair market value” under the 2022 Equity Incentive Plan as of any date means, if the shares of our common stock are readily tradable on an established securities market, then fair market value will be the closing sales price for a share of common stock on the principal securities market on which it trades on the date for which it is being determined, or if no sale of shares occurred on that date, on the next preceding date on which a sale of shares occurred, as reported by such principal securities market. If the shares of our common stock are not then readily tradable on an established securities market, then fair market value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding shares otherwise issuable to the participant upon exercise of the option or by delivery to the company of shares (by actual delivery or attestation) already owned by the participant (in either case, such shares having a fair market value as of the date the option is exercised equal to the purchase price of the shares being purchased).

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to an option award.

The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the 2022 Equity Incentive Plan is 3,000,000, subject to adjustment for changes in our corporate structure or shares, as described above.

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us, in the form of shares of our common stock, cash or a combination of both, equal to the difference between (i) the fair market value of a specified number of shares of our common stock on the date of exercise of the SAR, and (ii) the aggregate exercise price under the SAR of that number of shares of common stock. SARs will be subject to such terms and conditions, consistent with the other provisions of the 2022 Equity Incentive Plan, as may be determined by the Committee. The Committee will have the sole discretion to determine the form in which payment of SARs will be made to a participant.

The exercise price per share of common stock of a SAR award will be determined by the Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. A SAR award will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no SAR award may have a term greater than 10 years from its date of grant. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee. Until an award vests, the shares subject to the award are subject to restrictions and the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously employed by, or in the service of, us or a subsidiary of ours for a certain period or that we, or any of our subsidiaries or business units or the participant satisfy specified performance criteria.

Any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the shares to which such dividends or distributions relate. Participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards. A stock unit award is a right to receive the fair market value of a specified number of shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times and in such installments as may be determined by the Committee. Until it vests, a stock unit award is subject to restrictions and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2022 Equity Incentive Plan, as may be determined by the Committee. The Committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards, but any such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the underlying units or other share equivalents to which such dividend equivalents relate.

Other Stock-Based Awards. The Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2022 Equity Incentive Plan. The Committee has discretion in determining the terms and conditions of such awards.

Effective Date and Term of the 2022 Equity Incentive Plan. The Effective Date of the 2022 Equity Incentive Plan will be the closing date of the merger, subject to the completion of the merger and assuming that the CSI shareholders approve this Proposal #7: 2022 Equity Incentive Plan Proposal. No awards will be made under the 2022 Equity Incentive Plan prior to the Effective Date. If the CSI shareholders fail to approve the Pineapple Merger Proposal, the Merger Issuance Proposal, or the 2022 Equity Incentive Plan Proposal, the 2022 Equity Incentive Plan will not become effective.

Unless terminated earlier, the 2022 Equity Incentive Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding under the 2022 Equity Incentive Plan at the time it is terminated will continue in accordance with their terms and the terms of the 2022 Equity Incentive Plan unless otherwise provided in the applicable agreements. The board of directors of the combined company may suspend or terminate the 2022 Equity Incentive Plan at any time.

Amendment of the Plan. The board of directors of the combined company may amend the 2022 Equity Incentive Plan from time to time, but no amendments to the 2022 Equity Incentive Plan will be effective without shareholder approval if such approval is required under applicable laws, regulations or stock exchange rules, including shareholder approval for any amendment that seeks to modify the prohibition on underwater option or SAR re-pricing discussed above.

Termination, suspension or amendment of the 2022 Equity Incentive Plan will not adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

Transferability of Awards. In general, no right or interest in any award under the 2022 Equity Incentive Plan may be assigned, transferred, exchanged or encumbered by a participant, voluntarily or involuntarily, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of such an award will remain subject to all the terms and conditions of the award applicable to the participant.

Change in Control. If a change in control of us that involves a corporate transaction occurs, then the consequences will be as described below unless the Committee provides otherwise in an applicable award or other agreement with a participant. If outstanding awards are continued, assumed or replaced by the surviving or successor entity in connection with a corporate transaction, and if within twenty-four months after the corporate transaction a participant’s employment or other service is involuntarily terminated without cause, (i) each of the participant’s outstanding options and SARs will become fully vested and exercisable and will remain exercisable for one year, and (ii) each of the participant’s unvested full value awards will fully vest. To the extent vesting of any award continued, assumed or replaced is subject to satisfaction of specified performance goals, those goals shall be deemed to be achieved as of the date of the corporate transaction at the target level of performance and the vested portion of the award at that level of performance is proportionate to the portion of the performance period that has occurred up to the date of such termination of service.

If any outstanding award is not continued, assumed or replaced in connection with a change in control involving a corporate transaction, then (i) all outstanding options and SARs will become fully vested and exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction, and (ii) all full value awards will fully vest immediately prior to the effective time of the corporate transaction. For these purposes, a performance-based award will be considered fully vested at the target level of performance and the vested portion of the award at that level of performance is proportionate to the portion of the performance period that has elapsed prior to the corporate transaction. Alternatively, if outstanding awards are not continued, assumed or replaced, the Committee may elect to cancel such awards at or immediately prior to the effective time of the corporate transaction in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the consideration that would otherwise be received in the corporate transaction for the same number of shares over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment).

Unless otherwise provided in an applicable award agreement or another written agreement, in the event of a change in control of the company that does not involve a corporate transaction, if within twenty-four months after the change in control a participant’s employment or other service is involuntarily terminated without cause, (i) each of the participant’s outstanding options and SARs will become fully vested and exercisable and remain exercisable for one year, and (ii) each of the participant’s unvested full value awards will fully vest. For these purposes, a performance-based award will be considered fully vested at the target level of performance and the vested portion of the award at that level of performance is proportionate to the portion of the performance period that has elapsed prior to the participant’s termination of service.

For purposes of the 2022 Equity Incentive Plan, the following terms have the meanings indicated:

●	a “change in control” generally refers to the acquisition by a person or group of beneficial ownership of more than 50% of the combined voting power of our voting securities, our continuing directors ceasing to constitute a majority of the board of directors, or the consummation of a corporate transaction as defined below (unless immediately following such corporate transaction all or substantially all of our previous holders of voting securities beneficially own more than 50% of the combined voting power of the resulting entity in substantially the same proportions).

●	a “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of our assets, or (ii) a merger, consolidation, share exchange, or similar transaction involving us, regardless of whether we are the surviving entity.

Effect of Termination of Employment. Unless otherwise set forth in an applicable award agreement or other written agreement, if a participant ceases to be employed by or provide other services to us and our affiliates, awards under the 2022 Equity Incentive Plan will be treated as set forth in the plan. Upon termination for cause or upon conduct that would constitute cause during any post-termination exercise period, all unexercised option and SAR awards and all unvested portions of any other outstanding awards will be immediately forfeited without consideration. If a participant’s service is terminated due to his or her death or disability, the currently vested and exercisable portions of option and SAR awards may be exercised for a period of one year after the date of such termination. Upon termination for any reason other than death, disability or cause, all unvested and unexercisable portions of any outstanding awards will be immediately forfeited without consideration and the currently vested and exercisable portions of option and SAR awards may be exercised for a period of three months after the date of such termination. However, if a participant thereafter dies during such three-month period, the vested and exercisable portions of the option and SAR awards may be exercised for a period of one year after the date of such termination.

Under the 2022 Equity Incentive Plan, “cause” is defined as, unless otherwise defined in a then-effective written agreement (including an award agreement), (i) the participant’s failure or refusal to perform satisfactorily the duties reasonably required (other than by reason of disability) in any material respect; (ii) the participant’s material violation of any law, rule, regulation, or court order, including any commission of, indictment for or conviction of any crime that constitutes a felony or other similar category of crime outside the United States; (iii) conduct of the participant, in connection with their employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of our company or any of our affiliates; (iv) a material violation of the policies applicable to the participant, including but not limited to, those relating to sexual harassment, the disclosure or misuse of confidential information, or those set forth in the manuals or policy statements or any breach of any fiduciary duty or non-solicitation, non-competition or similar obligation owed to us; (v) the participant’s act(s) of gross negligence or willful misconduct in the course of their employment or service; or (vi) misappropriation by the participant of any assets or business opportunities of ours.

Clawback. The 2022 Equity Incentive Plan provides that, unless otherwise determined by the Committee or provided in an award agreement, all awards granted under the 2022 Equity Incentive Plan shall be and remain subject to any incentive compensation or clawback or recoupment policy currently in effect, as may be adopted by the Board or as may be required by applicable law, and, in each case, as may be amended from time to time.

Deferral of Payouts. The Committee may permit or require the deferral by a participant of the receipt of shares or cash in settlement of any full value award under the 2022 Equity Incentive Plan, and will prescribe the terms, conditions and procedures for such deferrals. Shares to effect the settlement of any such deferral will be drawn from and charged against the 2022 Equity Incentive Plan’s share reserve.

U.S. Federal Income Tax Consequences of Awards

The following is a summary of the principal United States federal income tax consequences to our company and to participants subject to U.S. taxation with respect to awards granted under the 2022 Equity Incentive Plan, based on current statutes, regulations and interpretations.

Non-qualified Stock Options. If a participant is granted a non-qualified stock option under the 2022 Equity Incentive Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. The combined company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the 2022 Equity Incentive Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the combined company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards. The current federal income tax consequences of other awards authorized under the 2022 Equity Incentive Plan generally follow certain basic patterns. An award of restricted stock results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Section 409A of the Code. The foregoing discussion of tax consequences of awards under the 2022 Equity Incentive Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20 percent income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

New Plan Benefits

Because the 2022 Equity Incentive Plan will not become effective until it is approved by our shareholders, the Committee has not yet approved any awards under, or subject to, the 2022 Equity Incentive Plan. In addition, because all awards under the 2022 Equity Incentive Plan are discretionary with the Committee, neither the number nor types of future 2022 Equity Incentive Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

Vote Required

The approval of the 2022 Equity Incentive Plan Proposal requires the affirmative vote of the holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal.

If you vote ABSTAIN on the 2022 Equity Incentive Plan Proposal, it will have the same effect as a vote against the 2022 Equity Incentive Plan Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the 2022 Equity Incentive Plan Proposal. If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP on any proposal, your shares will be voted at the special meeting on the 2022 Equity Incentive Plan Proposal according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on the 2022 Equity Incentive Plan Proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received and were voted on the 2022 Equity Incentive Plan Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #7: THE 2022 EQUITY INCENTIVE PLAN PROPOSAL.

PROPOSAL #8:
ADVISORY COMPENSATION PROPOSAL

Overview

In accordance with Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that has, will or may be paid or become payable to our named executive officers in connection with the Pineapple Merger Transaction, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page 95.

As required by Section 14A of the Exchange Act, we are asking our shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that has, will or may be paid or become payable to the Company’s named executive officers in connection with the Pineapple Merger Transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the proxy statement/prospectus for this meeting under “Proposal #1: Pineapple Merger Proposal – Interests of Our Directors and Executive Officers in the Pineapple Merger Transaction – Golden Parachute Compensation,” including the table, associated footnotes and narrative discussion, is hereby APPROVED.”

Shareholders should note that this proposal is advisory in nature and will not be binding on CSI or the CSI board of directors. The vote to approve the named executive officers’ compensation in this Proposal #8 is separate and apart from the vote on any other matter presented at the special meeting. Accordingly, you may vote for the Pineapple Merger Proposal or any other proposal and vote against this Advisory Compensation Proposal and vice versa. Further, because we are contractually obligated to make the potential payments detailed in the sections described above, such compensation may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this Advisory Compensation Proposal.

Vote Required

The approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal.

If you vote ABSTAIN on the Advisory Compensation Proposal, it will have the same effect as a vote against the Advisory Compensation Proposal. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the Advisory Compensation Proposal. If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP on any proposal, your shares will be voted at the special meeting on the Advisory Compensation Proposal according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on the Advisory Compensation Proposal in the same proportion as all shares of CSI common stock allocated to ESOP participants for which voting instructions were received and were voted on the Advisory Compensation Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #8: THE ADVISORY COMPENSATION PROPOSAL.

PROPOSAL #9:
ADJOURNMENT PROPOSAL

At the special meeting, we are submitting for shareholder consideration Proposal #9, which is a proposal to permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that, at the special meeting, there are insufficient votes to approve the Pineapple Merger Proposal, the Merger Issuance Proposal, the PIPE Issuance Proposal, the Authorized Share Amendment Proposal or the Reverse Stock Split Proposal. This Proposal #9 is referred to in this proxy statement/prospectus as the Adjournment Proposal.

Overview

In this Adjournment Proposal, we are asking you to authorize the holder of any proxy solicited by the CSI board of directors to vote in favor of adjourning the special meeting, and any later adjournments, to another time and place. If our shareholders approve the Adjournment Proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to a later date and use the additional time to solicit additional proxies in favor of the Pineapple Merger Proposal, the Merger Issuance Proposal, the PIPE Issuance Proposal, the Authorized Share Amendment Proposal or the Reverse Stock Split Proposal, including the solicitation of proxies from holders of our common stock that have previously voted against any of these proposals. If the Adjournment Proposal is approved, we could adjourn the special meeting without a vote on the Pineapple Merger Proposal, the Merger Issuance Proposal, the PIPE Issuance Proposal, the Authorized Share Amendment Proposal or the Reverse Stock Split Proposal even if we had received proxies representing votes against the such proposal such that it would not be approved by the vote required and seek to convince the holders of those shares to change their votes to votes in favor of such proposal. If you have previously submitted a proxy on any proposal and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

The length of time the special meeting is adjourned or postponed will depend on the circumstances and will be determined by CSI. If the special meeting is adjourned for more than 120 days after the date fixed for the original meeting date, we will be required to provide our shareholders with formal notice of the adjourned meeting.

The CSI board of directors believes that if the number of shares of our common stock present or represented at the special meeting is insufficient to approve the Pineapple Merger Proposal, the Merger Issuance Proposal, the PIPE Issuance Proposal, the Authorized Share Amendment Proposal or the Reverse Stock Split Proposal, it is in the best interests of our shareholders to enable us, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve these proposals.

Vote Required

If a quorum is present at the special meeting, the Adjournment Proposal will be approved by the affirmative vote of holders of at least a majority of the shares of CSI common stock present at the special meeting and entitled to vote on this proposal. If a quorum is not present at the special meeting, the Adjournment Proposal will be approved by the affirmative vote of the holders of a majority of the voting power of our common stock present at the special meeting and no other business will be transacted thereat. Except with respect to shares allocated to you as a participant in the CSI ESOP, if you fail to vote, it will have no effect on the outcome of the vote on the Adjournment Proposal. If you vote ABSTAIN, it would have the same effect as a vote against the Adjournment Proposal.

If you are a participant in the CSI ESOP and do not vote the CSI shares allocated to you in the CSI ESOP, your shares will be voted at the special meeting on the Adjournment Proposal according to the provisions of the CSI ESOP, which provide that the trustees will vote these shares on the Adjournment Proposal the same proportion as all shares of CSI common stock allocated to ESOP participants were voted on the Adjournment Proposal.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” PROPOSAL #9: THE ADJOURNMENT PROPOSAL.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. Please note that the summary below and elsewhere in this proxy statement/prospectus regarding the merger agreement may not contain all of the information that is important to you. The summary below and elsewhere in this proxy statement/prospectus of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A-1 and Appendix A-4. We encourage you to read the merger agreement carefully in its entirety for a more complete understanding of the Pineapple Merger Transaction, the terms of the merger agreement, and other information that may be important to you.

The merger agreement has been included to provide shareholders with information regarding its terms and the Pineapple Merger Transaction described in this proxy statement/prospectus. Neither Pineapple nor CSI intends that the merger agreement will be a source of business or operational information about Pineapple or CSI. The merger agreement contains representations and warranties made by and to Pineapple, CSI and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement. For the foregoing reasons, the representations and warranties should not be read alone or relied upon as characterizations of the actual state of facts or condition of CSI, Merger Sub, Pineapple or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus.

The merger agreement also references certain of the other transaction documents, including the contingent value rights agreement attached to this proxy statement/prospectus as Appendix A-2 and summarized under “AGREEMENTS RELATING TO THE MERGER – Contingent Value Rights Agreement” elsewhere in this proxy statement/prospectus. Certain of the other transaction documents are summarized below, but are not binding upon any party until executed and delivered.

Form, Effective Time and Closing of Merger

The merger agreement provides that, at the effective time of the merger, Merger Sub, a wholly-owned subsidiary of CSI, will merge with and into Pineapple. Upon completion of the merger, the separate corporate existence of Merger Sub will cease, and Pineapple will continue as the surviving company and as a wholly-owned subsidiary of CSI.

The closing of the merger will occur no later than three business days after the satisfaction or waiver of all of the conditions to completion of the merger (other than conditions to be satisfied on the closing date), which conditions are described below under “— Conditions to the Closing of the merger” beginning on page 135 of this proxy statement/prospectus, or on such other date as CSI and Pineapple may mutually agree. At the closing, CSI, Merger Sub and Pineapple will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware. The merger will become effective upon the acceptance of such certificate or at such later time as may be specified in such certificate of merger.

Effects of Merger; Merger Consideration

At the effective time of the merger, each outstanding unit of Pineapple’s limited liability interests will be cancelled automatically and (other than any excluded units owned by Pineapple, CSI or Merger Sub) converted into the right to receive shares of CSI common stock as merger consideration as described below.

All units of Pineapple held by Pineapple, CSI or Merger Sub will be cancelled and no payment will be made with respect to such shares.

Each share of Merger Sub common stock issued and outstanding immediately prior to the effective time of the merger will convert into and become one unit of the surviving company, which will represent all of the issued and outstanding units of the surviving company immediately following the effective time of the merger. CSI will automatically be admitted as a member of the surviving company.

The certificate of formation and limited liability company agreement of Pineapple will be the certificate of formation and limited liability company agreement of surviving company until thereafter amended by CSI.

Merger Consideration

Pineapple has four outstanding classes of limited liability company interests, including Class C, Class B, Class A and Class P. Each unit of Pineapple outstanding prior the effective time of the merger will convert automatically into shares of CSI common stock. Under the terms of the merger agreement, CSI has agreed to issue to the members of Pineapple an aggregate of 15.6 million shares of CSI’s common stock, subject to certain adjustments, as consideration for the merger (the “Base Consideration”). The Base Consideration will be increased for any outstanding convertible notes issued by Pineapple in the Convertible Note Financing, which will convert into additional shares of CSI common stock at a rate of one additional share for every $2.00 in unpaid principal and accrued interest on outstanding convertible notes. The Base Consideration will be decreased for any outstanding indebtedness of Pineapple at the closing of the merger in excess of $22.5 million, which will reduce the Base Consideration at a rate one share for every $2.00 of excess indebtedness.

As of the date of this proxy statement/prospectus, Pineapple has entered into subscription agreements to issue $2,350,000 in convertible notes as part of the Convertible Notes Financing, which will convert into 1,175,000 additional shares of CSI common stock as Base Consideration at a rate of one additional share for every $2.00 in unpaid principal and accrued interest on outstanding convertible notes. Additionally, as part of the Convertible Notes Financing, the principal amount plus accrued interest under Pineapple’s working capital loan and security agreement will convert at a rate of one additional share of CSI common stock for every $2.00 in unpaid principal and accrued interest, or approximately 250,000 shares of CSI common stock as Base Consideration as of the date of this proxy statement/prospectus.

In addition to the Base Consideration, the Class A and Class P members of Pineapple may receive “Earnout Consideration” which is up to an additional 13.0 million shares of CSI common stock pursuant to an earnout based on achievement of milestones. Additional shares of common stock will be issued to such members of Pineapple as Earnout Consideration upon the occurrence of the following milestones:

●	If Pineapple satisfies the funding-related condition to closing, then such Class A and Class P members will be entitled to 3.0 million shares of common stock as Earnout Consideration. The funding-related closing condition requires:

○	there shall have been secured binding agreements for no less than $32 million in cash from the Equity Offering (as defined in the merger agreement) payable to CSI immediately following the effective time of the merger and the conditions to closing of CSI and the PIPE Investors in any definitive agreement relating to the Equity Offering, including the securities purchase agreement for the PIPE Offering, are satisfied (other than those conditions that by their nature or terms are to be satisfied at such closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions and provided that CSI has used its reasonable best efforts to satisfy such conditions of the PIPE Investors and has not intentionally failed to satisfy such conditions);

○	other than as set forth in the merger agreement, there shall be no accrued payable amounts or liabilities to Lake Street Solar LLC or Hercules, or their respective affiliates, on the balance sheet of Pineapple;

○	Hercules shall have waived Pineapple’s obligation to pay upon consummation of the merger $3.0 million of debt under the loan and security agreement, dated December 11, 2020, by and among Pineapple, Hercules and the lenders thereto and extended the maturity date of such debt to the earlier of (1) December 10, 2024 or (2) the date on which CSI or Pineapple receives equity financing (other than pursuant to the securities purchase agreement for the

PIPE Offering) in one more transactions in an amount in excess of $25 million in the aggregate; and

○	the entire amount owed by Pineapple under its working capital loan and security agreement, dated January 8, 2021 with Hercules and the lenders party thereto, shall have been extinguished or the maturity date thereof extended to at least December 10, 2024.

●	If, within 24 months of closing, the CSI common stock achieves a 30-day VWAP (volume weighted average price) of at least $6.00 per share, such members will be entitled to receive 4.0 million shares of common stock (to be increased to 5.0 million if CSI consummates the dispositions of the legacy assets by the 24-month anniversary of the closing).

●	If, within 24 months of closing, the CSI common stock achieves a 30-day VWAP of at least $8.00 per share, such members will be entitled to receive an additional 4.0 million shares of common stock (to be increased to 5.0 million if CSI consummates the legacy dispositions by the 24-month anniversary of the closing).

Specifically,

●	each Class C Unit will convert into the right to receive one (1) share of CSI common stock;

●	each Class B Unit will convert into the right to receive one share of CSI common stock and the portion of 1.5 million escrow shares issuable to Class B unit holders under the escrow agreement, if any, divided by the number of outstanding Class B units; and

●	each Class A Unit and Class P Unit will convert into the right to receive the portion of (A) the Base Consideration, as adjusted; (B) the Earnout Consideration of up to 13.0 million shares of CSI stock to be issued under the terms of the merger agreement, divided by the number of Class A and Class P units outstanding, if any, and (C) the portion of the number of the total 1.5 million escrow shares issuable to Class A and Class P unitholders under the escrow agreement, if any. Holders of Class A and Class P Units have agreed, pursuant to the terms of their applicable joinder agreements, to retain and potentially forfeit to CSI 1,050,000 lockup shares of CSI common stock in order to satisfy certain indemnification obligations under the merger agreement.

The merger agreement does not include any adjustment to the total number of shares of CSI common stock that Pineapple unit holders will be entitled to receive for changes in the market price of CSI common stock. Accordingly, the market value of the shares of CSI common stock issued pursuant to the merger will depend on the market value of the shares of CSI common stock at the time the merger closes and could vary significantly from the market value on the date of this proxy statement/prospectus.

No fractional shares of CSI common stock will be issuable to holders of Pineapple units pursuant to the merger. In lieu thereof, each holder of units converted who would otherwise have been entitled to receive a fraction of a share of CSI common stock will be entitled to receive in cash (rounded down to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of the CSI common stock on Nasdaq on the last trading day prior to the effective time of the merger.

Payment of Merger Consideration

Each holder of Pineapple units (including holders of any Pineapple convertible notes or debt obligations that will be converted into Class C Units immediately prior to the effective time of the merger) is required to execute and deliver a joinder agreement to Pineapple as a condition to the issuance of the stock consideration to such holder under the merger agreement. Delivery of a properly executed joinder agreement entitles such delivering holder to payment of such holder’s consideration in accordance with the terms and instructions set forth in such joinder agreement. Upon delivery of a duly completed joinder agreement to CSI or its transfer agent and such other documents as may be reasonably required by the joinder agreement, each Pineapple holder will receive in exchange the number of shares of common stock of CSI such holder is entitled to receive pursuant to the merger agreement. Until a joinder agreement is executed and delivered as required by the merger agreement, each Pineapple unit (and any Pineapple convertible note), will be deemed, from and after the effective time of the merger, to represent only the right to receive the applicable per unit merger consideration under the merger agreement.

From and after the effective time, the unit transfer books of the surviving company will be closed, and there will be no further registration of transfers on the unit transfer books of the surviving company of the limited liability company interests in Pineapple that were outstanding immediately prior to the effective time.

Immediately after the effective time and upon receipt of the applicable joinder agreement, CSI will pay and deliver the closing merger consideration by directing its transfer agent to issue, in the name of each Pineapple holder, the number of shares of CSI common stock to be issued to such holder pursuant to the merger agreement, as such number of shares are reflected on an allocation certificate signed by a duly authorized officer of Pineapple. CSI will deliver to the Pineapple holders for delivery to the holders the aggregate amount of cash sufficient to pay for any fractional shares of CSI common stock.

Contingent Value Rights

The shareholders of CSI as of the close of the business day immediately preceding the effective time will receive contractual contingent value rights, or CVRs, per share of CSI common stock then held by them that entitle the holder of the CVR to a portion of the proceeds of dispositions received after the effective time pursuant to the CVR agreement. For more information about the CVR agreement, see “AGREEMENTS RELATING TO THE MERGER” beginning on page 146 of this proxy statement/prospectus.

Management and Officers of the Combined Company and Pineapple Following the Merger

Pursuant to the merger agreement, at the effective time:

●	Pineapple’s limited liability company agreement will be terminated and replaced with an amended and restated limited liability company agreement, reasonably acceptable to CSI, that will provide that Pineapple will cease to be managed by the Pineapple board of managers, and Pineapple will be a member-managed limited liability company managed by CSI, its sole member, and there will be no “manager” within the meaning of the Delaware Limited Liability Company Act, as amended; and

●	CSI will take action to obtain the resignations of Richard A. Primuth and Steven C. Webster as members of the CSI board of directors as of the effective time, cause the board of CSI to consist of seven directors, and cause to be appointed the board to consist of Roger H.D. Lacey, Randall D. Sampson, Kyle Udseth and Scott Honour and the three additional directors proposed by Pineapple and approved by CSI, which are Michael R. Zapata, Thomas J. Holland and Marilyn Adler. Designees to the board of directors are expected to satisfy the requisite independence requirements for the combined company board of directors, as well as the sophistication and independence requirements for committee members pursuant to Nasdaq listing requirements.

For information about the directors expected to serve on the board of directors of CSI, see section titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 205 of this proxy statement/prospectus.

Pursuant to the merger agreement, at the effective time, the officers of Pineapple immediately prior to the effective time will be the officers of the Surviving Company. Kyle Udseth will become the Chief Executive Officer of CSI and Mark Fandrich will serve as the Chief Financial Officer of CSI. For information about the executive officers expected to serve as the executive officers of CSI, see section titled “MANAGEMENT OF THE COMBINED COMPANY” beginning on page 205 of this proxy statement/prospectus.

Dissenters’ Rights and Appraisal Rights

Pursuant to the joinder agreements, each holder of Pineapple units has irrevocably and unconditionally waived, and agreed to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the merger or any related transaction that such holder or any other person may have by virtue of, or with respect to, any units by the holder.

Holders of CSI common stock are not entitled to any rights of appraisal, dissenters’ rights or similar rights in connection with the Pineapple Merger Transaction or other matters to be voted upon at the special meeting.

Representations and Warranties

The merger agreement contains customary representations and warranties of Pineapple, CSI and Merger Sub for a transaction of this type relating to, among other things:

●	corporate organization, organizational and governing documents, authority and power, and similar corporate matters;

●	authority to enter into the merger agreement and related agreements;

●	capitalization;

●	subsidiaries;

●	noncontravention and required consents;

●	financial statements and, with respect to CSI, documents filed with the SEC and the accuracy of information contained in those documents since January 1, 2018;

●	information provided with respect to Pineapple and the accuracy of such information for inclusion in this proxy statement/prospectus;

●	absence of certain changes or events, including, with respect to CSI, between September 30, 2020 and the date of the merger agreement and with respect to Pineapple, between its inception and the date of the merger agreement;

●	identification of material contracts and the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach under such contracts;

●	title to assets and condition of properties of Pineapple;

●	intellectual property;

●	indebtedness;

●	legal proceedings and government orders;

●	compliance with laws and permits;

●	employment matters and benefit plans;

●	affiliate interests and no ownership of CSI stock by Pineapple;

●	environmental matters;

●	insurance;

●	tax matters;

●	any brokerage or finder’s fee or other fee or commission in connection with the merger;

●	with respect to CSI, the opinion of its financial advisor; and

●	with respect to Merger Sub, the absence of prior business activity and status as a direct wholly-owned subsidiary of CSI.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and form the basis for limited indemnification obligations of the Pineapple Class A and Class P holders and some of the conditions to the obligations of CSI and Pineapple to complete the merger.

Conduct of Business Pending the Merger; Covenants

Pineapple has agreed that, except in connection with the Pre-Closing Financing, the Pre-Closing Acquisition and the Equity Offering contemplated by the merger agreement, or as permitted by the merger agreement or unless CSI will have provided written consent, during the period commencing on the date of the merger agreement and continuing until the closing of the merger, Pineapple will conduct its business in the ordinary course consistent with past practices. Pineapple has also agreed that, except in connection with the Pre-Closing Financing, the Pre-Closing

Acquisition and the Equity Offering contemplated by the merger agreement or consented to in writing by CSI, Pineapple will not do any of the following during the period commencing on the date of the merger agreement and continuing until the earlier to occur of the closing of the merger and the termination of the merger agreement:

●	(i) declare, set aside or pay any dividend or make any other distribution in respect of any of its units; (ii) split, combine or reclassify any of its units or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its units; (iii) except as contemplated by the merger agreement, purchase, redeem or otherwise acquire any units or other securities or (iv) make any other actual, constructive or deemed distribution of any units or other equity interests or otherwise make any payments to members in their capacity as such;

●	issue, deliver, sell, pledge, or otherwise encumber, or subject to any lien any units, any other voting securities or equity interests or any securities convertible into units, or any rights, warranties or options, to acquire any units, voting securities or other convertible securities;

●	amend its organizational documents;

●	not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of any business or any person;

●	not incur or enter into any commitment for any material capital expenditures;

●	not purchase, lease, or otherwise acquire any property or assets for an amount in excess of $100,000, individually or in the aggregate;

●	not use the proceeds of the Pre-Closing Financing in any manner not contemplated by the description of the use of proceeds reflected in any offering materials provided in connection with the Pre-Closing Financing or otherwise for operation of Pineapple’s business as contemplated as of the date of the merger agreement;

●	not incur any indebtedness for borrowed money or issue any debt securities, make any loans, advances (other than routine travel and business expense advances) or capital contributions to, or investments in, any person;

●	not assume, guarantee or endorse the indebtedness of any other person;

●	preserve and maintain all of its permits;

●	pay its debts, taxes and other obligations when due;

●	maintain the properties and assets owned, operated or used by Pineapple in the same condition as they were on the date of the merger agreement, subject to reasonable wear and tear;

●	continue in full force and effect without modification all insurance policies, except as required by applicable law;

●	defend and protect its properties and assets from infringement or usurpation;

●	perform all of its material obligations under all material contracts of Pineapple relating to or affecting its properties, assets or business;

●	maintain its books and records in accordance with past practice;

●	comply with all applicable laws;

●	not take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the merger not being satisfied, or that would impair the ability of any of the parties to consummate the merger in accordance with the terms of the merger agreement or delay such consummation; and

●	not take or permit any action that would cause to occur any Company Material Adverse Effect, amendment of Pineapple’s organizational documents, split, reclassification, purchase or acquisition of any membership interests of Pineapple, issuance, sale or disposition of or creation of any encumbrance on any membership interest, or grant any options, warrants or other rights to purchase or obtain membership interests in Pineapple, or take any action or omission outside of the ordinary course of business of Pineapple. See “Conditions to the Closing of the Merger” beginning on page 135 for the definition of Company Material Adverse Effect.

Until the closing of the merger, Pineapple must keep CSI reasonably informed of the status of and the material activities, events, and occurrences relating to the Pre-Closing Financing and the Pre-Closing Acquisition, including the achievement of and progress towards satisfaction of the conditions to closing the transactions contemplated by the Pre-Closing Acquisition Agreement. If Pineapple decides to pursue any other acquisitions between the date of the merger agreement and the closing, Pineapple must permit CSI to participate, comment on, advise as to, and consent to any such other acquisitions.

CSI has agreed that, except in connection with the dispositions of legacy assets, any pre-closing dividend, the PIPE Offering and amendments to the CSI articles of incorporation, specifically contemplated by the merger agreement, or as otherwise provided in the merger agreement or consented to in writing by Pineapple from the date of the merger agreement until the closing of the merger, CSI will conduct its business only in the ordinary course of business consistent with past practice and CSI must:

●	not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the CSI common Stock or any other equity interests to any shareholder of CSI, (ii) split, combine or reclassify any CSI common stock or any other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of CSI common stock or any other equity interests, except for issuances of capital stock or other equity interests upon the exercise of options outstanding as of the date of the merger agreement in accordance with their present terms, (iii) except as expressly contemplated by the merger agreement, purchase, redeem or otherwise acquire any shares of CSI common stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, or (iv) make any other actual, constructive or deemed distribution in respect of any shares of CSI common stock or other equity interests or otherwise make any payments to shareholders of CSI in their capacity as such;

●	not issue, deliver, sell, pledge or otherwise encumber or subject to any lien any CSI common stock, any other voting securities or other equity interests or any securities convertible into, or any rights, warrants or options to acquire, any such CSI common stock, voting securities or other equity interests or convertible securities;

●	not amend its organizational documents;

●	not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of any business or any person;

●	not incur any indebtedness for borrowed money or issue any debt securities, make any loans, advances (other than routine travel and business expense advances) or capital contributions to, or investments in, any person;

●	not assume, guarantee or endorse the indebtedness of any other person;

●	preserve and maintain all of its permits;

●	pay its debts, taxes and other obligations when due;

●	maintain the properties and assets owned, operated or used by CSI in the same condition as they were on the date of the merger agreement, subject to reasonable wear and tear;

●	continue in full force and effect without modification all insurance policies, except as required by applicable law;

●	defend and protect its properties and assets from infringement or usurpation;

●	perform all of its material obligations under all material contracts of CSI relating to or affecting its properties, assets or business;

●	maintain its books and records in accordance with past practice;

●	comply with all applicable laws;

●	not take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the merger not being satisfied, or that would impair the ability of any of the parties to consummate the merger in accordance with the terms of the merger agreement or delay such consummation; and

●	not take or permit any action that would cause to occur any Parent Material Adverse Effect, amendment of CSI’s organizational documents, split, reclassification, purchase or acquisition of any equity interests of CSI, issuance, sale or disposition of or creation of any encumbrance on any equity interest, or grant any options, warrants or other rights to purchase or obtain equity interests in CSI, or take any action or omission outside of the ordinary course of business of CSI consistent with past practice. See “—Conditions to the Closing of the merger” below for the definition of Parent Material Adverse Effect.

Conditions to the Closing of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties (where permissible pursuant to applicable law), at or prior to the closing of the merger, of various conditions, which include, in addition to other customary closing conditions, the following:

●	The merger agreement and the transactions contemplated by the merger agreement (including the merger) will have been duly approved and adopted by the requisite Pineapple members in accordance with the Delaware Limited Liability Company Act, as amended, and Pineapple’s organizational documents and such approval may not have been rescinded, withdrawn or modified in any way and will remain in full force and effect.

●	The merger agreement, the transactions contemplated by the merger agreement (including the merger, the CVR agreement and the issuance by CSI of CSI common stock as Merger Consideration), and an amendment to CSI’s articles of incorporation to increase the quantity of shares of CSI common stock CSI is authorized to issue to a number of shares at least necessary to complete the transactions contemplated by the merger agreement will have been duly approved and adopted by the requisite shareholders of CSI at a special meeting of CSI shareholders in accordance with the MBCA and CSI’s organizational documents. These conditions are the subject of the Pineapple Merger Proposal, the Merger Issuance Proposal and the Authorized Share Amendment Proposal. See “ABOUT THE SPECIAL MEETING” beginning on page 54 for requisite approval information for each of the proposals.

●	The registration statement required by the merger agreement for the issuance of CSI common stock as merger consideration will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued and no proceeding for that purpose, and no similar proceeding with respect to the proxy statement/prospectus, will have been initiated or threatened in writing by the SEC or its staff.

●	No governmental authority of competent jurisdiction will have enacted, issued, promulgated, enforced, or entered any laws or governmental orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the transactions contemplated by the merger agreement (including the merger and the issuance by CSI of CSI common stock as Merger Consideration) or the disposition of CSI legacy assets contemplated by the merger agreement.

●	The amendment to CSI’s articles of incorporation to increase the quantity of shares of CSI common stock CSI is authorized to issue to a number of shares at least necessary to complete the transactions contemplated by the merger agreement will have been filed, accepted and evidence of filing received by CSI from the Secretary of State of the State of Minnesota.

The obligation of CSI and Merger Sub to complete the merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law) of the following additional conditions:

●	the funding-related closing condition, which requires:

○	there shall have been secured binding agreements for no less than $32 million in cash from the Equity Offering (as defined in the merger agreement) payable to CSI immediately following the effective time of the merger and the conditions to closing of CSI and the PIPE Investors in any definitive agreement relating to the Equity Offering, including the securities purchase agreement for the PIPE Offering, are satisfied (other than those conditions that by their nature or terms are to be satisfied at such closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions and provided that CSI has used its reasonable best efforts to satisfy such conditions of the PIPE Investors and has not intentionally failed to satisfy such conditions);

○	other than as set forth in the merger agreement, there shall be no accrued payable amounts or liabilities to Lake Street Solar LLC or Hercules, or their respective affiliates, on the balance sheet of Pineapple;

○	Hercules shall have waived Pineapple’s obligation to pay upon consummation of the merger $3.0 million of debt under the loan and security agreement, dated December 11, 2020, by and among Pineapple, Hercules and the lenders thereto and extended the maturity date of such debt to the earlier of (1) December 10, 2024 or (2) the date on which CSI or Pineapple receives equity financing (other than pursuant to the securities purchase agreement for the PIPE Offering) in one more transactions in an amount in excess of $25 million in the aggregate; and

○	the entire amount owed by Pineapple under its working capital loan and security agreement, dated January 8, 2021 with Hercules and the lenders party thereto, shall have been extinguished or the maturity date thereof extended to at least December 10, 2024;

●	certain fundamental representations and warranties of Pineapple will have been true and correct in all respects on the date of the merger agreement and will be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties will be true and correct as of that particular date;

●	all other representations and warranties of Pineapple in the merger agreement and any other certificate delivered by Pineapple under the merger agreement will have been true and correct as of the date of the merger agreement and will be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, to the extent such representations and warranties address matters as of a particular date, then such representations and warranties will be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be likely to have a “Company Material Adverse Effect;”

●	Pineapple will have performed in all material respects all of its obligations in the merger agreement required to be performed or by it on or before the closing of the merger;

●	No “Company Material Adverse Effect” will have occurred since the date of the merger agreement and be continuing;

●	Pineapple will have delivered certain certificates and other documents required under the merger agreement for the closing of the merger;

●	CSI will have received the CVR agreement in form and substance reasonably satisfactory to CSI, signed by the Rights Agent;

●	Pineapple will have consummated the Pre-Closing Acquisition; and

●	since the date of the merger agreement, there will have been no “Company Material Adverse Effect” meaning any change, effect, event, circumstance or development that is materially adverse to or has a material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of Pineapple, taken as a whole, or (ii) the ability of CSI or Merger Sub to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of their respective covenants or obligations under the merger agreement; however, that none of the following changes or events caused by or resulting from the following, to the extent arising after the date of the merger agreement, either alone or in combination, will be deemed to be a Company Material Adverse Effect, and none of the following will be taken into account in determining whether there has been or will be a Company Material Adverse Effect:

○	the transactions contemplated by the merger agreement, including the merger, or the announcement or pendency thereof;

○	changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on Pineapple relative to the other participants in the industry or industries in which Pineapple operates);

○	changes or events affecting the industry or industries in which Pineapple operates generally or competes (except to the extent those changes or events have a disproportionate effect on Pineapple relative to the other participants in the industry or industries in which Pineapple operates);

○	changes in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Pineapple relative to the other participants in the industry or industries in which Pineapple operates);

○	changes in laws, rules or regulations of general applicability or interpretations thereof by any governmental authority (except to the extent those changes have a disproportionate effect on Pineapple relative to the other participants in the industry or industries in which Pineapple operates);

○	any natural disaster, pandemic or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located or any governmental response to any of the foregoing (except to the extent those changes or events have a disproportionate effect on Pineapple relative to the other participants in the industry or industries in which Pineapple operates); or

○	any failure by Pineapple to meet any internal guidance, budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of this clause), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

○	Any event, fact, development, circumstance, change, effect, or occurrence that arises out of a law, directive, guideline or recommendation promulgated by any governmental entity related to COVID-19 will not be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect, regardless of whether such effect is materially disproportionate.

The obligation of Pineapple to complete the merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law) of the following additional conditions:

●	certain fundamental representations and warranties of CSI will have been true and correct in all respects on the date of the merger agreement and will be true and correct on the closing date of the merger with the same force and effect as if made on and as of the date on which the merger is to be completed or, if such representations and warranties address matters as of a particular date, then such fundamental representations and warranties will be true and correct as of that particular date;

●	all other representations and warranties of CSI and Merger Sub in the merger agreement will have been true and correct a of the date of the merger agreement and will be true and correct on the closing date of the merger with the same force and effect as if made on the date on which the merger is to be completed or, to the extent such representations and warranties address matters as of a particular date, then such representations and warranties will be true and correct as of that particular date, except where the failure of these representations and warranties to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have a material adverse effect on CSI;

●	CSI and Merger Sub will have performed or complied with in all material respects all obligations under the merger agreement required by them on or before the closing of the merger;

●	No Parent Material Adverse Effect will have occurred since the date of the merger agreement and be continuing;

●	CSI will have delivered certain certificates and other documents required under the merger agreement for the closing of the merger; and

●	since the date of the merger agreement, there will have been no “Parent Material Adverse Effect” meaning any change, effect, event, circumstance or development that is materially adverse to or has a material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of CSI or Merger Sub and their subsidiaries, taken as a whole, or (ii) the ability of CSI or Merger Sub to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of their respective covenants or obligations under the merger agreement; provided, however, that none of the following changes or events caused by or resulting from, to the extent arising after the date of the merger agreement, either alone or in combination, will be deemed to be a Parent Material Adverse Effect, and none of the following will be taken into account in determining whether there has been or will be a Parent Material Adverse Effect:

○	changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entities have substantial business operations (except to the extent those changes have a disproportionate effect on CSI or Merger Sub and their respective subsidiaries relative to the other participants in the industry or industries in which CSI, Merger Sub and their respective subsidiaries operate);

○	changes or events affecting the industry or industries in which CSI and its subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on CSI and its subsidiaries relative to the other participants in the industry or industries in which CSI, Merger Sub and their respective subsidiaries operate);

○	changes in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on CSI, Merger Sub and their respective subsidiaries relative to the other participants in the industry or industries in which CSI and its subsidiaries operate);

○	changes in laws, rules or regulations of general applicability or interpretations thereof by any governmental authority (except to the extent those changes have a disproportionate effect on CSI, Merger Sub and their respective subsidiaries relative to the other participants in the industry or industries in which CSI and its subsidiaries operate);

○	any natural disaster, pandemic or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located or any governmental response to any of the foregoing (except to the extent those changes or events have a disproportionate effect on CSI, Merger Sub and their respective subsidiaries relative to the other participants in the industry or industries in which CSI and its Subsidiaries operate);

○	a change in the public trading price of CSI common stock or the implications thereof;

○	a change in the trading volume of CSI common stock;

○	any failure by CSI to meet any public estimates or expectations of CSI’s revenue, earnings or other financial performance or results of operations for any period;

○	any failure by CSI to meet any guidance, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations (but not, in the case of the preceding four clauses, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition);

○	the transactions contemplated by the merger agreement, including the merger, or the announcement or pendency thereof; or

○	any event, fact, development, circumstance, change, effect, or occurrence that arises out of a law, directive, guideline or recommendation promulgated by any governmental entity related to COVID-19 will not be deemed, either alone or in combination, to constitute or contribute to a CSI Material Adverse Effect, regardless of whether such effect is materially disproportionate.

No Solicitation

Each of CSI and Pineapple agreed that, subject to certain exceptions, during the pre-closing period, CSI and Pineapple and any of their respective subsidiaries will not, and each party will cause their respective officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors and other authorized representatives, not to, directly or indirectly:

●	solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal”, or engage, participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, an acquisition proposal;

●	solicit, initiate, encourage, enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any acquisition proposal, or furnish to any person any non-public information or afford any person other than the CSI or Pineapple, as applicable, access to such party’s property, books or records (except pursuant to a request by a governmental authority) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

●	take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an acquisition proposal; or

●	resolve or publicly propose to do any of the foregoing.

An “acquisition proposal” means, with respect to the CSI or Pineapple, (a) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more subsidiaries of such party), (b) any proposal for the issuance by such party of 15% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of such party and its subsidiaries, in each case other than the transactions contemplated by the merger agreement, provided that the Pre-Closing Financing, the Equity Offering and the Pre-Closing Acquisition contemplated by the merger agreement will not be considered an acquisition proposal and a disposition of legacy assets contemplated by the merger agreement will not be considered an acquisition proposal as long as the disposition does not involve or relate to any transaction involving the sale or issuance of equity interests of CSI.

Notwithstanding those limitations on solicitation, before obtaining the applicable CSI shareholder approvals required to consummate the merger, CSI may furnish nonpublic information regarding CSI and its subsidiaries to, or engage in discussions or negotiations (including solicitation of revised acquisition proposals) with, any qualified third-party regarding a bona fide, written acquisition proposal made or received after the date of the merger agreement, which the CSI board of directors determines in good faith, after consultation with CSI’s outside financial advisors and outside legal counsel, constitutes or would be reasonably likely to result in a “superior proposal”, (which is not withdrawn) as defined below, if:

●	CSI receives from the third-party an executed confidentiality agreement containing provisions not less favorable to CSI than those contained in the confidentiality agreement between CSI and Pineapple and containing additional provisions that expressly permit such party to comply with the merger agreement;

●	CSI has not otherwise breached the non-solicitation provisions of the merger agreement described above;

●	the CSI board of directors has determined that taking such actions would be required to prevent a breach of the fiduciary duties of such board of directors under applicable law; and

●	CSI notifies Pineapple prior to furnishing information or entering into any discussion or negotiations with a third-party.

A “superior proposal” means with respect to CSI, any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of the CSI and its subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (a) on terms which the CSI board of directors determines in its good faith judgment to be more favorable to the holders of the CSI’s capital stock from a financial point of view than the transactions contemplated by the merger agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and the merger agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by Pineapple to amend the terms of the merger agreement,) (b) is not subject to any financing condition, (c) is reasonably capable of being completed on the terms proposed without unreasonable delay and (d) includes termination rights no less favorable than the terms set forth in the merger agreement, and in all respects from a third party capable of performing such terms.

Member and Shareholder Approval; No Change in the CSI Board Recommendation

The members of Pineapple have approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement and adopted the merger agreement pursuant to the Delaware Limited Liability Company Act, as amended. The board of managers of Pineapple will take all action to maintain that approval and require any new members to sign a joinder agreement as a condition precedent to becoming a new member.

CSI, acting through its board, is obligated under the merger agreement to take all action necessary under applicable legal requirements to call, give notice of, convene and hold a meeting of its shareholders for the purposes of voting on the merger, the transactions contemplated by the merger agreement (including the merger, the CVR agreement and the issuance by CSI of CSI common stock as Merger Consideration), which is the subject of the Pineapple Merger Proposal and the Merger Issuance Proposal, and an amendment to CSI’s articles of incorporation to increase the quantity of shares of CSI common stock it is authorized to issue to a number of shares at least necessary to complete the transactions contemplated by the merger agreement that is the subject of the Authorized Shares Amendment Proposal, as well as the approval of a new equity incentive plan that is the subject of the 2022 Equity Incentive Plan Proposal. Subject to certain exceptions, CSI is obligated to use its reasonable best efforts to solicit from its shareholders proxies in favor of these proposals and to secure any other approval of its shareholders that is required by applicable law to effect the transactions contemplated by the merger agreement. Prior to the special meeting of CSI shareholders to approve the merger, CSI may not adopt, approve or recommend, or publicly propose to adopt, approve or recommend any acquisition proposal, or enter into any alternative acquisition agreement other than as permitted under the merger agreement.

Prior to the effective time, the CSI board of directors may not take certain actions defined as a “Parent Board Recommendation Change.” Specifically, the CSI board of directors may not, except as set forth in the merger agreement.

●	withhold, withdraw, materially qualify or modify, or publicly propose to withhold, withdraw, materially qualify or modify, the approval or recommendation by the CSI board of directors with respect to the merger or the CSI stock issuance pursuant to the merger agreement;

●	fail to include the CSI Board Recommendation in the proxy statement/prospectus;

●	adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, or submit to the vote of any security holders of CSI, any acquisition proposal, or approve any transaction under, or any transaction resulting in any third party becoming an “interested stockholder” under, Section 302A.673 of the MBCA, or authorize, resolve or agree to take any such action;

●	fail to recommend against acceptance of any acquisition proposal that is a tender offer or exchange offer, and to expressly reaffirm the CSI Board Recommendation, within ten business days after commencement (or if the CSI Shareholder Meeting is to occur prior to the tenth Business Day, such period ending on the later of (x) the Business Day prior to the CSI Shareholder Meeting and (y) the second Business Day after such request); or

●	following the public announcement of an acquisition proposal (or the public announcement of an intention to make an acquisition proposal) fail to issue a press release expressly reaffirming the CSI Board Recommendation within ten business days after Pineapple requests a reaffirmation thereof (or if the CSI shareholder meeting is to occur prior to the tenth business day, such period ending on the later of (x) the business day prior to the CSI shareholder meeting and (y) the second business day after such request).

Notwithstanding the foregoing, if at any time after the date of the merger agreement and prior to receipt of the required CSI shareholder approval, CSI receives an unsolicited, bona fide, written acquisition proposal that the CSI board of directors has determined in good faith, after consultation with outside legal counsel and its financial advisors, is or is reasonably expected to lead to a Superior Proposal, then the CSI board of directors may, prior to the time of the required CSI shareholder approval, change its recommendation for approval of the Pineapple Merger Proposal or may terminate the merger agreement in order to enter into a definitive agreement providing for the implementation of such Superior Proposal, in each case if at any time prior to the time, but not after, receipt of the required CSI shareholder approval is obtained, the CSI board of directors has determined in good faith, after consultation with outside legal counsel and its financial advisors, that the failure to make such recommendation change or the failure to terminate the merger agreement would be inconsistent with its fiduciary obligations under applicable law.

In the case of a Superior Proposal, the CSI board of directors will not be entitled to exercise its right to make a change in its recommendation unless CSI and its representatives have complied with the non-solicitation, notice and information, negotiation and other provisions of the merger agreement. The CSI board of directors will not be entitled to terminate the merger agreement in order to enter into a definitive agreement providing for the implementation of such Superior Proposal unless concurrently with the termination, CSI pays the Parent Termination Fee.

Other Agreements

Each of CSI and Pineapple has agreed to:

●	subject to confidentiality obligations, provide the other party with reasonable access during normal business hours to such party’s properties, books, contracts, commitments, personnel and records, as the other party may reasonably request;

●	take all actions necessary to satisfy the conditions precedent to the consummation of the transactions contemplated by the merger agreement;

●	file or otherwise submit all applications, notices, reports and other documents reasonably required to be filed with a governmental entity with respect to the merger; and

●	use reasonable best efforts to obtain all third party consents necessary to consummate the transactions contemplated by the merger agreement.

CSI and Pineapple agreed that, among other things:

●	CSI and Pineapple will jointly prepare and file with the SEC a proxy statement/prospectus to be sent to the shareholders of CSI relating to the meeting of shareholders, and a registration statement on Form S-4 (including a prospectus) in connection with the issuance of CSI common stock in the merger, of which such proxy statement will form a part. In connection therewith, Pineapple agreed to deliver to CSI as promptly as reasonably practicable, Pineapple financial statements audited in accordance with the standards of the Public Company Accounting Oversight Board and an unqualified report of Pineapple’s auditors.

●	CSI and Pineapple will each use their respective reasonable best efforts to cause the registration statement to be declared effective as promptly as practicable, ensure that the registration statement complies in all material respects with applicable requirements, and keep the registration statement effective for so long as necessary to complete the merger and the CSI stock issuance.

●	CSI and Pineapple will use reasonable best efforts to file or otherwise submit all documents reasonably required to be filed with respect to the transactions contemplated by the merger agreement and the issuance of CSI common stock.

●	CSI and Pineapple will reasonably cooperate in good faith to prepare and submit to Nasdaq a notification form for the listing of the shares of CSI common stock to be issued pursuant to the merger agreement and to cause such shares to be approved for listing at or after the effective time.

●	At or prior the effective time, CSI will declare, set aside and issue a pre-closing cash dividend to its shareholders of all of its cash and cash equivalents legally available for distribution to shareholders under applicable law, subject to reasonable reserves established by the CSI board of directors in its good faith, reasonable discretion.

●	Pineapple will cause certain investor rights and other shareholder rights agreements to be terminated prior to the effective time.

●	From and after the effective time, CSI must use commercially reasonable efforts, in cooperation with the CVR Holders’ Representative, to complete the dispositions of the CSI legacy assets as soon as reasonably practicable, and in any case within 24 months of the closing, and make the payments contemplated under the CVR agreement.

●	CSI and Pineapple agreed upon the handling of certain tax matters, including CSI’s filing of pre-closing tax returns, splitting of applicable transfer taxes, handling of straddle periods, tax claims and tax refunds.

●	Prior to the earlier of the closing and the termination of the merger agreement, each of Pineapple, CSI and the merger Sub agreed to cause their respective officers and employees to use reasonable best efforts to cooperate in connection with the arrangement of a private placement equity offering conducted by CSI and Pineapple in an amount up to $250 million.

●	The proceeds of the Equity Offering will be used to pay and secure the documented release of all encumbrances and guarantees associated with, the indebtedness and expenses in a specified order of priority. CSI must use reasonable best efforts to take and do all things reasonably necessary or advisable to consummate the transactions contemplated by the securities purchase agreement with the PIPE Investors, including to consummate the PIPE Offering if CSI’s conditions to closing in the securities purchase agreement are satisfied (other than those conditions that by their nature or terms are to be satisfied at such closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions) and enforce its rights under the securities purchase agreement.

●	All rights to indemnification or exculpation existing in favor of the directors, managers and officers of CSI and Pineapple, as provided in their respective organizational documents in effect immediately prior to the effective time, will survive the transactions contemplated by the merger agreement and continue in full force and effect, to the fullest extent permitted under applicable law.

●	CSI will maintain, without any lapses in coverage, directors’ and officers’ liability insurance policies from and after the effective time for the benefit of those persons who are currently covered by any comparable insurance policies of CSI as of the date of the merger agreement with respect to matters occurring on or prior to the effective time.

●	CSI will as promptly as reasonably practicable notify Pineapple in writing of, and will give Pineapple the opportunity to participate in the defense, negotiations and settlement of, certain transaction litigation, will keep Pineapple reasonably informed with respect to the status thereof and will give consideration to Pineapple’s advice with respect to such transaction litigation. CSI will not settle or agree to settle any transaction litigation requiring amounts to be paid by CSI unless Pineapple has consented in writing, with such consent not to be unreasonably withheld, delayed or conditioned.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the required shareholder approvals to complete the merger and related matters have been obtained, as set forth below:

●	by mutual written consent of Pineapple and CSI;

●	by either CSI or Pineapple if the merger has not been consummated by March 31, 2022 (the ‘Outside Date”); provided, that the right to terminate the merger agreement under this provision will not be available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of or resulted in the failure of the merger to occur on or before the Outside Date;

●	by either CSI or Pineapple if a governmental authority of competent jurisdiction will have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

●	by CSI if the securities purchase agreement for the PIPE Offering is terminated by one or more PIPE Investors;

●	by either CSI or Pineapple, if at CSI’s shareholder meeting held to approve the merger agreement and merger (including adjournments thereof) the shareholder approval contemplated by the merger agreement was not obtained;

●	by Pineapple, at any time prior to the receipt of CSI shareholder approval, if a CSI Board Recommendation Change has occurred or CSI will have materially breached its non-solicitation obligations under the merger agreement;

●	by CSI upon material breach of or material failure to perform any of the representations, warranties, covenants or agreements on the part of Pineapple set forth in the merger agreement such that certain conditions in the merger agreement would not be satisfied as of the time of such breach or failure; provided, however, if such breach or failure is curable by Pineapple, then the merger agreement will not terminate as a result of such particular breach or failure unless the breach or failure remains uncured as of the earlier of the tenth (10th) business day following the date of written notice given by CSI to Pineapple of such breach and its intention to terminate the merger agreement or Pineapple’s ceasing to exercise commercially reasonable efforts to cure such breach or failure following delivery of written notice from CSI of such breach or failure and its intention to terminate;

●	by Pineapple upon material breach of or material failure to perform any of the representations, warranties, covenants or agreements on the part of CSI set forth in the merger agreement such that certain conditions in the merger agreement would not be satisfied as of the time of such breach or failure; provided, however, if such breach or failure is curable by CSI, then the merger agreement will not terminate as a result of such particular breach or failure unless the breach or failure remains uncured as of the earlier of the tenth (10th) business day following the date of written notice given by Pineapple to CSI of such breach and its intention to terminate the merger agreement or CSI’s ceasing to exercise commercially reasonable efforts to cure such breach or failure following delivery of written notice from Pineapple of such breach or failure and its intention to terminate;

●	by CSI if, at any time prior to the receipt of the requisite CSI shareholder approval with respect to the issuance of shares of CSI common stock pursuant to the merger, CSI has received a Superior Proposal (as defined in the merger agreement), CSI will have complied in all material respects with its obligations under the merger agreement with respect to such Superior Proposal, and the CSI board of directors approves, and CSI concurrently with the termination of the merger agreement enters into, a definitive agreement with respect to such Superior Proposal; and

●	by CSI if there is a Material Adverse Effect (as defined in the Pre-Closing Acquisition Agreement) under the Pre-Closing Acquisition Agreement.

Termination Fees

CSI must pay Pineapple a termination fee of $2,500,000, plus applicable costs and expenses up to $750,000 pursuant to the merger agreement, if the merger agreement was terminated (i) by CSI because CSI has received a Superior Proposal, and CSI has complied in all material respects with its non-solicitation obligations and the CSI Board approves and concurrently enters into a definitive agreement with respect to such Superior Proposal, (ii) by Pineapple if prior to receipt of requisite CSI shareholder approval, the CSI Board has made a Parent Board Recommendation Change, failed to re-confirm its recommendation via press release or materially breached its non-solicitation obligations under the merger agreement; and (iii) by either CSI or Pineapple following the occurrence of the Outside Date or the failure to obtain the shareholder vote if Pineapple would have been entitled to terminate for a Parent Board Recommendation Change prior to CSI terminating for the Outside Date or failed CSI shareholder vote, and at the time of such termination an Acquisition Proposal had been made and within six months following such termination CSI enters into a definitive agreement with respect to an Acquisition Proposal and that transaction is subsequently consummated.

Pineapple must pay CSI a termination fee of $2,500,000, plus applicable costs and expenses up to $750,000 pursuant to the merger agreement, if the merger agreement was terminated by CSI because Pineapple fails to close the Pre-Closing Acquisition when required and the merger agreement is subsequently terminated by CSI due to Pineapple’s breach or failure to close by the Outside Date.

Expenses

If the merger agreement is terminated before the merger is consummated, all fees and expenses incurred in connection with the merger agreement and the Pineapple Merger Transaction and related transactions will be paid by the party incurring such expenses, including, with respect to CSI, all fees and expenses incurred with respect to the printing, filing and mailing of this proxy statement/prospectus (including any related preliminary materials) and the registration statement of which this proxy statement/prospectus is a part and any amendments or supplements thereto. However, Pineapple must reimburse CSI for 50% of any Hart Scott Rodino Act filing fees paid by CSI.

If the merger is consummated, all fees and expenses incurred by either CSI or Pineapple in connection with the merger agreement, the Pineapple Merger Transaction and related transactions (but not, for the avoidance of doubt, any fees and expenses relating to any disposition of CSI legacy assets), the Pre-Closing Acquisition, the Pre-Closing Financing, the PIPE Offering and transaction litigation will be paid by CSI at or promptly after the effective time of the merger. The merger agreement further provides that if CSI has paid any fees and expenses in connection with the merger agreement, the Pineapple Merger Transaction and related transactions (but not, for the avoidance of doubt, any fees and expenses relating to any disposition of CSI legacy assets), the Pre-Closing Acquisition, the Pre-Closing Financing, the PIPE Offering and transaction litigation before the closing date of the merger, an amount of cash

(regardless of whether in existence prior to, at or after the effective time of the merger) equal to the amount of such fees and expenses paid before the closing date of the merger will be added to and included within the meaning of Parent Legacy Assets under the CVR Agreement for distribution to the CVR holders pursuant to the CVR and CVR agreement as soon as reasonably practicable after the closing date.

Amendment

The merger agreement may be amended by the parties, by written action taken by or on behalf of their respective boards of directors, at any time prior to the effective time, except that after the merger agreement has been adopted and approved by the shareholders of CSI or Pineapple, no amendment which by law requires further approval by the shareholders of CSI or Pineapple, as the case may be, will be made without such further approval.

Indemnification by Pineapple Class A and Class P Holders

Under the merger agreement, the Class A and Class P Holders of Pineapple, severally and not jointly, by approval of the merger agreement or the execution of a joinder agreement, as applicable, agreed to indemnify, defend and hold harmless CSI and the Surviving Company and each of their respective officers, directors, assigns, successors and controlled affiliates against all liabilities, losses, claims, damages, actions (including informal proceedings), investigations, audits, demands, assessments, judgments, deficiencies, penalties, fines and costs and expenses (including reasonable attorneys’ fees and disbursements, but excluding any compensation associated with internal legal personnel of the indemnified party), to the extent arising out of or directly caused by:

●	any breach of the representations or warranties made by Pineapple in Article III or Article IV of the merger agreement or any certificates delivered by Pineapple pursuant to the merger agreement;

●	any breach or failure by Pineapple to satisfy or perform any covenant or agreement of Pineapple under the merger agreement or any certificates delivered by Pineapple pursuant to the merger agreement; and

●	specified indemnified taxes.

The representations, warranties and covenants of Pineapple generally survive for 12 months after the closing, except that the tax representations and warranties survive for the applicable statutes of limitation plus 30 days, and the specified fundamental representations of Pineapple survive until the longer of the expiration the applicable statute of limitations or five years. The obligations of the Class A and Class P Holders to indemnify will not apply unless the aggregate amount of all such damages for covered claims exceeds a basket of $250,000 (except for Fraud or breaches of Company Fundamental Representations as defined in the merger agreement), and the maximum amount is limited (other than for any breach of Company Fundamental Representation or Fraud) to 1,050,000 “Lockup Shares” issued to those holders, and in cases not covered by the foregoing to the amount of the total stock consideration paid to the Pineapple holders. No Class A and Class P Holders is liable (other than with respect to breaches of Company Fundamental Representations or Fraud) in excess of its pro rata share of the Lock Up Shares, and in any other case, in excess of its pro rata share of the stock consideration received by such holder in its capacity as such. With respect to any claims for Fraud, the Class A and Class P Holders will be jointly and severally liable, subject to the preceding sentence.

In addition, each Pineapple unit holder, by the execution of a joinder agreement, as applicable, agreed to indemnify, defend and hold harmless each the CSI’s indemnified parties against all such damages, to the extent arising out of or directly caused by any breach of the representations, warranties, covenants, or agreements of such holder in such holder’s joinder agreement.

In the event the merger is consummated, these indemnification provisions of the merger agreement will be the sole and exclusive remedies of the indemnified parties for any claims for breaches of representations, warranties and covenants of Pineapple or for any other damages arising out of or in connection therewith, except for any remedies that may be available under any other agreement delivered under the merger agreement; in the case of fraud, in which event, any claim with respect to such fraud may be pursued against the Pineapple Class A and Class P Holders jointly and severally; or any indemnified party’s right to seek specific performance or other injunctive or equitable relief.

AGREEMENTS RELATING TO THE MERGER

Voting Agreement

The following is a summary of certain material terms of the voting agreement dated March 1, 2021 by and among Communications Systems, Inc., Pineapple Energy LLC and certain holders of capital stock of Communications Systems, Inc. The summary is not complete and must be read together with the voting agreement, a copy of which is attached as Appendix A-3. We encourage you to read the voting agreement carefully and in its entirety because the rights and obligations of the parties are governed by the express terms of the voting agreement and not by this summary or any other information contained in this proxy statement/prospectus. This summary may not contain all the information about the voting agreement that is important to you.

Simultaneously with the execution of the merger agreement, Pineapple entered into the voting agreement with CSI and certain officers and directors of CSI (the “CSI Holders”): Mark D. Fandrich, Anita Kumar, Roger H.D. Lacey, Richard A. Primuth, Randall D. Sampson, Steven C. Webster and Michael R. Zapata. The CSI Holders hold in the aggregate approximately 13.8% of CSI’s common stock outstanding as of March 1, 2021; and as of January 27, 2022, the record date for the special meeting, the CSI Holders hold approximately 16.3% of CSI’s common stock outstanding. In the event that any of the CSI Holders become the beneficial owners of any additional shares of CSI common stock, then such additional shares will automatically and without any further action become governed by the voting agreement.

The voting agreement expressly does not limit or restrict any CSI Holder from taking any action in his or her capacity as director or officer of CSI.

Pursuant to the voting agreement, each CSI Holder has agreed, with respect to all voting securities of CSI that such CSI Holder beneficially owns as of the date thereof or thereafter, to:

●	appear at any shareholder meeting to be counted as present for calculating a quorum;

●	vote

○	in favor of the approval of the merger agreement and each of the related transactions (including the CVR agreement and the issuance by CSI of CSI common stock as Merger Consideration);

○	against any action or agreement that could breach or is opposed to the merger agreement or any of the related transactions (including the CVR agreement and the issuance by CSI of CSI common stock as Merger Consideration);

○	against any extraordinary corporate transaction or other acquisition proposal; and

○	against any other shareholder action, agreement or transaction that is intended to or might adversely affect the consummation of the merger and related transactions, provided the voting agreement does not limit or restrict the CSI Holders from voting on the dispositions of CSI legacy assets or on any matters not explicitly set forth in the voting agreement; and

●	grant to and appoint Pineapple as the CSI Holder’s proxy and attorney-in-fact for such securities if the CSI Holder fails to act in accordance with the voting obligations above.

No agreement provision should give rise to, or be interpreted to give rise to, a “control share acquisition” or “business combination” with an “interested shareholder” (as such terms are defined in the Minnesota Business Corporation Act). For the avoidance of doubt, in no event will the aggregate amount of CSI shares subject to the voting agreement exceed 19.9% of the issued and outstanding CSI common stock and the voting agreement releases from its provisions such number of shares as may be necessary to cause such aggregate amount to not exceed such percentage.

Each CSI Holder has irrevocably and unconditionally waived any rights of appraisal, any dissenters’ rights and any similar rights that such shareholder may have in connection with the merger.

Each CSI Holder also agreed in the voting agreement not to:

●	enter into any other voting arrangement, grant a proxy, consent or power of attorney, nor take any action inconsistent with the voting agreement;

●	(1) transfer any of the CSI Holder’s covered securities; (2) enter into any agreement, arrangement or understanding with any other person or take any other action that would prevent or disable the CSI Holder from performing his or her obligations under the voting agreement; nor (3) take any action that would result in the CSI Holder not being able to comply with and perform the CSI’s Holder’s covenants under the voting agreement; nor

●	violate as shareholders any of the non-solicitation provisions of the merger agreement applicable to CSI representatives.

CSI acknowledged the restrictions on each CSI Holder’s covered securities and agreed not to register the transfer of such securities without the prior written consent of Pineapple and agreed to take all other actions reasonably necessary to honor each CSI Holder’s commitments in the voting agreement, including by prohibiting or refusing to effect a violation of the voting agreement.

Each CSI Holder, severally and not jointly, provided customary representations and warranties to Pineapple relating to due authority, the validity of the voting agreement, ownership of shares of CSI common stock and the absence of violations, consents, approvals or litigation. Pineapple provided customary representations and warranties to the CSI Holders regarding its existence, due authorization, the validity of the voting agreement, and the absence of violations.

The voting agreement will terminate at the earliest of the effective time of the merger, the termination of the merger agreement in accordance with its terms, or such time as provided in a separate mutual written agreement of Pineapple and the CSI Holder.

Contingent Value Rights Agreement

The following is a summary of certain material terms of the contingent value rights agreement, referred to as the CVR agreement, by and among Communications Systems, Inc., the Rights Agent and the initial CVR Holders’ Representative. The summary is not complete and must be read together with the form of the CVR agreement, a copy of which is attached as Appendix A-2. We encourage you to read the CVR agreement carefully and in its entirety because the rights and obligations of the parties are governed by the express terms of the CVR agreement, as executed and delivered at the closing of the merger, and not by this summary or any other information contained in this proxy statement/prospectus. This summary may not contain all the information about the CVR agreement that is important to you. Additionally, the CVR agreement attached to this proxy statement/prospectus is a form of agreement and is not binding upon any person until executed and delivered in connection with the closing of the merger.

The merger agreement contemplates that, at or immediately prior to the closing of the merger, CSI, the Rights Agent and the CVR Holders’ Representative will enter into the CVR agreement. The rights and obligations of CSI under the CVR agreement will be the rights and obligations of the combined company after the closing of the merger.

The initial Rights Agent is expected to be Equiniti Trust Company. The Rights Agent will be responsible for distributing the CVRs, keeping a register for the registration of CVRs and distributing the CVR payments to the CVR holders. The Rights Agent will report to both the CVR Holders’ Representative and CSI. CSI will pay the fees and expenses of the Rights Agent in connection with the CVR agreement.

The initial CVR Holders’ Representative will be designated by CSI prior to closing of the merger. The CVR Holders’ Representative is the exclusive representative, agent and attorney-in-fact of such CVR holder and all CVR holders as set forth in the CVR agreement. No CVR holder may challenge or contest any action, inaction, determination or decision of the CVR Holders’ Representative or the authority or power of the CVR Holders’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of the CVR agreement, including the provisions relating to the authority of the CVR Holders’ Representative to act on behalf of such CVR holder and all CVR holders as set forth in the CVR agreement. CSI will pay the CVR Holders’ Representative at the effective time of the merger a fee as compensation for services rendered by the CVR Holders’ Representative pursuant to the CVR agreement. Additionally, the CVR Holders’ Representative, after good faith discussions with CSI, will be entitled to be reimbursed from the CVR Escrow for direct costs and expenses related to any Legacy Monetization.

The CVR agreement provides that neither the Rights Agent nor the CVR Holders’ Representative will have any liability for any actions taken or not taken in connection with the CVR agreement, except to the extent of its respective willful misconduct or gross negligence. CSI is obligated to indemnify each of the Rights Agent and the CVR Holders’ Representative for, and hold the Rights Agent harmless against any losses arising out of or in connection with their respective duties under the CVR agreement, unless such loss has been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct or gross negligence. or for the fees of counsel and expenses in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the CVR holders. Neither the Rights Agent nor the CVR Holders’ Representative will be required to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their respective duties under the CVR agreement or in the exercise of any of their respective rights or powers. Each of the Rights Agent and the CVR Holders’ Representative will undertake to perform such duties as are specifically set forth in the CVR agreement.

Pursuant to the merger agreement, the shareholders of CSI as of the close of the business day immediately preceding the closing of the merger will receive CVRs that entitle the shareholders to a portion of the proceeds of any disposition of any assets of CSI and/or its subsidiaries that are related to CSI’s pre-merger business, assets and properties that occur after the closing of the merger. Each such shareholder of CSI will be entitled to one CVR for each share of CSI common stock held by such shareholder.

The CVRs will not be transferable by the CVR holders, except in certain limited circumstances; will not have any voting or dividend rights; will not be certificated or evidenced by any instrument; will not accrue interest; and will not be registered with the SEC or listed for trading on any exchange. It is intended that the CVRs will not constitute securities, or a class of securities, for the purposes of any securities laws. The CVRs will not represent any equity or ownership interest in CSI (or in any constituent company to the merger) or in any legacy assets of CSI or other asset.

The CVR term is the 24-month period beginning at the effective time of the merger and ending on the date that is 24 months following the effective time of the merger. With respect to any disposition of all or any part of CSI’s legacy assets that is consummated during the CVR Term (each such disposition, a “Legacy Monetization”), for which a definitive agreement or specified letter of intent is entered into prior to the closing of the merger, each CVR will entitle its holder to receive a pro rata portion of 100% of the net proceeds, if any, from each respective item of gross proceeds received by CSI or any of its affiliates regardless of when any such gross proceeds are actually received. With respect to a qualified letter of intent, the Legacy Monetization must be on terms and conditions that are substantially similar to the terms and conditions set forth in the qualified letter of intent. With respect to any Legacy Monetization for which a definitive agreement is entered into following the closing of the merger (other than in connection with a qualified letter of intent), each CVR will entitle its holder to receive a pro rata portion of 90% of the net proceeds, if any, in respect of each respective item of gross proceeds received by CSI or any of its affiliates as a result of any Legacy Monetization regardless of when any such gross proceeds are actually received.

All such payments will be reduced by an amount to be reasonably determined by CSI to be held in a reserve fund, not to exceed: (a) in the case of any Legacy Monetization arising out of a qualified letter of intent for which a definitive agreement is entered into prior to the closing of the merger, 7.5% of the gross proceeds of such Legacy Monetization, and (b) in the case of any Legacy Monetization for which a definitive agreement (other than in connection with a qualified letter of intent) is entered into following the closing of the merger, 6.75% of the gross proceeds of such Legacy Monetization, which will be retained in a segregated CVR escrow account in which all net proceeds and the reserve fund amounts, if any, will be held until disbursed pursuant to the CVR agreement. Notwithstanding the foregoing, any CVR payment amount that is less than $200,000 will be aggregated with the next subsequent CVR payment amount, and if not paid prior thereto, included in the last CVR payment related to the last Legacy Monetization. In no event will any CVR payment, including the last CVR payment related to the last Legacy Monetization, be made if the CVR payment amount would be less than $50,000 in the aggregate.

For purposes of the CVR agreement:

●	“gross proceeds” means all cash or cash proceeds (and the fair market value, as determined by CSI, as of the time of receipt, of all non-cash consideration such as stock or marketable securities) received by CSI from a Legacy Monetization;

●	“monetization expenses” means:

○	any expenses incurred or accrued relating to any unpaid invoice by CSI or any of its affiliates as a result of pursuing, negotiating, entering into and closing any Legacy Monetization, fees and out-of-pocket expenses of the Rights Agent and CVR Holders’ Representative and any other brokerage fee, finder’s fee, success fees, transaction fees, service fees, commission, accountant fees, advisor fees, legal fees and similar items incurred as a result of pursuing, negotiating, entering into and closing any Legacy Monetization, provided, however, that, in each case, in no event will the monetization expenses include any administrative or similar expenses or fees payable by CSI in connection with its general overhead;

○	any applicable tax imposed on gross proceeds and payable by CSI or any of its affiliates following the effective time of the merger (regardless of whether the due date for such taxes arises during or after the CVR Term) and, without duplication, any income or other similar taxes payable by CSI or any of its affiliates following the effective time of the merger that would not have been incurred by CSI or any of its affiliates but for the Legacy Monetization or gross proceeds; provided that such taxes will be computed after taking into account any available net operating loss carryforwards or other tax attributes existing as of the closing of the merger actually recognized by CSI or its affiliates;

○	to the extent not paid with CSI’s legacy cash or by revenue generated solely by CSI’s legacy assets prior to the closing of the Legacy Monetization, any expenses incurred by CSI or any of its affiliates in respect of the performance of the CVR agreement following the closing of the merger, including preserving and maintaining any such legacy assets, indemnification expenses with respect to such legacy assets, allocation of rent expenses or in respect of its performance of any contract in connection with any such legacy assets;

○	any loss, liability, damage, judgment, fine, penalty, cost or expense incurred or reasonably expected to be incurred by or payable by CSI or any of its affiliates following the effective time of the merger arising out of any third-party claims, demands, actions, or other proceedings or indemnification relating to any disposition of CSI legacy assets;

○	to the extent not paid by revenue generated solely by CSI’s legacy assets prior to the closing of the Legacy Monetization, any liabilities borne by CSI or any of its affiliates pursuant to any contract or definitive agreement for any disposition primarily related to CSI’s legacy assets, including costs or severance payments and benefits arising from the termination thereof and the termination of employees of CSI whose position related primarily to CSI’s legacy assets; provided, that obligations under the change in control agreements related to Mark D. Fandrich, Scott Fluegge and Kristin A. Hlavka will not constitute monetization expenses unless such individuals are notified of termination of employment or the individuals notify CSI of their intent to terminate their employment prior to the closing of the merger; and

●	“net proceeds” means, with respect to each respective Legacy Monetization, the excess, if any, of (a) all gross proceeds less (b) all monetization expenses. For clarity, to the extent monetization expenses exceed gross proceeds for any calendar quarter during the CVR term, any excess Monetization Expenses will be applied against gross proceeds in subsequent calendar quarters during the CVR term.

Additionally, to the extent that any loss to CSI from third-party claims as described above as “monetization expense” above is mitigated, in whole or in part, by the receipt of net proceeds from insurance by CSI during the CVR term, such amounts received shall be treated as monetization expenses (as a credit), with net proceeds from insurance calculated as the gross proceeds received by CSI from insurance policies, less expenses incurred or accrued by CSI relating to the collection of such insurance proceeds (including any administrative or similar expense and the costs of employees and consultants of CSI in connection with obtaining such proceeds), less the net present value of anticipated future insurance price increases to CSI in connection with such claims (as determined by CSI’s board of directors), with CSI under no obligation to maintain any insurance or attempt to collect any such insurance payments.

During the CVR term, the CVR Holders’ Representative and CSI will cooperate to use commercially reasonable efforts to pursue Legacy Monetizations, and the CVR Holders’ Representative will have the final discretion and decision making authority, not to be unreasonably withheld, over the final terms of each Legacy Monetization, including the particular manner, and upon what terms and conditions each Legacy Monetization is consummated; provided, that, any such Legacy Monetization will require CSI to execute the definitive agreement(s) relating thereto (so long as such definitive agreements do not include unreasonable burdens or obligations on CSI).

No later than 30 days after the end of each calendar quarter during the CVR term in which a respective item of gross proceeds is received by CSI from a Legacy Monetization, CSI will deliver to the CVR Holders’ Representative and the Rights Agent a CVR payment statement for such period, along with reasonable documentation to support its calculation of the CVR payment and monetization expenses. Following consideration of the information provided by CSI, no later than 15 days after the CVR Holders’ Representative’s receipt of all this information, the CVR Holders’ Representative may deliver a written notice of objection to CSI objecting to the calculation of the CVR payment amount and monetization expenses and stating a basis for its determination. If the CVR Holders’ Representative fails to deliver a notice of objection within such 15-day period, the last day of such period shall be the “CVR Payment Determination Date.” Or, if after delivery of a notice of objection, CSI and CVR Holders’ Representative informally agree in writing on the amount of the CVR payment, if any, and calculation of monetization expenses, the date of such agreement will be deemed the CVR Payment Determination Date. Otherwise, the CVR Payment Determination Date will be the earlier date, following the end of such calendar quarter, on which CSI and the CVR Holders’ Representative agree in writing as to the amount of the CVR payment payable for such quarter.

If, after a specified number of days, CSI and CVR Holders’ Representative are unable to agree informally on the amount of the CVR Payment, if any, and calculation of monetization expenses, any dispute arising from the notice of objection will be resolved by a legal proceeding or by an independent third party valuation expert selected by CSI and the CVR Holders’ Representative, whose decision shall be binding. In the case of this dispute resolution, the date of a decision in a legal proceeding or by an independent third party valuation expert generally will be the CVR Payment Determination Date. The fees charged by the valuation expert will be allocated between CSI and the CVR holders (by deduction from the CVR payment amount) in the same proportion that the disputed amount of the CVR payment amount that was unsuccessfully disputed by (as finally determined by the valuation expert) bears to the total disputed amount of the CVR payment amount.

On or before the 5th business day after the CVR Payment Determination Date, CSI must deliver to the Rights Agent and cause the Rights Agent to deliver to the CVR holders, pro rata as to their CVR holdings, the amount of the indicated CVR payment amount.

Any reserve fund amounts in the CVR escrow established for a Legacy Monetization will be released upon the earlier of: (a) 12 months following the consummation of the applicable Legacy Monetization; and (b) the expiration of any generally applicable indemnity escrow established for purposes of breaches of CSI representations and warranties in any applicable definitive agreement. Thereafter, any such released reserve fund amounts will be included by CSI in the CVR payment amount paid on the next CVR Payment Date.

The CVRs will terminate upon the earlier of (a) the payment of the full amount of all CVR payment amounts to the Rights Agent and the payment of the full amount of all CVR payment amounts to the CVR holders and (b) the expiration of the CVR term. However, the CVR agreement will remain in effect and not limit the right of CVR holders to receive the CVR payment amounts to the extent earned prior to the expiration of the CVR agreement or held in the CVR escrow or reserve fund, and the provisions applicable to these amounts will survive the expiration of the CVR agreement until such CVR payments have been made, if applicable.

The CVR agreement contains an acknowledgment that the CVRs and the possibility of any payment under the CVR agreement are highly speculative and subject to numerous factors outside of CSI’s control, and there is no assurance that the CVR holders will receive any payments under the CVR agreement or in connection with the CVRs. The CVR agreement also contains an acknowledgment that it is highly possible that no Legacy Monetization will occur prior to the expiration of the CVR term and that there will not be any gross proceeds that may be the subject of a CVR payment amount.

Neither CSI nor its affiliates will owe, by virtue of their obligations under the CVR agreement, a fiduciary duty or any implied duties to the CVR holders and the parties to the CVR agreement, and CSI and its affiliates intend for solely the express provisions of the CVR agreement to govern their contractual relationship with respect to the CVRs. Except as expressly set forth in the CVR agreement, none of CSI or any of its subsidiaries will have any obligation or liability whatsoever to any CVR holder relating to or in connection with any action, or failure to act, with respect to the sale of CSI’s legacy assets. Following the CVR term, CSI will be permitted to take any action in respect of CSI’s legacy assets in order to satisfy any wind-down liabilities associated with its legacy assets.

Under the CVR agreement, during the CVR term:

●	CSI will not sell, transfer, dispose, spin-off, or license any of its legacy assets or use its legacy cash, except pursuant to a Legacy Monetization agreed to by the CVR Holders’ Representative or in the ordinary course of business of such legacy assets consistent with past practice;

●	CSI will not terminate or intentionally materially negatively impact its legacy assets, including by failing to preserve and maintain its legacy assets, without the prior written approval of the CVR Holders’ Representative, which consent will not be unreasonably withheld, conditioned or delayed; and

●	and until the payment of the last CVR payment related to the last Legacy Monetization, CSI will not, and will not permit any of its subsidiaries to, create or permit to exist any encumbrance on any of the CSI legacy assets, including any CSI legacy cash and equity of any subsidiary of CSI that was a subsidiary of CSI prior to the effective time of the merger.

Additionally, CSI will not consolidate with or merge into any other entity (other than a merger or consolidation where CSI is the surviving corporation) unless the surviving entity expressly assumes payment of amounts on all the CVRs and the performance of all of CSI’s duties and covenants and CSI delivers to the CVR Holders’ Representative and the Rights Agent an officer’s certificate stating that such consolidation or merger complies with the foregoing requirements. If CSI consolidates or merges with another entity after the closing of the merger, no part of the consolidation or merger will give the CVR holders the right to a CVR payment.

CSI may not, in whole or in part, assign any of its obligations under the CVR agreement other than as specified in the CVR agreement. The CVR Holders’ Representative may assign any of its rights or obligations under the CVR agreement to any third party (reasonably acceptable to CSI) to serve as a successor CVR Holders’ Representative, provided that such assignee executes a written joinder to the CVR agreement assuming the rights and duties of the CVR Holders’ Representative.

Certain amendments of the CVR agreement are permitted by CSI unilaterally at any time, while certain other amendments require the prior written consent of the CVR Holders’ Representative or the consent of not less than a majority of the outstanding CVRs.

Certain Material U.S. Federal Income Tax Consequences of the Receipt of CVRs

This discussion under “AGREEMENTS RELATED TO THE MERGER— Contingent Value Rights Agreement—Certain Material U.S. Federal Income Tax Consequences of the Receipt of CVRs” pertaining to the U.S. federal income tax consequences of the receipt of CVRs by CSI U.S. Holders (as defined below), insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, in each case, subject to the facts, assumptions, limitations and exclusions set forth in this proxy statement/prospectus, constitutes the opinion of Ballard Spahr as to the material U.S. federal income tax consequences of the receipt of the CVRs by CSI U.S. Holders. Due to the legal and factual uncertainties regarding the U.S. federal income tax treatment of CVRs, CSI U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them of the receipt of CVRs and the timing and characterization of income, gain or loss resulting from receipt of payments (if any) pursuant to the CVRs.

The following discussion is a summary of the material U.S. federal income tax consequences of the receipt of CVRs to CSI U.S. Holders who receive CVRs with respect to CSI common stock, but this discussion does not purport to be a complete analysis of all potential tax consequences that may be relevant to a CSI U.S. Holder. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion does not address the tax consequences to holders of options, restricted stock units or similar rights to acquire CSI common stock. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a CSI U.S. Holder. CSI has not sought and does not intend to seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a position contrary to that discussed below regarding the tax consequences of the receipt of CVRs.

This discussion is limited to CSI U.S. Holders that hold CSI common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a CSI U.S. Holder’s particular circumstances, such as the impact of the alternative minimum tax or the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to CSI U.S. Holders subject to special rules, including, without limitation:

●	brokers, dealers or traders in securities; banks; insurance companies; other financial institutions; mutual funds;

●	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;

●	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);

●	persons who are not “United States persons” within the meaning of Section 7701(a)(30) of the Code;

●	shareholders who are subject to the alternative minimum tax provisions of the Code;

●	persons who hold their shares of CSI common stock as part of a hedge, wash sale, synthetic security, conversion transaction, or other integrated transaction;

●	persons that have a functional currency other than the U.S. dollar; traders in securities who elect to apply a mark-to-market method of accounting; and

●	certain expatriates or former citizens or long-term residents of the United States.

If an entity treated as a partnership for U.S. federal income tax purposes holds CSI common stock, the tax treatment of a partner in the partnership should depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding CSI common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

This summary is for information purposes only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular CSI U.S. Holder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences of the receipt of CVRs and any payments made pursuant thereto arising under the U.S. federal estate or gift tax laws or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable income tax treaty.

For purposes of this discussion, a “CSI U.S. Holder” is a beneficial owner of CSI common stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof;

●	a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Receipt of CVRs by CSI U.S. Holders

This discussion assumes that the distribution of CVRs to CSI U.S. Holders will be treated for U.S. federal income tax purposes as a transaction that is separate and distinct from the CSI reverse stock split and the Merger. If, contrary to that assumption, the distribution of CVRs to CSI U.S. Holders were integrated for tax purposes with the CSI reverse stock split or the Merger, this could affect the calculation of the extent to which the distribution constitutes a taxable dividend or capital gain.

There is substantial uncertainty as to the tax treatment of the CVRs. No authority is directly on point as to the amount, timing and character of any gain, income or loss with respect to the CVRs. For example, it is possible that contingent value rights with characteristics similar to the CVRs should be treated as a distribution of property with respect to CSI’s stock, a distribution of equity, a “debt instrument” or as an “open transaction” for U.S. federal income tax purposes. Under applicable U.S. tax principles, such questions are inherently factual in nature. It is therefore not possible to express a definitive conclusion as to the U.S. federal income tax treatment of receipt of the CVRs or the payments (if any) made pursuant to the CVRs. Based on the specific characteristics of the CVRs, CSI intends to treat the issuance of the CVRs as a distribution of property with respect to its stock. No assurance can be given, however, that the IRS would not assert, or that a court would not sustain, a position contrary to this treatment or the intended tax consequences summarized below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this proxy statement/prospectus.

In the opinion of Ballard Spahr, CSI’s legal counsel, based on the facts, assumptions, limitations and exclusions set forth in this proxy statement/prospectus, the issuance of the CVRs to CSI U.S. Holders under the terms expressed in the form of the CVR agreement included as Appendix A-2 to this proxy statement/prospectus is more likely than not to be treated as a distribution of property with respect to CSI common stock. Assuming such treatment, each CSI U.S. Holder will be treated as receiving a distribution of property in an amount equal to the fair market value of the CVRs issued to such CSI U.S. Holder on the date of the issuance. This distribution generally should be treated first as a taxable dividend to the extent of the CSI U.S. Holder’s pro rata share of CSI’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), next as a non-taxable return of capital to the extent of the CSI U.S. Holder’s basis in its CSI common stock, and finally as capital gain from the sale or exchange of CSI common stock with respect to any remaining value. If a CSI U.S. Holder has held its CSI common stock for more than one year, capital gain recognized by the U.S. Holder (if any) should qualify as long-term capital gain. CSI cannot currently estimate its accumulated earnings and profits position at the time the CSI U.S. Holders receive the distribution of the CVRs. CSI U.S. Holders will receive an IRS Form 1099-DIV notifying them of the portion of the CVR value treated as a dividend or non-dividend distribution, as applicable, for U.S. federal income tax purposes. A CSI U.S. Holder’s initial tax basis in such holder’s CVRs should equal the fair market value of such CVRs on the date of their issuance. The holding period of such CVRs should begin on the day after the date of issuance.

Assuming the above income tax treatment is applicable to the CVRs, future payments received by a CSI U.S. Holder on a CVR would likely be treated as a non-taxable return of such CSI U.S. Holder’s adjusted tax basis in the CVR to the extent of such basis, and payments in excess of such amount would likely be treated either as ordinary income or a dividend.

Alternative Treatment of the Receipt of CVRs

The treatment of such future payments is, however, uncertain and alternative treatments, while not expected, are possible. One possible treatment is that the CVRs be treated as one or more “debt instruments.” If that were the case, payments received with respect to the CVRs generally would likely be treated as payments in retirement of a “debt instrument,” except to the extent of interest imputed under the Code. If those rules were to apply, interest generally should be imputed under complex rules. In such a case, a CSI U.S. Holder would be required to include any such interest in income on an annual basis, whether or not currently paid.

The issuance of the CVRs could also be treated as a distribution of equity for U.S. federal income tax purposes, although CSI believes such treatment is unlikely. In that case, CSI U.S. Holders should not recognize gain or loss as a result of the issuance of the CVRs. Each CSI U.S. Holder’s tax basis in such holder’s CSI common stock would be allocated among such holder’s CSI common stock and such holder’s CVRs in proportion to their relative fair market values on the date of issuance. The holding period of such CVRs should include the holding period of the CSI U.S. Holder in such holder’s CSI common stock. Future payments on a CVR received by a CSI U.S. Holder would likely be treated as dividends to the extent of the CSI U.S. Holder’s pro rata share of CSI’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), next as a non-taxable return of capital to the extent of the CSI U.S. Holder’s basis in the CVR, and finally as capital gain from the sale or exchange of the CVR with respect to the remaining value, if any. As discussed above, CSI does not intend to report the issuance of the CVRs as a distribution of equity, and any CSI U.S. Holder reporting the CVR issuance as a distribution of equity may likely face an increased risk of examination by the IRS with respect to such reporting.

It is also possible that the issuance of the CVRs could be treated as subject to the “open transaction” doctrine provided that the value of the CVRs on the closing date of the merger cannot be “reasonably ascertained.” If the receipt of CVRs were treated as an “open transaction” for U.S. federal income tax purposes, each CSI U.S. Holder should not immediately take the CVRs into account in determining whether such holder must recognize gain (if any) on the receipt of the CVRs and such holder should not have a tax basis in the CVRs. Rather, the CSI U.S. Holder’s U.S. federal income tax consequences would be determined in general based on whether the CVRs are treated as a distribution of property or of equity at the time the payments with respect to the CVRs are received or deemed received in accordance with the CSI U.S. Holder’s regular method of accounting. It is the position of the IRS, as reflected in Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain as to warrant “open transaction” treatment. CSI believes “open transaction” treatment is unlikely and does not intend to report the issuance of the CVRs in such a manner.

Alternative Treatment of the Receipt of CVRs and the Reverse Stock Split as a Single Recapitalization

Notwithstanding CSI’s position that the receipt of CVRs and the CSI reverse stock split are appropriately treated as separate transactions, it is possible that the IRS or a court could determine that the receipt of the CVRs and the CSI reverse stock split constitute a single “recapitalization” for U.S. federal income tax purposes. In such case, the tax consequences of the receipt of CVRs and the CSI reverse stock split would differ from those described above and would depend in part on many of the same considerations described above, including whether the CVRs should be treated as property, equity or debt instruments or should be subject to the “open transaction” doctrine. In general, if the CVRs are treated as property and are not subject to the “open transaction” doctrine, then a CSI U.S. Holder should recognize gain (but not loss) equal to the lesser of (i) the fair market value of the CVRs received, and (ii) the excess (if any) of (A) the sum of (1) the fair market value of the CVRs received and (2) the fair market value of the CSI shares received in the CSI reverse stock split, over (B) the CSI U.S. Holder’s adjusted tax basis in the CSI common stock surrendered in the CSI reverse stock split.

This discussion is for informational purposes only and is not tax advice. Each CSI U.S. Holder is encouraged to consult his, her, or its own tax advisor as to the characterization and the U.S. federal income tax consequences of the receipt of the CVRs and any payments made pursuant thereto, alternative treatments, and as to any state, local, foreign or other tax consequences based on such CSI U.S. Holder’s particular facts and circumstances.

PIPE Offering Agreements

Securities Purchase Agreement

On September 15, 2021, CSI entered into an amended and restated securities purchase agreement with a group of institutional investors, referred to as the PIPE Investors, for a $32.0 million private placement investment (“PIPE Offering”) in CSI. This amended and restated securities purchase agreement replaced a $25.0 million original securities purchase agreement dated June 28, 2021. Proceeds of this investment will used primarily to fund the cash portion of the Pre-Closing Acquisition, to repay $4.5 million of Pineapple’s $7.5 million term loan from Hercules, transaction expense and strategic initiatives of the combined company following the closing of the merger, if approved by CSI shareholders. Among other conditions, the closing of the financing is subject to approval of CSI’s shareholders, which is the subject of Proposal #3: PIPE Issuance Proposal. See “DESCRIPTION OF CSI CAPITAL STOCK – Preferred Stock” for a summary of the rights, preferences, restrictions and other matters relating to the CSI Series A convertible preferred stock to be authorized and issued in connection with the transactions contemplated by the securities purchase agreement.

Under the terms of the securities purchase agreement, the PIPE Investors have agreed to purchase $32.0 million in newly authorized CSI Series A convertible preferred stock convertible at a price of $3.40 per share into CSI common stock, with five-year warrants to purchase an additional $32.0 million of common shares at that same price. Pursuant to the securities purchase agreement, CSI will sell up to an aggregate of 32,000 shares of its Series A convertible preferred stock, which has a stated value per share of $1,000 and a conversion price per share of $3.40, subject to adjustment. For each $1,000 paid, the PIPE Investor will receive 1 share of Series A convertible preferred stock and a warrant to purchase 294 shares of CSI common stock, which is the number of shares of CSI common stock initially issuable upon conversion of each share of Series A convertible preferred stock. At the closing, each PIPE Investor will deliver to CSI, via wire transfer or a certified check, immediately available funds equal to such PIPE Investor’s subscription amount. Assuming CSI sells 32,000 shares of Series A convertible preferred stock for gross proceeds of $32.0 million, CSI would be obligated to issue approximately 9,411,764 shares of CSI common stock on conversion of Series A convertible preferred stock at the initial $3.40 per share conversion price and CSI also would issue warrants to purchase 9,411,764 shares of CSI common stock at an exercise price of $3.40 per share. The securities purchase agreement contains customary representations and warranties of CSI and the PIPE Investors.

For a summary of the rights and preferences of the Series A convertible preferred stock, see "DESCRIPTION OF CSI CAPITAL STOCK - Preferred Stock."

The securities purchase agreement provides that the PIPE Offering will close immediately following the consummation of the merger. Thus, the PIPE Investors will invest in the post-merger combined company. The PIPE Investors will not be entitled to receive any cash dividends paid prior to closing of the merger and will not receive CVRs.

From the date of the securities purchase agreement until 45 days after the “Effective Date” as defined in the securities purchase agreement, CSI and any subsidiary may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of CSI common stock or common stock equivalents or file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the registration rights agreement entered into in connection with the PIPE Offering or the merger agreement. Additionally, from the date of the securities purchase agreement until such time as no PIPE Investor holds any of the warrants, CSI is prohibited from effecting or entering into an agreement to effect any issuance by CSI or any of its subsidiaries of CSI common stock or common stock equivalents (or a combination of units thereof) involving a “Variable Rate Transaction.”

The securities purchase agreement generally defines a Variable Rate Transaction as a transaction involving CSI common stock and any of the following:

●	a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with the trading prices of or quotations for the shares of CSI common stock

●	a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance or upon the occurrence of specified or contingent events directly or indirectly related to the business of the company or the market for the CSI common stock, or

●	any agreement, including, but not limited to, an equity line of credit, whereby the company may issue securities at a future determined price.

The securities purchase agreement generally defines the term Effective Date to mean the earliest date that:

●	the initial registration statement registering for resale all underlying shares required to be registered under the initial registration statement pursuant to the registration rights agreement has been declared effective by the Commission,

●	all of the underlying shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for CSI to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions,

●	follows the one-year anniversary of the closing date of the securities purchase agreement provided that a holder of underlying shares is not an affiliate of CSI, or

●	all of the underlying shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and CSI’s counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the underlying shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

From the date of the securities purchase agreement until the one year anniversary of the Effective Date as defined in the securities purchase agreement, the PIPE Investors have the right to purchase up to an aggregate of 25% of any issuance by CSI or any of its subsidiaries of CSI common stock or common stock equivalents for cash consideration, other than an exempt issuance as defined in the securities purchase agreement, which includes the issuance of stock-based awards to employees, officer or directors of CSI pursuant to a plan adopted for such purpose, the issuance of securities upon the exercise or exchange of or conversion of any securities issuable under the securities purchase agreement or outstanding on the date of the securities purchase agreement, or the issuance of shares of CSI common stock issued in connection with certain business combinations or strategic transactions.

The securities purchase agreement requires that CSI and each of its directors, officers and beneficial owners of 10% or more of its common stock enter into a lock-up agreement at the closing of the PIPE Offering. Under the lock-up agreement, the CSI shareholder party thereto will not, for a period of 30 days from the Effective Date as defined in the securities purchase agreement, offer, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hypothecate, pledge or otherwise dispose of any shares of CSI common stock, establish or increase a put equivalent position or liquidate or decrease a call equivalent position, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the CSI common stock, subject to certain customary exceptions.

In connection with the transaction, CSI has agreed to file a registration statement on behalf of the PIPE Investors allowing them to resell the CSI common stock into which the Series A convertible preferred stock is convertible and into which the warrants are exercisable immediately after issuance. Closing of the PIPE Offering also is subject to the consummation of the merger, filing of the Certificate of Designation with the Minnesota Secretary of State to designate the Series A convertible preferred stock, CSI shareholder approval as required by Nasdaq rules and regulations, CSI shareholder approval of an amendment to the CSI articles of incorporation to increase the authorized shares of common stock sufficient to complete the PIPE Offering, and the effectiveness of the resale registration statement, as well as other customary closing conditions. The CSI shareholder approval required by Nasdaq rules and regulations is the subject of Proposal #3: PIPE Issuance Proposal and the CSI shareholder approval of an amendment to the CSI articles of incorporation to increase the authorized shares of common stock is the subject of Proposal #4: Authorized Share Amendment Proposal.

The securities purchase agreement may be terminated by any PIPE Investor, as to such PIPE Investor’s obligations only, if the closing of the PIPE Offering has not been consummated on or before March 31, 2022. However, this date may be extended for an additional 30 days in the event that the resale registration statement and/or the proxy statement/prospectus required for the Pineapple Merger Transaction is still being reviewed or commented on by the SEC. Any termination of a PIPE Investor’s obligations will not affect the obligations of the Company and the other PIPE Investors. Additionally, the securities purchase agreement will terminate automatically in the event of any termination of the merger agreement.

PIPE Offering Warrants

At the closing of the PIPE Offering under the securities purchase agreement, CSI will issue to each PIPE Investor a warrant to purchase CSI common stock. The number of warrant shares will be based on the purchase price paid by the PIPE Investor. For each $1,000 paid, the PIPE Investor will receive 1 share of Series A convertible preferred stock and a warrant to purchase 294 shares of CSI common stock, which is the number of shares of CSI common stock initially issuable upon conversion of each share of Series A convertible preferred stock. Assuming CSI sells 32,000 shares of Series A convertible preferred stock for gross proceeds of $32.0 million, CSI would be obligated to issue approximately 9,411,764 shares of CSI common stock on conversion of Series A convertible preferred stock at the initial $3.40 per share conversion price and CSI also would issue warrants to purchase 9,411,764 shares of CSI common stock at an exercise price of $3.40 per share.

The warrants issued in the PIPE Offering will have an initial exercise price of $3.40 per share, will be exercisable immediately, and will have a term of exercise equal to five years. The exercise price is subject to adjustment if, after the date of the securities purchase agreement, CSI issues, sells, publicly announces the contemplated issuance or sale of, or is deemed to have issued or sold, any shares of CSI common stock for a consideration per share less than a price equal to the exercise price in effect immediately prior to such issuance or sale or deemed issuance or sale. In the case of any such dilutive issuance, the exercise price then in effect will be reduced to an amount equal to the lesser of the consideration per share in such dilutive issuance and the lowest volume weighted average price (VWAP) of the CSI common stock on any trading day during the 5 trading days immediately following the public announcement of the execution of the dilutive issuance. Additionally, the number of warrant shares issuable under the warrant will be increased such that the aggregate exercise price payable under the warrant, after taking into account the decrease in the exercise price in connection with the dilutive issuance, will be equal to the aggregate exercise price prior to such adjustment. However, the warrant provides that no adjustment will be made under these dilutive issuance provisions with respect to or as a result of any of the transactions contemplated by the merger agreement.

The warrant may be exercised by payment of the aggregate exercise price in cash or, if the exercise of the warrant occurs after the deadline for effectiveness of the registration statements required by the registration rights agreement and a registration statement covering the issuance or resale of the shares of CSI common stock issuable upon exercise of the warrant is not available for the issuance or resale, by a cashless exercise in which the holder will receive a net number of shares of CSI common stock upon exercise.

The warrant contains a call provision under which CSI may call for cancellation of all or any portion of a warrant for which an exercise notice has not yet been delivered for consideration equal to $0.001 per warrant share. This call right may be exercised by CSI upon proper notice only if after the Effective Date as defined in the securities purchase agreement:

●	the volume weighted average price (VWAP) of the CSI common stock for each of 10 consecutive trading days exceeds 300% of the then current exercise price,

●	the average daily dollar volume for such 10 consecutive trading day measurement period exceeds $5,000,000 per trading day; and

●	the holder of the warrant is not in possession of any information that constitutes, or might constitute, material, non-public information which was provided by CSI, any of its subsidiaries, or any of their officers, directors, employees, agents or affiliates.

Other than the transactions contemplated by the merger agreement, CSI may not enter into or be party to a “Fundamental Transaction” unless the successor entity to such Fundamental Transaction assumes in writing all of the obligations of CSI under the warrant and all other PIPE Offering transaction documents. In addition, prior to the consummation of any Fundamental Transaction pursuant to which holders of CSI common stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for the CSI common stock, CSI must make appropriate provision to ensure that, and any applicable successor entity must ensure that, the warrant holder will thereafter have the right to receive upon exercise of the warrant at any time after the consummation of such event, shares of CSI common stock or capital stock of the successor entity or, if so elected by the warrant holder, in lieu of the shares of CSI common stock (or other securities, cash, assets or other property) issuable upon exercise of the warrant prior to such event, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the warrant holder would have been entitled to receive upon the consummation of such event or the record date resulting in such event, had the warrant been exercised immediately prior to such event or the record date such event (without regard to any limitations on exercise of the warrant). In the event of a Change of Control, at the request of the warrant holder or at the election of CSI delivered before the 60th day after the consummation of such Change of Control, CSI (or the successor entity) will purchase the warrant from the warrant holder by paying to the holder cash in an amount equal to the Black-Scholes value of the remaining unexercised portion of the warrant on the date of such Change of Control.

Under the warrant, the term Fundamental Transaction includes one or more related transactions in which CSI, directly or indirectly, will:

●	consolidate or merge with or into (whether or not CSI is the surviving corporation) another entity, or

●	sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of CSI or any of its “significant subsidiaries” to one or more entities, or

●	make, or allow one or more entities to make, or allow CSI to be subject to or have shares of CSI common stock be subject to or party to one or more entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (i) 50% of the outstanding shares of CSI common stock, (ii) 50% of the outstanding shares of CSI common stock calculated as if any shares of CSI common stock held by all entities making or party to, or affiliated with any entities making or party to, such offer were not outstanding; or (iii) such number of shares of CSI common stock such that all entities making or party to, or affiliated with any entity making or party to, such offer, become collectively the beneficial owners of at least 50% of the outstanding shares of CSI common stock, or

●	consummate a stock purchase agreement or other business combination with one or more entities whereby all such entities, individually or in the aggregate, acquire, either (i) at least 50% of the outstanding shares of CSI common stock, (ii) at least 50% of the outstanding shares of CSI common stock calculated as if any shares of CSI common stock held by all the entities making or party to, or affiliated with any entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (iii) such number of shares of CSI common stock such that the entities become collectively the beneficial owners of at least 50% of the outstanding shares of CSI common stock, or

●	reorganize, recapitalize or reclassify shares of CSI common stock,

●	allow any entity individually or the entities in the aggregate to be or become the beneficial owner, directly or indirectly, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of CSI common stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of CSI common stock not held by all such entities as of the date of the securities purchase agreement calculated as if any shares of CSI common stock held by all such entities were not outstanding, or (iii) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of CSI common stock or other equity securities of CSI sufficient to allow such entities to effect a statutory short form merger or other transaction requiring other shareholders of CSI to surrender their CSI common stock without approval of the shareholders of CSI.

The warrant contains provisions limiting the exercise by a PIPE Investor based on beneficial ownership. Specifically, a PIPE Investor will be prohibited, subject to certain exceptions, from exercising a warrant to the extent that immediately prior to or after giving effect to such exercise, the PIPE Investor, together with its affiliates and other attribution parties, would own more than 4.99% of the total number of shares of CSI common stock then issued and outstanding, which percentage may be changed at the PIPE Investors’ election to a lower percentage at any time or to a higher percentage not to exceed 9.99% upon 61 days’ notice to CSI.

Additionally, so long as the warrant remains outstanding, CSI is obligated to keep at all times keep reserved for issuance a number of shares of CSI common stock at least equal to 200% of the maximum number of shares of CSI common stock as are issuable upon exercise of the outstanding warrants without regard to any limitations on exercise.

Registration Rights Agreement

In connection with the securities purchase agreement, CSI entered into a registration rights agreement dated September 15, 2021 with the PIPE Investors. Pursuant to the registration rights agreement, CSI has agreed to file a registration statement to register for resale by the PIPE Investors 200% of the CSI common stock issuable upon conversion of the Series A Convertible Preferred Stock and the CSI common stock issuable upon exercise of the warrants issued in the PIPE Offering. Closing of the transactions contemplated by the securities purchase agreement is subject to the effectiveness of this resale registration statement.

CSI has agreed to use commercially reasonable efforts to keep the registration statement effective until the date that all registrable securities covered by such registration statement may be sold by non-affiliates without volume or manner-of-sale restrictions pursuant to Rule 144, without the requirement for CSI to be in compliance with the current public information requirement under Rule 144 as determined by counsel to CSI.

If CSI fails to file and obtain and maintain effectiveness of the resale registration statements by the deadlines required under the registration rights agreement or fails to maintain the effectiveness of the resale registration statements for specified periods, then CSI shall be obligated to pay, as liquidated damages, to each holder of registrable securities an amount in cash equal to 2.0% of the aggregate purchase price paid by such holder under the securities purchase agreement for an unregistered securities then held by such holder and 2.0% on each monthly anniversary of the date of such failure if not cured, provided that the aggregate of all such payments will not exceed 10.0% of the aggregate purchase price paid by such holder under the securities purchase agreement.

These registration rights granted under the registration rights agreement are subject to certain conditions and limitations, including CSI’s right to delay or withdraw a registration statement under certain circumstances. The registration rights agreement also contains customary indemnification and contribution provisions.

Stock Transfer Agreements With the PIPE Investors

On January 24, 2022, each of Lake Street Solar, Hercules, Kyle Udseth and the Sandra and Tom Holland Trust, of which Thomas J. Holland is trustee (the "Holland Trust") entered into stock transfer agreements with the PIPE Investors pursuant to which each agreed to sell to the PIPE Investors a portion of an aggregate 4,810,000 shares of CSI common stock they will receive in the merger in the respective aggregate amounts as follows: Lake Street Solar, 3,832,223 shares; Hercules 777,969 shares; Mr. Udseth 182,347 shares; and the Holland Trust, 17,460 shares. Each of the stock transfer agreements is identical other than the respective names of the PIPE Investor purchaser and number of shares to be issued in the merger that will be sold by the transferor on the terms and conditions set forth in the stock transfer agreement.

Under the stock transfer agreement, the transferor will sell the specified to the PIPE Investors, at a purchase price of $0.0001 per share, on the first business day that is on or after the date that is 183 days following the closing of the merger, unless prior to such date (a) the closing of the merger did not occur as timely required under the merger agreement, (b) the volume weighted average price for the CSI common stock for any five trading days during any 10 consecutive trading day period commencing on the date of the closing of the merger and ending on or prior to the date that is 180 days following the closing of the merger exceeds $3.80 per share (as adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction), (c) CSI closes on the sale of equity securities that consist of CSI common stock or common stock equivalents that do not constitute an exempt issuance under the securities purchase agreement with the PIPE Investors at a price either (i) constituting a 20% or greater discount to the average of the CSI common stock volume weighted average prices for the 10 consecutive trading day period ending on the date preceding the closing of the sale of these equity securities or (ii) $2.25 per share or less (as adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction) or (d) the failure of the PIPE Investor to timely close as required under the securities purchase agreement for the PIPE Offering or the PIPE Investor's breach of any provision under the securities purchase agreement for the PIPE Offering in a manner that causes a material adverse effect to CSI or if the closing of the transactions set forth in the securities purchase agreement for the PIPE Offering does not occur as set forth in the securities purchase agreement for the PIPE Offering.

Hercules-Pineapple Sungevity Asset Purchase and Hercules Debt Financing

On December 11, 2020, Pineapple purchased certain assets from Hercules Technology Management Co V, LLC (“Hercules Management”) that it had acquired in a public auction of assets of HoSoPo Corporation, Solar Spectrum LLC, and Solar Spectrum Holdings, LLC conducted by Hercules Capital, Inc. (“Hercules”). The assets sold by Hercules Management to Pineapple related to the Sungevity business and included tangible assets of consisting of fixed assets and inventory, and intangible assets consisting of the Sungevity trade name, and a database comprised of both historical existing and unconverted customer leads.

On December 11, 2020, Pineapple and Hercules entered into a loan and security agreement for a term loan to Pineapple in the principal amount of $7,500,000 to finance the acquisition of the Sungevity assets from Hercules Management. On December 16, 2021, Pineapple and Hercules amended the loan and security agreement pursuant to that certain consent and amendment to loan agreement. Pineapple also issued 3,000,000 of its Class A Units to Hercules as partial consideration for the asset purchase, which represents a 15.0% ownership interest in Pineapple.

The term loan is secured by, among other things, the assets purchased by Pineapple. Subject to certain exceptions, the term loan is also secured by Pineapple’s personal property, including without limitation certain receivables, equipment, fixtures, intellectual property, inventory, investment property, deposit accounts, cash, and goods, in each case whether now or hereafter owned or existing. In order to establish the security interest in the Pineapple intellectual property collateral, Pineapple and Hercules entered into an intellectual property security agreement dated December 11, 2020.

Subject to certain conditions, borrowings under the loan and security agreement bears interest at 10.00% per annum with interest compounded daily and added to the principal balance quarterly, in arrears. The loan and security agreement contains customary representations and warranties, covenants and conditions.

Under the loan and security agreement, Hercules is entitled to the highest priority lien on the collateral, including with respect to the payment of $2,000,000 of accounts payable that are or may be owed to Lake Street Solar LLC and $350,000 of accounts payable that are or may be owed to Hercules, each of which is subordinate to the payment of Pineapple’s obligations under the loan and security agreement. Under the loan and security agreement, this aggregate $2,350,000 in payables to Pineapple members may only be repaid under certain conditions, including the requirement that no obligations are outstanding under the loan and security agreement and that Pineapple or its subsidiaries has closed on an equity transaction generating at least $30 million in proceeds. On December 16, 2021, Hercules and Lake Street Solar LLC entered into subscription agreements for the issuance of convertible notes in respect of the $2,000,000 and $350,000 in accounts payable, respectively, which would convert into 1,000,000 and 175,000 Pineapple Class C Units, respectively, as of immediately prior to the consummation of the merger. Each such Class C Unit will subsequently convert into one share of CSI common stock upon consummation of the merger. The loan and security agreement also contains certain customary events of default and, upon the occurrence and during the continuation of an event of default, the secured obligations will bear interest at the non-default rate per annum plus 4.0%.

Pineapple may prepay all or a portion of the outstanding term loan by paying the entire principal balance (or such portion thereof) and all accrued and unpaid interest thereon, in each case without a prepayment premium or fee. Pineapple must prepay all of the outstanding term loan if CSI, Pineapple or any of their respective subsidiaries closes on one or more sales of equity (or another form of equity financing) that generates proceeds of at least $25 million in the aggregate.

The proceeds of the term loan may be used by Pineapple solely to pay related fees and expenses in connection with the loan and security agreement and to purchase the assets described above.

Upon consummation of the merger and receipt by CSI of proceeds from the PIPE Offering, Pineapple must repay $4,500,000 of the outstanding term loan plus all accrued and unpaid interest and expenses on the term loan. The remaining term loan principal balance and all accrued but unpaid interest is due and payable on December 10, 2024.

Pre-Closing Acquisition Agreement

On March 1, 2021, Pineapple as the Buyer, HEC and E-Gear as the Sellers, and Steven P. Godmere, as representative for the Sellers, or the Seller Representative, entered into an asset purchase agreement, which was amended by the parties on December 16, 2021 (the “Pre-Closing Acquisition Agreement”). Under the Pre-Closing Acquisition Agreement, Pineapple will purchase substantially all of the assets and assume certain of the liabilities of the Sellers. Such acquisition will not occur until the Seller Representative has received satisfactory written confirmation from Pineapple that the transactions contemplated by the Agreement and Plan of Merger are ready to be consummated on the terms and conditions set forth therein, among other customary closing conditions. Additionally, Pineapple shall, on or prior to the closing date of the Pre-Closing Acquisition Agreement, procure a buyer-side representations and warranties insurance policy.

The assets acquired will be all of the assets of the Sellers outside of certain cellphones, laptops and vehicles of two Seller employees. Pineapple will assume liabilities, included, but not limited to: (i) the current liabilities of the Sellers, including accounts payable, deferred revenue, accrued expenses, accrued interest, commissions payable, payroll liabilities, and other current liabilities that mainly include payroll accruals, (ii) any liability resulting from, arising out of or caused by any breach of warranty offered by the Sellers and (iii) any liability in respect of any contract outside of contracts related to the above listed excluded assets, but only to the extent that such liabilities thereunder are (a) required to be performed after the closing date of the merger, (b) were incurred in the ordinary course of business and (c) do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by the Sellers.

At the closing of the Pre-Closing Acquisition Agreement, Pineapple will pay $12.5 million minus certain transaction expenses and other costs, along with issuing to the Sellers an aggregate of up to 6,250,000 Class B Units of Pineapple, which will provide the Sellers with the right to receive shares of CSI common stock in the merger pursuant to the terms and conditions of the merger agreement. If the closing of the Pre-Closing Acquisition Agreement occurs after the March 31, 2022 outside date, Pineapple will pay the Sellers an additional $250,000. Additionally, Pineapple will pay certain liabilities of the Sellers and transaction expenses at closing.

Under the Pre-Closing Acquisition Agreement, the Sellers may direct that 2.5% of the 6,250,000 Class B Units be issued and delivered to Independent Investment Bankers Corp. Additionally, at Sellers’ sole discretion, Sellers may elect to relinquish a portion of the 6,250,000 Class B Units in such amount as shall be set forth in a written notice provided prior to the closing.

After the closing of the Pre-Closing Acquisition Agreement and within three business days thereafter, Sellers must deliver the “Seller Estimate,” which is the Sellers’ good faith estimate of (i) the working capital of the Sellers as of the close of business on such closing date, which, as described in more detail in the Pre-Closing Acquisition Agreement, means the excess of the current assets of Sellers over the current liabilities of the Sellers, (ii) the estimated indebtedness of the Sellers as of immediately prior to such closing date, and (iii) the unpaid transaction expenses as of immediately prior to such closing date. Within ninety days following the closing of the Pre-Closing Acquisition Agreement, Pineapple must prepare a statement setting forth the “Certified Total,” which is the amount Pineapple determines to be the actual (i) working capital of the Sellers as of the close of business on such closing date, (ii) indebtedness of the Sellers as of immediately prior to such closing, and (iii) unpaid transaction expenses as of immediately prior to such closing. The Seller Representative may dispute the Certified Total for a period of thirty days after receipt of such statement from Pineapple.

Sellers must pay to Pineapple an amount equal to the sum of: (A) the amount by which the working capital in the Seller Estimate exceeds the working capital in the Certified Total, if any, plus (B) the amount by which the indebtedness in the Certified Total exceeds indebtedness in the Seller Estimate, if any, plus (C) the amount by which the transaction expenses in the Certified Total exceeds the transaction expenses in the Seller Estimate, if any. Pineapple must pay to the Sellers an amount equal to the sum of: (A) the amount by which the indebtedness in the Seller Estimate exceeds the indebtedness in the Certified Total, if any, plus (B) the amount by which the transaction expenses in the Seller Estimate exceeds the transaction expenses in the Certified Total, if any. Such payment, if any, must be made within 10 days after the determination of such amount becomes final.

After the closing of the Pre-Closing Acquisition Agreement, the Sellers will be subject to a 5 year non-compete agreement, and will be subject to confidentiality obligations with regards to non-public material information related to their businesses. Additionally, both parties shall be subject to certain indemnity obligations after closing, subject to certain limitations.

INFORMATION ABOUT CSI

Overview of CSI’s Business

Communications Systems, Inc. was formed as a Minnesota corporation in 1969. Suttle, Inc. had been a significant component of CSI’s business from its inception. As a key element of the Company’s strategic plan, however, the Company sold substantially all of Suttle’s business, assets and operations pursuant to two separate transactions occurring in 2019 and 2020. CSI classified the operations of Suttle as discontinued operations for 2020 and 2019.

On May 14, 2020, CSI acquired Ecessa Corporation in a reverse triangular merger for $4.6 million in cash. Ecessa designs and distributes software-defined wide area networking (SD-WAN) solutions for businesses through the deployment of field installations of Ecessa Edge®, PowerLink®, and WANworX® controllers and is part of the Company’s Services & Support (S&S) Segment. See Note 5, Business Combinations, of the Notes to the Consolidated Financial Statements of CSI included in this proxy statement/prospectus.

On November 3, 2020, CSI acquired the operating assets of privately held IVDesk Minnesota, Inc. (“IVDesk”) from a third-party receiver (“Receiver”) appointed by Hennepin County, Minnesota State District Court Judge for aggregate consideration of $1.4 million, including a $550,000 earnout payment made in March 2021. IVDesk provides private cloud services to small- and mid-size businesses (SMB), with a particular focus on the financial services industry. IVDesk currently services over 85 customers across the U.S. with a focus on a tri-state region with Minnesota at the center. IVDesk’s business model is built on monthly recurring revenue and is included within the S&S Segment. See Note 5, Business Combinations, of the Notes to the Consolidated Financial Statements of CSI included in this proxy statement/prospectus.

After giving effect to the Suttle transactions and following the acquisition of Ecessa during the second quarter of 2020 and the merging of certain operations, CSI classified its businesses into the following two segments:

●	Electronics & Software (E&S) Segment: The E&S Segment designs, develops and sells Intelligent Edge solutions that provide connectivity and power through Power over Ethernet (“PoE”) products and actionable intelligence to end devices in an Internet of Things (“IoT”) ecosystem through embedded and cloud-based management software. In addition, this segment generates revenue from its traditional products consisting of, media converters, NICs, and Ethernet switches that offer the ability to affordably integrate the benefits of fiber optics into any data network; and

●	Services & Support (S&S) Segment: The S&S Segment provides SD-WAN and other technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management.

Non-allocated general and administrative expenses are separately accounted for as “Other” in the Company’s segment reporting. Additionally, any indirect general and administrative costs previously allocated to Suttle are also included in “Other.” Intersegment revenues are eliminated upon consolidation. Further information regarding these segments, including customer and industry concentration, is set forth in “CSI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS’ starting on page 176 of this proxy statement/prospectus and in Note 14 of the notes to the consolidated financial statements of CSI included in this proxy statement/prospectus.

On August 2, 2021, CSI completed the E&S Sale Transaction, which resulted in the disposition of the operations of the E&S Segment. Accordingly, the S&S Segment remaining as the Company’s continuing business operations. A summary of the products, manufacturing and sources of supply, markets and marketing, research and development, competition and order book for both the E&S Segment and the S&S Segment is included below as background to understanding the “CSI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” starting on page 176 of this proxy statement/prospectus. No adjustment has been made to the CSI historical financial statements included with this proxy statement/prospectus to reflect the E&S Segment as discontinued operations.

About the Electronics & Software Segment

E&S Segment Products. This segment is comprised of CSI’s Transition Networks, Inc. (“Transition Networks” or “Transition”) and Net2Edge Limited (“Net2Edge”) businesses. Transition Networks is based in Minnetonka, Minnesota, and Net2Edge is based in Basingstoke, Hampshire, United Kingdom. The E&S Segment develops, markets and sells PoE switches, media converters, network interface cards (NICs), Ethernet switches, Small Form Factor Pluggable modules (SFP), and other connectivity products under the Transition Networks brand name. Transition sells its products through distributors, resellers, integrators, and original equipment manufacturers (“OEMs”). These media converters, network interface devices (NIDs), and Ethernet Switch products allow network operators to transmit voice and data across networks as well as provide connectivity and power in security and surveillance, smart building, smart city and intelligent transportation applications. Sales by the E&S Segment were $34,496,000 in 2020 compared to $47,007,000 in 2019. International sales accounted for 14% of the E&S Segment’s sales, or $4,775,000 in 2020, compared to $7,236,000, or 15% of the E&S Segment’s sales in 2019.

E&S Manufacturing and Sources of Supply. The E&S Segment uses contract manufacturers to manufacture its products in different geographical locations, in addition to OEM partners through which the Company sources product and markets under its own name. In 2020, 91% of the total value of the E&S Segment’s products were manufactured in or sourced from Trade Agreement Acts (TAA) compliant countries (i.e. Taiwan, U.S., U.K.) and the remaining 9% was manufactured in or sourced from other geographies. Offshore sources of supply are subject to certain risks, including political risk.

E&S Markets and Marketing. The E&S Segment’s products are used in a broad array of markets including federal government, enterprise, service provider, industrial, security, and surveillance markets. The E&S Segment has a broad customer base that uses its products in a variety of applications. Marketing primarily consists of direct marketing using a sales force, tradeshows, trade magazine advertising, on-line advertising, website, email, social media, and public relations activities. The E&S Segment also provides and participates in advertising and cooperative marketing campaigns with distribution partners.

E&S Research and Development. Research and development consists primarily of designing, prototyping, and testing of equipment and supplies associated with developing new products and enhancing existing products. Research and development costs are expensed when incurred and were $2,808,000 in 2020 compared to $3,600,000 in 2019. The E&S Segment also occasionally uses third-party design services and original design manufacturers (“ODM”) to support specific product design requirements.

E&S Competition. The E&S Segment faces strong competition across its entire product line. A large number of competitors exist for high-volume products in Ethernet switches and media converters. Low-cost competitors from China and Taiwan are strongest in (i) Asian, (ii) European, Middle Eastern, and African (“EMEA”) and (iii) South American markets. The E&S Segment also faces new competitors as it enters new markets for smart cities, smart buildings, intelligent transportation systems, and higher performance devices for the service provider market.

E&S Order Book. Outstanding customer orders for the E&S Segment products were approximately $1,559,000 at March 1, 2021 and $2,813,000 at March 1, 2020. The E&S Segment orders are fulfilled on a relatively short-term basis and therefore CSI does not consider the order book as a significant indicator of longer-term future results.

About the Services & Support Segment

S&S Segment Overview. This segment is comprised of CSI’s JDL Technologies, Inc. (“JDL Technologies” or “JDL”) and Ecessa Corporation (“Ecessa”) businesses. JDL is based in Fort Lauderdale, Florida, and Ecessa is based in Minnetonka, Minnesota. The S&S Segment provides technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management. The S&S Segment’s 2020 sales were $8,777,000 compared to 2019 sales of $4,741,000. S&S Segment project and product revenue totaled $5,120,000 in 2020 or 58% of segment sales compared to $2,242,000 in 2019 or

47% of the S&S Segment’s sales. Services revenues for the S&S Segment increased to $3,657,000 in 2020 from $2,499,000 in 2019.

S&S Markets and Marketing. The S&S Segment partners with clients to provide complete support for their information technology environments, from servers to software applications, from the network-level down to the desktop level. Under a typical managed services agreement, the S&S Segment provides virtual CIO services to client management, deploys, manages, secures, and supports client’s IT systems and services, provides helpdesk support to the client’s user community, and adds value to the client’s business by enabling the client to focus on its core competencies. The S&S Segment provides an on-premise managed services operations center and secure, state-of-the-art hosted datacenter and partnerships with industry leading solution providers. The S&S Segment also maintains robust partnerships with strategic manufacturers.

In 2020, the S&S Segment aggressively targeted its primary vertical markets, healthcare, education and commercial business. In the healthcare market, the S&S Segment’s managed services practice supports clients ranging from single-office providers, to multi-location regional specialists, to their regulated suppliers and business associates. In the education market, a substantial portion of the S&S Segment’s historical revenue has been derived from a school district in Florida. During 2020, the S&S Segment continued to support a multi-year project to provide wireless network services and datacenter upgrades for several hundred public K-12 schools in Florida. Most of the Company’s work on this project was completed in 2020. The S&S Segment was not selected as the primary vendor on the next multi-year project for this Florida school district but was selected as the secondary vendor for structured cabling and enterprise networking. In the commercial business market, the S&S Segment provides support and service to a diverse commercial client set. In 2019, the S&S Segment continued to place emphasis on an expanded set of security solutions layered on top of its Cloud-Based IT Managed Services. This enabled the S&S Segment to provide an even more secure total solution that included security awareness testing and training of client end users which has become increasingly important as threats to an organization’s security are focused more and more on end users as the weakest link.

S&S Competition. The Company expects the S&S Segment’s managed services market will continue to grow significantly over the next several years, and as a result will attract many competitors, becoming a highly competitive industry. In response to these factors, S&S Segment’s focus has been to attempt to adapt to the changing needs of its clients through the adoption and productizing of new IT Service technologies as they become available. An example of this would be the addition of several security services to the S&S Segment portfolio in 2019 including security tools to monitor the flow of sensitive data in and on the network, additional cloud-based services through Azure and AWS and enhanced end-point security services.

S&S Order Book. Outstanding customer orders and contracts for the S&S Segment products and services were approximately $4,333,000 at March 1, 2021 and $1,546,000 at March 1, 2020. The Company does not consider current outstanding S&S Segment orders and contracts as a significant indicator of longer-term future results.

Employees

As of December 31, 2021, CSI employed 41 people. Of this number, 32 were employed within the S&S Segment and 9 in corporate general and administrative positions. We consider our relations with our employees to be good. None of our employees are currently represented by a labor union.

Description of Property

CSI conducts administrative, manufacturing and engineering functions at the following facilities:

●	CSI owns a 105,000 square foot building in Minnetonka, Minnesota where its executive and administrative offices are located. Transition Networks uses this facility for its warehouse, assembly, engineering and administrative operations. JDL Technologies and Ecessa use this facility for some administrative operations. CSI has entered into an agreement to sell this building.

●	JDL leases 3,700 square feet of office space in Fort Lauderdale, Florida.

CSI believes these facilities will be adequate to accommodate its administrative, manufacturing and distribution needs of the legacy CSI business and in the event the Minnetonka headquarters is sold, that it will be able to find alternative facilities adequate for the needs of the legacy CSI business and the combined company in the even the merger is approved.

Legal Proceedings

CSI is subject to claims and lawsuits that have been filed in the ordinary course of business. From time to time, the Company brings suit against others to enforce contract rights or property rights, or to collect debts in the ordinary course of business. Management believes that the resolution or settlement of any pending litigation will not have a material adverse effect on the results of operations or liquidity of CSI.

CSI EXECUTIVE COMPENSATION

This section discusses CSI’s executive compensation objectives and policies, forms of compensation, and compensation related to services in 2020 paid or potentially payable to the CSI named executive officers identified below under the Summary Compensation Table (“CSI NEOs”), as well as other CSI senior executives (collectively, with the CSI NEOs, the “CSI senior executives”).

Compensation Philosophy and Objectives

CSI’s approach to executive compensation of CSI senior executives is based on the following objectives:

●	To align compensation with shareholder interests;

●	To reward both annual and long-term financial performance;

●	To provide pay opportunities comparable to opportunities at companies with which the Company competes for management talent; and

●	To maintain internally fair and equitable compensation levels and practices.

The Company has generally structured its annual and long-term incentive compensation to be “performance-based.” In addition, when determining how much performance-based compensation should be paid in cash versus granting stock options or other awards payable in stock, the CSI compensation committee has generally emphasized paying long-term compensation through equity awards.

Role of the Compensation Committee and Information Used to Determine Compensation

One of the CSI compensation committee’s primary responsibilities is to review and approve, or recommend for Board approval, compensation paid to CSI’s Chief Executive Officer, the CSI NEOs, and other CSI senior executives. The Compensation Committee (“Committee”) carries out this responsibility pursuant to a Board-approved written charter. The CSI compensation committee is subject to Board oversight, and other Board members frequently participate in deliberations related to executive compensation.

Under its charter, the CSI compensation committee has the authority to select, retain, and compensate executive compensation consultants and other experts that it deems necessary to carry out its responsibilities. Since November 2015, the CSI compensation committee has, from time to time, engaged Total Rewards Group (“TRG”), a compensation consulting firm, to study and make recommendations regarding our compensation program. This included an evaluation of our base compensation for CSI senior executives to determine whether we were paying “competitive” compensation and whether our approach to compensation was generally in line with “best practices” for public companies. The CSI compensation committee selected TRG without a recommendation by management and TRG reported directly to the CSI compensation committee.

The CSI compensation committee also uses industry surveys to evaluate base compensation and total compensation paid to our CSI senior executives. In some years, the CSI compensation committee has relied on studies prepared by Company employees based on surveys of manufacturing companies of similar size. In other years, this information has been supplied by our compensation consultant. In addition, the CSI compensation committee periodically compares compensation it pays to CSI senior executives to compensation paid by a limited number of specific companies in similar industries, and of similar size and scope (“comparator group”) so that it has comparative data for assessing CSI’s market position in compensation levels and practices.

Base Salaries

Base salaries of CSI’s executive officers are established by reference to average base salaries paid to executives in similar positions with similar responsibilities using information supplied by compensation consultants and other sources. Base salaries are generally reviewed annually in December of each year and adjustments are made effective as of January 1 of the following year. From time to time, however, promotions and other events require adjustments at other points in the year. While emphasis is placed on measurable financial factors, when it determines base salaries, the CSI compensation committee also considers factors such as development and execution of strategic plans, changes in areas of responsibility, potential for assuming greater responsibility and the development and management of employees. The CSI compensation committee does not, however, assign specific weights to these various quantitative and qualitative factors in reaching its decisions.

The following table shows the title and base salary for each NEO as of March 1, 2021. See the Summary Compensation Table and accompanying disclosure for information about 2020 compensation.

Named Executive Officer	Position	Annual Rate of Base Salary ($)
Roger H. D. Lacey	Chief Executive Officer	120,000
Anita Kumar	Chief Executive Officer	280,000
Mark Fandrich	Treasurer, Chief Operating Officer, and Chief Financial Officer	265,860
Scott Fluegge *	Vice President of Information Technology and Digital Transformation	225,363

*Scott Fluegge served as President and General Technologies, Inc. Manager until of JDL until December 31, 2020. He assumed his current position in January 2021.

Annual Bonus Plan

Bonuses are paid under CSI’s Annual Bonus Plan (“Bonus Plan”) to CSI NEOs and other CSI senior executives during the course of and following the end of each fiscal year based on achievement in relation to objective financial goals set at the beginning of the fiscal year. These bonuses are intended to provide CSI senior executives with an opportunity to receive additional cash compensation upon attainment of pre-established performance goals.

At the beginning of each fiscal year, the CSI compensation committee determines what objective performance measures it will use to assess performance by the Company overall and by each business unit. In addition, the CSI compensation committee assigns a percentage weight to the various measures that are applied when determining the total bonus to be paid to each executive. The CSI compensation committee concurrently determines specific goals for each of these performance measures. Most performance measures for business unit performance have three goals to which achievement is compared, defined as “threshold,” “target” and “maximum,” with “target” goals generally being equal to CSI’s budget for that performance measure.

In light of the proposed merger, CSI did not adopt a 2021 Bonus Plan.

Bonus Compensation of the CSI Named Executive Officers

The potential bonuses for the chief executive officer and chief financial officer were based on overall Company consolidated performance. Each Business Unit Leader is typically paid a bonus based on the performance of the business unit he manages. Whether and to what extent bonus compensation is paid to him is determined following the end the annual period. A comparison of achievement to performance goals is made after twelve months. With respect to these measures, we compare annual results to goals, and a bonus is paid if achievement is at least 80% of the target goal for that performance measure.

Concurrent with determining and assigning weight to the various performance measures, and the goals against which achievement is measured, the CSI compensation committee determines a “target” bonus opportunity and a “maximum” bonus opportunity that may be earned by each executive as a percentage of his base salary if actual performance exceeds applicable threshold performance goals. In 2020, the “target” annual bonus opportunity for the CSI senior executives ranged from 25% to 65% of their respective base salaries, and their respective “maximum” bonus opportunities were approximately 37.5% to 97.5% of their respective target bonus opportunities if actual achievement equaled or exceeded maximum performance goals. The target annual bonus for the CEO and CFO were based on consolidated targets for revenue and operating income.

The following table presents for 2020: (i) the performance measures for the CSI, Electronics & Software (E&S) Segment, and JDL business units; (ii) the relative weight assigned to each of the performance measures in determining overall performance of the business units; (iii) target achievement levels for each performance measure selected; and (iv) actual 2020 achievement as a percentage of the target goal.

Performance Measure	% Weight	Annual Target Goal ($)	% of Target Performance Achieved
E&S Segment
Total Revenue	50%	43,993,000	78%
Total Operating Income	50%	1,683,000	60%
JDL
Total Revenue	50%	9,188,000	82%
Total Operating Income	25%	1,517,000	60%
Commercial Operating Income	25%	173,000	137%
CSI
Consolidated Revenue	40%	52,428,000	81%
Consolidated Operating Income	40%	1,500,000	-180%

Bonuses Paid Pursuant to the 2020 Annual Bonus Plan

The table below presents the bonus opportunity under the Annual Bonus Plan for the four CSI NEOs as a percentage of their respective base salaries upon achievement of “target” goals for each performance measure (weighted as indicated above), the dollar value of the opportunity at target achievement, and the actual amount paid in cash to the CSI NEOs based on actual achievement in relation to goals for performance measures under CSI’s 2020 Annual Bonus Plan.

Named Executive Officer	Bonus Opportunity as % of 2020 Base Salary at Target Achievement	Dollar Value of Bonus Opportunity at Target Achievement	Annual Bonus Paid Based on Actual Achievement

Roger H. D. Lacey	65%	$78,000	$0
Anita Kumar	35%	$64,750	$0

Mark Fandrich	50%	$132,930	$0
Scott Fluegge	35%	$87,520	$33,810

Discretionary Bonuses

The CSI compensation committee and the Board believe the most appropriate approach to paying annual bonus compensation is one in which executives are measured against predetermined objective performance measures and performance goals. However, from time to time, in limited and extraordinary circumstances, the CSI compensation committee and the Board also believe, it is in the best interest of the Company and its shareholders to pay discretionary bonuses. During late fiscal 2020, the CSI compensation committee determined it was desirable and in the best interest of the Company to pay discretionary bonuses to certain employees based on the CSI compensation committee’s judgment that those individuals made important contributions to the Company or a business unit or segment that should be rewarded apart from achievement in comparison to goals under performance measures. This included a $25,000 discretionary bonus paid to Mr. Fandrich.

Overview of Long-Term Incentive Compensation

Our CSI senior executives have been given, over the last several years, the opportunity to earn long-term, incentive compensation by means of the following forms of incentive awards:

●	Long Term Incentive Awards (“LTI Awards”). LTI Awards provide the opportunity to earn a payout in Company stock or cash after the end of three-year performance periods, to the extent earned by actual performance compared to performance goals.

●	Stock Options. Stock Options are granted on an annual basis, vest over four years beginning one year after the award is made, and only provide value to the executive if CSI’s stock price increases over the option exercise price.

Long-term incentive compensation opportunities for our CSI NEOs and other CSI senior executives are determined under a two-step process. First, the CSI compensation committee determines the total “target” opportunity (expressed as a percentage of base compensation) for each Senior Executive to earn long-term incentive compensation (the “Total Target LTI Opportunity”). Over the last several years this percentage has ranged from 20% to 206% of the Senior Executive’s base compensation. Second, an allocation of the Total Target LTI Opportunity is then made to LTI Awards and Stock Options.

LTI Awards

LTI Awards may be “Performance Share Units” or “Performance Cash Units.” LTI Awards that are performance-based and payable in stock following the end of the three-year period are defined as “Performance Share Units” or “PSUs” under our incentive compensation plan. The number of PSUs awarded to each NEO is determined by dividing the dollar value of the NEO’s LTI Award by the average price of CSI’s stock over a 20-business-day period beginning on or about March 1 of each year. Each PSU represents the potential issuance of one share of common stock; the number of PSUs issued as shares of stock depends on actual achievement in relation to performance goals for the three-year period.

LTI Awards that are performance-based and payable in cash following the end of a three-year period are defined as “Performance Cash Units” or “PCUs” under our incentive compensation plan. Each PCU represents the potential to be paid $1.00, and the number of PCUs that are paid in dollars depends on actual achievement in relation to performance goals for the three-year period.

Stock Options

The number of shares covered by Stock Options granted to each NEO is determined by dividing the dollar value of the Total Target LTI Opportunity allocated to Stock Options by a value for an option to purchase one share of our stock as determined by the CSI compensation committee. Typically, the CSI compensation committee has used the Black Scholes methodology to determine the value of one option based on a share price of CSI’s stock as of a specific date during the second half of March in each year; the share exercise price of Stock Options is fair market value on the date of grant.

2020 Long term Incentive Compensation Awards

On May 6, 2020, pursuant to CSI’s Long Term Incentive Compensation Plan (the “LTI Plan”) the CSI compensation committee determined, and the CSI board of directors ratified and approved, the overall design and other features of CSI’s LTI Plan for 2020 as applied to the CSI NEOs.

On May 23, 2018, the CSI board of directors announced the formation of a special committee to explore Company strategic options. As a result of the initiative, CSI sold substantially all the operational assets of CSI’s wholly owned subsidiary Suttle in two separate transactions that closed on April 5, 2019 and March 11, 2020 and completed the 2020 Ecessa and IV Desk Acquisitions. In light of these initiatives, in determining the 2020 LTI awards for CSI NEOs and other members of CSI senior management, the CSI compensation committee and CSI board of directors decided on a combination of RSUs, stock options and cash, rather than the PSUs based primarily on the operating results of CSI’s subsidiaries.

The CSI compensation committee first determined that the following CSI NEOs would be awarded the total opportunities for long term executive compensation as a percentage of their respective base compensation as follows:

		Long Term Opportunity in Dollars(1)		Allocation of Long-Term Opportunity in Dollars to Restricted Stock Units and Stock Options
	2020 Base Salary	% Base Salary	Grant Date Dollar Value	Value of LTI Opportunity Allocated to Restricted Stock Units	Shares Covered by Restricted Stock Units(2)	Value of LTI Opportunity Allocated to Stock Options	Shares Covered by Option Grant(3)	Value of LTI Opportunity Allocated to Cash
Mr. Lacey	$120,000	206%	$247,500	$123,750	23,798	$61,875	35,095	$61,875
Ms. Kumar	$185,000	40%	$74,000	$37,000	7,115	$18,500	10,493	$18,500
Mr. Fandrich	$265,860	50%	$132,930	$66,465	12,782	$33,233	18,849	$33,233
Mr. Fluegge	$225,363	40%	$90,145	$45,073	8,668	$22,536	12,782	$22,536

(1)	Allocated 75% to LTI Awards and 25% to Stock Options as presented, respectively, in the last five columns.

(2)	The number of RSUs was determined by dividing the dollar value of the LTI Opportunity Allocated to Restricted Stock Units by the 20-business day average price of CSI’s stock ending May 6, 2020 of $5.20. These vest over a three-year period.

(3)	We determined the number of shares covered by Stock Options granted to each Senior Executive in 2020 by dividing of the dollar value of the LTI Opportunity Allocated to Stock Options for each executive as discussed above by the Black Scholes value on the grant date of $1.76. The exercise price of each option is $5.39 (the closing market price on May 6, 2020); and each option vests 25% each year beginning May 6, 2021 and expires May 6, 2027.

Other Compensation

In addition to participating in Company-wide plans providing health, dental and life insurance on the same basis as all of our other U.S.-based employees, our CSI senior executives receive other compensation in various forms, primarily the following:

●	An annual contribution to CSI’s Employee Stock Ownership Plan and Trust (“ESOP”).

●	An annual matching contribution of up to 50% of each executive’s personal contribution to CSI’s 401(k) Plan up to the first 6% of the personal contribution.

●	A car allowance or company car.

●	In individual, unique circumstances, additional compensation to support an overseas assignment or travel to a residence away from CSI’s offices.

The amount of this other compensation for the CSI named executive officers is presented in the column titled “All Other Compensation” under the “Summary of Executive Compensation Table” and the “Other Compensation Table.”

Employment Agreement

The Company and Chief Executive Officer Anita Kumar entered into an employment agreement effective as of December 1, 2020. Under this “at-will” employment agreement, the Company agreed to pay Mrs. Kumar a base salary of $280,000 and she was eligible to earn a bonus up to 55% of her base salary. The Company also entered into a change of control agreement with her, as described below. The employment agreement also provided that if the Company terminated her employment prior to December 31, 2021 without a change of control, she would be she would be entitled to receive a guaranteed separation payment equivalent to six months base salary.

Consideration of Risk in Compensation

The Company believes placing substantial emphasis on long-term incentive compensation encourages executives to direct their efforts to promote the creation of long-term shareholder value and that promoting the creation of long-term value discourages behavior that leads to excessive risk. The CSI compensation committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risk taking:

●	We balance rewards for short and long-term decision making by providing both annual bonus compensation and long-term incentive compensation.

●	Our long-term incentives in the form of stock options become exercisable over a four-year period and remain exercisable for up to seven years from the date of grant.

●	Our long-term incentive compensation awards become payable only if, after completion of a multi-year period, actual performance over the period compared to pre-established performance goals justifies a payment.

Because of our stock ownership guidelines require all executives to make progress towards owning stock equal to at least one times their base compensation, we believe our CSI NEOs are less likely to expose the Company to inappropriate or unnecessary risks.

The financial metrics used in our incentive compensation programs are measures the CSI compensation committee believes drive long-term shareholder value. Moreover, the CSI compensation committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short term results. In addition, all forms of incentive compensation specify a maximum amount that cannot exceed two times the target amount, no matter how much financial performance exceeds the ranges established at the beginning of the year.

Summary Compensation Table

The following table presents information regarding compensation earned in 2020 and 2019 for services as executive officers (and in the case of Anita Kumar all compensation as an employee in 2020), by Roger H.D. Lacey CSI’s chief executive officer until November 30, 2020, Anita Kumar, CSI’s chief executive officer beginning December 1, 2020, Mark Fandrich, CSI’s chief financial officer, and the other most highly compensated executive officer of the Company in 2020 (together referred to as the “CSI named executive officers” or “CSI NEOs”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Options Award ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)

Roger H.D. Lacey	2020	120,000	--	169,254	61,875	40,637	45,248	437,014
President and Chief Executive Officer	2019	100,000	120,000	36,263	4,644	165,893	45,394	472,194

Anita Kumar	2020	198,250	--	65,077	61,780	4,433	17,130	346,670
President and Chief Executive Officer

Mark Fandrich	2020	265,860	25,000	88,204	33,232	19,145	23,367	454,808
Group Business President and	2019	253,200	50,000	61,214	14,357	100,010	23,711	502,491
Chief Financial Officer

Scott Fluegge	2020	225,363	--	61,214	22,536	48,180	19,349	376,642
President & General Manager	2019	218,799	--	42,317	9,925	16,975	21,681	309,696
JDL Technologies, Inc.

(1)	Represents stock earned under CSI’s Annual Bonus Plan and Long-Term Incentive Plan (“LTI Plan”). The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed in Note 11, “Stock Compensation” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)	The values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed in Note 11, “Stock Compensation,” in the notes to consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)	Represents amounts earned under CSI’s Short-term Incentive plan. See “Non-Equity Incentive Plan Compensation Table” below.

(4)	See “Other Compensation Table” below.

Non-Equity Incentive Plan Compensation Table

The following table provides a breakdown of information under the column “Non-Equity Incentive Plan Compensation” in the preceding Summary Compensation Table.

Name	Year	Short-Term Plans ($)	Long-Term Plans ($)
Mr. Lacey	2020	—	40,637
	2019	165,893	—

Ms. Kumar	2020	—	4,433

Mr. Fandrich	2020	—	19,145
	2019	100,010	—

Mr. Fluegge	2020	33,810	14,370
	2019	16,975	—

Other Compensation Table

The following table provides a breakdown of information under the column “Other Compensation” above.

	Year	Contributions to Defined Contribution Plan ($)	Non-Elective Contributions to CSI Defined Contribution Plan ($)	Other ($)	Total ($)
Mr. Lacey	2020	8,550	7,630	29,068	45,248
	2019	8,400	5,244	31,750	45,394

Ms. Kumar	2020	7,522	7,522	2,086	17,130

Mr. Fandrich	2020	8,550	9,750	5,067	23,367
	2019	8,400	7,561	7,750	23,711

Mr. Fluegge	2020	7,141	7,141	5,067	19,349
	2019	6,965	6,965	7,750	21,681

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by Named Executive Officers as of December 31, 2020.

	Number of Securities Underlying Unexercised Options					Shares or Units of Stock that have not Vested			Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights that have not Vested
Name	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number (#)	Market Value ($)		Number of (#)	Market or Payout Value of ($)
Mr. Lacey	12,195			11.70	6/4/2021
	22,655	--		11.65	3/17/2022
	24,950	--		11.09	4/3/2022
	25,050	--		11.05	5/21/2022
	16,667	--		7.34	1/25/2023
	41,250	--		6.85	3/15/2023
	42,188	14,062	(1)	4.40	3/31/2024
	30,938	30,937	(2)	3.61	3/9/2025
	50,000	--		2.55	12/12/2025
	1,875	5,625	(3)	2.64	3/28/2026
	--	35,095	(4)	5.39	5/6/2027
						9,157	41,847	(5)
						23,798	108,757	(6)

Ms. Kumar	--	10,493	(4)	5.39	5/6/2027
	6,250	18,750	(7)	4.45	11/24/2027
						3,983	18,202	(5)
						7,115	32,516	(6)
						5,000	22,850	(8)

Mr. Fandrich	20,000	--		5.72	8/29/2023
	13,275	6,625	(1)	4.40	3/31/2024
	14,575	14,575	(2)	3.61	3/9/2025
	3,165	9,495	(3)	2.64	3/28/2026
	--	18,849	(4)	5.39	5/6/2027
						15,458	70,643	(5)
						12,782	58,414	(6)

Mr. Fluegge	15,073	--		12.97	3/21/2021
	15,732	--		11.65	3/17/2022
	20,624	--		6.85	3/15/2023
	10,000	--		6.55	5/25/2023
	5,310	5,311	(1)	4.40	3/31/2024
	5,470	10,940	(2)	3.61	3/9/2025
	2,188	6,564	(3)	2.64	3/28/2026
	--	12,782	(4)	5.39	5/6/2027
						10,686	48,835	(5)
						8,668	36,613	(6)

(1)       Vesting one-fourth on each of March 31, 2018, 2019, 2020 and 2021.

(2)       Vesting one-fourth on each of March 9, 2019, 2020, 2021 and 2022.

(3)       Vesting one-fourth on each of March 28, 2020, 2021, 2022 and 2023.

(4)       Vesting one-fourth on each of May 6, 2021, 2022, 2023 and 2024.

(5)       Vesting one-third on each of March 28, 2020, 2021 and 2022.

(6)       Vesting one-third on each of May 6, 2021, 2022 and 2023.

(7)       Vesting one-fourth immediately and on each of November 24, 2021, 2022, and 2023.

(8)       Vesting one-third on each of November 24, 2021, 2022 and 2023.

2020 Options Exercised and Stock Vested

The following table shows the stock awards and restricted stock grants that vested during 2020 for the CSI named executive officers. No options were exercised by the CSI named executive officers in 2020.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Lacey	16,091	89,034

Ms. Kumar	3,248	16,370

Mr. Fandrich	13,153	66,798

Scott Fluegge	9,414	48,093

Potential Payments Under Change Of Control

The Company has entered into Change of Control Agreements (“CIC Agreements”) with each CSI Named Executive Officer. CIC Agreements provide for payment of severance compensation if (A) there is a change in control of the Company and (B) within 24 months following this change of control, there is either (i) an involuntary termination of employment other than for cause, death, disability or retirement or (ii) a voluntary termination of employment for Good Reason (each a “Triggering Event”). Under the CIC Agreements, “Good Reason” includes a material diminution in the person’s base salary, duties or authority, or those of his immediate superior, or a material diminution in the budget over which the person has authority or a change in geographic location of the person’s job. The CIC Agreements include provisions requiring each executive to maintain confidentiality of information acquired during the period of employment, to refrain for a period of one year from competing with the Company or soliciting other Company employees to leave their employment with the Company and to provide a release of all claims against the Company in exchange for the benefit paid pursuant to the CIC agreement. In the event of a change in control, CSI’s LTI Plan provides for partial vesting and payment of unvested Incentive Awards and CSI’s Stock Option Plan provides for vesting of unvested stock options, in each case irrespective of whether or not a Triggering Event has occurred.

Assuming a change of control occurred on January 1, 2020, the following table presents amounts potentially payable to each of the CSI named executive officers, without and with a corresponding Triggering Event.

Name	Reason for Payment	Cash Severance ($)(1)	Partial Vesting of Incentive Awards ($)(2)	Vesting of Unvested Options(3)	Total ($)

Mr. Lacey	Change of Control without a Triggering Event	—	—	—	—
	Change of Control with Triggering Event	350,301	203,214	184,438	737,953

Name	Reason for Payment	Cash Severance ($)(1)	Partial Vesting of Incentive Awards ($)(2)	Vesting of Unvested Options(3)	Total ($)
Ms. Kumar	Change of Control without a Triggering Event	—	—	—	—
	Change of Control with Triggering Event	329,769	79,308	3,000	412,077

Mr. Fandrich	Change of Control without a Triggering Event	—	—	—	—
	Change of Control with Triggering Event	593,015	153,844	55,801	802,660

Mr. Fluegge	Change of Control without a Triggering Event	—	—	—	—
	Change of Control with Triggering Event	262,362	107,052	34,451	403,865

(1)       The amounts in this column reflect the amount of cash severance the Company would be obligated to pay these individuals in the form of a single lump-sum cash payment pursuant to their CIC Agreements.

(2)       The amounts in this column reflect the estimated value of unvested Incentive Awards under CSI’s LTI Plan at December 31, 2020 that would become payable upon the occurrence of a change in control.

(3)       The amount in this column represents in-the-money value of options assuming vesting upon a change in control at January 1, 2021. As of the immediately preceding business day, the exercise price of unvested options granted to these CSI NEOs was greater than the closing market price of the CSI common stock.

Director Compensation

The 2020 compensation of CSI non-employee directors was as follows: (i) each director was paid an annual cash retainer of $20,000; (ii) each director was granted options to purchase 10,000 shares of common stock; (iii) the two committee chairs were each paid an additional $7,500 in cash; (iv) each non-chair committee member was paid an additional $5,000 in cash; (v) the non-executive CSI board chair was paid an additional $20,000 in cash; and (vi) Mr. Primuth, who in addition to his other director responsibilities, served as CSI board secretary until April 2020, was paid an additional $8,750 in cash.

The following table presents the 2020 cash and dollar value of stock options paid to each CSI non-employee board member. Curtis A. Sampson retired as a director at the 2020 annual meeting of shareholders in June 2020 and Michael Zapata was elected as a director on that date.

Name (1)	Fees Earned or Paid in Cash ($)	Options Awards ($)(2)	Total ($)

Curtis A. Sampson	10,000	--	10,000
Richard A. Primuth	39,167	15,946	55,113
Randall D. Sampson	32,500	15,946	48,446
Steven C. Webster	30,000	15,946	45,946
Michael Zapata	12,500	15,946	28,446

(1)       In addition to compensation as directors, the named directors serve in differing roles for which they receive separate compensation, including as a committee chair, committee member, and board secretary, as described above.

(2)       Values expressed represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and Item 402(r)(2)(iv) of Regulation S-K, using the assumptions discussed within Note 11 in the notes to the CSI consolidated financial statements included in this proxy statement/prospectus.

CSI MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of CSI’s financial condition and results of operations together with CSI’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements based upon current expectations that involve risks and uncertainties. CSI’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in the section entitled “RISK FACTORS” and in other sections of this proxy statement/prospectus. Please also see the section entitled “CAUTION CONCERNING FORWARD-LOOKING STATEMENTS.

Comparison of Three Months Ended September 30, 2021 and 2020

On August 2, 2021, CSI and Lantronix, Inc. closed the E&S Sale Transaction and, as a result, CSI disposed of its E&S Segment business as of that date. The financial statements, notes to financial statements, and this comparison of the nine months ended September 30, 2021 and 2020 in this CSI Management’s Discussion and Analysis of Financial Condition and Results of Operations reflect CSI’s continuing operations and exclude the discontinued operations of the Company’s former E&S Segment and Suttle businesses.

CSI consolidated sales decreased 45.5% in the third quarter of 2021 to $1,828,000 compared to $3,354,000 in the same period of 2020. CSI consolidated operating loss from continuing operations in the third quarter of 2021 increased to $1,868,000 from an operating loss from continuing operations of $965,000 in the third quarter of 2020. CSI net loss from continuing operations in the third quarter of 2021 was $1,803,000 or $ (0.19) per diluted share compared to net loss from continuing operations of $699,000 or $ (0.07) per diluted share in the third quarter of 2020.

Services & Support (S&S) Segment Results

Services & Support (S&S) Segment sales decreased 45% to $1,947,000 in the third quarter of 2021 compared to $3,530,000 in the third quarter of 2020.

S&S Segment revenues by customer group were as follows:

	Services & Support Revenue by Customer Group
	2021	2020
Financial	$482,000	$117,000
Healthcare	261,000	244,000
Education	64,000	2,312,000
Other commercial clients	1,021,000	682,000
CSI IT operations	119,000	175,000
	$1,947,000	$3,530,000

S&S Segment revenues by revenue type were as follows:

	Services & Support Revenue by Type
	2021	2020
Project & product revenue	$297,000	$2,611,000
Services & support revenue	1,650,000	919,000
	$1,947,000	$3,530,000

S&S Segment revenues from the education sector decreased $2,248,000 or 97% in the third quarter of 2021 as compared to the 2020 third quarter due to the substantial completion of projects from CSI’s Florida school district customer in the prior year. CSI was not selected as the primary vendor on the next multi-year project for this school district, but has been selected as the secondary vendor for structured cabling and enterprise networking.

S&S Segment revenue from sales to SMBs, which are primarily financial, healthcare and commercial clients increased $721,000 or 69% in the third quarter of 2021 as compared to the third quarter of 2020 due to the acquisition of the assets of IVDesk on November 3, 2020. S&S Segment project and product revenue decreased $2,314,000 or 89% in the third quarter of 2021 as compared to the third quarter of 2020 primarily due to the decrease in the education sector. S&S Segment services and support revenue increased $731,000 or 80% as compared to the same quarter of the prior year due to CSI’s acquisition of Ecessa and its service and support revenue on its SD-WAN products as well as the acquisition of IVDesk, which contributed $634,000 in revenue during the quarter. Overall, Ecessa contributed $565,000 in revenue during the quarter, an increase of $30,000 over the third quarter of the prior year.

S&S Segment gross profit decreased 38% to $834,000 in the third quarter of 2021 compared to $1,340,000 in the same period in 2020 due to the decrease in the education sector revenue. S&S Segment gross margin increased to 42.8% in the third quarter of 2021 compared to 38.0% in the third quarter of 2020 due to the increase in services & support revenue, which has higher margins. S&S Segment selling, general and administrative expenses decreased 17% in the third quarter of 2021 to $669,000, or 34.4% of sales, compared to $803,000, or 22.7% of sales, in the third quarter of 2020 due to lower compensation related expenses on lower headcount.

The S&S Segment reported operating income of $55,000 in the third quarter of 2021 compared to operating income of $431,000 in the same period of 2020, primarily due to lower revenues into the education sector.

Other

“Other” includes non-allocated corporate overhead costs that are not considered discontinued operations.

Other corporate costs increased by $527,000 due to outside legal and financial consulting costs related to the Pineapple Merger Transaction and additional expense related to the accelerated vesting of all outstanding equity awards.

Income Taxes

CSI’s loss from continuing operations before income taxes was $1,798,000 in the third quarter of 2021 compared to a loss from continuing operations before income taxes of $690,000 in the third quarter of 2020. CSI’s effective income tax rate was (0.3%) in the third quarter of 2021 and (1.3%) in 2020. This effective tax rate for 2021 differs from the federal tax rate of 21% due to state income taxes, the effect of uncertain income tax positions, stock compensation windfalls and changes in valuation allowances related to deferred tax assets. As of December 31, 2020, CSI had a federal net operating loss carryforward from 2015 through 2020 activity of approximately $10,940,000 that is available to offset future taxable income and begins to expire in 2035. CSI also has a federal capital loss carryforward from 2018 of approximately $1,930,000 that is available to offset future capital gains and expires in 2023. CSI expects to offset a substantial portion of the loss carryforwards against the gain on sale of the E&S Segment in 2021.

Comparison of Nine Months Ended September 30, 2021 and 2020

Consolidated sales decreased slightly in the first nine months of 2021 to $5,313,000 compared to $5,321,000 in the same period of 2020. Consolidated operating loss from continuing operations in the first nine months of 2021 increased to $6,156,000 from an operating loss from continuing operations of $4,044,000 in the first nine months of 2020. Net loss from continuing operations in the first nine months of 2021 was $6,328,000 or $ (0.65) per diluted share compared to net loss from continuing operations of $3,100,000 or $ (0.33) per diluted share in the first nine months of 2020.

Services and Support (S&S) Segment Results

S&S Segment sales decreased 3% to $5,719,000 in the first nine months of 2021 compared to $5,882,000 in the first nine months of 2020.

S&S Segment revenues by customer group were as follows:

	Services & Support Revenue by Customer Group
	2021	2020
Financial	$1,306,000	$314,000
Healthcare	760,000	674,000
Education	212,000	3,031,000
Other commercial clients	3,035,000	1,302,000
CSI IT operations	406,000	561,000
	$5,719,000	$5,882,000

S&S Segment revenues by revenue type were as follows:

	Services & Support Revenue by Type
	2021	2020
Project & product revenue	$927,000	$3,498,000
Services & support revenue	4,792,000	2,384,000
	$5,719,000	$5,882,000

S&S Segment revenues from the education sector decreased $2,819,000 or 93% in the first nine months of 2021 as compared to the 2020 first nine months due to the substantial completion of projects from CSI’s Florida school district customer in the prior year. CSI was not selected as the primary vendor on the next multi-year project for this school district, but has been selected as the secondary vendor for structured cabling and enterprise networking.

S&S Segment revenue from sales to SMBs, which are primarily financial, healthcare and commercial clients increased $2,811,000 or 123% in the first nine months of 2021 as compared to the first nine months of 2020 due to the acquisition of Ecessa on May 14, 2020 and the acquisition of the assets of IVDesk on November 3, 2020. S&S Segment project and product revenue decreased $2,571,000 or 73% in the first nine months of 2021 as compared to the first nine months of 2020 primarily due to the decrease in the education sector. S&S Segment services and support revenue increased $2,408,000 or 101% as compared to the same period of the prior year due to CSI’s acquisition of Ecessa and its service and support revenue on its SD-WAN products as well as the acquisition of IVDesk, which contributed $1,847,000 in revenue during the first nine months. Overall, Ecessa contributed $1,736,000 in revenue during the first nine months, an increase of $938,000 over the same period of the prior year.

S&S Segment gross profit increased 8% to $2,260,000 in the first nine months of 2021 compared to $2,090,000 in the same period in 2020. S&S Segment gross margin increased to 39.5% in the first nine months of 2021 compared to 35.5% in 2020 due to the increase in services & support revenue, which has higher margins. S&S Segment selling, general and administrative expenses increased 42% in the first nine months of 2021 to $2,290,000, or 40.0% of sales, compared to $1,614,000, or 27.4% of sales, in the first nine months of 2020 due to the May 2020 acquisition of Ecessa and the November 2020 acquisition of IVDesk, and the inclusion of their associated general and administrative costs, which are not included in the prior year.

The S&S Segment reported an operating loss of $376,000 in the first nine months of 2021 compared to operating income of $370,000 in the same period of 2020, primarily due to decreased revenue from the education sector and increased selling, general and administrative expenses, including an increase in amortization expense of $240,000.

Other

“Other” includes non-allocated corporate overhead costs that are not considered discontinued operations. Other corporate costs increased by $1,366,000 due to outside legal and financial consulting costs related to the Pineapple Merger Transaction.

Income Taxes

CSI’s loss from continuing operations before income taxes was $6,322,000 in the first nine months of 2021 compared to a loss from continuing operations before income taxes of $3,096,000 in the first nine months of 2020. CSI’s effective income tax rate was (0.1%) in the first nine months of 2021 and (0.1%) in 2020. This effective tax rate for 2021 differs from the federal tax rate of 21% due to state income taxes, the effect of uncertain income tax positions, stock compensation windfalls and changes in valuation allowances related to deferred tax assets. As of December 31, 2020, CSI had a federal net operating loss carryforward from 2015 through 2020 activity of approximately $10,940,000 that is available to offset future taxable income and begins to expire in 2035. CSI also has a federal capital loss carryforward from 2018 of approximately $1,930,000 that is available to offset future capital gains and expires in 2023. CSI expects to offset a substantial portion of the loss carryforwards against the gain on sale of the E&S segment in 2021.

Liquidity and Capital Resources

As of September 30, 2021, CSI had $40,940,000 in cash, cash equivalents, restricted cash, and liquid investments. Of this amount, $33,138,000 was invested in short-term money market funds that are not considered to be bank deposits and are not insured or guaranteed by the FDIC or other government agency. These money market funds seek to preserve the value of the investment at $1.00 per share; however, it is possible to lose money investing in these funds. The remainder in cash and cash equivalents is operating cash. CSI also had $5,655,000 in investments consisting of corporate notes and bonds that are traded on the open market and are classified as available-for-sale at September 30, 2021.

CSI had working capital of $3,541,000 at September 30, 2021, consisting of current assets of approximately $41,471,000 and current liabilities of $37,930,000 compared to working capital of $28,320,000 at December 31, 2020 consisting of current assets of $35,758,000 and current liabilities of $7,438,000.

Cash flow used in operating activities was approximately $2,626,000 in the first nine months of 2021 as compared to $5,580,000 used in the same period of 2020. Significant working capital changes from December 31, 2020 to September 30, 2021 included a decrease in receivables of $2,238,000 and an increase in payables of $1,007,000.

Net cash provided by investing activities was $26,329,000 in first nine months of 2021 compared to $1,183,000 2020, due to $23,625,000 in proceeds from the E&S Sale Transaction in discontinued operations.

Net cash used in financing activities was $1,565,000 in the first nine months of 2021 compared to $827,000 used in financing activities in 2020. CSI paid $550,000 in contingent consideration related to the November 2020 IVDesk acquisition. Cash dividends paid on common stock decreased to $16,000 in 2021 from $564,000 in 2020 ($0.04 per common share). Dividends paid in the first nine months of 2021 consisted only of accrued dividends that were paid on deferred stock or restricted stock units that vested and were issued in 2021. Proceeds from common stock issuances, principally related to the accelerated vesting of all outstanding equity awards, totaled approximately $3,813,000 in 2021 and $91,000 in 2020. CSI acquired $1,073,000 and $70,000 of Company stock from employees in 2021 and 2020, respectively, to satisfy withholding tax obligations related to share-based compensation, pursuant to terms of Board and shareholder-approved compensation plans. CSI has not acquired Company stock during the first nine months of 2021 under a $2,000,000 Stock Repurchase Program authorized by the Board of Directors in August 2019. At September 30, 2021, there remained $341,000 under the 2019 Stock Repurchase Program.

On September 13, 2021, CSI announced that its board of directors had declared a special dividend of $3.50 per share payable on October 15, 2021 to CSI shareholders of record at the close of business on September 30, 2021. The aggregate amount of the special dividend was approximately $34.0 million, which was funded from the net proceeds of the E&S Sale Transaction and CSI’s existing cash on hand.

Line of Credit

On August 28, 2020, CSI entered into a Credit Agreement with Wells Fargo Bank, National Association, establishing a $5.0 million line of credit facility that replaced a prior facility. On October 29, 2020, CSI entered into a First Amendment to the Credit Agreement. Under the Credit Agreement, as amended, CSI had the ability to obtain one or more letters of credit in an aggregate amount up to $2.0 million, subject to the general terms of the Credit Agreement. CSI terminated the Credit Agreement effective August 13, 2021.

In the opinion of management, based on CSI’s current financial and operating position and projected future expenditures, sufficient funds are available to meet CSI’s anticipated operating and capital expenditure needs.

Critical Accounting Policies

CSI’s critical accounting policies, including the assumptions and judgments underlying them, are discussed in Note 1 of the notes to the consolidated financial statements of CSI included in this proxy statement/prospectus. There were no other significant changes to our critical accounting policies during the nine months ended September 30, 2021.

CSI’s accounting policies have been consistently applied in all material respects and disclose matters such as allowance for doubtful accounts, sales returns, inventory valuation, warranty expense, income taxes, revenue recognition, asset impairment recognition, and foreign currency translation. On an ongoing basis, we evaluate our estimates based on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the result of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Results may differ from these estimates due to actual outcomes being different from those on which we based our assumptions. Management reviews these estimates and judgments on an ongoing basis.

Recently Issued Accounting Pronouncements

Recently issued accounting standards and their estimated effect on CSI’s condensed consolidated financial statements are also described in Note 14, Recent Accounting Pronouncements, to CSI’s condensed consolidated unaudited financial statements as of and for the nine months ended September 30, 2021 included in this proxy statement/prospectus.

Comparison of Year Ended December 31, 2020 and 2019

Results of Operations

CSI’s consolidated sales were $42,576,000 in 2020, a 16% decrease from sales of $50,906,000 in 2019. CSI’s consolidated net loss from continuing operations in 2020 was $1,796,000, or ($0.19) per share compared to net income of $251,000 or $0.03 per share in 2019.

 Electronics & Software (E&S) Segment Results

In 2020, 86% of E&S Segment revenue came from North America. E&S Segment sales decreased 27% to $34,496,000 in 2020 compared to $47,007,000 in 2019. The E&S Segment organizes its sales force by vertical markets and segments its customers geographically. E&S Segment sales by region in 2020 and 2019 were:

	Electronics & Software Segment Sales by Region
	2020	2019
North America	$29,721,000	$39,771,000
International	4,775,000	7,236,000
	$34,496,000	$47,007,000

 The following table summarizes the E&S Segment’s 2020 and 2019 sales by product group:

	Electronics & Software Segment Sales by Product Group
	2020	2019
Intelligent edge solutions	$12,162,000	$18,442,000
Traditional products	22,334,000	28,565,000
	$34,496,000	$47,007,000

E&S Segment sales in North America decreased 25% or $10,050,000 in 2020 compared to 2019 primarily due to delayed project spending by customers due to the effect of the COVID-19 pandemic, $7,050,000 of sales for a major metropolitan smart city intelligent transportation IoT project recorded in the prior year, that did not reoccur in the current year, and a decline in sales to major Canadian telecommunications customer, partially offset by strong sales to Federal agencies. E&S Segment international sales decreased $2,461,000, or 34%, primarily due to the economic effects of the COVID-19 pandemic and an overall drop in demand for traditional products.

E&S Segment sales of intelligent edge solutions (“IES”) products decreased 34% or $6,280,000 due to $7,050,000 of deliveries in the prior year for a major metropolitan smart city intelligent transportation IoT project that did not reoccur in the current year, partially offset by higher sales of security and surveillance products and sales to Federal agencies. Excluding the prior year major metropolitan smart city intelligent transportation IOT project, sales of IES products increased by $770,000 or 7%. Traditional product sales decreased 22% or $6,231,000, due mainly to the overall economic effects of the COVID-19 pandemic and a decline in media converter orders from major telecommunications customers.

E&S Segment gross profit decreased 30% to $14,890,000 in 2020 compared to $21,394,000 in 2019. E&S Segment gross margin as a percentage of sales decreased to 43% in 2020 from 46% in 2019 primarily due to the volume and favorable margin impacts from the prior year major metropolitan smart city IoT project that did not reoccur in the current year, and increased sales of some IES products to Federal agencies at lower margins, partially offset by lower inventory write-downs year over year.

E&S Segment selling, general and administrative expenses decreased 20% to $13,875,000, or 40% of sales, in 2020 from $17,354,000, or 37% of sales in 2019 due to reduced travel, marketing and personnel expenses, in part due to steps taken by management in response to the COVID-19 pandemic.

The E&S Segment had operating income of $1,015,000 in 2020 compared to operating income of $4,040,000 in 2019, primarily due to lower sales and gross margin.

Services & Support (S&S) Segment Results

S&S Segment sales increased 85% to $8,777,000 in 2020 compared to $4,741,000 in 2019.

S&S Segment revenues by customer group were as follows:

	Services & Support Segment Revenue by Customer Group
	2020	2019
Education	$4,483,000	$1,926,000
Healthcare	887,000	705,000
Financial and other commercial clients	2,708,000	1,268,000
CSI IT operations	699,000	842,000
	$8,777,000	$4,741,000

 S&S Segment revenues by revenue type were as follows:

	Services & Support Segment Revenue by Type
	2020	2019
Project & product revenue	$5,120,000	$2,242,000
Services & support revenue	3,657,000	2,499,000
	$8,777,000	$4,741,000

S&S Segment revenues from the education sector increased $2,557,000 or 133% in 2020 primarily due to the commencement of projects that had been previously delayed due to funding issues where the prior year had less project revenue in this sector. Projects for this education customer commenced at the end of the second quarter of 2020. Although the education vertical remains an important element of the S&S Segment’s overall market strategy, much of S&S Segment’s historical revenue from the education sector has been derived from a school district in Florida. The Company has substantially completed its work on this project and was not selected as the primary vendor on the next multi-year project for this school district, but has been selected as the secondary vendor for structured cabling and enterprise networking.

S&S Segment revenue from small to medium businesses (“SMBs”), which are primarily healthcare, financial and commercial clients, increased by 82% or $1,622,000 due to the acquisition of Ecessa on May 14, 2020 and the acquisition of the assets of IVDesk on November 3, 2020. The decrease in the CSI IT operations revenue as compared to 2019 is related to hardware refresh revenue in the prior year that was not repeated in the current year. S&S Segment project and product revenue increased $2,878,000 or 128% during 2020 as compared to 2019 due primarily to the increase in the education sector. S&S Segment services and support revenue increased $1,158,000 or 46% as compared to the same quarter of the prior year due to the Company’s acquisition of Ecessa, which has service and support revenue on its SD-WAN products. Overall, Ecessa contributed $1,260,000 and IVDesk contributed $401,000 in revenue during the year.

S&S Segment gross profit increased 101% to $2,979,000 in 2020 compared to $1,482,000 in 2019. S&S Segment gross margin as a percentage of sales increased to 34% in 2020 compared to 31% in 2019 due to the increase in project revenue in the education sector, primarily within the second half.

S&S Segment selling, general and administrative expenses increased 80% in 2020 to $2,669,000, or 30% of sales, compared to $1,485,000 in 2019, or 31% of sales due to the May 2020 acquisition of Ecessa and the inclusion of its general and administrative costs that are not included in the prior year.

S&S Segment operating income was $310,000 in 2020 compared to an operating loss of $3,000 in 2019, primarily due to increased education revenue.

Other

As a result of our treatment of Suttle as discontinued operations, “Other” includes non-allocated corporate overhead costs as well as costs allocated to Suttle that are not considered discontinued operations. In the past, the Company would estimate annual revenue and headcount for each principal business unit and then allocate a portion of shared service corporate overhead costs based on these metrics. Because Suttle is now treated as discontinued operations, these costs are now included within “Other.”

Income Taxes

The Company’s loss from continuing operations before income taxes was $1,775,000 in 2020 compared to income before income taxes of $235,000 in 2019. The Company’s effective income tax rate was -1.1% in 2020 compared to -6.5% in 2019. The 2020 effective rate differed from the standard rate of 21% primarily due to the valuation allowances related to deferred tax assets, along with the impact of state income taxes, foreign tax rate differences, foreign losses not deductible for U.S. income tax purposes, and provisions for interest charges for uncertain income tax positions. As of December 31, 2020, the Company had a federal net operating loss carryforward from 2015 through 2020 activity of approximately $10,940,000 that is available to offset future taxable income and begins to expire in 2035. The Company also has a federal capital loss carryforward from 2018 of approximately $1,930,000 that is available to offset future capital gains and expires in 2023. See Note 13 for a reconciliation of the standard tax rate to the Company’s effective tax rate for 2020 and 2019.

Effects of Inflation

Inflation has not had a significant effect on operations in recent years. The Company does not have long-term production or procurement contracts and has historically been able to adjust pricing and purchasing decisions to respond to inflationary pressures.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $21,457,000 in cash, cash equivalents and liquid investments, compared to $24,057,000 at December 31, 2019. Of this amount, $9,424,000 was invested in short-term money market funds that are not considered to be bank deposits and are not insured or guaranteed by the FDIC or other government agency. These money market funds seek to preserve the value of the investment at $1.00 per share; however, it is possible to lose money investing in these funds. The remainder in cash and cash equivalents is operating cash. The Company also had $8,364,000 in investments consisting of commercial paper and corporate notes and bonds that are traded on the open market and are classified as available-for-sale at December 31, 2020.

The Company had working capital of $28,320,000, consisting of current assets of approximately $35,758,000 and current liabilities of $7,438,000 at December 31, 2020 compared to working capital of $38,052,000, consisting of current assets of $49,402,000 and current liabilities of $11,350,000 at the end of 2019.

Cash flow used in operating activities was approximately $4,684,000 in 2020 compared to $10,231,000 provided in 2019. Significant working capital changes from 2019 to 2020 included a $1.4 million decrease in accounts payable and $1.5 million used in discontinued operations.

Cash provided by investing activities was $3,930,000 in 2020 compared to $5,222,000 used in 2019.

Net cash used by financing activities was $800,000 in 2020 compared to $1,450,000 in 2019. Cash dividends paid on common stock decreased to $564,000 in 2020 ($0.06 per common share) from $743,000 in 2019 ($0.08 per common share). Proceeds from common stock issuances, principally shares sold to the Company’s Employee Stock Ownership Plan and issued under the Company’s Employee Stock Purchase Plan, totaled approximately $119,000 in 2020 and $715,000 in 2019. The Company acquired $71,000 and $2,000 in 2020 and 2019, respectively, of Company stock from employees to satisfy withholding tax obligations related to share-based compensation, pursuant to terms of Board and shareholder-approved compensation plans. The Company also acquired $284,000 of Company stock under a $2,000,000 Stock Repurchase Program authorized by the Board of Directors in August 2019. At December 31, 2020, there remained $341,000 under the 2019 Stock Repurchase Program.

Line of Credit

On August 28, 2020, the Company entered into a Credit Agreement with Wells Fargo Bank, National Association, establishing a $5,000,000 line of credit facility that replaced a prior facility. On October 29, 2020, the Company entered into a First Amendment to the Credit Agreement. Under the Credit Agreement, as amended, the Company has the ability to obtain one or more letters of credit in an aggregate amount up to $2.0 million, subject to the general terms of the Credit Agreement.

The Company had no outstanding borrowings against this line of credit, or the prior facility, at December 31, 2020 and 2019, and $1,051,000 was available for use as of December 31, 2020. Interest on borrowings on the credit line is at LIBOR plus 1.25%, with a minimum LIBOR rate of 0.75% (2.0% at December 31, 2020). The credit agreement expires August 28, 2021 and is secured by government securities owned and pledged by the Company.

In connection with the Company’s November 3, 2020 purchase of the operating assets of privately held IVDesk from a third-party Receiver, the Company provided the Receiver as seller a $550,000 letter of credit to secure the Company’s obligation to pay the earn-out under the asset purchase agreement. The letter of credit was issued pursuant to the line of credit with Wells Fargo. In March 2021, the Company paid the $550,000 balance and the letter of credit was cancelled.

In the opinion of management, based on the Company’s current financial and operating position and projected future expenditures, sufficient funds are available to meet the Company’s anticipated operating and capital expenditure needs.

Contractual Obligation Summary

The following table summarizes our contractual obligations at December 31, 2020 and the effect these obligations are expected to have on CSI’s liquidity and cash flow in future periods:

	Less than			More Than
	One Year	1 – 3 Years	3 – 5 Years	5 Years
Operating leases	$225,000	$199,000	$4,000	$—
Total	$225,000	$199,000	$4,000	$—

As of December 31, 2020, the Company had no other material commitments (either cancelable or non-cancelable) for capital expenditures, short or long-term debt, capital leases or other purchase commitments related to ongoing operations.

New Accounting Pronouncements

See Note 1 of the notes to the consolidated financial statements of CSI included in this proxy statement/prospectus for a discussion of new accounting standards applicable to CSI for 2020.

Off Balance Sheet Arrangements

None.

INFORMATION ABOUT PINEAPPLE

For purposes of this section only, “Pineapple,” “we,” “us” or “our” refer to Pineapple Energy, LLC, on a combined basis with Hawaii Energy Connection and E-Gear, LLC, unless the context otherwise requires.

Overview of Pineapple’s Business

Our mission is to be the trusted energy partner to the consumer. Pineapple Energy provides households with sustainable solar energy, back-up power and security, control and predictability, and cost savings. Because we believe the fragmented solar market is ripe for consolidation and provides an excellent opportunity for growth, we seek to acquire companies that deliver advanced home energy solutions and have brands with significant recognition in their respective marketplaces. We launched our business in late 2020 with the acquisition of certain assets of Sungevity, a residential solar brand with national brand recognition. Sungevity has provided us with well-known brand name and access to a database with both historical existing buyers and 115,000 unconverted leads, dating back to January 2019. On March 1, 2021, Pineapple signed a definitive agreement to acquire two leading sustainable energy service and technology providers in Hawaii: Hawaii Energy Connection (“HEC”) and E-Gear, LLC (“E-Gear”). These acquisitions are anticipated to close immediately prior to the closing of the Pineapple Merger Transaction. HEC is a leading sustainable energy provider, with over 9,000 residential systems installed and growing. E-Gear operates as a technology developer and manufacturer of energy management software and hardware in Hawaii. The HEC and E-Gear acquisitions are intended to establish our presence in the United States’ most solar-friendly region, as approximately 30% of Hawaiian homes are powered by solar. To drive our growth, we are actively looking for additional brands to add to our portfolio.

Our systems provide our primary customers, residential homeowners, with clean solar energy, typically at a savings compared to traditional utility energy. We provide a full range of installation services, including the design, engineering, procurement, permitting, construction, grid connection, warranty, monitoring and maintenance of residential solar energy systems. We also offer battery storage to customers in select markets and serve a limited number of enterprise customers. We believe our technology optimizes solar generation and storage in relation to load, grid condition, tariff, and customer desires, enabling us to maximize customer retention and sell them additional products. We believe our customer satisfaction drives a significant referral rate to prospective new customers.

We plan to drive substantial growth by continuing to grow our brand portfolio through further acquisitions. We currently have several targets on which we are conducting due diligence. We generally target solar contractors and sales and installation companies, and technology companies serving the alternative energy sector. We believe additional acquisitions will help us to expand our regional reach and achieve substantial economies of scale.

Our Market Opportunity

The residential solar sales and installation market is estimated to be over $5 billion in the United States alone. In 2021, Wood Mackenzie and SEIA estimated mid-teen-percentage industry growth for each of the next three years. With only 3% of United States homes running on residential solar power, and certain regions, such as Hawaii and Australia, having ten times this penetration, we believe there is a significant opportunity for growth, especially given the push to decarbonize the U.S. economy to reduce air pollution and minimize the negative impact of climate change. Further, the residential solar market provides customers with compelling cost savings as compared to most electric utilities, with customers who switch to solar typically saving from 10-50% a month as compared to comparable electric utility providers, depending on the region. Additionally, as utility prices continue to increase and the price of solar equipment decreases, we believe the residential solar return on investment will continue to improve. Further, the ongoing trend of increasing credit availability and decreasing interest rates on solar loans will provide access to an expanding customer base that could not previously benefit from solar or found the cost-benefit ratio not great enough.

Residential solar offers the largest near-term market opportunity to capture adjacent revenue opportunities, such as battery storage, integration with electric vehicle charging, controlling HVAC and lighting, powering home security systems, controlling household energy use, and improving the efficiency of common household appliances. We believe that the total addressable market for adjacent energy services is approximately $26.5 billion. We believe that we can penetrate this market with our portfolio of product offerings for residential solar customers. When paired with solar, battery storage is proving to be a significant source of incremental income for us. We believe the battery storage opportunity is growing due to an increasingly unreliable grid, as demonstrated by rolling blackouts and proactive shut-downs in California, prolonged grid outages in Texas caused by extreme winter weather, and other severe storms that occur nationwide. We train our salespeople to focus on this opportunity and are frequently more successful than other solar originators who we believe are failing to fully capture this sales opportunity.

Our Strategy

Our strategy is designed to provide customers with sustainable energy security by leveraging our people, technology, and processes to deliver solutions that improve the performance, increase the reliability, and reduce the cost of energy. Key elements of our strategy include:

●	Capitalizing on the opportunity for industry and regional consolidation. Residential solar is a fragmented industry, with over 4,000 contractors nationwide. However, we believe the Sunrun-Vivint merger in 2020 started the era of consolidation and the positive impact of scale-expansion. We believe there is a tremendous opportunity for a consolidator to rapidly scale its business and become one of the most recognized brands in the industry through acquiring, integrating, and growing leading local and regional solar sales and installation companies.

●	Leverage and continue to lower our customer acquisition cost through our digital platform and referral program. We already have what we believe are premier referral rates, with over 50% of HEC’s sales in Hawaii stemming from customer referrals, and one in every three Sungevity customers historically providing us with a referral. We believe that these two portfolio companies form a foundation to drive improved referral performance across the network of companies we acquire, further increasing our referral rates and lowering our customer acquisition cost.

●	Leverage our expertise in battery storage and grid services in Hawaii as state policies nationwide move towards replicating Hawaii. Hawaii is the most advanced residential solar, battery storage, and home energy management market in the U.S. With 15 years of operations and approximately 9,000 residential solar systems installed, HEC is a market leader with one of the most-recognized brands. As a result of our position and experience in the Hawaiian market, we have a thorough understanding of the Hawaiian solar regulatory regime, which we believe will be a competitive advantage as state policies nationwide replicate the solar policies that Hawaii has implemented.

●	Continue to grow our operations to achieve economies of scale. Residential solar is like many industries in that cost-of-goods-sold is a significant expense, and companies with greater scale can enjoy significantly lower costs throughout their equipment supply chain. As we grow both organically and through acquisitions, we expect to lower the costs of acquiring modules, inverters, and electrical balance-of-systems components, which we anticipate should allow us to accelerate growth through lower pricing and enhanced profit margins. With scalable administrative and operational infrastructure, we believe our current approach of organic growth enhanced by acquisitions will lead to profitability and cash generation. We anticipate taking advantage of the growth in the solar market as well as gaining market share relative to competitors. We also plan to benefit from economies of scale related to customer financing, since we can secure better loan and lease terms for our customers through our national solar finance partners.

●	Explore potential opportunities outside of solar to become a one-stop shop for consumers’ home and energy needs. We can eventually cross-sell into the energy storage, smart appliance, energy management software, comfort and lighting and security markets. These smart home products can be integrated into our residential solar product, and our ability to collaborate with providers of such products in the future may present us with a significant source of additional revenue.

Our Strengths

We believe that the following strengths of our business position us to capitalize on the growing residential solar market, reinforce our position in the marketplace, and distinguish us from our competitors.

●	Strong history and proven lead generation process position us for organic growth. We have a history of delivering exceptional customer experiences, which has led to us driving high customer referral rates. As we grow our digital lead management platform, we expect these referral rates to improve. Further, we acquired over 115,000 unconverted Sungevity leads dating back to January 2019, which we believe will serve as a strong foundation as we ramp inside sales activities and simultaneously ramp new lead generation from our website and digital marketing efforts. We believe we are in an ideal position to approach these leads as the push progresses to minimize the negative impacts of climate change and air pollution. Furthermore, the easing of COVID-19 restrictions makes it easier for us to approach and install residential solar clients.

●	Recognized position in key solar market positions us well for expansion and provides us with penetration opportunities in multiple regions throughout the U.S. We have a significant number of residential solar systems installed in Hawaii, the leading U.S. state as measured by the percentage of solar systems installed, and one of the most influential states in the U.S. from a solar public policy perspective.

●	Positioned to leverage customer sentiment and public policy momentum. The U.S. is rapidly moving to decarbonize its economy to reduce air pollution and minimize the negative impact of climate change. A key element of decarbonizing the economy is transitioning electricity from fossil fuels to renewable energy. Solar energy has become one of the lowest cost, most reliable and most flexible forms of energy generation and is becoming a preferred option for electricity generation worldwide.

●	A leading vendor for cutting edge product offerings. We are a leading vendor for cutting-edge product offerings from Enphase, Generac and other large solar product providers. As an experienced operator in the residential solar industry, we have built relationships with these large solar product providers that we believe provide us with a competitive advantage over newer entrants to the industry.

●	Seasoned and experienced management team. We have a strong leadership team, with over 20 years of collective industry experience. Our founder and chief executive officer previously led various marketing, digital, product, and customer experience functions at the two largest US residential solar companies, and our senior executive in charge of products and technology has more than a decade of experience in residential solar development, manufacturing, and sales.

Our Products and Services

The primary product we offer to customers is a photovoltaic solar energy system, which is almost always installed on their roof, although can at times be ground mounted. Solar panels, also called modules, generate direct-current electricity when they are struck by sunlight. This direct current is sent to an inverter, which converts the DC electricity into alternating-current (“AC”) electricity, which is the type of electricity that is needed to provide power to outlets and run home appliances and equipment The AC flows from the inverter to the home’s main electrical panel, where it is then used to supply the home’s current power needs. If there is a shortfall, the home draws the remainder needed from the traditional utility connection, often referred to as the “grid”. If the home system has excess production, the surplus is usually exported back to the grid. Residential solar systems typically provide cost savings to customers because the system’s roof-panels generate power from the sun instead of customer’s needing to purchase power from the utility. In addition, customers generally receive tax incentives and credits for the excess generation provided back to the utility.

Battery storage is an increasingly important piece of our offering. Lithium-ion batteries store excess solar generated electricity on the residential premises, as opposed to sending it back to the grid. This can generate economic benefits in markets with utility time-of-use (“TOU”) rates, whereby a homeowner is compensated at a low rate during the day for sending solar to the grid but would be charged a high rate in the evening for drawing electricity from the grid. In TOU markets, customers can store their excess power during the day and then utilize the stored power at night, thus saving money. An equally important benefit of pairing a battery with solar is that a battery will keep powering a customer’s home during a grid outage. A solar system alone will not continue providing a home with electricity if the grid is down as the utility company establishes automatic disconnects to ensure that no live current is sent back into the grid for safety reasons. When a battery is added, the system can automatically and nearly-instantaneously become a self-contained micro-grid during an outage. The home can continue utilizing the electricity generated by the panels, as well as electricity stored in the battery when the sun is not shining. In addition, the excess production from the panels during the day can be used to recharge a battery that was depleted overnight.

In the Hawaiian market we also offer energy management control devices on solar systems that are paired with batteries. This is an emerging part of the business, but soon we believe we will be able to help homeowners generate ongoing revenue streams by aggregating their batteries into a fleet, thus creating a “virtual power plant” and selling grid services to the utility. We have proprietary technology in this area, strong relationships with regulators and utilities, and are participating in ongoing requests for proposals around this opportunity.

Competition

In the solar installation market, we compete with companies that offer products like ours. Some of these companies have greater financial resources, operational experience, and technical capabilities than we do. When bidding for solar installation projects, however, our current experience suggests that there is no clear dominant or preferred competitor in the markets in which we compete. We do not believe that any competitor has more than 25% of market share in the regions in which we operate. We compete with other solar installers on pricing, service, warranty, and the ability to arrange financing. We also compete, on a cost basis, with traditional utilities that supply electricity to our potential customers and with companies that are not regulated like traditional utilities but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies. Our advantage over traditional utilities is that we offer customers the opportunity to create their own electricity and reduce dependency on the traditional electrical grid. We compete with these traditional utilities primarily based on price (cents per kilowatt hour), predictability of future prices (by providing pre-determined annual price escalations), the backup power capabilities of our battery storage solution and the ease by which customers can switch to electricity generated by our solar energy systems.

We believe we are a strong competitor, but the marketplace is comprised of many companies. There are over 4,000 residential solar sales and installation companies in the United States, and most residential solar sales are competitive with customers receiving quotes from multiple companies.

We also compete with (i) companies that are not regulated like traditional utilities but that have access to the traditional utility electricity transmission and distribution infrastructure pursuant to state and local pro-competitive and consumer choice policies and (ii) with solar companies with business models that are like ours. Some customers might choose to subscribe to a community solar project or renewable subscriber program with these companies or their utilities, instead of installing a solar energy system on their home, which could affect our sales. Additionally, some utilities offer generation portfolios that are increasingly renewable in nature. We believe that we compete favorably with these companies based on our unique multi-channel approach and differentiated customer experience.

We also face competition from: purely finance-driven organizations that acquire customers and then subcontract out the installation of solar energy systems; from installation businesses that seek financing from external parties; from large construction companies and utilities; and from sophisticated electrical and roofing companies.

Intellectual Property

Generally, businesses in the solar installation industry are not dependent on intellectual property. As of December 31, 2021, we do not have any issued patents and have not filed any patent applications. We intend to file patent applications as we continue to innovate through our research and development efforts and will acquire patents upon the closing of our acquisition of HEC and E-Gear.

Government Regulation

We are not regulated as a public utility in the United States under applicable national, state, or other local regulatory regimes where we conduct business. We compete primarily with regulated utilities. As a result, we have developed and are committed to maintaining a policy team to focus on the key regulatory and legislative issues impacting the entire industry. We believe these efforts help us better navigate local markets through relationships with key stakeholders and facilitate a deep understanding of the national and regional policy environment.

To operate our systems, we obtain interconnection permission from the applicable local primary electric utility. Depending on the size of the solar energy system and local law requirements, interconnection permission is provided by the local utility directly to us and/or our customers. In almost all cases, interconnection permissions are issued based on a standard process that has been pre-approved by the local public utility commission or other regulatory body with jurisdiction over net metering policies. As such, no additional regulatory approvals are required once interconnection permission is given.

Our operations are subject to stringent and complex federal, state, and local laws, including regulations governing the occupational health and safety of our employees and wage regulations. For example, we are subject to the requirements of the federal Occupational Safety and Health Act, as amended (“OSHA”), the U.S. Department of Transportation (“DOT”), and comparable state laws that protect and regulate employee health and safety. We endeavor to maintain compliance with applicable DOT, OSHA, and other comparable government regulations.

Government Incentives

Federal, state, and local government bodies provide incentives to owners, distributors, system integrators and manufacturers of solar energy systems to promote solar energy in the form of rebates, tax credits, payments for renewable energy credits associated with renewable energy generation and exclusion of solar energy systems from property tax assessments. These incentives help to catalyze customer acceptance of solar energy as an alternative to utility-provided power by lowering costs and increasing benefits, thus improving consumer ROI and/or decreasing payback periods. In addition, for some investors, the acceleration of depreciation creates a valuable tax benefit that reduces the overall cost of the solar energy system and increases the return on investment.

The federal government currently offers an investment tax credit (“Commercial ITC”) under Section 48(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for the installation of certain solar power facilities owned for business purposes. If construction on the facility began before January 1, 2020, the amount of the Commercial ITC available is 30%, if construction began during 2020, 2021, or 2022 the amount of the Commercial ITC available is 26%, and if construction begins during 2023 the amount of the Commercial ITC available is 22%. The Commercial ITC steps down to 10% if construction of the facility begins after December 31, 2023, or if the facility is not placed in service before January 1, 2026. The depreciable basis of a solar facility is also reduced by 50% of the amount of any Commercial ITC claimed. The Internal Revenue Service (the “IRS”) provided taxpayers guidance in Notice 2018-59 for determining when construction has begun on a solar facility. This guidance is relevant for any facilities that we seek to deploy in future years but can take advantage of a higher tax credit rate available for an earlier year. For example, we have sought to capture the 30% Commercial ITC that was available prior to January 1, 2020, by incurring certain costs and taking title to equipment in 2019 or early 2020 and/or by performing physical work on components that will be installed in solar facilities. From and after 2023, we may seek to avail ourselves of the 26% credit rate by using these methods to establish the beginning of construction in 2020, 2021, or 2022. In future years, we may similarly utilize the program if the Commercial ITC step down continues.

More than half of the states, and many local jurisdictions, have established property tax incentives for renewable energy systems that include exemptions, exclusions, abatements, and credits. Many states have also adopted procurement requirements for renewable energy, and in 2018 the California Energy Commission and California Building Standards Commission approved a standard that beginning in 2020, newly constructed single-family and multifamily residences up to three stories tall must be solar-powered. Approximately thirty states and the District of Columbia have adopted a renewable portfolio standard (and eight other states have some voluntary goal) that requires regulated utilities to procure a specified percentage of total electricity delivered in the state from eligible renewable energy sources, such as solar energy systems, by a specified date. To prove compliance with such mandates, utilities must surrender solar renewable energy credits (“SRECs”) to the applicable authority. Solar energy system owners such as our investment funds often can sell SRECs to utilities directly or in SREC markets.

While there are numerous federal, state, and local government incentives that benefit our business, some adverse interpretations or determinations of new and existing laws can have a negative impact on our business.

Employees

As of December 31, 2021, Pineapple had 4 employees in the United States, of which 1 is an executive. Upon the closing of the Pineapple Merger Transaction, Pineapple will add employees from HEC and CSI. None of Pineapple’s employees, nor the employees of HEC and CSI, are represented by a labor union.

Properties

Pineapple is currently utilizing another company’s office space for which it pays no fee. We expect to lease new space for our corporate headquarters in the upcoming 12 months.

Legal Proceedings

We may be subject to legal proceedings and claims in the ordinary course of business. We cannot predict the results of any such disputes, and despite the potential outcomes, the existence thereof may have an adverse material impact on us due to diversion of management time and attention as well as the financial costs related to resolving such disputes.

PINEAPPLE EXECUTIVE COMPENSATION

This section discusses Pineapple’s executive compensation and compensation paid or potentially payable to Kyle Udseth, as he will be continuing as the chief executive officer of the combined company. No other Pineapple employees will be continuing as executive officers of the combined company.

Mr. Udseth was hired as Pineapple’s chief executive officer on February 10, 2021. As a result, Mr. Udseth did not receive any compensation from Pineapple in 2019 or 2020.

Employment Agreement

On February 10, 2021, Pineapple entered into an employment agreement with Kyle Udseth pursuant to which he was hired as Pineapple’s chief executive officer. Under the employment agreement, Mr. Udseth received a signing bonus of $65,000. Mr. Udseth’s annual base salary is $300,000, half of which is being paid to Mr. Udseth and half of which has been accruing. Upon the closing of the merger agreement, the portion of Mr. Udseth’s base salary that has been accrued will be paid to him, and going forward no portion of his salary will be accrued and instead will be paid in accordance with regular payroll practices. Mr. Udseth is eligible for annual discretionary bonuses in the amount of 50% of his annual salary, as determined by the board of Pineapple.

The initial term of Mr. Udseth’s employment agreement is for a two-year period from its effective date of February 10, 2021. On the second anniversary of the effective date, and on each succeeding one-year anniversary of such date, the term of the employment agreement will be automatically extended for successive one-year periods unless Pineapple or Mr. Udseth gives written notice of non-renewal to the other party at least ninety days prior to such date.

In the event Mr. Udseth’s employment is terminated by Pineapple without cause (as defined in the employment agreement), by Pineapple due to Mr. Udseth’s disability, or by Mr. Udseth for good reason (as defined in the employment agreement), subject to Mr. Udseth signing, and not rescinding, a release of claims and his continued compliance with restrictive covenants applicable to him, he will be paid severance in an amount equal to 50% of his annual base salary as of the date termination. Such amount will be payable to him in substantially equal installments during the period from his date of termination through, and up to, the six-month anniversary of the termination date. In the event Mr. Udseth’s employment is terminated by Pineapple for cause or by Mr. Udseth for any reason, other than good reason, he will only receive his earned but unpaid base salary through the date of termination.

Mr. Udseth’s employment agreement contains customary confidentiality provisions. The employment agreement also provides that, while Mr. Udseth is employed by us and for a period of 12 months thereafter, he will not (i) engage in competitive business, subject to certain exceptions; (ii) persuade or induce any supplier or vendor to terminate, reduce or change its supply of its good or service to Pineapple; (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between Pineapple and its vendors, joint venturers or licensors; or (iv) solicit, aid or induce any employee, representative or agent of Pineapple to leave such employment or retention or to accept employment with or render services to or with any other entity, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any such actions.

Non-Employee Manager Compensation

No members of Pineapple’s board of managers received any compensation during the year ended December 31, 2020 for their service as a member of the board of managers during such time period.

PINEAPPLE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Pineapple Energy LLC’s financial condition and results of operations together with the financial statements and related notes appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements based upon current expectations that involve risks and uncertainties. Pineapple’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in the section entitled “RISK FACTORS” and in other sections of this proxy statement/prospectus. Please also see the section entitled “CAUTION CONCERNING FORWARD- LOOKING STATEMENTS.”

Overview

Pineapple Energy LLC (Pineapple) is a Delaware limited liability company formed on December 1, 2020. Pineapple was founded to acquire and grow leading local and regional solar, storage, and energy services companies nationwide. Pineapple’s vision is to power the energy transition through grass-roots growth of solar electricity paired with battery storage on consumers’ homes. Pineapple puts the customer at the heart of everything it does, building long-term relationships to create and share in recurring revenue from the electric grid of the future. The acquisition of the Sungevity assets in December 2020 provides Pineapple access to Sungevity’s installed customer base consisting of 44,000+ solar customers across 12 states.

Key Developments

●	Pineapple commenced operations in December 2020. Pineapple had $25,000 of commission-based revenue during the nine months ended September 30, 2021.

●	Pineapple incurred $3.7 million of operating expenses for the nine-months ended September 30, 2021, which included $2.0 million in transaction costs, $1.1 million of intangible asset amortization expense, and $698,000 of selling, general and administrative expenses. The majority of the transaction costs were still payable as of September 30, 2021.

●	On December 11, 2020, Pineapple and Hercules entered into a loan and security agreement for a term loan to Pineapple in the principal amount of $7,500,000 to finance the acquisition of the Sungevity assets from Hercules Management. Pineapple also issued 3,000,000 of its Class A Units to Hercules as partial consideration for the asset purchase, which represents a 15.0% ownership interest in Pineapple. As of September 30, 2021 and December 31, 2020, there was $7,500,000 in term debt to Hercules outstanding. Pineapple had determined the fair value of the debt was $4.8 million as of the date of acquisition and no value was assigned to the equity units as an operating business was not acquired with steady, reliable cash flows, as well as the fact that no residual value exists beyond the acquired tangible and intangible assets. As of September 30, 2021 and December 31, 2020, the recorded value of the debt on the balance sheet was $5.8 million and $4.8 million, respectively. Pineapple incurred $1.0 in loan accretion and interest expense for the nine months ending September 30, 2021. On December 16, 2021, Pineapple and Hercules amended the loan and security agreement to provide that upon consummation of the merger and receipt by CSI of proceeds from the PIPE Offering, Pineapple must repay $4,500,000 of the outstanding term loan plus all accrued and unpaid interest and expenses on the term loan. The remaining portion of the term loan has a maturity date of December 31, 2024.

●	Pineapple had $150,000 outstanding under the January 8, 2021 working capital loan and security agreement as of September 30, 2021 as compared to $0 at December 31, 2020, in order to pay certain payables and operating expenses.

●

Pineapple entered into an asset acquisition agreement on December 11, 2020 to purchase certain assets from Hercules Technology Management Co V, LLC (“Hercules Management”) that it had acquired in a public auction of assets of HoSoPo Corporation, Solar Spectrum LLC, and Solar Spectrum Holdings, LLC conducted by Hercules Capital, Inc. (“Hercules”).  The assets sold by Hercules Management to Pineapple related to the Sungevity business and included tangible assets consisting of fixed assets and inventory, and intangible assets consisting of the Sungevity trade name and a database comprised of both historical existing and unconverted customer leads.

●	Pineapple has also accrued a payable of $2.0 million to Lake Street Solar LLC and $350,000 to Hercules relating to the Sungevity asset acquisition. The nature of the underlying costs are considered indirect costs of the asset acquisition and were expensed as acquisition-related costs from the period of inception (December 1, 2020) through December 31, 2020. On December 16, 2021, Hercules and Lake Street Solar LLC entered into subscription agreements for the issuance of convertible notes in respect of the $2,000,000 and $350,000 in accounts payable, respectively, which would convert into 1,000,000 and 175,000 Pineapple Class C Units, respectively, as of immediately prior to the consummation of the merger. Each such Class C Unit will subsequently convert into one share of CSI common stock upon consummation of the merger.

Impact of COVID-19 Pandemic

Pineapple is subject to risks and uncertainties as a result of the COVID-19 pandemic. Pineapple considered the emergence and pervasive economic impact of the COVID-19 pandemic in its assessment of its financial position, results of operations, cash flows, and certain accounting. Pineapple is continuing to actively monitor the effects and potential impacts of the COVID-19 pandemic on all aspects of its business, liquidity and capital resources. The extent to which the COVID-19 pandemic may materially impact its financial condition, liquidity or results of operations is uncertain at this time.

Critical Accounting Policies

Intangible Assets

Intangible assets primarily consist of trademarks and are amortized using the straight-line method over the estimated useful lives of the respective trademarks, which are 36 months.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If indicators of impairment exist, management identifies the asset group which includes the potentially impaired long-lived asset, at the lowest level at which there are separate, identifiable cash flows. If the total of the expected undiscounted future net cash flows for the asset group is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. For the period of inception (December 1, 2020) through December 31, 2020 and the nine months ended September 30, 2021, no impairment was identified.

Fair Value Measurements

Accounts payable approximate fair value because of the short-term nature of these instruments. The payables due to members are considered long term and due to the nature of the transaction, fair value is impractical to estimate.

To record estimates at fair value, Pineapple uses market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. Pineapple primarily applies the market approach for recurring fair value measurements and attempt to use the best available information. Pineapple determines the fair value based upon the hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurement).

The initial fair value of Pineapple’s long-term debt and assets acquired were determined based upon Level 3 inputs and are considered to be a non-recurring fair value measurement.

Asset Acquisition

Pineapple entered into an asset acquisition agreement on December 11, 2020 to purchase certain assets from Hercules Management.  The Company has determined the transaction to be an asset acquisition and has identified the trademark and assets held for sale as identifiable assets. As the transaction did not involve the exchange of monetary consideration, the value associated with the asset acquisition was based on the Company’s most reliable indication of fair value, which is the estimated fair value of the debt and equity units issued in consideration.

Income Taxes

Pineapple elected to be treated as an association taxable as a corporation as of the date of formation. Pineapple applied a full valuation allowance to its deferred tax asset balance, resulting in a net deferred asset of $0 as of September 30, 2021 and December 31, 2020.

Pineapple did not record any amounts related to penalties and interest during the nine months ended September 30, 2021 and the period from inception (December 1, 2020) through December 31, 2020. Pineapple management does not believe that Pineapple has any material uncertain tax positions as of September 30, 2021 and December 31, 2020.

Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. Certain conditions raise substantial doubt about the ability of the Company to continue as a going concern. Also see “Liquidity and Capital Resources” section.

Results of Operations

Nine Months Ended September 30, 2021

Pineapple expects to operate and consolidate solar companies to power the energy transition through grass-roots growth of solar electricity paired with battery storage on consumers’ homes. Pineapple plans on engaging in the acquisition and growth of local and regional solar, storage and energy service companies and providing solar, battery storage and other energy services to homeowners. Pineapple expects that the majority of its revenues will be derived from new installations of residential and commercial customers, which tend not to recur frequently and from the acquisition and growth of local and regional solar, storage and energy service companies. Opportunity for long-term growth will be focused on the United States and will be dependent on the completion of the merger, Pineapple’s acquisition strategy and funding, including through the PIPE Offering.

Pineapple has not included any financial data in this subsection as of or for the nine months ended September 30, 2020 because Pineapple was not formed until December 1, 2020.

Sales were $25,000 for the nine months ended September 30, 2021.

Operating expenses for the nine months ended September 30, 2021 were $3.7 million, which included $2.0 million in transaction costs (see “Acquisitions and Dispositions” below), $1.1 million in intangible asset amortization expense and $698,000 of selling, general, administration costs.

Interest and accretion of loan expense was $1.0 million for the nine months ended September 30, 2021. The increase in loans payable is attributable to this expense.

Pineapple disposed of assets held for sale for no gain or loss during the nine months ended September 30, 2021, which provided $480,000 in working capital.

Current liabilities increased to $2.3 million as of September 30, 2021 as compared to $11,000 as of December 31, 2020. This increase is primarily due to transaction costs of $2.0 million that were included in payables as of September 30, 2021.

Period Ended December 31, 2020 and 2019

The “period ended December 31, 2020” is the period from Pineapple’s formation on December 1, 2020 to December 31, 2020. No financial data is included for periods prior to Pineapple’s date of formation.

Sales were $0 for the period ended December 31, 2020 as Pineapple did not start operations until 2021.

There were two transactions in the period ended December 31, 2020. The first was an asset acquisition and the second was indirect costs of the asset acquisition that have been expensed as acquisition-related costs from the period of inception (December 1, 2020).

Asset Acquisition

On December 11, 2020, Pineapple purchased certain assets from Hercules Management that it had acquired in a public auction of assets of HoSoPo Corporation, Solar Spectrum LLC, and Solar Spectrum Holdings, LLC conducted by Hercules. The assets sold by Hercules Management to Pineapple related to the Sungevity business and included tangible assets consisting of fixed assets and inventory, and intangible assets consisting of the Sungevity trade name, and a database comprised of both historical existing and unconverted customer leads (such acquisition, the “Asset Acquisition”).

On December 11, 2020, Pineapple and Hercules entered into a loan and security agreement for a term loan to Pineapple in the principal amount of $7.5 million to finance the acquisition of the Sungevity assets from Hercules Management. Pineapple also issued 3,000,000 of its Class A Units to Hercules as partial consideration for the asset purchase, which represents a 15.0% ownership interest in Pineapple.

Pineapple determined this transaction to be an asset acquisition and has identified the trademark and assets held for sale as identifiable assets. Pineapple determined the fair value of the debt was $4.8 million at the date of acquisition. The assets held for sale are recorded at fair market value, which approximates the amount received from the sale of these assets subsequent to year-end. The remaining difference between the fair value of the debt and the assets held for sale has been ascribed to the Sungevity tradename and will be amortized over a 36-month period. No value has been assigned to the equity units as an operating business was not acquired with steady, reliable cash flows, as well as the fact that no residual value exists beyond the acquired tangible and intangible assets. Equity value creation will be dependent upon future business execution and growth following the bankruptcy exit and conversion of customer leads. This transaction accounts for the assets held for sale of $480,000, intangible assets of $4.2 million and loans payable of $4.8 million as of December 31, 2020.

Acquisition Related Transaction Costs

As of December 31, 2020, Pineapple has accrued a payable of $2.0 million to Lake Street Solar LLC and $350,000 to Hercules relating to the asset acquisition (see above). The nature of the underlying costs are considered indirect costs of the asset acquisition and have been expensed as acquisition-related costs from the period of inception (December 1, 2020) through December 31, 2020.  This transaction accounts for the payables due to members of $2.35 million in 2020. On December 16, 2021, Hercules and Lake Street Solar LLC entered into subscription agreements for the issuance of convertible notes in respect of the $2,000,000 and $350,000 in accounts payable, respectively, which would convert into 1,000,000 and 175,000 Pineapple Class C Units, respectively, as of immediately prior to the consummation of the merger. Each such Class C Unit will subsequently convert into one share of CSI common stock upon consummation of the merger.

Income Taxes

Pineapple has elected to be treated as an association taxable as a corporation as of the date of formation. Pineapple had a deferred tax asset as of September 30, 2021 and December 31, 2020 of $1.9 million and $710,000, respectively. Pineapple has applied a valuation allowance as of September 30, 2021 and December 31, 2020 of $1.9 million and $710,000, respectively, therefore Pineapple’s net deferred tax asset is $0 as of September 30, 2021 and December 31, 2020. As of September 30, 2021 and December 31, 2020, Pineapple had net operating loss carryforwards of $1.2 million and $62,000, respectively, that do not expire. Tax expense for the nine months ended September 30, 2021 and the period ended December 31, 2020 was $0.

Pineapple did not record any amounts related to penalties and interest during the nine months ended September 30, 2021 and the period ended December 31, 2020. Pineapple management does not believe that Pineapple has any material uncertain tax positions as of September 30, 2021 and December 31, 2020.

Acquisitions and Dispositions

Other than the Sungevity asset acquisition on December 11, 2020, there were no acquisitions or dispositions in the period ended December 31, 2020 or the nine months ended September 30, 2021.

On March 1, 2021, Pineapple entered into an asset purchase agreement with Hawaii Energy Connections, LLC (“HEC”) and E-Gear, LLC (“E-Gear”), Hawaii limited liability companies, which was amended on December 16, 2021. Under the asset purchase agreement, as amended, HEC and E-Gear agreed to sell to Pineapple substantially all their assets for an aggregate purchase price of $12.5 million cash payable at closing, subject to a working capital adjustment following closing, plus equity in Pineapple consisting of up to 6,250,000 Class B Units of Pineapple, representing approximately 40% ownership in Pineapple. If the closing of this acquisition occurs after March 31, 2022, Pineapple will pay HEC and E-Gear an additional $250,000.

On March 1, 2021, Pineapple also entered into an Agreement and Plan of Merger with Communications Systems, Inc., a Minnesota corporation, Helios Merger Co., a Delaware corporation and a wholly owned subsidiary of CSI, Lake Street Solar LLC, a Delaware limited liability company, and Randall D. Sampson, as the Shareholders’ Representative, pursuant to which Merger Sub will merge with and into Pineapple with Pineapple surviving the merger as a wholly owned subsidiary of CSI. The merger is subject to approval by CSI shareholders and is expected to close in 2022. The Agreement and Plan of Merger was amended by the parties on December 16, 2021.

The sale of assets by HEC and E-Gear to Pineapple is conditioned on the concurrent closing of the merger transaction with CSI and is expected to close in 2022.

Effects of Inflation

Inflation has not had a significant effect on Pineapple’s operations. Pineapple does not have long-term production or procurement contracts expects to be able to adjust pricing and purchasing decisions to respond to inflationary pressures.

Liquidity and Capital Resources

As of September 30, 2021, Pineapple had cash of $67,000. Pineapple incurred a net loss of $4.7 million for the nine months ended September 30, 2021 and Pineapple’s members’ deficit as of September 30, 2021 was $7.2 million.

As of December 31, 2020, Pineapple had no cash and during the period from inception (December 1, 2020) through December 31, 2020, Pineapple incurred a net loss of $2.5 million.

Cash flow used in operations was $563,000 for the nine months ended September 30, 2021, which is primarily due to payment of transaction and other operating costs. Cash flow from investing activities was $480,000 for the nine months ended September 30, 2021 due to proceeds Pineapple received from the sale of assets held for sale. Pineapple also received proceeds from borrowings on a working capital loan of $150,000 during the nine months ended September 30, 2021, which is considered a financing activity. Overall, Pineapple’s cash increased by $67,000 during the nine months ended September 30, 2021.

Pineapple’s ability to continue as a going concern is dependent upon its ability to generate revenue and its ability to complete its planned merger with a subsidiary of CSI, which if completed, will increase Pineapple’s liquidity through the anticipated completion of a $32 million round of equity financing referred to as the PIPE Offering. Pineapple has also undertaken various initiatives during 2021 that Pineapple management believes will positively impact operations, including investing in a sales force, and limiting other operational costs. Pineapple plans to grow its operating expenses consistent with revenue growth. Among other conditions, Pineapple’s proposed merger with a subsidiary of CSI is subject to approval by CSI’s shareholders as described in this proxy statement/prospectus. There are no assurances the merger will be approved or completed or that Pineapple will be able to obtain financing necessary to scale its operations, execute on its business plan or to generate the revenue necessary to fund operations. The financial statements contain no adjustments for the outcome of this uncertainty.

Loan and Security Agreements

Working Capital Loan and Security Agreement

On January 8, 2021, the Company and Hercules, as agent for itself and the lenders, entered into a Working Capital Loan and Security Agreement for a working capital loan in the maximum principal amount of $500,000 and on December 16, 2021, the parties amended the Working Capital Loan and Security Agreement pursuant to that certain First Amendment to Working Capital Loan and Security Agreement by and between Pineapple and Hercules Capital, Inc.. The lenders, Hercules and Northern Pacific Growth Investment Advisors, LLC, made working capital loan commitments of $400,000 and $100,000, respectively.  Northern Pacific Growth Investment Advisors, LLC is an affiliate of Northern Pacific Group, which controls Lake Street Solar, LLC, a member of Pineapple. Borrowings under the Working Capital Loan Agreement bear interest at 10.00% per annum with interest compounded daily and payable monthly. As of September 30, 2021 and December 31, 2020, the balance outstanding on the working capital loan was $150,000 and $0, respectively. The loan is collateralized by all of the Company’s assets. The working capital loan has a maturity date of December 31, 2022.

If the merger transaction between Pineapple and CSI occurs on or prior to the maturity date of December 31, 2022, then the outstanding principal amount and all accrued and unpaid interest and expenses thereon held by the lenders will automatically convert into the number of Class C Units of Pineapple calculated based on one Class C Unit being issued for every $2.00 of unpaid principal of the loan as of such date and accrued and unpaid interest and expenses thereon. Each such Class C Unit will be converted into one share of CSI common stock upon consummation of the merger.

The working capital loan and security agreement provides that if a Qualified PIPE Transaction occurs on or prior to the maturity date of December 31, 2022, then the outstanding principal amount of the working capital loan held by Hercules, and all accrued and unpaid interest, would automatically convert into PIPE Transaction Equity issued in such Qualified PIPE Transaction at a price equal to the lowest price per unit paid by the other purchasers of the Qualified PIPE Transaction Equity. The term Qualified PIPE Transaction means a PIPE Transaction that generates proceeds to Pineapple of at least $20 million in the aggregate. PIPE Transaction means the offer and sale of equity securities and/or securities exercisable or exchangeable into or for equity securities in a transaction exempt from registration under the Securities Act of 1933, as amended, by an issuer with a class of securities registered or otherwise publicly traded or contemplated to be publicly traded, whether by merger, reverse merger or otherwise. Additionally, if the Company issued and sold PIPE Transaction Equity that does not constitute a Qualified PIPE Transaction prior to the maturity date of December 31, 2022 and the automatic conversion of the Hercules working capital loan as described above did not occur, then Hercules has the option to convert its working capital loan into PIPE Transaction Equity issued in the non-Qualified PIPE Transaction at a price equal to the lowest price per unit paid by the other purchasers of the PIPE Transaction Equity.  In the case of either a mandatory or optional conversion of the Hercules working capital loan, the working capital loan by Northern Pacific Growth Investment Advisors, LLC, including all accrued and unpaid interest, would be immediately due and payable.Term Loan and Security Agreement

On December 11, 2020, Pineapple and Hercules entered into a loan and security agreement for a term loan to Pineapple in the principal amount of $7,500,000 to finance the acquisition of the Sungevity assets from Hercules Management. The loan and security agreement was amended on December 16, 2021.

The term loan is secured by, among other things, the assets purchased by Pineapple. Subject to certain exceptions, the term loan is also secured by Pineapple’s personal property, including without limitation certain receivables, equipment, fixtures, intellectual property, inventory, investment property, deposit accounts, cash, and goods, in each case whether now or hereafter owned or existing.

Subject to certain conditions, borrowings under the loan and security agreement bears interest at 10.00% per annum with interest compounded daily and added to the principle balance quarterly, in arrears. The loan and security agreement contains customary representations and warranties and financial and other covenants and conditions.

Under the loan and security agreement, Hercules is entitled to the highest priority lien on the collateral, including with respect to the payment of $2,000,000 of accounts payable that are or may be owed to Lake Street Solar LLC and $350,000 of accounts payable that are or may be owed to Hercules, each of which is subordinate to the payment of Pineapple’s obligations under the loan and security agreement. Under the loan and security agreement, this aggregate $2,350,000 in payables to Pineapple members may only be repaid under certain conditions, including the requirement that no obligations are outstanding under the loan and security agreement and that Pineapple or its subsidiaries has closed on an equity transaction generating at least $30 million in proceeds. On December 16, 2021, Hercules and Lake Street Solar LLC entered into subscription agreements for the issuance of convertible notes in respect of the $2,000,000 and $350,000 in accounts payable, respectively, which would convert into 1,000,000 and 175,000 Pineapple Class C Units, respectively, as of immediately prior to the consummation of the merger. Each such Class C Unit will subsequently convert into one share of CSI common stock upon consummation of the merger.

Pineapple may prepay all or a portion of the outstanding term loan by paying the entire principal balance (or such portion thereof) and all accrued and unpaid interest thereon, in each case without a prepayment premium or fee. Pineapple must prepay all of the outstanding term loan if CSI, Pineapple or any of their respective subsidiaries closes on one or more sales of equity (or another form of equity financing) that generates proceeds of at least $25 million in the aggregate.

Upon consummation of the merger and receipt by CSI of proceeds from the PIPE Offering, Pineapple must repay $4,500,000 of the outstanding term loan plus all accrued and unpaid interest and expenses on the term loan. The remaining term loan principal balance and all accrued but unpaid interest is due and payable on December 10, 2024.

New Accounting Pronouncements

None.

Off Balance Sheet Arrangements

None.

Subsequent Events

On December 16, 2021, Pineapple and CSI entered an Amendment No. 1 to the Agreement and Plan of Merger, that, among other things, (1) extended the Outside Date from August 31, 2021 to March 31, 2022 such that either CSI or Pineapple will have the right to terminate the merger agreement if the merger has not been consummated by March 31, 2022, (2) added additional conditions to closing related to the PIPE financing and Pineapple debt obligations, (3) changed the milestone under which CSI will be obligated to issue 3.0 million shares of its common stock as Earnout Consideration to provide that if the additional closing conditions are met, CSI will be obligated to issue 3.0 million shares of its common stock as Earnout Consideration, and (4) extended the time for CSI to complete the dispositions of its legacy assets from 18 months from the closing date to 24 months from the closing date. In connection with this amendment, Pineapple also amended, effective as of December 16, 2021, other agreements as described above.

In January 2022, the Company also agreed to issue 81,301 Class A units to a non-employee for advisory services provided in 2021.

HEC AND E-GEAR MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of HEC and E-Gear’s financial condition and results of operations together with HEC and E-Gear’s combined financial statements and related notes appearing elsewhere in this proxy statement/prospectus. This discussion and analysis contains forward-looking statements based upon current expectations that involve risks and uncertainties. HEC and E-Gear’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed in the section entitled “RISK FACTORS” and in other sections of this proxy statement/prospectus. Please also see the section entitled “CAUTION CONCERNING FORWARD- LOOKING STATEMENTS.” References in this section to (i) “HEC” refer to Hawaii Energy Connection, LLC, (ii) “E-Gear” refer to E-Gear, LLC and (iii) the “Combined Hawaiian Company” refer to HEC and E-Gear on a combined basis.

Overview

HEC and E-Gear were incorporated under the laws of Hawaii on February 27, 2007 and February 8, 2012, respectively. HEC is a leading sustainable energy provider, with over 9,000 residential systems installed and growing. E-Gear operates as a technology developer and manufacturer of energy management software and hardware in Hawaii.

Key 2021 Developments

●	The Combined Hawaiian Company’s sales for the nine months ended September 30, 2021 were $10.7 million, a 14% decrease from its sales for the nine months ended September 30, 2020 of $12.4 million. The Combined Hawaiian Company’s gross profit was for the nine months ended September 30, 2021 was $2.8 million, a decrease of 18% from its gross profit for the nine months ended September 30, 2020 of $3.4 million.

●	The Combined Hawaiian Company’s net income for the nine months ended September 30, 2021 was $169,000, compared to net income of $970,000 for the nine months ended September 30, 2020.

●	As of September 30, 2021, the Combined Hawaiian Company had cash of $1.3 million and working capital of $2.2 million compared to cash of $1.5 million and working capital of $3.0 million as of December 31, 2020.

●	The Combined Hawaiian Company’s operating expenses for the nine months ending September 30, 2021 were $2.7 million, a decrease of 10% from its operating expenses of $3.0 million for the nine months ended September 30, 2020.

●	During the year ended December 31, 2020, HEC received an unsecured loan in the amount of $553,000 under the Paycheck Protection Program (or “PPP”). HEC elected to account for proceeds of its PPP loan under International Accounting Standards (“IAS”) 20 Accounting for Governmental Grants and Disclosure of Government Assistance. During the nine months ended September 30, 2020, HEC recorded $501,000 as governmental grant income for eligible costs incurred under the program. On January 13, 2021, HEC received notice of forgiveness of the full amount of the loan from the Small Business Administration.

Impact of COVID-19 Pandemic

The Combined Hawaiian Company is subject to risks and uncertainties as a result of the COVID-19 pandemic. As a response to the COVID-19 pandemic, HEC has implemented a controlled schedule, social distancing, mask requirements for employees permitted to use the office, implementation of an infectious disease prevention policy, and required quarantine for out of state travel of any kind before returning to work; while E-Gear has not implemented such procedures because it does not have employees. The Combined Hawaiian Company experienced supply chain and demand disruptions during 2020 and 2021 and expects the disruption to its supply chain to continue throughout 2021, as well as higher logistics and operational costs due to the COVID-19 pandemic. The Combined Hawaiian Company has also seen a decrease in demand for its solar solutions due to the COVID-19 pandemic.

The Combined Hawaiian Company considered the emergence and pervasive economic impact of the COVID-19 pandemic in our assessment of its financial position, results of operations, cash flows, and certain accounting. HEC received a PPP loan in the amount of $553,000, of which $501,000 was recorded as governmental grant income during the nine-month period ended September 30, 2020. The Combined Hawaiian Company has not identified any specific impairment triggering event from circumstances originating from COVID-19. The Combined Hawaiian Company is continuing to actively monitor the effects and potential impacts of the COVID-19 pandemic on all aspects of its business, liquidity and capital resources. The extent to which the COVID-19 pandemic may materially impact the Combined Hawaiian Company’s financial condition, liquidity or results of operations is uncertain at this time.

Critical Accounting Policies

Basis of Presentation and Principles of Combination: The Combined Hawaiian Company’s financial statements include the results of HEC and E-Gear. The Combined Hawaiian Company has determined the basis for preparation of combined financial statements is due to common ownership and management of the entities. Intercompany accounts and transactions have been eliminated upon combination. The Combined Hawaiian Company uses a qualitative approach to identify a controlling financial interest in a variable interest entity (VIE) and performs an ongoing assessment of whether its interest makes HEC the primary beneficiary of E-Gear. HEC holds a variable interest in E-Gear in the form of a receivable of $2.0 million and $1.7 million as of September 30, 2021 and December 31, 2020, respectively, which is eliminated in combination.

Inventories: Inventories, which consist primarily of materials and supplies used in the construction of solar arrays, are stated at lower of cost or net realizable value, with costs computed on an average cost basis. The Combined Hawaiian Company periodically reviews its inventories for excess and obsolete items and adjusts carrying costs to estimated net realizable values when they are determined to be less than cost.

Revenue Recognition: The Combined Hawaiian Company recognizes revenue in accordance with the core principle of ASC 606 when there is a transfer of control of promised goods or services to customers in an amount that reflects the consideration that the Combined Hawaiian Company expects to be entitled to in exchange for those goods or services.

The Combined Hawaiian Company sells solar power systems under construction and development agreements to residential and commercial customers. The completed system is sold as a single performance obligation. For residential contracts, revenue is recognized at the point-in-time when such systems are placed into service. Any advance payments received in the form of customer deposits are considered to be contract liabilities.

Commercial contracts are generally completed within three to twelve months from commencement of construction. Construction on large projects may be completed within eighteen to twenty-four months, depending on the size and location of the project. Revenue from commercial contracts are recognized as work is performed based on the estimated ratio of costs incurred to date to the total estimated costs at the completion of the performance obligation.

All other revenues for sales of components or maintenance are recorded at the point that the control transfers to the customer, which typically occurs upon shipment or delivery to the customer.

Cost of Revenue: Cost of revenue consists of expenses relating to salaries and benefits of supporting engineers and other direct supporting personnel, materials and supplies, depreciation of fixed assets and other costs incurred to directly support the fulfillment of the revenue contracts.

Warranties: Warranties for the Combined Hawaiian Company are limited to labor on installation. Expenses related to warranties on labor were minimal for the nine months ended September 30, 2021 and 2020.

Results of Operations

Comparison of Nine Months Ended September 30, 2021 and 2020

Combined Hawaiian Company sales for the nine months ended September 30, 2021 were $10.7 million, a 14% decrease from sales of $12.4 million for the nine months ended September 30, 2020. Net income for the nine months ended September 30, 2021 was $169,000 compared to net income of $970,000 for the nine months ended September 30, 2020.

HEC Results

HEC sales decreased 15% to $10.5 million for the nine months ended September 30, 2021 compared to $12.4 million for the nine months ended September 30, 2020. Commercial revenue increased 122% to $256,000 for the nine months ended September 30, 2021 compared to $115,000 for the nine months ended September 30, 2020. Residential revenue decreased to $10.3 million for nine months ended September 30, 2021 compared to $12.3 million for the nine months ended September 30, 2020. The decrease in residential revenue is primarily due to significant weather events in the first quarter of 2021 and delayed project spending by customers due to the effect of the COVID-19 pandemic.

Gross profit decreased 21% to $2.9 million for nine months ended September 30, 2021 compared to $3.6 million for the nine months ended September 30, 2020. Gross margin as a percentage of sales decreased to 27% for the nine months ended September 30, 2021 from 29% for the nine months ended September 30, 2020 primarily due to additional shipping and handling costs and delays due to the effect of the COVID-19 pandemic.

Operating expenses decreased 11% to $2.6 million for the nine months ended September 30, 2021 as compared to $2.9 million for the nine months ended September 30, 2020. The decrease is primarily due to lower commissions and gross earnings tax, which are both based off revenues.

HEC had operating income of $244,000 for the nine months ended September 30, 2021 compared to operating income of $672,000 for the nine months ended September 30, 2020, primarily due to lower sales and gross margin.

HEC other income decreased to $10,000 for the nine months ended September 30, 2021 as compared to $493,000 for the nine months ended September 30, 2020, which is primarily due to government grant income recognized in connection with eligible costs incurred under the PPP loan.

E-Gear Results

E-Gear sales increased to $164,000 for the nine months ended September 30, 2021 compared to $4,000 for the nine months ended September 30, 2020. The increase in revenue is due to sales of software.

Gross profit increased 83% to ($25,000) for the nine months ended September 30, 2021 compared to ($143,000) the nine months ended September 30, 2020. Gross margin as a percentage of sales increased primarily due to E-Gear increasing revenue.

Operating expenses increased 14% to $60,000 for the nine months ended September 30, 2021 compared to $52,000 for the nine months ended September 30, 2020.

E-Gear had an operating loss of $85,000 for the nine months ended September 30, 2021 compared to an operating loss of $195,000 for the nine months ended September 30, 2020, primarily due to increased sales.

Comparison of Year Ended December 31, 2020 and 2019

Combined Hawaiian Company sales were $19.0 million for the year ended December 31, 2020, a 1.4% decrease from sales of $19.2 million in the year ended December 31, 2019. Net income in the year ended December 31, 2020 was $2.0 million compared to net income of $1.9 million in the year ended December 31, 2019.

HEC Results

HEC sales decreased 0.5% to $18.9 million in the year ended December 31, 2020 compared to $19.0 million in the year ended December 31, 2019. Commercial revenue decreased 38% to $141,000 in the year ended December 31, 2020 compared to $228,000 in the year ended December 31, 2019. Residential revenue did not change from $18.8 million in the years ended December 31, 2020 and 2019. The decrease in commercial revenue is primarily due to delayed project spending by customers due to the effect of the COVID-19 pandemic.

Gross profit decreased 7.2% to $5.9 million in the year ended December 31, 2020 compared to $6.4 million in the year ended December 31, 2019. Gross margin as a percentage of sales decreased to 31% in the year ended December 31, 2020 from 34% in the year ended December 31, 2019 primarily due to additional shipping and handling costs and delays due to the effect of the COVID-19 pandemic.

Operating expenses remained consistent at $4.3 million in the years ended December 31, 2020 and 2019.

HEC had operating income of $1.7 million in the year ended December 31, 2020 compared to operating income of $2.1 million in the year ended December 31, 2019, primarily due to lower sales and gross margin.

HEC other income increased to $546,000 for the year ended December 31, 2020 compared to other expense of $44,000 for the year ended December 31, 2019, due to $553,000 of government grant income recognized in connection with eligible costs incurred under the PPP loan.

E-Gear Results

E-Gear sales decreased 89% to $22,000 for the year ended December 31, 2020 compared to $198,000 for the year ended December 31, 2019. The decrease in revenue is primarily due to focus on the HEC entity by management due to the effect of the COVID-19 pandemic.

Gross profit decreased 154% to ($89,000) for the year ended December 31, 2020 compared to $165,000 for the year ended December 31, 2019. Gross margin as a percentage of sales decreased to (340%) for the year ended December 31, 2020 from 74% for the year ended December 31, 2019, primarily due to E-Gear focusing on the development of software and decreased sales in the year ended December 31, 2020.

Operating expenses decreased 61% to $141,000 in the year ended December 31, 2020 compared to $360,000 in the year ended December 31, 2019. The decrease is primarily the result of less attorney costs for patents.

E-Gear had an operating loss of $230,000 for the year ended December 31, 2020 compared to an operating loss of $195,000 the year ended December 31, 2019, primarily due to the lower revenue and gross margin.

Income Taxes

The Combined Hawaiian Company is treated as a partnership for income tax purposes and all income and expenses are reported in the tax returns of its members. The Combined Hawaiian Company did not record any amounts related to penalties and interest during the nine months ended September 30, 2021 and 2020 and during the years ended December 31, 2020 and 2019. Management does not believe that the Combined Hawaiian Company has any material uncertain tax positions as of September 30, 2021 and December 31, 2020.

Acquisitions and Dispositions

There were no acquisitions or dispositions during the during the nine months ended September 30, 2021 or the years ended December 31, 2020 and 2019.

On March 1, 2021, the Combined Hawaiian Company entered into an asset purchase agreement with Pineapple, under which the Combined Hawaiian Company agreed to sell to Pineapple substantially all the assets of the Combined Hawaiian Company for an aggregate purchase price of $12.5 million cash payable at closing, subject to a working capital adjustment following closing, plus equity in Pineapple consisting of 6,250,000 Class B Units of Pineapple, representing approximately 40% ownership in Pineapple.

Also on March 1, 2021, Pineapple entered into an Agreement and Plan of Merger with Communications Systems, Inc., a Minnesota corporation, Helios Merger Co., a Delaware corporation and a wholly-owned subsidiary of CSI, Lake Street Solar LLC, a Delaware limited liability company, and Randall D. Sampson, as the Shareholders’ Representative, pursuant to which Merger Sub will merge with and into Pineapple with Pineapple surviving the merger as a wholly owned subsidiary of CSI. The merger is subject to approval by CSI shareholders and is expected to close in 2022.

The sale of assets by the Combined Hawaiian Company to Pineapple is conditioned on the concurrent closing of the Pineapple merger and is expected to close in 2022.

Effects of Inflation

Inflation has not had a significant effect on Combined Hawaiian Company operations in recent years. The Combined Hawaiian Company does not have long-term production or procurement contracts and has historically been able to adjust pricing and purchasing decisions to respond to inflationary pressures.

Liquidity and Capital Resources

As of September 30, 2021, the Combined Hawaiian Company had approximately $1.3 million in cash, compared to $1.5 million as of December 31, 2020.

The Combined Hawaiian Company had working capital of $2.2 million, consisting of current assets of approximately $4.4 million and current liabilities of $2.2 million as of September 30, 2021 compared to working capital of $3.0 million, consisting of current assets of $4.9 million and current liabilities of approximately $1.9 million as of December 31, 2020.

The Combined Hawaiian Company’s cash flow generated from operating activities was $877,000 for the nine months ended September 30, 2021 compared to $1.6 million generated for the nine months ended September 30, 2020.

The Combined Hawaiian Company’s cash used in investing activities was $29,000 for nine months ended September 30, 2021 compared to $149,000 for the nine months ended September 30, 2020. The Combined Hawaiian Company purchased $9,000 of property, plant and equipment for the for the nine months ended September 30, 2021 compared to $139,000 for the nine months ended September 30, 2020.

The Combined Hawaiian Company’s net cash used in financing activities was $1.0 million for the nine months ended September 30, 2021 compared to $1.7 million used in the nine months ended September 30, 2020. The Combined Hawaiian Company’s cash payment of loans payable decreased to $0 for the nine months ended September 30, 2021 from $975,000 for the nine months ended September 30, 2020. The Combined Hawaiian Company’s distributions to members increased to $1.0 million for the nine months ended September 30, 2021 from $766,000 for the nine months ended September 30, 2020.

The Combined Hawaiian Company’s cash flow generated from operating activities was approximately $1.7 million for the year ended December 31, 2020 compared to $2.5 million generated in the year ended December 31, 2019. The Combined Hawaiian Company’s significant working capital changes for the year ended December 31, 2019 to the year ended December 31, 2020 included a $1.5 million decrease in accounts receivable, $400,000 increase in inventory, and a $1.4 million decrease in customer deposits.

The Combined Hawaiian Company’s cash used in investing activities was $165,000 for the year ended December 31, 2020 compared to $52,000 used in the year ended December 31, 2019.

The Combined Hawaiian Company’s net cash used in financing activities was $2.0 million for the year ended December 31, 2020 compared to $1.1 million used in the year ended December 31, 2019. The Combined Hawaiian Company’s cash payment of loans payable increased from $751,000 for the year ended December 31, 2019 to $975,000 for the year ended December 31, 2020. The Combined Hawaiian Company’s distributions to members increased from $306,000 for the year ended December 31, 2019 to $985,000 for the year ended December 31, 2020.

Line of Credit

During the years ended December 31, 2020 and 2019, HEC had a $400,000 credit agreement with American Savings Bank, F.S.B. (“ASB”) to provide a revolving line of credit. HEC had $0 outstanding as of December 31, 2020 and $400,000 outstanding as of December 31, 2019. This line of credit matured on May 18, 2021 and was not renewed.

During the year ended December 31, 2020, the Combined Hawaiian Company repaid $402,000 in loans payable to its members, a loan payable to ASB in the amount of $173,000, and $400,000 in borrowings outstanding under its revolving line of credit with ASB.

As of September 30, 2021 and December 31, 2020, there were no loans outstanding.

Contractual Obligation Summary

As of September 30, 2021 and December 31, 2020, the Combined Hawaiian Company had no other material commitments (either cancelable or non-cancelable) for capital expenditures, short or long-term debt, capital leases or other purchase commitments related to ongoing operations.

New Accounting Pronouncements

None.

Off Balance Sheet Arrangements

None.

Subsequent Events

On March 1, 2021, the combined Hawaiian Company entered into an asset purchase agreement with Pineapple Energy, LLC (“Pineapple”), a Delaware limited liability company located in Minnesota, under which the combined Hawaiian Company agreed to sell to Pineapple substantially all the assets of the Company for an aggregate purchase price of $12,500 cash payable at closing, subject to a working capital adjustment following closing, plus equity in Pineapple consisting of 6,250,000 Class B Units of Pineapple (the “Closing Equity Consideration”), representing approximately 40% ownership in Pineapple.

Also on March 1, 2021, Pineapple, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Communications Systems, Inc. (“CSI”), a Minnesota corporation, Helios Merger Co., a Delaware corporation and a wholly-owned subsidiary of CSI (the “Merger Sub”), Lake Street Solar LLC, a Delaware limited liability company (the “Members’ Representative”), and Randall D. Sampson, as the Shareholders’ Representative (the “Shareholders’ Representative,” and together with CSI, the Merger Sub, Pineapple and the Members’ Representative, the “Parties”), pursuant to which Merger Sub will merge with and into Pineapple with Pineapple surviving the merger as a wholly owned subsidiary of CSI (the “Pineapple Merger”).

The merger is expected to close in 2022. The combined Hawaiian Company’s asset purchase agreement with Pineapple and the Merger Agreement between CSI and Pineapple were both amended on December 16, 2001.

On December 16, 2021, Pineapple and the combined Hawaiian Company entered into amendment number one to the Asset Purchase Agreement dated March 1, 2021 that, among other things, (1) extended the Termination Date under which either party could terminate from August 31, 2021 to March 31, 2022, (2) added a section called “Additional Payment” whereby Pineapple will pay to the owners of the combined Hawaiian Company $250,000 if the closing of the asset purchase does not occur before the Termination Date, and (3) provided that the owners of the combined Hawaiian Company may, at their sole discretion, elect to relinquish a portion of their Closing Equity Consideration in such amount as shall be set forth in a written notice provided to Pineapple not less than three business days prior to closing.

MANAGEMENT OF THE COMBINED COMPANY

Under the merger agreement, CSI is obligated take all action necessary to cause Kyle Udseth and Mark D. Fandrich to be appointed as the chief executive officer and chief financial officer, respectively, of the combined company as of the effective time of the merger. Additionally, CSI will cause the number of members of the CSI board of directors to be fixed at seven as of the effective time of the merger and will cause to be elected as directors Roger H.D. Lacey, Randall D. Sampson, Kyle Udseth and Scott Honour plus up to three additional persons proposed by Pineapple at least 45 days prior to the effective time of the merger to and approved by CSI, which approval may not be unreasonably withheld. Pineapple has proposed Michael R. Zapata, a current CSI director, and Marilyn Adler and Thomas J. Holland as directors and CSI has approved of these proposed directors. If any person identified in accordance with the merger agreement is unable or unwilling to serve in such capacity, the party making such appointment will designate a successor. Richard A. Primuth and Steven C. Webster, current members of the CSI board of directors, will resign at the effective time of the merger.

The following table provides information regarding the expected directors and executive officers of the combined company following the closing of the merger. None of Mr. Udseth, Mr. Honour, Ms. Adler or Mr. Holland have any current role with CSI and will not have any role with CSI until the closing of the merger.

Name	Age	Position
Roger H.D. Lacey	71	Chair of the Board, Director
Kyle Udseth	41	Chief Executive Officer, Director
Mark D. Fandrich	60	Chief Financial Officer
Kristin A. Hlavka	40	Corporate Controller
Scott Honour	55	Director
Randall D. Sampson	63	Director
Michael R. Zapata	43	Director
Marilyn Adler	56	Director
Thomas J. Holland	59	Director

Executive Officers of the Combined Company

Kyle Udseth founded Pineapple in 2020 and has served as chief executive officer of Pineapple and has served on its board of managers since its inception. Prior to founding Pineapple, Mr. Udseth served in various executive roles at leading national residential solar companies starting in 2015, such as: vice president of sales at Sungevity from August to November of 2020, senior director of marketing and customer experience at Sunnova from October of 2018 to August of 2020, and head of customer marketing at Sunrun from August of 2015 to September of 2018. Mr. Udseth holds a bachelor’s degree in economics from Carleton College and an MBA from the Stanford Graduate School of Business. We have determined that Mr. Udseth’s business experience and management background will contribute to the board of directors of the combined company.

Mark D. Fandrich was appointed chief financial officer of CSI in August 2016. From July 2015 to August 2016, he served as Vice President of Finance of Suttle, Inc. From April 2004 to July 2015, he was Corporate Controller for The Bergquist Company, a global supplier of thermal interface material.

Kristin A. Hlavka was appointed corporate controller of CSI in May 2011. From July 2008 to April 2011, she served as the Assistant Corporate Controller. Prior to July 2008, she was an auditor for Deloitte and Touche LLP.

Non-Employee Directors of the Combined Company

Roger H.D. Lacey served as CSI’s chief executive officer from February 2015 until November 30, 2020 and has served as the executive chairman of CSI board of directors since December 2018. He also assumed the additional role of interim chief executive officer on August 2, 2021 when Ms. Kumar’s employment was terminated in connection with the closing of the E&S Sale Transaction. Mr. Lacey has been a CSI director since 2008, served as board vice chair from September 2013 until December 2018 and interim chief executive officer from June 2014 until February 2015. Mr. Lacey was senior vice president of strategy and corporate development at the 3M Company from 2009 to his retirement in 2013. He was the 3M Company’s chief strategy officer and head of global mergers and acquisitions from 2000 to 2013. Mr. Lacey’s career with 3M began in 1975; from 1989 to 2000 he held various senior positions including serving as division vice president of 3M Telecom Division. In addition, Mr. Lacey served as a member of the corporate venture capital board for internal and external new venture investments from 2009 to 2013. In addition, he is a board member of Johnsonville Sausage Corporation, a leading US food company, and also a Senior Partner in CGMR Capital, a private equity firm, where he is a Board member of WTB , a private Utilities services company, and Cambek, a leading manufacturer of specialty wood construction products. He was formerly a member of the board of governors for Opus Business School, University of St. Thomas; a visiting professor of strategy and corporate development, Huddersfield University; a founding member of the Innovation Lab at MIT; and is a former vice chair of Abbott Northwestern Hospital Foundation. Mr. Lacey brings a unique perspective that combines familiarity with key telecommunication and data markets around the world combined with deep experience in strategic planning and business development.

Randall D. Sampson has been a CSI director since 1999 and the lead independent director since December 2018. He currently serves as chair of the audit & finance committee, and also is a member of the compensation committee. Mr. Sampson is the president, chief executive officer, and a board member of Canterbury Park Holding Corporation (“CPHC”), positions he has held since 1994. CPHC is a public company (Nasdaq: CPHC) based in Shakopee, Minnesota that re-launched a failed pari-mutuel race track and stimulated the revival of Minnesota’s horse breeding and training industries. Under his leadership, the Canterbury Park Racetrack has become a unique, family-friendly venue for live horse races and other entertainment, as well as pari-mutuel and card club wagering. Before becoming one of the three co-founders of CPHC in 1994, and after graduating from college with a degree in accounting, Mr. Sampson worked for five years in the audit department of a large public accounting firm where he earned his CPA certification, subsequently gained experience as a controller of a private company, served as a chief financial officer of a public company and managed Sampson family interests in horse breeding and training. The challenging nature of Canterbury Park’s business has demanded from its CEO an entrepreneurial mindset, attention to expense control, continuous innovation in marketing, and attention to the needs of customers, which, along with other qualities, Mr. Sampson uniquely brings to the governance responsibilities of the board of directors.

Scott Honour has served as a director of EVO Transportation & Energy Services, Inc. since November 2016 and has served as a member of its audit committee since February 2019. Mr. Honour also serves as Managing Partner of Northern Pacific Group, a Wayzata, Minnesota based private equity firm, where he has served since 2012. Previously, from 2002 to 2012, he was Senior Managing Director of The Gores Group, a Los Angeles based private equity firm with $4 billion of capital under management. Prior to that, Mr. Honour was a Managing Director at UBS Investment Bank from 2000 to 2002 and an investment banker at DLJ from 1991 to 2000. He began his career at Trammell Crow Company in 1988. Mr. Honour also co-founded YapStone, Inc. in 1999. Mr. Honour holds a BS in business administration and a BA in economics from Pepperdine University and an MBA in finance and marketing from the Wharton School of the University of Pennsylvania. We believe Mr. Honour’s business and board experience will contribute to the board of directors of the combined company.

Michael R. Zapata has served as a director of CSI since June 2020. Mr. Zapata has served as Executive Chairman and President of Schmitt Industries, Inc. (Nasdaq: SMIT) since December 2018, and as Chief Executive Officer of that company since July 2019. Mr. Zapata is the founder and Managing Member of Sententia Capital Management, LLC, a value investing focused investment management firm (“Sententia”). Since its inception in 2012, Sententia has invested in deep value public equities in a concentrated portfolio. The firm employs a rigorous research process and attempts to engage constructively with management when appropriate. Prior to Sententia, Mr. Zapata served nearly 10 years in the U.S. Navy. During his service from 2001 to 2010, he held various leadership roles during the Global War on Terror. Deploying to locations including Iraq, Afghanistan, Africa, the Middle East and the Arabian Peninsula, he brings valuable insight and expertise in intelligence fusion, operational execution, strategic planning and risk mitigation. He received his B.S. from Texas A&M University, where he was recognized as a Dougherty Award Recipient. He received his M.B.A. from Columbia University as a student in the Heilbrunn Center for Value Investing. He serves as a director of Tip of the Spear Foundation, a non-profit dedicated to supporting Elite Operators and their families during times of need. Mr. Zapata’s background in, and knowledge of, operational execution and strategic planning, as well as his familiarity with small public companies and the challenges they face bring a good perspective to the board of directors of the combined company.

Marilyn Adler is a founder of Mizzen Capital, a private credit fund, and has been a Managing Partner there since March 2019. Prior to launching Mizzen Capital, Ms. Adler held senior management roles with several Small Business Investment Company (“SBIC”) funds, including Medley SBIC LP from September 2012 to March 2019, Sunrise Equity Partners LP from September 2003 to September 2012 and Hudson Venture Partners LP from 1997 to 2002. Prior to that, she worked at Teachers Insurance and Annuity Association, a Fortune 100 financial services organization, in the fixed income group from September 1991 to June 1994 and at Donaldson, Lufkin & Jenrette, an investment bank, from September 1987 to June 1989. Ms. Adler was also a Board Member of the Small Business Investor Alliance from 2014-2019. Ms. Adler earned an MBA from The Wharton School of the University of Pennsylvania in 1991 and a BS with distinction from Cornell University in 1987. We believe that Ms. Adler’s business and management experience will contribute to the board of the combined company.

Thomas J. Holland, is currently the Chief Operating Officer of Homebound Inc., a California-based housing company, and has been in such role since November 2021. He was previously a partner at Bain & Company, Inc., a management consulting firm, (“Bain & Company”) from September 2018 to November 2021. From December 2016 to December 2017, Mr. Holland was the CEO of Century Snacks, LLC, a California-based food manufacturing company. From March 2014 to December 2015, Mr. Holland served as the President of SunRun Inc., a provider of residential solar panels and home batteries (“SunRun”), and he was the Chief Operating Officer of SunRun from August 2013 to March 2014. Prior to that, he was a partner at Bain & Company from December 1989 to July 2013. Mr. Holland holds a B.S. in Civil Engineering from the University of California, Berkeley and an M.B.A. from the Stanford Graduate School of Business. Mr. Holland’s management experience across a variety of industries will bring a unique perspective to the board of the combined company.

Independence of the Combined Company Board of Directors

Under the Nasdaq listing standards, a majority of the members of the combined company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors has affirmatively determined that all of the expected directors, except for Messrs. Lacey and Udseth, are independent directors within the meaning of the applicable Nasdaq listing standards. All members of the combined company’s audit and finance committee and compensation committee will be independent directors under the applicable Nasdaq listing standards.

Combined Company Board Leadership

The combined company’s board of directors will be responsible for the control and direction of the combined company. The chair of the combined company’s board of directors will be selected by the combined company’s board of directors. Initially, Mr. Lacey will serve as the chair of the combined company board. Mr. Sampson is expected to serve as the lead independent director of the combined company board and in that role, he will provide leadership to the independent directors, liaise with chair and the chief executive officer on behalf of the independent directors, and advise the board on matters where there may be an actual or perceived conflict of interest.

Committees of the Combined Company’s Board of Directors

The CSI board has established two standing committees, each of which will continue following the effective time of the merger: audit & finance and compensation. Only members of the board of directors have served and will serve on these committees.

The expected composition and responsibilities of each committee are described below. Members will serve on these committees until their resignations or until otherwise determined by the board of directors. The audit and finance committee and the compensation committee each will operate under a written charter adopted by the combined company board of directors, each of which will be available on the combined company’s website.

Audit and Finance Committee. The audit and finance committee is responsible for the engagement, retention and replacement of the independent registered public accounting firm, approval of transactions between CSI and a director or executive officer unrelated to service as a director or officer, approval of non-audit services provided by CSI’s independent registered public accounting firm, oversight of CSI’s internal controls and the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters. CSI’s independent registered public accounting firm reports directly to the audit & finance committee. The expected members of the audit & finance committee are Randall D. Sampson (Chair), Marilyn Adler and Michael R. Zapata, each of whom is independent under applicable SEC rules and Nasdaq listing standards. In addition, the CSI board of directors has determined that Randall D. Sampson qualifies as an audit committee financial expert.

Compensation Committee. The compensation committee is responsible for the overall compensation strategy and policies of CSI; reviews and approves the compensation and other terms of employment of CSI’s chief executive officer and other executive officers, subject to final board approval; oversees the establishment of performance goals and objectives for CSI’s executive officers; administers CSI’s incentive compensation plans, including the 2022 Equity Incentive Plan; considers the adoption of other or additional compensation plans; and provides oversight and final determinations with respect to CSI’s 401(k) plan, employee stock ownership plan and other similar employee benefit plans. The expected members of the compensation committee are Thomas J. Holland (Chair), Marilyn Adler and Randall D. Sampson, each of whom is independent under applicable SEC rules and Nasdaq listing standards.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors of the Combined Company

Following the effective time of the merger, the combined company board of directors will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of the combined company’s employees, executive officers and directors. The Code of Conduct will be available at the investors section of the CSI website at www. commsystems.com. Information contained on or accessible through this website is not a part of this proxy statement/prospectus, and the inclusion of such website address in this proxy statement/prospectus is an inactive textual reference only. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on its website to the extent required by applicable rules and exchange requirements.

RELATED PARTY TRANSACTIONS

Described below are any transactions occurring since January 1, 2019 and any currently proposed transactions to which either CSI or Pineapple was a party and in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 or 1% of the average of CSI or Pineapple total assets, as applicable, at year-end for the last two completed fiscal years; and

●	a director, executive officer, holder of more than 5% of the outstanding capital stock of CSI or equity interests of Pineapple, or any member of such person’s immediate family had or will have a direct or indirect material interest.

In addition to the transactions described below, please see the compensation agreements and other arrangements described under the sections titled “Proposal #1: Pineapple Merger Proposal – Interests of Our Directors and Executive Officers in the Pineapple Merger Transaction” beginning on page 94 of this proxy statement/prospectus and the sections titled “CSI EXECUTIVE COMPENSATION” and “PINEAPPLE EXECUTIVE COMPENSATION” beginning on page 166 and page 191, respectively, of this proxy statement/prospectus.

CSI Transactions

In September 2020, CSI repurchased 50,000 of common stock at a price of $3.84 from entities associated with GAMCO, which is the beneficial owner of more 5% of CSI’s common stock. The purchase was done pursuant in a private transaction pursuant to CSI’s stock repurchase program and the purchase price was less than the Nasdaq price on the date of purchase.

The CSI board of directors has adopted governance guidelines that include provisions with respect to conflicts of interest. These guidelines describe “conflict of interest” as a situation in which a director’s personal interest, including an immediate family member interest, is adverse to, or may appear to be adverse to, the interests of CSI. The guidelines provide that any situation that involves, or may reasonably be expected to involve, a conflict of interest with CSI, must be disclosed promptly to the chief executive officer, the chairman, and CSI’s primary legal counsel.

If CSI wishes to proceed with a transaction involving a potential conflict of interest, the CSI board of directors would intend to seek prior approval from the audit and finance committee to ensure the transaction is beneficial to CSI and the terms of the transaction are fair to CSI.

Other than as described above, CSI does not currently have in place any formal policies and/or procedures for the review, approval, or ratification of the types of transactions described in this section of the proxy statement/prospectus, but will consider adopting a formal policy following the merger.

Pineapple Transactions

Hercules-Pineapple Term Loan

On December 11, 2020, Pineapple purchased certain assets from Hercules Technology Management Co V, LLC (“Hercules Management”) that it had acquired in a public auction of assets of HoSoPo Corporation, Solar Spectrum LLC, and Solar Spectrum Holdings, LLC conducted by Hercules Capital, Inc. (“Hercules”). The assets sold by Hercules Management to Pineapple related to the Sungevity business and included tangible assets of consisting of fixed assets and inventory, and intangible assets consisting of the Sungevity trade name, and a database comprised of both historical existing and unconverted customer leads.

On December 11, 2020, Pineapple and Hercules entered into a loan and security agreement for a term loan to Pineapple in the principal amount of $7,500,000 to finance the acquisition of the Sungevity assets from Hercules Management and on December 16, 2021, Pineapple and Hercules amended the loan and security agreement pursuant to the Consent and Amendment to Loan and Security Agreement. Pineapple also issued 3,000,000 of its Class A Units to Hercules as partial consideration for the asset purchase, which represents a 15.0% ownership interest in Pineapple.

The term loan is secured by, among other things, the assets purchased by Pineapple. Subject to certain exceptions, the term loan is also secured by Pineapple’s personal property, including without limitation certain receivables, equipment, fixtures, intellectual property, inventory, investment property, deposit accounts, cash, and goods, in each case whether now or hereafter owned or existing. In order to establish the security interest in the Pineapple intellectual property collateral, Pineapple and Hercules entered into an intellectual property security agreement dated December 11, 2020.

Subject to certain conditions, borrowings under the loan and security agreement bears interest at 10.00% per annum with interest compounded daily and added to the principal balance quarterly, in arrears. The loan and security agreement contains customary representations and warranties and financial and other covenants and conditions.

Under the loan and security agreement, Hercules is entitled to the highest priority lien on the collateral, including with respect to the payment of $2,000,000 of accounts payable that are or may be owed to Lake Street Solar LLC and $350,000 of accounts payable that are or may be owed to Hercules, each of which is subordinate to the payment of Pineapple’s obligations under the loan and security agreement. Under the loan and security agreement, this aggregate $2,350,000 in payables to Pineapple members may only be repaid under certain conditions, including the requirement that no obligations are outstanding under the loan and security agreement and that Pineapple or its subsidiaries has closed on an equity transaction generating at least $30 million in proceeds. On December 16, 2021, Hercules and Lake Street Solar LLC entered into subscription agreements for the issuance of convertible notes in respect of the $2,000,000 and $350,000 in accounts payable, respectively, which would convert into 1,000,000 and 175,000 Pineapple Class C Units, respectively, as of immediately prior to the consummation of the merger. Each such Class C Unit will subsequently convert into one share of CSI common stock upon consummation of the merger. The loan and security agreement also contains certain customary events of default and, upon the occurrence and during the continuation of an event of default, the secured obligations will bear interest at the non-default rate per annum plus 4.0%.

Pineapple may prepay all or a portion of the outstanding term loan by paying the entire principal balance (or such portion thereof) and all accrued and unpaid interest thereon, in each case without a prepayment premium or fee. Pineapple must prepay all of the outstanding term loan if CSI, Pineapple or any of their respective subsidiaries closes on one or more sales of equity (or another form of equity financing) that generates proceeds of at least $25 million in the aggregate.

Upon consummation of the merger of Merger Sub with and into Pineapple and receipt by CSI of proceeds from the PIPE investors, Pineapple must repay $4,500,000 of the outstanding term loan plus all accrued and unpaid interest and expenses on the Term Loan.

The proceeds of the term loan may be used by Pineapple solely to pay related fees and expenses in connection with the loan and security agreement and to purchase the assets described above.

The entire term loan principal balance and all accrued but unpaid interest is due and payable on December 10, 2024.

Hercules-Pineapple Working Capital Loan

On January 8, 2021, Pineapple and Hercules, as agent for itself and the lenders, entered into a working capital loan and security agreement (the “WC Loan Agreement”) whereby the lenders agreed to make available to Pineapple a working capital loan in the original principal amount of $500,000, subject to the terms and conditions in the WC Loan Agreement, and on December 16, 2021, the parties amended the Working Capital Loan and Security Agreement pursuant to that certain First Amendment to Working Capital Loan and Security Agreement by and between Pineapple and Hercules Capital, Inc. The lenders, Hercules and Northern Pacific Growth Investment Advisors, LLC, made working capital loan commitments of $400,000 and $100,000, respectively. Northern Pacific Growth Investment Advisors, LLC is an affiliate of Northern Pacific Group, which controls Lake Street Solar, LLC, a member of Pineapple.

Borrowings under the WC Loan Agreement bear interest at 10.00% per annum with interest compounded daily. The WC Loan Agreement also contains certain customary representations and warranties and covenants and conditions, including covenants to perfect and give the highest priority lien on the collateral securing the working capital loan.

Under the WC Loan agreement, Hercules is entitled to the highest priority lien on the collateral, including with respect to the payment of $2,000,000 of accounts payable that are or may be owed to Lake Street Solar LLC and $350,000 of accounts payable that are or may be owed to Hercules, each of which is subordinate to the payment of Pineapple’s obligations under the loan and security agreement. Under the loan and security agreement, this aggregate $2,350,000 in payables to Pineapple members may only be repaid under certain conditions, including the requirement that no obligations are outstanding under WC Loan agreement. On December 16, 2021, Hercules and Lake Street Solar LLC entered into subscription agreements for the issuance of convertible notes in respect of the $2,000,000 and $350,000 in accounts payable, respectively, which would convert into 1,000,000 and 175,000 Pineapple Class C Units, respectively, as of immediately prior to the consummation of the merger. Each such Class C Unit will subsequently convert into one share of CSI common stock upon consummation of the merger.

The collateral for the working capital loan includes, among other things, all assets and all personal property of Pineapple. The WC Loan Agreement also contains certain customary events of default and, upon the occurrence and during the continuation of an event of default, the secured obligations will bear interest at the non-default rate per annum plus 4.0%.

Pineapple may prepay all or a portion of the outstanding working capital loan by paying the entire principal balance (or such portion thereof) and all accrued and unpaid interest thereon, in each case without a prepayment premium or fee. Pineapple must prepay all of the outstanding working capital loan if there is a change in control of Pineapple other than in connection with the merger of Merger Sub with and into Pineapple.

The proceeds of the working capital loan will be used by Pineapple solely to pay related fees and expenses in connection with the WC Loan Agreement and for general working capital purposes of Pineapple. However, the working capital loan proceeds may not be paid or distributed to any direct or indirect equity owner of Pineapple, or used to pay all or a portion of (i) any fees to board members; (ii) payables, fees (including management fees), loans or other amounts due to Northern Pacific Growth Investment Advisors, LLC or Northern Pacific Holdings, LLC or any of their respective officers, directors, members, managers, subsidiaries, or affiliates.

If the merger of Merger Sub with and into Pineapple occurs on or prior to the maturity date of December 31, 2022, then the outstanding principal amount and all accrued and unpaid interest and expenses thereon held by the lenders will automatically convert into the number of Class C Units of Pineapple calculated based on one Class C Unit being issued for every $2.00 of unpaid principal of the loan as of such date and accrued and unpaid interest and expenses thereon. Each such Class C Unit will be converted into one share of CSI common stock upon consummation of the merger of Merger Sub with and into Pineapple.

If a Qualified PIPE Transaction occurs on or prior to the maturity date of December 31, 2022, then the outstanding principal amount of the working capital loan held by Hercules, and all accrued and unpaid interest, will automatically convert into PIPE Transaction Equity issued in such Qualified PIPE Transaction at a price equal to the lowest price per unit paid by the other purchasers of the Qualified PIPE Transaction Equity. Additionally, if Pineapple issues and sells PIPE Transaction Equity that does not constitute a Qualified PIPE Transaction prior to the maturity date of December 31, 2022 and the automatic conversion of the Hercules working capital loan as described above, then Hercules has the option to convert its working capital loan into PIPE Transaction Equity issued in the non-Qualified PIPE Transaction at a price equal to the lowest price per unit paid by the other purchasers of the PIPE Transaction Equity. In the case of either a mandatory or optional conversion of the Hercules working capital loan, the working capital loan by Northern Pacific Growth Investment Advisors, LLC, including all accrued and unpaid interest, will be immediately due and payable.

The term Qualified PIPE Transaction means a PIPE Transaction that generates proceeds to Pineapple of at least $20 million in the aggregate. PIPE Transaction means the offer and sale of equity securities and/or securities exercisable or exchangeable into or for equity securities in a transaction exempt from registration under the Securities Act of 1933, as amended, by an issuer with a class of securities registered or otherwise publicly traded or contemplated to be publicly traded, whether by merger, reverse merger or otherwise.

The entire working capital loan principal balance and all accrued but unpaid interest is due and payable on December 31, 2022.

Lake Street Solar and Hercules Payables

Pineapple has accrued a payable of $2,000,000 to Lake Street Solar, LLC, a member of Pineapple, and a payable of $350,000 to Hercules, another member of Pineapple, relating to the Sungevity asset acquisition described above. These payables have been expensed by Pineapple as acquisition-related costs. Under the loan and security agreement and the WC Loan Agreement, this aggregate $2,350,000 in payables to members is subordinated to the payment to Hercules as the lender under the loan and security agreement and is subordinated to the payment to the lenders under the WC Loan Agreement. Under the loan and security agreement, the $2,350,000 in payables to members may only be repaid under certain conditions, including the requirement that no obligations are outstanding under the loan and security agreement and that Pineapple or its subsidiaries has closed on an equity transaction generating at least $30 million in proceeds. On December 16, 2021, Hercules and Lake Street Solar LLC entered into subscription agreements for the issuance of convertible notes in respect of the $2,000,000 and $350,000 in accounts payable, respectively, which would convert into 1,000,000 and 175,000 Pineapple Class C Units, respectively, as of immediately prior to the consummation of the merger. Each such Class C Unit will subsequently convert into one share of CSI common stock upon consummation of the merger.

Stock Transfer Agreements with PIPE Investors

Lake Street Solar LLC, Hercules, Kyle Udseth and The Sandra and Tom Holland Trust dated March 8, 2011, an affiliate of Thomas J. Holland, have entered into an agreement with each of the PIPE Investors pursuant to which they have agreed to sell the PIPE Investors an aggregate of 4,810,000 shares of CSI common stock on the terms and conditions set forth in stock transfer agreements dated January 24, 2022. See “AGREEMENTS RELATING TO THE MERGER - PIPE Offering Agreements - Stock Transfer Agreements with PIPE Investors.”

DESCRIPTION OF CSI CAPITAL STOCK

The following summary of the general terms and provisions of CSI capital stock does not purport to be complete and is based upon and qualified by reference to the CSI articles of incorporation and bylaws. We encourage you to read the CSI articles of incorporation, the CSI bylaws and the applicable provisions of the Minnesota Business Corporation Act, or MBCA, for additional information.

Authorized Shares of Capital Stock

The aggregate number of shares of capital stock that the Company has authority to issue is as follows:

●	30,000,000 shares of common stock, par value $.05; and

●	3,000,000 shares of preferred stock, $1.00 par value.

Preferred Stock

We have no preferred stock outstanding. Under the CSI articles of incorporation, the CSI board of directors is authorized to establish more than one class or series of shares from the 3,000,000 shares of preferred stock authorized and to fix the relative rights and preferences of any such different classes or series, without shareholder approval.

Our board of directors could authorize the issuance of additional shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares of common stock or otherwise discourage a transaction that holders of common stock might believe to be in their best interests.

If our shareholders approve Proposal #3: PIPE Issuance Proposal and the PIPE Offering is consummated, we will fix the rights, preferences, restrictions and other matters relating to a series of up to 32,000 shares of our preferred stock to be designated as Series A convertible preferred stock and issue shares of the Series A convertible preferred stock to the PIPE Investors on the terms described in the securities purchase agreement.

The following is a summary of the Series A convertible preferred stock based on the form of certificate of designation attached as an exhibit to the securities purchase agreement for the PIPE Offering.

Generally, holders of the Series A convertible preferred stock are not entitled to voting rights. However, as long as any shares of Series A convertible preferred stock are outstanding, CSI may not, without the affirmative vote of the Required Holders:

●	alter or change adversely the powers, preferences or rights given to the Series A convertible preferred stock or alter or amend the Certificate of Designation that designates the Series A convertible preferred stock,

●	authorize or create any class of stock ranking as to redemption senior to the Series A convertible preferred stock,

●	amend CSI’s articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A convertible preferred stock,

●	increase the number of authorized shares of Series A convertible preferred stock, or

●	enter into any agreement with respect to any of the foregoing.

Each share of Series A convertible preferred stock will be convertible, at any time after issuance and at the option of the holder, into a number of shares of CSI common stock determined by dividing the “Stated Value” of such share by the “Conversion Price.” The Stated Value per share of Series A convertible preferred stock is $1,000 and the Conversion Price per share of Series A convertible preferred stock is $3.40, subject to adjustment. The shares of CSI common stock issuable upon conversion of the Series A convertible preferred stock are referred to as the “conversion shares.”

The conversion price is subject to adjustment if, at any time while the Series A convertible preferred stock is outstanding, CSI issues, sells, publicly announces the contemplated issuance or sale of, or is deemed to have issued or sold, any shares of CSI common stock or common stock equivalents for an effective price per share that is lower than the then conversion price, subject to limited exceptions for exempt issuances. In the case of any such dilutive issuance, the conversion price then in effect will be reduced to an amount equal to the lesser of the effective price per share in such dilutive issuance and the lowest volume weighted average price (VWAP) of the CSI common stock on any trading day during the 5 trading days immediately following the public announcement of the execution of the dilutive issuance. If CSI enters into a Variable Rate Transaction, despite the prohibition set forth in the securities purchase agreement, CSI will be deemed to have issued common stock or common stock equivalents at the lowest possible price, conversion price or exercise price at which such securities may be issued, converted or exercised.

CSI will not effect any conversion of the Series A convertible preferred stock, and a holder will not have the right to convert any portion of the Series A convertible preferred stock, to the extent that, after giving effect to the conversion, such holder together with such holder’s affiliates and other attribution parties would beneficially own in excess of the beneficial ownership limitation. The beneficial ownership limitation is 4.99% (or, upon election by a holder prior to the issuance of any Series A convertible preferred stock, 9.99%) of the number of shares of the CSI common stock outstanding immediately after giving effect to the issuance of shares of CSI common stock issuable upon conversion of the Series A convertible preferred stock held by the applicable holder. A holder, upon notice to CSI, may increase or decrease its applicable beneficial ownership limitation provided that the beneficial ownership limitation in no event exceeds 9.99% of the number of shares of the CSI common stock outstanding immediately after giving effect to the issuance of shares of CSI common stock upon conversion of Series A convertible preferred stock held by the holder. Any increase in the beneficial ownership limitation will not be effective until the 61st day after such notice is delivered to CSI and will only apply to the holder giving the notice and no other holder.

If CSI fails to deliver to the conversion shares by the required delivery date and shares of CSI common stock are purchased to deliver in satisfaction of a sale by such converting holder of the conversion shares, CSI will have an obligation to make a cash payment and, that the converting holder’s option, to issue shares to that holder. The cash obligation will be equal to the amount, if any, by which (x) such holder’s total purchase price (including any brokerage commissions) for the CSI common stock so purchased exceeds (y) the product of (1) the aggregate number of shares of CSI common stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions). If the converting holder requires CSI to issue shares, then CSI must either reissue (if surrendered) the shares of Series A convertible preferred stock equal to the number of shares of Series A convertible preferred stock submitted for conversion (in which case, such conversion will be deemed rescinded) or deliver to such holder the number of shares of CSI common stock that would have been issued if CSI had timely complied with its delivery requirements.

If after the 10th trading day following the effective date of the registration statement for the conversion shares, the volume weighted average price (VWAP) for each trading day during any 10 consecutive trading day period exceeds 200% of the then effective conversion price and the daily dollar trading volume for the CSI common stock exceeds $5 million on each trading day during this period, CSI may require each holder to convert all or part of such holder’s Series A convertible preferred stock plus all accrued but unpaid dividends thereon and all liquidated damages and other amounts due in respect of the Series A convertible preferred stock. For any shares of Series A convertible preferred stock that remain unconverted and outstanding because of the beneficial ownership limitation, CSI may elect to repurchase all or a portion of such unconverted shares from each such holder at a price per unconverted share of Series A convertible preferred stock equal to the quotient obtained by dividing the stated value by the then-current conversion price and then multiplying such quotient by the greater of (i) the closing sale price of the common stock on the date of the forced conversion and (ii) the closing sale price of the common stock as of the trading day immediately prior to the date of the notice of repurchase.

If there is any Fundamental Transaction while the Series A convertible preferred stock is outstanding, then, upon any subsequent conversion of the Series A convertible preferred stock, the holder will have the right to receive, for each conversion share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any beneficial ownership limitation), the number of shares of common stock of the successor or acquiring corporation or of CSI, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of CSI common stock for which the Series A convertible preferred stock is convertible immediately prior to such Fundamental Transaction (without regard to any beneficial ownership limitation). CSI must cause any successor entity in a Fundamental Transaction in which CSI is not the survivor to assume in writing all of the obligations of CSI under the Certificate of Designation and the other PIPE Offering transaction documents. The Certificate of Designation provides that the consummation of the transactions contemplated by the merger agreement will not be deemed a Fundamental Transaction. The term Fundamental Transaction has substantially the same meaning as in the warrant to be issued in the PIPE Offering. For a summary of the warrant, the securities purchase agreement or other PIPE Offering agreements, see “AGREEMENTS RELATING TO THE MERGER – PIPE Offering Agreements” beginning on page 155 of this proxy statement/prospectus.

Common Stock

Holders of the Company’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and do not have cumulative voting rights. Except as otherwise provided by law, the CSI articles of incorporation or the CSI bylaws, matters will generally be decided by the vote of the holders of a majority of the voting power present in person (which includes attendance by means of remote communication) or represented by proxy. Our bylaws provide that the authorized number of directors will be fixed by the shareholders at each annual meeting and that either the shareholders or the board of directors may increase or decreases the number of directors. Our board of directors is not classified.

Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations.

Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption provisions applicable to the common stock.

All outstanding shares of our common stock are fully paid and nonassessable.

The transfer agent and registrar for our common stock is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, South St. Paul, Minnesota 55120-4100.

Our common stock is currently listed on The Nasdaq Stock Market LLC under the trading symbol “JCS.”

Anti-Takeover Effects of Provisions of the CSI Articles of Incorporation, the CSI Bylaws and Minnesota Law

Specific provisions of Minnesota law, the CSI articles of incorporation and the CSI bylaws may be deemed to have an anti-takeover effect.

CSI’s bylaws establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of CSI and (ii) the nomination by shareholders of candidates for election as directors.

Properly Brought Business

The CSI bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the CSI board of directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of the shareholder’s intention to bring the business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of the CSI bylaws, which are available for inspection by shareholders at the Company’s principal executive offices pursuant to Section 302A.441, subd. 4 of the Minnesota Statutes. Nothing in the CSI bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the CSI bylaws.

Shareholder Nominations

The CSI bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by the shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Section 3.7 of the CSI bylaws, which are available for inspection by shareholders as described above. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, that person will not be eligible for election as a director.

Shareholder Meetings

Under the CSI bylaws, regular meetings of our shareholders may be called only by our board of directors, or by written consent of all the shareholders entitled to vote at the annual meeting. If the board fails to designate a time for a regular meeting for any consecutive period of 15 months, the board must cause such regular meeting to be called within 90 days of receipt of the written demand of any shareholder owning one percent or more of all voting shares of the corporation

Under our bylaws, special meetings of our shareholders may be called by the chief executive officer, the chief financial officer, any two or more directors, or upon request by shareholders holding ten percent or more of the voting power of the shareholders.

Voting Percentage Approval Required for Designated Action

In addition to any affirmative vote required by law or CSI’s articles of incorporation, the following actions require the affirmative vote of not less than two-thirds of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class:

(a) any sale, lease, mortgage, pledge, transfer, exchange or other disposition of all or substantially all of the property and assets of the corporation to any person;

(b) any reclassification of securities (including any combination of shares or reverse stock split), or recapitalization or reorganization of the corporation, or any merger, consolidation or statutory exchange of shares of the corporation or any subsidiary with any other corporation (other than a merger of a wholly owned subsidiary of the corporation into the corporation or the merger of two or more wholly owned subsidiaries of the corporation;

(c) the adoption of plan or proposal for the liquidation or dissolution of the corporation; and

(d) any agreement, contract or other arrangement or understanding providing for one or more of the foregoing.

In addition to any affirmative vote required by law or the CSI articles of incorporation, a Business Combination (as defined in the articles of incorporation) requires the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class. This requirement is not applicable, however, if the particular Business Combination is either (a) approved by a majority of the Continuing Directors (as defined in the CSI articles of incorporation), or (b) meets specific requirements with respect to price and approval process. Repeal or amendment of this requirement in the CSI articles of incorporation requires affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of voting stock, voting together as a single class.

Provisions of Minnesota Law

The following provisions of the MBCA may have an effect of delaying, deterring or preventing an unsolicited takeover of the Company or make an unsolicited takeover of the Company more difficult.

●	MBCA Section 302A.553 [Power to acquire shares] subd 3, [limitation on share purchases] prohibits a publicly held corporation such as CSI from purchasing shares entitled to vote for more than market value from a person that beneficially owns more than 5% of the voting power of the corporation if the shares have been beneficially owned for less than two years unless the purchase or agreement to purchase is approved at a meeting of shareholders by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or the corporation makes an offer, of at least equal value per share, to all shareholders for all other shares of that class or series and any other class or series into which they may be converted.

●	MBCA Section 302A.671 [Control share acquisitions] provides that shares of an “issuing public corporation,” such as CSI, acquired by an “acquiring person” in a “control share acquisition” that exceed the threshold of voting power of any of the three ranges identified below will not have voting rights, unless the issuing public company’s shareholders vote to accord these shares the voting rights normally associated with these shares. A “control share acquisition” is an acquisition, directly or indirectly, by an “acquiring person” (as defined in the MBCA) of beneficial ownership of shares of an issuing public corporation that, but for Section 302A.671, would, when added to all other shares of the issuing public corporation beneficially owned by the acquiring person, entitle the acquiring person, immediately after the acquisition, to exercise or direct the exercise of a new range of voting power of the issuing public corporation with any of the following three ranges: (i) at least 20 percent but less than 33-1/3 percent; (ii) at least 33-1/3 percent but less than or equal to 50 percent; and (iii) over 50 percent. The issuing public company also has an option to call for redemption all, but not less than all, shares acquired in the control share acquisition that exceed the threshold of voting power of any of the specified ranges at a price equal to the fair market value of the shares at the time the call is given if (i) the acquiring person fails to deliver the information statement to the issuing public company by the tenth day after the control share acquisition; or (ii) shareholders have voted not to accord voting rights to the shares acquired in the control share acquisition.

●	MBCA Section 302A.673 [Business combinations] prohibits a public Minnesota corporation, such as CSI, from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless either (i) the business combination or (ii) the acquisition by which the person becomes an interested shareholder is approved in a prescribed manner before the person became an interested shareholder. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s outstanding voting stock.

●	If a takeover offer is made for our stock, MBCA Section 302A.675 [Takeover offer; fair price] precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the takeover offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier takeover offer. A “takeover offer” is a tender offer that results in an offeror who owned ten percent or less of a class of our shares acquiring more than ten percent of that class, or that results in the offeror increasing its beneficial ownership of a class of our shares by more than ten percent of the class, if the offeror owned ten percent or more of the class before the takeover offer. Section 302A.675 does not apply if a committee of our board of directors formed in accordance with Section 302A.675 approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer.

COMPARISON OF RIGHTS OF CSI SHAREHOLDERS AND PINEAPPLE MEMBERS

If the merger is completed, members of Pineapple will become shareholders of Communications Systems. Communications Systems is a Minnesota corporation, and Pineapple is a Delaware limited liability company. Ownership interests in a limited liability company are fundamentally different from ownership interests in a corporation.

The rights of CSI shareholders are governed by CSI’s restated articles of incorporation, effective as of June 12, 2014, the restated bylaws of CSI, as amended through April 10, 2020, and the Minnesota Business Corporation Act (“MBCA”). The restated articles of incorporation and the restated bylaws are collectively referred to as the “CSI organizational documents.” The rights of Pineapple members are governed by the Second Amended and Restated Limited Liability Company Agreement, effective as of December 1, 2020 (the “LLC Agreement”), and the Delaware Limited Liability Company Act (the “DLLCA”).

If the merger is completed, the rights of Pineapple members as CSI shareholders following the issuance of CSI common stock in the merger will be governed by the CSI organizational documents and the MBCA. There are many differences between the rights of Pineapple members and CSI shareholders. Some of these, such as distribution/dividend rights and voting rights, are significant. The following description summarizes the material differences between the rights of CSI shareholders and Pineapple members but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Pineapple members should carefully read the relevant provisions of the CSI organizational documents, and the LLC Agreement. Copies of the documents referred to in this summary may be obtained as described under “WHERE YOU CAN FIND MORE INFORMATION.” This summary is qualified in its entirety by reference to the MBCA, the DLLCA, the CSI organizational documents and the LLC Agreement. Capitalized terms used herein and not otherwise defined herein are used as defined in the CSI organizational documents and the LLC Agreement, as applicable.

Purpose and Term of Existence

CSI	Pineapple

CSI’s stated purpose is general business purposes and the duration of its existence is perpetual.	Pineapple’s stated purpose under the LLC Agreement is to conduct any lawful business or purpose and to engage in any lawful act or activity for which limited liability companies may be organized under the DLLCA, including the acquisition, holding, management, transfer or sale of any assets. Pineapple may engage in any and all activities necessary, desirable, or incidental to the accomplishment of the foregoing purpose.

Authorized and Issued Capital

CSI	Pineapple

CSI’s authorized capital stock consists of 30,000,000 shares of CSI common stock, $0.05 par value per share, and 3,000,000 shares of preferred stock, $1.00 par value per share. As of January 25, 2022, there were 9,720,627 shares of CSI common stock issued and outstanding and no shares of preferred stock designated, issued or outstanding.

The LLC Agreement authorizes Pineapple to issue the following Units: (i) an unlimited number of Class A Units; (ii) 6,250,000 Class B Units; (iii) 5,000,000 Class C Units; and (iv) an unlimited number of Class P Units. The Pineapple board of managers may issue additional Units for any purpose at any time and from time to time for such consideration and on such terms and conditions as the Pineapple board of managers

CSI	Pineapple

shall determine, all without the approval of any Pineapple members and subject to certain preemptive rights described in the LLC Agreement and the right of one member to approve issuances of new Units with rights that are senior to the Class A Units. The Pineapple board of managers has authority to increase the number of Units, the number of Units in a class of Units or designate one or more new classes of Units, subject to the right of one member to approve issuances of new Units with rights that are senior to the Class A Units

As of January 25, 2022, Pineapple had outstanding 19,231,301 Class A Units and 850,000 Class P Units. Pursuant to the terms of the asset purchase agreement, as amended, among Pineapple, Hawaii Energy Connection, LLC, E-Gear, LLC and Steven Godmere, Pineapple has agreed to issue up to 6,250,000 Class B Units to the members of HEC and E-Gear upon closing of the transactions contemplated thereby.

As of January 25, 2022, Pineapple has entered into subscription agreements to issue $2,350,000 in convertible notes as part of the Convertible Notes Financing, which will convert into 1,175,000 additional shares of CSI common stock as Base Consideration at a rate of one additional share for every $2.00 in unpaid principal and accrued interest on outstanding convertible notes. Additionally, as part of the Convertible Notes Financing, the principal amount plus accrued interest under Pineapple’s working capital loan and security agreement will convert at a rate of one additional share of CSI common stock for every $2.00 in unpaid principal and accrued interest, or approximately 250,000 shares of CSI common stock as Base Consideration as of January 25, 2022.

CSI Dividends; Pineapple Distributions

CSI	Pineapple

Subject to the rights of holders of preferred stock, if any, holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations, subject to the rights of holders of preferred stock, if any.

Distributions of Net Cash Flow. Net Cash Flow will be distributed at such times as determined by the Pineapple board of managers. All distributions of Net Cash Flow shall be made, first, to holders of Class B Units and Class C Units, pro rata in proportion to their respective liquidation values, and thereafter, to the holders of Class A Units and Class P Units pro rata based on their respective percentage ownership of the outstanding Class A Units and Class P Units. Net Cash Flow” is defined in the LLC Agreement and generally means, for any applicable measurement

CSI	Pineapple

period, gross revenues from all sources, less all operating expenditures. Net Cash Flow will not include unexpended capital contributions or loan proceeds unless determined by the Pineapple board of managers.

Distributions of Cash Upon Liquidation. If Pineapple dissolves in accordance with the LLC Agreement, all proceeds of the liquidation will be distributed in accordance with the terms and conditions of the liquidation procedures set forth in the LLC Agreement.

Pineapple will first apply the proceeds of liquidation to payments of all debts and expenses of Pineapple and purchasing insurance policies for contingent liabilities or obligations of Pineapple. Pineapple will distribute any remaining proceeds to the unitholders in accordance with the provisions for distributing Net Cash Flow.

Merger, Consolidation and Certain Other Transactions; Business Combination Statutes

CSI	Pineapple

Subject to limited exceptions, under the MBCA, the consummation of a merger or consolidation of CSI requires the CSI board of directors to approve and declare advisable the agreement of merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of all shareholders entitled to vote entitled to vote thereon at an annual or special meeting. Notice of the shareholders’ meeting must be given to all holders of both voting and non-voting stock not less than 14 days and not more than 60 days before the meeting.

Under the MBCA, CSI is prohibited from engaging in a “business combination” with a shareholder who owns 10% or more of CSI’s voting stock (an interested shareholder) for four years following the time that such shareholder becomes an interested shareholder, unless the business combination or the acquisition of shares made by the interested shareholder on the interested shareholder’s share acquisition date is approved before the interested shareholder’s share acquisition date, or on the share acquisition date but prior to the interested shareholder’s becoming an interested shareholder on the share acquisition date, by a committee of the board of the issuing public corporation. The committee must be composed solely of one or more disinterested

Merger or consolidation of Pineapple requires the consent of the Pineapple board of managers. The Pineapple board of managers must also approve the merger agreement or plan of consolidation. After approval by the Pineapple board of managers, the Pineapple board of managers shall direct that the merger agreement or plan of consolidation be submitted to a vote of the Pineapple members, and the merger agreement or plan of consolidation will be approved upon receipt of the affirmative vote or written consent of members who own more than 50% of the then current interest in the profits of Pineapple, voting as a single class unless the merger agreement or plan of conversion effects an amendment to any provisions of the LLC Agreement that, if contained in an amendment to the LLC Agreement, would require for its approval the vote or consent of any Pineapple member or of a majority of a class of Units, in which case the approval of such member or holders of a majority of a class of Units will be required for approval of the merger agreement or plan of consolidation.

CSI	Pineapple

directors.

Generally, Article IX of the CSI restated articles of incorporation provides that any Business Combination will require the affirmative vote of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of CSI voting stock, voting together as a single class. This vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or by any other provision of the CSI articles of incorporation or in any agreement with any national securities exchange or otherwise. This vote also is in addition to any affirmative vote required by law or the CSI articles of incorporation.

In addition to any affirmative vote required by law or by CSI’s restated articles, the following require the affirmative vote of not less than two-thirds of the votes entitled to be cast by the holders of all then outstanding shares of CSI voting stock, voting together as a single class: (a) any sale, lease, mortgage, pledge, transfer, exchange or other disposition of all or substantially all of the property and assets of CSI to any person; (b) any reclassification of CSI securities (including any combination of shares or reverse stock split), or recapitalization or reorganization of the corporation, or any merger, consolidation or statutory exchange of shares of CSI or any subsidiary of CSI with any other corporation (other than a merger of a wholly owned CSI subsidiary into CSI or the merger of two or more wholly owned subsidiaries of CSI; (c) the adoption of plan or proposal for the liquidation or dissolution of CSI; and (d) any agreement, contract or other arrangement or understanding providing for one or more of the foregoing.

Management by Board of Directors / Board of Managers

CSI	Pineapple

In accordance with the MBCA, CSI’s business and affairs are managed by or under the direction of the CSI board of directors.

The CSI restated articles of incorporation require that the number of directors on the CSI board of directors will be no less than three or more than twelve directors the exact number of directors to be fixed from time to time by or pursuant to the CSI bylaws.

As of the date of this proxy statement/prospectus, the CSI board of directors consists of six directors.

The Pineapple board of managers manages all activities of Pineapple. The Pineapple board of managers consists of the number of managers as is established by the Pineapple board of managers. Except as expressly provided in the LLC Agreement, all management powers over the business and affairs of Pineapple are exclusively vested in the Pineapple board of managers, and no Pineapple member shall take part in the management or control of Pineapple of any of its subsidiaries’ business or affairs.

Nomination and Election of Directors / Managers

CSI	Pineapple

Nominations for the election of directors may be made by the CSI board of directors or a committee appointed by the CSI board of directors or by any shareholder entitled to vote generally in the election of directors. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination has been timely given to the secretary of CSI and such written notice sets forth the information required by CSI’s restated bylaws.	Pineapple members have no right to elect the Pineapple board of managers. All managers are appointed by Lake Street Solar, LLC (“Lake Street”).

Removal of Directors; Removal of Managers

CSI	Pineapple

Any director may be removed from office, with or without cause, only by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding shares of CSI capital stock entitled to vote generally in the election of directors.	Any member of the Pineapple board of managers may be removed with or without cause at any time by Lake Street. A manager may resign at any time by delivering written notice to Pineapple.

Filling Vacancies on the Board

CSI	Pineapple

Under the CSI bylaws, any vacancies occurring in the CSI board of directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office. Any directors so chosen will hold office until the next election of the class for which such directors shall have been chosen and until their successors is elected and qualified, subject, however, to prior retirement, resignation, death or removal from office. Any newly created directorships resulting from an increase in the authorized number of directors shall be apportioned by the CSI board of directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible.	Any vacancy on the Pineapple board of managers shall be filled by Lake Street.

Limited Call Rights

CSI	Pineapple

Not applicable.	If at any time the Pineapple board of managers and its affiliates hold more than 80% of the total Pineapple member Interests of any class, the Pineapple board of managers will have the right, which it may assign or transfer in whole or in part to the Pineapple board of managers’ affiliates or to Pineapple, exercisable at the Pineapple board of manager’s option, to purchase all, but not less than all, of such Pineapple member Interests of that class then Outstanding that are held by persons other than the Pineapple board of managers and its affiliates, at the greater of (1) the Current Market Price as of the date three business days prior to the date that the notice is mailed to the Pineapple members as provided in the LLC Agreement and (2) the highest price paid by the Pineapple board of managers or any of its affiliates for any Pineapple member Interest of the class purchased within the 90 days preceding the date the Pineapple board of managers mails notice of its election to purchase the units.

Amendment of Governing Documents

CSI	Pineapple

Articles of Incorporation. The CSI articles of incorporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all shares of CSI capital stock entitled to vote generally in the election of directors, or such greater percentage as may otherwise be prescribed by Minnesota law.

However, the affirmative vote of the holders of at least two-thirds of the voting power of all shares of CSI capital stock entitled to vote generally in the election of

Amendments to the LLC Agreement are effective only if they receive the approval of the holders of a majority of the Class A Units, Class B Units, Class C Units and Class P Units, voting together as a single class, and the Pineapple board of managers. No amendment that disproportionately and negatively impacts the rights, interests or obligations of any member or a class of Units shall be adopted without the consent of such member or the members holding a majority of the impacted class of Units, and amendments to certain provisions included in the LLC Agreement for the

CSI	Pineapple

directors is required to alter, amend, repeal or adopt any provision inconsistent with Section 3 of Article IX of the CSI restated articles of incorporation and the affirmative vote of the holders of at least 80% of the voting power of all shares of CSI capital stock entitled to vote generally in the election of directors is required to alter, amend, repeal or adopt any provision inconsistent with the remaining sections of Article IX of the CSI restated articles of incorporation.

Additionally, the CSI restated articles of incorporation require the affirmative vote of the holders of at least 80% of the votes entitled to be cast by the holders of all shares of CSI entitled to vote generally in the election of directors, voting together as a single class, or the affirmative vote of a majority of the entire CSI board of directors with the concurring vote of a majority of the continuing directors, voting separately and as a subclass of directors, to alter, amend or repeal, or adopt any bylaw provision inconsistent with any bylaw relating to procedures for advance notice of nominations for election to the CSI board of directors (other than by the CSI board of directors or committee thereof) or procedures for advance notice of business to be brought before an annual meeting of shareholders of CSI.

Bylaws. The CSI organizational documents provide that the bylaws may be altered, amended or repealed or new bylaws enacted by the affirmative vote of a majority of the entire CSI board of directors (if notice of the proposed alteration or amendment is contained in the notice of the meeting at which such vote is taken or if all directors are present) or at any regular meeting of the shareholders (or at any special meeting thereof duly called for that purpose) by the affirmative vote of a majority of the shares represented and entitled to vote at such meeting (if notice of the proposed alteration or amendment is contained in the notice of such meeting)

For bylaw provisions concerning the procedures for advance notice of nominations for election to the CSI board of directors (other than by the CSI board of directors or committee thereof) or procedures for advance notice to the CSI board of directors of business to be brought before an annual meeting of shareholders of CSI, the affirmative vote of the holders of at least 80% of the votes entitled to be cast by the holders of all CSI shares of entitled to vote generally in the election of directors, voting together as a single class, or the affirmative vote of a majority of the entire CSI board of directors with the concurring vote of a majority of the continuing directors, voting separately and as a subclass of directors, is required to alter, benefit of one member may not be made without the consent of that member.

However, in some circumstances, more particularly described in the LLC Agreement, the Pineapple board of managers may make amendments to the LLC Agreement without the approval of the Pineapple members to reflect:

•  a change in the name of Pineapple, the location of its principal place of business, its registered agent or its registered office;

•   an increase in the number of Units, an increase in the number of Units in a class of Units, or the designation of one or more new classes of Units in certain circumstances; or

•  the admission, substitution or withdrawal of partners.

CSI	Pineapple

amend or repeal, or adopt the provision.

Meetings; Voting; Action by Written Consent

CSI	Pineapple

Each share of CSI common stock entitles the holder to one vote with respect to each matter presented to CSI shareholders on which the holders of CSI common stock are entitled to vote. CSI shareholders do not have cumulative voting rights.

A regular meeting of the shareholders of CSI entitled to vote may be held at the principal office of the corporation or at such other place, within or without the State of Minnesota, as is designated by the CSI board of directors, or by written consent of all the shareholders entitled to vote thereat, at such time or times as may be designated by the CSI board of directors. Additionally, if the CSI board of directors fails to designate a time for a regular meeting for any consecutive period of 15 months the CSI board of directors must cause such regular meeting to be called within 90 days of receipt of the written demand of any shareholder owning 1% or more of all CSI voting shares.

The CSI bylaws provide that special meetings of the shareholders may be called by the chief executive officer, the chief financial officer, any two or more directors, or upon request by shareholders holding 10% or more of the voting power of the shareholders. The CSI bylaws prohibit the conduct of any business at a special meeting other than as brought before the meeting pursuant to the notice of meeting. Notice shall be mailed at least 10 but not more than 60 days prior to the date of the meeting.

For all matters presented to the Pineapple members at a meeting at which a quorum is present, other than a matter for which the affirmative vote of the holders of a specified portion of all Units entitled to vote is required by the DLLCA or the LLC Agreement, the affirmative vote of Pineapple members holding a majority of the Units entitled to vote at a meeting of Pineapple members at which a quorum is present shall be the act of the Pineapple members.

Meetings of the Pineapple members for any proper purpose or purposes may be called at any time by the Pineapple board of managers or Pineapple members holding a majority of the Units entitled to vote. If not otherwise stated in or fixed in accordance with the remaining provisions of the LLC Agreement, the record date for determining Pineapple members entitled to call a meeting is the date any Pineapple member first signs the notice of that meeting. Only business within the purpose or purposes described in the notice (or waiver thereof) required by the LLC Agreement may be conducted at a meeting of the Pineapple members. Written or printed notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the Pineapple board of managers or the Pineapple members calling the meeting, to each Pineapple member entitled to vote at such meeting. A quorum shall be present at a meeting of Pineapple members if (i) Hercules Capital, Inc., and (ii) the Pineapple members holding a majority of the Units entitled to vote are represented at the meeting in person or by proxy. With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of all Units entitled to vote is required by the DLLCA or the LLC Agreement, the affirmative vote of Pineapple members holding a majority of the Units entitled to vote at a meeting of Pineapple members at which a quorum is present shall be the act of the Pineapple members.

Any action required or permitted to be taken at any meeting of Pineapple members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action

CSI	Pineapple

so taken, shall be signed by the Pineapple member or members holding not less than the minimum percentage of each class of Units that would be necessary to take such action at a meeting at which all Pineapple members entitled to vote on the action were present and voted.

Shareholder Proposals and Director Nominations

CSI	Pineapple

Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been timely given to the secretary of CSI and such written notice sets forth the information required by CSI’s restated bylaws.

At the annual meeting, the shareholders shall elect directors of the corporation and shall transact such other business as may properly come before them. To be properly brought before the meeting, business must be of a nature that is appropriate for consideration at an annual meeting and must be (i) specified in the notice of meeting (or any supplement thereto) or at the direction of the CSI board of directors, (ii) otherwise properly brought before the meeting by or at the direction of the CSI board of directors, or (iii) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for matters to be properly brought before the annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of CSI and such written notice must set forth the information required by CSI’s restated bylaws.

To be timely, each such notice must be given, either by personal delivery or by United States mail, postage prepaid, to the secretary of CSI, not less than 45 days nor more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting.

Not applicable.

Indemnification and Limitation on Liability

CSI	Pineapple

CSI	Pineapple

According to the CSI restated bylaws, CSI must indemnify a person made or threatened to be made party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(1)         has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions;

(2)         acted in good faith;

(3)         received no improper personal benefit and Minnesota Statutes, Section 302A.255, if applicable, has been satisfied;

(4)        in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

(5)        in the case of acts or omissions occurring in the official capacity, reasonably believed that the conduct was in the best interests of the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation. If the person’s acts or omissions complained of in the proceeding relate to conduct as a director, officer, trustee, employee, or agent of an employee benefit plan, the conduct is not considered to be opposed to the best interests of the corporation if the person reasonably believed that the conduct was in the best interests of the participants or beneficiaries of the employee benefit plan.

CSI’s restated articles of incorporation provide that no CSI director will be personally liable to CSI or its shareholders for monetary damages for a breach of fiduciary duty as a director. However, CSI’s restated articles of incorporation do not limit or eliminate the liability of a director to the extent provided by applicable law (i) for breach of the director’s duty of

The LLC Agreement provides that certain persons, including members of the Pineapple board of managers, Pineapple members and Pineapple employees, shall not be liable to Pineapple, its subsidiaries or certain other persons, including members of the Pineapple board of managers, Pineapple members and Pineapple employees, for any loss, damage, claim, liability, demand, action, suit, proceeding or right of action incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of Pineapple and in a manner reasonably believed to be within the scope of authority conferred on such person by the LLC Agreement, except that such person shall be liable for any damages incurred by reason of such person’s fraud, gross negligence or willful misconduct or for any damages for which such person has an obligation to indemnify as an act outside the scope of Pineapple.

The LLC Agreement provides that the Company shall indemnify and hold harmless certain persons, including members of the Pineapple board of managers, Pineapple members and Pineapple employees, from any losses, claims, demands, costs, damages, judgements, fines, settlements and other amounts arising from any and all claims, actions or proceedings, in which such person was involved, may be involved or is threatened to be involved, as a party or otherwise, arising out of the business of Pineapple and its subsidiaries, to the fullest extent permitted by the DLLCA and other applicable laws. Notwithstanding the above, Pineapple shall not indemnify a Pineapple member or a member of the Pineapple board of managers for any conduct involving fraud, bad faith, willful or intentional misconduct, or a knowing violation of law. The LLC Agreement also provides for advancement of expenses for proceedings against any such person. Further, the LLC Agreement allows Pineapple to purchase and maintain insurance on behalf of the Pineapple board of managers, its affiliates, its employees and any person designated by the Pineapple board of managers to protect against any liability incurred by such person in connection with Pineapple’s activities or such person’s activities on behalf of Pineapple, regardless of whether Pineapple would have the power to indemnify such person against such liability under the LLC Agreement.

CSI	Pineapple

loyalty to CSI or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for violations of sections 302A.559 of the Minnesota Statutes (relating to illegal distributions) or 80A.23 of the Minnesota Statutes (since repealed relating to civil violations of Minnesota securities laws); (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective.

Exclusive Forum

CSI	Pineapple

Not applicable.	The LLC Agreement provides that any claims, suits, actions or proceedings (A) arising out of or relating in any way to the LLC Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the LLC Agreement or the duties, obligations or liabilities among the Partners or of Partners to Pineapple, or the rights or powers of, or restrictions on, the Partners or Pineapple), (B) brought in a derivative manner on behalf of Pineapple, (C) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer or other employee of Pineapple or the Pineapple board of managers, or owed by the Pineapple board of managers, to Pineapple or the Partners, (D) asserting a claim arising pursuant to any provision of the DLLCA or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. However, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over the action, the action may be brought in any other court in the State of Delaware having subject matter jurisdiction.

Conflicts of Interest; Fiduciary Duties

CSI	Pineapple

CSI’s directors owe certain fiduciary duties to CSI	The LLC Agreement contains provisions replacing the

shareholders. Under the MBCA, directors must discharge the position’s duties in good faith, in a manner that the director reasonably believes is in the corporation’s best interests and directors must discharge the position’s duties with the care that an ordinarily prudent person in a similar position would do under similar circumstances.	fiduciary duties that would otherwise be owed by the Pineapple board of managers with contractual standards governing the duties of the Pineapple board of managers. The LLC Agreement also restricts the remedies available to Pineapple members for actions taken that might, without those limitations, constitute breaches of fiduciary duty and permits the Pineapple board of managers to take into account the interest of other parties in addition to Pineapple’s interests when resolving conflicts of interest.

Taxation

CSI	Pineapple

CSI is treated as a corporation for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”	Pineapple will be treated as a corporation for U.S. federal income tax purposes.

LEGAL MATTERS

The validity of the CSI common stock to be issued in connection with the merger will be passed upon by Ballard Spahr LLP. Certain U.S. federal income tax consequences relating to the CVRs will be passed upon for CSI by Ballard Spahr LLP.

EXPERTS

The consolidated financial statements of Communications Systems, Inc., as of and for the years ended December 31, 2020 and 2019, have been audited by Baker Tilly US, LLP, independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Pineapple Energy LLC as of December 31, 2020 and for the period of inception (December 1, 2020) through December 31, 2020, have been audited by Baker Tilly US, LLP, independent registered public accounting firm, as stated in their report which is included herein (which contains an explanatory paragraph describing conditions that raise substantial doubt about Pineapple Energy LLC’s ability to continue as a going concern as described in Note 1 to the financial statements). Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Hawaii Energy Connection, LLC and E-Gear, LLC as of and for the years ended December 31, 2020 and 2019, have been audited by Baker Tilly US, LLP, independent registered public accounting firm, as stated in their report which is included herein. Such combined financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial statements of Pineapple Energy LLC and the unaudited interim combined financial statements of Hawaii Energy Connection, LLC and E-Gear, LLC for the nine-month periods ended September 30, 2021, included in this proxy statement/prospectus, Baker Tilly US, LLP has reported that they have applied limited procedures in accordance with professional standards for a review of such interim financial statements. However, their reports on their reviews of the unaudited interim financial statements of Pineapple Energy LLC and the unaudited interim combined financial statements of Hawaii Energy Connection, LLC and E-Gear, LLC for the nine-month period ended September 30, 2021, dated January 18, 2022 and January 12, 2022, respectively, and included herein, state that they did not audit and they do not express an opinion on those interim financial statements. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Baker Tilly US, LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial statements because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

HOUSEHOLDING OF MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of this proxy statement/prospectus may have been sent to multiple shareholders in a household. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed in writing to a shareholder’s broker, bank or other nominee holding shares of our common stock for such shareholder or to us at Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, MN 55343, Attention: Secretary, or call our Secretary at (952) 996-1674. Shareholders wishing to receive separate copies of our proxy statements in the future, and shareholders sharing an address that wish to receive a single copy of our proxy statements if they are receiving multiple copies of our proxy statements, should contact their bank, broker or other nominee record holder, or may contact the Secretary at the above address.

SHAREHOLDER PROPOSALS

Pursuant to our bylaws, the business transacted at all special meetings must be confined to the purposes stated in the notice of the special meeting and accordingly, shareholder proposals cannot be submitted for the special meeting.

Whether or not the Pineapple Merger Transaction is consummated, CSI’s SEC reporting obligations as a public company will not be affected. CSI has not yet held a 2022 annual meeting of shareholders. As a result, under Rule 14a-8 promulgated under the Exchange Act (“Rule 14a-8”), a shareholder may submit proposals before the CSI 2022 annual meeting of shareholders if all applicable requirements of Rule 14a-8 are satisfied and such proposals are received by our Secretary within a reasonable time before we print and mail materials for our 2022 annual meeting of shareholders. We anticipate that we will disclose the deadline for shareholders to submit proposals for the 2022 annual meeting of shareholders under Rule 14a-8 on a Current Report on Form 8-K once such deadline is known.

Pursuant to CSI’s bylaws, except in the case of proposals made in accordance with Rule 14a-8, at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the CSI board of directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of CSI of the shareholder’s intention to bring the business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days or more than 75 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Section 2.9 of our bylaws.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The reports and other information that we file with the SEC are also available in the “Financial Reports” section of our corporate website at www.commsystems.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement/prospectus.

Any person, including any beneficial owner, to whom this proxy statement/prospectus is delivered may request a copy of this proxy statement/prospectus or any of its appendices, without charge, by written request directed to the attention of our Secretary at Communications Systems, Inc., 10900 Red Circle Drive, Minnetonka, MN 55343, or by calling our Secretary at (952) 996-1674.

Communications Systems has filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act to register the shares of CSI common stock to be issued to Pineapple equity holders in the merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about CSI and CSI common stock. However, this proxy statement/prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. CSI and Pineapple encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

CSI has supplied all the information contained in this proxy statement/prospectus relating to CSI and Pineapple has supplied all information contained in this proxy statement/prospectus relating to Pineapple.

This proxy statement/prospectus does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement/prospectus to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus.

This proxy statement/prospectus is dated January , 2022. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and the mailing of this proxy statement/prospectus to shareholders does not create any implication to the contrary.

FINANCIAL STATEMENTS

The following is an index to the financial statements of Communications Systems, Inc. and its subsidiaries included in this proxy statement/prospectus:

The following is an index to the financial statements of Pineapple Energy LLC included in this proxy statement/prospectus:

The following is an index to the combined financial statements of Hawaii Energy Connection, LLC and E-Gear, LLC, included in this proxy statement/prospectus:

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS
		Audited
	September 30	December 31
	2021	2020
CURRENT ASSETS:
Cash and cash equivalents	$35,284,786	$12,789,975
Investments	2,861,394	2,759,024
Trade accounts receivable, less allowance for
doubtful accounts of $33,000 and $14,000, respectively	2,119,022	4,402,023
Inventories, net	121,098	136,264
Prepaid income taxes	15,910	35,948
Other current assets	1,068,799	556,953
Current assets held for sale	—	15,078,066
TOTAL CURRENT ASSETS	41,471,009	35,758,253
PROPERTY, PLANT AND EQUIPMENT, net	5,800,827	6,087,975
OTHER ASSETS:
Investments	3,942,825	7,109,212
Goodwill	2,086,393	2,086,393
Operating lease right of use asset	191,134	284,251
Intangible assets, net	2,440,562	2,775,361
Other assets, net	183,373	171,619
Non-current assets held for sale	846,000	1,283,261
TOTAL OTHER ASSETS	9,690,287	13,710,097
TOTAL ASSETS	$56,962,123	$55,556,325
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,716,451	$709,283
Accrued compensation and benefits	1,247,228	1,531,595
Operating lease liability	132,690	127,243
Other accrued liabilities	203,203	318,650
Accrued consideration	—	550,000
Dividends payable	34,022,195	16,147
Deferred revenue	608,712	456,912
Current liabilities held for sale	—	3,727,821
TOTAL CURRENT LIABILITIES	37,930,479	7,437,651
LONG TERM LIABILITIES:
Long-term compensation plans	—	116,460
Operating lease liability	69,613	167,697
Deferred revenue	397,076	310,179
Long term liabilities held for sale	—	29,611
TOTAL LONG-TERM LIABILITIES	466,689	623,947
COMMITMENTS AND CONTINGENCIES (Footnote 9)
STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00 per share; 3,000,000 shares authorized; none issued
Common stock, par value $0.05 per share; 30,000,000 shares authorized;
9,720,627 and 9,321,927 shares issued and outstanding, respectively	486,031	466,096
Additional paid-in capital	44,878,533	43,572,114
Retained earnings (accumulated deficit)	(26,815,002)	4,135,284
Accumulated other comprehensive loss	15,393	(678,767)
TOTAL STOCKHOLDERS’ EQUITY	18,564,955	47,494,727
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$56,962,123	$55,556,325

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-1

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Sales	$1,828,299	$3,354,306	$5,313,047	$5,321,683
Cost of sales	1,112,528	2,181,589	3,459,331	3,756,475
Gross profit	715,771	1,172,717	1,853,716	1,565,208
Operating expenses:
Selling, general and administrative expenses	1,687,930	1,959,583	5,566,808	5,016,736
Amortization expense	110,489	106,333	346,277	106,333
Transaction costs	542,509	71,301	1,854,382	485,886
Restructuring expense	242,275	—	242,275	—
Total operating expenses	2,583,203	2,137,217	8,009,742	5,608,955
Operating loss from continuing operations	(1,867,432)	(964,500)	(6,156,026)	(4,043,747)
Other income (expenses):
Investment and other income (expense)	67,791	281,794	(178,874)	665,158
Gain on sale of assets	4,078	—	20,326	308,403
Interest and other expense	(2,352)	(7,060)	(7,290)	(26,151)
Other income (expense), net	69,517	274,734	(165,838)	947,410
Operating loss from continuing operations before income taxes	(1,797,915)	(689,766)	(6,321,864)	(3,096,337)
Income tax expense	5,170	8,952	5,760	4,049
Net loss from continuing operations	(1,803,085)	(698,718)	(6,327,624)	(3,100,386)
Net income from discontinued operations, net of tax	10,411,404	961,083	10,835,605	2,931,863
Net income (loss)	8,608,319	262,365	4,507,981	(168,523)

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on available-for-sale securities	1,231	(15,897)	(5,416)	(5,800)
Foreign currency translation adjustment	644,590	81,146	699,576	(59,859)
Total other comprehensive income (loss)	645,821	65,249	694,160	(65,659)
Comprehensive (loss) income	$9,254,140	$327,614	$5,202,141	$(234,182)

Basic net income (loss) per share:
Continuing operations	$(0.19)	$(0.07)	$(0.67)	$(0.33)
Discontinued operations	1.08	0.10	1.15	0.31
	$0.89	$0.03	$0.48	$(0.02)

Diluted net income (loss) per share:
Continuing operations	$(0.18)	$(0.07)	$(0.65)	$(0.33)
Discontinued operations	1.07	0.10	1.12	0.31
	$0.89	$0.03	$0.47	$(0.02)

Weighted Average Basic Shares Outstanding	9,631,064	9,355,425	9,476,264	9,323,902
Weighted Average Dilutive Shares Outstanding	9,715,252	9,444,986	9,660,317	9,323,902
Dividends declared per share	$3.50	$—	$3.50	$0.04

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-2

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)
For the Nine Months Ended September 30, 2021

				Retained	Accumulated
			Additional	Earnings	Other
	Common Stock		Paid-in	(Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit)	(Loss) Income	Total
BALANCE AT DECEMBER 31, 2020	9,321,927	$466,096	$43,572,114	$4,135,284	$(678,767)	$47,494,727
Net income	—	—	—	4,507,981	—	4,507,981
Issuance of common stock under
Employee Stock Purchase Plan	9,540	477	48,532	—	—	49,009
Issuance of common stock to
Employee Stock Ownership Plan	72,203	3,610	326,358	—	—	329,968
Issuance of common stock under
Executive Stock Plan	993,977	49,699	3,714,658	—	—	3,764,357
Share based compensation	—	—	559,397	—	—	559,397
Other share retirements	(677,020)	(33,851)	(3,342,526)	(1,436,068)	—	(4,812,445)
Shareholder dividends ($3.50 per share)	—	—	—	(34,022,199)	—	(34,022,199)
Other comprehensive income	—	—	—	—	694,160	694,160
BALANCE AT SEPTEMBER 30, 2021	9,720,627	$486,031	$44,878,533	$(26,815,002)	$15,393	$18,564,955

For the Three Months Ended September 30, 2021

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	(Loss) Income	Total
BALANCE AT JUNE 30, 2021	9,470,424	$473,521	$44,053,498	$(7,772)	$(630,428)	$43,888,819
Net income	—	—	—	8,608,319	—	8,608,319
Issuance of common stock under
Executive Stock Plan	898,096	44,905	3,714,658	—	—	3,759,563
Share based compensation	—	—	317,065	—	—	317,065
Other share retirements	(647,893)	(32,395)	(3,206,688)	(1,393,355)	—	(4,632,438)
Shareholder dividends ($3.50 per share)	—	—	—	(34,022,194)	—	(34,022,194)
Other comprehensive income	—	—	—	—	645,821	645,821
BALANCE AT SEPTEMBER 30, 2021	9,720,627	$486,031	$44,878,533	$(26,815,002)	$15,393	$18,564,955
The accompanying notes are an integral part of the condensed consolidated financial statements.

F-3

For the Nine Months Ended September 30, 2020

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total
BALANCE AT DECEMBER 31, 2019	9,252,749	$462,637	$42,977,914	$4,649,395	$(697,664)	$47,392,282
Net loss	—	—	—	(168,523)	—	(168,523)
Issuance of common stock under
Employee Stock Purchase Plan	12,968	648	66,246	—	—	66,894
Issuance of common stock to
Employee Stock Ownership Plan	66,059	3,303	404,281	—	—	407,584
Issuance of common stock under
Executive Stock Plan	64,352	3,218	20,720	—	—	23,938
Share based compensation	—	—	319,777	—	—	319,777
Other share retirements	(82,964)	(4,148)	(387,265)	37,192	—	(354,221)
Shareholder dividends ($0.04 per share)	—	—	—	(380,041)	—	(380,041)
Other comprehensive loss	—	—	—	—	(65,659)	(65,659)
BALANCE AT SEPTEMBER 30, 2020	9,313,164	$465,658	$43,401,673	$4,138,023	$(763,323)	$47,242,031

For the Three Months Ended September 30, 2020

					Accumulated
			Additional		Other
	Common Stock		Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total
BALANCE AT JUNE 30, 2020	9,351,486	$467,573	$43,495,046	$3,830,132	$(828,572)	$46,964,179
Net income	—	—	—	262,365	—	262,365
Issuance of common stock under Employee Stock Purchase Plan	4,899	245	24,593	—	—	24,838
Issuance of common stock under Executive Stock Plan	15,768	789	15,540	—	—	16,329
Share based compensation	—	—	143,150	—	—	143,150
Other share retirements	(58,989)	(2,949)	(276,656)	44,309	—	(235,296)
Shareholder dividends ($0.00 per share)	—	—	—	1,217	—	1,217
Other comprehensive income	—	—	—	—	65,249	65,249
BALANCE AT SEPTEMBER 30, 2020	9,313,164	$465,658	$43,401,673	$4,138,023	$(763,323)	$47,242,031
The accompanying notes are an integral part of the condensed consolidated financial statements.

F-4

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$4,507,981	$(168,523)
Net income from discontinued operations, net of tax	10,835,605	2,931,863
Net loss from continuing operations	(6,327,624)	(3,100,386)
Adjustments to reconcile net income (loss) to
net cash (used in) provided by operating activities:
Depreciation and amortization	643,541	621,363
Share based compensation	559,397	319,777
Deferred taxes	—	9,534
Investment impairment loss	399,829	—
Gain on sale of assets	(20,326)	(303,899)
Changes in assets and liabilities:
Trade accounts receivable	2,238,172	(3,852,877)
Inventories	15,167	(136,732)
Prepaid income taxes	20,039	(15,587)
Other assets, net	(507,020)	(319,063)
Accounts payable	1,007,228	1,125,157
Accrued compensation and benefits	(70,858)	(73,895)
Other accrued liabilities	123,729	114,762
Net cash used in operating activities - continuing operations	(1,918,726)	(5,611,846)
Net cash (used in) provided by operating activities - discontinued operations	(707,243)	32,012
Net cash used in operating activities	(2,625,969)	(5,579,834)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(20,264)	(101,032)
Acquisition of business, net of cash acquired	—	(3,975,894)
Purchases of investments	—	(18,415,534)
Proceeds from the sale of property, plant and equipment	20,326	420,000
Proceeds from the sale of investments	2,703,601	15,277,710
Net cash provided by investing activities - continuing operations	2,703,663	(6,794,750)
Net cash provided by investing activities - discontinued operations	23,625,453	7,977,300
Net cash provided by investing activities	26,329,116	1,182,550
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(16,152)	(563,766)
Proceeds from issuance of common stock, net of shares withheld	3,813,366	90,832
Payment of contingent consideration related to acquisition	(550,000)	—
Purchase of common stock	(4,812,445)	(354,221)
Net cash used in financing activities	(1,565,231)	(827,155)
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	54,386	(7,725)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	22,192,302	(5,232,164)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	13,092,484	14,607,510
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$35,284,786	$9,375,346
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes (refunded) paid	$(17,971)	$10,102
Interest paid	4,639	25,387
Dividends declared not paid	34,022,195	16,637
Operating right of use assets obtained in exchange for lease obligations	—	208,650

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-5

COMMUNICATIONS SYSTEMS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Communications Systems, Inc. (herein collectively referred to as “CSI,” “our,” “we” or the “Company”) is a Minnesota corporation organized in 1969 that until August 2, 2021 classified its business into two segments: (1) the Electronics & Software segment (consisting of US-based subsidiary Transition Networks and UK-based subsidiary Net2Edge) which (i) manufactures and sells solutions that provide actionable intelligence, power and connectivity at the edge of networks through PoE products, software and services as well as traditional products such as media converters, network adapters and other connectivity products and (ii) designs, develops, and sells edge network access products, TDM (time-division multiplexing) over IP and other circuit emulation solutions, along with specialized cloud-based software solutions, primarily within the telecommunications market; and (2) the Services and Support segment (consisting of subsidiaries JDL and Ecessa), which (i) provides technology solutions including virtualization, managed services, wired and wireless network design and implementation, and hybrid cloud infrastructure and deployment and (ii) designs, develops, and sells SD-WAN (software-designed wide-area network) solutions.

As previously disclosed, on August 2, 2021, the Company and Lantronix, Inc. completed the sale by CSI to Lantronix of all of the issued and outstanding stock of CSI’s wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of its wholly owned subsidiary, Transition Networks Europe Limited (collectively with Transition Networks, Inc., the “TN Companies”), pursuant to the securities purchase agreement dated April 28, 2021 (“E&S Sale Transaction”). As a result, sales and expenses related to the operations of the former Electronics & Software segment have been presented as discontinued operations in this Form 10-Q.

For purposes of this Form 10-Q, the Company classifies operations from its Services & Support segment. Non-allocated general and administrative expenses are separately accounted for as “Other” in the Company’s segment reporting. Intercompany revenues are eliminated upon consolidation.

Financial Statement Presentation

The condensed consolidated balance sheet as of September 30, 2021, the related condensed consolidated statements of income (loss) and comprehensive income (loss), the condensed consolidated statements of changes in stockholders’ equity for the three and nine months ended September 30, 2021 and 2020, and the condensed consolidated statements of cash flows for the periods ended September 30, 2021 and 2020 have been prepared by Company management. In the opinion of management, all adjustments (which include only normal recurring adjustments, except where noted) necessary to present fairly the financial position, results of operations, and cash flows at September 30, 2021 and 2020 and for the periods then ended have been made.

Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted. We recommend these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2020 Annual Report to Shareholders on Form 10-K (“2020 Form 10-K”). The results of operations for the period ended September 30, 2021 are not necessarily indicative of operating results for the entire year.

F-6

The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the balance sheet date, and the reported amounts of revenues and expenses during the reporting period. The estimates and assumptions used in the accompanying condensed consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the time of the financial statements. Actual results could differ from those estimates.

Except to the extent updated or described below, the significant accounting policies set forth in Note 1 to the consolidated financial statements in the December 31, 2020 Form 10-K, appropriately represent, in all material respects, the current status of accounting policies, and are incorporated herein by reference.

Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss, net of tax, are as follows:

			Accumulated Other Comprehensive Loss
			Other
	Foreign Currency	Unrealized gain	Comprehensive
	Translation	(loss) on securities	Loss
December 31, 2020	$(700,000)	$21,000	$(679,000)

Net current period change	700,000	(6,000)	694,000

September 30, 2021	$—	$15,000	$15,000

NOTE 2 – REVENUE RECOGNITION

Services & Support

The Company has determined that the following performance obligations identified in its Services & Support segment are transferred over time: managed services and professional services (time and materials (“T&M”) and fixed price) as well as services under maintenance and service contracts. The managed services performance obligation is a bundled solution consisting of a series of distinct services that are substantially the same and that have the same pattern of transfer to the customer and are therefore recognized evenly over the term of the contract. T&M professional services arrangements are recognized over time with an input method based on hours expended towards satisfying the performance obligation. Fixed price professional service arrangements under a relatively longer-term service are also recognized over time with an input method based on hours expended. Maintenance and service contracts are recognized evenly over the life of the contract.

The Company has also identified the following performance obligations within its Services & Support segment that are recognized at a point in time: resale of third-party hardware and software; installation; arranging for another party to transfer services to the customer; and certain professional services. The resale of third-party hardware and software is recognized at a point in time, when the goods are shipped or delivered to the customer’s location, in accordance with the shipping terms. Installation services are recognized at a point in time when the services are completed. The service the Company provides to arrange for another party to transfer services to the customer is satisfied at a point in time after the Company has transferred control when the service is first available to the customer by the third-party vendor. The Company reports revenue from these third-party services on a net basis in its financial statements. Depending on the nature of the service, certain professional services transfer control at a point in time. The Company evaluates these circumstances on a case-by-case basis to determine if revenue should be recognized over time or at a point in time.

F-7

Disaggregation of revenue

Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that best reflects the consideration we expect to receive in exchange for those goods or services. In accordance with ASC 606-10-50-5, the following tables present how we disaggregate our revenues.

For the Services & Support segment, we analyze revenue by customer group and type, which is as follows for the three and nine months ended September 30, 2021 and 2020:

	Services & Support Revenue by Customer Group
	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Financial	$482,000	$117,000	$1,306,000	$314,000
Healthcare	261,000	244,000	760,000	674,000
Education	64,000	2,312,000	212,000	3,031,000
Other commercial clients	1,021,000	682,000	3,035,000	1,302,000
CSI IT operations	119,000	175,000	406,000	561,000
	$1,947,000	$3,530,000	$5,719,000	$5,882,000

	Services & Support Revenue by Type
	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Project & product revenue	$297,000	$2,611,000	$927,000	$3,498,000
Services & support revenue	1,650,000	919,000	4,792,000	2,384,000
	$1,947,000	$3,530,000	$5,719,000	$5,882,000

F-8

NOTE 3 – DISCONTINUED OPERATIONS

On March 11, 2020, the Company sold the remainder of its Suttle business lines, including the SoHo, MediaMAX, and SpeedStar brands and inventory as well as working capital, certain capital equipment, intellectual property, and customer relationships to Oldcastle Infrastructure, Inc. (“Oldcastle”) for $8,000,000, with a working capital adjustment 90 days after close. Oldcastle will operate the majority of the acquired Suttle business through its whollyowned subsidiary, Primex Technologies, Inc. The Company received proceeds of $8,900,000 and recorded a gain on the sale of $2,247,000 during 2020.

Concurrent with the closing of the transaction, the Company and Oldcastle entered into a Transition Services Agreement (“TSA”) under which Suttle continued to manufacture products for Oldcastle for six months, to ensure seamless supply and quality assurance to the existing customer base. Concurrently with the closing of the transaction and the TSA, the Company and Oldcastle also entered into a lease agreement under which Oldcastle agreed to lease two buildings in Hector, Minnesota, where Suttle had conducted operations. Base rents under the lease agreement range from $6,970 to $7,180 per month. The presentation of discontinued operations with respect to this Suttle sale has been retrospectively applied to all prior periods presented.

On August 2, 2021, the Company and Lantronix, Inc. (“Lantronix”) completed the sale by CSI to Lantronix of all of the issued and outstanding stock of CSI’s wholly owned subsidiary, Transition Networks, Inc., and the entire issued share capital of its wholly owned subsidiary, Transition Networks Europe Limited (collectively with Transition Networks, Inc., the “TN Companies”), pursuant to a securities purchase agreement dated April 28, 2021 (“E&S Sale Transaction”).

The Company received net proceeds of $23,630,000, which included a working capital adjustment of $(1,376,000) and recorded a gain on sale of $13,455,000 during the third quarter of 2021. The presentation of discontinued operations with respect to this E&S Sale Transaction has been retrospectively applied to all prior periods presented.

Under the securities purchase agreement, Lantronix has also agreed to pay CSI, if earned, earnout payments of up to $7.0 million payable following two successive 180-day intervals after the closing of the E&S Sale Transaction based on revenue targets for the business of the TN Companies as specified in the securities purchase agreement, subject to certain adjustments and allocations as further described in the securities purchase agreement. Concurrently with the closing of the transaction, CSI and Lantronix entered into a transition services agreement under which CSI will perform administrative and IT services, and lease office, warehouse and production space to Lantronix at CSI’s Minnetonka, Minnesota facility for a period of up to twelve months.

On August 31, 2021, the Company entered into a purchase agreement with Winport Holdings, LLC for the sale of the Company’s real and personal property located in Hector, Minnesota including the lease with Oldcastle for $900,000. The Company recorded a $100,000 impairment loss on these assets in order to write down the assets to the fair value less the costs to sell and recorded the assets as held for sale at September 30, 2021. The assets of the discontinued operations classified as held for sale are as follows:

	September 30, 2021	December 31, 2020
Cash and cash equivalents	$—	$303,000
Trade accounts receivable	—	5,775,000
Inventories	—	8,561,000
Other current assets	—	439,000
Total current assets	$—	$15,078,000

Property, plant, and equipment	$846,000	$1,154,000
Right of use asset		129,000
Total noncurrent assets	$846,000	$1,283,000

Total assets held for sale	$846,000	$16,361,000

Accounts payable	$—	$1,669,000
Accrued compensation and benefits	—	767,000
Operating lease liability	—	86,000
Other accrued liabilities	—	1,206,000
Total current liabilities	$—	$3,728,000

Operating lease liability	$—	$30,000
Total noncurrent liabilities	$—	$30,000

Total liabilities held for sale	$—	$3,758,000

F-9

The financial results of the discontinued operations are as follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2021	2020	2021	2020
Sales	$2,806,000	$9,067,000	$20,478,000	$30,354,000
Cost of sales	1,789,000	5,027,000	11,774,000	17,894,000
Selling, general and administrative expenses	1,044,000	2,848,000	7,090,000	10,310,000
Transaction costs	982,000	—	2,141,000	—
Impairment loss	100,000	—	100,000	—
Restructuring expenses	1,287,000	194,000	1,287,000	958,000
Gain on sale of assets	(13,455,000)	(19,000)	(13,455,000)	(2,057,000)
Foreign currency translation loss	642,000	—	642,000	—
Other expense	4,000	61,000	61,000	317,000
Operating income before income taxes	10,413,000	956,000	10,838,000	2,932,000
Income tax expense	2,000	(5,000)	2,000	—
Income from discontinued operations	$10,411,000	$961,000	$10,836,000	$2,932,000

During the three and nine months ended September 30, 2021, the Company recorded $1,529,000 in restructuring expense, with $1,287,000 in discontinued operations. This consisted of severance and related benefits costs due to the sale of the E&S segment. The Company incurred $958,000 in restructuring costs during the nine months ended September 30, 2020 related to severance and related benefits due to the sale of Suttle’s business lines. The Company paid $1,169,000 in restructuring charges during the first nine months of 2021 and had $612,000 in restructuring accruals recorded in accrued compensation and benefits at September 30, 2021 that are expected to be paid during 2021 and 2022.

F-10

NOTE 4 – CASH EQUIVALENTS AND INVESTMENTS

The following tables show the Company’s cash equivalents and available-for-sale securities’ amortized cost, gross unrealized gains, gross unrealized losses and fair value by significant investment category recorded as cash and cash equivalents or short- and long-term investments as of September 30, 2021 and December 31, 2020:

September 30, 2021
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash Equivalents	Short-Term Investments	Long-Term Investments
Cash equivalents:
Money Market funds	$33,138,000	$—	$—	$33,138,000	$33,138,000	$—	$—
Subtotal	33,138,000	—	—	33,138,000	33,138,000	—	—

Investments:
Corporate Notes/Bonds	5,653,000	3,000	(1,000)	5,655,000	—	2,861,000	2,794,000
Convertible Debt	250,000	—	—	250,000	—	—	250,000
Subtotal	5,903,000	3,000	(1,000)	5,905,000	—	2,861,000	3,044,000

Total	$39,041,000	$3,000	$(1,000)	$39,043,000	$33,138,000	$2,861,000	$3,044,000

December 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash Equivalents	Short-Term Investments	Long-Term Investments
Cash equivalents:
Money Market funds	$9,424,000	$—	$—	$9,424,000	$9,424,000	$—	$—
Subtotal	9,424,000	—	—	9,424,000	9,424,000	—	—

Investments:
Commercial Paper	700,000	—	—	700,000	—	700,000	—
Corporate Notes/Bonds	7,658,000	7,000	(1,000)	7,664,000	—	2,059,000	5,605,000
Convertible Debt	605,000	—	—	605,000	—	—	605,000
Subtotal	8,963,000	7,000	(1,000)	8,969,000	—	2,759,000	6,210,000

Total	$18,387,000	$7,000	$(1,000)	$18,393,000	$9,424,000	$2,759,000	$6,210,000

The following table summarizes the estimated fair value of our investments, designated as available-for-sale and classified by the contractual maturity date of the securities as of September 30, 2021:

	Amortized Cost	Estimated Market Value
Due within one year	$2,860,000	$2,861,000
Due after one year through five years	3,043,000	3,044,000
	$5,903,000	$5,905,000

F-11

During the first nine months of 2021, the Company recognized a realized loss on its convertible debt investments and recorded $400,000 in expense within investment and other income (expense) in the accompanying condensed consolidated statement of income (loss) and comprehensive income (loss). The Company did not recognize any gross realized gains during either of the three or nine-month periods ending September 30, 2021.

In April 2020, the Company made an $899,000 investment in the common stock of Quortus Ltd., a UK-based company that provides virtual core network software for Private LTE solutions for critical and secure communications. This investment was important for the Company’s Electronics & Software segment because this segment was partnering with Quortus to integrate the Quortus Private LTE core in existing and new products for that segment’s federal business, network extensions, and private networks for enterprises. The Company’s investment represents less than 10% of the outstanding equity of Quortus Ltd. The Company uses the cost method to account for investments in common stock of entities such as Quortus if the Company does not have the ability to exercise significant influence over the operating and financial matters of the entity. The Company also uses the cost method to account for its investments that are not in the form of common stock or in-substance common stock in entities if the Company does not have the ability to exercise significant influence over the entity’s operating and financial matters.

NOTE 5 - STOCK-BASED COMPENSATION

Employee Stock Purchase Plan

Under the Company’s Employee Stock Purchase Plan (“ESPP”), employees are able to acquire shares of common stock at 85% of the price at the end of each current quarterly plan term. The ESPP is considered compensatory under current Internal Revenue Service rules. At September 30, 2021, 59,303 shares remain available for future issuance under the ESPP. The ESPP was suspended effective March 31, 2021 due to conditions of the Pineapple Merger Agreement.

2011 Executive Incentive Compensation Plan

On March 28, 2011 the Board adopted and on May 19, 2011 the Company’s shareholders approved the Company’s 2011 Executive Incentive Compensation Plan (“2011 Plan”). The 2011 Plan authorizes incentive awards to officers, key employees and non-employee directors in the form of options (incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance stock units (“deferred stock”), performance cash units, and other awards in stock, cash, or a combination of stock and cash. The 2011 Plan, as amended, allows the issuance of up to 2,500,000 shares of common stock.

At September 30, 2021, 1,425,008 shares have been issued under the 2011 Plan, there are no shares subject to currently outstanding options, deferred stock awards, and unvested restricted stock units, and 1,074,992 shares are eligible for grant under future awards.

The closing of the E&S Sale Transaction on August 2, 2021 constituted a “Change in Control” as defined in the Company’s 2011 Plan. In accordance with the determinations and approvals of the Compensation Committee, effective on August 1, 2021, each Incentive Award granted and outstanding under the 2011 Plan and not otherwise forfeited or expired in accordance with its terms was fully vested and exercisable and any restrictions lapsed. After giving effect to such acceleration and vesting, on the August 2, 2021 closing date:

•	All then-outstanding restricted stock units (RSUs”) were settled by exchanging them for the equivalent number of shares of the Company’s common stock specified in the respective RSU award agreements, with the shares of the Company’s common stock issued on settlement of the RSUs being issued and outstanding as of the closing date.
•	All then-outstanding stock options having an exercise price less than the Fair Market Value (as defined in the 2011 Plan) on the closing date were settled by exchanging the options for a “net” number of shares of the Company’s common stock as if exercised on a net or cashless basis as provided in the 2011 Plan (for administrative convenience, rounded up to the next whole share), with the net shares of the Company’s common stock issued on settlement of these stock options being issued and outstanding as of the closing date.
•	Following the disposition of the outstanding RSUs and stock options as described above, these Incentive Awards were terminated and cancelled as of the closing date.
•	All then-outstanding stock options having an exercise price equal to or greater than the Fair Market Value on the closing date were terminated and cancelled as of the closing date without any payment therefor.
•	Due to conditions of the Pineapple Merger Agreement, no additional awards have been made under the 2011 Plan.

F-12

Changes in Stock Options Outstanding

The following table summarizes changes in the number of outstanding stock options under the 2011 Plan over the period December 31, 2020 to September 30, 2021:

Weighted average
		Weighted average	remaining
		exercise price	contractual term
	Options	per share	in years
Outstanding – December 31, 2020	1,173,190	$6.52	3.35
Awarded	—	—
Exercised	(799,390)	4.70
Forfeited	(373,800)	10.43
Outstanding – September 30, 2021	—	—	—

Exercisable at September 30, 2021	—	$—	—
Expected to vest September 30, 2021	—	—	—

Because all outstanding options were either vested and exercised or cancelled, the aggregate intrinsic value of all options (the amount by which the market price of the stock on the last day of the period exceeded the market price of the stock on the date of grant) outstanding at September 30, 2021 was $0. The intrinsic value of all options exercised during the nine months ended September 30, 2021 was $1,961,000. Net cash proceeds from the exercise of all stock options were $15,000 and $0 in each of the nine-month periods ended September 30, 2021 and 2020.

Changes in Deferred Stock Outstanding

The following table summarizes the changes in the number of deferred stock shares under the 2011 Plan over the period December 31, 2020 to September 30, 2021:

		Weighted Average
		Grant Date
	Shares	Fair Value
Outstanding – December 31, 2020	272,695	$3.91
Granted	—	—
Vested	(194,586)	4.05
Forfeited	(78,109)	3.56
Outstanding – September 30, 2021	—	—

Compensation Expense

Share-based compensation expense recognized for the nine months ended September 30, 2021 was $559,000 before income taxes and $442,000 after income taxes. Share-based compensation expense recognized for the nine months ended September 30, 2020 was $320,000 before income taxes and $253,000 after income taxes. There was no unrecognized compensation expense for the Company’s plans at September 30, 2021 due to the acceleration of all outstanding equity awards as part of the E&S Sale Transaction. Share-based compensation expense is recorded as a part of selling, general and administrative expenses.

F-13

Employee Stock Ownership Plan (ESOP)

All eligible employees of the Company participate in the ESOP after completing one year of service. Contributions are allocated to each participant based on compensation and vest 20% after two years of service and incrementally thereafter, with full vesting after six years. The Company contributed $329,968 for which the Company issued 72,203 shares in March 2021 for the 2020 ESOP contribution. Due to conditions of the Pineapple Merger Agreement, no additional contributions will be made to the ESOP.

NOTE 6 - INVENTORIES

Inventories summarized below are priced at the lower of first-in, first-out cost or net realizable value:

	September 30	December 31
	2021	2020
Finished goods	$35,000	$22,000
Raw and processed materials	86,000	114,000
	$121,000	$136,000

NOTE 7 – BUSINESS COMBINATIONS

On May 14, 2020, in a reverse triangular merger, the Company completed the acquisition of 100% of Ecessa Corporation. Ecessa designs and distributes software-defined wide area networking (SD-WAN) solutions for businesses through the deployment of over 10,000 field installations (since 2002) of Ecessa Edge®, PowerLink®, and WANworX® controllers. The acquisition expands the Company’s IoT intelligent edge products and services and provides opportunities to expand the Company’s services platform. The purchase price was $4,642,000, with cash acquired totaling $666,000. The purchase price includes initial consideration of $4,666,000 and $(24,000) in working capital adjustments.

The assets and liabilities of Ecessa were recorded in the consolidated balance sheet within the Services & Support segment as of the acquisition date, at their respective fair values. The purchase price allocation is based on the estimated fair value of assets acquired and liabilities assumed and has been allocated as follows:

May 14, 2020
Current assets	$1,101,000
Property, plant, and equipment	127,000
Other long-term assets	421,000
Intangible assets	2,260,000
Goodwill	1,341,000
Total assets	5,250,000

Total liabilities	608,000

Net assets acquired	$4,642,000

Identifiable intangible assets are definite-lived assets. These assets include trade name/trademark/internet domain assets, non-compete agreements, customer relationships, and internally developed software intangible assets, and have a weighted average amortization period of 7 years, which matches the weighted average useful life of the assets. Goodwill recorded as part of the purchase price allocation is not tax deductible.

On November 3, 2020, the Company acquired the operating assets of privately held IVDesk Minnesota, Inc. (“IVDesk”) from a third-party receiver (“Receiver”). IVDesk provides private cloud services to small- and mid-size businesses (SMB), with a particular focus on the financial services industry. The acquisition expands the

F-14

Company’s monthly recurring revenue service model, bringing additional resources and experience in cloud-delivered applications. The purchase price was $1,368,000 and includes initial consideration of $950,000, working capital adjustments of $(132,000), and $550,000 in contingent consideration, which the Company agreed to pay in additional consideration upon retaining a certain customer level 120 days after closing. During March 2021, upon meeting the requirements of the earn-out, the Company paid the Receiver the additional consideration. At September 30, 2021, the Company had no further liabilities related to the contingent consideration.

The assets and liabilities of IVDesk are recorded in the consolidated balance sheet within the Services & Support segment at September 30, 2021. The purchase price allocation was based on estimates of the fair value of assets acquired and liabilities assumed, and included total assets of $1,500,000, including property, plant, and equipment of $35,000, goodwill of $745,000 and intangible assets of $720,000, and total liabilities of $132,000. Identifiable intangible assets are definite-lived assets. These assets include customer relationships and have a weighted average amortization period of 8 years, which matches the weighted average useful life of the assets.

NOTE 8 – GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the year ended December 31, 2020 and nine months ended September 30, 2021 by company are as follows:

	Ecessa	IVDesk	Total
January 1, 2020	$—	$—	$—

Acquisition	1,341,000	745,000	2,086,000

December 31, 2020	$1,341,000	$745,000	$2,086,000
September 30, 2021	$1,341,000	$745,000	$2,086,000

Gross goodwill	1,341,000	745,000	2,086,000
Accumulated impairment loss	—	—	—
Balance at September 30, 2021	$1,341,000	$745,000	$2,086,000

The Company’s identifiable intangible assets with finite lives are being amortized over their estimated useful lives and were as follows:

	September 30, 2021
	Gross Carrying Amount	Accumulated Amortization	Net
Trade Name/Trademark/Internet Domain Assets	$101,000	$(12,000)	$89,000
Non-compete Agreements	80,000	(36,000)	44,000
Customer Relationships	1,010,000	(160,000)	850,000
Internally Developed Software	1,800,000	(342,000)	1,458,000
	$2,991,000	$(550,000)	$2,441,000

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net
Trade Name/Trademark/Internet Domain Assets	$90,000	$(5,000)	$85,000
Non-compete Agreements	80,000	(16,000)	64,000
Customer Relationships	1,010,000	(34,000)	976,000
Internally Developed Software	1,800,000	(150,000)	1,650,000
	$2,980,000	$(205,000)	$2,775,000

F-15

Amortization expense on these identifiable intangible assets was $346,000 and $106,000 in first nine months of 2021 and 2020 respectively. The amortization expense is included in selling, general and administrative expenses. The estimated future amortization expense for identifiable intangible assets during the next five fiscal years is as follows:

Year Ending December 31:
Q4 2021	$111,000
2022	442,000
2023	426,000
2024	415,000
2025	381,000
Thereafter	666,000
NOTE 9 – COMMITMENTS & CONTINGENCIES

In the ordinary course of business, the Company is exposed to legal actions and claims and incurs costs to defend against these actions and claims. Company management is not aware of any outstanding or pending legal actions or claims that could materially affect the Company’s financial position or results of operations.

On September 15, 2021, CSI entered into an amended and restated securities purchase agreement with a group of institutional investors (the “PIPE Investors”) to make a $32.0 million private placement investment in CSI in connection with the closing of the previously announced merger transaction between CSI and Pineapple Energy, LLC (“Pineapple”). Proceeds of this investment will used primarily to fund Pineapple strategic initiatives. The closing of the financing is subject to approval of CSI’s shareholders and other customary conditions.

Under the terms of the securities purchase agreement, the PIPE Investors have agreed to purchase $32.0 million in newly authorized CSI Series A Convertible Preferred Stock convertible at a price of $3.40 per share into CSI common stock, with five year warrants to purchase an additional $32.0 million of common shares at that same price (the “PIPE Offering”). The PIPE Offering is expected to close immediately following the consummation of the CSI-Pineapple merger transaction (the “Merger”). Therefore the PIPE Investors will invest in the post-Merger company, will not be entitled to receive any cash dividends paid prior to closing and will not receive the Contingent Value Rights (“CVRs”) to be issued to pre-Merger CSI shareholders.

The Series A Convertible Preferred Stock will have no liquidation or dividend preference over CSI common stock and no voting rights until after converted into CSI common stock. Assuming conversion of the Series A Convertible Preferred Stock, the PIPE Investors would own approximately 9.41 million shares of the Company’s outstanding common stock immediately following the closing of the PIPE Offering, representing approximately 27% of CSI’s outstanding Common Stock after giving effect to the issuance of shares in the Merger, and approximately 18.8 million shares assuming exercise of all the warrants for cash, representing approximately 43% of CSI’s outstanding common stock after giving effect to the issuance of shares in the Merger and exercise of the warrants.

F-16

The Series A Convertible Preferred Stock and warrants will have anti-dilution provisions that would increase the number of shares issuable upon conversion or exercise, and lower the conversion or exercise price, if CSI issues equity securities at a price less than the conversion or exercise price at the time of such issuance. The securities purchase agreement also prohibits the combined company from conducting a new equity offering within 30 days of the closing, gives the PIPE Investors in the aggregate the right to purchase up to 25% of the equity securities in future CSI-Pineapple offerings within one year of closing and requires 30-day lock-up agreements of CSI common stock by certain CSI-Pineapple officers, directors and major shareholders following the closing. In connection with the transaction, CSI has agreed to file a registration statement on behalf of the PIPE Investors allowing them to resell the common stock into which the Series A Convertible Preferred Stock is convertible and the warrants are exercisable immediately after issuance. Closing is subject to the effectiveness of this registration statement and other customary closing conditions.

Line of Credit

On August 28, 2020, the Company entered into a Credit Agreement with Wells Fargo Bank, National Association, establishing a $5,000,000 line of credit facility agreement that replaced a prior facility. On October 29, 2020, the Company entered into a First Amendment to the Credit Agreement. Under the Credit Agreement, as amended, the Company has the ability to obtain one or more letters of credit in an aggregate amount up to $2,000,000, subject to the general terms of the credit agreement. The Company did not plan to renew the Credit Agreement upon its expiration and terminated the Credit Agreement effective August 13, 2021.

NOTE 10 – INCOME TAXES

In the preparation of the Company’s consolidated financial statements, management calculates income taxes based upon the estimated effective rate applicable to operating results for the full fiscal year. This includes estimating the current tax liability as well as assessing differences resulting from different treatment of items for tax and book accounting purposes. These differences result in deferred tax assets and liabilities, which are recorded on the balance sheet. Management analyzes these assets and liabilities regularly and assesses the likelihood that deferred tax assets will be recovered from future taxable income.

F-17

At September 30, 2021 there was $117,000 of net uncertain tax benefit positions that would reduce the effective income tax rate if recognized. The Company records interest and penalties related to income taxes as income tax expense in the condensed consolidated statements of income (loss) and comprehensive income (loss).

The Company is subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. The tax years 2018-2020 remain open to examination by the Internal Revenue Service and the years 2017-2020 remain open to examination by various state tax departments. The tax year of 2018 remains open in Costa Rica.

The Company’s effective income tax rate was (0.1%)for the first nine months of 2021. The effective tax rate differs from the federal tax rate of 21% due to state income taxes, the effect of uncertain income tax positions, stock compensation windfalls and changes in valuation allowances related to deferred tax assets. The foreign operating losses may ultimately be deductible in the countries in which they occurred; however, the Company has not recorded a deferred tax asset for these losses due to uncertainty regarding the eventual realization of the benefit. The effect of the foreign operations was an overall rate decrease of approximately 0.0% for the nine months ended September 30, 2021. There were no additional uncertain tax positions identified in the first nine months of 2021. The Company’s effective income tax rate for the nine months ended September 30, 2020 was (0.1%), and differed from the federal tax rate due to state income taxes, changes in the reserve for uncertain income tax positions, provisions for interest charges for uncertain income tax positions, stock compensation windfalls and changes in valuation allowances related to deferred tax assets.

NOTE 11 – SEGMENT INFORMATION

The Company classifies its business operations into one segment as follows:

•	Services & Support: provides technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management.

Management has chosen to historically organize the Company and disclose reportable segments based on our products and services. Intercompany revenues are eliminated upon consolidation. “Other” includes non-allocated corporate overhead costs. As a result of our treatment of Suttle and the E&S Segment as discontinued operations, “Other” includes amounts previously allocated to Suttle and E&S that do not meet the criteria to be included in income from discontinued operations.

F-18

Information concerning the Company’s continuing operations in its S&S segment for the three and nine month periods ended September 30, 2021 and 2020 are as follows:

	Services &		Intercompany
	Support	Other	Eliminations	Total
Three Months Ended September 30, 2021
Sales	$1,947,000	$—	$(119,000)	$1,828,000
Cost of sales	1,113,000	—	—	1,113,000
Gross profit	834,000	—	(119,000)	715,000
Selling, general and
administrative expenses	669,000	1,138,000	(119,000)	1,688,000
Amortization expense	110,000	—	—	110,000
Transaction costs	—	543,000	—	543,000
Restructuring expense	—	242,000	—	242,000
Operating income (loss)	55,000	(1,923,000)	—	(1,868,000)
Other income	4,000	66,000	—	70,000
Income (loss) before income tax	$59,000	$(1,857,000)	$—	$(1,798,000)

Depreciation and amortization	$133,000	$72,000	$—	$205,000

Capital expenditures	$5,000	$9,000	$—	$14,000

Assets	$6,776,000	$50,213,000	$(27,000)	$56,962,000

	Services &		Intercompany
	Support	Other	Eliminations	Total
Three Months Ended September 30, 2020
Sales	$3,530,000	$—	$(176,000)	$3,354,000
Cost of sales	2,190,000	—	(9,000)	2,181,000
Gross profit	1,340,000	—	(167,000)	1,173,000
Selling, general and
administrative expenses	803,000	1,324,000	(167,000)	1,960,000
Amortization expense	106,000	—	—	106,000
Transaction costs	—	72,000	—	72,000
Operating income (loss)	431,000	(1,396,000)	—	(965,000)
Other income	—	275,000	—	275,000
Income (loss) before income tax	$431,000	$(1,121,000)	$—	$(690,000)

Depreciation and amortization	$146,000	$128,000	$—	$274,000

Capital expenditures	$—	$79,000	$—	$79,000

Assets	$8,334,000	$47,410,000	$(27,000)	$55,717,000

F-19

	Services &		Intercompany
	Support	Other	Eliminations	Total
Nine Months Ended September 30, 2021
Sales	$5,719,000	$—	$(406,000)	$5,313,000
Cost of sales	3,459,000	—	—	3,459,000
Gross profit	2,260,000	—	(406,000)	1,854,000
Selling, general and
administrative expenses	2,290,000	3,683,000	(406,000)	5,567,000
Amortization expense	346,000	—	—	346,000
Transaction costs	—	2,471,000	—	2,471,000
Restructuring expense	—	242,000	—	242,000
Operating loss	(376,000)	(5,780,000)	—	(6,156,000)
Other income (expense)	20,000	(186,000)	—	(166,000)
Loss before income tax	$(356,000)	$(5,966,000)	$—	$(6,322,000)

Depreciation and amortization	$426,000	$218,000	$—	$644,000

Capital expenditures	$11,000	$9,000	$—	$20,000

	Services &		Intercompany
	Support	Other	Eliminations	Total
Nine Months Ended September 30, 2020
Sales	$5,882,000	$—	$(561,000)	$5,321,000
Cost of sales	3,792,000	—	(36,000)	3,756,000
Gross profit	2,090,000	—	(525,000)	1,565,000
Selling, general and
administrative expenses	1,614,000	3,928,000	(525,000)	5,017,000
Amortization expense	106,000	—	—	106,000
Transaction costs	—	486,000	—	486,000
Operating income (loss)	370,000	(4,414,000)	—	(4,044,000)
Other income	—	948,000	—	948,000
Income (loss) before income tax	$370,000	$(3,466,000)	$—	$(3,096,000)

Depreciation and amortization	$178,000	$443,000	$—	$621,000

Capital expenditures	$1,000	$100,000	$—	$101,000

NOTE 12 – NET INCOME (LOSS) PER SHARE

Basic net income (loss) per common share is based on the weighted average number of common shares outstanding during each period and year. Diluted net income per common share takes into effect the dilutive effect of potential common shares outstanding. The Company’s only potential common shares outstanding are stock options and shares associated with the long-term incentive compensation plans, which resulted in a dilutive effect of 84,188 and 184,053 shares for the three and nine months ended September 30, 2021, respectively. The dilutive effect for the three and nine-month periods ended September 30, 2020 was 89,561 and 0 shares, respectively. The Company calculates the dilutive effect of outstanding options using the treasury stock method. There were no options or deferred stock awards excluded from the calculation of diluted earnings per share because there were no outstanding options or deferred stock awards as of September 30, 2021. Options totaling 791,415 and 727,915 were excluded from the calculation of diluted earnings per share for the three and nine months ended September 30, 2020, respectively because the exercise price was greater than the average market price of common stock during the period and deferred stock awards totaling 110,308 shares would not have been included for the three and nine months ended September 30, 2020, because of unmet performance conditions.

F-20

NOTE 13 – FAIR VALUE MEASUREMENTS

The accounting guidance establishes a valuation hierarchy for disclosure of the inputs to valuation used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows:

Level 1 – Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date.

Level 2 – Observable inputs such as quoted prices for similar instruments and quoted prices in markets that are not active, and inputs that are directly observable or can be corroborated by observable market data. The types of assets and liabilities included in Level 2 are typically either comparable to actively traded securities or contracts, such as treasury securities with pricing interpolated from recent trades of similar securities, or priced with models using highly observable inputs, such as commodity options priced using observable forward prices and volatilities.

Level 3 – Significant inputs to pricing that have little or no observability as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as the complex and subjective models and forecasts used to determine the fair value of financial instruments.

Financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2021 and December 31, 2020, are summarized below:

	September 30, 2021

	Level 1	Level 2	Level 3	Total Fair Value
Cash equivalents:
Money Market Funds	$33,138,000	$—	$—	$33,138,000
Subtotal	33,138,000	—	—	33,138,000

Short-term investments:
Corporate Notes/Bonds	—	2,861,000	—	2,861,000
Subtotal	—	2,861,000	—	2,861,000

Long-term investments:
Corporate Notes/Bonds	—	2,794,000	—	2,794,000
Convertible debt	—	—	250,000	250,000
Subtotal	—	2,794,000	250,000	3,044,000

Total	$33,138,000	$5,655,000	$250,000	$39,043,000

F-21

	December 31, 2020

	Level 1	Level 2	Level 3	Total Fair Value
Cash equivalents:
Money Market Funds	$9,424,000	$—	$—	$9,424,000
Subtotal	9,424,000	—	—	9,424,000

Short-term investments:
Commercial Paper	—	700,000	—	700,000
Corporate Notes/Bonds	—	2,059,000	—	2,059,000
Subtotal	—	2,759,000	—	2,759,000

Long-term investments:
Corporate Notes/Bonds	—	5,605,000	—	5,605,000
Convertible debt	—	—	605,000	605,000
Subtotal	—	5,605,000	605,000	6,210,000

Current Liabilities:
Contingent Consideration	—	—	(550,000)	(550,000)
Subtotal	—	—	(550,000)	(550,000)

Total	$9,424,000	$8,364,000	$55,000	$17,843,000

The estimated fair value of contingent consideration as of December 31, 2020 was $550,000, as noted above. The estimated fair value is considered a level 3 measurement because the probability weighted discounted cash flow methodology used to estimate fair value includes the use of significant unobservable inputs, primarily the contractual contingent consideration revenue targets and assumed probabilities. The Company paid the full amount of the contingent consideration during the first quarter of 2021 and there was no liability at September 30, 2021.

We record transfers between levels of the fair value hierarchy, if necessary, at the end of the reporting period. There were no transfers between levels during the three months ended September 30, 2021.

NOTE 14 – RECENT ACCOUNTING PRONOUNCEMENTS

In June 2016, FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.” The amendments in this update replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses. This ASU is intended to provide financial statement users with more decision-useful information about the expected credit losses and is effective for annual periods and interim periods for those annual periods beginning after December 15, 2022, which for us is the first quarter ending March 31, 2023. Entities may early adopt beginning after December 15, 2018. We are currently evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

NOTE 15 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events through the date of this filing. We do not believe there are any material subsequent events other than those disclosed in the footnotes to these financial statements that require further disclosure.

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Communications Systems, Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Communications Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of income (loss) and comprehensive income (loss), changes in stockholders’ equity, and cash flows, for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Intangible Assets Acquired in Business Combinations

Critical Audit Matter Description

As described in Note 5 to the consolidated financial statements, the Company completed the acquisitions of Ecessa Corporation and IVDesk Minnesota, Inc. during the year ended December 31, 2020. The aggregate consideration for the acquisitions was $6,010,000. Both acquisitions were accounted for as business combinations. The Company measured the assets acquired and liabilities assumed at fair value, which resulted in the recognition of intangible assets totaling $2,980,000, which consisted primarily of internally developed software of $1,800,000 and customer relationships of $1,010,000. The Company has also recorded goodwill of $2,086,000 as a result of these acquisitions.

The valuation of the intangible assets is complex and judgmental due to the use of subjective assumptions in the valuation models used by management when determining the estimated fair values of the assets. The determination of the fair values of the intangible assets requires management to make significant estimates and assumptions related to forecasts of future revenues, expenses, discount rates, risk-free rates, weighted-average cost of capital, equity risk premium, and royalty rates.

F-23

Auditing management’s valuation of the acquired intangible assets is complex due to the judgments required to evaluate management’s previously noted estimates and assumptions.

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

■	Obtained an understanding of the design and implementation of internal controls relating to the evaluation of the assumptions used to estimate the fair value of the intangible assets acquired, including controls addressing:

■	Management’s evaluation of the identification of the assets acquired.

■	Management’s evaluation of the completeness, accuracy and reasonableness of the prospective financial information used to determine the fair values of assets acquired.

■	Management’s evaluation of the completeness and accuracy of key assumptions and inputs used by a third-party valuation specialist, including discount rate, risk-free rate, weighted-average cost of capital, equity risk premium, and royalty rates used to determine fair values.

■	Management’s evaluation of the clerical accuracy of the model used to determine the fair values of assets acquired.

■	Substantively tested, with the assistance of firm personnel with experience in the application of fair value and valuation methodologies, the appropriateness of the judgments and assumptions used in management’s estimation process for determining the fair value of the intangible assets acquired, including:

■	Tested the mathematical accuracy of the calculations performed along with assessing the completeness of the information used in the calculations.

■	Evaluated the appropriateness of the valuation methodologies used, as well as the key assumptions and inputs used, including discount rate, risk-free rate, weighted-average cost of capital, equity risk premium and royalty rates.

■	Performed sensitivity analyses to evaluate the changes in the fair value of the intangible assets that would result from changes in the assumptions.

■	Compared significant assumptions used by management to current industry and competitor data, historical results, third-party market data and evidence obtained in other areas of the audit.

Assessment of Impairment of Long-Lived Assets

Critical Audit Matter Description

As described in Note 1 to the consolidated financial statements, the Company reviews its long-lived assets periodically to determine whether indicators of potential impairment exist. Potential impairment is determined by comparing the carrying value of the assets with the expected future cash flows to be provided by operating activities of the business or related asset groups. If the sum of the expected future net cash flows is less than the carrying value, an impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the asset. Management identified triggering events during the year ended December 31, 2020, that indicated that long-lived assets could potentially be impaired, and performed an impairment test as of December 31, 2020.

While the impairment test did not result in the recording of any impairment loss, the impairment test is complex and judgmental due to the use of subjective assumptions used by management when determining the asset groups to be evaluated for impairment, estimating expected future cash flows to be provided by operating activities of the identified asset groups, and estimating fair values of the assets or asset groups when applicable.

Auditing management’s impairment analysis is complex due to the judgments required to evaluate management’s forecasts of expected future cash flows and estimated fair values when applicable.

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

●	Obtained an understanding of the design and implementation of internal controls relating to the evaluation of the assumptions used by management in conducting its impairment analysis, including controls addressing:

■	Management’s evaluation of the asset groups evaluated for potential impairment.

■	Management’s evaluation of the accuracy and reasonableness of the net cash flows expected to be provided by operating activities of the asset groups.

F-24

■	Management’s evaluation of the completeness and accuracy of information used to determine fair values of assets or asset groups, including the methodologies used to determine fair values, when applicable.

●	Substantively tested the appropriateness of the judgments and assumptions used by management in conducting its impairment analysis, including:

■	Confirmed the appropriateness of the asset groups evaluated in performing management’s impairment analysis.

■	Tested management’s assumptions used in estimating the net cash flows expected to be provided by operating activities of the asset groups, including the completeness and accuracy of the underlying data supporting the assumptions.

■	Utilized an internal valuation specialist to assist in testing the Company’s valuation model and significant assumptions related to the fair value of certain long-lived assets.

■	Evaluated audit evidence from events and transactions occurring after the measurement date.

Goodwill Impairment Evaluation

Critical Audit Matter Description

As described in Note 1 to the consolidated financial statements, the Company tests goodwill for impairment annually, or more frequently if events have occurred or circumstances exist that indicate the carrying amount of goodwill may not be recoverable. Due to the presence of the triggering events noted in the Assessment of Impairment of Long-Lived Assets critical audit matter, management performed an impairment test for goodwill as of December 31, 2020. The Company performed qualitative assessments to determine whether It was more likely than not (that is, a likelihood of more than 50 percent) that the fair value of the reporting units were less than their carrying amounts, including goodwill.

While the impairment test did not result in the recording of any impairment loss, the identification of triggering events indicates potential impairment of goodwill, which requires management to make significant judgments in performing its assessment including the evaluation of macroeconomic conditions, industry and market conditions, cost factors, overall financial performance, other entity-specific events, events affecting the reporting units, and trends in the Company’s share price.

Auditing management’s impairment analysis is complex due to the judgments required to evaluate management’s assessment of those factors identified above.

How We Addressed the Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

●	Obtained an understanding of the design and implementation of internal controls relating to the evaluation of the assumptions used by management in conducting its impairment analysis, including controls addressing:

■	Management’s assessment of identified triggering events indicating potential impairment.

■	Management’s evaluation of the reporting units evaluated for potential impairment.

■	Management’s assessment of qualitative factors that may indicate potential impairment of goodwill.

●	Substantively tested the appropriateness of the judgments and assumptions used by management in conducting its impairment analysis, including:

■	Confirmed the appropriateness of the reporting units evaluated in performing management’s impairment analysis.

■	Evaluated the factors management considered in its qualitative assessment to determine that goodwill was not impaired, including the evaluation of macroeconomic conditions, industry and market conditions, cost factors, the past financial performance of the reporting units, the projected financial performance of the reporting units, other entity-specific events, events affecting the reporting units, and trends in the Company’s share price.

/s/ Baker Tilly US, LLP

(formerly known as Baker Tilly Virchow Krause, LLP)

We have served as the Company’s auditor since 2017.

Minneapolis, Minnesota

March 31, 2021

F-25

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31	December 31
	2020	2019
CURRENT ASSETS:
Cash and cash equivalents	$13,092,484	$13,928,504
Restricted cash	—	679,006
Investments	2,759,024	9,449,650
Trade accounts receivable, less allowance for doubtful accounts of $121,000 and $154,000, respectively	10,177,445	10,242,405
Inventories	8,696,880	8,531,112
Prepaid income taxes	35,948	72,994
Other current assets	996,472	1,160,865
Current assets held for sale	—	5,337,274
TOTAL CURRENT ASSETS	35,758,253	49,401,810

PROPERTY, PLANT AND EQUIPMENT, net	7,242,072	8,238,089
OTHER ASSETS:
Investments	7,109,212	250,000
Goodwill	2,086,393	—
Deferred income taxes	—	9,534
Right of use asset	413,415	367,909
Intangible assets	2,775,361	—
Other assets	171,619	—
Noncurrent assets held for sale	—	883,370
TOTAL OTHER ASSETS	12,556,000	1,510,813
TOTAL ASSETS	$55,556,325	$59,150,712
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,378,449	$3,720,445
Accrued compensation and benefits	2,298,075	3,517,331
Operating lease liability	213,553	115,935
Other accrued liabilities	1,524,515	2,602,752
Accrued consideration	550,000	—
Dividends payable	16,147	200,363
Deferred revenue	456,912	—
Current liabilities held for sale	—	1,193,218
TOTAL CURRENT LIABILITIES	7,437,651	11,350,044
LONG TERM LIABILITIES:
Long-term compensation plans	116,460	164,348
Operating lease liability	197,308	244,038
Deferred revenue	310,179	—
TOTAL LONG-TERM LIABILITIES	623,947	408,386
COMMITMENTS AND CONTINGENCIES (Footnote 10)
STOCKHOLDERS’ EQUITY
Preferred stock, par value $1.00 per share; 3,000,000 shares authorized; none issued
Common stock, par value $.05 per share; 30,000,000 shares authorized; 9,321,927 and 9,252,749 shares issued and outstanding, respectively	466,096	462,637
Additional paid-in capital	43,572,114	42,977,914
Retained earnings	4,135,284	4,649,395
Accumulated other comprehensive loss	(678,767)	(697,664)
TOTAL STOCKHOLDERS’ EQUITY	47,494,727	47,392,282
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,556,325	$59,150,712

The accompanying notes are an integral part of the consolidated financial statements.

F-26

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31
	2020	2019

Sales	$42,575,546	$50,906,179
Cost of sales	25,369,118	28,720,367
Gross profit	17,206,428	22,185,812
Operating expenses:
Selling, general and administrative expenses	19,218,922	22,176,598
Acquisition costs	684,856	—
Total operating expenses	19,903,778	22,176,598
Operating (loss) income from continuing operations	(2,697,350)	9,214
Other income (expenses):
Investment and other income	661,754	284,944
Gain (loss) on sale of assets	288,778	(20,368)
Interest and other expense	(28,514)	(38,440)
Other income, net	922,018	226,136
Operating (loss) income from continuing operations before income taxes	(1,775,332)	235,350
Income tax expense (benefit)	20,342	(15,269)
Net (loss) income from continuing operations	(1,795,674)	250,619
Net income from discontinued operations, net of tax	1,624,016	6,218,430
Net (loss) income	(171,658)	6,469,049
Other comprehensive income (loss), net of tax:
Unrealized gains/(losses) on available-for-sale securities	9,249	(1,793)
Foreign currency translation adjustment	9,648	55,422
Total other comprehensive income	18,897	53,629
Comprehensive (loss) income	$(152,761)	$6,522,678

Basic net (loss) income per share:
Continuing operations	$(0.19)	$0.03
Discontinued operations	0.17	0.67
	$(0.02)	$0.70

Diluted net (loss) income per share:
Continuing operations	$(0.19)	$0.03
Discontinued operations	0.17	0.66
	$(0.02)	$0.69

Weighted Average Basic Shares Outstanding	9,322,672	9,272,259
Weighted Average Dilutive Shares Outstanding	9,322,672	9,337,422

The accompanying notes are an integral part of the consolidated financial statements.

F-27

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Retained	Accumulated
			Additional	Earnings	Other
	Common Stock		Paid-in	(Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit)	Income (Loss)	Total
BALANCE AT DECEMBER 31, 2018	9,158,438	$457,922	$42,680,499	$(734,001)	$(751,293)	$41,653,127
Net income	—	—	—	6,469,049	—	6,469,049
Issuance of common stock under
Employee Stock Purchase Plan	34,469	1,723	93,437	—	—	95,160
Issuance of common stock to
Employee Stock Ownership Plan	132,826	6,641	262,995	—	—	269,636
Issuance of common stock under
Executive Stock Plan	156,525	7,826	612,424	—	—	620,250
Share based compensation	—	—	412,776	—	—	412,776
Other share retirements	(229,509)	(11,475)	(1,084,217)	(326,556)	—	(1,422,248)
Shareholder dividends ($0.08 per share)	—	—	—	(759,097)	—	(759,097)
Other comprehensive income	—	—	—	—	53,629	53,629
BALANCE AT DECEMBER 31, 2019	9,252,749	462,637	42,977,914	4,649,395	(697,664)	47,392,282
Net loss	—	—	—	(171,658)	—	(171,658)
Issuance of common stock under
Employee Stock Purchase Plan	20,279	1,014	93,882	—	—	94,896
Issuance of common stock to
Employee Stock Ownership Plan	66,059	3,303	404,281	—	—	407,584
Issuance of common stock under
Executive Stock Plan	65,952	3,298	20,720	—	—	24,018
Share based compensation	—	—	463,274	—	—	463,274
Other share retirements	(83,112)	(4,156)	(387,957)	37,213	—	(354,900)
Shareholder dividends ($0.04 per share)	—	—	—	(379,666)	—	(379,666)
Other comprehensive income	—	—	—	—	18,897	18,897
BALANCE AT DECEMBER 31, 2020	9,321,927	$466,096	$43,572,114	$4,135,284	$(678,767)	$47,494,727

The accompanying notes are an integral part of the consolidated financial statements.

F-28

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(171,658)	$6,469,049
Net income from discontinued operations, net of tax	1,624,016	6,218,430
Net (loss) income from continuing operations	(1,795,674)	250,619
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	962,307	1,032,797
Share based compensation	463,274	412,776
Deferred taxes	9,534	9,534
(Gain) loss on sale of assets	(284,273)	20,368
Changes in assets and liabilities:
Trade accounts receivables	261,192	(618,663)
Inventories	(83,977)	2,469,800
Prepaid income taxes	37,046	75,298
Other assets	339,712	1,348,481
Accounts payable	(1,392,457)	(381,293)
Accrued compensation and benefits	(939,758)	1,057,428
Other accrued liabilities	(714,425)	(515,279)
Income taxes payable	—	(28,267)
Net cash (used in) provided by operating activities - continuing operations	(3,137,499)	5,133,599
Net cash (used in) provided by operating activities - discontinued operations	(1,546,030)	5,097,537
Net cash (used in) provided by operating activities	(4,683,529)	10,231,136

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(249,727)	(424,988)
Acquisition of business, net of cash acquired	(4,797,919)	—
Purchases of investments	(18,665,534)	(18,673,530)
Proceeds from the sale of fixed assets	435,000	—
Proceeds from the sale of investments	18,506,198	8,972,087
Net cash used in investing activities - continuing operations	(4,771,982)	(10,126,431)
Net cash provided by investing activities - discontinued operations	8,702,213	4,904,456
Net cash provided by (used in) investing activities	3,930,231	(5,221,975)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(563,882)	(743,276)
Proceeds from issuance of common stock, net of shares withheld	118,914	715,410
Purchase of common stock	(354,900)	(1,422,248)
Net cash used in financing activities	(799,868)	(1,450,114)
EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	38,140	(7,963)
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(1,515,026)	3,551,084
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	14,607,510	11,056,426
CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$13,092,484	$14,607,510
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes refunded	$(27,722)	$(73,151)
Interest paid	26,327	37,974
Dividends declared not paid	16,147	200,363
Capital expenditures in accounts payable	—	10,663
Operating right of use assets obtained in exchange for lease obligations	208,650	449,995
Accrued consideration	550,000	—

The accompanying notes are an integral part of the consolidated financial statements.

F-29

COMMUNICATIONS SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2020 and 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of business: Communications Systems, Inc. (herein collectively referred to as “CSI,” “our,” “we” or the “Company”) is a Minnesota corporation organized in 1969 that classifies its business into two segments: (1) the Electronics & Software segment (consisting of US-based subsidiary Transition Networks and UK-based subsidiary Net2Edge) which (i) manufactures and sells solutions that provide actionable intelligence, power and connectivity at the edge of networks through PoE products, software and services as well as traditional products such as media converters, network adapters and other connectivity products and (ii) designs, develops, and sells edge network access products, TDM (time-division multiplexing) over IP and other circuit emulation solutions, along with specialized cloud-based software solutions, primarily within the telecommunications market; and (2) the Services and Support segment (consisting of subsidiaries JDL and Ecessa), which (i) provides technology solutions including virtualization, managed services, wired and wireless network design and implementation, and hybrid cloud infrastructure and deployment and (ii) designs, develops, and sells SD-WAN (software-designed wide-area network) solutions.

The Company classifies its businesses into two segments. Non-allocated general and administrative expenses are separately accounted for as “Other” in the Company’s segment reporting. Intersegment revenues are eliminated upon consolidation.

Principles of consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and accounts have been eliminated.

Use of estimates: The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company uses estimates based on the best information available in recording transactions and balances resulting from operations. Actual results could differ from those estimates. The Company’s estimates consist principally of reserves for doubtful accounts, sales returns, warranty costs, asset impairment evaluations, accruals for compensation plans, self-insured medical and dental accruals, lower of cost or market inventory adjustments, provisions for income taxes and deferred taxes, and depreciable lives of fixed assets.

Cash equivalents: For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. As of December 31, 2020, the Company had $13,092,000 in cash and cash equivalents. Of this amount, $9,424,000 was invested in short-term money market funds that are not considered to be bank deposits and are not insured or guaranteed by the federal deposit insurance company (FDIC) or other government agency. These money market funds seek to preserve the value of the investment at $1.00 per share; however, it is possible to lose money investing in these funds. The remainder is operating cash and certificates of deposit which are fully insured through the FDIC.

Investments: Investments consist of corporate notes and bonds, and commercial paper that are traded on the open market and are classified as available-for-sale and minority investments in strategic technology companies. Available-for-sale investments are reported at fair value with unrealized gains and losses excluded from operations and reported as a separate component of stockholders’ equity, net of tax (see Accumulated other comprehensive loss below).

Inventories: Inventories are stated at the lower of cost or net realizable value. Cost is determined by the first-in, first-out method. Provision to reduce inventories to the lower of cost or net realizable value is made based on a review of excess and obsolete inventories, estimates of future sales, examination of historical consumption rates and the related value of component parts.

F-30

Property, plant and equipment: Property, plant and equipment are recorded at cost. Depreciation is computed using the straight-line method. Depreciation included in cost of sales and selling, general and administrative expenses for continuing operations was $757,000 and $1,028,000 for 2020 and 2019, respectively. Maintenance and repairs are charged to operations and additions or improvements are capitalized. Items of property sold, retired or otherwise disposed of are removed from the asset and accumulated depreciation accounts and any gains or losses on disposal are reflected in operations.

Goodwill and Other Intangible Assets: Goodwill represents the amount by which the purchase prices (including liabilities assumed) of acquired businesses exceed the estimated fair value of the net tangible assets and separately identifiable assets of these businesses. Goodwill and intangible assets with indefinite useful lives are not amortized but are tested at least annually for impairment. The Company reassesses the value of our reporting units and related goodwill balances annually on April 1 and at other times if events have occurred or circumstances exist that indicate the carrying amount of goodwill may not be recoverable.

Recoverability of long-lived assets: The Company reviews its long-lived assets periodically when impairment indicators exist as required under generally accepted accounting principles. Potential impairment is determined by comparing the carrying value of the assets with expected net cash flows expected to be provided by operating activities of the business or related products. If the sum of the expected future net cash flows is less than the carrying value, an impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the asset.

Warranty: The Company reserves for the estimated cost of product warranties at the time revenue is recognized. We estimate the costs of our warranty obligations based on our warranty policy or applicable contractual warranty, historical experience of known product failure rates, and use of materials and service delivery costs incurred in correcting product failures. Management reviews the estimated warranty liability on a quarterly basis to determine its adequacy.

The following table presents the changes in the Company’s warranty liability, included in other accrued liabilities in the consolidated balance sheets, for the years ended December 31, 2020 and 2019, which relate to normal product warranties and a five-year obligation to provide for potential future liabilities for certain network equipment sales:

	Year Ended December 31
	2020	2019
Beginning balance	$513,000	$554,000
Amounts charged to expense	59,000	10,000
Actual warranty costs paid	(67,000)	(51,000)
Ending balance	$505,000	$513,000

Accumulated other comprehensive loss:

The components of accumulated other comprehensive loss are as follows:

	Foreign Currency Translation	Unrealized (loss)/gain on securities	Accumulated Other Comprehensive Loss
December 31, 2018	$(764,000)	$13,000	$(751,000)

Net current period change	55,000	(2,000)	53,000

December 31, 2019	$(709,000)	$11,000	$(698,000)

Net current period change	9,000	10,000	19,000

December 31, 2020	$(700,000)	$21,000	$(679,000)

F-31

Revenue recognition: The Company’s manufacturing operations (Electronics & Software segment) recognize revenue upon delivery of the Company’s connectivity infrastructure and data transmission products. To determine when revenue should be recognized, it is important to determine when the transfer of control has occurred. The Company has determined that control transfers for these products upon shipment or delivery to the customer, in accordance with the agreed upon shipping terms. As such, the timing of revenue recognition occurs at a specific point in time. Sales are made directly to customers and through distributors. Payment terms for distributors are consistent with the terms of the Company’s direct customers. The Company records a provision for sales returns, sales incentives and warranty costs at the time of the sale based on historical experience and current trends.

The Company has determined that the following performance obligations identified in its Services and Support segment are transferred over time: managed services and professional services (time and materials (“T&M”) and fixed price). This segment’s managed services performance obligation is a bundled solution, a series of distinct services that are substantially the same and that have the same pattern of transfer to the customer and are recognized evenly over the term of the contract. T&M professional services arrangements are measured over time with an input method based on hours expended towards satisfying this performance obligation. Fixed price professional service arrangements under a relatively longer-term service will also be measured over time with an input method based on hours expended.

The Company has also identified the following performance obligations within its Services and Support segment that are recognized at a point in time which include resale of third-party hardware and software, installation, arranging for another party to transfer services to the customer, and certain professional services. The resale of third-party hardware and software is recognized at a point in time, when the goods are shipped or delivered to the customer’s location, in accordance with the agreed upon shipping terms. Installation services are recognized at a point in time when the services are completed. The service the Company provides to arrange for another party to transfer services to the customer is satisfied at a point in time as the Company has transferred control upon the service first being made available to the customer by the third-party vendor, which are required to be presented on a net basis. Depending on the nature of the service, certain professional services transfer control at a point in time. The Company evaluates these circumstances on a case by case basis to determine if revenue should be recognized over time or at a point in time. See Note 2 for further discussion regarding revenue recognition.

Research and development: Research and development costs consist of outside testing services, equipment and supplies associated with enhancing existing products and developing new products. Research and development costs are expensed when incurred and totaled $2,808,000 in 2020 and $3,600,000 in 2019.

Employee Retirement Benefits: The Company has an Employee Savings Plan (401(k)) and matches a percentage of employee contributions up to six percent of compensation. Contributions to the plan in 2020 and 2019 were $371,000 and $401,000, respectively.

Net income (loss) per share: Basic net income (loss) per common share is based on the weighted average number of common shares outstanding during each year. Diluted net income (loss) per common share adjusts for the dilutive effect of potential common shares outstanding. The Company’s only potential common shares outstanding are stock options and shares associated with the long-term incentive compensation plans, which resulted in no dilutive effect for 2020 and a dilutive effect of 65,163 shares in 2019. Due to the net loss in 2020, there was no dilutive impact from outstanding stock options or unvested shares. The Company calculates the dilutive effect of outstanding options and unvested shares using the treasury stock method. Options totaling 697,201 would have been excluded from the calculation of diluted earnings per share for year ended December 31, 2020, because the exercise price was greater than the average market price of common stock during the year and deferred stock awards totaling 110,308 shares would not have been included because of unmet performance conditions. Options totaling 860,539 were excluded from the calculation of diluted earnings per share for year ended December 31, 2019, because the exercise price was greater than the average market price of common stock during the year and deferred stock awards totaling 178,278 shares were not included because of unmet performance conditions.

Share based compensation: The Company accounts for share based compensation awards on a fair value basis. The estimated grant date fair value of each stock-based award is recognized in income over the requisite service period (generally the vesting period). The estimated fair value of each option is calculated using the Black-Scholes option-pricing model.

F-32

Accqounting standards issued:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.” The amendments in this update replace the incurred loss impairment methodology in current U.S. GAAP with a methodology that reflects expected credit losses. This ASU is intended to provide financial statement users with more decision-useful information about expected credit losses and is effective for annual periods and interim periods for those annual periods beginning after December 15, 2022, which for us is the first quarter ending March 31, 2023. Entities may early adopt beginning after December 15, 2018. We are currently evaluating the impact of the adoption of ASU 2016-13 on our consolidated financial statements.

Accounting standards adopted:

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement.” This new standard requires changes to the disclosure requirements for fair value measurements for certain Level 3 items and specifies that some of the changes must be applied prospectively, while others should be applied retrospectively. This standard is effective for public business entities in fiscal years beginning after December 15, 2019, and for interim periods within those fiscal years, with early adoption permitted. the company adopted this standard during 2020 with an immaterial impact to our consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Simplifying the Accounting for Income Taxes”, which, as part of its Simplification Initiative to reduce the cost and complexity in accounting for income taxes, removes certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 also amends other aspects of the guidance to help simplify and promote consistent application of GAAP. The guidance is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The Company adopted this standard during 2020 with an immaterial impact to our consolidated financial statements.

NOTE 2 – REVENUE RECOGNITION

In accordance with Accounting Standards Codification (“ASC”) 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that the Company expects to receive in exchange for these goods or services.

Electronics & Software

The Company has determined that the revenue recognition for its Electronics & Software segment occurs upon delivery of the Company’s connectivity infrastructure and data transmission products. To determine when revenue should be recognized, it is important to determine when the transfer of control has occurred. The Company has determined that control transfers for these products upon shipment or delivery to the customer, in accordance with the agreed upon shipping terms. As such, the timing of revenue recognition occurs at a specific point in time.

Services & Support

The Company has determined that the following performance obligations identified in its Services & Support segment are transferred over time: managed services and professional services (time and materials (“T&M”) and fixed price). The managed services performance obligation is a bundled solution, a series of distinct services that are substantially the same and that have the same pattern of transfer to the customer and are recognized evenly over the term of the contract. T&M professional services arrangements are measured over time with an input method based on hours expended towards satisfying this performance obligation. Fixed price professional service arrangements under a relatively longer-term service will also be measured over time with an input method based on hours expended.

The Company has also identified the following performance obligations within its Services & Support segment that are recognized at a point in time which include resale of third-party hardware and software, installation, arranging for another party to transfer services to the customer, and certain professional services. The resale of third-party hardware and software is recognized at a point in time, when the goods are shipped or delivered to the customer’s location, in accordance with the agreed upon shipping terms. Installation services are recognized at a point in time when the services are completed. The service the Company provides to arrange for another party to transfer services to the customer is satisfied at a point in time as the Company has transferred control upon the service first being made available to the customer by the third-party vendor, which are required to be presented on a net basis. Depending on the nature of the service, certain professional services transfer control at a point in time. The Company evaluates these circumstances on a case-by-case basis to determine if revenue should be recognized over time or at a point in time.

F-33

Significant Judgments

To determine the transaction price, the Company estimates the amount of variable consideration at the outset of the contract, depending on the facts and circumstances relative to the contract. The Company may provide credits or incentives to its customers, which are accounted for as either variable consideration or consideration payable to the customer. The Company estimates product returns based on historical return rates. The Company constrains (reduces) the estimates of variable consideration such that it is probable that a significant revenue reversal of previously recognized revenue will not occur throughout the life of the contract. When determining if variable consideration should be constrained, management considers whether there are factors outside the Company’s control that could result in a significant reversal of revenue. In making these assessments, the Company considers the likelihood and magnitude of a potential reversal of revenue. The Company will assess if any incentives it offers to its customer is a consideration payable. The Company accounts for consideration payable to a customer as a reduction of the transaction price, and therefore, of revenue. For contracts with more than one performance obligation, the consideration is allocated between separate products and services based on their stand-alone selling prices. Judgment is required to determine standalone selling prices for each distinct performance obligation. The Company generally determines standalone selling prices based on the actual prices charged to customers and has an established range of amounts that fall within stand-alone selling price for its distinct performance obligations. The Company evaluates this range quarterly.

Costs to Obtain or Fulfill a Contract

The Company evaluates “Other Assets and Deferred Costs” (ASC 340-40), for the accounting for certain costs to obtain and fulfill contracts (or, in some cases, an anticipated contract) with a customer. ASC 340-40 is applicable only to incremental contract costs, those that an entity would not have incurred if the contract had not been obtained, and requires the capitalization of these costs as well as provides guidance on the amortization and impairment considerations. The Company elects the practical expedient and expenses certain costs to obtain contracts when applicable. Within Services & Support, commissions were paid upfront on certain long-term recurring revenue agreements. Total costs to obtain a contract in the years ended December 31, 2020 and 2019 were $52,000 and $0, respectively.

Transaction Price Allocated to Future Performance Obligations

To determine the allocation of the transaction price and amounts allocated to the performance obligations, the Company first determined the standalone selling price for each distinct performance obligation in the contract in order to determine the allocations of the transaction price in proportion to the standalone selling price for each performance obligation in the contract in accordance with ASC 606-10-32-31 and 32-33. Judgment is required to determine standalone selling price for each distinct performance obligation. The Company generally determines standalone selling prices based on the actual prices charged to customers and has an established range of amounts that fall within stand-alone selling price for its distinct performance obligations. The Company evaluates this range quarterly.

Practical Expedients and Exemptions

The Company adopted various practical expedients and policy elections related to the accounting for significant finance components, sales taxes, shipping and handling, costs to obtain a contract and immaterial promised goods or services. The practical expedient to disclose the unfulfilled performance obligations was not made as they are expected to be fulfilled within one year.

Disaggregation of revenue

Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that best reflects the consideration we expect to receive in exchange for those goods or services. In accordance with ASC 606-10-50-5, the following tables present how we disaggregate our revenues, which is different for each segment.

For the Electronics & Software segment, we analyze revenue by region and product group, which is as follows for the years ended December 31, 2020 and 2019:

	Electronics & Software Revenue by Region
	2020	2019
North America	$29,721,000	$39,771,000
International	4,775,000	7,236,000
	$34,496,000	$47,007,000

F-34

	Electronics & Software Revenue by Product Group
	2020	2019
Intelligent edge solutions	$12,162,000	$18,442,000
Traditional products	22,334,000	28,565,000
	$34,496,000	$47,007,000

For the Services & Support segment, we analyze revenue by customer group and type, which is as follows for the years ended December 31, 2020 and 2019:

	Services & Support Revenue by Customer Group
	2020	2019
Education	$4,483,000	$1,926,000
Healthcare	887,000	705,000
Financial and other commercial clients	2,708,000	1,268,000
CSI IT operations	699,000	842,000
	$8,777,000	$4,741,000

	Services & Support Revenue by Type
	2020	2019
Project & product revenue	$5,120,000	$2,242,000
Services & support revenue	3,657,000	2,499,000
	$8,777,000	$4,741,000

Contract Balances

The contract assets associated with the commission costs noted above were $267,000 and $0 at December 31, 2020 and 2019, respectively. The Company does not have material contract liabilities.

NOTE 3 – LEASES

In accordance with ASC Topic 842, the Company recognizes assets and liabilities for the rights and obligations created by leases that extend more than twelve months from the date of the balance sheet. Right of use (“ROU”) assets represent our right to use an underlying asset for the lease term, while lease liabilities represent our obligation to make lease payments arising from the lease. Lease ROU assets and liabilities are recognized at the commencement date of a lease based on the present value of lease payments over the lease term. Because the rate implicit in each individual lease is not readily determinable, the Company uses its incremental borrowing rate to determine the present value of the lease payments.

The Company has entered into operating leases for three office locations, including one in February 2019 and one in May 2020 upon the acquisition of Ecessa. These leases have remaining lease terms of 2 to 7 years. One of the leases includes two options to extend the lease for 5 years each, and the other lease includes an option to terminate the lease in 2022. One lease includes a 3% rent adjustment on each anniversary of the lease and another includes a 2.5% annual rent adjustment as well as one free month each year. As of December 31, 2020, total ROU assets and operating lease liabilities were $413,000 and $411,000, respectively. As of December 31, 2019, total ROU assets and operating lease liabilities were $368,000 and $360,000, respectively. All operating lease expense is recognized on a straight-line basis over the lease term. In the years ended December 31, 2020 and 2019, the Company recognized $180,000 and $124,000 in lease expense, respectively. The Company also recognized $82,000 and $0 in sublease income for the years ended December 31, 2020 and 2019, respectively.

F-35

Information related to the Company’s ROU assets and related lease liabilities were as follows:

	Year Ended December 31
	2020	2019

Cash paid for operating leases	$185,000	$112,000
Right-of-use assets obtained in exchange for new operating lease obligations (1)	$209,000	$450,000

	As of December 31
	2020	2019
Weighted-average remaining lease term	2.2 years	3.3 years
Weighted-average discount rate	3.6%	4.5%

(1)	2019 includes $280,000 for operating leases existing on January 1, 2019 and $188,000 for operating leases that commenced in the first quarter of 2019. 2020 includes $209,000 for an operating lease assumed with the Ecessa acquisition in the second quarter.

Maturities of lease liabilities as of December 31, 2020 were as follows:

2021	$225,000
2022	152,000
2023	47,000
2024	4,000
Total lease payments	428,000
Less imputed interest	(17,000)
Total operating lease liabilities	$411,000

As of December 31, 2020, the Company does not have any additional future operating lease obligations that have not yet commenced.

NOTE 4 – DISCONTINUED OPERATIONS

On April 5, 2019, the Company sold its Suttle FutureLink™ Fiber business line, including inventory, equipment, and customer relationships, to PPC Broadband Inc. (“PPC”). The transaction was structured as an Asset Purchase Agreement with a simultaneous signing and closing. The sale price was $5,000,000 cash, of which $500,000 was deferred into an escrow account until certain criteria were met and was recorded as restricted cash within the consolidated balance sheet. The Company recognized a gain on the sale of inventory and capital equipment totaling $2,967,000 during the second quarter of 2019. Concurrent with the closing of the transaction, Suttle and PPC entered into a Transition Services Agreement under which Suttle agreed to manufacture products related to the FutureLink™ Fiber business line until September 30, 2019, to ensure seamless supply to the customer base.

On March 11, 2020, the Company sold the remainder of its Suttle business lines, including the SoHo, MediaMAX, and SpeedStar brands and inventory as well as working capital, certain capital equipment, intellectual property, and customer relationships to Oldcastle Infrastructure, Inc. (“Oldcastle”) for $8,000,000, with a working capital adjustment 90 days after close. Oldcastle will operate the majority of the acquired Suttle business through its wholly-owned subsidiary, Primex Technologies, Inc. Through the sale to Primex, a separate online equipment auction held in the fourth quarter of 2020, and various other sales, the Company received total proceeds of $8,900,000 and recorded a gain on the sale of $2,247,000 in 2020.

F-36

Concurrent with the closing of the transaction, the Company and Oldcastle entered into a Transition Services Agreement (“TSA”) under which Suttle continued to manufacture products for Oldcastle for six months, to ensure seamless supply and quality assurance to the existing customer base. Concurrently with the closing of the transaction and the TSA, the Company and Oldcastle also entered into a lease agreement under which Oldcastle will lease two buildings in Hector, Minnesota, where Suttle had conducted operations. Base rents under the lease agreement range from $6,970 to $7,180 per month. The associated assets and liabilities related to this sale were classified as held for sale at December 31, 2019. The presentation of discontinued operations has been retrospectively applied to all prior periods presented.

The assets and liabilities of this discontinued operation that are classified as held for sale are as follows:

	December 31, 2020	December 31, 2019

Trade accounts receivable	$—	$2,235,000
Inventories	—	3,009,000
Other current assets	—	93,000
Total current assets	$—	$5,337,000

Property, plant, and equipment	$—	$883,000
Total noncurrent assets	$—	$883,000

Total assets held for sale	$—	$6,220,000

Accounts payable	$—	$1,111,000
Other accrued liabilities	—	82,000
Total liabilities held for sale	$—	$1,193,000

The financial results of the discontinued operations are as follows:

	Year Ended December 31
	2020	2019

Sales	$3,024,000	$18,879,000
Cost of sales	2,167,000	12,965,000
Selling, general and administrative expenses	520,000	2,684,000
Restructuring expenses	960,000	—
(Gain) loss on sale of assets	(2,247,000)	(2,990,000)
Other income	—	—
Operating income before income taxes	1,624,000	6,220,000
Income tax expense	—	2,000
Income (loss) from discontinued operations	$1,624,000	$6,218,000

During the year ended December 31, 2020, the Company recorded $960,000 in restructuring expense. This consisted of severance and related benefits costs due to the sale of the remainder of Suttle’s business lines and the closure of the plant now that the TSA is completed. We expect total restructuring costs to be $1,000,000, including any remaining shut down costs. The Company paid $708,000 in restructuring charges during 2020 and had $252,000 in restructuring accruals recorded in accrued compensation and benefits at December 31, 2020 that are expected to be paid during 2021.

F-37

NOTE 5 –BUSINESS COMBINATIONS

On May 14, 2020, in a reverse triangular merger, the Company completed the acquisition of 100% of Ecessa Corporation. Ecessa designs and distributes software-defined wide area networking (SD-WAN) solutions for businesses through the deployment of over 10,000 field installations (since 2002) of Ecessa Edge®, PowerLink®, and WANworX® controllers. The acquisition expands the Company’s IoT intelligent edge products and services and provides opportunities to expand the Company’s services platform. The purchase price was $4,642,000, with cash acquired totaling $666,000. The purchase price includes initial consideration of $4,666,000 and $ (24,000) in working capital adjustments.

The assets and liabilities of Ecessa were recorded in the consolidated balance sheet within the Services & Support segment as of the acquisition date, at their respective fair values. The purchase price allocation is based on the estimated fair value of assets acquired and liabilities assumed and has been allocated as follows:

May 14, 2020

Current assets	$1,101,000
Property, plant, and equipment	127,000
Other long-term assets	421,000
Intangible assets	2,260,000
Goodwill	1,341,000
Total assets	5,250,000

Total liabilities	608,000

Net assets acquired	$4,642,000

Identifiable intangible assets are definite-lived assets. These assets include trade name/trademark/internet domain assets, non-compete agreements, customer relationships, and internally developed software intangible assets, and have a weighted average amortization period of 7 years, which matches the weighted average useful life of the assets. Goodwill recorded as part of the purchase price allocation is not tax deductible. The pro forma impact of Ecessa was not significant to the Company’s results for the year ended December 31, 2020. Ecessa’s revenue and operating loss since acquisition are $1,265,000 and $ (598,000), respectively. The operating loss is primarily due to the revaluation of $1,561,000 of pre-acquisition deferred revenue to a preliminary fair value of $257,000 as of the opening balance sheet date and $205,000 of intangibles amortization, thus lowering revenue recognized and increasing post-acquisition expenses on a similar operating cost structure. The Company is still in process of integrating Ecessa into its operations and therefore has not realized all potential cost-saving synergies.

On November 3, 2020, the Company acquired the operating assets of privately held IVDesk Minnesota, Inc. (“IVDesk”) from a third-party receiver (“Receiver”). IVDesk provides private cloud services to small- and mid-size businesses (SMB), with a particular focus on the financial services industry. The acquisition expands the Company’s monthly recurring revenue service model, bringing additional resources and experience in cloud-delivered applications. The purchase price was $1,368,000 and includes initial consideration of $950,000, working capital adjustments of $ (132,000), and $550,000 in contingent consideration. The Company has agreed to pay up to $550,000 in additional consideration upon retaining a certain customer level 120 days after closing. The Company provided the Receiver as seller a $550,000 letter of credit to secure its obligation to pay the earn-out under the asset purchase agreement. At December 31, 2020, the Company had estimated liabilities of $550,000 related to the outstanding consideration. During March 2021, upon meeting the requirements of the earn-out, the Company paid the Receiver the additional consideration.

F-38

The estimated assets and liabilities of IVDesk are recorded in the consolidated balance sheet within the Services & Support segment at December 31, 2020. The preliminary purchase price allocation was based on estimates of the fair value of assets acquired and liabilities assumed, and included total assets of $1,500,000, including estimated goodwill of $745,000 and estimated intangibles of $720,000, and total liabilities of $132,000. The fair value of acquired identifiable intangible assets of $720,000 is provisional depending on the final valuations for those assets. All balances recorded are estimated amounts and the Company expects to finalize the purchase price allocation during the first half of 2021 as the valuation of identifiable assets and liabilities is completed. The pro forma impact of IVDesk was not significant to the Company’s results for the year ended December 31, 2020. IVDesk’s revenue since acquisition was $401,000.

NOTE 6 –CASH EQUIVALENTS AND INVESTMENTS

The following tables show the Company’s cash equivalents and available-for-sale securities’ amortized cost, gross unrealized gains, gross unrealized losses and fair value by significant investment category recorded as cash equivalents or short and long-term investments as of December 31, 2020 and December 31, 2019:

December 31, 2020

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash Equivalents	Short-Term Investments	Long-Term Investments

Cash equivalents:
Money Market funds	$9,424,000	$—	$—	$9,424,000	$9,424,000	$—	$—
Subtotal	9,424,000	—	—	9,424,000	9,424,000	—	—

Investments:
Commercial Paper	700,000	—	—	700,000	—	700,000	—
Corporate Notes/Bonds	7,658,000	7,000	(1,000)	7,664,000	—	2,059,000	5,605,000
Convertible Debt	605,000	—	—	605,000	—	—	605,000
Subtotal	8,963,000	7,000	(1,000)	8,969,000	—	2,759,000	6,210,000

Total	$18,387,000	$7,000	$(1,000)	$18,393,000	$9,424,000	$2,759,000	$6,210,000

December 31, 2019

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Cash Equivalents	Short-Term Investments	Long-Term Investments

Cash equivalents:
Money Market funds	$8,761,000	$—	$—	$8,761,000	$8,761,000	$—	$—
Subtotal	8,761,000	—	—	8,761,000	8,761,000	—	—

Investments:
Commercial Paper	8,695,000	—	(1,000)	8,694,000	—	8,694,000	—
Corporate Notes/Bonds	756,000	—	—	756,000	—	756,000	—
Convertible Debt	250,000	—	—	250,000	—	—	250,000
Subtotal	9,701,000	—	(1,000)	9,700,000	—	9,450,000	250,000

Total	$18,462,000	$—	$(1,000)	$18,461,000	$8,761,000	$9,450,000	$250,000

F-39

The following table summarizes the estimated fair value of our investments, designated as available-for-sale and classified by the contractual maturity date of the securities as of December 31, 2020:

	Amortized Cost	Estimated Market Value

Due within one year	$2,759,000	$2,759,000
Due after one year through five years	6,204,000	6,210,000
	$8,963,000	$8,969,000

The Company tests for other than temporary losses on a quarterly basis and has considered the unrealized losses indicated above to be temporary in nature. The Company intends to hold the investments until it can recover the full principal amount and has the ability to do so based on other sources of liquidity. The Company expects such recoveries to occur prior to the contractual maturities.

The Company did not recognize any gross realized gains or gross realized losses during the years ending December 31, 2020 and 2019, respectively. If the Company had realized gains or losses, they would be included within investment and other income in the accompanying consolidated statements of (loss) income.

In April 2020, the Company made an $899,000 minority investment in the common stock of Quortus Ltd., a UK-based company that provides virtual core network software for Private LTE solutions for critical and secure communications. This investment is important for the Company’s Electronics & Software segment because this segment has been partnering with Quortus to integrate the Quortus Private LTE core in existing and new products for that segment’s federal business, network extensions, and private networks for enterprises. The Company’s investment represents less than 10% of the outstanding equity of Quortus Ltd. The Company uses the cost method to account for investments in common stock of entities such as Quortus if the Company does not have the ability to exercise significant influence over the operating and financial matters of the entity. The Company also uses the cost method to account for its investments that are not in the form of common stock or in-substance common stock in entities if the Company does not have the ability to exercise significant influence over the entity’s operating and financial matters.

NOTE 7 - INVENTORIES

Inventories consist of:

	December 31
	2020	2019
Finished goods	$7,871,000	$6,728,000
Raw and processed materials	826,000	1,803,000
	$8,697,000	$8,531,000

NOTE 8 - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment and the estimated useful lives are as follows:

	Estimated	December 31
	useful life	2020	2019
Land		$2,852,000	$2,965,000
Buildings and improvements	3-40 years	8,891,000	8,727,000
Machinery and equipment	3-15 years	6,404,000	9,347,000
Furniture and fixtures	3-10 years	3,012,000	3,628,000
Construction in progress		27,000	—
		21,186,000	24,667,000
Less accumulated depreciation		(13,944,000)	(16,429,000)
		$7,242,000	$8,238,000

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NOTE 9 – GOODWILL AND INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the year ended December 31, 2020 by company are as follows:

	Ecessa	IVDesk	Total

January 1, 2020	$—	$—	$—

Acquisition	1,341,000	745,000	2,086,000

December 31, 2020	$1,341,000	$745,000	$2,086,000

Gross goodwill	1,341,000	745,000	2,086,000
Accumulated impairment loss	—	—	—
Balance at December 31, 2020	$1,341,000	$745,000	$2,086,000

The fair value of goodwill of $745,000 and acquired identifiable intangible assets of $720,000 is provisional at December 31, 2020 depending on the final valuations for those assets.

The Company’s identifiable intangible assets with finite lives (excluding the provisional $720,000 related to IVDesk) are being amortized over their estimated useful lives and were as follows:

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net

Trade Name/Trademark/Internet Domain Assets	$90,000	$(5,000)	$85,000
Non-compete Agreements	80,000	(16,000)	64,000
Customer Relationships	290,000	(34,000)	256,000
Internally Developed Software	1,800,000	(150,000)	1,650,000
	$2,260,000	$(205,000)	$2,055,000

Amortization expense on these identifiable intangible assets was $205,000 and $0 in 2020 and 2019 respectively. The amortization expense is included in selling, general and administrative expenses. The estimated future amortization expense for identifiable intangible assets during the next five fiscal years is as follows:

Year Ending December 31:
2021	$351,000
2022	351,000
2023	335,000
2024	324,000
2025	290,000
Thereafter	404,000

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NOTE 10 – COMMITMENTS AND CONTINGENCIES

Line of credit: On August 28, 2020, the Company entered into a Credit Agreement with Wells Fargo Bank, National Association, establishing a $5,000,000 line of credit facility agreement, that replaced a prior facility. On October 29, 2020, the Company entered into a First Amendment to the Credit Agreement. Under the Credit Agreement, as amended, the Company has the ability to obtain one or more letters of credit in an aggregate amount up to $2,000,000, subject to the general terms of the credit agreement.

The Company had no outstanding borrowings against the line of credit, or the prior credit facility, at December 31, 2020 or December 31, 2019 and $1,051,000 of the credit line is available for use at December 31, 2020. Due to the revolving nature of loans under this credit facility, additional borrowings and periodic repayments and re-borrowings may be made until the maturity date. Interest on borrowings on the credit line is at LIBOR plus 1.25%, with a minimum LIBOR rate of 0.75%, (2.0% at December 31, 2020). The Credit Agreement expires August 28, 2021 and is secured by government securities owned and pledged by the Company. The Credit Agreement contains financial covenants including a tangible net worth minimum. The Company was in compliance with its financial covenants at December 31, 2020.

As of December 31, 2020, the Company had no other material commitments (either cancelable or non-cancelable) for capital expenditures or other purchase commitments related to ongoing operations.

Long-term compensation plans: The Company has a long-term incentive plan that provides long-term competitive compensation to enable the Company to attract and retain qualified executive talent and to reward employees for achieving goals and improving company performance. The plan provides grants of “performance units” made at the beginning of performance periods and paid at the end of the period if performance goals are met. Awards were previously made every other year and are paid following the end of the cycle with annual vesting. Payment in the case of retirement, disability or death will be on a pro rata basis. The Company recognized expense/(income) of $66,000 and $164,000 in 2020 and 2019, respectively. Accrual balances for long-term compensation plans at December 31, 2020 and 2019 were $230,000 and $164,000, respectively. There were no award payouts in 2020 and 2019. Awards under the 2018 to 2020 plans will be paid out 50% in cash and 50% in stock. Awards under the 2019 to 2021 and 2020 to 2022 plans will be paid out 75% in stock and 25% in cash. The stock portion of these awards are treated as equity plans and included within the Stock Compensation footnote within the Deferred Stock Outstanding section below.

Other contingencies: In the ordinary course of business, the Company is exposed to legal actions and claims and incurs costs to defend against these actions and claims. Company management is not aware of any outstanding or pending legal actions or claims that would materially affect the Company’s financial position, results of operations, or cash flows.

NOTE 11 – STOCK COMPENSATION

2011 Executive Incentive Compensation Plan

On March 28, 2011 the Board adopted and on May 19, 2011 the Company’s shareholders approved the Company’s 2011 Executive Incentive Compensation Plan (“2011 Incentive Plan”). The 2011 Incentive Plan authorizes incentive awards to officers, key employees and non-employee directors in the form of options (incentive and non-qualified), stock appreciation rights, restricted stock, restricted stock units, performance stock units (“deferred stock”), performance cash units, and other awards in stock, cash, or a combination of stock and cash. The 2011 Incentive Plan, as amended, allows the issuance of up to 2,500,000 shares of common stock.

During 2020, stock options covering 191,301 shares were awarded to key executive employees and non-employee directors, which options expire seven years from the date of award and generally vest 25% each year beginning one year after the date of award. The Company also granted deferred stock awards of 89,131 shares to key employees during 2020 under the Company’s long-term incentive plan for the 2020 to 2022 period. These awards vest over three years with the first vesting date being May 6, 2021.

At December 31, 2020, 431,032 shares have been issued under the 2011 Incentive Plan, 1,445,885 shares are subject to currently outstanding options, deferred stock awards, and unvested restricted stock units, and 623,083 shares remained available for future issuance under the 2011 Incentive Plan.

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Stock Options Outstanding

The following table summarizes changes in the number of outstanding stock options under the Director Plan, Stock Plan and the 2011 Incentive Plan during the two years ended December 31, 2020.

		Weighted average	Weighted average
		exercise price	remaining
	Options	per share	contractual term
Outstanding – December 31, 2018	1,380,492	$7.56	4.18 years
Awarded	100,769	2.69
Exercised	(151,950)	4.08
Forfeited	(198,839)	9.33
Outstanding – December 31, 2019	1,130,472	7.28	3.48 years
Awarded	191,301	5.10
Exercised	(8,000)	2.64
Forfeited	(140,583)	10.90
Outstanding – December 31, 2020	1,173,190	6.52	3.35 years

Exercisable at December 31, 2020	877,926	$7.20	2.59 years
Expected to vest December 31, 2020	1,173,190	$6.52	3.35 years

The fair value of awards issued under the Company’s stock option plan is estimated at grant date using the Black-Scholes option-pricing model. The following table displays the assumptions used in the model.

	Year Ended December 31
	2020	2019
Expected volatility	40.2%	31.3%
Risk free interest rate	0.4%	2.2%
Expected holding period	6 years	6 years
Dividend yield	1.3%	3.0%

Total unrecognized compensation expense was $222,000 as of December 31, 2020, which is expected to be recognized over the next 2.8 years. The aggregate intrinsic value of all outstanding options, exercisable options, and options expected to vest (the amount by which the market price of the stock on the last day of the period exceeded the market price of the stock on the date of grant) was $437,000 based on the Company’s stock price at December 31, 2020. The intrinsic value of options exercised during the year was $18,000 in 2020 and $380,000 in 2019. Net cash proceeds from the exercise of all stock options were $0 in 2020 and 2019. The following table summarizes the status of stock options outstanding at December 31, 2020:

		Weighted Average	Weighted
		Remaining	Average
Range of Exercise Prices	Shares	Option Life	Exercise Price
$2.50 to $4.99	515,989	4.6 years	$3.75
$5.00 to $7.49	353,359	3.6 years	6.17
$7.50 to $9.99	0	0 years	0.00
$10.00 to $12.49	244,477	1.2 years	11.32
$12.50 to $14.15	59,365	0.2 years	12.97

The Company receives an income tax benefit related to the gains received by officers and key employees who make disqualifying dispositions of stock received on exercise of qualified incentive stock options and on non-qualified options. The amount of tax benefit received by the Company was $0 in both 2020 and 2019. The tax benefit amounts have been credited to additional paid-in capital.

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Deferred Stock Outstanding

The following table summarizes the changes in the number of deferred stock shares under the Stock Plan and 2011 Incentive Plan over the period from December 31, 2018 to December 31, 2020:

		Weighted Average
		Grant Date
	Shares	Fair Value
Outstanding – December 31, 2018	270,066	$4.48
Granted	161,107	2.76
Vested	(4,575)	4.56
Forfeited	(105,371)	3.90
Outstanding – December 31, 2019	321,227	3.37
Granted	95,631	5.33
Vested	(57,952)	2.81
Forfeited	(86,211)	4.22
Outstanding – December 31, 2020	272,695	3.91

The grant date fair value is calculated based on the Company’s closing stock price as of the grant date. As of December 31, 2020, the total unrecognized compensation expense related to the deferred stock shares was $347,000 and is expected to be recognized over a weighted-average period of 2.1 years.

Compensation Expense

Share-based compensation expense is recognized based on the fair value of awards granted over the vesting period of the award. Share-based compensation expense recognized for 2020 and 2019 was $463,000 and $413,000 before income taxes and $366,000 and $326,000 after income taxes, respectively. Share-based compensation expense is recorded as a part of selling, general and administrative expenses.

Employee Stock Purchase Plan

Under the Company’s Employee Stock Purchase Plan (“ESPP”), employees are able to acquire shares of common stock at 85% of the price at the end of each current quarterly plan term. The most recent term ended December 31, 2020. The ESPP is considered compensatory under current rules. At December 31, 2020, after giving effect to the shares issued as of that date, 68,843 shares remain available for purchase under the ESPP.

Employee Stock Ownership Plan (ESOP)

All eligible employees of the Company participate in the ESOP after completing one year of service. Contributions are allocated to each participant based on compensation and vest 20% after two years of service and incrementally thereafter, with full vesting after six years. At December 31, 2020, the ESOP held 706,287 shares of the Company’s common stock, all of which have been allocated to the accounts of eligible employees. Contributions to the plan are determined by the Board of Directors and can be made in cash or shares of the Company’s stock. The 2020 ESOP contribution was $328,263 for which the Company issued 71,830 shares in March 2021. The 2019 ESOP contribution was $407,584 for which the Company issued 66,059 shares in 2020.

NOTE 12 – COMMON STOCK

In August 2019, the Company announced the adoption of a $2.0 million stock repurchase program running through the end of 2020. Under the stock repurchase program, repurchases can be made from time to time using a variety of methods, including through open market purchases or in privately negotiated transactions in compliance with the rules of the United States Securities and Exchange Commission and other applicable legal requirements. This new $2.0 million repurchase program replaces a stock repurchase program that the Company had adopted in 2008. At December 31, 2020, there remained $341,000 under this repurchase program.

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NOTE 13 - INCOME TAXES

Income tax (benefit) expense from continuing operations consists of the following:

	Year Ended December 31
	2020	2019
Current year income taxes (benefit):
Federal	$(9,000)	$(45,000)
State	20,000	20,000
	11,000	(25,000)

Deferred income taxes:
Federal	$9,000	$10,000
	9,000	10,000

Income tax expense (benefit)	$20,000	$(15,000)

The Company’s Austin Taylor Communications, Ltd. unit operated in the United Kingdom (U.K.) and is subject to U.K. rather than U.S. income taxes. Austin Taylor had no activity in 2020 and 2019. At the end of 2020, Austin Taylor’s net operating loss carry-forward was $7,462,000. The Company remains uncertain whether it will be able to generate the future income needed to realize the tax benefit of the carry-forward. Accordingly, the Company has continued to maintain its deferred tax valuation allowance against any potential carry-forward benefit from Austin Taylor.

Net2Edge, Ltd., formally known as Transition Networks EMEA, Ltd., operates in the U.K. and is subject to U.K. rather than U.S. income taxes. Net2Edge, Ltd. had pretax losses of $955,000 and $1,519,000 in 2020 and 2019, respectively. At the end of 2020, Net2Edge, Ltd.’s net operating loss carry-forward was $9,700,000, of which a full valuation allowance is recorded.

In 2007, Transition Networks China began operations in China and is subject to Chinese taxes rather than U.S. income taxes. Transition Networks China had no activity in 2020 and 2019. At the end of 2020, Transition Networks China’s net operating loss carry-forward was $0. Transition Networks China ceased operations in 2014 and incurred minor non-operating expenditures in 2015 to close the operations. As of 2016, Transition Networks China no longer has any operational activity.

Suttle Costa Rica operated in Costa Rica and was subject to Costa Rica income taxes. As of December 31, 2020, the amount of unremitted earnings outside of the United States was not significant to the Company’s liquidity and was available to fund investments abroad. The Company closed its Costa Rica facility in 2017 and no longer has any operational activity in Costa Rica. Suttle Costa Rica had no activity in 2020 and 2019. At the end of 2020, Suttle Costa Rica’s net operating loss carry-forward was $0.

The provision for income taxes for continuing operations varied from the federal statutory tax rate as follows:

	Year Ended December 31
	2020	2019
Tax at U.S. statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	(0.8)	26.2
Foreign income taxes, net of foreign tax credits	(11.3)	98.9
Other nondeductible items	(3.3)	(2.1)
Effect of increase in uncertain tax positions	—	17.2
Change in valuation allowance	(8.7)	(181.7)
Other	2.0	14.0
Effective tax rate	(1.1%)	(6.5%)

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Deferred tax assets and liabilities as of December 31 related to the following:

	2020	2019
Deferred tax assets:
Allowance for doubtful accounts	$26,000	$29,000
Inventory	798,000	1,254,000
Accrued and prepaid expenses	314,000	302,000
Lease liability	70,000	44,000
Domestic net operating loss carry-forward	3,398,000	2,141,000
Long-term compensation plans	—	248,000
Nonemployee director stock compensation	552,000	514,000
Other stock compensation	82,000	51,000
Intangible assets	—	253,000
Foreign net operating loss carry-forwards and credits	3,261,000	3,087,000
Federal and state credits	767,000	767,000
Other	18,000	17,000

Gross deferred tax assets	9,286,000	8,707,000
Valuation allowance	(8,728,000)	(8,170,000)

Net deferred tax assets	558,000	537,000

Deferred tax liabilities
Depreciation	(318,000)	(485,000)
Intangible assets	(175,000)	—
Lease right-of-use asset	(65,000)	(42,000)

Net deferred tax liability	(558,000)	(527,000)

Total net deferred tax asset	$—	$10,000

The Company assesses available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred over the three-year period ending December 31, 2020. This objective evidence limits the ability to consider other subjective evidence such as the projections for future growth. On the basis of this evaluation, as of December 31, 2020, a valuation allowance of $8,728,000 has been recorded to reflect the portion of the deferred tax asset that is more likely to not be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as the Company’s projections for growth.

At December 31, 2020, the Company has a federal net operating loss carryforward from 2015 through 2020 activity of approximately $10,940,000 that is available to offset future taxable income and begins to expire in 2035. The Company also has a federal capital loss carryforward from 2018 of approximately $1,930,000 that is available to offset future capital gains and expires in 2023.

During 2015, the Company engaged in a research and development tax credit study for the tax years 2011 to 2014. As a result of this study, the Company claimed $1,554,000 of federal and $1,024,000 of state research and development credits. The Company amended prior year tax returns to claim these credits and offset prior year taxes paid. Credits not used to reduce taxes are available to be carried forward. At December 31, 2020, the Company has an estimated federal research and development credit carryforward of approximately $467,000 and a state research and development credit carryforward of approximately $594,000.

The Company assesses uncertain tax positions in accordance with ASC 740. Under this method, the Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from these uncertain tax positions are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate resolution. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense.

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Changes in the Company’s uncertain tax positions are summarized as follows:

	2020	2019
Uncertain tax positions – January 1	$101,000	$60,000
Gross increases - current period tax positions	14,000	41,000
Uncertain tax positions – December 31, 2020	$115,000	$101,000

Included in the balance of uncertain tax positions at December 31, 2020 are $115,000 of tax benefits that if recognized would affect the tax rate. The Company’s unrecognized tax benefits will be reduced by $0 in the next twelve months due to statute of limitations expirations. There are no other expected significant changes in the Company’s uncertain tax positions in the next twelve months. The Company’s income tax liability accounts included accruals for interest and penalties of $0 at December 31, 2020. The Company’s 2020 income tax expense decreased by $0 due to net decreases for accrued interest and penalties.

The Company’s federal and state tax returns and tax returns it has filed in Costa Rica and the United Kingdom are open for review going back to the 2017 tax year.

NOTE 14 - INFORMATION CONCERNING INDUSTRY SEGMENTS AND MAJOR CUSTOMERS

Following the acquisition of Ecessa during the second quarter of 2020 and the merging of certain operations, the Company classifies its remaining businesses into two segments as follows:

●	Electronics & Software: designs, develops and sells Intelligent Edge solutions that provide connectivity and power through PoE products and actionable intelligence to end devices in an IoT ecosystem through embedded and cloud-based management software. In addition, this segment continues to generate revenue from its traditional products consisting of, media converters, NICs, and Ethernet switches that offer the ability to affordably integrate the benefits of fiber optics into any data network; and

●	Services & Support: provides technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management, and SD-WAN network devices.

Management has chosen to organize the enterprise and disclose reportable segments based on products and services. Intersegment revenues are eliminated upon consolidation. “Other” includes non-allocated corporate overhead costs. As a result of our treatment of Suttle as discontinued operations, “Other” includes amounts previously allocated to Suttle that do not meet the criteria to be included in income from discontinued operations.

Electronics & Software manufactures its products in Asia and the United States and makes sales in both the U.S. and international markets. Services & Support operates in the U.S. and primarily makes sales in the U.S. Net long-lived assets held in foreign countries were approximately $49,000 and $112,000 at December 31, 2020 and 2019, respectively. Consolidated sales to U.S. customers were approximately 87% and 74% of sales from continuing operations in 2020 and 2019 respectively. In 2020, sales to two of Electronics & Software’s customers accounted for 18.7% and 17.3% of consolidated sales and one of Services & Support’s customers accounted for 10.3% of consolidated sales. In 2019, sales to two of Electronics & Software’s customers accounted for 21.2% and 16.2% of consolidated sales. At December 31, 2020, Electronics & Software had one customer that made up 17% of consolidated accounts receivable and Services & Support had one customer that made up 38% of accounts receivable. At December 31, 2019, Electronics & Software had two customers that made up 45% and 17% of consolidated accounts receivable.

Information concerning the Company’s operations in the various segments for the years ended December 31, 2020 and 2019 is as follows:

	Electronics &	Services &		Intersegment
	Software	Support	Other	Eliminations	Total
2020
Sales	$34,496,000	$8,777,000	$—	$(697,000)	$42,576,000
Cost of sales	19,606,000	5,798,000	—	(35,000)	25,36 9,000
Gross profit	14,890,000	2,979,000	—	(662,000)	17,207,000

Selling, general and administrative expenses	13,875,000	2,669,000	3,337,000	(662,000)	19,219,000
Acquisition costs	—	—	685,000	—	685,000
Operating income (loss)	1,015,000	310,000	(4,022,000)	—	(2,697,000)
Other income (expense)	(10,000)	(32,000)	964,000	—	922,000
Income (loss) from continuing operations before tax	$1,005,000	$278,000	$(3,058,000)	$—	$(1,775,000)

Depreciation and amortization	$288,000	$292,000	$382,000	$—	$962,000

Capital expenditures	$81,000	$14,000	$155,000	$—	$250,000

Assets	$15,398,000	$8,521,000	$31,664,000	$(27,000)	$55,556,000

F-47

	Electronics &	Services &		Intersegment
	Software	Support	Other	Eliminations	Total
2019
Sales	$47,007,000	$4,741,000	$—	$(842,000)	$50,906,000
Cost of sales	25,613,000	3,259,000	—	(152,000)	28,720,000
Gross profit	21,394,000	1,482,000	—	(690,000)	22,186,000
Selling, general and administrative expenses	17,354,000	1,485,000	4,028,000	(690,000)	22,177,000
Operating income (loss)	4,040,000	(3,000)	(4,028,000)	—	9,000
Other income (expense)	(7,000)	(10,000)	243,000	—	226,000
Income (loss) from continuing operations before tax	$4,033,000	$(13,000)	$(3,785,000)	$—	$235,000

Depreciation and amortization	$360,000	$92,000	$581,000	$—	$1,033,000

Capital expenditures	$81,000	$69,000	$275,000	$—	$425,000

Assets	$19,902,000	$1,694,000	$37,582,000	$(27,000)	$59,151,000

NOTE 15 – FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date:

Level 1 – Observable inputs that reflect unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access at the measurement date.

Level 2 – Observable inputs such as quoted prices for similar instruments and quoted prices in markets that are not active, and inputs that are directly observable or can be corroborated by observable market data. The types of assets and liabilities included in Level 2 are typically either comparable to actively traded securities or contracts, such as treasury securities with pricing interpolated from recent trades of similar securities, or priced with models using highly observable inputs, such as commodity options priced using observable forward prices and volatilities.

Level 3 – Significant inputs to pricing that have little or no observability as of the reporting date. The types of assets and liabilities included in Level 3 are those with inputs requiring significant management judgment or estimation, such as the complex and subjective models and forecasts used to determine the fair value of financial instruments.

F-48

Financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2020 and 2019, are summarized below:

	December 31, 2020

	Level 1	Level 2	Level 3	Total Fair Value

Cash equivalents:
Money Market funds	$9,424,000	$—	$—	$9,424,000
Subtotal	9,424,000	—	—	9,424,000

Short-term investments:
Commercial Paper	—	700,000	—	700,000
Corporate Notes/Bonds	—	2,059,000	—	2,059,000
Subtotal	—	2,759,000	—	2,759,000

Long-term investments:
Corporate Notes/Bonds	—	5,605,000	—	5,605,000
Convertible Debt	—	—	605,000	605,000
Subtotal	—	5,605,000	605,000	6,210,000

Current Liabilities:
Accrued Consideration	—	—	(550,000)	(550,000)
Subtotal	—	—	(550,000)	(550,000)

Total	$9,424,000	$8,364,000	$55,000	$17,843,000

	December 31, 2019

	Level 1	Level 2	Level 3	Total Fair Value

Cash equivalents:
Money Market funds	$8,761,000	$—	$—	$8,761,000
Subtotal	8,761,000	—	—	8,761,000

Short-term investments:
Commercial Paper	—	8,694,000	—	8,694,000
Corporate Notes/Bonds	—	756,000	—	756,000
Subtotal	—	9,450,000	—	9,450,000

Long-term investments:
Convertible Debt	—	—	250,000	250,000
Subtotal	—	—	250,000	250,000

Total	$8,761,000	$9,450,000	$250,000	$18,461,000

The estimated fair value of contingent consideration as of December 31, 2020 was $550,000, as noted above. The estimated fair value is considered a level 3 measurement because the probability weighted discounted cash flow methodology used to estimate fair value includes the use of significant unobservable inputs, primarily the contractual contingent consideration revenue targets and assumed probabilities. There was no change in the estimated contingent consideration during the year ended December 31, 2020. In March 2021, the Company paid the full amount of the $550,000 contingent consideration to the Receiver.

We record transfers between levels of the fair value hierarchy, if necessary, at the end of the reporting period. There were no transfers between levels during 2020 and 2019.

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NOTE 16 – GENERAL COMMITMENTS

On August 2, 2018, the Company entered into a purchase agreement with Launch Properties, LLC for the sale of the Company’s building located at 10900 Red Circle Drive, Minnetonka, MN for $10,000,000. The building currently includes the Company’s corporate administrative offices, as well as some operations for Transition Networks and JDL Technologies. This agreement was terminated on July 28, 2020 and earnest money totaling $225,000 was transferred to the Company and recognized as other income in the accompanying condensed consolidated statements of income (loss) and comprehensive income (loss) for the year ended December 31, 2020. The Company is reviewing options to continue to use or sell the property.

NOTE 17 – SUBSEQUENT EVENTS

On March 1, 2021, the Company entered into an Agreement and Plan of Merger with Helios Merger Co. and Pineapple Energy LLC pursuant to which Pineapple would become a wholly owned subsidiary of the Company (the “Merger”). In connection with the Merger, CSI intends to pursue dispositions of its existing assets and businesses prior to the closing of the Merger. To the extent these dispositions occur, CSI expects to declare a cash dividend that distributes a portion of the proceeds from these dispositions to its shareholders as of a pre-closing record date.

Following the closing, CSI will use commercially reasonable efforts to complete the dispositions of these assets as soon as reasonably practicable (and, in any event, within 18 months of the closing). Proceeds that become available from the dispositions that occur following the closing of the Merger will be distributed pro rata to the legacy shareholders pursuant to the contingent value rights agreement described above. CSI will continue to support these existing business lines as it pursues new owners for these businesses.

In connection with the execution of the Merger agreement, the Company announced that CSI and Pineapple Energy were exploring equity financing through a private placement that would close in connection with the closing of Merger, with proceeds to be used by the combined company to finance additional acquisitions and working capital needs of the combined company.

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PINEAPPLE ENERGY LLC

Financial Statements as of September 30, 2021 and December 31, 2020 and for the

Nine months ended September 30, 2021

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F-52

Report of Independent Registered Public Accounting Firm

To the Members and Board of Managers of Pineapple Energy LLC

Results of Review of Interim Financial Statements

We have reviewed the balance sheet of Pineapple Energy LLC (the Company) as of September 30, 2021 and the related statement of loss and members’ deficit, and cash flows for the nine month period then ended, and the related notes (collectively referred to as the “interim financial statements”). Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the balance sheet of the Company as of December 31, 2020, and the related statement of loss and members’ deficit, and cash flows for the period from inception (December 1, 2020 through December 31, 2020) (not presented herein); and in our report dated October 18, 2021, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2020, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Basis for Review Results

These interim financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Going Concern

As indicated in Note 9, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Minneapolis, Minnesota
January 18, 2022

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

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Pineapple Energy LLC

Balance Sheets (Unaudited)

As of September 30, 2021 and December 31, 2020

(in thousands)

	September 30,	December 31,
	2021	2020
ASSETS
Current assets
Cash	$67	$-
Assets held for sale	-	480
Total current assets	67	480

Intangible assets, net	3,138	4,210
Total assets	$3,205	$4,690

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$1,838	$11
Accrued expenses	267	-
Working capital note	150	-
Total current liabilities	2,255	11

Payables due to members	2,350	2,350
Loans Payable	5,828	4,830
Total liabilities	10,433	7,191

Commitments and contingencies (See Note 7)

MEMBERS’ DEFICIT
Members’ deficit	(7,228)	(2,501)
Total liabilities and members’ deficit	$3,205	$4,690

The accompanying notes are an integral part of these financial statements.

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Pineapple Energy LLC

Statement of Loss and Members’ Deficit (Unaudited)

For the Nine Months Ended September 30, 2021

(in thousands)

For the Nine
Months Ended
September 30,
2021

Revenue	$25

Operating expenses:
General and administration	582
Amortization expense	1,072
Sales and marketing	116
Transaction costs	1,977
Total operating expenses	3,747
Loss from operations	(3,722)

Other income (expenses)
Interest and accretion of loan expense	(1,005)
Total other income (expenses)	(1,005)

Net loss	(4,727)

Members’ deficit, beginning of year	(2,501)
Members’ deficit, end of period	$(7,228)

The accompanying notes are an integral part of these financial statements.

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Pineapple Energy LLC

Statement of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2021

(in thousands)

For the Nine Months
Ended
September 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,727)
Adjustments for:
Amortization	1,072
Interest and accretion expense	1,005
Change in:
Accounts and other payables	1,820
Accrued expenses	267
Net cash used in operations	(563)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of assets held for sale	480
Net cash provided by investing activities	480

CASH FLOWS FROM FINANCING ACTIVITY
Proceeds of borrowings on working capital loan	150
Net cash provided by financing activities	150

NET INCREASE IN CASH	67
CASH AT BEGINNING OF PERIOD	-
CASH AT END OF PERIOD	$67

The accompanying notes are an integral part of these financial statements.

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Pineapple Energy LLC

Notes to Financial Statements (Unaudited)

As of September 30, 2021 and December 31, 2020 and for the

Nine Months Ended September 30, 2021

(in thousands, except Units)

Note 1 - Organization

Pineapple Energy LLC (“Pineapple” or “Company”) was organized under the laws of Delaware on December 1, 2020 (“period of inception”). Pineapple Energy expects to operate and consolidate solar companies to power the energy transition through grass-roots growth of solar electricity paired with battery storage on consumers’ homes. The Company plans on engaging in the acquisition and growth of local and regional solar, storage and energy service companies and providing solar, battery storage and other energy services to homeowners.

Each Member’s limited liability company interest in the Company is represented by units (“Units”). The total number of Units that the Company has authority to issue is classified as (i) an unlimited number of Class A Units (the “Class A Units”), (ii) 6,250,000 Class B Units (the “Class B Units”), (iii) 5,000,000 Class C Units (the “Class C Units”), and (iv) an unlimited number of Class P Units (the “Class P Units”). The Board has the authority to increase the number of Units, increase the number of Units in a class of Units or designate one or more new classes of Units without the vote or consent of the Members. As of September 30, 2021 and December 31, 2020, 19,150,000 Class A Units and 850,000 Class P Units were issued and outstanding. Class A Units have the right to vote, while the Class P Units do not have voting rights.

On March 1, 2021, the Company entered into an asset purchase agreement with Hawaii Energy Connection, LLC and E-Gear, LLC (collectively, “HEC”), Hawaii limited liability companies, under which HEC agreed to sell to the Company substantially all the assets of HEC for an aggregate purchase price of $12,500 cash payable at closing, subject to a working capital adjustment following closing, plus equity in the Company consisting of 6,250,000 Class B Units of the Company, representing approximately 40% ownership in the Company.

On March 1, 2021, the Company also entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Communications Systems, Inc. (“CSI”), a Minnesota corporation, Helios Merger Co., a Delaware corporation and a wholly owned subsidiary of CSI (the “Merger Sub”), Lake Street Solar LLC, a Delaware limited liability company (the “Members’ Representative”), and Randall D. Sampson, as the Shareholders’ Representative (the “Shareholders’ Representative,” and together with CSI, the Merger Sub, the Company and the Members’ Representative, the “Parties”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of CSI (the “Pineapple Merger”).

The sale of assets by HEC to the Company is conditioned on the concurrent closing of the Pineapple Merger and is expected to close in 2022.

COVID-19 Update

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. The pandemic has resulted in governments around the world implementing increasingly stringent measures to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments, school closures and other measures. In addition, governments and central banks in several parts of the world have enacted fiscal and monetary stimulus measures to counteract the impacts of the COVID-19 pandemic.

As a response to the COVID-19 pandemic, the Company implemented a controlled schedule, social distancing, mask requirements for employees permitted to use the office, implementation of an infectious disease prevention policy, and required employees to quarantine after out-of-state travel of any kind before returning to work.

The Company considered the emergence and pervasive economic impact of the COVID-19 pandemic in its assessment of its financial position, results of operations, cash flows, and certain accounting. The Company has not identified any specific impairment trigger event from circumstances originating from COVID-19. Due to the evolving and uncertain nature of the COVID-19 pandemic, it is possible that the effects of the COVID-19 pandemic could materially impact the Company’s estimates and combined financial statements in future reporting periods.

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Note 2 - Significant Accounting Policies

Basis of Presentation

These financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The interim financial statements are unaudited, but in the opinion of management, reflect all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the periods presented. Operating results for the nine-month period are not necessarily indicative of the results that can be expected for the year ending December 31, 2021 (see Note 9).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from these estimates. Any effects on the business, financial position or results of operations from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Significant items subject to estimates and assumptions include the fair value of the Company’s term loan payable and related assets at the date of acquisition, and the related useful life of the Company’s intangible asset.

Assets Held for Sale

Assets held for sale were tangible assets acquired in the Hercules transactions (see Note 4). These assets were sold in 2021 and as of December 31, 2020, were valued at their fair market value.

Intangible Assets

Intangible assets primarily consist of trademarks and are amortized using the straight-line method over the estimated useful lives of the respective trademarks, which are 36 months.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If indicators of impairment exist, management identifies the asset group that includes the potentially impaired long-lived asset, at the lowest level at which there are separate, identifiable cash flows. If the total of the expected undiscounted future net cash flows for the asset group is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. As of September 30, 2021 and December 31, 2020, no impairment was identified.

Fair Value of Financial Instruments

Accounts payable approximate fair value because of the short-term nature of these instruments. The payables due to members are considered long term and due to the nature of the transaction, fair value is impractical to estimate.

To record estimates at fair value, the Company uses market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. We primarily apply the market approach for recurring fair value measurements and attempt to use the best available information. We determine the fair value based upon the hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurement). The three levels of fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. At September 30, 2021 and December 31, 2020, there were no Level 1 measurements.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Where observable inputs are available directly or indirectly, for substantially the full term

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of the asset or liability, the instrument is categorized in Level 2. At September 30, 2021 and December 31, 2020, there were no Level 2 measurements.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. At September 30, 2021 and December 31, 2020, there were no recurring Level 3 measurements.

The fair value of the Company’s long-term debt and assets acquired (see Note 4) of $4,768 as of the acquisition date of December 11, 2020 is a Level 3 non-recurring measurement. The fair value of the liability and intangible asset were measured using a discounted cash flow methodology. The payments were discounted over the term of the loan using a 25.0 percent discount rate which reflected a rate between first quartile and median rate for venture capital funding of an enterprise in the start-up stage business cycle given the similarity of the business to a start-up. See Note 4.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”).

The Company recognizes revenue in accordance with the core principle of ASC 606 when there is a transfer of control of promised goods or services to customers in an amount that reflects the consideration that the Company expects to be entitled to in exchange for those goods or services.

The Company primarily arranges for solar power systems to be installed for residential customers by a third party, for which it earns a commission upon the end customer’s acceptance of the installation. As there are more than two parties involved in the sales transaction, the Company has determined it has an agent relationship in the contracts with these customers, due to the fact that the Company is not primarily responsible for fulfilling the promise to provide the installation of solar arrays to the Customer, the Company does not have inventory risk and has only limited discretion in pricing.  Accordingly, the Company has determined that revenue under these arrangements should be recognized on a net basis.

For all revenue streams, no elements of variable consideration were identified.

Transaction Costs

Direct and indirect acquisition-related costs are expensed as incurred when the service is received.

Income Taxes

The Company has elected to be treated as an association taxable as a corporation as of the date of formation. As of September 30, 2021 and December 31, 2020, the Company had a deferred tax asset of $1,891 and $710, respectively. The Company has applied a valuation allowance of $1,891 and $710 as of September 30, 2021 and December 31, 2020, respectively, and therefore the net deferred tax asset is $0 as of September 30, 2021 and December 31, 2020. As of September 30, 2021, the Company has net operating loss carryforwards of $1,208 that do not expire. Tax expense for the nine months ended September 30, 2021 is $0.

The Company applies the provisions of ASC Topic 740, Income Taxes (“ASC 740”), which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Tax positions that meet the more-likely-than-not recognition threshold may be recognized. The Company’s accounting policy related to income tax penalties and interest assessments is to accrue for these costs and record a charge to general and administrative expense for tax penalties and a charge to interest expense for interest assessments during the period that we take an uncertain tax position through the date of resolution with the taxing authorities or the expiration of the applicable statute of limitations.

The Company did not record any amounts related to penalties and interest for the nine months ended September 30, 2021. Management does not believe that the Company has any material uncertain tax positions at September 30, 2021.

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Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements were available to be issued. The Company has evaluated subsequent events through January 18, 2022, which is the date the financial statements were issued. See Note 8, Subsequent Events.

Note 3 - Intangible Assets

Intangible assets are stated at amortized cost and consist of the Sungevity tradename and trademark (see Note 4). For the nine months ended September 30, 2021, amortization expense totaled $1,072. Future amortization expense is as follows: For the three months ended December 31, 2021,$357; and for the years ended December 31, 2022 and 2023, $1,429 and $1,352, respectively.

Note 4 – Asset Acquisition

On December 11, 2020, Pineapple purchased certain assets from Hercules Technology Management Co V, LLC (“Hercules Management”) that it had acquired in a public auction of assets of HoSoPo Corporation, Solar Spectrum LLC, and Solar Spectrum Holdings, LLC conducted by Hercules Capital, Inc. (“Hercules”).  The assets sold by Hercules Management to Pineapple related to the Sungevity business and included tangible assets consisting of fixed assets and inventory, and intangible assets consisting of the Sungevity tradename, trademark, and a database comprised of both historical existing and unconverted customer leads.

On December 11, 2020, Pineapple and Hercules entered into a Loan and Security Agreement for a term loan to Pineapple in the principal amount of $7,500 to finance the acquisition of the Sungevity assets from Hercules Management. As partial consideration for the asset purchase, Pineapple also issued to Hercules 3,000,000 of its Class A Units, which represents a 15.0% ownership interest in Pineapple.

The Company has determined this transaction to be an asset acquisition and has identified the trademark and assets held for sale as identifiable assets. As the transaction did not involve the exchange of monetary consideration, the value associated with the asset acquisition was based on the Company’s most reliable indication of fair value, which is the estimated fair value of the debt and equity units issued in consideration. The Company has determined the fair value of the debt was $4,768 at the date of acquisition. The assets held for sale are recorded at fair market value, which approximates the amount received from the sale of these assets subsequent to year-end. The remaining difference between the fair value of the debt and the assets held for sale has been ascribed to the Sungevity tradename and will be amortized over a 36-month period. No value is being assigned to the equity units because the acquisition did not include an operating business with steady, reliable cash flows, as well as the fact that no residual value exists beyond the acquired tangible and intangible assets. Equity value creation will depend upon future business execution and growth following the bankruptcy exit and conversion of customer leads.

Note 5 – Payables Due to Members - Acquisition Related Transaction Costs

As of September 30, 2021 and December 31, 2020, the Company has accrued a payable of $2,000 to a member of the Company and $350 to another member of the Company relating to the asset acquisition (see Note 4). The underlying costs are considered indirect costs of the asset acquisition and have been expensed as acquisition-related costs from the period of inception (December 1, 2020) through December 31, 2020.  Under the December 1, 2020 Loan and Security Agreement, this aggregate $2,350 in payables to members is subordinated to the payment to the lender under the Loan and Security Agreement (see Note 6) and may only be repaid under certain conditions, including the requirement that no obligations are outstanding under the Loan and Security Agreement and the Company or its subsidiaries has closed on an equity transaction generating at least $30,000 in proceeds (see Note 9). Subsequent to period end, a subscription agreement with the members was executed. See Note 8.

Note 6 – Loans Payable

Loan Payable

As of September 30, 2021 and December 31, 2020, the Company had $7,500 in loans payable to Hercules (see Note 4). This loan accrues interest at 10%, payable-in-kind and due and payable on December 10, 2023. There were no financial covenants associated with this loan. As this loan was used to acquire the assets in the asset acquisition, the Company assessed the fair market value of the debt instrument at $4,768. The loan balance and accrued interest as of September 30, 2021 and December 31, 2020 was $5,828 and $4,830, respectively. The

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Company will accrete the value of the debt over its life at a discount rate of approximately 25%. Interest and accretion expense for the nine months ended September 30, 2021 was $1,005, and for the period of inception (December 1, 2020) through December 31, 2020 was $62. The loan is collateralized by all of the Company’s personal property and assets (see Note 4). Subsequent to period end, an amendment to the loan was executed. See Note 8, Subsequent Events.

Working Capital Note

On January 8, 2021, the Company and Hercules, as agent for itself and the lenders, entered into a Working Capital Loan and Security Agreement for a working capital loan in the maximum principal amount of $500. The lenders, Hercules and Northern Pacific Growth Investment Advisors, LLC, made working capital loan commitments of $400 and $100, respectively.  Northern Pacific Growth Investment Advisors, LLC is an affiliate of Northern Pacific Group, which controls Lake Street Solar, LLC, a member of Pineapple. Borrowings under the Working Capital Loan Agreement bear interest at 10.00% per annum with interest compounded daily and payable monthly. As of September 30, 2021 and December 31, 2020, the balance outstanding on the working capital loan was $150 and $0, respectively. The loan is collateralized by all of the Company’s assets. The working capital loan has a maturity date of January 7, 2022.

The working capital loan and security agreement provides that if a Qualified PIPE Transaction occured on or prior to the maturity date of January 7, 2022, then the outstanding principal amount of the working capital loan held by Hercules, and all accrued and unpaid interest, would automatically convert into PIPE Transaction Equity issued in such Qualified PIPE Transaction at a price equal to the lowest price per unit paid by the other purchasers of the Qualified PIPE Transaction Equity. The term Qualified PIPE Transaction means a PIPE Transaction that generates proceeds to Pineapple of at least $20 million in the aggregate. PIPE Transaction means the offer and sale of equity securities and/or securities exercisable or exchangeable into or for equity securities in a transaction exempt from registration under the Securities Act of 1933, as amended, by an issuer with a class of securities registered or otherwise publicly traded or contemplated to be publicly traded, whether by merger, reverse merger or otherwise. Additionally, if the Company issued and sold PIPE Transaction Equity that does not constitute a Qualified PIPE Transaction prior to the maturity date of January 7, 2022 and the automatic conversion of the Hercules working capital loan as described above did not occur, then Hercules has the option to convert its working capital loan into PIPE Transaction Equity issued in the non-Qualified PIPE Transaction at a price equal to the lowest price per unit paid by the other purchasers of the PIPE Transaction Equity.  In the case of either a mandatory or optional conversion of the Hercules working capital loan, the working capital loan by Northern Pacific Growth Investment Advisors, LLC, including all accrued and unpaid interest, would be immediately due and payable.

Subsequent to period end, an amendment to the working capital loan and security agreement was executed extending the maturity date and conversion terms. See Note 8, Subsequent Events.

Note 7 - Commitments and Contingencies

Contingencies

At times there may be claims and legal proceedings generally incidental to the normal course of business that are pending or threatened against the Company. Although the Company cannot predict the outcome of these matters when they arise, in the opinion of management, any liability arising from them will not have a material adverse effect on the consolidated financial position, results of operations, or liquidity of the Company. At September 30, 2021 and December 31, 2020, there were no claims or legal proceedings.

Note 8 - Subsequent events

On December 16, 2021, Pineapple and CSI entered an amendment to the Merger Agreement dated March 1, 2021, that, among other things, (1) extended the Outside Date from August 31, 2021 to March 31, 2022, (2) added additional conditions to closing related to the PIPE financing, (3) changed the milestones related to earnout consideration, and (4) extended the date for CSI to complete dispositions from 18 months to 24 months. In connection with this amendment, Pineapple also amended other agreements as described below.

Working Capital Note

In October 2021 and November 2021, the Company received advances of $150 and $50, respectively, from the Working Capital note (see Note 6). As of the date of issuance of these financial statements, January 18, 2022, the total balance drawn on the Working Capital Note is $350.

On December 16, 2021, an amendment to the working capital loan and security agreement was executed. The maturity date was extended to December 31, 2022 and a conversion feature pursuant to Pineapple Merger was added. In the event that, on or before the maturity date, the Company consummates the Pineapple Merger, then immediately prior to the consummation of the Pineapple Merger, the working capital loan and all accrued and unpaid interest and expenses thereon shall automatically convert into such number of Class C Units of the

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Company calculated based on one Class C Unit being issued for every $2.00 of unpaid principal and accrued and unpaid interest and expenses of the working capital loan.

Loan Payable

On December 16, 2021, an amendment to the loan and security agreement was executed. The amendment extends the maturity date of the $7,500 loan to December 31, 2024. In addition, the amendment provides that immediately after CSI receives proceeds from the PIPE Investors (as defined in the Merger Agreement) pursuant to the PIPE Agreement (as defined in the Merger Agreement), the Company shall repay $4,500 of the outstanding loan plus all accrued and unpaid interest and expenses, with the remaining principal to be paid upon the loan maturity date.

Payables Due to Members

On December 16, 2021, subscription agreements were signed between two members and the Company. In consideration for the full cancellation of the $2,000 and $350 of accrued payables due to members, the members will convert their accrued payables into convertible promissory notes of the Company, effective immediately prior to the merger with CSI. The convertible promissory notes will automatically convert into 1,175,000 Class C Units of the Company after issuance of the Convertible Note to the members and immediately prior to the consummation of the Pineapple Merger.

Stock Issuance

In January 2022, the Company agreed to issue 81,301 Class A units to a non-employee for advisory services provided in 2021.

Note 9 – Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. As of September 30, 2021 and December 31, 2020, the Company had $67 and $0, respectively of cash. During the nine months ended September 30, 2021 and the period from inception (December 1, 2020) through December 31, 2020, the Company incurred a net loss of $4,727 and $2,501, respectively.  Furthermore, because the Company has yet to establish significant operations, there are no assurances the Company will be able to generate a profit or obtain positive cash flow. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. The accompanying financial statements as of September 30, 2021 and December 31, 2020 and for the nine months ended September 30, 2021, have been prepared to assume that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company’s ability to continue as a going concern is dependent upon its ability to generate revenue and its ability to complete the Pineapple Merger with a subsidiary of CSI, which if successful, will significantly increase the Company’s liquidity through the anticipated completion of a $32,000 round of equity financing. The Company has also undertaken various initiatives during 2021 that management believes will positively impact operations, including investing in a sales force, and limiting other operational costs. The Company plans to grow its operating expenses consistent with revenue growth. Among other conditions, the Company’s proposed merger with a subsidiary of CSI is subject to approval by CSI’s shareholders. There are no assurances the Pineapple Merger will be approved or completed or that the Company will be able to obtain financing necessary to scale its operations or to generate the revenue necessary to fund operations. The financial statements contain no adjustments for the outcome of this uncertainty.

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PINEAPPLE ENERGY LLC

Financial Statements as December 31, 2020 and for the

Period of Inception (December 1, 2020) through December 31, 2020

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Report of Independent Registered Public Accounting Firm

To the Members of Pineapple Energy LLC

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Pineapple Energy LLC (the Company) as of December 31, 2020, and the related statements of income (loss) and members’ deficit and cash flows for the period from inception (December 1, 2020) through December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and the results of its operations and cash flows for the period from inception (December 1, 2020) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has yet to commence operations, has suffered a net loss, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provided a reasonable basis for our opinion.

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

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Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the members and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which they relate.

Accounting for the Acquisition of Certain Assets from Hercules Technology Management Co V, LLC

Critical Audit Matter Description

During 2020, the Company acquired certain assets of HoSoPo Corporation and Solar Spectrum LLC from Hercules Technology Management Co V, LLC in exchange for a 15% ownership interest in the Company and a term note in the principal amount of $7,500,000 (the Transaction), as disclosed in Note 4 to the financial statements. The Transaction is accounted for as an asset acquisition and the Company estimated the fair value of the consideration to be $4,768,000, of which $480,000 was assigned to assets held for sale and $4,288,000 was assigned to a trademark. Auditing management’s valuation of the consideration involved especially subjective and complex judgments due to the significance of the estimates that were used by management to determine the fair value of the Company’s debt and equity. The significant assumptions used to estimate the fair value of the Company’s debt and equity included projections of discounted cash flows and the use of discount rates.

How We Addressed the Critical Audit Matter in Our Audit

The primary procedures we performed to address this critical audit matter included:

●	We evaluated management’s conclusion that the acquisition was appropriately determined to be an acquisition of an asset or asset group and not an acquisition of a business.

●

We evaluated the design and operating effectiveness of the Company’s controls related to the accounting for the asset acquisition including management’s review and approval of the valuation model, the mathematical accuracy of the valuation model and development of underlying assumptions used to develop projected future cash flows.

●

We evaluated the appropriateness of management’s valuation methodology, including involving our valuation specialists in our tests of the mathematical accuracy of the calculation and our evaluation of the reasonableness of significant valuation assumptions.

●

We assessed the reasonableness of management’s forecasted revenues and profitability in light of industry and market conditions and in comparison to other companies engaged in similar businesses in the industry.

●	We vouched the sale of the assets held for sale, which occurred subsequent to the Company’s year end.

We have served as the Company’s auditor since 2021.

Minneapolis, Minnesota

October 18, 2021

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Pineapple Energy LLC

Balance Sheet

As of December 31, 2020

(in thousands)

2020
ASSETS
Current assets
Assets held for sale	$480
Total current assets	480

Intangible assets, net	4,210
Total assets	$4,690

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities
Accounts payable	11
Total current liabilities	11

Long-term liabilities
Payables due to members	2,350
Loans payable	4,830
Total liabilities	7,191

Commitments and contingencies (See Note 7)

Members’ deficit	(2,501)
Total liabilities and members’ deficit	$4,690

The accompanying notes are an integral part of these financial statements.

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Pineapple Energy LLC

Statement of Loss and Members’ Deficit

For the Period of Inception (December 1, 2020) through December 31, 2020

(in thousands)

2020
Revenue	$–
Cost of goods sold	–
Gross Profit	–

Operating expenses:
General and administrative expenses	2,361
Amortization expense	78
Total operating expenses	2,439
Income from operations	(2,439)

Other income (expenses)
Interest and loan accretion expense	(62)
Other income (expenses)	(62)

Net loss	(2,501)

Members’ equity, inception	–
Members’ equity, end of year	$(2,501)

The accompanying notes are an integral part of these financial statements.

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Pineapple Energy LLC

Statement of Cash Flows

For the Period of Inception (December 1, 2020) through December 31, 2020

(in thousands)

2020
Cash flows from operating activities
Net loss	$(2,501)
Adjustments for non-cash items:
Accretion of loan	62
Amortization	78
Indirect asset acquisition costs	2,350
Increase in accounts and interest payable	11
Net cash generated from operating activities	–

Net cash used in investing activities	–

Net cash used in financing activities	–

Net change in cash	–
Cash, beginning of the period	–
Cash, end of the period	$–

Cash paid for interest	$–

Non-cash investing and financing activity
Acquisition of assets in exchange for term note payable	$4,768

The accompanying notes are an integral part of these financial statements.

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Pineapple Energy LLC

Notes to Financial Statements

For the Period of Inception (December 1, 2020) through December 31, 2020

(in thousands)

Note 1 - Organization

Pineapple Energy LLC (“Pineapple” or “Company”) was incorporated under the laws of Delaware on December 1, 2020 (“period of inception”). Pineapple Energy expects to operate and consolidate solar companies to power the energy transition through grass-roots growth of solar electricity paired with battery storage on consumers’ homes. The Company plans on engaging in the acquisition and growth of local and regional solar, storage and energy service companies and providing solar, battery storage and other energy services to homeowners.

Each Member’s limited liability company interest in the Company is represented by units (“Units”). The total number of Units that the Company shall have authority to issue is classified as (i) an unlimited number of Class A Units (the “Class A Units”), all of which will be issued and outstanding as of the date of inception (December 1, 2020) (ii) 6,250,000 Class B Units (the “Class B Units”), (iii) 5,000,000 Class C Units (the “Class C Units”), and (iv) an unlimited number of Class P Units (the “Class P Units”). The Board has the authority to increase the number of Units, increase the number of Units in a class of Units or designate one or more new classes of Units without the vote or consent of the Members. As of December 31, 2020, 19,150,000 of Class A Units and 850,000 of Class P Units were issued. Class A Units have the right to vote, while the Class P Units do not have voting rights.

COVID-19 Update

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. The pandemic has resulted in governments around the world implementing increasingly stringent measures to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments, school closures and other measures. In addition, governments and central banks in several parts of the world have enacted fiscal and monetary stimulus measures to counteract the impacts of the COVID-19 pandemic.

As a response to the COVID-19 pandemic, the Company implemented a controlled schedule, social distancing, mask requirements for employees permitted to use the office, implementation of an infectious disease prevention policy, and required quarantine for out of state travel of any kind before returning to work.

The Company considered the emergence and pervasive economic impact of the COVID-19 pandemic in its assessment of its financial position, results of operations, cash flows, and certain accounting. The Company has not identified any specific impairment trigger event from circumstances originating from COVID-19. Due to the evolving and uncertain nature of the COVID-19 pandemic, it is possible that the effects of the COVID-19 pandemic could materially impact the Company’s estimates and combined financial statements in future reporting periods.

Note 2 - Significant Accounting Policies

Basis of Presentation

These financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from these estimates. Any effects on the business, financial position or results of operations from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Significant items subject to estimates and assumptions include the fair value of the Company’s term loan payable and related assets at the date of acquisition, and the related useful life of the Company’s intangible asset.

Assets Held for Sale

Assets held for sale are tangible assets acquired in the Hercules transactions (see Note 4). These assets were sold subsequent to year end and are valued at their fair market value.

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Intangible Assets

Intangible assets primarily consist of trademarks and are amortized using the straight-line method over the estimated useful lives of the respective trademarks, which are 36 months.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If indicators of impairment exist, management identifies the asset group which includes the potentially impaired long-lived asset, at the lowest level at which there are separate, identifiable cash flows. If the total of the expected undiscounted future net cash flows for the asset group is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. For the period of inception (December 1, 2020) through December 31, 2020, no impairment was identified.

Fair Value of Financial Instruments

Accounts payable approximate fair value because of the short-term nature of these instruments. The payables due to members are considered long term and due to the nature of the transaction, fair value is impractical to estimate.

To record estimates at fair value, the Company uses market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated or generally unobservable. We primarily apply the market approach for recurring fair value measurements and attempt to use the best available information. We determine the fair value based upon the hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and lowest priority to unobservable inputs (Level 3 measurement). The three levels of fair value hierarchy are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. At December 31, 2020, there were no Level 1 measurements.

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Where observable inputs are available directly or indirectly, for substantially the full term of the asset or liability, the instrument is categorized in Level 2. At December 31, 2020, there were no Level 2 measurements.

Level 3 – Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. At December 31, 2020, there were no recurring Level 3 measurements.

The fair value of the Company’s long-term debt and assets acquired (see Note 4) totaled $4,768 as of December 31, 2020 and is a level 3 non-recurring measurement. The fair value of the liability and intangible asset are measured using a discounted cash flow methodology. The payments were discounted over the term of the loan using a 25.0 percent discount rate which reflected a rate between first quartile and median rate for venture capital funding of an enterprise in the start-up stage business cycle given the similarity of the business to a start-up. See Note 4.

Income Taxes

The Company has elected to be treated as an association taxable as a corporation as of the date of formation. As of December 31, 2020, the Company had a deferred tax asset of $710. The Company has applied a valuation allowance of $710, therefore the net deferred tax is $0 as of December 31, 2020. As of December 31, 2020, the Company has net operating loss carryforwards of $62 that do not expire. Tax expense for the period of inception (December 1, 2020) through December 31, 2020 is $0.

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The Company applies the provisions of ASC Topic 740, Income Taxes (“ASC 740”), which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Tax positions that meet the more likely than not recognition threshold may be recognized. The Company’s accounting policy related to income tax penalties and interest assessments is to accrue for these costs and record a charge to general and administrative expense for tax penalties and a charge to interest expense for interest assessments during the period that we take an uncertain tax position through the date of resolution with the taxing authorities or the expiration of the applicable statute of limitations.

The Company did not record any amounts related to penalties and interest during the period of inception (December 1, 2020) through December 31, 2020. Management does not believe that the Company has any material uncertain tax positions at December 31, 2020.

Subsequent Events

Subsequent events are events or transactions that occur after the balance sheet date but before the financial statements are issued. The Company recognizes in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the financial statements. The Company’s financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before financial statements were available to be issued. The Company has evaluated subsequent events through October 18, 2021, which is the date the financial statements were issued.

Note 3 - Intangible Assets

Intangible assets are stated at amortized cost and consist of the Sungevity trademark (see Note 4). For the period of inception (December 1, 2020) through December 31, 2020, amortization expense totaled $79. Future amortization expense is as follows: For the year ended 2021 - $1,429; 2022 - $1,429; 2023 - $1,352.

Note 4 – Asset Acquisition

On December 11, 2020, Pineapple purchased certain assets from Hercules Technology Management Co V, LLC (“Hercules Management”) that it had acquired in a public auction of assets of HoSoPo Corporation, Solar Spectrum LLC, and Solar Spectrum Holdings, LLC conducted by Hercules Capital, Inc. (“Hercules”). The assets sold by Hercules Management to Pineapple related to the Sungevity business and included tangible assets of consisting of fixed assets and inventory, and intangible assets consisting of the Sungevity trade name, and a database comprised of both historical existing and unconverted customer leads.

On December 11, 2020, Pineapple and Hercules entered into a loan and security agreement for a term loan to Pineapple in the principal amount of $7,500 to finance the acquisition of the Sungevity assets from Hercules Management. Pineapple also issued 3,000,000 of its Class A Units to Hercules as partial consideration for the asset purchase, which represents a 15.0% ownership interest in Pineapple.

The Company has determined this transaction to be an asset acquisition and has identified the trademark and assets held for sale as identifiable assets. As the transaction did not involve the exchange of monetary consideration, the value associated with the asset acquisition was based on the Company’s most reliable indication of fair value, which is the estimated fair value of the debt and equity units issued in consideration. The Company has determined the fair value of the debt was $4,768 at the date of acquisition. The assets held for sale are recorded at fair market value, which approximates the amount received from the sale of these assets subsequent to year-end. The remaining difference between the fair value of the debt and the assets held for sale has been ascribed to the Sungevity tradename and will be amortized over a 36-month period. No value is being assigned to the equity units as an operating business was not acquired with steady, reliable cash flows, as well as the fact that no residual value exists beyond the acquired tangible and intangible assets. Equity value creation will be dependent upon future business execution and growth following the bankruptcy exit and conversion of customer leads.

Note 5 – Payables Due to Members - Acquisition Related Transaction Costs

As of December 31, 2020, the Company has accrued a payable of $2,000 to a member of the Company and $350 to another member of the Company relating to the asset acquisition (see Note 4). The nature of the underlying costs are considered indirect costs of the asset acquisition and have been expensed as acquisition-related costs from the period of inception (December 1, 2020) through December 31, 2020. Under the Loan and Security Agreement, this aggregate $2,350 in payables to members is subordinated to the payment to the lender under the Loan and Security Agreement (see Note 6) and may only be repaid under certain conditions, including the requirement that no obligations are outstanding under the Loan and Security Agreement and the Company or its subsidiaries has closed on an equity transaction generating at least $30,000 in proceeds (see Note 9).

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Note 6 – Loans Payable

As of December 31, 2020, the Company had $7,500 in loans payable to Hercules (see Note 4). This loan accrues interest at 10%, payable-in-kind and due and payable upon due date of the loan. The loan is due and payable on December 10, 2023. There were no financial covenants associated with this loan.  As this loan was used to acquire the assets in the asset acquisition, the Company assessed the fair market value of the debt instrument at $4,768. The Company will accrete the value of the debt over its life at a discount rate of approximately 25%. Interest and accretion expense for the period of inception (December 1, 2020) through December 31, 2020 was $62. The loan is collateralized by all of the Company’s personal property and assets (see Note 4).

Note 7 - Commitments and Contingencies

Contingencies

At times there may be claims and legal proceedings generally incidental to the normal course of business that are pending or threatened against the Company. Although the Company cannot predict the outcome of these matters when they arise, in the opinion of management, any liability arising from them will not have a material adverse effect on the consolidated financial position, results of operations, or liquidity of the Company. At December 31, 2020, there were no claims or legal proceedings.

Note 8 - Subsequent events

On January 8, 2021, the Company entered into a working capital loan with Hercules Capital, Inc. for an amount not-to-exceed $500. The maturity date of this loan is January 7, 2022 and the loan bears interest at 10% which is due and payable monthly. The Company advanced $50 and $100 from the loan as of January and September 2021, respectively. The loan is collateralized by all of the Company’s assets.

On March 1, 2021, the Company also entered into an asset purchase agreement with Hawaii Energy Connections, LLC and E-Gear, LLC (“HEC”), Hawaii limited liability companies, under which HEC agreed to sell to the Company substantially all the assets of HEC for an aggregate purchase price of $12,500 cash payable at closing, subject to a working capital adjustment following closing, plus equity in the Company consisting of 6,250,000 Class B Units of the Company, representing approximately 40% ownership in the Company.

On March 1, 2021, the Company also entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Communications Systems, Inc. (“CSI”), a Minnesota corporation, Helios Merger Co., a Delaware corporation and a wholly-owned subsidiary of CSI (the “Merger Sub”), Lake Street Solar LLC, a Delaware limited liability company (the “Members’ Representative”), and Randall D. Sampson, as the Shareholders’ Representative (the “Shareholders’ Representative,” and together with CSI, the Merger Sub, the Company and the Members’ Representative, the “Parties”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of CSI (the “Pineapple Merger”).

The sale of assets by HEC to the Company will require approval of CSI’s shareholders and is expected to close in early 2022.

Note 9 – Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. As of December 31, 2020, the Company had no cash and during the period from inception (December 1, 2020) through December 31, 2020, the Company incurred a net loss of $2,500.  Furthermore, because the Company has yet to establish its operations, there are no assurances the Company will be able to generate a profit or obtain positive cash flow. These conditions raise substantial doubt about the ability of the Company to continue as a going concern. The accompanying financial statements as of December 31, 2020 and for the period from December 1, 2020 (inception) through December 31, 2020, have been prepared to assume that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company’s ability to continue as a going concern is dependent upon its ability to generate revenue and its ability to complete its planned merger with a subsidiary of CSI, which if successful, will significantly increase the Company’s liquidity through the anticipated completion of a $32,000 round of equity financing. The Company has also undertaken various initiatives during 2021 that management believes will positively impact operations, including investing in a sales force, and limiting other operational costs. The Company plans to grow its operating expenses consistent with revenue growth. Among other conditions, the Company’s proposed merger with a subsidiary of CSI is subject to approval by CSI’s shareholders. There are no assurances the merger will be approved or completed or that the Company will be able to obtain financing necessary to scale its operations or to generate the revenue necessary to fund operations. The financial statements contain no adjustments for the outcome of this uncertainty.

F-73

HAWAII ENERGY CONNECTION, LLC AND

E-GEAR, LLC

Combined Financial Statements as of September 30, 2021 and December 31, 2020 and for the

Nine Months Ended September 30, 2021 and 2020

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Report of Independent Registered Public Accounting Firm

To the Members of

Hawaii Energy Connection, LLC and E-Gear, LLC

Results of Review of Combined Interim Financial Statements

We have reviewed the combined balance sheet of Hawaii Energy Connection, LLC and E-Gear, LLC (collectively, the Company) as of September 30, 2021 and the related combined statements of income and members’ equity, and cash flows for the nine month periods ended September 30, 2021 and 2020, and the related notes (collectively referred to as the "combined interim financial statements"). Based on our review, we are not aware of any material modifications that should be made to the combined interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the combined balance sheet of the Company as of December 31, 2020, and the related combined statements of income and members’ equity, and cash flows for the year then ended (not presented herein); and in our report dated October 18, 2021 we expressed an unqualified opinion on those combined financial statements. In our opinion, the information set forth in the accompanying combined balance sheet as of December 31, 2020, is fairly stated, in all material respects, in relation to the combined balance sheet from which it has been derived.

Basis for Review Results

These combined interim financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the PCAOB, the objective of which is the expression of an opinion regarding the combined interim financial statements taken as a whole. Accordingly, we do not express such an opinion.

Minneapolis, Minnesota

January 12, 2022

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

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Hawaii Energy Connection, LLC and E-Gear, LLC

Combined Balance Sheets (Unaudited)

As of September 30, 2021 and December 31, 2020

(in thousands)

	September 30, 2021	December 31, 2020
ASSETS
Current assets
Cash	$1,318	$1,477
Accounts receivable	959	1,525
Inventories, net	2,022	1,727
Prepaid expenses and other current assets	152	141
Total current assets	4,451	4,870

Property, plant, and equipment, net	171	222
Intangible assets, net	75	76
Other long-term assets	12	12
Total assets	$4,709	$5,180

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$617	$1,203
Accrued expenses	135	279
Customer deposits	1,461	364
Total liabilities	2,213	1,846

Commitments and contingencies (See Note 9)

Members’ equity	2,496	3,334
Total liabilities and members’ equity	$4,709	$5,180

The accompanying notes are an integral part of these combined financial statements.

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Hawaii Energy Connection, LLC and E-Gear, LLC

Combined Statements of Income and Members’ Equity (Unaudited)

For the Nine Months Ended September 30, 2021 and 2020

(in thousands)

	For the Nine Months Ended September 30,
	2021	2020
Revenue	$10,712	$12,388
Cost of goods sold	7,882	8,940
Gross Profit	2,830	3,448

Operating expenses:
General and administrative expenses	1,466	1,492
Gross excise taxes	476	556
Sales and marketing	729	923
Total operating expenses	2,671	2,971
Income from operations	159	477

Other income (expenses)
Government grant other income (PPP)	-	501
Interest expense	-	(16)
Other, net	10	8
Other income (expenses)	10	493

Net income	169	970

Members’ equity, beginning of year	3,334	2,342
Distributions to members	(1,007)	(766)
Members’ equity, end of period	$2,496	$2,546

The accompanying notes are an integral part of these combined financial statements.

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Hawaii Energy Connection, LLC and E-Gear, LLC

Combined Statements of Cash Flows (Unaudited)

For the Nine Months Ended September 30, 2021 and 2020

(in thousands)

	For the Nine Months Ended September 30,
	2021	2020

Cash flows from operating activities
Net income	$169	970
Adjustments for:
Depreciation	60	83
Amortization	21	67
Change in:
Accounts receivable	566	1,696
Inventories, net	(295)	256
Prepaid expenses and other current assets	(11)	(221)
Accounts payable	(584)	(437)
Deferred revenue	-	52
Accrued expenses	(144)	(34)
Customer deposits	1,095	(793)
Net cash generated from operating activities	877	1,639

Cash flows from investing activities
Purchase of property, plant, and equipment	(9)	(139)
Purchase of intangible assets	(20)	(10)
Net cash used in investing activities	(29)	(149)

Cash flows from financing activities
Payment of loans payable and borrowings on line of credit	-	(975)
Distribution to members	(1,007)	(766)
Net cash used in financing activities	(1,007)	(1,741)

Net decrease in cash	(159)	(251)
Cash, beginning of the period	1,477	1,890
Cash, end of the period	1,318	1,639

Cash paid for interest	$-	$16

The accompanying notes are an integral part of these combined financial statements.

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Hawaii Energy Connection, LLC and E-Gear, LLC

Notes to Combined Financial Statements (Unaudited)

As of September 30, 2021 and December 31, 2020 and for the

Nine months ended September 30, 2021 and 2020

(in thousands, except for Units)

Note 1 - Organization

Hawaii Energy Connection, LLC (“HEC”) and E-Gear, LLC (“E-Gear”) were formed under the laws of Hawaii on February 27, 2007 and February 8, 2012, respectively. The accompanying combined financial statements present the operations of Hawaii Energy Connection, LLC and E-Gear, LLC (together – the Company). HEC is primarily engaged in the construction and sale of residential and commercial photovoltaic (PV) solar solutions. E-Gear offers proprietary patented and patent pending edge-of-grid management and storage solutions to energy consumers, energy services companies and utilities.

COVID-19 Update

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. The pandemic has resulted in governments around the world implementing increasingly stringent measures to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments, school closures and other measures. In addition, governments and central banks in several parts of the world have enacted fiscal and monetary stimulus measures to counteract the impacts of the COVID-19 pandemic.

As a response to the COVID-19 pandemic, the Company implemented a controlled schedule, social distancing, mask requirements for employees permitted to use the office, implementation of an infectious disease prevention policy, and required employees to quarantine after out of state travel of any kind before returning to work.

The Company considered the emergence and pervasive economic impact of the COVID-19 pandemic in its assessment of its financial position, results of operations, cash flows, and certain accounting. The Company received a PPP loan in the amount of $553 (see Note 6). The Company has not identified any specific impairment triggering event from circumstances originating from COVID-19. Due to the evolving and uncertain nature of the COVID-19 pandemic, it is possible that the effects of the COVID-19 pandemic could materially impact the Company’s estimates and combined financial statements in future reporting periods.

Note 2 - Significant Accounting Policies

Basis of Presentation and Principles of Combination

These combined financial statements include the results of Hawaii Energy Connection, LLC and E-Gear, LLC and have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) as applied to interim financial information. The Company has determined the basis for preparation of combined financial statements is due to common ownership and management of the entities. Intercompany accounts and transactions have been eliminated upon combination. The Company uses a qualitative approach to identify a controlling financial interest in a variable interest entity (VIE) and performs an ongoing assessment of whether its interest makes HEC the primary beneficiary of E-Gear. As described in Note 8, HEC holds a variable interest in E-Gear, LLC in the form of a receivable of $2,003 and $1,742 as of September 30, 2021 and December 31, 2020, respectively, which is eliminated in combination.

The interim combined financial statements are unaudited, but in the opinion of management, reflect all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the periods presented. Operating results for the nine-month period are not necessarily indicative of the results that can be expected for the year ending December 31, 2021 due to in part to seasonality associated with the Company’s business, wherein the Company typically realizes the majority of its revenues in the last six months of the year, which typically coincides with the timing of expirations of government incentives and credits for installations of solar power.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from these estimates. Any effects on the business, financial position or results of operations from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

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Significant items subject to estimates and assumptions include the carrying amount and useful lives of property and equipment and intangible assets, and impairment assessments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company maintains its cash accounts with financial institutions where, at times, deposits exceed federal insurance limits. The Company extends credit to customers in the normal course of business and requires a 50% down payment due at the signing of a contract for residential installations. No deposit is required for commercial installations, as payment occurs during the construction process. The Company performs credit analyses and monitors the financial health of its customers to reduce credit risk.

The Company has two major business lines: (i) sales of PV solar solutions together with maintenance and support services on these systems for residential and commercial customers and (ii) proprietary patented and patent-pending edge-of-grid energy management and storage solutions (software sales).

The Company’s accounts receivables are derived from revenue earned from customers primarily located in Hawaii.

Accounts Receivable

Accounts receivable are recorded at their net realizable value and are not collateralized. Accounts receivable include amounts earned less payments received and allowances for doubtful accounts. Management continually monitors and adjusts its allowances associated with the Company’s receivables to address any credit risks associated with the accounts receivable and periodically writes off receivables when collection is not considered probable. The Company does not charge interest on past due accounts. When uncertainty exists as to the collection of receivables, the Company records an allowance for doubtful accounts and a corresponding charge to bad debt expense. As of September 30, 2021 and December 31, 2020, there was no allowance for doubtful accounts.

Inventories, Net

Inventories, which consist primarily of materials and supplies used in the construction of solar arrays, are stated at lower of cost or net realizable value, with costs computed on an average cost basis. The Company periodically reviews its inventories for excess and obsolete items and adjusts carrying costs to estimated net realizable values when they are determined to be less than cost. At September 30, 2021 and December 31, 2020, the allowance for obsolete inventory is $49.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the respective assets. Existing useful lives range from five to fifteen years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the lease term. Major additions and improvements are capitalized, while replacements, repairs, and maintenance that do not extend the life of an asset are charged to operations. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation or amortization are removed from the accounts.

The estimated useful lives of assets are as follows:

Equipment	5 – 7 years
Software	3 years
Furniture and fixtures	5 – 7 years
Vehicles	5 - 7 years
Leasehold improvements	7 – 15 years

Intangible Assets

Intangible assets primarily consist of licensing agreements and patents and are recorded at cost and are amortized using the straight-line method over the estimated useful lives of the respective assets, generally 5 to 7 years.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including property, equipment, software and intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If indicators of impairment exist, management identifies the asset group that includes the potentially impaired long-lived asset, at the lowest level at which there are separate, identifiable cash flows. If the

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total of the expected undiscounted future net cash flows for the asset group is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. As of September 30, 2021 and December 31, 2020, no impairment was identified.

Leases

The Company accounts for leases in accordance with Accounting Standards Codification (ASC) 842, “Leases.” This standard requires lessees to recognize the liabilities related to all leases, including operating leases, with a term greater than 12 months on the balance sheets. The Company has one lease with a related party for office space, which is on a month-to-month basis. As such, the Company accounts for the payments under the lease monthly. Rent expense for the nine months ended September 30, 2021 and 2020 was $156 and $206, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”).

The Company recognizes revenue in accordance with the core principle of ASC 606 when there is a transfer of control of promised goods or services to customers in an amount that reflects the consideration that the Company expects to be entitled to in exchange for those goods or services.

The Company sells solar power systems under construction and development agreements to residential and commercial customers. The completed system is sold as a single performance obligation. For residential contracts, revenue is recognized at the point-in-time when the systems are placed into service. Any advance payments received in the form of customer deposits are considered to be contract liabilities.

Commercial contracts are generally completed within three to twelve months from commencement of construction. Construction on large projects may be completed within eighteen to twenty-four months, depending on the size and location of the project. Revenue from commercial contracts are recognized as work is performed based on the estimated ratio of costs incurred to date to the total estimated costs at the completion of the performance obligation. There were no significant commercial contracts in progress as of September 30, 2021 and December 31, 2020.

All other revenues for sales of components or maintenance are recorded at the point that the control transfers to the customer, which typically occurs upon shipment or delivery to the customer.

For all revenue streams, no elements of variable consideration were identified.

Cost of Revenue

Cost of revenue consists of expenses relating to salaries and benefits of supporting engineers and other direct supporting personnel, materials and supplies, depreciation of fixed assets and other costs incurred to directly support the fulfillment of the revenue contracts.

Gross Excise Tax

The State of Hawaii imposes a gross receipts tax on all business (operations) done in Hawaii.

Warranties

Warranties for the Company are limited to labor on installation. Expenses related to warranties on labor were minimal for the nine months ended September 30, 2021 and 2020.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs for the nine months ended September 30, 2021 and 2020 were $207 and $164, respectively.

Income Taxes

The Company is treated as a partnership for income tax purposes and all income and expenses are reported in the tax returns of its members.

The Company applies the provisions of ASC Topic 740, Income Taxes (“ASC 740”), which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Tax positions that meet the more likely than not recognition threshold may be recognized. The Company’s accounting policy related to income tax penalties and interest assessments is to accrue for these costs and record a charge to general and administrative expense for tax penalties and a charge to interest expense for interest assessments during the period that the Company takes

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an uncertain tax position through resolution with the taxing authorities or the expiration of the applicable statute of limitations.

The Company did not record any amounts related to penalties and interest during the nine months ended September 30, 2021 and 2020. Management does not believe that the Company has any material uncertain tax positions at September 30, 2021 or December 31, 2020.

Recently Issued Accounting Pronouncements

On January 1, 2020, the Company adopted ASC 842, “Leases.” The implementation of this standard did not have an effect on the presentation or disclosures in the combined financial statements.

Subsequent Events

Subsequent events are events or transactions that occur after the combined balance sheet date but before the combined financial statements are issued. The Company recognizes in the combined financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the combined balance sheet, including the estimates inherent in the process of preparing the combined financial statements. The Company’s combined financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the combined balance sheet but arose after the combined balance sheet date and before the combined financial statements were available to be issued. The Company has evaluated subsequent events through January 12, 2022, which is the date the combined financial statements were issued.

Note 3 - Property, Plant and Equipment

Property, plant, and equipment consisted of the following:

	September 30,	December 31,
	2021	2020
Equipment	$347	$347
Software	739	739
Furniture and fixtures	28	28
Vehicles	729	720
Leasehold improvements	114	114
	1,957	1,948
Less accumulated depreciation and amortization	(1,786)	(1,726)
Total property, plant, and equipment, net	$171	$222

For the nine months ended September 30, 2021 and 2020, depreciation expense totaled $60 and $83, respectively.

Note 4 - Intangible Assets

Intangible assets are stated at amortized cost and consist of the following:

	September 30,	December 31,
	2021	2020
Licensing agreement	$350	$350
Patents and trademarks	184	164
Total intangible assets	534	514
Less accumulated amortization	(459)	(438)
Total intangible assets, net	$75	$76

For the nine months ended September 30, 2021 and 2020, amortization expense totaled $21 and $67, respectively. Future amortization expense is as follows: For the year ended 2021 - $24; 2022 - $14; 2023 - $13; 2024 - $8; 2025 - $8; thereafter - $8.

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Note 5 – Loans Payable

Loans Payable

Owner Loans Payable

The Company had $402 in unsecured loans payable to the owners as of December 31, 2019, bearing interest at 6%. These loans were paid in full by the Company during 2020. There were no covenants associated with these loans.

Business Loan from American Savings Bank, F.S.B.

On November 12, 2019, the Company entered a business loan agreement, promissory note and security agreement with American Savings Bank, F.S.B. (“ASB”), which would not exceed at any one time the amount of $1,500. The loan bore interest of 5.75% per annum and was payable monthly. The note was collateralized by substantially all the assets of the Company with a maturity date of November 18, 2020 and was repaid in full as of September 30, 2020.

Revolving Line of Credit From ASB

During 2021 and 2020, the Company had a $400 credit agreement with ASB to provide a revolving line of credit. As of December 31, 2020, the Company had no balance outstanding on the line of credit. This line of credit matured on May 18, 2021 and was not renewed.

Note 6 - Governmental Grant – Paycheck Protection Program

On May 4, 2020, the Company executed a promissory note evidencing an unsecured loan in the amount of $553 under the Paycheck Protection Program (or “PPP”). The PPP was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). The Loan was made through ASB.

The Company elected to account for proceeds of its PPP loan under International Accounting Standards (“IAS”) 20, “Accounting for Governmental Grants and Disclosure of Government Assistance.” The Company completed all requirements for the forgiveness application in December 2020. On January 13, 2021, the Company received notification from the SBA that it approved the forgiveness of the full $553. As of September 30, 2020, the Company recorded $501 in governmental grant income associated with this agreement, and $52 in deferred revenue.

Revenue is being recognized ratably over the covered period of the PPP loan as this approximates the actual amount of eligible expenses incurred.

Note 7 – Revenue from Contracts with Customers

Disaggregation of Revenue

The following table represent disaggregated revenue from contracts with customers for the nine months ended September 30:

	2021	2020
Residential contracts	$10,292	$12,269
Commercial contracts	256	115
Software sales	164	4
Total revenue	$10,712	$12,388

Contract Assets and Liabilities

Contract liabilities consist of customer deposits of $1,461 and $364 as of September 30, 2021 and December 31, 2020, respectively. There are no contract assets.

Note 8 – Variable Interest Entities

Management evaluates the Company’s explicit and implicit variable interests to determine the existence of VIEs. Variable interests are contractual, ownership, or other pecuniary interests in an entity whose value changes with changes in the fair value of the entity’s net assets, exclusive of variable interests. Explicit variable interests are those that directly absorb the variability of a VIE and can include contractual interests such as loans or guarantees as well as equity investments. An implicit variable interest acts the same as an explicit variable interest except it involves the absorbing of variability indirectly, such as through related-party arrangements or implicit guarantees. The analysis includes consideration of the design of the entity and its organizational structure, including decision-making ability over the activities that most significantly impact the VIE’s economic

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performance. U.S. GAAP requires a reporting entity to consolidate a VIE when the reporting entity has a variable interest, or combination of variable interests, that provides it with a controlling financial interest in the VIE. The entity that consolidates a VIE is referred to as the primary beneficiary of that VIE.

HEC and E-Gear are entities that have common ownership. HEC’s financial transactions with E-Gear as of September 30, 2021 and December 31, 2020 consisted of an intercompany receivable of $2,003 and $1,742, respectively, which is eliminated in combination and was advanced by HEC to payoff externally held debt and payables due from E-Gear to the owners. HEC purchased no product from E-Gear during the nine months ended September 30, 2021 and 2020.

E-Gear’s summarized financial information is as follows:

As of September 30 and December 31:	2021	2020
Assets	$299	$137
Members’ equity (deficit)	$(1,715)	$(1,630)

For the nine months ended September 30:
Revenue	$164	$-
Net income (loss)	$(85)	$(205)

HEC has no direct ownership in E-Gear and has not provided any financial or other support other than the support noted above. While HEC has neither a contractual obligation to do so nor any current intent, it may voluntarily elect to provide E-Gear with additional direct or indirect financial support based on E-Gear’s business objectives and cash flow needs.

HEC has determined that E-Gear is a variable interest entity due to a lack of sufficient at-risk equity. HEC, and the two members of both LLCs who own HEC and E-Gear LLC’s equally, are the beneficiaries and related parties of E-Gear.

HEC considered the following factors in determining the primary beneficiary of E-Gear:

1.	Existence of a principal-agency relationship between parties within the related party group:

There is no existence of a principal-agency relationship between parties within the related party group, as such, no primary beneficiary exists with this factor.

2.	The relationship and significance of the activities of E-Gear to the members and HEC:

a.	The members significantly influenced the design of both entities.

b.	The operations of the two companies are not substantially similar.

c.	The variable interest of E-Gear are not considered significant inputs to any of the related parties.

d.	The products sold by E-Gear are not considered significant inputs to any of the related parties.

e.	No related party has outsourced any of its activities to E-Gear.

f.	HEC does not sell products to E-Gear.

g.	Significant inputs of E-Gear include pricing decisions, enhancements to product development and patent decisions. These decisions are made by the members of E-Gear, and these members are the only members actively involved in management of the operations of E-Gear. No operational or management decisions are made by HEC. However, day-to-day management decisions are generally made by one of the owners, who is considered the primary beneficiary.

h.	The owners are obligated to fund or discontinue operations of E-Gear.

Management’s conclusion is that the primary beneficiary is the owner who makes day-to-day management decisions for this factor.

3.	A party’s exposure to the variability associated with the anticipated economic performance of E-Gear:

HEC’s positive exposure to variability is limited to repayment of the related party payable. The Members’ variability is much greater, as future profits and losses of E-Gear will be absorbed by the members. As there is no related party agreement, the members will direct the timing of repayment or forgiveness of the related party note payable. As the members share this obligation equally, no primary beneficiary exists with this factor.

4.	The design of E-Gear:

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HEC and E-Gear were designed to be operated independent of each other. E-Gear patents technology and sells that technology to solar installers, including HEC. HEC does not have the power to direct who E-Gear can sell to, including competitors. HEC provides solar installation services and is not required to utilize E-Gear’s technology, nor is E-Gear required to sell to HEC. All of HEC and E-Gear’s financial and operating activity decisions are made by the members. The related-party payable was not a part of the design of HEC or E-Gear, but an operational and business decision made by the members. As such, the design of E-Gear supports the members as the beneficiaries. As the members share this obligation equally, no primary beneficiary exists with this factor.

HEC has determined it is not the primary beneficiary of E-Gear. The primary beneficiary is the owner who makes day-to-day management decisions. Accordingly, HEC has not consolidated E-Gear. The financial statements of HEC and E-Gear are presented on a combined basis.

Note 9 - Commitments and Contingencies

Contingencies

At times there may be claims and legal proceedings generally incidental to the normal course of business that are pending or threatened against the Company. Although the Company cannot predict the outcome of these matters when they arise, in the opinion of management, any liability arising from them will not have a material adverse effect on the combined financial position, results of operations, or liquidity of the Company. At September 30, 2021 and December 31, 2020, there were no claims or legal proceedings.

Note 10 – Employee Pension Plan

The Company has a 401(k) pension plan covering substantially all of its employees. The Plan has 401(k) salary deferral features and allows for elective employer contributions. The Company’s contributions to the plan were $61 for the nine months ended September 30, 2021 and 2020.

Note 11 – Subsequent Event

On March 1, 2021, the Company entered into an asset purchase agreement with Pineapple Energy, LLC (“Pineapple”), a Delaware limited liability company located in Minnesota, under which the Company agreed to sell to Pineapple substantially all the assets of the Company for an aggregate purchase price of $12,500 cash payable at closing, subject to a working capital adjustment following closing, plus equity in Pineapple consisting of 6,250,000 Class B Units of Pineapple (the “Closing Equity Consideration”), representing approximately 40% ownership in Pineapple.

Also on March 1, 2021, Pineapple, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Communications Systems, Inc. (“CSI”), a Minnesota corporation, Helios Merger Co., a Delaware corporation and a wholly-owned subsidiary of CSI (the “Merger Sub”), Lake Street Solar LLC, a Delaware limited liability company (the “Members’ Representative”), and Randall D. Sampson, as the Shareholders’ Representative (the “Shareholders’ Representative,” and together with CSI, the Merger Sub, Pineapple and the Members’ Representative, the “Parties”), pursuant to which Merger Sub will merge with and into Pineapple with Pineapple surviving the merger as a wholly owned subsidiary of CSI (the “Pineapple Merger”).

The sale of assets by the Company to Pineapple is conditioned on the concurrent closing of the Pineapple Merger and is expected to close in 2022.The Company’s asset purchase agreement with Pineapple and the Merger Agreement between CSI and Pineapple were both amended on December 16, 2001.

On December 16, 2021, Pineapple and the Company entered into amendment number one to the Asset Purchase Agreement dated March 1, 2021 that, among other things, (1) extended the Termination Date under which either party could terminate from August 31, 2021 to March 31, 2022, (2) added a section called “Additional Payment” whereby Pineapple will pay to the owners of the Company $250 if the closing of the asset purchase does not occur before the Termination Date, and (3) provided that the owners of the Company may, at their sole discretion, elect to relinquish a portion of their Closing Equity Consideration in such amount as shall be set forth in a written notice provided to Pineapple not less than three business days prior to closing.

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HAWAII ENERGY CONNECTION, LLC AND

E-GEAR, LLC

Combined Financial Statements as of and for the
Years Ended December 31, 2020 and 2019

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Report of Independent Registered Public Accounting Firm

To the Members of

Hawaii Energy Connection, LLC and E-Gear, LLC

Opinion on the Combined Financial Statements

We have audited the accompanying combined balance sheets of Hawaii Energy Connection, LLC and E-Gear, LLC (collectively, the “Company”) as of December 31, 2020 and 2019, the related combined statements of income and members’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the combined financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter:

Critical audit matters are matters arising from the current period audit of the combined financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective or complex judgments. We determined that there are no critical audit matters.

We have served as the Company’s auditor since 2021.

Minneapolis, Minnesota

October 18, 2021

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

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Hawaii Energy Connection, LLC and E-Gear, LLC

Combined Balance Sheets

As of December 31, 2020 and 2019

(in thousands)

	As of December 31,
	2020	2019
ASSETS
Current assets
Cash	$1,477	$1,890
Accounts receivable	1,525	3,052
Inventories, net	1,727	1,321
Prepaid expenses and other current assets	141	79
Total current assets	4,870	6,342

Property, plant, and equipment, net	222	187
Intangible assets, net	76	149
Other long-term assets	12	20
Total assets	$5,180	$6,698

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable	$1,203	$1,489
Accrued expenses	279	142
Customer deposits	364	1,750
Loans payable	-	975
Total liabilities	1,846	4,356

Commitments and contingencies (See Note 9)

Members’ equity	3,334	2,342
Total liabilities and members’ equity	$5,180	$6,698

The accompanying notes are an integral part of these combined financial statements.

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Hawaii Energy Connection, LLC and E-Gear, LLC

Combined Statements of Income and Members’ Equity

For the Years Ended December 31, 2020 and 2019

(in thousands)

	For the Year Ended December 31,
	2020	2019
Revenue	$18,957	$19,220
Cost of goods sold	13,102	12,647
Gross Profit	5,855	6,573

Operating expenses:
General and administrative expenses	2,286	2,563
Gross excise taxes	855	851
Sales and marketing	1,283	1,224
Total operating expenses	4,424	4,638
Income from operations	1,431	1,935

Other income (expenses)
Government grant other income (PPP)	553	-
Interest expense	(16)	(87)
Others, net	9	43
Other income (expenses)	546	(44)

Net income	1,977	1,891

Members’ equity, beginning of year	2,342	757
Distribution to members	(985)	(306)
Members’ equity, end of year	$3,334	$2,342

The accompanying notes are an integral part of these combined financial statements.

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Hawaii Energy Connection, LLC and E-Gear, LLC

Combined Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

(in thousands)

	For the Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net income	$1,977	$1,891
Adjustments for:
Depreciation	115	196
Disposal of property, plant and equipment		114
Recovery of bad debts	-	(17)
Inventory reserve	-	49
Amortization	88	87
Decrease (increase) in:
Accounts receivable	1,527	(327)
Inventories, net	(406)	32
Prepaid expenses and other current assets	(62)	194
Other long-term assets	8	19
Accounts payable	(286)	(1,332)
Accrued expenses	137	(4)
Customer deposits	(1,386)	1,589
Net cash generated from operating activities	1,712	2,491

Cash flows from investing activities
Purchase of property, plant, and equipment	(150)	(37)
Purchase of intangible assets	(15)	(15)
Net cash used in investing activities	(165)	(52)

Cash flows from financing activities
Payment of loans payable	(975)	(751)
Distribution to members	(985)	(306)
Net cash used in financing activities	(1,960)	(1,057)

Net increase (decrease) in cash	(413)	1,382
Cash, beginning of the period	1,890	508
Cash, end of the period	$1,477	$1,890

Cash paid for interest	$16	$87

The accompanying notes are an integral part of these combined financial statements.

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Hawaii Energy Connection, LLC and E-Gear, LLC

Notes to Combined Financial Statements

December 31, 2020 and 2019

(in thousands)

Note 1 - Organization

Hawaii Energy Connection LLC (“HEC”) and E-Gear, LLC (E-Gear) were incorporated under the laws of Hawaii on February 27, 2007 and February 8, 2012, respectively. The accompanying combined financial statements present the operations of Hawaii Energy Connection LLC and E-Gear, LLC (together – the Company). HEC is primarily engaged in the construction and sale of residential and commercial photovoltaic (PV) solar solutions. E-Gear offers proprietary patented and patent pending edge-of-grid management and storage solutions to energy consumers, energy services companies and utilities.

COVID-19 Update

In March 2020, the COVID-19 outbreak was declared a pandemic by the World Health Organization. The pandemic has resulted in governments around the world implementing increasingly stringent measures to help control the spread of the virus, including quarantines, “shelter in place” and “stay at home” orders, travel restrictions, business curtailments, school closures and other measures. In addition, governments and central banks in several parts of the world have enacted fiscal and monetary stimulus measures to counteract the impacts of the COVID-19 pandemic.

As a response to the COVID-19 pandemic, the Company implemented a controlled schedule, social distancing, mask requirements for employees permitted to use the office, implementation of an infectious disease prevention policy, and required quarantine for out of state travel of any kind before returning to work.

The Company considered the emergence and pervasive economic impact of the COVID-19 pandemic in its assessment of its financial position, results of operations, cash flows, and certain accounting. The Company received a PPP loan in the amount of $553 (see Note 6). The Company has not identified any specific impairment triggering event from circumstances originating from COVID-19. Due to the evolving and uncertain nature of the COVID-19 pandemic, it is possible that the effects of the COVID-19 pandemic could materially impact the Company’s estimates and combined financial statements in future reporting periods.

Note 2 - Significant Accounting Policies

Basis of Presentation and Principles of Combination

These combined financial statements include the results of Hawaii Energy Connection, LLC and E-Gear, LLC and have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The Company has determined the basis for preparation of combined financial statements is due to common ownership and management of the entities. Intercompany accounts and transactions have been eliminated upon combination. The Company uses a qualitative approach to identify a controlling financial interest in a variable interest entity (VIE) and performs an ongoing assessment of whether its interest makes HEC the primary beneficiary of E-Gear. As described in Note 8, the Company holds a variable interest in E-Gear, LLC in the form of a receivable of $1,742 and $725 as of December 31, 2020 and 2019, respectively, which is eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and reported amounts of revenue and expenses. Actual results could differ from these estimates. Any effects on the business, financial position or results of operations from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Significant items subject to estimates and assumptions include the carrying amount and useful lives of property and equipment and intangible assets, and impairment assessments.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and accounts receivable. The Company maintains its cash accounts with financial institutions where, at times, deposits exceed federal insurance limits. The Company extends credit to customers in the normal course of business and requires a 50% down payment due at the signing of a contract for residential installations. No deposit is required for commercial installations, as payment occurs during the construction process. The Company performs credit analyses and monitors the financial health of its customers to reduce credit risk.

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The Company has two major business lines: sales of PV solar solutions and maintenance and support services on these systems for residential and commercial customers and proprietary patented and patent pending edge-of-grid energy management and storage solutions (software sales).

The Company’s accounts receivables are derived from revenue earned from customers primarily located in Hawaii.

Accounts Receivable

Accounts receivable are recorded at their net realizable value and are not collateralized. Accounts receivable include amounts earned less payments received and allowances for doubtful accounts. Management continually monitors and adjusts its allowances associated with the Company’s receivables to address any credit risks associated with the accounts receivable and periodically writes off receivables when collection receivable is not considered probable. The Company does not charge interest on past due accounts. When uncertainty exists as to the collection of receivables, the Company records an allowance for doubtful accounts and a corresponding charge to bad debt expense. As of December 31, 2020 and 2019, there was no allowance for doubtful accounts.

Inventories, Net

Inventories, which consist primarily of materials and supplies used in the construction of solar arrays, are stated at lower of cost or net realizable value, with costs computed on an average cost basis. The Company periodically reviews its inventories for excess and obsolete items and adjusts carrying costs to estimated net realizable values when they are determined to be less than cost. At December 31, 2020 and 2019, the allowance for obsolete inventory is $49.

Property, Plant, and Equipment

Property, plant, and equipment are recorded at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the respective assets. Existing useful lives range from five to fifteen years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the lease term. Major additions and improvements are capitalized, while replacements, repairs, and maintenance that do not extend the life of an asset are charged to operations. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation or amortization are removed from the accounts.

The estimated useful lives of assets are as follows:

Equipment	5 – 7 years
Software	3 years
Furniture and fixtures	5 – 7 years
Vehicles	5 - 7 years
Leasehold improvements	7 – 15 years

Intangible Assets

Intangible assets primarily consist of licensing agreements and patents and are recorded at cost and are amortized using the straight-line method over the estimated useful lives of the respective assets, generally 5 to 7 years.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, including property, equipment, software and intangibles, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. If indicators of impairment exist, management identifies the asset group which includes the potentially impaired long-lived asset, at the lowest level at which there are separate, identifiable cash flows. If the total of the expected undiscounted future net cash flows for the asset group is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. For the years ended December 31, 2020 and 2019, no impairment was identified.

Leases

The Company accounts for leases in accordance with Accounting Standards Codification (ASC) 842, “Leases”. This standard requires lessees to recognize the liabilities related to all leases, including operating leases, with a term greater than 12 months on the balance sheets. The Company has one lease with a related party for office space, which is on a month-to-month basis. As such, the Company accounts for the payments under the lease monthly. Rent expense for the years ended December 31, 2020 and 2019 was $259 and $362, respectively.

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Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”).

The Company recognizes revenue in accordance with the core principle of ASC 606 when there is a transfer of control of promised goods or services to customers in an amount that reflects the consideration that the Company expects to be entitled to in exchange for those goods or services.

The Company sells solar power systems under construction and development agreements to residential and commercial customers. The completed system is sold as a single performance obligation. For residential contracts, revenue is recognized at the point-in-time when such systems are placed into service. Any advance payments received in the form of customer deposits are considered to be contract liabilities.

Commercial contracts are generally completed within three to twelve months from commencement of construction. Construction on large projects may be completed within eighteen to twenty-four months, depending on the size and location of the project. Revenue from commercial contracts are recognized as work is performed based on the estimated ratio of costs incurred to date to the total estimated costs at the completion of the performance obligation. There were no significant commercial contracts in progress as of December 31, 2020 and 2019.

All other revenues for sales of components or maintenance are recorded at the point that the control transfers to the customer, which typically occurs upon shipment or delivery to the customer.

For both revenue streams, no elements of variable consideration were identified.

Cost of Revenue

Cost of revenue consists of expenses relating to salaries and benefits of supporting engineers and other direct supporting personnel, materials and supplies, depreciation of fixed assets and other costs incurred to directly support the fulfillment of the revenue contracts.

Gross Excise Tax

The State of Hawaii imposes a gross receipts tax on all business (operations) done in Hawaii.

Warranties

Warranties for the Company are limited to labor on installation. Expenses related to warranties on labor were minimal for the years ended December 31, 2020 and 2019.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising costs for the years ended December 31, 2020 and 2019 were $193 and $226, respectively.

Income Taxes

The Company is treated as a partnership for income tax purposes and all income and expenses are reported in the tax returns of its members.

The Company applies the provisions of ASC Topic 740, Income Taxes (“ASC 740”), which requires the use of a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return and disclosures regarding uncertainties in income tax positions. Tax positions that meet the more likely than not recognition threshold may be recognized. The Company’s accounting policy related to income tax penalties and interest assessments is to accrue for these costs and record a charge to general and administrative expense for tax penalties and a charge to interest expense for interest assessments during the period that we take an uncertain tax position through resolution with the taxing authorities or the expiration of the applicable statute of limitations.

The Company did not record any amounts related to penalties and interest during the years ended December 31, 2020 and 2019. Management does not believe that the Company has any material uncertain tax positions at December 31, 2020 or 2019.

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Recently Issued Accounting Pronouncements

On January 1, 2019, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606), which created Topic 606 and superseded the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the Industry Topics of the Codification. The implementation of this standard did not have a material effect on revenues.

On January 1, 2020, the Company also adopted ASC 842, “Leases”. The implementation of this standard did not have an effect on the presentation or disclosures in the combined financial statements.

Subsequent Events

Subsequent events are events or transactions that occur after the combined balance sheet date but before the combined financial statements are issued. The Company recognizes in the combined financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the combined balance sheet, including the estimates inherent in the process of preparing the combined financial statements. The Company’s combined financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the combined balance sheet but arose after the combined balance sheet date and before combined financial statements were available to be issued. The Company has evaluated subsequent events through October 18, 2021, which is the date the combined financial statements were issued.

Note 3 - Property, Plant and Equipment

Property, plant, and equipment consisted of the following:

	December 31
	2020	2019
Equipment	$347	$314
Software	739	739
Furniture and fixtures	28	27
Vehicles	720	642
Leasehold improvements	114	83
	1,948	1,805
Less accumulated depreciation and amortization	(1,726)	(1,618)
Total property, plant, and equipment, net	$222	$187

For the years ended December 31, 2020 and 2019, depreciation expense totaled $115 and $196, respectively.

Note 4 - Intangible Assets

Intangible assets are stated at amortized cost and consist of the following:

	2020	2019
Licensing agreement	$350	$350
Patents and trademarks	164	149
Total intangible assets	514	499
Less accumulated amortization	(438)	(350)
Total intangible assets, net	$76	$149

For the years ended December 31, 2020 and 2019, amortization expense totaled $88 and $87, respectively. Future amortization expense is as follows: For the year ended 2021 - $18; 2022 - $8; 2023 - $7; 2024 - $2; 2025 - $2; thereafter - $1. The Company had $38 and $27 of patents pending approval as of December 31, 2020 and 2019, respectively. The Company will begin amortizing these patents once approval is obtained.

F-96

Note 5 – Loans Payable

Loans Payable

Owner loans payable

As of December 31, 2020 and 2019, the Company had $0 and $402 in unsecured loans payable to the owners bearing interest at 6%. These loans were paid in full by the Company during 2020. There were no covenants associated with these loans. Interest expense for the years ended December 31, 2020 and 2019 were $8 and $28, respectively.

Business loan from American Savings Bank, F.S.B.

On November 12, 2019, the Company entered a business loan agreement, promissory note and security agreement with American Savings Bank, F.S.B. (“ASB”) which would not exceed at any one time the amount of $1,500. The note was collateralized by substantially all the assets of the Company with a maturity date of November 18, 2020 and was repaid in full during 2020.

The loan bears interest rate of 5.750% per annum and shall be payable monthly, computed on the basis of a year of 365 calendar days for the actual number of days elapsed.

As of December 31, 2020 and 2019, the Company had $0 and $173 outstanding under this loan agreement.

Revolving line of credit from ASB

During 2020 and 2019, the Company had a $400 credit agreement with ASB to provide a revolving line of credit. As of December 31, 2020 and 2019, the Company had $0 and $400 outstanding on the line of credit. This line of credit matured on May 18, 2021 and was not renewed.

Note 6 - Governmental Grant – Paycheck Protection Program

On May 4, 2020, the Company executed a promissory note evidencing an unsecured loan in the amount of $553 under the Paycheck Protection Program (or “PPP”). The PPP was established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and is administered by the U.S. Small Business Administration (“SBA”). The Loan was made through ASB (the “Lender”).

The Company elected to account for proceeds of its PPP loan under International Accounting Standards (“IAS) 20 Accounting for Governmental Grants and Disclosure of Government Assistance. The Company completed all requirements for the forgiveness application in December 2020. On January 13, 2021, the Company received notification from the SBA that they approved the forgiveness of the full $553 and this amount was recorded as other income in the income statement as of December 31, 2020.

Note 7 – Revenue from Contracts with Customers

Disaggregation of Revenue

The following table represent disaggregated revenue from contracts with customers:

	2020	2019
Residential contracts	$18,794	$18,794
Commercial contracts	141	228
Software sales	22	198
Total revenue	$18,957	$19,220

Contract Assets and Liabilities

Contract liabilities consist of customer deposits of $364 and $1,750 as of December 31, 2020 and 2019, respectively. There are no contract assets.

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Note 8 – Variable Interest Entities

Management evaluates the Company’s explicit and implicit variable interests to determine the existence of VIEs. Variable interests are contractual, ownership, or other pecuniary interests in an entity whose value changes with changes in the fair value of the entity’s net assets, exclusive of variable interests. Explicit variable interests are those which directly absorb the variability of a VIE and can include contractual interests such as loans or guarantees as well as equity investments. An implicit variable interest acts the same as an explicit variable interest except it involves the absorbing of variability indirectly, such as through related party arrangements or implicit guarantees. The analysis includes consideration of the design of the entity and its organizational structure, including decision making ability over the activities that most significantly impact the VIE’s economic performance. U.S. GAAP requires a reporting entity to consolidate a VIE when the reporting entity has a variable interest, or combination of variable interests, that provides it with a controlling financial interest in the VIE. The entity that consolidates a VIE is referred to as the primary beneficiary of that VIE.

HEC and E-Gear are entities that have common ownership. HEC’s financial transactions with E-Gear as of December 31, 2020 and 2019 consisted of an intercompany receivable of $1,742 and $725, respectively, which is eliminated in combination and was advanced by HEC to payoff externally held debt and payables due from E-Gear to the owners. HEC also purchased product of $4 and $25 for the years ended December 31, 2020 and 2019, respectively.

E-Gear’s summarized financial information is as follows:

	2020	2019
Assets	$137	$244
Members’ equity	$(1,630)	$(1,360)
Revenue	$26	$223
Net income (loss)	$(240)	$(242)

HEC has no direct ownership in E-Gear and has not provided any financial or other support other than the support noted above. While the Company has neither a contractual obligation to do so nor any current intent, it may voluntarily elect to provide E-Gear with additional direct or indirect financial support based on E-Gear’s business objectives and cash flow needs.

HEC has determined that E-Gear is a variable interest entity due to a lack of sufficient at-risk equity. HEC, and the two members of the LLC, who own both HEC and E-Gear equally, are the beneficiaries and related parties of E-Gear.

HEC considered the following factors in determining the primary beneficiary of E-Gear:

1.	Existence of a principal-agency relationship between parties within the related party group:

There is no existence of a principal-agency relationship between parties within the related party group, as such, no primary beneficiary exists with this factor.

2.	The relationship and significance of the activities of E-Gear to the members and HEC:

a.	The members significantly influenced the design of both entities.
b.	The operations of the two companies are not substantially similar.
c.	The variable interest of E-Gear are not considered significant inputs to any of the related parties.
d.	The products sold by E-Gear are not considered significant inputs to any of the related parties.
e.	No related party has outsourced any of its activities to E-Gear.
f.	HEC does not sell products to E-Gear.
g.

Significant inputs of E-Gear include pricing decisions, enhancements to product development and patent decisions. These decisions are made by the members of E-Gear, and these members are the only members actively involved in management of the operations of E-Gear. No operational or management decisions are made by HEC. However, day-to-day management decisions are generally made by one of the owners, who is considered the primary beneficiary.

h.	The owners are obligated to fund or discontinue operations of E-Gear.

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Management’s conclusion is that the primary beneficiary is the owner who makes day-to-day management decisions for this factor.

3.	A party’s exposure to the variability associated with the anticipated economic performance of E-Gear:

HEC’s positive exposure to variability is limited to repayment of the related party payable. The members variability is much greater, as future profits and losses of E-Gear will be absorbed by the members. As there is no related party agreement, the members will direct the timing of repayment of the related party note payable, or forgiveness. As the members share this obligation equally, no primary beneficiary exists with this factor.

4.	The design of E-Gear:

HEC and E-Gear were designed to be operated independent of each other. E-Gear patents technology and sells that technology to solar installers, including HEC. HEC does not have the power to direct who E-Gear can sell to, including competitors. HEC provides solar installation services and is not required to utilize E-Gear’s technology, nor is E-Gear required to sell to HEC. All of HEC and E-Gear’s financial and operating activity decisions are made by the members. The related party payable was not a part of the design of HEC or E-Gear, but an operational and business decision made by the members. As such, the design of E-Gear supports the members as the beneficiaries. As the members share this obligation equally, no primary beneficiary exists with this factor.

HEC has determined it is not the primary beneficiary of E-Gear. The primary beneficiary is the owner who makes day-to-day management decisions. Accordingly, HEC has not consolidated E-Gear. The financial statements of HEC and E-Gear are presented on a combined basis.

Note 9 - Commitments and Contingencies

Contingencies

At times there may be claims and legal proceedings generally incidental to the normal course of business that are pending or threatened against the Company. Although the Company cannot predict the outcome of these matters when they arise, in the opinion of management, any liability arising from them will not have a material adverse effect on the combined financial position, results of operations, or liquidity of the Company. At December 31, 2020 and 2019, there were no claims or legal proceedings.

Note 10 – Employee Pension Plan

The Company has a 401(k) pension plan covering substantially all of its employees. The Plan has 401(k) salary deferral features and allows for elective employer contributions. The Company’s contributions to the plan were $82 and $60 for the years ended December 31, 2020 and 2019, respectively.

Note 11 – Subsequent Event

On March 1, 2021, the Company entered into an asset purchase agreement with Pineapple Energy, LLC (“Pineapple”), a Delaware limited liability company located in Minnesota, under which the Company agreed to sell to Pineapple substantially all the assets of the Company for an aggregate purchase price of $12,500 cash payable at closing, subject to a working capital adjustment following closing, plus equity in Pineapple consisting of 6,250,000 Class B Units of Pineapple, representing approximately 40% ownership in Pineapple.

Also on March 1, 2021, Pineapple Energy, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Communications Systems, Inc. (“CSI”), a Minnesota corporation, Helios Merger Co., a Delaware corporation and a wholly-owned subsidiary of CSI (the “Merger Sub”), Lake Street Solar LLC, a Delaware limited liability company (the “Members’ Representative”), and Randall D. Sampson, as the Shareholders’ Representative (the “Shareholders’ Representative,” and together with CSI, the Merger Sub, Pineapple and the Members’ Representative, the “Parties”), pursuant to which Merger Sub will merge with and into Pineapple with Pineapple surviving the merger as a wholly owned subsidiary of CSI (the “Pineapple Merger”).

The sale of assets by the Company to Pineapple will require approval of CSI’s shareholders and is expected to close in early 2022.

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APPENDIX A-1

AGREEMENT AND PLAN OF MERGER

dated as of March 1, 2021

by and among

COMMUNICATIONS SYSTEMS, inc.,

Helios Merger Co.,

PINEAPPLE ENERGY llc,

LAKE STREET SOLAR LLC
(solely in its capacity as Members’ Representative hereunder),

and

RANDALL D. SAMPSON
(solely in his capacity as Shareholders’ Representative hereunder)

A-1-1

A-1-2

Article IV ADDITIONAL REPRESENTATIONS AND WARRANTIES OF COMPANY
	4.1	Absence of Certain Changes or Events	14
	4.2	Material Contracts	14
	4.3	Assets and Properties	14
	4.4	Intellectual Property	14
	4.5	Indebtedness	14
	4.6	Legal Proceedings; Governmental Orders	14
	4.7	Compliance With Laws	14
	4.8	Permits	14
	4.9	Employment Matters	14
	4.1	Employee Benefit Matters	14
	4.11	Affiliate Interests	14
	4.12	Environmental Matters	14
	4.13	Insurance	14
	4.14	Taxes	14
	4.15	Books and Records	14
	4.16	Undisclosed Liabilities	14
Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB			14
	5.1	Organization, Power and Enforceability	14
	5.2	Authority	14
	5.3	Capital Structure.	14
	5.4	No Conflicts	14
	5.5	Consents	14
	5.6	SEC Filings; Financial Statements; Information Provided	14
	5.7	Brokers	14
	5.8	Absence of Certain Changes or Events	14
	5.9	Material Contracts	14
	5.1	Taxes	14
	5.11	Assets and Properties	14
	5.12	Intellectual Property	14
	5.13	Legal Proceedings	14
	5.14	Indebtedness	14
	5.15	Compliance With Laws	14
	5.16	Merger Sub	14
	5.17	Fairness Opinion	14
	5.18	Employee Benefit Matters	14
	5.19	Permits	14
	5.2	Environmental Matters	14
	5.21	Insurance	14
	5.22	Affiliate Interests	14
	5.23	No Other Representations and Warranties	14
Article VI CONDUCT OF BUSINESS
	6.1	Pre-Closing Covenants of Company	14
	6.2	Pre-Closing Covenants of Parent	14
	6.3	Pre-Closing Financing and Pre-Closing Acquisition.	14
	6.4	Confidentiality	14
	6.5	No Control	14

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Article VII ADDITIONAL COVENANTS			14
	7.1	No Solicitation	14
	7.2	Access to Information; Cooperation; Financial Statements	14
	7.3	Proxy Statement/Prospectus; Registration Statement	14
	7.4	Nasdaq Listing	14
	7.5	Member and Shareholder Approval	14
	7.6	Fulfillment of Conditions	14
	7.7	Public Disclosure	14
	7.8	Notification of Breaches	14
	7.9	Succession of Officers and Directors	14
	7.1	State Takeover Laws	14
	7.11	Section 16 Matters	14
	7.12	Pre-Closing Dividend	14
	7.13	Termination of Certain Agreements and Rights	14
	7.14	Dispositions	14
	7.15	Certain Tax Matters	14
	7.16	Equity Offering	14
	7.17	D&O Insurance and Indemnification.	14
Article VIII CONDITIONS TO MERGER
	8.1	Conditions to Each Party’s Obligation To Effect the Merger	14
	8.2	Conditions to the Obligations of the Parent and the Merger Sub	14
	8.3	Conditions to the Obligations of Company	14
Article IX TERMINATION AND AMENDMENT
	9.1	Termination	14
	9.2	Effect of Termination	14
	9.3	Fees and Expenses	14
	9.4	Amendment	14
	9.5	Extension; Waiver	14
	9.6	Procedure for Termination, Amendment, Extension or Waiver	14

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Article X INDEMNIFICATION
	10.1	Indemnification by Class A and Class P Holders	14
	10.2	Limitation of Indemnification Obligations	14
	10.3	Survival and Expiration of Representations and Warranties	14
	10.4	Third Party Claim Procedures	14
	10.5	Direct Claim Procedures	14
	10.6	Tax Treatment of Indemnification Payments	14
	10.7	No Contribution	14
	10.8	No Other Representations and Warranties	14
Article XI MISCELLANEOUS
	11.1	Notices	14
	11.2	Entire Agreement	14
	11.3	No Third-Party Beneficiaries	14
	11.4	Assignment	14
	11.5	Severability	14
	11.6	Counterparts and Signatures	14
	11.7	Governing Law	14
	11.8	Remedies; Specific Performance	14
	11.9	Submission to Jurisdiction	14
	11.1	WAIVER OF JURY TRIAL	14
	11.11	Disclosure Schedule	14
	11.12	Members’ Representative	14
	11.13	Shareholders’ Representative	14

A-1-5

EXHIBITS

Exhibit A	Form of Contingent Value Rights Agreement
Exhibit B	Form of Voting Agreement
Exhibit C	Certain Defined Terms
Exhibit D-1	Form of Joinder Agreement (Class A Units and Class P Units)
Exhibit D-2	Form of Joinder Agreement (Class B Units, Class C Units and Company Convertible Notes)

SCHEDULES

Schedule 1	Parties to Voting Agreement
Schedule 2	Sample Calculation of the 30 Day VWAP

COMPANY DISCLOSURE SCHEDULE

Section 3.1	Organization; Power and Enforceability
Section 3.3(a)	Capitalization
Section 3.3(c)	Options, Warrants, Convertible Securities or other Rights
Section 3.5	No Conflicts
Section 3.7(a)	Financial Statements
Section 3.9	Broker
Section 4.1	Absence of Certain Changes
Section 4.2(a)	Material Contracts
Section 4.3	Assets and Properties
Section 4.5	Indebtedness
Section 4.6(a)	Legal Proceedings; Governmental Orders
Section 4.8	Permits
Section 4.9	Employment Matters
Section 4.10	Employee Benefits Matters
Section 4.11	Affiliate Interests
Section 4.13	Insurance
Section 4.14	Taxes
Section 4.16	Undisclosed Liabilities
Section 6.1	Pre-Closing; Ordinary Course
Section 7.13	Termination of Certain Agreements and Rights
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Section K	Knowledge Group
Section P	Permitted Indebtedness

PARENT DISCLOSURE SCHEDULE

Section 5.5	Consents
Section 5.7	Broker
Section 5.9(a)	Material Contracts
Section 5.11(b)	Parent Owned Real Property
Section 5.14	Indebtedness
Section 5.18(a)	Employee Benefit Plans
Section 5.18(e)	Employment; Noncontravention
Section 5.19	Permits
Section 5.21	Insurance Policies
Section 6.2	Exceptions to Pre-Closing Covenants of Parent
Section 7.9(a)	Appointment of Officers
Section 7.9(b)(i)	Resignation of Directors
Section 7.9(b)(ii)	Appointment of Directors
Section K	Knowledge
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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 1, 2021, is entered into by and among COMMUNICATIONS SYSTEMS, INC., a Minnesota corporation (the “Parent”), HELIOS MERGER CO., a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Sub”), PINEAPPLE ENERGY LLC, a Delaware limited liability company (the “Company”), Lake Street Solar LLC, a Delaware limited liability company, who is joining this Agreement as the Members’ Representative (the “Members’ Representative”), and Randall D. Sampson, who is joining this Agreement as the Shareholders’ Representative (the “Shareholders’ Representative”, and together with Parent, the Merger Sub, the Company and the Members’ Representative, the “Parties”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”), and the Delaware General Corporation Law, as amended (the “DGCL”), the Parties intend that Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the Parent, in a transaction intended to qualify as a tax free reorganization under Sections 368(a)(l)(A) and 368(a)(2)(E) of the Code;

WHEREAS, the Parent and its applicable subsidiaries intend to engage in a transaction or series of transactions involving the divestiture, assignment and other disposition of all assets of the Parent and/or its subsidiaries that are related to the Parent’s pre-Closing business, assets, and properties (each such transaction, a “Disposition” and all such transactions, the “Dispositions”) before and/or after the Effective Time;

WHEREAS, in connection with the Dispositions, the Parent and a rights agent selected by the Parent (the “Rights Agent”) will enter into a Contingent Value Rights Agreement, in substantially the form attached hereto as Exhibit A, at or immediately prior to the Effective Time (the “CVR Agreement” and, together with the other transactions contemplated hereby, including the Merger and the Voting Agreement, the “Transactions”);

WHEREAS, the Board of Managers of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions (including the Merger and the CVR Agreement) are fair to and in the best interests of the Company and its members, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger and the CVR Agreement), (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s members or action by written consent in lieu of a meeting and (iv) recommended the adoption of this Agreement and approval of the Transactions by the Company’s members;

WHEREAS, the Members have (i) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the Merger), and (ii) adopted this Agreement;

WHEREAS, the Board of Directors of the Parent (the “Parent Board”) has (i) determined that this Agreement and the Transactions (including the Merger, the CVR Agreement and the issuance by the Parent of its common stock, par value $0.05 per share, in connection with the Merger, such issuance, the “Parent Stock Issuance,” and such stock, the “Parent Common Stock”) are fair to and in the best interests of the Parent and its shareholders, (ii) approved, adopted and declared advisable this Agreement and the Transactions, including the CVR Agreement, (iii) directed that the approval of the Transactions be submitted to a vote at a meeting of the Parent’s shareholders and (iv) recommended the adoption of this Agreement and the approval of the Transactions, including the Merger and the CVR Agreement, by the Parent’s shareholders at the Parent Shareholders Meeting as required by the Minnesota Business Corporation Act (the “MBCA”) and the Parent’s Organizational Documents;

WHEREAS, the Parent, in its capacity as the sole stockholder of the Merger Sub, has (i) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions (including the Merger), and (ii) adopted this Agreement;

WHEREAS, the holders of Class A Units and Class P Units have agreed to a lock-up arrangement with respect to a portion of the Stock Consideration for the purposes set forth in this Agreement;

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement;

A-1-8

WHEREAS, in connection with Closing of the Transactions, the Parties intend to consummate the Equity Offering; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the members of the Parent Board and the executive officers of the Parent identified on Schedule 1 are entering into the voting agreement with the Company (the “Voting Agreement”), in substantially the form attached hereto as Exhibit B.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINED TERMS

1.1

Specific Definitions. As used in this Agreement, the terms identified on Exhibit C shall have the meanings set forth or referred to in Exhibit C.

1.2

Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.3

Interpretation.

(a)

The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)

Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)

References herein to “days,” unless indicated otherwise, are to consecutive calendar days.

(d)

References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise.

(e)

The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and words denoting any gender shall include all genders.

(f)

All references to “dollars” or “$” shall mean “U.S. dollars,” unless specifically stated otherwise.

(g)

All references herein to a particular “Company Disclosure Schedule” shall mean such schedule as it is included in the Company Disclosure Schedule attached hereto. All references herein to a particular “Parent Disclosure Schedule” shall mean such schedule as it is included in the Parent Disclosure Schedule attached hereto.

(h)

All references herein to a particular “Exhibit” shall mean such exhibit as it is attached hereto.

A-1-9

(i)

References herein to documents (other than the Company Disclosure Schedule, Parent Disclosure Schedule, and this Agreement) having been “provided,” “made available” or “delivered” means that such information was either (i) provided directly to the Parent or the Company, as applicable, by the other party, (ii) included in the virtual data rooms established by the Parent and the Company created for the purposes of providing information to the other party in connection with this Agreement at least two (2) Business Days prior to the execution and delivery of this Agreement or (iii) solely with respect to information made available by the Parent, filed with and publicly available on the SEC’s EDGAR system in the Parent SEC Reports filed prior to the date of this Agreement.

(j)

No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement.

Article II
THE MERGER

2.1

The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DLLCA and the DGCL, at the Effective Time, (a) the Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of the Merger Sub shall cease, and (b) the Company shall continue as the surviving company in the Merger (the “Surviving Company”) as a wholly owned subsidiary of Parent.

2.2

Effective Time. On the Closing Date, the Merger Sub and the Company shall execute and file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the applicable provisions of the DLLCA and the DGCL in order to effect the Merger. The Merger shall become effective on such date and at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such other time as is agreed upon in writing by Parent and the Company and specified in the Certificate of Merger in accordance with the relevant provisions of the DLLCA and the DGCL (such time is hereinafter referred to as the “Effective Time”).

2.3

Effects of the Merger. The Merger will have the effects set forth in this Agreement and in the applicable provisions of the DLLCA and DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of the Company and the Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Company, all as provided under the DLLCA and DGCL.

2.4

Organizational Documents of the Surviving Company

.

(a)

At the Effective Time, the Certificate of Formation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Formation of the Surviving Company until thereafter amended in accordance with the provisions thereof and applicable Law.

(b)

At the Effective Time, the Limited Liability Company Agreement of the Company as in effect immediately prior to the Effective Time shall be amended and restated in such form as is determined by the Parent.

2.5

Management and Officers of the Surviving Company and Parent

A-1-10

.

(a)

At the Effective Time, the Company’s limited liability company agreement shall be terminated and shall be replaced with an amended and restated limited liability company agreement, reasonably acceptable to the Parent, that will provide that (i) the Company shall cease to be managed by the Company Board, and (ii) the Company shall be a member-managed limited liability company managed by Parent, its sole member, and there shall be no “manager” within the meaning of the DLLCA.

(b)

At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold office until their respective successors are duly appointed or until their earlier death, resignation or removal.

(c)

At the Effective Time, the persons listed on Section 7.9(a) of the Parent Disclosure Schedule shall be the officers of the Parent and shall hold office until their respective successors are duly appointed or until their earlier death, resignation or removal.

(d)

At the Effective Time, the persons designated in accordance with Section 7.9(b)(ii) shall be the directors of the Parent and shall hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

2.6

Effect on Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or any of their respective equity holders, the following will occur:

(a)

Conversion of Merger Sub’s Shares. Each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into and become one validly issued, fully paid and non-assessable unit of the Surviving Company. Parent shall automatically be admitted as a member of the Surviving Company in accordance with Section 18-301(b)(3) of the DLLCA.

(b)

Cancellation of Excluded Units. Each Unit issued and outstanding immediately prior to the Effective Time that is owned directly or indirectly by the Company, Parent or Merger Sub, if any, shall no longer be outstanding, shall be cancelled automatically and shall cease to exist (the “Excluded Units”), and no consideration shall be paid or delivered in exchange therefor.

(c)

Conversion of Units. Each Unit issued and outstanding immediately prior to the Effective Time (other than Excluded Units) shall no longer be outstanding, shall be cancelled automatically and shall cease to exist. At the Effective Time, (i) each Class B Unit shall be converted automatically into and represent only the right to receive (A) one (1) share of Parent Common Stock and (B) the Escrow Per Class B Unit Consideration, if any; (ii) each Class C Unit shall be converted automatically into and represent only the right to receive one (1) share of Parent Common Stock; and (iii) each Class A Unit and Class P Unit shall be converted automatically into and represent only the right to receive the (A) the Closing Per Class A and Class P Unit Merger Consideration, (B) the Earnout Per Class A and Class P Unit Consideration, if any, (C) the Escrow Per Class A and Class P Unit Consideration, if any (collectively, (A), (B) and (C) are referred to as the “Per Class A and Class P Unit Merger Consideration”) and (D) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.6(d). Each Person that was a member of the Company immediately prior to the Effective Time shall, by virtue of the Merger, automatically cease to be a member of the Company.

(d)

Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Units pursuant to Section 2.6(c) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of Units converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Units exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Units, receive in cash (rounded down to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on NASDAQ Capital Market (”Nasdaq”) on the last complete trading day prior to the date of the Effective Time.

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(e)

Pre-Closing Financing. In the event that the Company consummates a Pre-Closing Financing prior to the Closing, then any Company Convertible Notes outstanding as of immediately prior to the Effective Time shall automatically convert into Class C Units at a rate of one (1) Class C Unit for every $2.00 of unpaid principal and accrued interest thereon, which will be exchanged at the Effective Time pursuant to Section 2.6(c) into shares of Parent Common Stock at a ratio of one (1) share of Parent Common Stock for each Class C Unit (the “Convertible Note Consideration”); provided that any Company Convertible Notes outstanding as of immediately prior to the Effective Time that are held by the Parent will be converted into Class C Units as of immediately prior to the Effective Time and cancelled as Excluded Units as of the Effective Time pursuant to Section 2.6(b), and the Base Merger Consideration will be reduced by one (1) share of Parent Common Stock for every Class C Unit into which the Company Convertible Notes held by Parent were converted, rounded down to the nearest whole share. Upon such conversion into Class C Units, all such Company Convertible Notes shall automatically be cancelled, terminated and of no further force or effect.

(f)

Escrow Shares. At the Effective Time, the Escrow Shares shall be deposited in escrow pursuant to the terms of the Escrow Agreement. The Escrow Shares shall be transferred to the Class A and Class P Unit Holders or the holders of the Class B Units, as applicable, in accordance with the terms of the Escrow Agreement.

2.7

Anti-Dilution Adjustments.

(a)

If, between the date hereof and the Effective Time, the issued and outstanding Units shall be changed into a different number of Units or a different class of equity interests by reason of any reorganization, reclassification, recapitalization, combination, unit split, reverse unit split, dividend or exchange, or any similar event shall occur, the Per Unit Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change and provide to the Members the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.7(a) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(b)

If, between the date hereof and the Effective Time, the issued and outstanding shares of Parent capital stock shall be changed into a different number of shares of Parent capital stock or a different class of equity interests by reason of any reorganization, reclassification, recapitalization, combination, unit split, reverse unit split, dividend or exchange, or any similar event shall occur, the Stock Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change and provide to the Members the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.7(b) shall be construed to permit Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.8

Joinder Agreement. No later than twenty (20) days following the execution of this Agreement, or ten (10) days after a Person becomes a Member or a holder of Company Convertible Notes, whichever is later, the Company shall deliver to each Member and holder of Company Convertible Notes a Joinder Agreement, substantially in the form of Exhibit D-1 for holders of Class A Units and Class P Units and Exhibit D-2 for holders of Class B Units, Class C Units and Company Convertible Notes. Each holder of Units (including holders of Company

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Convertible Notes that will be converted into Class C Units immediately prior to the Effective Time) shall be required to execute and deliver a Joinder Agreement to the Company as a condition to the issuance of the Stock Consideration to such Member as provided herein. Delivery of a properly executed Joinder Agreement shall entitle such delivering Member to payment of such Member’s consideration in accordance with the terms and instructions set forth in such Joinder Agreement.

2.9

No Further Ownership Rights in Units or Transfers; Distributions with Respect to Unexchanged Shares.

(a)

The Stock Consideration, when issued in accordance with the terms of this Agreement, shall be deemed to have been delivered, issued and paid in full satisfaction of all Members’ rights relating to the Units. From and after the Effective Time, (i) all holders of Units shall cease to have any rights as equity holders of the Company other than the right to receive the Stock Consideration issuable to such holders under this Agreement, (ii) all holders of Company Convertible Notes, if any, shall cease to have any rights as debt or equity holders of the Company other than the right to receive the Convertible Note Consideration, and (iii) the Unit transfer books of the Surviving Company shall be closed, and there shall be no further registration of transfers on the Unit transfer books of the Surviving Company of the limited liability company interests in the Company that were outstanding immediately prior to the Effective Time. For the avoidance of doubt, the parties acknowledge and agree that, until a Joinder Agreement is executed and delivered to the Company by the applicable Member as contemplated by Section 2.8 above, each Unit of, and Company Convertible Note held by, such Member shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Per Unit Merger Consideration, subject to the terms and conditions of this Agreement.

(b)

No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Unit or Company Convertible Note until the holder of record of such Unit or Company Convertible Note shall deliver a properly executed Joinder Agreement in accordance with Section 2.8.

2.10

Closing. The closing of the Merger (the “Closing”) shall take place at, or be directed from, the offices of Ballard Spahr LLP in Minneapolis, Minnesota, at 10:00 a.m., Minneapolis, Minnesota time, as soon as practicable (and, in any event, within three (3) Business Days) of the satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions precedent set forth in ARTICLE VIII (other than those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), or at such other place or time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing shall be deemed to be effective as of the Effective Time, and all documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously at such time.

2.11

Payment of Merger Consideration. Immediately after the Effective Time and upon receipt of the applicable Joinder Agreement, the Parent shall pay and deliver the Closing Merger Consideration as follows:

(a)

The Parent shall direct its transfer agent to issue, in the name of each Member, the number of shares of Parent Common Stock to be issued to each such Member pursuant to the terms of this Agreement (as such number of shares are reflected on a certificate signed by a duly authorized officer of the Company and delivered by the Company to the Parent at least three (3) Business Days before the Closing Date, which will set forth and be certified therein as true and accurate as of the Effective Time: (i) each Member as of the Effective Time; (ii) the number and class of Units held by each such Member; (iii) the number of shares of Parent Common Stock to be issued on conversion of the Units held by each such Member at Closing in accordance with the Company’s Organizational Documents and this Agreement; and (iv) the portion of any Earnout Consideration to be issued to any Member (such certificate, the “Allocation Certificate”)); and

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(b)

The Parent shall deliver to the Members’ Representative for delivery to the Members the aggregate amount of cash sufficient to pay for fractional shares of Parent Common Stock calculated pursuant to Section 2.6(d).

2.12

Earn-Out.

(a)

Subject to the terms and conditions set forth below, Parent shall issue the number of shares of Parent Common Stock set forth below upon the achievement of the following milestones (the “Milestones” and the shares of Parent Common Stock issued in connection with the achievement of a Milestone, the “Earnout Consideration”) to the Class A and Class P Holders:

(i)

If the Surviving Company shall have fully paid off, terminated and discharged the Permitted Indebtedness, secured the documented release of all associated Encumbrances and guarantees and provided to the Parent reasonably satisfactory evidence of the foregoing on or before the three (3) month anniversary of the Closing Date, then the Parent shall issue to the Class A and Class P Holders in accordance with this Section 2.12 as Earnout Consideration 3.0 million shares of Parent Common Stock. Each Class A and Class P Holder shall receive its Pro Rata Share of the Earnout Consideration, as set forth in an Allocation Certificate to be delivered by the Members’ Representative to the Parent not less than three (3) Business Days before such Earnout Consideration is to be issued to the Class A and Class P Holders.

(ii)

If, on or before the twenty-four (24) month anniversary of the Closing Date, the 30 Day VWAP of the Parent Common Stock is $6.00 or more per share, then the Parent shall issue to the Class A and Class P Holders in accordance with this Section 2.12 as Earnout Consideration, the following shares of Parent Common Stock:

1.

if the Disposition Milestone has occurred on or before the eighteen (18) month anniversary of the Closing Date, 5.0 million shares of Parent Common Stock;

2.

if the Disposition Milestone has not occurred on or before the eighteen (18) month anniversary of the Closing Date, 4.0 million shares of Parent Common Stock; or

3.

If such Milestone is achieved prior to the eighteen (18) month anniversary of the Closing Date and the Disposition Milestone has not yet occurred, 5.0 million shares of Parent Common Stock subject to the Earnout Share Holdback as set forth in Sections 2.12(c) and (d).

(iii)

If, on or before the twenty-four (24) month anniversary of the Closing Date, the 30 Day VWAP of the Parent Common Stock is $8.00 or more per share, then the Parent shall issue to the Class A and Class P Holders in accordance with this Section 2.12 as Earnout Consideration, the following shares of Parent Common Stock:

1.

if the Disposition Milestone has occurred on or before the eighteen (18) month anniversary of the Closing Date, 5.0 million shares of Parent Common Stock;

2.

if the Disposition Milestone has not occurred on or before the eighteen (18) month anniversary of the Closing Date, 4.0 million shares of Parent Common Stock; or

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3.

If such Milestone is achieved prior to the eighteen (18) month anniversary of the Closing Date and the Disposition Milestone has not yet occurred, 5.0 million shares of Parent Common Stock subject to the Earnout Share Holdback as set forth in Sections 2.12(c) and (d).

(b)

The Parent shall notify Shareholders’ Representative in writing within fifteen (15) days after the achievement of any Milestone and the Disposition Milestone (each, a “Milestone Notice”). If Shareholders’ Representative disputes the achievement of any Milestone or Disposition Milestone hereunder, the Shareholders’ Representative shall deliver written notice of its dispute setting forth in reasonable detail the basis for the Shareholders’ Representative’s dispute (a “Dispute Notice”) within fifteen (15) days of receipt of a Milestone Notice. If the Shareholders’ Representative timely delivers a Dispute Notice with respect to the achievement of any Milestone or the Disposition Milestone, as applicable, then the Parent and the Shareholders’ Representative shall, during the thirty (30) day period following the Parent’s receipt of the Dispute Notice (the “Resolution Period”), negotiate in good faith and use commercially reasonable efforts to resolve promptly all of the disputed matters set forth in such Dispute Notice. All discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule, and evidence of such discussions shall not be admissible or used by any party in any future proceedings between the parties hereto. Any such dispute that is resolved by a written agreement between the Parent and the Shareholders’ Representative during the Resolution Period shall be final, binding and conclusive on the Parties hereto. If, by the end of the Resolution Period, the Parent and the Shareholders’ Representative are unable to resolve any dispute subject to a Dispute Notice, then as promptly as practicable and in no event later than ten (10) days thereafter, they shall jointly submit such unresolved dispute to mediation. The mediation shall be conducted before a single mediator (the “Mediator”) to be agreed upon by the Parent and the Shareholders’ Representative. If the Parent and the Shareholders’ Representative cannot agree on a mediator, the Parent and Shareholders’ Representative shall each select a mediator, and such mediators shall unanimously selection the Mediator to conduct the Mediation. The Parent and the Shareholders’ Representative agree (A) to submit to the Mediator not later than thirty (30) days after the end of the Resolution Period a written statement summarizing its position on the disputed matters, together with such supporting documentation as it deems necessary, and (B) not to engage in any ex parte communications with the Mediator. The Parent and the Company shall jointly instruct the Mediator that (A) it shall act as an expert in accounting, and not as an arbitrator, to resolve only the disputed matters in accordance with the terms of this Agreement; (B) it shall base its decision solely on the written submissions of the Parent and the Company; and (C) it shall deliver to the Parent and the Company its written decision setting forth its calculations of each of the disputed matters as promptly as practicable (and in no event later than thirty (30) days) after the submission of the disputed matters to the Mediator. The Mediator’s written decision shall be final, binding and conclusive on the parties hereto absent fraud or manifest error. The fees, costs and expenses of the Mediator shall be allocated to and borne by the Parent.

(c)

Within fifteen (15) days following the date on which the achievement of such Milestone has been finally determined hereunder, the Parent shall direct its transfer agent to issue to each Class A and Class P Holder, and in such Class A and Class P Holder’s name, the number of shares of Parent Common Stock equal to the applicable Earnout Consideration minus any applicable Earnout Share Holdback multiplied by such Class A and Class P Holder’s Pro Rata Share, rounded down to the nearest whole share.

(d)

If the Disposition Milestone has not occurred prior to the date on which the Milestones set forth in Sections 2.12(a)(ii) or (iii) are achieved, the Parent shall hold back 1.0 million shares of Parent Common Stock for each Milestone from the issuance of such Earnout Consideration (as applicable, the “Earnout Share Holdback”). If a Disposition occurs on or before the eighteen (18) month anniversary of the Closing, then the Earnout Share Holdback, if any, shall be promptly issued to the Class A and Class P Holders in accordance with Section 2.12(c). If a Disposition does not occur on or before the eighteen (18) month anniversary of the Closing, then the Earnout Share

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Holdback, if any, shall not be issued to the holders of Class A Units and any obligation to issue such shares to the Class A and Class P Holders shall forthwith be terminated and have no force or effect.

(e)

The Parent’s obligation to issue the Earnout Consideration to the Class A and Class P Holders in connection with the achievement of a Milestone in accordance with Section 2.12 is an independent obligation of the Parent. The Parent’s obligation to issue Earnout Consideration to the Class A and Class P Holders in connection with the achievement of one Milestone shall not obligate the Parent to issue Earnout Consideration in connection with any other Milestone.

(f)

Notwithstanding anything herein to the contrary, in no event shall the aggregate number of shares of Parent Common Stock issuable pursuant to this Section 2.12 exceed 13.0 million. For the avoidance of doubt, each Milestone shall only be achieved and the corresponding Earnout Consideration earned once.

2.13

Contingent Value Rights. The shareholders of the Parent as of the close of the Business Day immediately preceding the Effective Time shall receive contractual contingent value rights per share of Parent Common Stock then held by them (the “CVR”) that entitle the holder to a portion of the proceeds of any Dispositions that occur after the Effective Time pursuant to the CVR Agreement.

2.14

No Liability. None of the Parent, the Merger Sub or the Company shall be liable to any Person in respect of any portion of the Stock Consideration delivered to a public official in compliance with any applicable abandoned property, escheat or similar Law.

2.15

Withholding. Notwithstanding any other provision of this Agreement to the contrary, each of the Parent and the Surviving Company shall be entitled to deduct and withhold from any Parent Stock Award (as defined in Section 2.18) and from any consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld under applicable Law; provided, however, the Parent or the Surviving Company, as applicable, shall provide the applicable Person with reasonable notice of its intention to deduct or withhold and will reasonably cooperate with such Person in reducing or eliminating such deduction or withholding. Any amounts so deducted and withheld and timely paid over to or deposited with the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding are made.

2.16

Acknowledgement of Members Regarding the Merger Consideration. The Company acknowledges and agrees that the Parent is entitled to rely conclusively on any Allocation Certificate delivered by the Company hereunder to the Parent, and upon delivery of the Stock Consideration in accordance with this Agreement and the Allocation Certificate, neither the Parent nor the Merger Sub shall have any further responsibility or Liability hereunder with respect to the payment of the Stock Consideration.

2.17

Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Reg. §§ 1.368-2(g) and 1.368-3(a).

2.18

Parent Equity Awards.

(a)

The Parent has granted equity and equity-based awards in the form of stock options (“Parent Stock Options”) and restricted stock units (“Parent RSU Awards”) (collectively, with the Parent Stock Options, the “Parent Stock Awards”) under (i) the Parent’s 2011 Executive Incentive Compensation Plan, as amended through May 23, 2018 (“Parent 2011 Plan”), and (ii) the Parent’s Employee Stock Purchase Plan, as amended through May 22, 2019 (“Parent ESPP”) (the Parent 2011 Plan and Parent ESPP, the “Parent Stock Plans”). Between the date

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of this Agreement and the Effective Time, the Parent shall take all necessary action (which action shall be effective as of the Effective Time) to terminate the Parent Stock Plans (without the creation of additional liability to the Parent, or the Company or the Surviving Company). As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Parent Board (or, if appropriate, any committee administering the Parent Stock Plans) shall adopt such resolutions that are necessary for the treatment of the Parent Stock Awards pursuant to this Section 2.18. For purposes of any Parent Stock Plan, all Parent Stock Awards shall not be assumed or substituted and shall be treated as “non-assumed incentive awards” as otherwise defined in such Parent Stock Plans.

(b)

As of a Business Day no earlier than 30 days prior to the Effective Time, each outstanding Parent Stock Option granted under the Parent 2011 Plan to each holder thereof shall become vested and shall be converted to that number of whole shares of Parent Common Stock (and cash in lieu of any fractional shares) equal in value to the excess (“Excess”) of the Fair Market Value of the number of outstanding shares under the Parent Stock Options over the sum of (i) the aggregate exercise price plus (ii) the amount of any taxes, if any, required to be withheld with respect to such Excess in accordance with Section 2.16. The Parent Common Stock issued as provided above shall be issued as of the date immediately preceding the record date for the payment of the Pre-Closing Dividend and shall, for the avoidance of doubt, be entitled to the consideration under the CVR Agreement. Any Parent Stock Option in which the aggregate exercise price exceeds the Fair Market Value of the outstanding shares of the Parent Stock Option shall as of the above date be cancelled without any action on the part of any holder thereof and without any payment or consideration (including the issuance of any Parent Common Stock therefor) and thereafter the holder of such Parent Stock Option shall have no further rights in respect thereof.

(c)

As of the Business Day determined under Section 2.18(b), any and all time-based restrictions set forth in an outstanding Parent RSU Award shall lapse and, without any action on the part of any holder thereof, shall be settled by issuance of one share of Parent Common Stock for each unit set forth in the Parent RSU Award, and reduced by that number of whole shares (rounded up to the nearest whole share) having a Fair Market Value equal to the amount of any tax withholding required, if any, in accordance with Section 2.16. Any such Parent Common Stock in settlement of the Parent RSU Awards shall be issued as of the date immediately prior to the record date for the Pre-Closing Dividend and shall, for the avoidance of doubt, be entitled to the consideration under the CVR Agreement. As of the Effective Time, all dividend equivalent rights, if any, credited with respect to Parent RSU Awards shall be paid in cash to the holder of such Parent RSU Award immediately prior to the Effective Time, subject to the requirements of Section 2.16.

(d)

The phase of the Parent ESPP currently in effect, if any, shall terminate as of the earlier of the last day of such phase or the Business Day determined under Section 2.18(b) (the “ESPP Termination Date”), and each outstanding Parent Stock Option granted under the Parent ESPP (each, a “Parent ESPP Option”) shall be exercised immediately prior to the ESPP Termination Date for that number of shares of Parent Common Stock purchasable with amounts deducted from participant compensation during the phase as of the ESPP Termination Date. After the current phase of the Parent ESPP ends, unless approved by the Company, no new phase of the Parent ESPP shall commence prior to the Effective Time.

Article III
REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to the Parent and the Merger Sub that the statements contained in this ARTICLE III are true and correct, except as set forth herein or in the disclosure schedule (with specific reference to the section of this Agreement to which the information stated in such disclosure relates; provided that information contained in any section of the disclosure schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other section of this Agreement) delivered and/or otherwise made available by the Company to the Parent and the Merger Sub as of the date of this Agreement (the “Company Disclosure Schedule”).

3.1

Organization; Power and Enforceability. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability

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company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.1 of the Company Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. True and complete copies of the Organizational Documents of the Company as of the Effective Time have been provided to the Parent. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution, and delivery by the Parent and the Merger Sub, this Agreement constitutes a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the General Enforceability Exceptions.

3.2

Authority.

(a)

The Company has all requisite limited liability company power and authority to enter into and to perform its obligations under this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Company and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other Transactions. The Company has delivered to the Parent a copy of the resolutions or written consent of the Members evidencing the Member Approval, which is the only vote or consent of the holders of any class or services of the Company’s membership interests necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other Transactions, which such resolutions or written consent have not been rescinded, withdrawn or modified in any way and remain in full force and effect.

(b)

The Company Board by resolutions duly adopted by either unanimous vote at a meeting of all members of the Company Board duly called and held or unanimous written consent and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the Transactions (including the Merger and the CVR Agreement) are fair to and in the best interests of the Company and its members, (ii) approved, adopted and declared advisable this Agreement and the Transactions (including the Merger and the CVR Agreement), (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s members or action by written consent in lieu of a meeting and (iv) recommended the adoption of this Agreement and approval of the Transactions by the Company’s members.

3.3

Capitalization

.

(a)

Section 3.3(a) of the Company Disclosure Schedule lists each record and beneficial owner of the Units and the number and class of Units held by such owner as of the date hereof. Each Member has good and valid title to the Units, free and clear of all Encumbrances. The Units constitute 100% of the total issued and outstanding membership interests in the Company. The Units have been duly authorized and are validly issued.

(b)

The Units were issued in compliance with applicable Laws. The Units were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which any Member or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)

Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating any Member or the Company to issue or sell any membership interests (including the Units), or any other interest, in the Company. Other

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than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Units.

3.4

No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

3.5

No Conflicts. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth on Section 3.5 of the Company Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Company Material Contract; or (d) result in the creation or imposition of any Encumbrance other than Company Permitted Encumbrances on any properties or assets of the Company.

3.6

No Consents. No consent, waiver, approval, license, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.

3.7

Financial Statements.

(a)

Section 3.7(a) of the Company Disclosure Schedule contains complete copies of (i) the Company’s unaudited financial statements for the year ended December 31, 2020; and (ii) the Company’s unaudited financial statements for the period from January 1, 2021 through January 31, 2021 (the “Interim Financial Statements” and together with the other financial statements, the “Financial Statements”).

(b)

The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

3.8

Information Provided.

(a)

None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or such other available form agreed to by the Company) to be filed with the SEC by Parent in connection with the Parent Stock Issuance (including the Earnout Consideration) (the “Registration Statement”) shall, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(b)

None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall, at the time any such Regulation M-A Filing is filed with the SEC, at any time it is amended or supplemented, contain any untrue statement of a material

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fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c)

None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the joint proxy statement to be filed with the SEC and sent to the Parent’s shareholder in connection with the Parent Stock Issuance (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”) to be sent to the shareholders of Parent in connection with Parent Shareholders Meeting shall, at the date it is first mailed to the Parent’s shareholders or at the time of the Parent Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)

None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in any SEC filing relating to the Equity Offering or in any documents or other materials provided by the Company in connection therewith shall, at the time any such filing is made with the SEC or provided to potential investors or third parties in connection therewith, or at any time it is amended or supplemented or, if it is a registration statement, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.9

Brokers. Except as set forth on Section 3.9 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Member.

3.10

Access to Information; Disclaimer. The Company acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent and its Subsidiaries with the management of Parent, (b) has been afforded the opportunity to ask questions of and receive answers from officers of Parent and (c) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of Parent or any of its Subsidiaries or otherwise, other than the representations and warranties of Parent and Merger Sub expressly contained in Article V of this Agreement and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, the Company further acknowledges and agrees that none of Parent or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other representatives has made any representation or warranty concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding Parent, its Subsidiaries or their respective businesses and operations. The Company hereby acknowledges that there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information with which the Company is familiar, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information), and that the Company will have no claim against Parent or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other representatives with respect thereto.

3.11

Ownership of Parent Stock. None of the Company or its Subsidiaries directly or indirectly owns, beneficially or otherwise, any of the outstanding Parent Stock. None of the Company or its Affiliates or associates is, or has in the last four (4) years been, an “interested shareholder” under Section 302A.011, Subd. 49, of the MBCA.

Article IV
ADDITIONAL REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to the Parent and the Merger Sub that the statements contained in this ARTICLE IV are true and correct, except as set forth herein or in the Company Disclosure Schedule, with respect to

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any business operated by the Company before the Effective Time and solely to the extent, and for the period, the Company has operated such business.

4.1

Absence of Certain Changes or Events. Since its inception, and other than in the ordinary course of business, in connection with the Pre-Closing Acquisition or as set forth on Section 4.1 of the Company Disclosure Schedule, there has not been, with respect to the Company, any (a) Company Material Adverse Effect; (b) amendment of the Organizational Documents of the Company; (c) split, combination, reclassification, redemption, purchase or acquisition of any membership interests in the Company; (d) issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company; or (e) action or omission outside of the ordinary course of business of the Company.

4.2

Material Contracts

.

(a)

Except as set forth in Section 4.2(a) of the Company Disclosure Schedule and the Pre-Closing Acquisition, the Company is not a party or subject to (i) any Contract that would be considered a material contract (as defined in Item 601(b)(10) of Regulation S-K) with respect to the Company (assuming the Company was subject to the requirements of the Exchange Act); (ii) any Contract under which the consequences of a default or termination would reasonably be likely to have a Company Material Adverse Effect; (iii) any Contract that limits or purports to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time; (iv) any Contract related to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise); (v) any Contract related to any Indebtedness of the Company; or (vi) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 4.2 (each, a “Company Material Contract”).

(b)

Each Company Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Company Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Company Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Company Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Parent.

4.3

Assets and Properties

.

(a)

Except as set forth on Section 4.3 of the Company Disclosure Schedule, the Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after January 1, 2021, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since January 1, 2021. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Company Permitted Encumbrances”): (i) liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings; or (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company.

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(b)

The Company does not own any real property. With respect to the Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases or easements affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement applicable to the Real Property.

4.4

Intellectual Property. The Company owns, or has the licenses or rights to use, all Intellectual Property used by the Company to conduct its business. The Company (i) has not and does not, to the Company’s Knowledge, interfere with, infringe upon, dilute, misappropriate, or violate the Intellectual Property of any Person, (ii) has not received any written charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property of any Person, and (iii) other than as may be expressly set forth in any Company Material Contract, has no enforceable agreement that is primarily for the purpose of indemnifying any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property.

4.5

Indebtedness. Section 4.5 of the Company Disclosure Schedule sets forth a true, correct and complete list of all the Indebtedness outstanding with respect to the Company, including the individual components and indicating the amount and the Person to whom such amount is owed.

4.6

Legal Proceedings; Governmental Orders.

(a)

Except as set forth in Section 4.6(a) of the Company Disclosure Schedule, there are no Actions pending or, to the Company’s Knowledge, threatened (i) against or by the Company affecting any of its properties or assets (or by or against any Affiliate of the Company and relating to the Company); or (ii) against or by the Company or any Affiliate of the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To the Company’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)

There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

4.7

Compliance With Laws. The Company is currently and has been in compliance in all material respects with all Laws applicable to it or its business, properties or assets.

4.8

Permits. All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.8 of the Company Disclosure Schedule lists all current Permits issued to the Company. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.8 of the Company Disclosure Schedule.

4.9

Employment Matters

Section 4.9 of the Company Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position; (iii) hire or retention date; (iv) current base compensation; and (v) commission, bonus or other incentive-based compensation eligibility. As of the date hereof, except for any payments for the most recent or current payroll periods that will be paid in the Company’s ordinary course of business, all earned compensation, including commissions, bonuses, fees and other compensation, payable to all employees, independent

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contractors, or consultants of the Company for services performed on or prior to the date hereof have been paid in full, and there otherwise are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees. The Company is not nor ever has been a party to or be bound by any collective bargaining or labor agreements.

4.10

Employee Benefit Matters.

(a)

Section 4.10 of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each “employee benefit plan” (as defined in ERISA §3(3)) and each retirement, welfare, bonus, incentive, commission, stock option or other equity or equity-based, deferred compensation, severance, retention, employment, change of control, paid time off, fringe or other benefit or compensation plan, program, policy, agreement, arrangement or contract (including employment, consulting and collective bargaining agreements) that is maintained, sponsored, contributed or required to be contributed to by the Company or with respect to which the Company has any Liability or potential Liability (collectively, the “Company Plans” and each, a “Company Plan”).

(b)

Each Company Plan (and each related trust, insurance contract, or fund) has been established, maintained, funded and administered, in all material respects, in compliance with its terms and with the applicable requirements of ERISA, the Code and other applicable Law. With respect to each Company Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. With respect to each Company Plan, the Company has delivered to the Parent true, correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent IRS Form 5500 annual report (with applicable attachments) as filed, all related trust agreements, insurance contracts, and other funding arrangements, and any non-routine correspondence with any Governmental Authority with respect to any Company Plan. No Company Plan is, and neither the Company nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or have any Liability under or with respect to any plan subject to: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 of the Code or Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). The Company does not have any Liability by reason of at any time being treated as a single employer under Code §414 with any other Person. No Company Plan provides for, and the Company does not have any Liability with respect to the provision of post-retirement or post-termination medical, health, or life insurance or other welfare-type benefits for any Person (other than in accordance with Part 6 of Subtitle B of Title I of ERISA or Code §4980B or comparable state Law and for which the beneficiary pays the entire premium cost). No Action with respect to any Company Plan (other than routine claims for benefits) is pending or threatened, and to the Knowledge of the Company, there is no fact or circumstance that could give rise to any such Action. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Plan.

(c)

The Company and each ERISA Affiliate have complied and are in compliance with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder (“PPACA”). Neither the Company has incurred, or is reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA, including pursuant to Sections 4980D or 4980H of the Code.

(d)

Each Company Plan that is intended to be qualified under Code §401(a) has received a favorable determination, opinion or advisory letter from the IRS as to its qualified status under the Code, and nothing has occurred since the date of such determination or recognition of exemption that could adversely affect the qualification of such Company Plan.

(e)

The Transactions alone, or in a combination with a termination of any current or former directors, officers, employees or other service providers of the Company, or any other event, will not (A) give rise to any Liability under any Company Plan or otherwise, (B) give rise to any Liability for severance pay, unemployment compensation, termination pay or withdrawal Liability, (C) result in an obligation to fund or otherwise set aside assets to secure to any extent any Liability under any Company Plan or otherwise, (D) result in an acceleration of the time of payment or vesting or increase the amount of compensation or benefits due to any current or former directors, officers, employees or other service providers of the Company or its beneficiaries, or (E) otherwise entitle any current or former directors, officers, employees or other service providers of the Company to any payment.

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4.11

Affiliate Interests. Neither the Company, nor any of its employees, directors, officers or equityholders, nor any of their respective Affiliates has any interest in any asset owned or used by the Company in the operation of its business. No director, officer or equityholder or, to the Knowledge of the Company, any employee of the Company, or any Affiliate of any of the foregoing is an Affiliate of or the owner (of record or beneficially) of any equity interests or any other financial or profit interest in, a Person that has (i) except as set forth in Section 4.11 of the Company Disclosure Schedule, had business dealings or a material financial interest in any transaction with the Company, or (ii) engaged in competition with the Company, in either case other than: (x) ownership of less than two (2) percent of the outstanding capital stock of a Person that is listed on any national or regional securities exchange, and (y) for compensation for services actually performed as an employee or independent contractor of the Company.

4.12

Environmental Matters. (i) The Company is and has been in compliance in all material respects with all Environmental, Health and Safety Laws, which compliance includes obtaining, maintaining and complying with all Permits required or issued under Environmental, Health and Safety Laws to conduct its business and own or operate its assets; (ii) the Company has not received any notice, report, order, or other information, or been party to any Action, alleging that they are in material violation of, or have any material Liability under, any Environmental, Health and Safety Law; (iii) the Company has not generated, transported, treated, stored, disposed of, manufactured, distributed, used, handled, arranged for or permitted the disposal of, released, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility which is or has been contaminated by any Hazardous Material, in each case so as to give rise to any material Liabilities under any Environmental, Health and Safety Laws; (iv) the Company has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Liability of any other Person relating to Environmental, Health and Safety Laws or Hazardous Materials; (v) neither this Agreement nor the consummation of the Transactions will give rise to any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Laws; and (vi) the Company has provided to the Parent all material environmental documents in the possession or control of the Company relating to the Company and the conduct of its business.

4.13

Insurance. Section 4.13 of the Company Disclosure Schedule lists and briefly describes each insurance policy maintained by the Company or to which the Company is a party, an insured, or a beneficiary, or under which the Company, or any director, officer, or manager of the Company, in his or her capacity as such, is or has been covered at any time within the twelve months preceding this Agreement (the “Company Insurance Policies”). Since the Company’s inception, (i) the Company has had no claim which could be expected to cause a material increase in the rates of insurance for the Company and (ii) the Company has not received notice that any insurer under any Company Insurance Policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. The Company has made available to the Parent copies of all Company Insurance Policies.

4.14

Taxes. Except as set forth on Section 4.14 of the Company Disclosure Schedule:

(a)

The Company has properly filed all Income Tax Returns and all other material Tax Returns which are required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by the Company have been fully and timely paid. All Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly withheld and, if required, timely paid to the applicable Governmental Authority.

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(b)

No deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any Governmental Authority against the Company. The Company has not consented to extend the time in which any Tax may be assessed or collected by any Governmental Authority, which extension is still in effect. There are no ongoing or pending Tax audits by any Governmental Authority against the Company. The Company is not a party to or bound by, or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes).

(c)

The Company has not been a member of a group filing a consolidated, combined, unitary or affiliated Tax Return. No claim has been made in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns or pay Taxes that the Company is required to file Tax Returns in or is subject to taxation by such jurisdiction.

(d)

The unpaid Taxes of the Company (A) did not, as of the date of the most recent financial statements, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. There are no Encumbrances for Taxes upon any property or asset of the Company (other than statutory liens for Taxes not yet due and payable).

(e)

The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any change in or use of an improper accounting method for a taxable period (or portion thereof) ending on or prior to the Closing Date, (C) any agreement with any Governmental Authority entered into prior to Closing, (D) any prepaid amount received or deferred revenue accrued on or prior to the Closing, (E) any intercompany transaction entered into prior to Closing or excess loss account as in existence immediately prior to Closing described in Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (F) any election under Section 108(i) of the Code made prior to the Closing, or (G) the application of Section 965 of the Code. The Company has not made an election pursuant to Section 965(h) of the Code.

(f)

The Company is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement which is or is properly treated as a partnership for U.S. federal income Tax purposes. The Company (A) is not or has ever been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local or non-U.S. Law), or (B) has participated in or plans to participate in any Tax amnesty program. The Company has not distributed the stock of another Person or had its stock distributed in a transaction purported or intended to be governed by Section 355 or 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(g)

The Company is (and has since formation been treated as) a corporation for U.S. federal income Tax purposes. The Company has not taken or agreed to take action that would prevent the Merger from constituting a tax-free reorganization under Sections 368(a)(l)(A) and 368(a)(2)(E) of the Code.

(h)

The Company has properly collected and remitted any required material sales, use, value added and similar Taxes with respect to sales made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales made or services provided without charging or remitting sales, use, value added or similar Taxes that qualify as exempt from sales or similar Taxes.

(i)

There is no contract, agreement, plan or arrangement to which the Company is bound to provide a gross-up or otherwise reimburse any current or former employee, director, service provider or other person for excise taxes paid pursuant to Code § 409A or Code § 4999. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or non-U.S. income Tax Law).

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(j)

The Company has (a) not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (b) not received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, (c) not deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order, and (d) not sought and does not intend to seek (nor have any of their Affiliates sought or intends to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

4.15

Books and Records. The minute books of the Company have been made available to Parent and have been maintained in all material respects in accordance with sound business practices. The minute books of the Company contain accurate and complete, in all material respects, records of all meetings, and actions taken by written consent of, the members, and no meeting, or action taken by written consent, of any such members has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

4.16

Undisclosed Liabilities. Except as set forth on Section 4.16 of the Company Disclosure Schedule, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), in each case required to be included on any financial statements prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Financial Statements, (b) those which have been incurred in the ordinary course of business since January 1, 2021; and (c) as of the date hereof, those which are not, individually or in the aggregate, in excess of $250,000.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

The Parent and the Merger Sub represent and warrant to the Company that the statements contained in this ARTICLE V are true and correct, except as expressly set forth herein or in the disclosure schedule (with specific reference to the section of this Agreement to which the information stated in such disclosure relates; provided that information contained in any section of the disclosure schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is readily apparent from the face of such disclosure that such information is applicable to such other section of this Agreement) delivered by the Parent and the Merger Sub to the Company on the date of this Agreement (the “Parent Disclosure Schedule”).

5.1

Organization, Power and Enforceability.

(a)

The Parent is a corporation duly organized, validly existing and in good standing under the Laws of the state of Minnesota. The Parent has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder, to consummate the Transactions, and to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted. This Agreement has been duly executed and delivered by the Parent, and (assuming due authorization, execution, and delivery by the Company) this Agreement constitutes a legal, valid, and binding obligation of the Parent enforceable against the Parent in accordance with its terms except as such enforceability may be limited by the General Enforceability Exceptions. When the CVR

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Agreement has been duly executed and delivered by the Parent (assuming due authorization, execution and delivery by each other party thereto), the CVR Agreement will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms except as such enforceability may be limited by the General Enforceability Exceptions.

(b)

The Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. The Merger Sub has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by the Merger Sub, and (assuming due authorization, execution, and delivery by the Company) this Agreement constitutes a legal, valid, and binding obligation of the Merger Sub enforceable against the Merger Sub in accordance with its terms except as such enforceability may be limited by the General Enforceability Exceptions. The Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, the Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than those incident to its formation and pursuant to this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

5.2

Authority.

(a)

Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to obtaining the Parent Shareholder Approval to consummate the Transactions. The execution and delivery of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Parent and the Merger Sub and no other corporate proceedings on the part of the Parent or the Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Transactions, including the Merger and the Parent Stock Issuance, subject only to: (1) the adoption of this Agreement by the Parent as the sole stockholder of the Merger Sub; and (2) obtaining the Parent Shareholder Approval.

(b)

The Parent Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Parent duly called and held and not subsequently rescinded or modified in any way has (i) determined that this Agreement, the Transactions (including the Merger, the Voting Agreement, the CVR Agreement and the Parent Stock Issuance), and the Charter Amendment, upon the terms and subject to the conditions set forth in this Agreement and the CVR Agreement, are fair to, and in the best interests of, the Parent and the Parent’s shareholders, (ii) approved and declared advisable this Agreement, the Voting Agreement and the CVR Agreement, including the execution, delivery, and performance thereof, the consummation of the Transactions (including the Merger and the Parent Stock Issuance) and the Charter Amendment, (iii) directed that this Agreement, the Transactions (including the Merger, the Voting Agreement, the CVR Agreement and the Parent Stock Issuance), and Charter Amendment be submitted to a vote of the Parent’s shareholders for adoption at the Parent Shareholders Meeting, and (iv) resolved to recommend that Parent’s shareholders vote in favor of approval of this Agreement, the Transactions (including the Merger, the Voting Agreement, the CVR Agreement and the Parent Stock Issuance), and Charter Amendment (collectively, the “Parent Board Recommendation”).

(c)

The Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and not subsequently rescinded or modified in any way has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and the Parent, as the sole stockholder of Merger Sub, (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend that the Parent, as the sole stockholder of Merger Sub, approve the adoption of this Agreement in accordance with the DGCL.

(d)

On or prior to the date hereof, a committee consisting of only disinterested directors of the Parent Board, which complies with the requirements for such a committee set forth in Section 302A.673, Subd. 1(d), of the MBCA, and acting in accordance with Section 302A.673 of the MBCA has duly and unanimously:

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(i)

approved this Agreement, the Voting Agreement, the Certificate of Merger, the Parent Stock Issuance and the Transactions (including the Merger, the CVR Agreement and the Voting Agreement), which approval, to the extent applicable and assuming the accuracy of the representations and warranties of the Company set forth in Section 3.11, constituted approval for the purposes of Sections 302A.671 and 302A.673 of the MBCA as a result of which this Agreement, the Parent Stock Issuance and the Transactions, including the Merger, the CVR Agreement, the Voting Agreement and the other Transactions, are not and will not be subject to the restrictions on “control share acquisitions” or “business combinations” with an “interested shareholder” under the provision of Sections 302A.671 and 302A.673, respectively, of the MBCA; and

(ii)

recommended to the Parent Board that the Parent Board approve this Agreement, the Parent Stock Issuance and the Transactions (including the Merger and the Voting Agreement).

5.3

Capital Structure.

(a)

As of the date of this Agreement, the authorized capital stock of the Parent consists of 30,000,000 shares of Parent Common Stock and 3,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”). At the close of business on February 8, 2021 (such date and time, the “Measurement Date”), (i) 9,327,574 shares of Parent Common Stock were issued and outstanding; (ii) no shares of Parent Preferred Stock were issued and outstanding; (iii) 2,068,968 shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent 2011 Plan, of which 1,367,770 shares were subject to outstanding options, deferred stock awards, and unvested restricted stock units of the Parent and 701,192 shares are eligible for grant under future awards; and (iv) 63,196 additional shares of Parent Common Stock were reserved and available for issuance pursuant to the Parent ESPP. As of the Measurement Date, no (A) shares of capital stock or other voting securities of; (B) other equity or voting interests in; (C) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, voting securities or other equity interests in; or (D) stock appreciation rights, “phantom” stock rights, or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of capital stock in (clauses (A), (B), (C) and (D), collectively, “Equity Interests”) the Parent were issued, reserved for issuance or outstanding except as set forth in this Section 5.3(a) or otherwise contemplated for issuance pursuant to this Agreement. From and after the Measurement Date through the date of this Agreement, the Parent has not (i) issued any Equity Interests or (ii) incurred any obligation to make any payments based on the price or value of any Equity Interests or dividends (or other distributions) paid thereon or revenues, earnings or financial performance or any other attribute of the Parent, in each case other than pursuant to Parent’s equity-based awards, purchase rights and stock awards granted pursuant to the Parent Stock Plans, in each case that were outstanding as of the Measurement Date, and in accordance with their respective terms as in effect at such time.

(b)

All issued and outstanding Equity Interests in the Parent are, and at the time of issuance all Equity Interests in the Parent that may be issued prior to the Effective Time, including all shares that may be issued pursuant to the Parent Stock Plans and the Parent Stock Issuance, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the laws of the jurisdiction in which the Parent is organized, the Organizational Documents of the Parent or any Contract to which the Parent is a party or otherwise bound.

(c)

There are no outstanding bonds, debentures, notes or other Indebtedness of the Parent that may have at any time (whether actual or contingent) the right to vote, or that are convertible into or exchangeable for securities having the right to vote, on any matters on which holders of shares of the Parent may vote (“Voting Parent

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Debt”) or any securities that are convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, Voting Parent Debt.

(d)

Except for awards made under the Parent Stock Plans in accordance with their respective terms as in effect as of the date hereof, the Parent Stock Issuance, or the Equity Offering, there are not any outstanding obligations of the Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Parent or any of its Subsidiaries. There are not any outstanding obligations of the Parent to directly or indirectly redeem, repurchase or otherwise acquire any Equity Interests in the Parent, except for (i) acquisitions of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of stock options under the Parent Stock Plans in order to pay the exercise price of such stock options; (ii) the withholding of shares of Parent Common Stock to satisfy Tax obligations with respect to stock options or stock-based awards made pursuant to a Parent Stock Plan; or (iii) the acquisition by the Parent of stock options or stock-based awards in connection with the forfeiture of such awards, in each case in accordance with their respective terms under the Parent Stock Plans. The Parent is not a party to any agreement with respect to the voting, transfer or registration of any capital stock or voting securities of, or other Equity Interests in, the Parent. Except as contemplated by this Agreement, the Parent is not a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Parent. No Subsidiary of the Parent owns any shares of capital stock of the Parent.

5.4

No Conflicts. The execution, delivery and performance by the Parent and the Merger Sub of this Agreement, and the consummation of the Transactions, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Parent or the Merger Sub, subject to receipt of the Parent Shareholder Approval; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Parent or the Merger Sub; (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Parent Material Contract; or (d) result in the creation or imposition of any Encumbrance other than Parent Permitted Encumbrances on any properties or assets of the Parent or the Merger Sub.

5.5

Consents. Except as set forth on Section 5.5 of the Parent Disclosure Schedule, no consent, waiver, approval, license, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Parent or the Merger Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions.

5.6

SEC Filings; Financial Statements; Information Provided

.

(a)

The Parent has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Parent and/or in connection with the Merger Sub with the SEC since January 1, 2018. All such registration statements, forms, reports and other documents, as amended prior to the date hereof, and those that the Parent may file after the date hereof until the Closing, are referred to herein as the “Parent SEC Reports.” All of the Parent SEC Reports (A) were or will be filed on a timely basis, (B) at the time filed (or if amended prior to the date hereof, when so amended), complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Parent SEC Reports and (C) did not or will not at the time they were filed (or if amended prior to the date hereof, when so amended) or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b)

Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Parent SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates indicated and the consolidated assets, liabilities, business, financial condition, results of its operations and cash flows for the periods indicated, consistent with the books and records of Parent and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material). The consolidated balance sheet of Parent as of September 30, 2020 is referred to herein as the “Parent Balance Sheet.”

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(c)

Baker Tilly Virchow Krause, LLP, Parent’s current auditors, is and has been at all times since its engagement by Parent (i) “independent” with respect to Parent within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d)

None of the information supplied or to be supplied by or on behalf of the Parent or the Merger Sub for inclusion or incorporation by reference in the Registration Statement or any Regulation M-A Filing will, at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, and at any time it is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of the Parent or the Merger Sub for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date it is first mailed to the Parent’s shareholders or at the time of the Parent Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Parent or the Merger Sub with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Parent or the Merger Sub. None of the information supplied or to be supplied by or on behalf of the Parent or the Merger Sub for inclusion or incorporation by reference in any SEC filing relating to the Equity Offering or in any documents or other materials provided by the Parent in connection therewith shall, at the time any such filing is made with the SEC or provided to potential investors or third parties in connection therewith, or at any time it is amended or supplemented or, if it is a registration statement, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e)

The Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2018, the Parent’s principal executive officer and its principal financial officer have disclosed to the Parent’s auditors and the audit committee of the Parent Board all known (i) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adverse and materially affect the Company’s ability to record, process, summarize and report financial information, (ii) material weaknesses in the

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design and operation of internal controls over financial reporting, and (iii) any fraud, whether or not material, that involves the management or other employees who have a significant role in the Parent’s internal controls over financial reporting. Each of the Parent and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses and/or fraud.

(f)

The Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(g)

The Parent is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq.

(h)

As of the date of this Agreement, the Parent has timely responded to all comment letters of the staff of the SEC relating to the Parent SEC Reports, and the SEC has not advised the Parent that any final responses are inadequate, insufficient or otherwise non-responsive. The Parent has made available to the Company true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and the Parent and any of its Subsidiaries, on the other hand, occurring since January 1, 2017 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the Knowledge of the Parent, as of the date of this Agreement, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(i)

Each of the principal executive officers of the Parent and the principal financial officer of the Parent (or each former principal executive officer of the Parent and each former principal financial officer of the Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 5.6(i), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act.

5.7

Brokers. Except as set forth on Section 5.7 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent. The Parent has made available to the Company prior to the execution of this Agreement a true and complete copy of all agreements between the Parent and its financial advisors pursuant to which such advisors would be entitled to any payment relating to the Transactions.

5.8

Absence of Certain Changes or Events. Except as set forth in the Parent SEC Reports, since the date of the Parent Balance Sheet, and other than in the ordinary course of business consistent with past practice, and except with respect to the Dispositions or the Pre-Closing Dividend, there has not been, with respect to the Parent, any (a) Parent Material Adverse Effect; (b) amendment of the Organizational Documents of the Parent; (c) split, combination, reclassification, redemption, purchase or acquisition of any Equity Interests in the Parent; (d) issuance, sale or other disposition of, or creation of any Encumbrance on, any Equity Interests in the Parent, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Parent; or (e) action or omission outside of the ordinary course of business of the Parent consistent with past practice.

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5.9

Material Contracts

.

(a)

Except as set forth in Section 5.9(a) of the Parent Disclosure Schedule or as filed or furnished, as applicable, by the Parent with the SEC since January 1, 2018, the Parent is not a party or subject to (i) any Contract that would be considered a material contract (as defined in Item 601(b)(10) of Regulation S-K) with respect to the Company (assuming the Company was subject to the requirements of the Exchange Act); (ii) any Contract under which the consequences of a default or termination would reasonably be likely to have a Parent Material Adverse Effect; (iii) any Contract that limits or purports to limit the ability of the Parent to compete in any line of business or with any Person or in any geographic area or during any period of time; (iv) any Contract related to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise); (v) any Contract related to any Indebtedness of the Parent; or (vi) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 5.9 (each, a “Parent Material Contract”).

(b)

Each Parent Material Contract is valid and binding on the Parent in accordance with its terms and is in full force and effect. The Parent is not in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or as of the date hereof, has provided or received any notice of any intention to terminate, any Parent Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Parent Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Parent Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to the Company; provided, that, Parent Material Contracts filed as part of the Parent SEC Reports shall be deemed provided to the Company for purposes of this sentence.

5.10

Taxes

.

(a)

The Parent and its Subsidiaries have properly filed all Income Tax Returns and all other material Tax Returns which are required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by the Parent and its Subsidiaries have been fully and timely paid. All Taxes which the Parent and each of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been fully paid or properly withheld and, if required, timely paid to the applicable Governmental Authority.

(b)

No deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed by any Governmental Authority against the Parent or and its Subsidiaries. Neither the Parent nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Governmental Authority, which extension is still in effect. There are no ongoing or pending Tax audits by any Governmental Authority against the Parent or and its Subsidiaries. Neither the Parent nor any of its Subsidiaries is a party to or bound by, or has any obligation under any Tax allocation, sharing, indemnity or similar agreement or arrangement (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes).

(c)

Neither the Parent nor any of its Subsidiaries has been a member of a group filing a consolidated, combined, unitary or affiliated Tax Return (other the group in which the Parent is the common parent). No claim has been made in writing by a Governmental Authority in a jurisdiction where neither the Parent nor any of

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its Subsidiaries files Tax Returns or pay Taxes that the Parent or the applicable Subsidiary is required to file Tax Returns in or is subject to taxation by such jurisdiction.

(d)

The unpaid Taxes of the Parent and its Subsidiaries (A) did not, as of the date of the most recent financial statements, exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Parent and its Subsidiaries in filing its Tax Returns. There are no Encumbrances for Taxes upon any property or asset of the Parent or its Subsidiaries (other than statutory liens for Taxes not yet due and payable).

(e)

Neither the Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any change in or use of an improper accounting method for a taxable period (or portion thereof) ending on or prior to the Closing Date, (C) any agreement with any Governmental Authority entered into prior to Closing, (D) any prepaid amount received or deferred revenue accrued on or prior to the Closing, (E) any intercompany transaction entered into prior to Closing or excess loss account as in existence immediately prior to Closing described in Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (F) any election under Section 108(i) of the Code made prior to the Closing, or (G) the application of Section 965 of the Code. Neither the Parent nor any of its Subsidiaries has made an election pursuant to Section 965(h) of the Code.

(f)

Neither the Parent nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement which is or is properly treated as a partnership for U.S. federal income Tax purposes. Neither the Parent nor any of its Subsidiaries (A) is or has ever been a party to a transaction that is or is substantially similar to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) (or any similar provision of state, local or non-U.S. Law), or (B) has participated in or plans to participate in any Tax amnesty program. Neither the Parent nor the Merger Sub has distributed the stock of another Person or had its stock distributed in a transaction purported or intended to be governed by Section 355 or 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(g)

Each of the Parent and its Subsidiaries is (and has since formation been treated as) a corporation for U.S. federal income Tax purposes. Neither the Parent nor any of its Subsidiaries has taken or agreed to take action that would prevent the Merger from constituting a tax-free reorganization under Sections 368(a)(l)(A) and 368(a)(2)(E) of the Code.

(h)

Each of the Parent and its Subsidiaries has properly collected and remitted any required material sales, use, value added and similar Taxes with respect to sales made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales made or services provided without charging or remitting sales, use, value added or similar Taxes that qualify as exempt from sales or similar Taxes.

(i)

There is no contract, agreement, plan or arrangement to which either the Parent or any of its Subsidiaries is bound to provide a gross-up or otherwise reimburse any current or former employee, director, service provider or other person for excise taxes paid pursuant to Code § 409A or Code § 4999. Neither the Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code § 280G (or any corresponding provision of state, local or non-U.S. income Tax Law).

(j)

Neither the Parent nor any of its Subsidiaries has (a) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (b) not received or claimed any Tax credits

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under Sections 7001 through 7005 of the Families First Coronavirus Response Act or Section 2301 of the CARES Act, (c) not deferred any payroll tax obligations (including those imposed by Section 3101(a) and 3201 of the Code) (for example, by failure to timely withhold, deposit or remit such amounts in accordance with the applicable provisions of the Code and the Treasury Regulations promulgated thereunder) pursuant to or in connection with the Payroll Tax Executive Order, and (d) not sought and does not intend to seek (nor have any of their Affiliates sought or intends to seek) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

5.11

Assets and Properties

.

(a)

The Parent has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Parent Balance Sheet or acquired on or after January 1, 2021, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since January 1, 2021. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Parent Permitted Encumbrances”): (i) liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings; or (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Parent.

(b)

(i) The Parent or one of the Parent’s Subsidiaries has good and marketable title to any real property owned by the Parent and its Subsidiaries (the “Parent Owned Real Property”), free and clear of any Liens except Permitted Liens; (ii) no Person holds any outstanding options or rights of first refusal to purchase the Parent Owned Real Property, or any portion of the Parent Owned Real Property or any interest therein; and (iii) there is no condemnation or other proceeding in eminent domain, pending (or, to the knowledge of the Parent, threatened) or affecting any portion of the Parent Owned Real Property. Section 5.11(b) of the Parent Disclosure Schedule sets forth the correct street address of each parcel of Parent Owned Real Property and such other information as is reasonably necessary to identify each parcel of Parent Owned Real Property.

5.12

Intellectual Property. The Parent owns, or has the licenses or rights to use, all Intellectual Property used by the Parent to conduct its business. The Parent (i) has not and does not, to the Parent’s Knowledge, interfere with, infringe upon, dilute, misappropriate, or violate the Intellectual Property of any Person, (ii) has not received any written charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property of any Person, and (iii) other than as may be expressly set forth in any Parent Material Contract, has no enforceable agreement that is primarily for the purpose of indemnifying any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property.

5.13

Legal Proceedings. There are no Actions pending or, to Parent’s knowledge, threatened against or by Parent or any Affiliate of Parent that challenge or seek to prevent, enjoin or otherwise delay the Transactions. To Parent’s knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

5.14

Indebtedness. Section 5.14 of the Parent Disclosure Schedule sets forth a true, correct and complete list of all the Indebtedness outstanding with respect to the Parent and its Subsidiaries, including the individual components and indicating the amount and the Person to whom such amount is owed.

5.15

Compliance With Laws. Each of the Parent or and its Subsidiaries, and since January 1, 2017, have been, in compliance in all material respects with all Laws applicable to the Parent or any of its Subsidiaries or by which any of them or their respective businesses or properties is bound. Since January 1, 2017, no Governmental Authority has issued any written notice or written notification stating that the Parent or any of its Subsidiaries is not in compliance with any Law, except where any such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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5.16

Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly-owned Subsidiary of Parent.

5.17

Fairness Opinion. The Parent Board has received from Craig-Hallum Capital Group LLC an opinion to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Parent Common Stock pursuant to the Merger is fair, from a financial point of view, to such holders. A copy of such opinion will be made available to the Company as soon as practicable following the date hereof for informational purposes only.

5.18

Employee Benefit Matters.

(a)

Section 5.18(a) of the Parent Disclosure Schedule contains an accurate and complete list of each “employee benefit plan” (as defined in ERISA §3(3)) and each retirement, welfare, bonus, incentive, commission, stock option or other equity or equity-based, deferred compensation, severance, retention, employment, change of control, paid time off, fringe or other benefit or compensation plan, program, policy, agreement, arrangement or contract (including employment, consulting and collective bargaining agreements) that is maintained, sponsored, contributed or required to be contributed to by the Parent or with respect to which the Parent has any Liability or potential Liability (collectively, the “Parent Plans” and each, a “Parent Plan”).

(b)

Each Parent Plan (and each related trust, insurance contract, or fund) has been established, maintained, funded and administered, in all material respects, in compliance with its terms and with the applicable requirements of ERISA, the Code and other applicable Law. With respect to each Parent Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. With respect to each Parent Plan, the Parent has delivered to the Company true, correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent IRS Form 5500 annual report (with applicable attachments) as filed, all related trust agreements, insurance contracts, and other funding arrangements, and any non-routine correspondence with any Governmental Authority with respect to any Parent Plan. No Parent Plan is, and neither the Parent nor any ERISA Affiliate maintains, sponsors, contributes to, have any obligation to contribute to, or have any Liability under or with respect to any plan subject to: (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 of the Code or Title IV of ERISA or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). The Parent does not have any Liability by reason of at any time being treated as a single employer under Code §414 with any other Person. No Parent Plan provides for, and the Parent does not have any Liability with respect to the provision of post-retirement or post-termination medical, health, or life insurance or other welfare-type benefits for any Person (other than in accordance with Part 6 of Subtitle B of Title I of ERISA or Code §4980B or comparable state Law and for which the beneficiary pays the entire premium cost). No Action with respect to any Parent Plan (other than routine claims for benefits) is pending or threatened, and to the Knowledge of the Parent, there is no fact or circumstance that could give rise to any such Action. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Parent Plan.

(c)

The Parent and each ERISA Affiliate have complied and are in compliance with the requirements of COBRA as well as the PPACA. The Parent has not incurred, nor is reasonably expected to incur or to be subject to, any Tax, penalty or other liability that may be imposed under PPACA, including pursuant to Sections 4980D or 4980H of the Code.

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(d)

Each Parent Plan that is intended to be qualified under Code §401(a) has received a favorable determination, opinion or advisory letter from the IRS as to its qualified status under the Code, and nothing has occurred since the date of such determination or recognition of exemption that could adversely affect the qualification of such Parent Plan.

(e)

Except as set forth in Section 5.18(e) of the Parent Disclosure Schedule, the Transactions alone, or in a combination with a termination of any current or former directors, officers, employees or other service providers of the Parent, or any other event, will not (i) give rise to any Liability under any Parent Plan or otherwise, (ii) give rise to any Liability for severance pay, unemployment compensation, termination pay or withdrawal Liability, (iii) result in an obligation to fund or otherwise set aside assets to secure to any extent any Liability under any Parent Plan or otherwise, (iv) result in an acceleration of the time of payment or vesting or increase the amount of compensation or benefits due to any current or former directors, officers, employees or other service providers of the Parent or its beneficiaries, or (v) otherwise entitle any current or former directors, officers, employees or other service providers of the Parent to any payment.

5.19

Permits. All material Permits required for the Parent to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 5.19 of the Parent Disclosure Schedule lists all current material Permits issued to the Parent. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 5.19 of the Parent Disclosure Schedule.

5.20

Environmental Matters. (i) The Parent is and, since January 1, 2017, has been in compliance in all material respects with all Environmental, Health and Safety Laws, which compliance includes obtaining, maintaining and complying with all Permits required or issued under Environmental, Health and Safety Laws to conduct its business and own or operate its assets; (ii) the Parent has not received any notice, report, order, or other information, or been party to any Action, alleging that they are in material violation of, or have any material Liability under, any Environmental, Health and Safety Law; (iii) the Parent has not generated, transported, treated, stored, disposed of, manufactured, distributed, used, handled, arranged for or permitted the disposal of, released, or exposed any Person to, any Hazardous Material, or owned or operated any property or facility which is or has been contaminated by any Hazardous Material, in each case so as to give rise to any material Liabilities under any Environmental, Health and Safety Laws; (iv) the Parent has not assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material Liability of any other Person relating to Environmental, Health and Safety Laws or Hazardous Materials; (v) neither this Agreement nor the consummation of the Transactions will give rise to any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Laws; and (vi) the Parent has provided to the Company all material environmental documents in the possession or control of the Parent relating to the Parent and the conduct of its business.

5.21

Insurance. Section 5.21 of the Parent Disclosure Schedule lists and briefly describes each insurance policy maintained by the Parent or to which the Parent is a party, an insured, or a beneficiary, or under which the Parent, or any director, officer, or manager of the Parent, in his or her capacity as such, is or has been covered at any time within the twelve months preceding this Agreement (the “Parent Insurance Policies”). Since January 1, 2017, (i) the Parent has had no claim which could be expected to cause a material increase in the rates of insurance for the Parent and (ii) the Parent has not received notice that any insurer under any Company Insurance Policy is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. The Parent has made available to the Company copies of all Parent Insurance Policies.

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5.22

Affiliate Interests. Neither the Parent, nor any of its employees, directors, or officers, nor any of their respective Affiliates has any interest in any asset owned or used by the Parent in the operation of its business. No director or officer or, to the Knowledge of the Parent, any employee of the Parent, or any Affiliate of any of the foregoing is an Affiliate of or the owner (of record or beneficially) of any equity interests or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Parent, or (ii) engaged in competition with the Parent, in either case other than: (x) ownership of less than two (2) percent of the outstanding capital stock of a Person that is listed on any national or regional securities exchange, and (y) for compensation for services actually performed as an employee or independent contractor of the Parent.

5.23

No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the related portions of the Parent Disclosure Schedule), and any documents or certificates furnished hereunder or thereunder, neither Parent, Merger Sub nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Parent or Merger Sub.

Article VI
CONDUCT OF BUSINESS

6.1

Pre-Closing Covenants of Company. Except (x) in connection with the Pre-Closing Financing, the Pre-Closing Acquisition and the Equity Offering, (y) as otherwise provided in this Agreement or consented to in writing by the Parent and (z) as set forth in Section 6.1 of the Company Disclosure Schedule, from the date hereof until the Closing, the Company shall conduct the business of the Company only in the ordinary course of business consistent with past practice. Without limiting the foregoing, from the date hereof until the Closing Date, except (x) in connection with the Pre-Closing Financing, the Pre-Closing Acquisition and the Equity Offering, (y) as otherwise provided in this Agreement or consented to in writing by the Parent and (z) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall:

(a)

not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Units or any other equity interests to any Member, (ii) split, combine or reclassify any of its Units or any other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Units or any other equity interests, except for issuances of capital stock or other equity interests upon the exercise of options outstanding as of the date hereof in accordance with their present terms, (iii) except as expressly contemplated by this Agreement, purchase, redeem or otherwise acquire any Units or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, or (iv) make any other actual, constructive or deemed distribution in respect of any Units or other equity interests or otherwise make any payments to Members in their capacity as such;

(b)

not issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any Units, any other voting securities or other equity interests or any securities convertible into, or any rights, warrants or options to acquire, any such Units, voting securities or other equity interests or convertible securities;

(c)

not amend its Organizational Documents;

(d)

not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of any business or any Person;

(e)

not incur or enter into any commitment for any material capital expenditures;

(f)

not purchase, lease, or otherwise acquire any property or assets for an amount in excess of $100,000, individually or in the aggregate;

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(g)

not use the proceeds of the Pre-Closing Financing in any manner not contemplated by the description of the use of proceeds reflected in any offering materials provided in connection with the Pre-Closing Financing or otherwise for operation of the Company’s business as contemplated as of the date hereof;

(h)

not incur any Indebtedness for borrowed money or issue any debt securities, make any loans, advances (other than routine travel and business expense advances) or capital contributions to, or investments in, any Person;

(i)

not assume, guarantee or endorse the Indebtedness of any other Person;

(j)

preserve and maintain all of its Permits;

(k)

pay its debts, Taxes and other obligations when due;

(l)

maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(m)

continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(n)

defend and protect its properties and assets from infringement or usurpation;

(o)

perform all of its material obligations under all Company Material Contracts relating to or affecting its properties, assets or business;

(p)

maintain its books and records in accordance with past practice;

(q)

comply with all applicable Laws;

(r)

not take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied, or that would impair the ability of any of the Parties to consummate the Merger in accordance with the terms hereof or delay such consummation; and

(s)

not take or permit any action that would cause any of the changes, events, or conditions described in Section 4.1 to occur.

6.2

Pre-Closing Covenants of Parent . Except (x) in connection with the Dispositions, the Pre-Closing Dividend, the Equity Offering and the Charter Amendment, (y) as otherwise provided in this Agreement or consented to in writing by the Company and (z) as set forth in Section 6.2 of the Parent Disclosure Schedule, from the date hereof until the Closing, the Parent shall conduct the business of the Parent only in the ordinary course of business consistent with past practice. Without limiting the foregoing, from the date hereof until the Closing Date, except (x) in connection with the Dispositions, the Pre-Closing Dividend, the Equity Offering and the Charter Amendment, (y) as otherwise provided in this Agreement or consented to in writing by the Company and (z) as set forth in Section 6.2 of the Parent Disclosure Schedule, the Parent shall:

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(a)

not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its Parent Common Stock or any other equity interests to any shareholder of the Parent, (ii) split, combine or reclassify any of its Parent Common Stock or any other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Parent Common Stock or any other equity interests, except for issuances of capital stock or other equity interests upon the exercise of options outstanding as of the date hereof in accordance with their present terms, (iii) except as expressly contemplated by this Agreement, purchase, redeem or otherwise acquire any shares of Parent Common Stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, or (iv) make any other actual, constructive or deemed distribution in respect of any shares of Parent Common Stock or other equity interests or otherwise make any payments to shareholders of the Parent in their capacity as such;

(b)

not issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any Parent Common Stock, any other voting securities or other equity interests or any securities convertible into, or any rights, warrants or options to acquire, any such Parent Common Stock, voting securities or other equity interests or convertible securities;

(c)

not amend its Organizational Documents;

(d)

not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of any business or any Person;

(e)

not incur any Indebtedness for borrowed money or issue any debt securities, make any loans, advances (other than routine travel and business expense advances) or capital contributions to, or investments in, any Person;

(f)

not assume, guarantee or endorse the Indebtedness of any other Person;

(g)

preserve and maintain all of its Permits;

(h)

pay its debts, Taxes and other obligations when due;

(i)

maintain the properties and assets owned, operated or used by the Parent in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(j)

continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(k)

defend and protect its properties and assets from infringement or usurpation;

(l)

perform all of its material obligations under all Parent Material Contracts relating to or affecting its properties, assets or business;

(m)

maintain its books and records in accordance with past practice;

(n)

comply with all applicable Laws;

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(o)

not take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger not being satisfied, or that would impair the ability of any of the Parties to consummate the Merger in accordance with the terms hereof or delay such consummation; and

(p)

not take or permit any action that would cause any of the changes, events, or conditions described in Section 5.8 to occur.

6.3

Pre-Closing Financing and Pre-Closing Acquisition.

(a)

From the date hereof until the Closing, the Company shall keep the Parent reasonably informed of the status of and the material activities, events, and occurrences relating to the Pre-Closing Financing and the Pre-Closing Acquisition, including the achievement of and progress towards satisfaction of the conditions to closing the transactions contemplated by the Pre-Closing Acquisition Agreement. In particular, the Company shall promptly notify the Parent in writing of: (i) any breach or violation of the Pre-Closing Acquisition Agreement, any facts or circumstances reasonably likely to result in a breach or violation of the Pre-Closing Acquisition Agreement, or the occurrence of any Material Adverse Effect (as defined in the Pre-Closing Acquisition Agreement) under the Pre-Closing Acquisition Agreement, in each case with respect to which the Company has Knowledge; (ii) any proposed or contemplated amendment or modification to the Pre-Closing Acquisition Agreement or requests for consents or waivers to or in connection with the terms and conditions of the Pre-Closing Acquisition Agreement; and (iii) the proposed terms and structure for the Pre-Closing Financing, including, the terms and conditions of the Company Convertible Notes. If the Company decides to pursue any other acquisitions between the date hereof and Closing, the Company shall permit the Parent to participate, comment on, advise as to, and consent to any such other acquisitions.

(b)

The Company shall consult with the Parent with respect to the Company’s response to each of the foregoing items. The Company shall provide the Parent access to all material information, documents, and materials in its possession or received by the Company relating to the transactions contemplated by the Pre-Closing Acquisition Agreement. The Company shall not agree to any amendment or modification to or terminate the Pre-Closing Acquisition Agreement or consent to or waive any term or condition of the Pre-Closing Acquisition Agreement, including any closing condition relating to the absence of a Material Adverse Effect, in each case, without the Parent’s prior written consent.

(c)

To the extent that the transactions contemplated by the Pre-Closing Acquisition Agreement are closed before the Effective Time, the Company shall have no obligation to update the Company Disclosure Schedules, and the Company shall not be deemed to breach any of its representations or warranties in Article III or Article IV, with respect to the Pre-Closing Acquisition Agreement or any assets, operations, liabilities or other items acquired or assumed by the Company in connection with consummation of the transactions contemplated by the Pre-Closing Acquisition Agreement.

(d)

The Parent shall be permitted to participate in, and invest up to at least fifty percent (50%) of the aggregate gross proceeds of, the Pre-Closing Financing. The Company shall discuss the terms and conditions of the Pre-Closing Financing and provide Parent a reasonable opportunity to comment thereon. The Company Convertible Notes issued in the Pre-Closing Financing shall provide that (i) the holders thereof approve and consent to the Merger and other transactions contemplated by this Agreement, (ii) such Company Convertible Notes will automatically convert into the consideration contemplated by Section 2.6(e), and (iii) upon conversion, such Company Convertible Notes shall automatically be cancelled, terminated and of no further force or effect. The holders of the Company Convertible Notes issued in the Pre-Closing Financing shall not have any rights to consent to or approve the Merger or other transactions contemplated by this Agreement.

6.4

Confidentiality. The Parties acknowledge that the Parent and the Company have previously executed a confidentiality agreement, effective as of December 21, 2020 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

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6.5

No Control. Nothing contained in this Agreement shall give the Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time. Prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Article VII
ADDITIONAL COVENANTS

7.1

No Solicitation

.

(a)

No Solicitation or Negotiation. Except as set forth in this Section 7.1, until the Effective Time, each of the Company, the Parent and their respective Subsidiaries shall not, and each of the Company and the Parent shall cause their respective directors, officers, members, employees, agents, attorneys, consultants, contractors, accountants, financial advisors and other authorized representatives (“Representatives”) not to, directly or indirectly:

(i)

solicit, seek or initiate or knowingly take any action to facilitate or encourage any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or engage, participate in, or knowingly facilitate, any discussions or negotiations regarding, or furnish any nonpublic information to any person in connection with any inquiries, proposals or offers that constitute or could reasonably be expected to lead to, an Acquisition Proposal;

(ii)

solicit, initiate, encourage, enter into, continue or otherwise participate or engage in any discussions or negotiations regarding any Acquisition Proposal, or furnish to any person any non-public information or afford any person other than the Parent or the Company, as applicable, access to such party’s property, books or records (except pursuant to a request by a Governmental Authority) in connection with any offers, inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(iii)

take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by an Acquisition Proposal; or

(iv)

resolve or publicly propose to do any of the foregoing described in clauses (i) through (iii).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 7.1(c), prior to receipt of the Parent Shareholder Approval, the Parent may (A) furnish non-public information with respect to the Parent and its Subsidiaries to any Qualified Person (and the Representatives of such Qualified Person), or (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any Qualified Person (and the Representatives of such Qualified Person) regarding any such bona fide, written Acquisition Proposal that the Parent Board has concluded in good faith, after consultation with outside legal counsel and its financial advisors, constitutes or would reasonably be expected to lead to a Superior Proposal from the Person or group submitting such bona fide, written Acquisition Proposal; provided that (x) the Parent receives from the Qualified Person an executed confidentiality agreement on terms not less favorable to the Parent than the Confidentiality Agreement and containing additional provisions that expressly permit such party to comply with this

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terms of this Section 7.1 (a copy of which shall be provided to the Company), (y) the Parent has not otherwise breached this Section 7.1 with respect to such Acquisition Proposal or the person making such Acquisition Proposal, and (z) the Parent Board has determined that taking such actions would be required to prevent a breach of its fiduciary duties under applicable Law. The Parent shall notify the Company prior to furnishing any information or entering into any discussions or negotiations as provided in this Section 7.1(a). It is understood and agreed that any violation of the restrictions in this Section 7.1 (or action that, if taken by the Parent or the Company, as applicable, would constitute such a violation) by any Representatives of the Parent or the Company shall be deemed to be a breach of this Section 7.1 by the Parent or the Company, as applicable.

(b)

No Change in Recommendation or Alternative Acquisition Agreement.

(i)

Prior to the Effective Time, the Parent Board shall not, except as set forth in this Section 7.1, (A) withhold, withdraw, materially qualify or modify, or publicly propose to withhold, withdraw, materially qualify or modify, the approval or recommendation by the Parent Board with respect to the Merger or the Parent Stock Issuance pursuant to this Agreement, (B) fail to include the Parent Board Recommendation in the Proxy Statement/Prospectus; (C) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, or submit to the vote of any securityholders of Parent, any Acquisition Proposal, or approve any transaction under, or any transaction resulting in any third party becoming an “interested stockholder” under, Section 302A.673 of the MBCA, or authorize, resolve or agree to take any such action; (D) fail to recommend against acceptance of any Acquisition Proposal that is a tender offer or exchange offer, and to expressly reaffirm the Parent Board Recommendation, within ten (10) Business Days after commencement (or if the Parent Shareholder Meeting is to occur prior to the tenth Business Day, such period ending on the later of (x) the Business Day prior to the Parent Shareholder Meeting and (y) the second Business Day after such request); or (E) following the public announcement of an Acquisition Proposal (or the public announcement of an intention to make an Acquisition Proposal) other than the commencement of a tender or exchange offer contemplated by clause (D), fail to issue a press release expressly reaffirming the Parent Board Recommendation within ten (10) Business Days after the Company requests a reaffirmation thereof (or if the Parent Shareholder Meeting is to occur prior to the tenth Business Day, such period ending on the later of (x) the Business Day prior to the Parent Shareholder Meeting and (y) the second Business Day after such request) (a “Parent Board Recommendation Change”);

(ii)

Prior to receipt of the Parent Shareholder Vote the Parent shall not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.1(a) entered into in the circumstances referred to in Section 7.1(a)); and

(iii)

The Parent Board, and each committee thereof, shall not, except as set forth in this Section 7.1, adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 7.1), if at any time after the date of this Agreement and prior to receipt of the Parent Shareholder Vote, Parent receives an unsolicited, bona fide, written Acquisition Proposal that the Parent Board has determined in good faith, after consultation with outside legal counsel and its financial advisors, is or is reasonably expected to lead to a Superior Proposal (after giving effect to all of the revisions to the terms of this Agreement which may be offered by the Company, including pursuant to this paragraph), then the Parent Board prior to the time of, but not after, receipt of the Parent Shareholder Vote (x) may make a Parent Board Recommendation Change or (y) may terminate this Agreement in accordance with Section 9.1(h) in order to enter into a definitive agreement providing for the implementation of such Superior Proposal, in each case if at any time prior to the time, but not after, receipt of the Parent Shareholder Vote is obtained the Parent Board has determined in good faith, after consultation with outside legal counsel and its financial advisors, that the failure to make such Parent Board Recommendation Change or the failure to terminate this Agreement would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that Parent shall not terminate this Agreement pursuant to the foregoing clause (y), and any

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purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Parent pays the Parent Termination Fee and otherwise complies with the provisions of Section 9.3(b) and Section 9.3(c); and provided, further, that (1) in the case of a Superior Proposal, the Parent Board may not effect a Parent Board Recommendation Change pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless such Acquisition Proposal (and any precursor thereto) did not result from or arise in connection with a breach by Parent, its Subsidiaries or any of their Representatives (as if they were bound hereby) of its obligations under this Section 7.1; (2) the Parent has provided at least four (4) Business Days’ prior written notice to the Company that it intends to effect a Parent Board Recommendation Change, including a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transactions agreements with any party making a potential Superior Proposal (including the identity of the person making such Superior Proposal) (a “Recommendation Change Notice”) (it being understood that the Recommendation Change Notice shall not constitute a Parent Board Recommendation Change for purposes of this Agreement); (3) such party has complied in all material respects with the requirements of this Section 7.1 in connection with any potential Superior Proposal; and (4) if the Company shall have delivered to the Parent a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during the four Business Day period referred to in clause (2) above, the Parent Board shall have determined in good faith (after consultation with outside legal counsel and its financial advisors), after considering the terms of such offer by the Company, that the Acquisition Proposal is still a Superior Proposal and a Parent Board Recommendation Change would still be required to comply with its fiduciary obligations under applicable Law. In the event of any material amendment to any Superior Proposal (including any revision in the amount, form or mix of consideration the Parent’s shareholders would receive as a result of such potential Superior Proposal), the Parent shall be required to provide the Company with notice of such material amendment and there shall be a new three Business Day period following such notification during which the Parent shall comply again with the requirements of this Section 7.1(b) and the Parent Board shall not make a Parent Board Recommendation Change prior to the end of any such period as so extended.

(c)

Notices of Proposals. Each Party will as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party of its receipt of any Acquisition Proposal and (ii) provide to the other party a copy of such Acquisition Proposal (if written), or a summary of the material terms and conditions of such Acquisition Proposal (if oral), including the identity of the person making such Acquisition Proposal, and copies of all written communications with such person with respect to such actual or potential Acquisition Proposal. The Parent shall notify the Company, in writing, of any decision of the Parent Board as to whether to consider any Acquisition Proposal from a Qualified Person or to enter into discussions or negotiations concerning any Acquisition Proposal from a Qualified Person or to provide non-public information with respect to such to any such Qualified Person, which notice shall be given as promptly as practicable after such determination was reached (and in any event no later than twenty-four (24) hours after such determination was reached). The Parent will (A) provide the Company with written notice setting forth such information as is reasonably necessary to keep the Company informed of the material terms of any such Acquisition Proposal from a Qualified Person and of any material amendments or modifications thereto, (B) keep the Company fully informed as promptly as practicable with respect to any changes to the material terms of an Acquisition Proposal by a Qualified Person submitted to such party (and in any event within twenty-four (24) hours following any such changes), including by providing a copy of all written proposals and a summary of all oral proposals or material oral modifications to an earlier written proposal, in each case relating to any Acquisition Proposal by a Qualified Person, (C) prior to, or substantially concurrently with, the provision of any non-public information of the Parent to any such Qualified Person, provide such information to the Company (including by posting such information to an electronic data room), to the extent such information has not previously been made available to the Company, and (D) promptly (and in any event within twenty-four (24) hours of such determination) notify the Company of any determination by the Parent Board that such Acquisition Proposal constitutes a Superior Proposal.

(d)

Certain Permitted Disclosure. Nothing contained in this Agreement shall prohibit the Parent or the Parent Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by the Parent or the Parent Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Parent, as applicable, is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would be a breach of its fiduciary duties under applicable Law; provided, further, that any such disclosures

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(other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Parent Board Recommendation Change, unless the Parent Board expressly publicly reaffirms its recommendation for the Merger and the other Transactions within five (5) Business Days after being requested in writing to do so by the Company; it being understood that any such request in writing by the Company may only be made once with respect to a particular disclosure.

(e)

Cessation of Ongoing Discussions. Each of the Parent and the Company shall, and shall cause its Representatives to, cease immediately all solicitation, encouragement, discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify the rights of any party hereto under the other provisions of this Section 7.1. The Parent and the Company will each immediately revoke or withdraw access of any person (other than the Parent, the Company and their respective Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Parent and request from each third party (other than the Parent, the Company and their Representatives) the prompt return or destruction of all non-public information with respect to the Parent or the Company, as applicable, previously provided to such person. The Parent shall not, and shall cause its affiliates and all of its and their respective Representatives not to, release any person from, or waive, amend or modify any provision of, or grant any permission under any “standstill” provision or similar provision with respect to any capital stock of the Parent in any agreement to which the Parent or any of its affiliates is a party; provided that the Parent Board shall be permitted to grant waivers of, and not to enforce, any “standstill” or similar provision to the extent that (x) the Parent Board determines in good faith (after consultation with its outside counsel) that the failure to take such action would violate the directors’ fiduciary duties under applicable Law and (y) any such action by the Parent Board does not violate any other provision of this Section 7.1. Except to the extent otherwise permitted by the foregoing sentence, the Parent shall, and shall cause its affiliates to, promptly take all reasonable steps within their power to terminate any waiver under any such provisions that may have been heretofore granted to any person other than the Company and any of the Company’s Affiliates.

7.2

Access to Information; Cooperation; Financial Statements.

(a)

Subject to compliance with applicable confidentiality obligations owed to third parties in effect as of the date of this Agreement, each of the Parent and the Company shall (and shall cause each of its Subsidiaries to) afford to the other party’s officers, employees, accountants, counsel and other representatives, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Parent and the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties, assets and personnel as the other party may reasonably request. Each of the Parent and the Company will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section 7.2 or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties to consummate the Merger.

(b)

As promptly as reasonably practicable, the Company shall deliver to the Parent (i) the audited consolidated balance sheets of the Company and with respect to the businesses to be acquired in connection with the Pre-Closing Acquisition as of December 31, 2019 and December 31, 2020 and the related audited statements of operations, changes in shareholders’ equity and cash flows of the Company and such businesses for each of the periods then ended, audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows of the Company and such businesses as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement or Proxy Statement/Prospectus and any other filings to be made by the Parent with the SEC in connection with the Merger. All such financial statements, together with any unaudited consolidated balance sheet and the related statements of operations, changes in shareholders’ equity and cash flows as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement or Proxy Statement/Prospectus

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and any other filings to be made by the Parent with the SEC in connection with the Merger, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the businesses to be acquired in connection with the Pre-Closing Acquisition as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB.

(c)

The auditor engaged to audit the Closing Company Audited Financial Statements and to review the unaudited financial statements will be an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.

(d)

The Company shall use commercially reasonable efforts (i) to assist, upon advance written notice, the Parent in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement or Proxy Statement/Prospectus and any other filings to be made by the Parent with the SEC in connection with the Merger and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

7.3

Proxy Statement/Prospectus; Registration Statement

.

(a)

In connection with the Parent Shareholders Meeting, as soon as practicable following the date of this Agreement, the Parent and the Company shall jointly prepare, and the Parent shall file with the SEC the Proxy Statement/Prospectus and the Parent shall prepare and file with the SEC the Registration Statement (which shall, if applicable, include the Proxy Statement/Prospectus), and each of Parent and the Company shall promptly furnish all information concerning itself and its Affiliates as may reasonably be requested by the other party and shall otherwise reasonably assist and cooperate with the other in connection with the preparation, filing and distribution of the Registration Statement and Proxy Statement/Prospectus. The Company and the Parent shall each use their respective reasonable best efforts to: (i) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Registration Statement complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Registration Statement effective for so long as necessary to complete the Merger and Parent Stock Issuance. The Parent shall notify the Company promptly upon receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement and will, as promptly as practicable after receipt thereof, provide the Company with copies of all material correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement or the Proxy Statement/Prospectus received from the SEC and advise the Company on any oral comments with respect to the Registration Statement received from the SEC. The Parent will notify the Company, promptly after the Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment to the Registration Statement has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. The Parent shall: (A) set a record date (the “Record Date”) for determining the Parent stockholders entitled to attend the Parent Shareholders Meeting, (B) cause the Proxy Statement/Prospectus to be mailed to the Parent’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and (C) ensure that the Proxy Statement/Prospectus complies in all material respects with the applicable provisions of the Securities Act and Exchange Act.

(b)

Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or

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responding to any comments of the SEC with respect thereto, the Parent shall provide the Company a reasonable opportunity to review and comment on such document or response and shall consider in good faith any such comments proposed by the Company.

(c)

The Parent and the Company shall promptly make all necessary filings with respect to the Merger and the issuance of the Parent Common Stock under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder, and the Company shall furnish to the Parent all information concerning the Company as may be reasonably requested in connection with any such actions. The Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to Parent shareholders and at the time of the Parent Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Closing any information relating to the Parent and the Company, or any of their respective Affiliates, officers or directors, is discovered by the Parent or the Company which should be set forth in an amendment or supplement to the Registration Statement, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and each of the Parent and the Company shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminated to Parent shareholders.

7.4

Nasdaq Listing. The Parent and the Company shall reasonably cooperate in good faith to cause the shares of Parent Common Stock being issued in connection with the Merger to be approved for listing (subject to notice of issuance) on Nasdaq at or after the Effective Time.

7.5

Member and Shareholder Approval

.

(a)

The Company, acting through the Company Board, shall take all action necessary to maintain the Member Approval as in effect on the date hereof. If any Person becomes a Member of the Company after the record date of such approval, the Company shall require such Member to sign a Joinder Agreement as a condition precedent to becoming a Member of the Company.

(b)

Subject to Section 7.1, the Parent, acting through the Parent Board, shall take all action necessary to obtain the Parent Shareholder Approval, as well as approval of a new equity incentive plan in a form to be agreed upon by the Parent and the Company (the “New Equity Plan”), at the Parent Shareholder Meeting as soon as practicable after the Registration Statement is declared effective, including giving notice of and convening and holding the Parent Shareholders Meeting, and, in connection therewith, the Parent shall mail the Proxy Statement to the holders of Parent Common Stock in advance of the Parent Shareholders Meeting. The Parent may only postpone or adjourn the Parent Shareholders Meeting (x) to solicit additional proxies for the purpose of obtaining the Parent Shareholder Approval, (y) for the absence of a quorum and (z) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Parent has determined after consultation with outside legal counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent shareholders prior to the Parent Shareholder Meeting. Subject to the rights of the Parent and the Parent Board under Section 7.1(b), the Parent shall use its reasonable best efforts to solicit from its shareholders proxies in favor of approval of this Agreement, the Transactions (including the Merger, the Voting Agreement, the CVR Agreement and the Parent Stock Issuance), the New Equity Plan and the Charter

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Amendment, and to secure any other approval of shareholders of the Parent that is required by applicable Law to effect the Transactions.

(c)

Notwithstanding the foregoing, nothing herein shall limit a party’s right to terminate this Agreement pursuant to Section 9.1.

7.6

Fulfillment of Conditions

.

(a)

Subject to the terms hereof, including Section 7.6(b), the Company and the Parent shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Transactions as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Authority or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Parent or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, and (B) any other applicable Law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)

The Company and the Parent shall reasonably cooperate with each other in connection with the making of all such filings. The Company and the Parent shall use their respective commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the Transactions.

(c)

Each of the Company and the Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents related to or required in connection with the Merger that are (i) necessary to consummate the Transactions, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, or (iii) required to prevent the occurrence of an event that may have a Company Material Adverse Effect or a Parent Material Adverse Effect from occurring prior to or after the Effective Time.

7.7

Public Disclosure. Except as may be required by applicable Law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Parent and the Company and (ii) both the Company and the Parent shall use reasonable best efforts to consult with one another before issuing any press release or otherwise making any public statement with respect to the Transactions (including the Merger) or this Agreement and shall not issue any such press release or make any such public statement prior to using such efforts (provided, however, that these restrictions shall not apply to any communications by the Parent with respect to any Acquisition Proposal, Superior Proposal, Recommendation Change Notice or Parent Board Recommendation Change).

7.8

Notification of Breaches. Each Party agrees that it shall promptly notify in writing the other Party if such notifying Party becomes aware of any breach of, or inaccuracy in, or of any facts or circumstances constituting or resulting in the breach of, or inaccuracy in, any representation, warranty or covenant of such notifying Party or of such other Party that would cause a failure of the conditions to Closing set forth in ARTICLE VIII with respect to such Party.

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7.9

Succession of Officers and Directors.

(a)

The Parent shall take all action necessary to cause the persons identified on Section 7.9(a) of the Parent Disclosure Schedule to be appointed as executive officers of the Parent as of the Effective Time.

(b)

The Parent shall take all action necessary to (i) obtain the resignations of the directors identified on Section 7.9(b)(i) of the Parent Disclosure Schedule effective as of the Effective Time; and (ii) cause (A) the number of members of the Parent Board to be fixed at seven (7) as of the Effective Time and (B) cause to be appointed to the Parent Board as directors, or continue to serve on the Parent Board as directors, as applicable, the persons identified on Section 7.9(b)(ii) of the Parent Disclosure Schedule plus three additional persons proposed by the Company at least forty-five (45) days prior to the Effective Time and approved by the Parent, which approval shall not be unreasonably withheld. If any person identified in accordance with this Section 7.9(b)(ii) is unable or unwilling to serve in such capacity, the party making such appointment shall designate a successor.

7.10

State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to any of the Transactions, the Parties hereto shall use their respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such transactions.

7.11

Section 16 Matters. Prior to the Effective Time, the Parent shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Parent immediately after the Effective Time.

7.12

Pre-Closing Dividend. At or prior to the Effective Time, the Parent Board shall declare, set aside and issue a cash dividend to its shareholders of all of its cash and cash equivalents legally available for distribution to shareholders under applicable Law, including Section 302A.551 of the MBCA, subject to reasonable reserves established by the Parent Board in its good faith, reasonable discretion (for the avoidance of doubt, without taking into account any liabilities, obligations, or commitments of the Company) (the “Pre-Closing Dividend”).

7.13

Termination of Certain Agreements and Rights. The Company shall cause the agreements set forth in Section 7.13 of the Company Disclosure Schedule, including any such agreement granting any person investor rights, rights of first refusal, registration rights or director election rights, to be terminated immediately prior to the Effective Time.

7.14

Dispositions. From and after the Effective Time, the Parent shall use its commercially reasonable efforts to complete the Dispositions as soon as reasonably practicable (and, in any case, within eighteen (18) months of the Closing Date) and make the payments contemplated under the CVR Agreement. The Parent shall keep the CVR Holders’ Representative (as defined in the CVR Agreement) promptly informed of its efforts and activities relating to the Dispositions and the status, terms and conditions of any proposals or offers relating to a Disposition or any other inquiries that could be reasonably likely to lead to such a proposal or offer. The Parent agrees to make available to the CVR Holders’ Representative upon request all such information and materials as are reasonably necessary or advisable for the CVR Holders’ Representative to evaluate the terms and conditions of any proposed Disposition and to otherwise reasonably cooperate with CVR Holders’ Representative in connection with its evaluation thereof. If the Parent or any of its subsidiaries completes a Disposition between the date hereof and the

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Effective Time, the Parent may not distribute any amounts paid in connection with such Disposition in an amount that is greater than the maximum amount that is permitted to be distributed under the CVR Agreement.

7.15

Certain Tax Matters

.

(a)

Tax Returns. The Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for periods ending on or prior to the Closing Date that are due after the Closing Date (the “Pre-Closing Tax Returns”), which Tax Returns shall be prepared in a manner reasonably consistent with prior Tax Returns to the extent permitted under applicable Law; provided, however, that no such Tax Return shall be filed without the prior written consent of the Members’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned. The Parent and the Members’ Representative shall cooperate fully in the preparation of the Pre-Closing Tax Returns, including by providing access to records, documents and other information of the Company related to such Tax Returns and executing any documents reasonably required for the preparation and filing of such Tax Returns.

(b)

Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all transfer Taxes, real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes (excluding, for the avoidance of doubt, any Taxes based in whole or in part on net income of gain) applicable to, arising out of or imposed upon the transactions contemplated hereunder (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by the Members and fifty percent (50%) by the Parent. The Person primarily responsible under applicable Law for the preparation of any Tax Return with respect to any Transfer Tax shall prepare such Tax Return, and each other Party shall cooperate with such Person in the preparation of such Tax Return.

(c)

Straddle Periods. For purposes of this Agreement, the portion of any Tax that relates to the portion of any Straddle Period ending on the Closing Date shall (a) in the case of real property, personal property and similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction (i) the numerator of which is the number of days in the Straddle Period through and including the Closing Date and (ii) the denominator of which is the number of days in the entire Straddle Period and (b) in the case of any other Tax, including any Taxes based upon income (including income described in Section 951(a) or 951A(a) of the Code), receipts, transactions or payroll, be deemed to be equal to the amount which would be payable if any relevant Straddle Period ended on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis.

(d)

Cooperation. Subject to the other provisions of this Section 7.15, the Parent and the Members shall cooperate fully, as and to the extent reasonably requested, in connection with (i) the preparation and filing of Tax Returns, (ii) any audit, litigation or other proceeding with respect to Taxes and Tax Returns and (iii) the preparation of any financial statements to the extent related to Taxes. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)

Tax Claims.

(i)

If a claim is made by any taxing authority, which, if successful, might reasonably result in an indemnity payment by the Members pursuant to Section 10.1(a), then the Parent shall give notice to the Members’ Representative in writing of such claim and of any counterclaim, if any, the Parent proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification obligations of

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the Members provided hereunder except to the extent the Members have been materially prejudiced as a result of such failure to give notice.

(ii)

With respect to any Tax Claim against the Company relating to a taxable period ending on or before the Closing Date, the Members’ Representative, on behalf of the Members shall, solely at their own cost and expense, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto available under applicable Law, and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that Members’ Representative must first consult, in good faith with the Parent before taking any action with respect to the conduct or resolution of such Tax Claim. Notwithstanding the foregoing, the Members’ Representative shall not settle any such Tax Claim without the prior written consent of the Parent, which consent shall not be unreasonably withheld, delayed or conditioned and the Parent, and counsel of its own choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim if it determines in good faith that such Tax Claim could have a material adverse impact on the Taxes or Tax attributes of the Parent or any of its Subsidiaries in a taxable period or portion thereof beginning after the Closing Date and, if the Members’ Representative does not assume the defense of any such audit or proceeding, the Parent may defend the same in such manner as it may deem appropriate; provided, however, the Parent shall consult in good faith with the Members’ Representative prior to taking any material action, and shall not settle such Tax Claim without the written consent of the Members’ Representative, which consent shall not be unreasonably withheld, delayed, or conditioned.

(iii)

The Parent shall control all proceedings with respect to any Tax Claim relating to any taxable period other than those described in Section 7.15(e)(ii); provided, however, to the extent any such Tax Claim relates to the Company for a Pre-Closing Tax Period, the Parent shall consult in good faith with the Members’ Representative prior to taking any material action, shall allow the Members, and counsel of their own choosing, to participate in such Tax Claim and shall not settle such Tax Claim without the written consent of the Members’ Representative, which consent shall not be unreasonably withheld, delayed, or conditioned.

(f)

Refunds. The Parent shall pay to the Members all Tax cash refunds or credits received by it after the Closing that are solely attributable to the Company for any Pre-Closing Tax Period (including interest paid therewith), if any, that is actually received (whether by actual receipt of a cash Tax refund or an actual reduction in cash Taxes due and owing, in each case, determined on a “with” and “without” basis) for the overpayment of Taxes of the Company for any Pre-Closing Tax Period net of any Tax (including net of any Taxes with respect to Pre-Closing Tax Periods) or other reasonable out-of-pocket cost of the Parent in respect of the receipt, accrual or payment of such refund or credit. Notwithstanding anything to the contrary in this Section 7.15(f) the Members shall not be entitled to any such refunds or credits to the extent such refund or credit is attributable to the carryback of a Tax attribute (including a net operating loss, net capital loss, foreign tax credit, or research and development credit) arising in a period other than a Pre-Closing Tax Period (or the portion of any Straddle Period ending on the Closing Date). The Parent shall pay to the Members’ Representative the amount of any such cash refund or credit within ten (10) days after receipt of such cash refund or use of such credit against any cash Taxes payable. The Parent shall reasonably cooperate, and shall cause its Affiliates to reasonably cooperate, with the Members in claiming such Tax refunds, credits or reductions that are reasonably and timely requested by Members in writing in specific detail.

7.16

Equity Offering. Prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Company, the Parent and the Merger Sub shall cause their respective appropriate officers and employees thereof to use reasonable best efforts to cooperate in connection with the arrangement of the Equity Offering, including by (i) participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice, (ii) reasonably assisting with the preparation of customary materials for actual and potential participants in the Equity Offering, offering documents, private placement memoranda, prospectuses and similar documents required in connection with the Equity Offering (which shall not include pro forma financial information), (iii) providing financial statements and such other financial information regarding the Company or the Parent, as

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applicable, that is readily available or within its possession and as is reasonably requested in connection with the Equity Offering, (iv) taking or appointing a representative of the Company, the Parent, or the Merger Sub, as applicable, to take all corporate actions, subject to the occurrence of the Closing, reasonably necessary to consummate the Equity Offering, (v) reasonably assisting the other party to satisfy the conditions set forth in any document executed in connection with the Equity Offering and (vi) otherwise reasonably cooperating with the other party in their efforts to consummate the Equity Offering. For the avoidance of doubt, the gross proceeds of the Equity Offering shall not exceed $250,000,000. In the event the Equity Offering is terminated prior to the consummation thereof, the Parent and the Company agree to equally share the fees and expenses payable to any broker, investment finder or bank engaged by the Parent and the Company in connection with such Equity Offering.

7.17

D&O Insurance and Indemnification.

(a)

All rights to indemnification or exculpation now existing in favor of the directors, managers and officers of the Parent or the Company, as provided in the Parent Organizational Documents, the Company Organizational Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the Transactions and shall continue in full force and effect from and after the Effective Time and the Parent or the Company, as applicable, will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation. To the maximum extent permitted by applicable Law, the Parent or the Company, as applicable, shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the Parent Organizational Documents, the Company Organizational Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Parent Organizational Documents and the Company Organizational Documents shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of the Parent or the Company (the “D&O Persons”) entitled to be so indemnified, their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such D&O Person was a director or officer of the Parent or the Company immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)

Following the Effective Time, the Parent shall maintain, without any lapses in coverage, its directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of Parent as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time.

(c)

If the Parent, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of the Parent or the Company, as applicable, shall assume all of the obligations set forth in this Section 7.17.

(d)

The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 7.17 are intended to be third-party beneficiaries of this Section 7.17. This Section 7.17 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Parent or the Company.

Article VIII
CONDITIONS TO MERGER

8.1

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Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each Party to this Agreement to consummate the Transactions shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)

Member Approval. This Agreement and the Transactions (including the Merger) shall have been duly approved and adopted by the requisite Members in accordance with the DLLCA and the Company’s Organizational Documents (the “Member Approval”) and such approval shall not have been rescinded, withdrawn or modified in any way and shall remain in full force and effect.

(b)

Shareholder Approval. This Agreement, the Transactions (including the Merger, the CVR Agreement and the Parent Stock Issuance) and the Charter Amendment shall have been duly approved and adopted by the requisite shareholders of the Parent at the Parent Shareholders Meeting in accordance with the MBCA and the Parent’s Organizational Documents (the “Parent Shareholder Approval”).

(c)

Registration Statement; Proxy Statement/Prospectus. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

(d)

No Injunctions. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Laws or Governmental Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Transactions (including the Merger and the Parent Stock Issuance) or the Disposition.

(e)

Charter Amendment. The Charter Amendment shall have been filed, accepted and evidence of filing received by the Parent from the Secretary of State of the State of Minnesota.

8.2

Conditions to the Obligations of the Parent and the Merger Sub. The obligations of the Parent and the Merger Sub to consummate the Transactions shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by the Parent and the Merger Sub on or prior to the Closing Date of each of the following conditions:

(a)

Representations and Warranties. The representations and warranties of Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes expressly provided for in this Agreement and (C) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Company Material Adverse Effect); provided, however, that the representations and warranties in Sections 3.1, 3.2, and 4.1(a) shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above; provided, further, that the representations and warranties set forth in Section 3.3 shall be true and correct except for such inaccuracies as are in the aggregate de minimis.

(b)

Performance of Obligations of Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.

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(c)

No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)

Officers’ Certificate. The Parent shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Company to the effect that the conditions of Sections 8.2(a), (b), (c) and (f) have been satisfied.

(e)

CVR Agreement. The Parent shall have received the CVR Agreement in form and substance satisfactory to Parent, duly executed by the Rights Agent.

(f)

Pre-Closing Acquisition. The Company shall have consummated the Pre-Closing Acquisition.

8.3

Conditions to the Obligations of Company. The obligation of the Company to consummate the Transactions shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by the Company on or prior to the Closing Date of each of the following conditions:

(a)

Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement and in any certificate or other writing delivered by Parent or Merger Sub pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (B) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Parent Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (B) for changes contemplated by this Agreement and (C) where the failure to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Parent Material Adverse Effect); provided, however, that the representations and warranties made by Parent and Merger Sub in Sections 5.1, 5.2, 5.3(a), 5.4 and 5.6 shall not be subject to the qualifications set forth in clauses (i)(B) and (ii)(C) above; provided, further, that for purposes of determining accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been after the date of this Agreement shall be disregarded.

(b)

Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date.

(c)

No Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)

Officers’ Certificate. Company shall have received an officers’ certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Parent to the effect that the conditions of Sections 8.4(a), (b), and (c) have been satisfied.

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Article IX
TERMINATION AND AMENDMENT

9.1

Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 9.1(b) through 9.1(i), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after obtaining Parent Shareholder Approval:

(a)

by mutual written consent of the Parent and the Company;

(b)

by either the Parent or the Company if the Merger shall not have been consummated by August 31, 2021 (the “Outside Date”) (provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party (and in the case of the Parent, Merger Sub) whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); provided, however, that, in the event that the Registration Statement and/or Proxy Statement/Prospectus is still being reviewed or commented on by the SEC, either party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional thirty (30) days;

(c)

by either the Parent or the Company if a Governmental Authority of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 9.1(c) if the issuance of any such order, decree, ruling or other action is attributable to the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Effective Time;

(d)

by either the Parent or the Company if, at the Parent Shareholder Meeting (including any adjournment or postponement) at which a vote on the Parent Shareholder Approval is taken, the Parent Shareholder Approval shall not have been obtained;

(e)

by the Company, at any time prior to the receipt of the Parent Shareholder Approval, if a Parent Board Recommendation Change has occurred (whether or not in compliance with Section 7.1) or the Parent shall have materially breached its obligations under Section 7.1 or Section 7.5(b) of this Agreement;

(f)

by the Parent, if there has been a material breach of or material failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, which breach would cause the conditions set forth in Section 8.2(a) or 8.2(b) not to be satisfied; provided that neither the Parent nor the Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that if such breach or failure to perform is curable by the Company, as applicable, then this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or failure until the earlier of (i) the expiration of a ten (10) day period commencing upon delivery of written notice from the Parent to the Company of such breach or failure and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach or failure following delivery of written notice from the Parent of such breach or failure and its intention to terminate pursuant to this Section 9.1(f) (it being understood that, in each case, this Agreement shall not terminate pursuant to this Section 9.1(f) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective);

(g)

by the Company, if there has been a material breach of or material failure to perform any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Parent, which breach would cause the conditions set forth in Section 8.4(a) or 8.4(b) not to be satisfied; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement and provided, further, that

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if such breach or failure to perform is curable by the Parent, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or failure until the earlier of (i) the expiration of a ten (10) day period commencing upon delivery of written notice from the Company to the Parent of such breach or failure and (ii) the Parent or the Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach or failure following delivery of written notice from Company of such breach or failure and its intention to terminate pursuant to this Section 9.1(g) (it being understood that, in each case, this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or failure if such breach or failure is cured prior to such termination becoming effective);

(h)

by the Parent if, at any time prior to the receipt of the Parent Shareholder Approval with respect to the issuance of shares of Parent Common Stock pursuant to the Merger, each of the following occur: (i) the Parent shall have received a Superior Proposal; (ii) the Parent shall have complied in all material respects with its obligations under Section 7.1, including with respect to making a Parent Board Recommendation Change with respect to such Superior Proposal; and (iii) the Parent Board approves, and the Parent concurrently with the termination of this Agreement enters into, a definitive agreement with respect to such Superior Proposal; or

(i)

by the Parent, if there is a Material Adverse Effect (as defined in the Pre-Closing Acquisition Agreement) under the Pre-Closing Acquisition Agreement.

(j)

The party desiring to terminate this Agreement shall deliver written notice of such termination to the other party, setting forth in such notice the provision of this Section 9.1 pursuant to which such party is terminating this Agreement.

9.2

Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no Liability or obligation on the part of the Parent, the Company, the Merger Sub or their respective officers, directors, shareholders or Affiliates; provided that (a) any such termination shall not relieve any party from Liability for any knowing and intentional breach of this Agreement, fraud or intentional misconduct and (b) the provisions of Section 6.4 (Confidentiality), this Section 9.2 (Effect of Termination), Section 9.3 (Fees and Expenses) and ARTICLE XI (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3

Fees and Expenses.

(a)

Except as set forth in this Section 9.3, (i) if this Agreement is terminated before the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, including, with respect to the Parent, all fees and expenses incurred with respect to the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto; and (ii) if the Merger is consummated, all fees and expenses incurred by either the Parent or the Company in connection with this Agreement, the Transactions (but not, for the avoidance of doubt, any fees and expenses relating to any Disposition), the Pre-Closing Acquisition, the Pre-Closing Financing and the Equity Offering shall be paid by the Parent at or promptly after the Effective Time; provided that, if the proceeds of the Equity Offering do not exceed the amount of such fees and expenses incurred by the Company, then such fees and expenses incurred by the Company and unpaid as of the Effective Time will be considered indebtedness of the Company for purposes of calculating Company Excess Debt under this Agreement.

(b)

If:

(i)

Parent terminates this Agreement pursuant to Section 9.1(h);

(ii)

the Company terminates this Agreement pursuant to Section 9.1(e) or would have been entitled to terminate this Agreement pursuant to Section 9.1(e) prior to or at the time the Parent terminates this Agreement pursuant to Section 9.1(b) or 9.1(d); or

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(iii)

(A) after the date of this Agreement, an Acquisition Proposal with respect to Parent is made, proposed or communicated to the Parent Board or management, or is publicly made, proposed or communicated or otherwise becomes publicly known; (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b) or 9.1(d), or by the Company pursuant to Section 9.1(g); and (C) within six (6) months of such termination (1) any transaction included within the definition of an Acquisition Proposal with respect to the Parent is consummated or (2) the Parent enters into a definitive agreement providing for the consummation of any transaction within the definition of Acquisition Proposal, in each case whether or not involving the same Acquisition Proposal or the Person or group making the Acquisition Proposal referred to in clause (A); provided that for purposes of clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Exhibit C, except that all references to “15%” in such definition shall be deemed references to “50%”, then the Parent shall pay to the Company (or its designee) a fee of $2,500,000 (the “Parent Termination Fee”) plus reimbursement of expenses pursuant to Section 9.3(c). Any fee due under this Section 9.3(b) shall be paid by wire transfer of same-day funds to an account designated by the Company (1) in the case of clause (i) above, prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii) above, within three (3) Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii) above, within three (3) Business Days after the earlier of (x) the date of the consummation of the transaction referred to in clause (C)(1) thereof and (y) the date of entry into the definitive agreement referred to in clause (C)(2) thereof. The parties hereto acknowledge and agree that in no event shall the Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. Notwithstanding anything herein to the contrary, the Company’s right to receive the Parent Termination Fee pursuant to this Section 9.3(b) under circumstances under which the Company is entitled to receive the Parent Termination Fee shall be the sole and exclusive remedy of the Company or any of its Affiliates against the Parent or its Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination and upon payment of the Parent Termination Fee to the Company, the Parent and its Representatives shall have no liability or obligation relating to or arising out of the failure to consummate the transactions contemplated by this Agreement; provided that nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement.

(c)

In the event of a termination of this Agreement contemplated by Section 9.3(b), the Parent shall pay to the Company (or its designee) promptly upon delivery of written demand by the Company to the Parent (which the Company may deliver at any time after this Agreement is terminated), but in no event later than three (3) Business Days after the date such demand is delivered, by wire transfer of same-day funds to an account designated by the Company, all reasonable out-of-pocket fees and expenses (including all due diligence fees, all filing and printing fees and all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) (“Company Expenses”) incurred by the Company or its Affiliates in connection with this Agreement and the Transactions; provided that the Parent shall not be obligated to pay for Company Expenses in excess of $750,000.

(d)

The Company and the Parent acknowledge and agree that the agreements contained in Sections 9.3(b) and 9.3(c) are an integral part of the Transactions, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if the Parent fails to promptly pay any amount due pursuant to Section 9.3(b) or 9.3(c), and in order to obtain such payment, the Company commences an Action against Parent that results in a judgment in the Company’s favor for such payment, the Parent shall pay to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

(e)

If this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(f) at any time following the termination of the Pre-Closing Acquisition Agreement as a result of any failure of the Company to consummate the transactions contemplated thereby at a time when the conditions to closing such transaction are satisfied or otherwise as a result of the Company’s breach of the Pre-Closing Acquisition Agreement, then the Company shall pay to the Parent (or its designee) a fee of $2,500,000 (the “Company Termination Fee”) plus reimbursement of expenses pursuant to Section 9.3(d). Any fee due under this Section 9.3(e) shall be paid by wire transfer of same-day funds to an account designated by the Parent within three (3) Business Days after the date of such termination of this Agreement. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. Notwithstanding anything herein to the contrary, the Parent’s right to receive the Company Termination Fee pursuant to this Section 9.3(e) under circumstances under which the Parent is entitled to receive the Company Termination Fee shall be the sole and exclusive remedy of the Parent or any of its Affiliates against the Company or its Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination and upon payment of the Company Termination Fee to the Parent, the Company and its Representatives shall have no liability or obligation relating to or arising out of the failure to consummate the transactions contemplated by this Agreement; provided that nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement.

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(f)

In the event of a termination of this Agreement contemplated by Section 9.3(e), the Company shall pay to the Parent (or its designee) promptly upon delivery of written demand by the Parent to the Company (which the Parent may deliver at any time after this Agreement is terminated), but in no event later than three (3) Business Days after the date such demand is delivered, by wire transfer of same-day funds to an account designated by the Parent, all reasonable out-of-pocket fees and expenses (including all due diligence fees, all filing and printing fees and all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) (“Parent Expenses”) incurred by the Parent or its Affiliates in connection with this Agreement and the Transactions; provided that the Company shall not be obligated to pay for Parent Expenses in excess of $750,000.

(g)

The Company and the Parent acknowledge and agree that the agreements contained in Sections 9.3(e) and 9.3(f) are an integral part of the Transactions, and that, without these agreements, the Parent would not enter into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.3(e) or 9.3(f), and in order to obtain such payment, the Parent commences an Action against the Company that results in a judgment in the Parent’s favor for such payment, the Company shall pay to the Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

9.4

Amendment. This Agreement may be amended by the Parties hereto, by action taken or authorized by their respective boards, at any time before or after approval of the matters presented in connection with the Merger by the shareholders or members of any of the Parties, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

9.5

Extension; Waiver. At any time prior to the Effective Time, the Parties hereto, by action taken or authorized by their respective boards, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

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9.6

Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment, modification or supplement of this Agreement pursuant to Section 9.4 or an extension or waiver of this Agreement pursuant to Section 9.5 shall, in order to be effective, require action by the respective boards of the applicable Parties.

Article X
INDEMNIFICATION

10.1

Indemnification by Class A and Class P Holders.

(a)

From and after the Effective Time, the Class A and Class P Holders, severally and not jointly (except as otherwise provided in Section 10.2(d)), by approval of this Agreement or the execution of a Joinder Agreement, as applicable, agree to and shall indemnify, defend and hold harmless Parent and the Surviving Company and each of their respective officers, directors, assigns, successors and controlled Affiliates (each, an “Indemnified Party” and collectively the “Indemnified Parties”) against all Liabilities, losses, claims, damages, Actions (including informal proceedings), investigations, audits, demands, assessments, judgments, deficiencies, penalties, fines and costs and expenses (including reasonable attorneys’ fees and disbursements, but excluding any compensation associated with internal legal personnel of the Indemnified Party) (collectively, “Damages”), to the extent arising out of or directly caused by any of the following:

(i)

any breach of the representations or warranties made by the Company in ARTICLE III or ARTICLE IV of this Agreement or any certificates delivered by the Company pursuant to this Agreement;

(ii)

any breach or failure by the Company to satisfy or perform any covenant or agreement of the Company under this Agreement or any certificates delivered by the Company pursuant to this Agreement; and

(iii)

any Indemnified Taxes.

(b)

From and after the Effective Time, each Member, by the execution of a Joinder Agreement, as applicable, agrees to and shall indemnify, defend and hold harmless each Indemnified Party against all Damages, to the extent arising out of or directly caused by any breach of the representations, warranties, covenants, or agreements of such Member in such Member’s Joinder Agreement.

10.2

Limitation of Indemnification Obligations

.

(a)

Basket Threshold. There shall be no liability for indemnification under Section 10.1(a)(i), unless the aggregate amount of all Damages for any claims under such Section 10.1(a)(i) exceeds $250,000 (the “Basket”), at which time, subject to the remainder of this Section 10.2, the Indemnified Parties will be entitled to indemnification for the amount in excess of the Basket; provided, however, that the Basket shall not apply to Fraud or any breach of any Company Fundamental Representations.

(b)

Determination of Damages. Solely for purposes of calculating the amount of any Damages arising out of or caused by any breach by the Company of any representation or warranty made by the Company in ARTICLE III or ARTICLE IV of this Agreement for which an Indemnified Party is entitled to indemnification

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pursuant to this ARTICLE X or would be entitled to indemnification pursuant to this ARTICLE X but for any limitation imposed on the payment thereof by the Basket, any references in any such representation or warranty to “material,” “materiality,” “Material Adverse Effect” or similar qualifications shall be disregarded.

(c)

Liability Caps. Any claims for indemnification under Section 10.1(a) shall be limited solely to (i) with respect to claims under Section 10.1(a)(i), other than with respect to any breach of the Company Fundamental Representations or Fraud, the Lockup Shares, and (ii) with respect to any claims, in the aggregate, not covered by the foregoing clause (i), the Stock Consideration. In no event shall the aggregate Liability of the Members for Damages under this ARTICLE X exceed the aggregate Stock Consideration received by the Members.

(d)

Limitations on Individual Liability. No Class A and Class P Holder shall have any liability (i) with respect to claims under Section 10.1(a)(i), other than with respect to any breach of the Company Fundamental Representations or Fraud, in excess of its Pro Rata Share of the Lockup Shares, and (ii) with respect to any claims not covered by the foregoing clause (i), in excess of its Pro Rata Share of the Stock Consideration received by such Class A and Class P Holder. Notwithstanding anything herein to the contrary, with respect to any indemnification claims for Fraud, the Class A and Class P Holders shall be jointly and severally liable, subject to the limitations on liability set forth in the preceding sentence of this Section 10.2(d). Without limiting the generality of the foregoing, in no event shall any Indemnified Party, its successors or permitted assigns be entitled to seek rescission of the transactions consummated by this Agreement, except in the case of Fraud. No Member other than a Class A and Class P Holder shall have any liability under this ARTICLE X.

(e)

Sole and Exclusive Remedy. In the event the Merger is consummated, the parties acknowledge and agree that the indemnification provisions of this ARTICLE X shall be the sole and exclusive remedies of the Indemnified Parties for any claims for breaches of representations, warranties and covenants of the Company or for any other Damages arising out of or in connection therewith, except (x) for any remedies that may be available under any other agreement delivered hereunder, (y) in the case of Fraud, in which event, any claim with respect to such Fraud may be pursued against the Class A and Class P Holders jointly and severally, or (z) any Indemnified Party’s right to seek specific performance or other injunctive or equitable relief.

(f)

Manner of Payment. (i) Any amounts owing to the Indemnified Parties pursuant to Section 10.1(a)(i), other than with respect to any breach of the Company Fundamental Representations or Fraud, shall be recovered only by setting such amount off against the Lockup Shares at the Indemnity Price Per Share, and (ii) any amount otherwise owing to the Indemnified Parties pursuant to Section 10.1(a)(i) with respect to any breach of the Company Fundamental Representations or Sections 10.1(a)(ii), or 10.1(a)(iii) shall be recovered first by setting such amount off against the Lockup Shares, and if the Lockup Shares are not sufficient, then thereafter directly against the Stock Consideration received by the Class A and Class P Holders in accordance with their respective Pro Rata Share, in each case, at the Indemnity Price Per Share. At the election of any Class A and Class P Holder, any amounts owing to the Indemnified Parties by such Class A and Class P Holder under this ARTICLE X may be paid in cash to such Indemnified Parties rather than through the transfer of Stock Consideration.

(g)

Damages Limitation; Duplication of Recovery. Damages shall not include any consequential, incidental, indirect, special, exemplary or punitive Damages, including regarding loss of future revenue, income or profits, loss of business reputation or opportunity, or any Damages determined as a multiple of income, revenue or the like. The Indemnified Parties shall not be entitled to recover any Damages relating to any matter arising under a provision of this Agreement to the extent that the Indemnified Parties have already recovered Damages or other amounts with respect to such matter pursuant to another provision of this Agreement.

(h)

Insurance and Tax Benefits. The obligations of each Class A and Class P Holder hereunder regarding any Damages will be reduced, including retroactively, by the amount of any insurance proceeds received, directly or indirectly, using commercially reasonable efforts by the Indemnified Party regarding such Damages and the amount of all reductions in Taxes actually recognized by the Recovering Party in the year of such Damages and

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the two (2) succeeding Tax years as a result of the event giving rise to such Damages. The amount of such insurance proceeds received will be net of any costs and expenses incurred by the Indemnified Party in procuring the same and after giving effect to the impact of such recovery on insurance premiums or other costs of insurance. If the Class A and Class P Holders indemnify the Indemnified Party for any Damages and the Indemnified Party receives any insurance or Tax benefit after such indemnification is made and the aggregate amount of such insurance or Tax benefit plus any indemnification payment made hereunder exceeds the Indemnified Party’s Damages, the Indemnified Party shall pay the Class A and Class P Holders an amount equal to the difference between (A)(1) the aggregate amount of such insurance or Tax benefit, as applicable, plus (2) the amount of the indemnification payment made by the Class A and Class P Holders, less (B) such Indemnified Party’s Damages arising in connection with such indemnification payment.

10.3

Survival and Expiration of Representations and Warranties.

(a)

The representations and warranties of the Company in this Agreement shall survive the Closing as follows:

(i)

the representations and warranties in Section 4.14 (Taxes) shall terminate when the applicable statutes of limitations with respect to the liabilities in question expire (after giving effect to any extensions or waivers thereof) plus thirty (30) days;

(ii)

the Company Fundamental Representations shall survive until the expiration of the applicable statute of limitations or five (5) years, which is longer;

(iii)

all other representations and warranties in this Agreement and the Schedules and Exhibits hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive the Closing and terminate on the twelve (12) month anniversary of the Closing Date; and

(iv)

covenants and agreements contained herein shall terminate on the date that is twelve (12) months after the Closing Date, except for those covenants and agreements which by their terms contemplate actions following such date, in which such case, such covenants and agreements shall terminate on the date that is ninety (90) days after the date on which such actions were to be taken.

(b)

Notwithstanding anything to the contrary in Section 10.3(a), any representation, warranty or covenant in respect of which indemnity may be sought under Section 10.1(a)(i) shall survive the time at which it would otherwise terminate pursuant to Section 10.3(a) if a notice pursuant to Section 10.4(a) or Section 10.5(a) shall have been given to the party against whom such indemnity may be sought prior to such time (regardless of when the Damages in respect thereof may actually be incurred).

10.4

Third Party Claim Procedures

.

(a)

Notice. If the Indemnified Party receives notice of the assertion of any claim or the commencement of any Action by a third party (including a Governmental Authority) in respect of which indemnification shall be sought hereunder (other than Tax Claims which are subject to Section 7.15(e)) (a “Third Party Claim”), the Indemnified Party shall give the Person obligated to provide such indemnification (the “Indemnifying Party”) prompt written notice (a “Claim Notice”) thereof describing in reasonable detail (based on the information then available to the Indemnified Party) the basis for the Third Party Claim. Notwithstanding the foregoing, but subject to the limitations set forth in Section 10.3, the failure or delay of the Indemnified Party to give a Claim Notice

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shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party shall have been materially and adversely prejudiced by such failure.

(b)

Defense. Subject to the limitations set forth in this Section 10.4, the Indemnifying Party shall have the right to elect to conduct and control the defense, compromise or settlement of any Third Party Claim, at its sole cost and expense and with counsel of its choice reasonably acceptable to the Indemnified Party; provided, however, that the Indemnified Party may participate therein through separate counsel chosen by it and at its sole cost and expense. Notwithstanding the foregoing, the Indemnified Party shall have the right to conduct and control the defense, compromise or settlement of any Third Party Claim with counsel of its choice and at the Indemnifying Party’s sole cost and expense if: (A) the Indemnifying Party shall not have acknowledged in writing its indemnification obligations hereunder and given notice of its election to conduct and control the defense of the Third Party Claim within thirty (30) days after the Indemnifying Party’s receipt of a Claim Notice; (B) the Indemnifying Party shall fail to conduct such defense and in good faith; (C) the Indemnified Party shall reasonably determine that use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest that cannot be waived; (D) the Third Party Claim seeks injunctive, equitable or other non-monetary relief against the Indemnified Party or monetary damages in excess of the Cap; or (E) the Third Party Claim relates to or otherwise arises in connection with any criminal proceeding against the Indemnifying Party; provided, however, that the Indemnifying Party may participate in (but not control) any such defense or investigation at its sole cost and expense.

(c)

Cooperation. From and after delivery of a Claim Notice of a Third Party Claim and subject to limitations to preserve attorney-client privilege, the Indemnifying Party and the Indemnified Party shall, and shall cause their respective Affiliates and representatives to, cooperate with the defense or prosecution of such Third Party Claim, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith. In connection with any Third Party Claim, the Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information to the extent permitted by applicable Law and to cause all communications among employees, counsel and other third parties representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges. The party controlling the defense of any Third Party Claim shall keep the non-controlling party reasonably advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

(d)

Settlement Limitations. Except as set forth below, no Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, in each case which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing: (A) the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim, provided that in such event the Indemnified Party shall waive all rights against the Indemnifying Party to indemnification under this ARTICLE X with respect to such Third Party Claim unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent shall have been unreasonably withheld, conditioned or delayed; and (B) the Indemnifying Party shall have the right to consent to the entry of a judgment or enter into a settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (1) involves only the payment of money damages (all of which will be paid in full by the Indemnifying Party), (2) does not encumber any of the assets of the Indemnified Party and does not contain any restriction or condition that would reasonably be expected to have a future adverse effect on the Indemnified Party or the conduct of its business, (3) does not include an admission of wrong doing, and (4) includes, as a condition to any settlement or other resolution, a complete and irrevocable release of the Indemnified Party from all liability in respect of such Third Party Claim.

10.5

Direct Claim Procedures.

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(a)

If the Indemnified Party has a claim for indemnification hereunder that does not involve a Third Party Claim, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof describing in reasonable detail (based on the information then available to the Indemnified Party) the basis for such claim and the amount of the Damages claimed by the Indemnified Party (the “Claimed Amount”) in respect thereof. Notwithstanding the foregoing, but subject to the limitations set forth in Section 10.3, the failure or delay of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder except to the extent (and only to the extent) that the Indemnifying Party shall have been materially and adversely prejudiced by such failure. Within thirty (30) days after delivery of the notice contemplated by the first sentence of this Section 10.5(a), the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case each Member shall promptly pay Parent such Member’s Pro Rata Share of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case each Member shall promptly pay Parent such Member’s Pro Rata Share of the Agreed Amount), or (iii) in good faith dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party timely disputes the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall negotiate in good faith to resolve such dispute as promptly as practicable. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the Indemnified Party and the Indemnifying Party shall each have the right to submit such dispute for resolution to a court of competent jurisdiction pursuant to Section 11.9.

(b)

Following the delivery of any such notice to the Members’ Representative contemplated by Section 10.5(a), the Members’ Representative and its representatives and agents shall be given, on a confidential basis (subject to the Members’ Representative’s right to share such information with its advisors and consultants and the Members in connection with its duties hereunder, who also shall hold such information in confidence), such access during normal business hours as they may reasonably require to the books and records of the Surviving Company and access during normal business hours to such personnel or representatives of the Surviving Company and Parent, including to the individuals responsible for the matters that are subject of the applicable claim, as they may reasonably require for the sole purpose of investigating or resolving any disputes or responding to any matters or inquiries raised therein. Notwithstanding the foregoing, neither Parent nor the Surviving Company shall be required to provide access to any information, books, records or personnel that would, in the reasonable judgment of Parent, (i)  constitute a waiver of the attorney-client, work-product or other privilege held by Parent, the Surviving Company or any of their Affiliates, or (ii) violate Applicable Law (it being agreed that Parent shall give notice to the Members’ Representative of the fact that it is withholding access to any information, books, records or personnel pursuant to clauses (i) through (ii) above, and thereafter Parent and the Members’ Representative shall reasonably cooperate to cause such access to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate Applicable Law). Any investigation by the Members’ Representative pursuant to this Section 10.5 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent, the Surviving Company and their Affiliates.

(c)

For the avoidance of doubt, each reference to the Indemnifying Party in this Section 10.5 shall be deemed (except for provisions relating to an obligation to make any payments) to refer to the Members’ Representative acting on behalf of such Indemnified Party. The Parent shall keep the Shareholders’ Representative apprised of all Claims and all material developments related thereto.

10.6

Tax Treatment of Indemnification Payments. To the extent permitted by applicable Law, all indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes.

10.7

No Contribution. By executing a Joinder Agreement, each of the Class A and Class P Holders acknowledges and agrees that its obligation to indemnify, defend and hold harmless the Parent Indemnified Parties

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pursuant to this ARTICLE X is an obligation solely of the Class A and Class P Holders and that from and after the Effective Time, none of the Class A and Class P Holders shall be entitled to contribution from, subrogation to or recovery against the Parent, the Surviving Company or their Affiliates with respect to any Damages imposed on or incurred by any of the Members in connection with their respective indemnification obligations under this Agreement or relating to or in respect of any period prior to the Closing or any breach by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement.

10.8

No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES III and IV (WHICH, FOR THE AVOIDANCE OF DOUBT, ARE QUALIFIED BY ANY RELATED ITEM IN THE COMPANY DISCLOSURE SCHEDULE), OR IN ANY OTHER TRANSACTION DOCUMENT, THE COMPANY IS NOT MAKING (AND WILL NOT BE DEEMED TO HAVE MADE), AND NOR WILL THE COMPANY (OR ANY OTHER PERSON) HAVE OR BE SUBJECT TO ANY LIABILITY ARISING OUT OF, RELATING TO OR RESULTING FROM, IN EACH CASE, ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, COMMON LAW OR STATUTORY, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE UNITS, THE COMPANY, OR THE BUSINESS, FINANCIAL CONDITION, ASSETS OR LIABILITIES OF THE COMPANY, INCLUDING FORWARD-LOOKING STATEMENTS OR ANY STATEMENTS OR REPRESENTATIONS MADE IN ANY CONFIDENTIAL INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION (ANY OF THE FOREGOING, AN “EXTRA-CONTRACTUAL STATEMENT”). THE PARENT AND ITS AFFILIATES HEREBY EXPRESSLY WAIVE AND ARE NOT RELYING ON, ANY EXTRA-CONTRACTUAL STATEMENT, AND THE PARENT AND ITS AFFILIATES HEREBY EXPRESSLY WAIVE AND RELINQUISH ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY EXTRA-CONTRACTUAL STATEMENT HERETOFORE FURNISHED OR MADE AVAILABLE TO THE PARENT OR ITS REPRESENTATIVES OR AFFILIATES BY OR ON BEHALF OF THE COMPANY OR ITS AFFILIATES (IT BEING INTENDED THAT NO SUCH PRIOR EXTRA-CONTRACTUAL STATEMENT WILL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE CLOSING OF THE TRANSACTIONS (AS DEFINED HEREIN)). EXCEPT AS SET FORTH EXPRESSLY IN THIS AGREEMENT, THE COMPANY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY RELATING TO THE UNITS OR ANY ASSET (TANGIBLE, INTANGIBLE OR MIXED) OF THE COMPANY, INCLUDING IMPLIED WARRANTIES OF FITNESS, NON-INFRINGEMENT, MERCHANTABILITY OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article XI
MISCELLANEOUS

11.1

Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as set forth below:

If to Parent or Merger Sub, to:
Communications Systems, Inc. Attention: Roger H. D. Lacey 10900 Red Circle Drive Minnetonka, Minnesota 55343 Email: rogerl@commsysinc.com with a copy (which shall not constitute notice) to:
Ballard Spahr LLP Attention: Barbara Rummel Peter Jaslow 2000 IDS Center 80 South 8th Street Minneapolis, MN 55402 Email: rummelb@ballardspahr.com jaslowp@ballardspahr.com
If to Company, to:
Pineapple Energy LLC Attention: Scott Honour Marcy Haymaker 315 East Lake Street, Suite 301 Wayzata, MN 55391 E-mail: shonour@northernpacificgroup.com mhaymaker@northernpacificgroup.com with a copy (which shall not

constitute notice) to:

Faegre Drinker Biddle & Reath LLP

Attention:

Steven Kennedy

Jonathan Zimmerman

Jonathan Nygren

2200 Wells Fargo Center

Minneapolis, MN 55402

E-mail: Steven.Kennedy@FaegreDrinker.com; Jon.Zimmerman@FaegreDrinker.com;

Jon.Nygren@FaegreDrinker.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

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11.2

Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing), the CVR Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the Parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

11.3

No Third-Party Beneficiaries. Except as set forth in ARTICLE X, this Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

11.4

Assignment. No Party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other Parties, and any such assignment or attempted or purported assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 11.4 is void.

11.5

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.6

Counterparts and Signatures. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

11.7

Governing Law. All matters arising out of or relating to this Agreement and the Transactions (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Minnesota, except that the matters contained in ARTICLE II with regards to the effects of the Merger between the Company and the Merger Sub shall be governed by the DLLCA and DGCL, without giving effect to any choice or conflict of law provision or rule.

11.8

Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise

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breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

11.9

Submission to Jurisdiction. Each of the Parties to this Agreement (a) consents to submit itself to the exclusive personal jurisdiction of the state and federal courts located in Minneapolis, Minnesota (the “Chosen Court”) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such Chosen Court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the Parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.9, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

11.10

WAIVER OF JURY TRIAL. EACH OF PARENT, THE MERGER SUB AND COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF PARENT, THE MERGER SUB OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

11.11

Disclosure Schedule. Each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify only (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections. The inclusion of any information in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or is outside the Ordinary Course of Business. The Parties acknowledge that Section 7.9 of the Parent Disclosure Schedule may be updated prior to the Effective Time to reflect any changes in the individuals to be appointed to the Parent Board and the class such individual is to serve or from whom resignations shall be obtained.

11.12

Members’ Representative

.

(a)

Appointment. The Members’ Representative will be appointed pursuant to the Joinder Agreements.

(b)

Authorization. Any decision, act, consent or instruction of the Members’ Representative under this Agreement shall constitute a decision of each Member and shall be final, binding and conclusive upon each Member, and Parent shall be entitled to rely conclusively without inquiry upon any such decision, act, consent or instruction of the Members’ Representative as being the decision, act, consent or instruction of each Member.

(c)

Resignation, Removal and Vacancies. The Members’ Representative may resign from its position as Members’ Representative upon not less than ten (10) Business Days’ prior written notice delivered to Parent and the Members. The Members, by the vote of the holders of a majority-in-interest of the Units immediately

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prior to the Closing, may remove the Members’ Representative from time to time upon not less than ten (10) Business Days’ prior written notice to Parent. If there is a vacancy at any time in the position of the Members’ Representative for any reason (whether due to death, resignation, removal or otherwise), such vacancy shall be filled by the holders of a majority-in-interest of the Units immediately prior to the Closing, and any such successor Members’ Representative shall be subject to the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Any successor Members’ Representative shall acknowledge in writing to Parent its acceptance of the appointment as the Members’ Representative in accordance with the terms of this Section 11.12.

(d)

No Liability of Parent, Merger Sub, the Surviving Company or Affiliates. For the avoidance of doubt, the parties acknowledge and agree that (i) under no circumstances shall Parent, Merger Sub, the Surviving Company or any of their respective Affiliates have any liability to the Members’ Representative or any of its Affiliates, of any kind or nature, arising out of or relating to this Agreement or the consummation of the Contemplated Transactions and (ii) to the extent the Members’ Representative fails to receive any portion of its engagement fee from the Company at or prior to the Closing, the Members’ Representative shall look solely to the Members, and not to the Surviving Company, for payment. Nothing contained in this Section 11.12(c) shall limit (or be construed to limit) the Members’ liability to the Members’ Representative.

11.13

Shareholders’ Representative

.

(a)

Appointment. The Shareholders’ Representative has been appointed by the Parent Board as the Shareholders’ Representative to act in accordance with the terms and conditions set forth in this Agreement applicable to the Shareholders’ Representative.

(b)

Authorization. Any decision, act, consent or instruction of the Shareholders’ Representative under this Agreement shall constitute a decision of the shareholders of the Parent and shall be final, binding and conclusive upon such shareholders, and the Company shall be entitled to rely conclusively without inquiry upon any such decision, act, consent or instruction of the Shareholders’ Representative as being the decision, act, consent or instruction of such shareholders.

(c)

Resignation, Removal and Vacancies. The Shareholders’ Representative may resign from his position as Shareholders’ Representative upon not less than ten (10) Business Days’ prior written notice delivered to the Company and the Parent’s shareholders. If there is a vacancy at any time in the position of the Shareholders’ Representative for any reason (whether due to death, resignation, removal or otherwise), such vacancy shall be filled by resolutions duly adopted by either vote at a meeting of all the members of the Parent Board duly called and held or written consent of the Parent Board, and, if such vacancy is prior to the Closing, any such successor Shareholders’ Representative shall be subject to the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)

No Liability of the Company, the Surviving Company or Affiliates. For the avoidance of doubt, the parties acknowledge and agree that under no circumstances shall the Company or the Surviving Company or any of their respective Affiliates have any liability to the Shareholders’ Representative or any of his Affiliates, of any kind or nature, arising out of or relating to this Agreement or the consummation of the transactions contemplated by this Agreement.

(e)

Indemnification of the Shareholders’ Representative. Except in the event of fraud or bad faith by the Shareholders’ Representative, the Parent will indemnify and hold harmless the Shareholders’ Representative against all Damages incurred by the Shareholders’ Representative in connection with the performance of the Shareholders’ Representative’s duties as the Shareholders’ Representative, including, without limitation, losses resulting from any action, suit or proceeding to which the Shareholders’ Representative is made a party by reason of the fact the Shareholders’ Representative is or was acting as the Shareholders’ Representative under this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:	PINEAPPLE ENERGY LLC:
By: /s/ Kyle Udseth Name: Kyle Udseth Title: Chief Executive Officer

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:	COMMUNICATIONS SYSTEMS, INC.:
By: /s/ Mark Fandrich Name: Mark Fandrich Title: Chief Financial Officer

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERGER SUB:	HELIOS MERGER CO.:
By: /s/ Mark Fandrich Name: Mark Fandrich Title: Chief Financial Officer

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEMBERS’ REPRESENTATIVE:	LAKE STREET SOLAR LLC: By: Northern Pacific Growth Investment Partners, L.P. Its: Managing Member By: Northern Pacific Group GP I, LLC Its: General Partner
By: /s/ Scott Honour Name: Scott Honour Title: President

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDERS’ REPRESENTATIVE:	/s/ Randall D. Sampson Randall D. Sampson

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EXHIBIT A

Form of CVR Agreement

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EXHIBIT B

Form of Voting Agreement

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EXHIBIT C

Certain Defined Terms

“30 Day VWAP” means the volume weighted average price per share of Parent Common Stock as reported on the NASDAQ for any 30 consecutive trading days. A sample calculation of the 30 Day VWAP is set forth on Schedule 2 solely for illustrative purposes.

“Acquisition Proposal” means, with respect to the Parent or the Company, (a) any inquiry, proposal or offer for a merger, consolidation, dissolution, sale of substantial assets, recapitalization, share exchange, tender offer or other business combination involving such party and its Subsidiaries (other than mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely such party and/or one or more Subsidiaries of such party), (b) any proposal for the issuance by such party of fifteen percent (15%) or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, fifteen percent (15%) or more of the equity securities or consolidated total assets of such party and its Subsidiaries, in each case other than the Transactions, provided that the Pre-Closing Financing, the Equity Offering and the Pre-Closing Acquisition shall not be considered an Acquisition Proposal and a Disposition shall not be considered an Acquisition Proposal as long as the Disposition does not involve or relate to any transaction involving the sale or issuance of equity interests of the Parent.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, proceeding, litigation, citation, summons, subpoena or investigation of a civil, criminal, administrative or regulatory nature, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Base Merger Consideration” means 15.6 million shares of Parent Common Stock.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Minneapolis, Minnesota are authorized or required by Law to be closed for business.

“Charter Amendment” means the amendment to the Parent’s Articles of Incorporation to increase the quantity of shares of Parent Common Stock it is authorized to issue to a number of shares of Parent Common Stock at least necessary to complete the Transactions.

“Class A and Class P Holders” means holders of Class A Units and Class P Units as of immediately prior to the Effective Time.

“Class A and P Closing Merger Consideration” means (a) the Closing Merger Consideration, minus (b) the number of shares of Parent Common Stock issued to holders of Class B Units at the Effective Time, minus (c) the number of shares of Parent Common Stock issued to holders of Class C Units at the Effective Time, minus (d) the Escrow Shares.

“Class A Units” means Class A Units of the Company.

“Class B Units” means Class B Units of the Company.

“Class C Units” means Class C Units of the Company.

“Class P Units” means Class P Units of the Company.

“Closing Merger Consideration” means (a) the Base Merger Consideration, minus (b) one share of Parent Common Stock for every $2.00 of Company Excess Debt, rounded down to the nearest whole share, minus (c) one (1) share of Parent Common Stock for every Class C Unit held by Parent as of the Effective Time, rounded down to the nearest whole share.

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“Closing Per Class A and Class P Unit Consideration” means (a) the Class A and P Closing Merger Consideration, divided by (b) the number of Class A Units and Class P Units issued and outstanding immediately prior to the Effective Time (other than Excluded Units).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Convertible Notes” means convertible promissory notes issued by the Company prior to the Closing and upon conversion every $2 of the unpaid principal and accrued interest thereon shall receive one (1) Class C Unit immediately prior to the Effective Time, which, with respect to any purchaser other than the Parent, will be exchanged as of the Effective Time into one (1) shares of Parent common stock and, with respect to Parent, will be cancelled as of the Effective Time as an Excluded Unit and each Class C Unit held by Parent will reduce the Base Merger Consideration by one (1) share of Parent Common Stock for such Class C Unit.

“Company Excess Debt” means all indebtedness of the Company (other than any Pre-Closing Financing) as of the Effective Time in excess of the Permitted Indebtedness.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Power and Enforceability), Section 3.2 (Authority), Section 3.3 (Capitalization) and Section 3.9 (Brokers).

“Company Material Adverse Effect” means any change, effect, event, circumstance or development that is materially adverse to or has a material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of the Company, taken as a whole, or (ii) the ability of Parent or Merger Sub to consummate the Merger or any of the other Transactions or to perform any of their respective covenants or obligations under this Agreement; provided, however, that none of the following, to the extent arising after the date of this Agreement, either alone or in combination, shall be deemed to be a Company Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been or will be a Company Material Adverse Effect: any change or event caused by or resulting from (A) the Transactions, including the Merger, or the announcement or pendency thereof, (B) changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a disproportionate effect on the Company relative to the other participants in the industry or industries in which the Company operates), (C) changes or events affecting the industry or industries in which the Company operates generally or compete (except to the extent those changes or events have a disproportionate effect on the Company relative to the other participants in the industry or industries in which the Company operates), (D) changes in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on the Company relative to the other participants in the industry or industries in which the Company operates), (E) changes in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Authority (except to the extent those changes have a disproportionate effect on the Company relative to the other participants in the industry or industries in which the Company operates), (F) any natural disaster, pandemic or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located or any governmental response to any of the foregoing (except to the extent those changes or events have a disproportionate effect on the Company relative to the other participants in the industry or industries in which the Company operates), or (G) any failure by Company to meet any internal guidance, budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in the case of Clause (G), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition). For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower-case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect or Parent Material Adverse Effect, in each case as defined in this Agreement. Notwithstanding anything to the contrary in this Agreement, any event, fact, development, circumstance, change, effect, or occurrence that arises out of a Law, directive, guideline or recommendation promulgated by any Governmental Entity related to COVID-19 shall not be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect, regardless of whether such effect is materially disproportionate.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

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“COVID-19 Response” means any workforce reduction, social distancing measure, office closure or safety measure adopted pursuant to any Law, directive, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, in each case, in response to or in connection with the COVID-19 pandemic.

“Disposition Milestone” means the disposition or sale by the Parent of: (1) the stock of the two entities comprising the Parent’s Electronics and Software Segment, or all or substantially all of the assets of those entities, plus (2) either (a) the stock or all or substantially all of the assets of the entities comprising the Parent’s Services and Support Segment, or (b) the  Parent’s building located in Minnetonka, Minnesota.

“Dollars” or “$” means the lawful currency of the United States.

“Earnout Per Class A or Class P Unit Consideration” means, with respect to each Class A Unit or Class P Unit, (a) the Earnout Consideration, if any, divided by (b) the number of Class A Units and Class P Units issued and outstanding immediately prior to the Effective Time (other than Excluded Units). For the avoidance of doubt, holders of Class B Units and Class C Units will not receive any portion of the Earnout Consideration

“Effective Time” means the effective time of the Certificate of Merger.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental, Health and Safety Laws” means all foreign, federal, state, and local Laws and Contracts in effect as of or prior to the Closing Date relating to or imposing Liability or standards of conduct concerning public health and safety, employee health and safety, pollution, or protection of the environment.

“Equity Offering” means a private placement equity offering described in Section 7.16 that is conducted by the Parent and the Company prior to the Closing, including any private placement offering conducted by the Parent or the Company after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that, together with the Company, at any relevant time would be treated as a single employer under Section 414 of the Code.

“Escrow Agreement” means an escrow agreement, in form and substance reasonably acceptable to the Company, the Members’ Representative and the Parent, pursuant to which the Escrow Shares will be issued at Closing at the Effective Time and held by a third-party escrow agent until they are allocated to the Class A and Class P Holders or the holders of Class B Units, as applicable, based on the trading price of shares of Parent Common Stock after the Effective Time in accordance with the Limited Liability Company Agreement of the Company and the Pre-Closing Acquisition Agreement.

“Escrow Per Class A and Class P Unit Consideration” means, with respect to each Class A Unit or Class P Unit, (a) the number of Escrow Shares issuable to the Class A and Class P Holders pursuant to the Escrow Agreement, if any, divided by (b) the number of Class A Units and Class P Units issued and outstanding immediately prior to the Effective Time (other than Excluded Units).

“Escrow Per Class B Unit Consideration” means, with respect to each Class B Unit, (a) the number of Escrow Shares issuable to the holders of Class B Units pursuant to the Escrow Agreement, if any, divided by (b) the number of Class B Units issued and outstanding immediately prior to the Effective Time.

“Escrow Shares” means 1.5 million shares of Parent Common Stock.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to Parent Stock Options, the definition contained in the Parent 2011 Plan.

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“Fraud” means an actual and intentional misrepresentation or omission relating to (i) a fact with respect to the representations and warranties contained in ARTICLE III or ARTICLE IV of this Agreement or (ii) any agreements or certificates delivered by the Company pursuant to this Agreement, or any information delivered by or on behalf of the Company pursuant to Section 6.3, Section 7.2(b), Section 7.2(d), Section 7.3(a), Section 7.3(c) and Section 7.16.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general equitable principles.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas, noise, mold, odor and all other substances or wastes of any nature regulated, listed, defined, or for which Liability or standards of conduct may be imposed pursuant to, any Environmental, Health and Safety Law.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (h).

“Indemnified Taxes” means any (i) Taxes of or with respect to the business operated by the Company that relate to a Pre-Closing Tax Period, including any payroll, unemployment, social security or employment or similar taxes payable in connection with the transactions described in this Agreement; (ii) Taxes of any member (other than the Company) of a consolidated, combined, affiliated, unitary or similar Tax group of which the Company is or was a member on or prior to the Closing Date, including under Treasury Regulations Section 1.1502-6 and any similar state or local Laws; (iii) Taxes of any Person (other than the Company) imposed on the Company or any of its Subsidiaries as a transferee or successor, by contract or otherwise, to the extent such Taxes relate to any business operated by the Company before the Effective Time and solely to the extent, and for the period, the Company has operated such business; and (iv) fifty percent (50%) of any Transfer Taxes.

“Indemnity Price Per Share” means the 30 Day VWAP per share on the date on which a claim for indemnification hereunder is finally resolved.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all

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content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (i) all other intellectual or industrial property and proprietary rights.

“Knowledge of the Company” and similar expressions mean the actual knowledge of the persons identified on Section K of the Company Disclosure Schedule, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their positions at the Company.

“Knowledge of the Parent” and similar expressions mean the actual knowledge of the persons identified on Section K of the Parent Disclosure Schedule, and such knowledge as such persons would reasonably be expected to have obtained in the course of their performance of their positions at the Parent.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lockup Shares” means an amount of 1,050,000 shares of Parent Common Stock with respect to which the holders of Class A Units and Class P Units will agree to retain and forfeit and transfer to the Parent pursuant to the terms of the Joinder Agreement in order to satisfy certain obligations of the holders of Class A Units and Class P Units hereunder.

“Members” means the record and beneficial owners of Units of the Company immediately prior to the Effective Time.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Parent Investment” means the aggregate Dollar amount of any investments, contributions, or commitments by the Parent in the Pre-Closing Financing.

“Parent Material Adverse Effect” means any change, effect, event, circumstance or development that is materially adverse to or has a material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition, or results of operations of Parent or Merger Sub and their Subsidiaries, taken as a whole, or (ii) the ability of Parent or Merger Sub to consummate the Merger or any of the other Transactions or to perform any of their respective covenants or obligations under this Agreement; provided, however, that none of the following, to the extent arising after the date of this Agreement, either alone or in combination, shall be deemed to be a Parent Material Adverse Effect, and none of the following shall be taken into account in determining whether there has been or will be a Parent Material Adverse Effect: any change or event caused by or resulting from (A) changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entities have substantial business operations (except to the extent those changes have a disproportionate effect on Parent or Merger Sub and their respective Subsidiaries relative to the other participants in the industry or industries in which Parent, Merger Sub and their respective Subsidiaries operate), (B) changes or events affecting the industry or industries in which Parent and its Subsidiaries operate generally (except to the extent those changes or events have a disproportionate effect on Parent and its Subsidiaries relative to the other participants in the industry or industries in which Parent, Merger Sub and their respective Subsidiaries operate), (C) changes in generally accepted accounting principles or requirements (except to the extent those changes have a disproportionate effect on Parent, Merger Sub and their respective Subsidiaries relative to the other participants in the industry or industries in which Parent and its Subsidiaries operate), (D) changes in laws, rules or regulations of general applicability or interpretations thereof by any Governmental

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Authority (except to the extent those changes have a disproportionate effect on Parent, Merger Sub and their respective Subsidiaries relative to the other participants in the industry or industries in which Parent and its Subsidiaries operate), (E) any natural disaster, pandemic or any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located or any governmental response to any of the foregoing (except to the extent those changes or events have a disproportionate effect on Parent, Merger Sub and their respective Subsidiaries relative to the other participants in the industry or industries in which Parent and its Subsidiaries operate), (F) a change in the public trading price of Parent Common Stock or the implications thereof, (G) a change in the trading volume of Parent Common Stock, (H) any failure by Parent to meet any public estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, (I) any failure by Parent to meet any guidance, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations (but not, in the case of Clauses (F) through (I), the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition), or (J) the Transactions, including the Merger, or the announcement or pendency thereof. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Parent Material Adverse Effect or Company Material Adverse Effect, in each case as defined in this Agreement. Notwithstanding anything to the contrary in this Agreement, any event, fact, development, circumstance, change, effect, or occurrence that arises out of a Law, directive, guideline or recommendation promulgated by any Governmental Entity related to COVID-19 shall not be deemed, either alone or in combination, to constitute or contribute to a Parent Material Adverse Effect, regardless of whether such effect is materially disproportionate.

“Parent Shareholders Meeting” means the special meeting of the shareholders of Parent to be held to consider the approval of the Agreement, the CVR Agreement, the Transactions (including the Merger and the Parent Stock Issuance), the Equity Offering (at the request of the Company) and the Charter Amendment.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Indebtedness” means indebtedness of the Company (other than any Pre-Closing Financing) as of the Effective Time of up to $22.5 million represented by such items of indebtedness reflected on Section P of the Company Disclosure Schedule.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Pre-Closing Acquisition” means the transactions contemplated by that certain Asset Purchase Agreement, dated as of the date hereof (the “Pre-Closing Acquisition Agreement”), by and among the Company, Hawaii Energy Connection, LLC, a Hawaii limited liability company, and E-Gear, LLC, a Hawaii limited liability company, and Steven P. Godmere, a resident of the State of Hawaii, as representative for the Sellers (as defined in the Pre-Closing Acquisition Agreement).

“Pre-Closing Financing” means all of the private placement transactions, through the consummation of which Company may raise capital through and until the Effective Time, by the issuance or sale of Company Convertible Notes; provided that, for the avoidance of doubt, none of the transactions among the Parties contemplated by this Agreement are, or shall be, Pre-Closing Financings and; provided further that, any Pre-Closing Financing shall not exceed gross proceeds of more than $10,000,000 in the aggregate and for which the Company shall provide Parent with notice of such private placement transaction prior to its consummation and an opportunity to acquire up to $5,000,000 in the aggregate of such Company Convertible Notes.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to any Straddle Period, the portion of such period ending on and including the Closing Date, in each case with respect to any business operated by the Company before the Effective Time and solely to the extent, and for the period, the Company has operated such business.

“Pro Rata Share” means, with respect to the Class A and Class P Holders, each Class A and Class P Holder’s percentage ownership of Class A Units and Class P Units as of immediately prior to the Effective Time.

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“Qualified Person” means any person making an unsolicited, bona fide, written Acquisition Proposal that the Parent Board determines in good faith (after consultation with outside counsel and its financial advisors) is, or would reasonably be expected to lead to, a Superior Proposal, and such Acquisition Proposal has not resulted from a breach by Parent, of its obligations under Section 7.1(a).

“Real Property” means the real property leased or subleased by the Company or for which there is an easement benefitting the Company, together with all buildings, structures and facilities located thereon.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Consideration” means the Closing Merger Consideration plus the Earnout Consideration.

“Straddle Period” means any period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) owns or controls, directly or indirectly, securities or other ownership interests representing (A) more that 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Superior Proposal” means, with respect to Parent, any bona fide, unsolicited written proposal made by a third party to acquire 50% or more of the equity securities or consolidated total assets of the Parent and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale or exclusive license of its assets, (a) on terms which Parent Board determines in its good faith judgment to be more favorable to the holders of the Parent’s capital stock from a financial point of view than the Transactions (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any termination or break-up fees and conditions to consummation, as well as any written, binding offer by the Company to amend the terms of this Agreement,) that the Parent Board, (b) is not subject to any financing condition, (c) is reasonably capable of being completed on the terms proposed without unreasonable delay and (d) includes termination rights no less favorable than the terms set forth in this Agreement, and in all respects from a third party capable of performing such terms.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, levies, assessments or governmental charges of any kind, (b) all interest, penalties, fines, additions to tax, or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) or for failure to file any Tax Return, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) under Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), and (d) any amounts payable under any tax sharing agreement or other contractual arrangement.

“Units” means the Class A Units, the Class B Units, the Class C Units and the Class P Units of the Company.

Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Section
Agreed Amount	10.5(a)
Agreement	Preamble
Allocation Certificate	2.11(a)
Alternative Acquisition Agreement	7.1(b)(ii)
Basket	10.2(a)
Certificate of Merger	2.2

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Chosen Court	11.9
Claim Notice	10.4(a)
Claimed Amount	10.5(a)
Closing	2.1
Closing Company Audited Financial Statements	7.2(b)
Closing Date	2.1
Company	Preamble
Company Board	Recitals
Company Disclosure Schedule	Article III
Company Expenses	9.3(c)
Company Insurance Policies	4.13
Company Material Contract	4.2(a)
Company Permitted Encumbrances	4.3(a)
Company Plan	4.10(a)
Company Plans	4.10(a)
Company Termination Fee	9.3(e)
Confidentiality Agreement	6.4
Convertible Note Consideration	2.6(e)
CVR	2.13
CVR Agreement	Recitals
D&O Persons	7.17(a)
Damages	10.1(a)
DGCL	Recitals
Disposition	Recitals
Dispute Notice	2.12(b)
DLLCA	Recitals
Earnout Consideration	2.12(a)
Earnout Share Holdback	2.12(d)
Effective Time	2.2
Equity Interests	5.3(a)
ESPP Termination Date	2.18(d)
Excess	2.18(b)
Excluded Units	2.6(b)
Extra-Contractual Statement	10.8
Financial Statements	3.7(a)
Indemnified Parties	10.1(a)
Indemnified Party	10.1(a)
Indemnifying Party	10.4(a)
Interim Financial Statements	3.7(a)
Liabilities	4.16
MBCA	Recitals
Measurement Date	5.3(a)
Mediator	2.12(b)
Member Approval	8.1(a)
Members’ Representative	Preamble
Merger	Recitals
Merger Sub	Preamble

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Milestone Notice	2.12(b)
Milestones	2.12(a)
Nasdaq	2.6(d)
New Equity Plan	7.5(b)
Outside Date	9.1(b)
Parent	Preamble
Parent 2011 Plan	2.18(a)
Parent Balance Sheet	5.6(b)
Parent Board	Recitals
Parent Board Recommendation	5.2(b)
Parent Board Recommendation Change	7.1(b)(i)
Parent Common Stock	Recitals
Parent Disclosure Schedule	Article IV
Parent ESPP	2.18(a)
Parent ESPP Option	2.18(d)
Parent Expenses	9.3(f)
Parent Insurance Policies	5.21
Parent Material Contract	5.9(a)
Parent Owned Real Property	5.11(b)(i)
Parent Permitted Encumbrances	5.11(a)
Parent Plan	5.18(a)
Parent Plans	5.18(a)
Parent Preferred Stock	5.3(a)
Parent RSU Awards	2.18(a)
Parent SEC Reports	5.6(a)
Parent Shareholder Approval	8.1(b)
Parent Stock Awards	2.18(a)
Parent Stock Issuance	Recitals
Parent Stock Options	2.18(a)
Parent Stock Plans	2.18(a)
Parent Termination Fee	9.3(b)
Parties	Preamble
PCAOB	7.2(b)
Per Class A and Class P Unit Merger Consideration	2.6(c)
PPACA	4.10(c)
Pre-Closing Dividend	7.12
Pre-Closing Tax Returns	7.15(a)
Proxy Statement/Prospectus	3.8(c)
Recommendation Change Notice	7.1(b)
Record Date	7.3(a)
Registration Statement	3.8(a)
Regulation M-A Filing	3.8(b)
Representatives	7.1(a)
Resolution Period	2.12(b)
Rights Agent	Recitals
Shareholders’ Representative	Preamble

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Surviving Company	2.1
Tax Claim	7.15(e)(i)
Third Party Claim	10.4(a)
Transactions	Recitals
Transfer Taxes	7.15(b)
Voting Agreement	Recitals
Voting Parent Debt	5.3(c)

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EXHIBIT D-1

Form of Joinder Agreement (Class A Units and Class P Units)

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EXHIBIT D-2

Form of Joinder Agreement (Class B Units, Class C Units and Company Convertible Notes)

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APPENDIX A-2

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2021 (this “Agreement”), by and among COMMUNICATIONS SYSTEMS, INC., a Minnesota corporation (the “Parent”), [●], as Rights Agent (the “Rights Agent”), and [●], in [its/his/her] capacity as the initial CVR Holders’ Representative (the “CVR Holders’ Representative”).

Recitals

WHEREAS, the Parent, Helios Merger Co., a Delaware corporation and direct wholly owned subsidiary of the Parent (the “Merger Sub”), and Pineapple Energy, LLC, a Delaware limited liability company (the “Company”), entered into an Agreement and Plan of Merger dated as of March 1, 2021 (the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of the Parent;

WHEREAS, pursuant to the Merger Agreement, the Parent agreed to issue and distribute to the Persons, who as of immediately prior to the Effective Time are shareholders of record of the Parent, the right to receive certain contingent value rights, on the terms and subject to the conditions hereinafter described; and

WHEREAS, the Parent desires that the Rights Agent act as its agent for the purposes of effecting the distribution of the CVRs (as hereinafter defined) to those shareholders of the Parent entitled to receive CVRs and performing the other services described in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)       the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b)       all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;

(c)       the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(d)       unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and

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words denoting natural Persons shall include corporations, limited liability companies, partnerships and other Persons and vice versa;

(e)       all references to “including” shall be deemed to mean including without limitation; and

(f)       capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Accountant” has the meaning set forth in Section 2.8.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by, or is under common control with such Person.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Minneapolis, Minnesota are authorized or required by Law to be closed for business.

“CVR Escrow” means a segregated escrow account in which all: (i) Net Proceeds, and (ii) the Reserve Fund amounts, if any, will be held until disbursed pursuant to the terms of this Agreement.

“CVR Payment Amount” means (a)(i) with respect to any Legacy Monetization for which a Disposition Agreement is entered into prior to the Effective Time, 100% of the Net Proceeds in respect of each respective item of Gross Proceeds received by the Parent or any of its Affiliates regardless of when any such Gross Proceeds are actually received, or (ii) with respect to any Legacy Monetization for which a Disposition Agreement is entered into following the Effective Time, 90% of Net Proceeds in respect of each respective item of Gross Proceeds received by the Parent or any of its Affiliates as a result of any Legacy Monetization regardless of when any such Gross Proceeds are actually received, less (b) any Reserve Fund amounts applicable to each such respective item of Gross Proceeds. Notwithstanding the foregoing, any CVR Payment Amount that is less than $200,000 shall be aggregated with the next subsequent CVR Payment Amount, and if not paid prior thereto, included in the Final CVR Payment and, further provided, in no event shall any CVR Payment, including the Final CVR Payment, be made if the CVR Payment Amount would be less than $50,000 in the aggregate.

“CVR Payment Date” means the 75th day after the end of the calendar quarter in which a respective item of Gross Proceeds is received by the Parent.

“CVR Payment Period” means each calendar quarter during the CVR Term, with the first CVR Payment Period commencing on the date hereof and ending on [●], 2021.

“CVR Payment Statement” means, for a given CVR Payment Period, a written statement of the Parent, setting forth in reasonable detail, (i) the CVR Payment Amount for such CVR Payment Period, (ii) a description of the total amounts received during such CVR Payment Period from each Legacy Monetization, and (iii) a calculation of any Monetization Expenses during such CVR Payment Period.

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“CVR Register” has the meaning set forth in Section 2.4(b).

“CVR Registrar” has the meaning set forth in Section 2.4(b).

“CVRs” means the contingent value rights issued by the Parent as contemplated by this Agreement. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only.

“CVR Term” means the period beginning on the Effective Time and ending on the date that is eighteen (18) months following the Effective Time.

“Disposition Agreement” means a definitive agreement, contract or other document entered into by the Parent providing for the sale, transfer, disposition, spin-off, or license of all or any part of the Parent Legacy Assets.

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Final CVR Payment” means the CVR Payment Date on which the last CVR Payment related to all the Legacy Monetization is made.

“Gross Proceeds” means all cash or cash proceeds (and the fair market value, as determined by the Parent, as of the time of receipt of such non-cash consideration, of all non-cash consideration such as stock or marketable securities) received by the Parent from a Legacy Monetization.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Legacy Monetization” means the sale, transfer, disposition, spin-off, or license of all or any part of the Parent Legacy Assets, which transaction is consummated during the CVR Term. A Legacy Monetization will also include the distribution of any cash or cash equivalents (“Legacy Cash”) that are a part of the Parent Legacy Assets in any amount that is in excess of the liabilities and obligations relating to Parent or the Parent Legacy Assets at the Effective Time.

“Legacy Shareholders” has the meaning set forth in Section 2.2.

“Monetization Expenses” means:

(a)       any expenses incurred or accrued relating to an unpaid invoice by the Parent or any of its Affiliates as a result of pursuing, negotiating, entering into and closing any Legacy Monetization, fees and out-of-pocket expenses of the Rights Agent and CVR Holders’ Representative and any other brokerage fee, finder’s fee, success fees, transaction fees, service fees, commission, accountant fees, advisor fees, legal fees and similar items in incurred as a result of pursuing, negotiating, entering into and closing any Legacy Monetization, provided, however, that, in each case, in no event shall the Monetization Expenses include any administrative or similar expenses or fees payable by the Parent in connection with its general overhead;

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(b)       any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by the Parent or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the CVR Term) and, without duplication, any income or other similar Taxes payable by the Parent or any of its Affiliates that would not have been incurred by the Parent or any of its Affiliates but for the Legacy Monetization or Gross Proceeds; provided that such Taxes shall be computed after taking into account any available net operating loss carryforwards or other Tax attributes existing as of the Effective Time actually recognized by the Parent or its Affiliates;

(c)       to the extent not paid with Legacy Cash or by revenue generated solely by the Parent Legacy Assets prior to the closing of the Legacy Monetization, any expenses incurred by Parent or any of its Affiliates in respect of the performance of this Agreement following the Effective Time, including preserving and maintaining any Parent Legacy Assets, indemnification expenses with respect to Parent Legacy Assets, allocation of rent expenses or in respect of its performance of any Contract in connection with any Parent Legacy Assets, including any costs related to the prosecution, maintenance or enforcement by Parent or any of its Affiliates of intellectual property rights in the Parent Legacy Assets;

(d)       any loss, liability, damage, judgment, fine, penalty, cost or expense incurred or reasonably expected to be incurred by Parent or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to any disposition of Parent Legacy Assets, including indemnification obligations of the Parent or any of its Affiliates set forth in any Disposition Agreement; and

(e)       to the extent not paid by revenue generated solely by the Parent Legacy Assets prior to the closing of the Legacy Monetization, any Liabilities borne by the Parent or any of its Affiliates pursuant to any Contract or Disposition Agreement primarily related to Parent Legacy Assets, including costs or severance payments and benefits arising from the termination thereof and the termination of employees of Parent whose position related primarily to the Parent Legacy Assets; provided, that obligations under the change in control agreements related to the persons set forth on Schedule 2 shall not constitute Monetization Expenses unless these scheduled individuals are notified of termination of employment or the individuals notify Parent of their intent to terminate their employment prior to the Effective Time.

“Net Proceeds” means, with respect to each respective Legacy Monetization, the excess, if any, of (i) all Gross Proceeds less (ii) all Monetization Expenses. For clarity, to the extent Monetization Expenses exceed Gross Proceeds for any CVR Payment Period, any excess Monetization Expenses shall be applied against Gross Proceeds in subsequent CVR Payment Periods.

“Notice of Objection” has the meaning set forth in Section 2.5(b).

“Parent Legacy Assets” means any and all assets, properties, and equipment of the Parent in existence as of the Effective Time; provided, that the Parent Legacy Assets shall not include any cash or cash equivalents in existence as of the Effective Time to cover the earn out obligations relating to Parent’s acquisition of IVDesk Minnesota, Inc. (the “Earn Out”); however, following the satisfaction of all obligations relating to the Earn Out, any remaining Earn Out amounts shall

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constitute Parent Legacy Assets. Notwithstanding the foregoing, Parent may retain and utilize duplicate copies of the books and records of Parent.

“Permitted Transfer” means: (i) a transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries under the terms of such trust; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (vi) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Reserve Fund” means, with regard to each particular Legacy Monetization other than a distribution of Legacy Cash, a reasonable amount to be determined by the Parent, not to exceed: (i) in the case of any Legacy Monetization for which a Disposition Agreement is entered into prior to the Effective Time, 7.5% of the Gross Proceeds of such Legacy Monetization, and (ii) in the case of any Legacy Monetization for which a Disposition Agreement is entered into following the Effective Time, 6.75% of the Gross Proceeds of such Legacy Monetization, which is to be retained as part of the CVR Escrow in accordance with this Agreement to satisfy any indemnification obligations of the Parent contained in the Disposition Agreement for such Legacy Monetization in excess of any escrow fund established pursuant to the Disposition Agreement for such Legacy Monetization for purposes of satisfying the Parent’s indemnification obligations thereunder.

“Surviving Person” has the meaning set forth in Section 6.1(a).

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1. Appointment of Rights Agent. The Parent hereby appoints [●] to act as the Rights Agent for the Parent in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2. Issuance of CVRs. The CVRs shall be issued and distributed by the Rights Agent after the Effective Time to the Persons who as of the close of trading on the Nasdaq Capital Market on the Business Day before the Effective Time are shareholders of record of the Parent (the “Legacy Shareholders”). Each Legacy Shareholder is entitled to one (1) CVR for each share of Parent Common Stock held by such Legacy Shareholder as of immediately prior to the Effective Time.

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Section 2.3. Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. The CVRs will not be listed on any quotation system or traded on any securities exchange.

Section 2.4. No Certificate; Registration; Registration of Transfer; Change of Address.

(a)       The CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.

(b)       The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs. The Rights Agent is hereby initially appointed as the registrar and transfer agent (the “CVR Registrar”) for the purpose of registering CVRs and transfers of CVRs as herein provided. The CVR Register will initially show one position for Cede & Co. representing shares of Parent Common Stock held by DTC on behalf of the street holders of the shares of Parent Common Stock held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under this Agreement, the Rights Agent will accomplish the payment to any former street name holders of shares of Parent Common Stock by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders.

(c)       Subject to the restriction on transferability set forth in Section 2.3, every request made to effect a Permitted Transfer of a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in a form reasonably satisfactory to the Parent and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof. A request for a transfer of a CVR shall be accompanied by such documentation establishing satisfaction that the transfer is a Permitted Transfer as may be reasonably requested by the Parent and the CVR Registrar (including opinions of counsel), if appropriate. Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Parent, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer Tax which shall be the responsibility of the transferor) to the Holder. The Parent and the Rights Agent may require evidence of payment of a sum sufficient to cover any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer (or evidence that such Taxes and charges are not applicable).

(d)       A Holder (or the CVR Holders’ Representative, on behalf of a Holder) may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR

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Register. The written request must be duly executed by the Holder and conform to such other reasonable requirements as the CVR Registrar may from time to time establish. Upon receipt of such proper written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.

(e)       The Parent will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Parent Common Stock as of immediately prior to the Effective Time. Subject to the terms and conditions of this Agreement and the Parent’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable withholding tax, to each holder of Parent Common Stock as of the Effective Time by the mailing of a statement of holding reflecting such CVRs.

Section 2.5. Payment Procedures.

(a)       Within forty-five (45) days after the end of each CVR Payment Date during the CVR Term in which the Parent received Gross Proceeds, the Parent shall deliver to the CVR Representative and Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, the Parent shall provide the CVR Representative and Rights Agent with reasonable documentation to support its calculation of the CVR Payment and Monetization Expenses. Upon the CVR Holders’ Representative’s request, the Parent shall make its accounting personnel available during normal business hours to the CVR Holders’ Representative or its authorized representative to discuss and answer questions with respect to the calculation of the CVR Payment Amount. Within fifteen (15) days after the CVR Holders’ Representative’s receipt of all information contemplated by this Section 2.5(a), the CVR Holders’ Representative may deliver a written notice to the Parent (with a copy to the Rights Agent) specifying that the CVR Holders’ Representative objects to the indicated CVR Payment Amount (a “Notice of Objection”), and stating the reason upon which the CVR Holders’ Representative has determined that (i) a CVR Payment Amount is due and payable, or (ii) the calculation of the CVR Payment Amount is in error. Any Notice of Objection shall identify in reasonable detail the nature of any proposed revisions to the CVR Payment. Any dispute arising from a Notice of Objection shall be resolved in accordance with Section 7.4 or by an independent third party valuation expert selected by the Parent and the CVR Holders’ Representative (and subject to the execution of a reasonable and customary confidentiality/nonuse agreement), whose decision shall be binding on the parties hereto and every Holder. The fees charged by the valuation expert referenced in the foregoing sentence shall be allocated between the Parent and the Holders (by deduction from the CVR Payment Amount) in the same proportion that the disputed amount of the CVR Payment Amount that was unsuccessfully disputed by (as finally determined by the valuation expert) bears to the total disputed amount of the CVR Payment Amount.

(b)       On or before each CVR Payment Date, the Parent shall deliver to the Rights Agent and cause the Rights Agent to deliver to the Holders, pro rata as to their CVR holdings, the amount of the indicated CVR Payment Amount. It is understood that all Monetization Expenses shall be applied in full (but without duplication) against respective Gross Proceeds. Any Reserve Fund amounts in the CVR Escrow established for a Legacy Monetization shall be released from such Reserve Fund upon the earlier of: (i) twelve (12) months following the consummation of the applicable Legacy Monetization; and (ii) the expiration of any generally applicable indemnity escrow established for purposes of breaches of the Parent’s representations and warranties in any

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Disposition Agreement. Thereafter, any such released Reserve Fund amounts shall be included by the Parent in the CVR Payment Amount paid on the next CVR Payment Date.

(c)       All payments by the Parent hereunder shall be made in U.S. dollars. The Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended or succeeded, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

Section 2.6. No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.

(a)       The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs.

(b)       The CVRs shall not represent any equity or ownership interest in the Parent (or in any constituent company to the Merger) or in any Parent Legacy Assets or other asset. It is hereby acknowledged and agreed that the CVRs shall not represent a security of the Parent. The rights or remedies of the holders of CVRs are contractual rights limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property is the right to receive cash from the Parent in accordance with the terms hereof.

(c)       Each Holder acknowledges and agrees to the appointment and authority of the CVR Holders’ Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the CVR Holders’ Representative or the authority or power of the CVR Holders’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the CVR Holders’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.

(d)       It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of the Parent’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Legacy Monetization will occur prior to the expiration of the CVR Term and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount.

Section 2.7. Discretion and Decision Making Authority; No Fiduciary Duty.

(a)       Until the expiration of the CVR Term, the CVR Holders’ Representative and the Parent shall cooperate to use commercially reasonable efforts to pursue Legacy Monetizations, and the CVR Holders’ Representative shall have the final discretion and decision making authority, not to be unreasonably withheld, over the final terms of each Legacy

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Monetization, including the particular manner, and upon what terms and conditions each Legacy Monetization is consummated; provided, that, any such Legacy Monetization shall require the Parent to execute the Disposition Agreement (so long as such Disposition Agreement does not include unreasonable burdens or obligations on the Parent). In furtherance of the foregoing:

(i)       the Parent shall not, before the expiration of the CVR Term, sell, transfer, dispose, spin-off, or license any Parent Legacy Assets or use Legacy Cash, except pursuant to a Legacy Monetization agreed to by the CVR Holders’ Representative or in the ordinary course of business of the Parent Legacy Assets consistent with past practice;

(ii)       the Parent shall not before the expiration of the CVR Term terminate or intentionally materially negatively impact the Parent Legacy Assets, including by failing to preserve and maintain the Parent Legacy Assets, without the prior written approval of the CVR Holders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed; and

(iii)       the Parent shall pay $[●] to the CVR Holders’ Representative at the Effective Time as compensation for services rendered by the CVR Holders’ Representative pursuant to this Agreement.

(b)       The CVR Holders’ Representative, after good faith discussions with Parent, shall be entitled to be reimbursed from the CVR Escrow for direct costs and expenses related to any Legacy Monetization.

(c)       It is acknowledged and agreed that neither the Parent nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto, and the Parent and its Affiliates intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.7(c) is an essential and material term of this Agreement. Except as expressly set forth herein, none of the Parent or any of its Subsidiaries shall have any obligation or liability whatsoever to any Holder relating to or in connection with any action, or failure to act, with respect to the sale of the Parent Legacy Assets. Following the CVR Term, the Parent shall be permitted to take any action in respect of the Parent Legacy Assets in order to satisfy any wind-down Liabilities associated with the Parent Legacy Assets.

Section 2.8. Audit Right and Information Rights.

(a)       Prior to the termination of this Agreement, upon not less than forty-five (45) calendar days’ prior written request by the CVR Holders’ Representative, the Parent shall meet at reasonable times during normal business hours with the CVR Holders’ Representative to discuss the content of any CVR Payment Statement. Such meeting shall not be requested more frequently than twice each calendar year. The Parent agrees to maintain, for at least one year after the last possible Legacy Monetization, all books and records relevant to the calculation of a CVR Payment Amount and the amount of Net Proceeds. Prior to the termination of this Agreement (but not requested more frequently than once per calendar year), subject to not less than forty-five (45) calendar days advance written notice from the CVR Holders’ Representative and prior execution

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and delivery by it and an independent accounting firm of national reputation chosen by the CVR Holders’ Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, the Parent shall permit the CVR Holders’ Representative and the Accountant, acting as agent of the CVR Holders’ Representative, at the CVR Holders’ Representative’s cost, to have access during normal business hours to the books and records of the Parent as may be reasonably necessary to (and for the sole purpose) audit the calculation of such CVR Payment Amount or the calculation of the amount of Net Proceeds.

(b)       Commencing at the Effective Time and ending on the Final CVR Payment date, the CVR Holders’ Representative will have access to the schedule of deposits and releases regarding the CVR Escrow.

Section 2.9. Termination. This Agreement will expire and be of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by the Parent to the CVR Holders’ Representative, if applicable, and the Rights Agent or any other rights of the Rights Agent which expressly survive the termination of this Agreement), and no additional payments will be required to be made (and the CVRs will expire without any consideration or compensation therefor), upon the earlier of (a) the payment of the full amount of all CVR Payment Amounts to the Rights Agent and the payment of the full amount of all CVR Payment Amounts to the Holders by the mailing by the Rights Agent of each applicable CVR Payment Amount to each Holder at the address reflected in the CVR Register and (b) the expiration of the CVR Term; provided that this Agreement shall remain in effect and not limit the right of Holders to receive the CVR Payment Amounts to the extent earned prior to the expiration of this Agreement or held in the CVR Escrow or Reserve Fund, and the provisions applicable thereto will survive the expiration of this Agreement until such CVR Payments have been made, if applicable.

Section 2.10. Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Parent with or without consideration therefor. Nothing in this Agreement is intended to prohibit the Parent from offering to acquire CVRs for consideration in its sole discretion.

ARTICLE III

THE RIGHTS AGENT

Section 3.1. Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, fraud, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 3.2. Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. The Rights Agent will report to both the CVR Holders’ Representative and Parent. In addition:

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(a)       the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)       the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(c)       in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(d)       the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises; and

(e)       the Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, fraud, bad faith or gross negligence or for the fees of counsel and expenses in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders.

(f)       The Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent shall also be entitled to reimbursement from the Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. An invoice for the agreed-upon fee of the Rights Agent as set forth on Schedule I will be rendered a reasonable time prior to, and paid on, the Effective Time. The foregoing shall not apply to the extent an expense has been determined by a decision of a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, fraud, bad faith or willful misconduct. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by the Parent.

Section 3.3. Resignation and Appointment of Successor.

(a)       The Rights Agent may resign at any time by giving written notice thereof to the Parent specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.

(b)       If the Rights Agent resigns or become incapable of acting, the Parent shall promptly appoint a qualified successor Rights Agent who may be the CVR Holders’ Representative or a Holder but shall not be an officer of the Parent. The successor Rights Agent

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so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c)       The Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the CVR Holders’ Representative. The CVR Holders’ Representative shall forward such notice to the Holders.

Section 3.4. Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to the Parent, the CVR Holders’ Representative and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; provided, that upon the request of Parent, the CVR Holders’ Representative or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1. List of Holders. The CVR Holders’ Representative shall furnish or cause to be furnished to the Rights Agent the names, addresses and shareholdings of the Holders immediately prior to the Effective Time. The Parent shall cause the CVR Registrar to promptly provide a copy of the CVR Register to the CVR Holders’ Representative upon reasonable request.

Section 4.2. Provision of CVR Payment Amounts. The Parent shall promptly provide the Rights Agent with the applicable cash payable in respect of any CVR Payment Amount, if any, to be distributed to the Holders in accordance with the terms of this Agreement.

Section 4.3. Assignments. The Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 6.1 or Section 7.2 hereof. At any time, the CVR Holders’ Representative may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to the Parent) to serve as a successor CVR Holders’ Representative, provided that such assignee executes a written joinder to this Agreement assuming the rights and duties of the CVR Holders’ Representative. The CVR Holders’ Representative will incur no liability of any kind to the Holders with respect to any action or omission by the CVR Holders’ Representative in connection with the CVR Holders’ Representative’s services pursuant to this Agreement, except in the event of liability directly resulting from the CVR Holders’ Representative’s fraud, gross negligence or willful misconduct.

Section 4.4. Records. The Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to confirm (a) whether any payments related to any Legacy Monetization giving rise to any CVR Payment Amounts have been received by Parent or its successors or

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Affiliates and (b) the applicable CVR Payment Amount payable to each Holder hereunder in accordance with the terms specified in this Agreement.

ARTICLE V

AMENDMENTS

Section 5.1. Amendments without Consent of Holders. Without the consent of any Holders or of the CVR Holders’ Representative (except as to items described in (b), (d), (g) and (h) below, which shall require the prior written consent of the CVR Holders’ Representative), the Parent, at any time and from time to time after the Effective Time, may unilaterally execute and implement one or more amendments hereto:

(a)       to evidence the succession of another Person to the Parent and the assumption by any such successor of the covenants of the Parent herein, in a transaction contemplated by Section 6.1 hereof;

(b)       to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(c)       to add to the covenants of the Parent such further covenants, restrictions, conditions or provisions as the Parent and the Rights Agent consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;

(d)       to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(e)       as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable foreign or state securities or “blue sky” laws; provided that, in each case, such amendment does not adversely affect the interests of the Holders;

(f)       as may be necessary or appropriate to ensure that the Parent is not required to produce a prospectus or an admission document in order to comply with applicable Law;

(g)       to cancel the applicable CVRs (i) in the event that any Holder has abandoned its rights in accordance with this Agreement or (ii) following a transfer of such CVRs to the Parent or its Affiliates in accordance with this Agreement;

(h)       to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement; provided that, in each case, such amendment does not adversely affect the interests of the Holders; or

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(i)       as may be necessary or appropriate to ensure that the Parent complies with applicable Law.

Promptly after the execution by the Parent of any amendment pursuant to the provisions of this Section 5.1, the Parent shall provide a copy of such amendment to the CVR Holders’ Representative.

Section 5.2. Amendments with Consent of Holders. Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or of the CVR Holders’ Representative), with the consent of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, the CVR Holders’ Representative, the Parent and the CVR Holders’ Representative may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders. The Parent and the Rights Agent agree to fully cooperate with the CVR Holders’ Representative in soliciting and obtaining the consent of the Holders as required by this Section. Promptly after the execution by the Parent, the CVR Representative and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, the Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.3. Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 6.1. Parent May Consolidate, Etc. The Parent shall not consolidate with or merge into any other Person (other than a merger or consolidation where the Parent is the surviving corporation), unless:

(a)       the Person formed by such consolidation or into which the Parent is merged, (the “Surviving Person”) shall expressly assume payment (if and to the extent required hereunder) of amounts on all the CVRs and the performance of every duty and covenant of this Agreement on the part of the Parent to be performed or observed; and

(b)       the Parent has delivered to the CVR Holders’ Representative and the Rights Agent an Officer’s Certificate, stating that such consolidation or merger complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.

Section 6.2. No Allocation to Parent Legacy Assets. No transaction described in Section 6.1 shall give, and the Merger shall not give, the Holders the right to a CVR Payment Amount.

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Section 6.3. Successor Substituted. Upon any consolidation of or merger by the Parent with or into any other Person, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Parent under this Agreement with the same effect as if the Surviving Person had been named as Parent herein.

ARTICLE VII

OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1. Notices. Any notice, report, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be addressed as follows:

(a)       if to a Holder or any or all Holders or the CVR Holders’ Representative, addressed to the CVR Holders’ Representative at: [●],

with a copy (which will not constitute notice) to:

Ballard Spahr LLP

80 S. 8th Street, Suite 2000

Minneapolis, MN 55402
Attn.: Barbara Rummel

Peter Jaslow

Telephone: (612) 371-3211
Facsimile: (612) 371-3207

Email: rummelb@ballardspahr.com

jaslowp@ballardspahr.com

(b)       if to the Parent, addressed to it at:

Pineapple Energy Corp.
315 Lake Street East
Wayzata, Minnesota 55391
Attn.: Chief Executive Officer
Telephone: (952) 456-5300
Email: Kyle@pineappleenergy.com

with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 S. 7th Street

Minneapolis, MN 55402-3901
Attn.: Steven Kennedy

Jonathan Zimmerman

Jonathan Nygren

Telephone: (612) 766-7000
Facsimile: (612) 766-1600

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Email: Steven.Kennedy@FaegreDrinker.commailto:rummelb@ballardspahr.com

Jon.Zimmerman@FaegreDrinker.com

Jon.Nygren@FaegreDrinker.com

(c)       if to the Rights Agent, addressed to it at: [●], email: [●], with a copy to [●], [●], email: [●];

or, in each case, to the most recent address, specified by written notice, given to the sender pursuant to this Section.

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, (iii) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto) or (iv) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the Business Day following the date of transmission; provided, that, in each case, the notice or other communication is sent to the physical address or email address set forth next to the name of such Party above (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto).

Section 7.2. Successors and Assigns. All covenants and agreements in this Agreement by the Parent shall bind its successors and assigns, whether so expressed or not. The Parent may not assign this Agreement without the prior written consent of the CVR Holders’ Representative. All covenants and agreements in this Agreement by the CVR Holders’ Representative shall bind his successors, whether so expressed or not. In the event the CVR Holders’ Representative resigns (without assigning its rights or obligations to a successor CVR Holders’ Representative), dies or is incapacitated, a successor CVR Holders’ Representative shall be elected by a majority in interest of the Holders.

Section 7.3. Benefits of Agreement. The Parent and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the CVR Holders’ Representative (on behalf of itself and the Holders) and the Holders, acting by the written consent of Holders of not less than a majority of the then-outstanding CVRs, all of whom are intended third-party beneficiaries hereof. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Parent, the Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, the Parent, the Parent’s successors and permitted assignees, and the Holders and their respective successors and permitted assignees. The rights of Holders are limited to those expressly provided in this Agreement and the Merger Agreement.

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Section 7.4. Governing Law. This Agreement and the CVRs shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Minnesota. Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the state and federal courts located in Minneapolis, Minnesota (the “Chosen Court”) in any action or proceeding arising out of or relating to this Agreement or the CVRs, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such Chosen Court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.1. Nothing in this Section 7.4, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 7.5. Legal Holidays. In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 7.6. Severability Clause. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the arbitration forum or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 7.7. Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the CVRs and the subject matter of this Agreement and supersedes any and all other prior or contemporaneous oral or written agreements made with respect to the CVRs or this Agreement, except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent with or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 7.8. Interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a party because that party or its attorney drafted the provision.

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Section 7.9. Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, the Parent or any of its Subsidiaries will be liable for any delays or failures in performance resulting from acts beyond its reasonable control including acts of God, pandemics (including COVID-19), terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

Section 7.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this Contingent Value Rights Agreement as of the day and year first above written.

Communications Systems, Inc.

By:

Name:

Title:

[●]

By:

Name:

Title:

[●]

By:

Name:

Title:

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Schedule 1
[●]

Schedule 2

Mark D. Fandrich

Scott Fluegge

Kristin A. Hlavka

A-2-20

APPENDIX A-3

Voting Agreement

VOTING AGREEMENT, dated as of March 1, 2021 (this “Agreement”), by and among Pineapple Energy LLC, a Delaware limited liability company (“Pineapple”), Communications Systems, Inc., a Minnesota corporation (“Parent”), and the undersigned holders (the “Shareholders” and each, a “Shareholder”) of capital stock of Parent. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, Pineapple, Helios Merger Co., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), Parent and the other parties thereto are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into Pineapple (the “Merger”), and the outstanding Units (other than Excluded Units, which will be cancelled) will be converted into shares of Parent Common Stock; and

WHEREAS, as a material condition and inducement to the willingness of Pineapple to enter into the Merger Agreement, Pineapple has required that the Shareholders agree, and the Shareholders, in order to induce Pineapple to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by Pineapple in connection therewith, have agreed, to enter into this Agreement and abide by the covenants and obligations as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

General

1.1.

Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Beneficial Owner” means, with respect to any securities, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial owner” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The terms “Beneficial Ownership,” “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“Covered Securities” means, with respect to each Shareholder, such Shareholder’s Existing Shares, together with any Shares or other voting capital stock of Parent of which such Shareholder has or acquires Beneficial Ownership on or after the date hereof; provided that for purposes of this definition of “Covered Securities,” a Person shall be deemed to be the Beneficial Owner of any Shares which such Person has the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Shares is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

“Covered Shares” means, with respect to each Shareholder, such Shareholder’s Existing Shares, together with any Shares or other voting capital stock of Parent of which such Shareholder has or acquires Beneficial Ownership (determined without the application of Rule 13d-3(d)(1)) on or after the date hereof.

“Existing Shares” means, with respect to each Shareholder, the number of Shares Beneficially Owned (determined without the application of Rule 13d-3(d)(1)) or owned of record by such Shareholder, as set forth opposite such Shareholder’s name in Schedule I hereto, but with respect to any Shares owned by or allocated

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to the Communications Systems, Inc. Employee Stock Ownership Plan (“ESOP”), means only (i) Shares allocated to the Shareholder’s ESOP account, or (ii) Shares that the Shareholder has the power to vote under the ESOP governing documents.

“Shares” means the shares of Parent Common Stock, shares of Parent Preferred Stock and any other capital stock of Parent.

“Transfer” means, directly or indirectly, to sell, transfer, assign, deposit, pledge, encumber (including creating or incurring any lien upon), hypothecate or similarly dispose of (including by gift, merger, consolidation by operation of Law or otherwise (including by conversion into securities or other consideration), either voluntarily or involuntarily, or by tendering into any tender or exchange offer), or to enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership or any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, deposit, pledge, encumbrance (including the creation or incurment of any lien upon), hypothecation or similar disposition of (including by gift, merger, consolidation by operation of Law or otherwise (including by conversion into securities or other consideration), either voluntarily or involuntarily, or by tendering into any tender or exchange offer).

ARTICLE II

Voting

2.1.

Agreement to Vote. Subject to the terms of this Agreement, each Shareholder hereby covenants and agrees, severally and not jointly, that during the term of this Agreement and at the Parent Shareholder Meeting and at any other meeting of the holders of Shares, however called, including any adjournment or postponement thereof, and in connection with any written consent of the holders of Shares, or in any other circumstance upon which a vote, consent or other approval of the holders of Shares is sought, such Shareholder shall, in each case, to the fullest extent that such matters are submitted for the vote, written consent or approval of such Shareholder and that the Covered Shares are entitled to vote thereon or consent thereto:

(a)

appear at any such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)

vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (A) in favor of the approval of the Merger Agreement and the other Transactions (including the CVR Agreement and the Parent Stock Issuance); (B) against any action or agreement submitted for the vote or written consent of the holders of Shares that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of Parent or Merger Sub under the Merger Agreement or that is otherwise in opposition to the Merger or any of the other Transactions (including the CVR Agreement and the Parent Stock Issuance); (C) against any extraordinary corporate transaction (other than the Merger or the Transactions, including the CVR Agreement and the Parent Stock Issuance), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, sale or transfer of all or substantially all of the securities of Parent (other than pursuant to the Merger or the Transactions, including the CVR Agreement and the Parent Stock Issuance) or any other Acquisition Proposal; and (D) against any other action, agreement or transaction submitted for the vote or written consent of the holders of Shares that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, or adversely affect the consummation of the Merger and the other Transactions; provided, that the foregoing covenants shall apply solely with respect to actions taken with respect to the Covered Shares; and provided further that nothing in this Agreement limits or restricts the Shareholders from voting on the Dispositions (as defined in the Merger Agreement) or any matters other than those explicitly set forth in this Section 2.1(b), in their sole discretion.

Any such vote shall be cast (or consent shall be given) by such Shareholder in accordance with such procedures relating thereto as will ensure that he or she is duly counted, including for purposes of determining whether a quorum is present. Neither this Section 2.1(b) nor anything else in this Agreement shall require such Shareholder to exercise any warrants or options (if any) to acquire Shares or other capital stock of Parent. Such Shareholder shall provide

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Pineapple with at least five Business Days’ prior written notice prior to signing any action proposed to be taken by written consent with respect to any Covered Shares. The obligations of such Shareholder under this Agreement, including this Article II, shall apply whether or not a Parent Board Recommendation Change has occurred.

(c)

Solely in the event of a failure by such Shareholder to act in accordance with such Shareholder’s obligations as to voting pursuant to Sections 2.1(a) and 2.1(b), such Shareholder hereby irrevocably grants to and appoints Pineapple (and any designee thereof) as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to represent, vote and otherwise act (by voting at any meeting of shareholders of the company or otherwise) with respect to such Shareholder’s Covered Shares solely as and to the extent set forth in this Section 2.1 until the termination of this Agreement in accordance with Section 5.1, to the same extent and with the same effect as such Shareholder might or could do under applicable law, rules and regulations. The proxy granted pursuant to this Section 2.1(c) is coupled with an interest and is irrevocable. Such Shareholder will take such further action and will execute such other instruments as may be necessary to effectuate the grant of this proxy. Notwithstanding the foregoing, this proxy shall terminate upon termination of this agreement in accordance with Section 5.1.

2.2.

Cap. Notwithstanding any other provision of this Agreement, in no event shall any provision of this Agreement, individually or in combination with any other provision hereof or of the Merger Agreement, be interpreted to, nor shall any person be entitled to enforce this Agreement in a manner so as to, give rise to a “control share acquisition” or “business combination” with an “interested shareholder” (as such terms are defined in the Minnesota Business Corporation Act (“MBCA”) for any purpose under the MBCA, and in the event of any determination that the foregoing would be the case, the terms of this Agreement shall be deemed modified ab initio to the extent (and only to the extent) required to avoid such a control share acquisition or business combination. For the avoidance of doubt, in no event shall the aggregate amount of Covered Shares subject to this Agreement exceed 19.9% of the issued and outstanding Shares (as such percentage is calculated pursuant to Section 302A.011, Subd. 41 of the MBCA), and this Section 2.2 shall be deemed to release from the obligations under this Agreement such number of Covered Shares as may be necessary to cause such aggregate amount to not exceed such percentage.

2.3.

No Inconsistent Agreements. Other than this Agreement, each Shareholder confirms and agrees, severally and not jointly, that such Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement is in effect, any voting arrangement, whether by proxy, consent, power of attorney, voting agreement, voting trust or otherwise, with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement is in effect, a proxy, consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not take any action that would have the effect of making any representation and warranty of such Shareholder contained herein untrue or incorrect or preventing or disabling such Shareholder from performing any of his or her obligations under this Agreement.

ARTICLE III

Representations and Warranties

3.1.

Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants, severally and not jointly, to Pineapple as follows:

(a)

Due Authority; Validity of Agreement. Such Shareholder has all requisite legal right, power, authority and capacity to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against him or her in accordance with its terms, subject to the General Enforceability Exceptions.

(b)

Ownership. (i) Such Shareholder is the Beneficial Owner of, and has, good, valid and marketable title to such Shareholder’s Existing Shares, (ii) the Shareholder has sole voting power, and sole power of disposition (subject, in the case of Restricted Stock, to the restrictions applicable thereto), with respect to all of the Existing Shares, (iii) the Existing Shares are all of the Shares owned, either of record or beneficially, by the Shareholder as of the date hereof, (iv) the Existing Shares are free and clear of all Encumbrances, other than liens arising under the securities Laws, any Encumbrances created by this Agreement and the restrictions imposed by the applicable grant agreement and plan relating to any Shares that are unvested awards of “restricted shares,” (v) the Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Existing Shares, and (vi) the Shareholder has the sole right and power to agree to all of the matters set forth in this Agreement. Schedule I sets forth the number of Shares Beneficially Owned by such Shareholder as of the date hereof.

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(c)

No Violation. The execution, delivery and performance of this Agreement by such Shareholder do not and will not (whether with or without notice or lapse of time, or both) (i) breach, violate, result in the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, or result in the creation, acceleration or change of any rights or obligations of any party or the creation of any lien upon any of the Covered Shares under, any Contract that is binding on such Shareholder or any of his or her properties or assets, or (ii) violate any Laws applicable to such Shareholder or by which any of such Shareholder’s assets or properties is bound, except for any of the foregoing as would not, individually or in the aggregate, impair the ability of such Shareholder to consummate the transactions contemplated hereby.

(d)

Consents and Approvals. Other than filings, permits, authorizations, consents and approvals as may be required under securities Laws, the execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of his or her obligations under this Agreement will not, require such Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing or registration with or declaration or notification to, any Governmental Authority, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings, registrations, declarations or notifications, would not, individually or in the aggregate, materially impair the ability of such Shareholder to consummate the transactions contemplated hereby.

(e)

Absence of Litigation. As of the date hereof, there is no Action or Governmental Order in effect, pending or, to such Shareholder’s knowledge, threatened against such Shareholder before or by any Governmental Authority that would, individually or in the aggregate, impair the ability of such Shareholder to consummate the transactions contemplated hereby.

(f)

Reliance by Pineapple. Such Shareholder understands and acknowledges that Pineapple is entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations and warranties, covenants and other agreements of such Shareholder contained herein.

3.2.

Representations and Warranties of Pineapple. Pineapple hereby represents and warrants to the Shareholders as follows:

(a)

Organization; Authorization; Validity of Agreement; Necessary Action. Pineapple is a limited liability company, validly existing and in good standing under the Laws of the state of Delaware. Pineapple has all limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Pineapple of this Agreement and the performance by it of its obligations hereunder have been duly and validly authorized by Pineapple and no other limited liability company action on the part of Pineapple is necessary to authorize the execution and delivery by it of this Agreement or the performance by it of its obligations hereunder. This Agreement has been duly executed and delivered by Pineapple and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of Pineapple, enforceable against it in accordance with its terms, subject to the General Enforceability Exceptions.

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(b)

No Violation. The execution, delivery and performance of this Agreement by Pineapple and the consummation by Pineapple of the transactions contemplated hereby do not and will not (whether with or without notice or lapse of time, or both) (i) breach or violate any provision of the certificate of formation or operating agreement of Pineapple, (ii) breach, violate, result in the loss of any benefit under, constitute a default under, result in the termination of or a right of termination or cancellation under, or result in the creation, acceleration or change of any rights or obligations of any party or the creation of any lien upon any of the properties or assets of Pineapple under, any Contract that is binding on Pineapple or (iii) violate any Law applicable to Pineapple or by which any of Pineapple’s assets or properties is bound, except in each case as would not, individually or in the aggregate, impair the ability of Pineapple to consummate the transactions contemplated hereby.

ARTICLE IV

Other Covenants

4.1.

Prohibition on Transfers, Other Actions. Until the earlier of the Effective Time or, if earlier, the termination of this Agreement or the Merger Agreement in accordance with their respective terms, each Shareholder hereby covenants and agrees, severally and not jointly, not to (i) Transfer any of such Shareholder’s Covered Securities, Beneficial Ownership thereof or any other interest specifically therein (including by tendering into any tender or exchange offer by any Person other than Pineapple or any of its subsidiaries); (ii) enter into any agreement, arrangement or understanding with any Person (other than Pineapple), or take any other action that would prevent or disable such Shareholder from performing his or her obligations under this Agreement; or (iii) take any action that would result in such Shareholder not having the legal power, authority or right to comply with and perform his or her covenants under this Agreement; provided, that this Section 4.1 shall not prohibit the Transfer of any of the Covered Securities by such Shareholder (A) upon the death of such Shareholder, (B) to any member of such Shareholder’s immediate family, (C) as a result of the forfeiture to Parent or cancellation of any equity award pursuant to the terms thereof, or (D) the sale of Shares issued pursuant to an equity award upon vesting, settlement or exercise of such equity award solely to cover the exercise price thereof or to satisfy tax obligations resulting from such vesting, settlement or exercise; provided, however, that any Transfer referred to in the foregoing clause (A) or (B) shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Pineapple, to be bound by the terms of this Agreement. Any purported Transfer of the Covered Securities in violation of this Section 4.1 shall be null and void ab initio. Promptly following the date hereof, (i) each Shareholder and Parent shall deliver joint written instructions to Parent’s transfer agent stating that while this Agreement is in effect, the Existing Shares cannot be Transferred in any manner without the prior written consent of Pineapple and (ii) Parent shall (or shall cause Parent’s transfer agent to) comply with the requirements of Sections 302A.417, 302A.429 and 302A.455 of the MBCA. If any Covered Securities are acquired after the date hereof by any of the Shareholders, the foregoing instructions shall be delivered with respect to such newly acquired Covered Securities promptly following the acquisition of such Covered Securities.

4.2.

No Solicitation. From the date hereof until the Effective Time, or if earlier, the termination of this Agreement or the Merger Agreement in accordance with their respective terms, each Shareholder, severally and not jointly and solely in such Shareholder’s capacity as a shareholder of Parent, agrees not to, directly or indirectly, take any action that would violate Section 7.1 of the Merger Agreement if such Shareholder were deemed a “Representative” of Parent for purposes of such Section 7.1 of the Merger Agreement; provided, the foregoing shall not serve to limit or restrict any actions taken by a Shareholder in any capacity other than as shareholder of Parent or to the extent such actions are permitted or required under such Section 7.1 of the Merger Agreement.

4.3.

Notice of Acquisitions. Each Shareholder hereby agrees, severally and not jointly, to notify Pineapple in writing as promptly as practicable (and in any event within two Business Days following such acquisition by such Shareholder) of the number of any additional Shares or other securities of Parent of which such Shareholder acquires Beneficial Ownership on or after the date hereof.

4.4.

Waiver of Appraisal Rights. Each Shareholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger and the other Transactions that such Shareholder may have by virtue of any Covered Shares owned by such Shareholder, including under Section 302A.471 or 302A.473 of the MBCA.

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4.5.

Further Assurances. From time to time, at Pineapple’s reasonable request and expense, each Shareholder shall execute and deliver such additional documents, transfers, assignments, endorsements, proxies, consents and other instruments and take all such further reasonable action as may be necessary to effectuate the intent of this Agreement.

4.6.

Parent Agreement. Parent hereby acknowledges the restrictions on Transfers of Covered Securities contained in Section 4.1. Parent agrees (i) not to register the Transfer (other than those permitted under Section 4.1) of any certificated or uncertificated interest representing any Covered Securities without the prior written consent of Pineapple and (ii) to take all such other actions reasonably necessary in furtherance of such Shareholder’s commitments hereunder, including (to the extent reasonably within Parent’s power) prohibiting or refusing to give effect to any action in violation hereof.

4.7.

Public Announcement. Each Shareholder hereby (a) consents to and authorizes the publication and disclosure by Parent, Merger Sub and Pineapple (including in any publicly filed documents relating to the Merger and the other Transactions) of: (i) such Shareholder’s identity, (ii) such Shareholder’s ownership of Shares of Parent or other securities of Parent (including the number of such shares or other securities), (iii) the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement, and (iv) any other information that Pineapple or Parent determines to be necessary in any SEC disclosure document in connection with the Merger and the other Transactions, and (b) agrees as promptly as practicable to notify Pineapple and Parent of any required corrections with respect to any written information supplied by such Shareholder specifically for use in any such disclosure document.

ARTICLE V

Miscellaneous

5.1.

Termination. This Agreement shall remain in effect until the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) with respect to any Shareholder, the mutual written agreement of Pineapple and such Shareholder, at which time this Agreement shall automatically terminate and be of no further force or effect (other than with respect to breaches occurring prior to the termination of the Merger Agreement that caused or contributed in any material respect to the termination of the Merger Agreement).

5.2.

No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Pineapple any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares, except as otherwise provided herein. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Shareholders, and Pineapple shall have no authority to direct the Shareholders in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.3.

Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three (3) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable overnight courier service, in each case to the intended recipient as set forth below:

if to Pineapple:

Pineapple Energy LLC

315 East Lake Street, Suite 301

Wayzata, MN 55391

Attn.: Scott Honour

Marcy Haymaker
Telephone: (952) 456-5300
Email: shonour@northernpacificgroup.com
mhaymaker@northernpacificgroup.com

with a copy (which will not constitute notice) to:

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attn.: Steven Kennedy

Jonathan Nygren

Telephone: (612) 766-7000
Facsimile: (612) 766-1600
Email: steven.kennedy@faegredrinker.com

jon.nygren@faegredrinker.com

if to Parent or Merger Sub:

Communications Systems, Inc. .
10900 Red Circle Drive
Minnetonka, Minnesota 55343
Attn.: Mark Fandrich
Telephone: (952) 582-6416
Email: Mark.Fandrich@commsysinc.com

with a copy (which will not constitute notice) to:

Ballard Spahr LLP

80 S. 8th Street, Suite 2000

Minneapolis, MN 55402
Attn.: Barbara Rummel

Peter Jaslow

Telephone: (612) 371-3211
Facsimile: (612) 371-3207

Email: rummelb@ballardspahr.com

jaslowp@ballardspahr.com

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Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

5.4.

Interpretation

(a)

. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any Law shall be deemed to refer to such Law as from time to time amended and also to all rules and regulations promulgated thereunder and interpretations thereof, unless the context requires otherwise. Any reference to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented and includes all exhibits, schedules or other attachments thereto. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

5.5.

Counterparts and Signatures. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile, by an electronic scan delivered by electronic mail or by electronic signature.

5.6.

Entire Agreement. This Agreement (including the Schedule hereto and the documents and instruments referred to herein) contains all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

5.7.

Governing Law; Submission to Jurisdiction; Waivers

.

(a)

This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Minnesota without giving effect to any choice or conflict of Law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.

(b)

The parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located

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in Minneapolis, Minnesota (the “Chosen Court”) in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such Chosen Court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each of Parent, Pineapple and each Shareholder hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.3 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement.

(c)

Each of the parties hereto hereby irrevocably waives ALL right to trial by jury IN any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of Pineapple, Parent, Merger Sub or the Shareholders in the negotiation, administration, performance and enforcement of this Agreement.

5.8.

Amendment; Waiver; Expenses

.

(a)

This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto. Each party hereto may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties hereto.

(b)

All fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

5.9.

Enforcement; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

5.10.

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.11.

Assignment. No party hereto may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties hereto, and any such assignment or attempted or purported assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 5.11 shall be void.

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5.12.

Shareholder Capacity. Each Shareholder is entering into this Agreement solely in his or her capacity as the Beneficial Owner of Shares, and not such Shareholder’s capacity as a director or, if applicable, officer of Parent or any of its subsidiaries. Accordingly, notwithstanding anything to the contrary contained in this Agreement, nothing herein shall in any way (a) restrict or limit such Shareholder from taking (or omitting to take) any action in his or her capacity as a director or officer of Parent taken in order to fulfill his or her fiduciary obligations under applicable Law or (b) restrict or limit (or require such Shareholder to attempt to restrict or limit) such Shareholder from acting in such capacity or voting in such capacity in the good faith exercise of his or her fiduciary duties under applicable Law.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

PINEAPPLE ENERGY LLC

By:

Name:

Title:

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COMMUNICATIONS SYSTEMS, INC.

By:

Name:

Title:

THE SHAREHOLDERS:

Mark Fandrich

Anita Kumar

Roger H.D. Lacey

Richard A. Primuth

Randall D. Sampson

Steven C. Webster

Michael R. Zapata

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Schedule I

Existing Shares Beneficially Owned by Shareholders

Each of the Shareholders set forth below Beneficially Owns or owns of record the following Existing Shares as of the date first written above:

Shareholder	# Shares
Mark Fandrich	23,856
Anita Kumar	8,195
Roger H.D. Lacey	94,210
Richard A. Primuth	26,129
Randall D. Sampson	1,124,893
Steven C. Webster	5,000
Michael R. Zapata	0

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APPENDIX A-4

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of December 16, 2021 by and among COMMUNICATIONS SYSTEMS, INC., a Minnesota corporation (the “Parent”), HELIOS MERGER CO., a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Sub”), PINEAPPLE ENERGY LLC, a Delaware limited liability company (the “Company”), Lake Street Solar LLC, a Delaware limited liability company, who is joining this Amendment as the Members’ Representative (the “Members’ Representative”), and Randall D. Sampson, who is joining this Amendment as the Shareholders’ Representative (the “Shareholders’ Representative”, and together with Parent, the Merger Sub, the Company and the Members’ Representative, the “Parties”).

BACKGROUND

A.           Parent, Merger Sub, the Company, the Members’ Representative and the Shareholders’ Representative are parties to that certain Agreement and Plan of Merger, dated as of March 1, 2021 (the “Existing Agreement”).

B.           The Parties desire to amend the Existing Agreement in certain limited respects, as set forth in this Amendment.

C.           Concurrent with the execution of this Amendment, the Company is entering into an Amendment No. 1 to the Pre-Closing Acquisition Agreement, in form approved by the Parent, to extend the Outside Date (as defined therein) to March 31, 2022, among other amendments.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants made herein, and of the mutual benefits to be derived herefrom, the parties agree as follows:

Article I
AMENDMENTS

1.1          Section 2.12(a)(i). Section 2.12(a)(i) shall be amended and restated in its entirety as follows:

“(i)        If the condition to Closing set forth in Section 8.2(g) is satisfied or waived, then the Parent shall issue to the Class A and Class P Holders in accordance with this Section 2.12 as Earnout Consideration 3.0 million shares of Parent Common Stock. Each Class A and Class P Holder shall receive its Pro Rata Share of the Earnout Consideration, as set forth in an Allocation Certificate to be delivered by the Members’ Representative to the Parent not less than three (3) Business Days before such Earnout Consideration is to be issued to the Class A and Class P Holders.”

1.2          Sections 2.12(a)(ii), 2.12(a)(iii) and 2.12(d). Section 2.12(a)(ii), Section 2.12(a)(iii) and Section 2.12(d) of the Existing Agreement shall be amended by replacing the phrase “the eighteen (18) month anniversary of the Closing Date” in all places in which it appears with “the twenty-four (24) month anniversary of the Closing Date”.

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1.3          Section 7.14. Section 7.14 shall be amended by replacing the phrase “eighteen (18) months of the Closing Date” with “twenty-four (24) months of the Closing Date.”

1.4          Section 7.16. Section 7.16 shall be amended by adding the following at the end of Section 7.16:

“The proceeds of the Equity Offering will be used to pay, release, terminate and discharge, and secure the documented release of all Encumbrances and guarantees associated with, the indebtedness and expenses in the order of priority set forth on Section 7.16 of the Company Disclosure Schedule. Parent shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by that certain Amended and Restated Securities Purchase Agreement, dated as of September 15, 2021 (the “PIPE Agreement”), between Parent and the purchasers identified on the signature pages thereto (“PIPE Investors”), including to consummate the transactions contemplated by the PIPE Agreement if Parent’s conditions to closing in the PIPE Agreement are satisfied (other than those conditions that by their nature or terms are to be satisfied at such closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions) and enforce its rights under the PIPE Agreement.”

1.5          Article VII. ARTICLE VII shall be amended by adding the following as Section 7.18:

“Section 7.18. Parent shall as promptly as reasonably practicable notify the Company in writing of, and shall give the Company the opportunity to participate in the defense, negotiations and settlement of, any Transaction Litigation brought or, to the Knowledge of the Parent, threatened in writing, shall keep the Company reasonably informed with respect to the status thereof and shall give consideration to the Company’s advice with respect to such Transaction Litigation. Parent shall give the Company and its Representatives a reasonable opportunity to review, and shall consider in good faith all reasonable comments, on all material filings or responses to be given to any third party in connection therewith. Parent shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation requiring amounts to be paid by the Parent unless the Company shall have consented in writing, with such consent not to be unreasonably withheld, delayed or conditioned. “Transaction Litigation” means any litigation asserted or commenced by any shareholder of Parent (whether directly or on behalf of Parent or otherwise) against Parent, the Parent Board, any committee of the Parent Board or any of Parent’s directors or officers relating to this Agreement, the Merger, the Registration Statement, the Proxy Statement/Prospectus or the other transactions contemplated by this Agreement.”

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1.6          Section 8.2. Section 8.2 shall be amended by adding the following Section 8.2(g):

“(g)        Funding. As of the Effective Time: (i) there shall have been secured binding agreements for no less than $32 million in cash from the Equity Offering payable to the Parent immediately following the Effective Time and the conditions to closing of Parent and the PIPE Investors in any definitive agreement relating to the Equity Offering, including the PIPE Agreement, are satisfied (other than those conditions that by their nature or terms are to be satisfied at such closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions and provided that Parent has used its reasonable best efforts to satisfy such conditions of the PIPE Investors and has not intentionally failed to satisfy such conditions); (ii) other than as set forth in Section 8.2(g)(iii) and (iv), there shall be no accrued payable amounts or liabilities to Lake Street Solar LLC or Hercules Capital, Inc., or their respective affiliates, on the balance sheet of the Company; (iii) Hercules Capital, Inc. shall have waived the Company’s obligation to pay upon consummation of the Merger $3 million of debt under the Loan and Security Agreement, dated December 11, 2020, by and among the Company, Hercules Capital, Inc. and the lenders thereto and extended the maturity date of such debt to the earlier of (1) December 10, 2024 or (2) the date on which Parent or the Company receives equity financing (other than pursuant to the PIPE Agreement) in one more transactions in an amount in excess of $25 million in the aggregate; and (iv) the entire amounts owed by the Company under that certain Working Capital Loan and Security Agreement, dated January 8, 2021, by and among Pineapple Energy LLC, Hercules Capital, Inc., and the lenders party thereto, shall have been extinguished or the maturity date thereof extended to at least December 10, 2024.”

1.7          Section 9.1(b). Section 9.1(b) shall be amended and restated in its entirety as follows:

“by either the Parent or the Company if the Merger shall not have been consummated by March 31, 2022 (the “Outside Date”) (provided, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party (and in the case of the Parent, Merger Sub) whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date);”

1.8          Section 9.1(j). Sections 9.1(h), (i) and (j) of the Existing Agreement shall be re-numbered as 9.1(i), (j) and (k) and Section 9.1(h) shall be amended and restated in its entirety as follows to read:

“by Parent if the PIPE Agreement is terminated by one or more PIPE Investors.”

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1.9          Section 9.3(a). Section 9.3(a) shall be amended and restated in its entirety as follows:

“Section 9.3(a). Except as set forth in this Section 9.3, (i) if this Agreement is terminated before the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, including, with respect to the Parent, all fees and expenses incurred with respect to the printing, filing and mailing of the Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto provided that the Company shall reimburse Parent for 50% of any Hart Scott Rodino Act filing fees paid by the Parent; and (ii) if the Merger is consummated, all fees and expenses incurred by either the Parent or the Company in connection with this Agreement, the Transactions (but not, for the avoidance of doubt, any fees and expenses relating to any Disposition), the Pre-Closing Acquisition, the Pre-Closing Financing, the Equity Offering and Transaction Litigation shall be paid by the Parent at or promptly after the Effective Time; provided that, if Parent has paid any fees and expenses in connection with this Agreement, the Transactions (but not, for the avoidance of doubt, any fees and expenses relating to any Disposition), the Pre-Closing Acquisition, the Pre-Closing Financing, the Equity Offering and Transaction Litigation before the Closing Date, an amount of cash (regardless of whether in existence prior to, at or after the Effective Time) equal to the amount of such fees and expenses paid before the Closing Date shall be added to and included within the meaning of Parent Legacy Assets under the CVR Agreement for distribution to the Holders (as defined in the CVR Agreement) pursuant to the CVR as soon as reasonably practicable after the Closing Date.”

1.10        Section 10.2. Section 10.2 shall be amended as follows:

(a)          In Section 10.2(d), the phrase “(ii) with respect to any claims not covered by the foregoing clause (i), in excess of its Pro Rata Share of the Stock Consideration received by such Class A and Class P Holder” will be replaced with “(ii) with respect to any claims not covered by the foregoing clause (i), in excess of its Pro Rata Share of the Stock Consideration received by such Class A and Class P Holder in its capacity as a Class A and Class P Holder”.

(b)          In Section 10.2(f), the phrase “if the Lockup Shares are not sufficient, then thereafter directly against the Stock Consideration received by the Class A and Class P Holders in accordance with their respective Pro Rata Share” will be replaced with “if the Lockup Shares are not sufficient, then thereafter directly against the Stock Consideration received by the Class A and Class P Holders in their capacity as Class A and Class P Holders in accordance with their respective Pro Rata Share”.

1.11        CVR Agreement. The CVR Agreement shall be amended as set forth on Exhibit A.

1.12        Exhibit C. Exhibit C shall be amended by amending and restating the definitions of “Class A and P Closing Merger Consideration,” and “Stock Consideration” as follows:

““Class A and P Closing Merger Consideration” means (a) the Closing Merger Consideration, minus (b) the number of shares of Parent Common Stock issued to Class B Units at the Effective Time, minus (c) the Escrow Shares.

“Stock Consideration” means (a) the Closing Merger Consideration, plus (b) the shares of Parent Common Stock issued upon conversion of the Class C Units in accordance with Section 2.6(c), plus (c) the Earnout Consideration.”

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Article II
CONSENT

2.1          Consent to Amendment of Pre-Closing Acquisition Agreements. Pursuant to Section 6.3(b) of the Existing Agreement, the Parent hereby consents to (a) the amendment of the Pre-Closing Acquisition Agreement in substantially the form provided by the Company to Parent prior to the date hereof, including to extend the Outside Date (as defined therein) to March 31, 2022 and (b) the amendment of the agreements with Hercules Capital, Inc. as reasonably required to satisfy the condition to Closing set forth in Section 8.2(g).

Article III
MISCELLANEOUS

3.1          Governing Law. All matters arising out of or relating to this Agreement, including this Amendment, and the Transactions (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Minnesota, except that the matters contained in ARTICLE III with regards to the effects of the Merger between the Company and the Merger Sub shall be governed by the DLLCA and DGCL, without giving effect to any choice or conflict of law provision or rule.

3.2          Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing), including this Amendment, the CVR Agreement, the Voting Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the Parties hereto, or any of them, written or oral, with respect to the subject matter hereof and the Parties hereto expressly disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

3.3          Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Amendment shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

3.4          Counterparts and Signatures. This Amendment may be executed in two or more counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

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3.5          Reference to and Effect on the Existing Agreement.

(a)          Except as expressly amended hereby, all of the terms, conditions and provisions of the Existing Agreement shall remain unamended and in full force and effect in accordance with its terms, and the Existing Agreement, as amended hereby, is hereby ratified and confirmed.

(b)          Each reference in the Existing Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference in any document relating to the Transactions to the “Merger Agreement” or words of like import that reasonably would be construed as being a reference to the Existing Agreement, in each case, shall mean and be a reference to the Existing Agreement, as amended and modified hereby.

3.6          Defined Terms. All capitalized terms used herein but undefined shall have the meanings ascribed to them in the Existing Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:	PINEAPPLE ENERGY LLC:

	By:	/s/ Kyle Udseth
Name: Kyle Udseth
Title: Chief Executive Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:	COMMUNICATIONS SYSTEMS, INC.:

	By:	/s/ Mark Fandrich
Name: Mark Fandrich
Title: Chief Financial Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERGER SUB:	HELIOS MERGER CO.:

	By:	/s/ Mark Fandrich
Name: Mark Fandrich
Title: Chief Financial Officer

Signature Page to Amendment No. 1 to Agreement and Plan of Merger

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

MEMBERS’ REPRESENTATIVE:	LAKE STREET SOLAR LLC:
By: Northern Pacific Growth Investment Partners, L.P.
Its: Managing Member
By: Northern Pacific Group GP I, LLC
Its: General Partner

	By:	/s/ Scott Honour
Name: Scott Honour
Title: President

Signature Page to Amendment No. 1 to Agreement and Plan of Merger

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SHAREHOLDERS’ REPRESENTATIVE:	/s/ Randall D. Sampson
Randall D. Sampson

Signature Page to Amendment No. 1 to Agreement and Plan of Merger

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EXHIBIT A

AMENDMENT TO CVR AGREEMENT

See Appendix A-2

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APPENDIX B

March 1, 2021

Personal and Confidential

Board of Directors of Communications Systems, Inc.
10900 Red Circle Drive Minnetonka, Minnesota 55343

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Communications Systems, Inc., a Minnesota corporation (together with its subsidiaries, the “Company”), of the Merger Consideration (as defined below) to be paid by the Company pursuant to that certain Agreement and Plan of Merger (the “Agreement”) by and among the Company, Helios Merger Co., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), Pineapple Energy, LLC, a Delaware limited liability company (“Target”), Lake Street Solar, LLC, a Delaware limited liability company, as Members’ Representative, and Randall D. Sampson, as Shareholders’ Representative, under which Merger Sub will merge with and into Target, with Target being the surviving entity of such merger (the “Merger”) as a wholly-owned subsidiary of the Company. Capitalized terms used but not otherwise defined in this letter have the same meaning as in the Agreement.

Pursuant to the terms of the Agreement, following the date hereof the Company will seek to engage in a divestiture, via one or a series of transactions, of substantially all of the business, assets, and properties that relate to the operations of the Company conducted prior to the Closing of the Merger (the “Dispositions”). In connection with such Dispositions, prior to or contemporaneously with the Closing of the Merger, the Company will enter into a Contingent Value Rights Agreement (the “CVR Agreement”), which will provide the shareholders of the Company as of immediately prior to the Effective Time an interest in the value of the Dispositions. At your direction and with your consent, we have determined the fairness of the Merger Consideration in reference to the value of the Company as a going concern on the date hereof and have not valued the potential sale value of the component assets of the Company in the Dispositions or the value of the potential payments under the CVR Agreement.

We have been informed by Company management that, prior to the Closing of the Merger, either the Company or Target will conduct a private placement of equity securities (the “Equity Offering”). Our analysis and opinion do not address the Equity Offering, because the terms of the Equity Offering have not been determined. The financial statements and financial projections regarding Target have been prepared by management of Target on the assumption that the acquisitions of each of Sungevity, Inc., Hawaii Energy Connection, LLC, and E-Gear, LLC (collectively, the “Acquisitions”, and together with the Equity Offering, the Dispositions, and the entrance into the CVR Agreement, the “Ancillary Transactions”) have been completed, and at your direction our analysis and opinion assume completion of each of the Acquisitions.

The consideration to be paid by the Company to the Members of Target upon consummation of the Merger consists of the following (collectively, the “Merger Consideration”), subject to certain adjustments as further set forth in the Agreement: (i) an aggregate of 15,600,000 shares of common stock, par value $0.05 per share, of the Company (the “Company Common Stock”); and (ii) an aggregate of up to 13,000,000 shares of Company Common Stock that may be earned by the Members upon achievement of certain Milestones (the “Earnout Consideration”), which includes (a) up to 3,000,000 shares of Company Common Stock that may be earned upon achievement of Milestones related to repayment of certain indebtedness of the Company and release of related encumbrances and guarantees, (b) up to 5,000,000 shares of Company Common Stock that may be earned upon the Company’s achievement of a 30 Day VWAP of the Company Common Stock of greater than $6.00 per share on the timeline set forth in the Agreement, and (c) up to 5,000,000 shares of Company Common Stock that may be earned upon the Company’s achievement of a 30 Day VWAP of the Company Common Stock of greater than $8.00 per share on the timeline set forth in the

APPENDIX B

Agreement. The foregoing is not intended to be a comprehensive discussion of the terms of the Merger, the specific terms and conditions of which are more fully set forth in the Agreement.

We, as a customary part of our investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have been engaged by the Company to render this opinion to its Board of Directors and we will receive a fee from the Company for providing this opinion, which is not contingent upon closing of the Merger. The Company has also agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement relating to advising the Company on the Merger.

We have not been requested to, and did not, (i) participate in negotiations with respect to the Agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination or financing transaction with the Company or any other alternative transaction, or (iii) advise the Board of Directors of the Company or any other party with respect to alternatives to the Merger or the Ancillary Transactions. We were not requested to provide services other than the delivery of this opinion, and we have not otherwise acted as financial advisor to any party to the Merger. Without limiting the generality of the foregoing, we were not requested to and did not provide advice regarding the structure or any other aspect of the Merger or the advisability, the amounts that may be paid or received from, or any other aspect of the Ancillary Transactions. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. Although we have not in the past provided investment banking services to the Company, we may seek to be engaged for compensation in the future to perform investment banking services for the Company.

In connection with our review of the Merger and in arriving at our opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have: (i) reviewed and analyzed the financial terms of the draft of the Agreement received on March 1, 2021 (the “Draft Merger Agreement”); (ii)(a) reviewed and analyzed certain historical financial, operating and business information related to the Company; (b) reviewed and analyzed certain internal financial projections of the Company prepared for financial planning purposes and furnished by management of the Company, and certain estimates of net operating loss tax benefits prepared by Company management; (c) reviewed and analyzed certain publicly available information relative to the Company; (d) reviewed and analyzed certain historical financial, operating, market and securities data of the Company publicly available or furnished by management of the Company; (e) conducted discussions with members of management of the Company with respect to the business and prospects of the Company on a stand-alone basis and on a combined basis with Target; (f) reviewed and analyzed the reported prices and trading activity of shares of Company Common Stock; (g) compared the financial performance of the Company with that of certain other publicly traded companies deemed by us to be comparable to the Company; (h) to the extent publicly available, reviewed and analyzed financial terms of certain acquisition transactions involving companies operating in businesses and industries deemed similar to that in which the Company operates and selected companies deemed comparable to the Company; (i) performed discounted cash flows analyses on the Company on a stand-alone basis incorporating various assumptions provided to us by management of the Company; (iii)(a) reviewed and analyzed certain pro- forma historical financial, operating and business information related to Target, in each case consolidated with the companies acquired or to be acquired in the Acquisitions; (b) reviewed and analyzed certain internal financial projections of Target prepared for financial planning purposes and furnished by management of Target; (c) conducted discussions with members of management of Target with respect to the business and prospects of the Company on a stand-alone basis; (d) compared the financial performance of Target with that of certain publicly traded companies deemed by us to be comparable to Target; (e) to the extent publicly available, reviewed and analyzed financial terms of certain acquisition transactions involving companies operating in businesses and industries deemed similar to that in which Target operates and selected companies deemed comparable to Target; (f) performed discounted cash flows analyses on Target on a stand-alone basis incorporating various assumptions provided to us by the management of the Company and Target; and (iv) conducted discussions with management of the Company with respect to the Company’s strategic reasons for pursuing the Merger and the Company’s valuation of Target. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

APPENDIX B

In conducting our review of the Merger, financial analyses and in rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and at your direction we have assumed, that the financial projections for the Company and Target and estimates of net operating loss tax benefits reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results and condition of the Company and the combined company, the best currently available estimates and judgments of the management of Target as to the future financial results and condition of Target, and we express no opinion with respect to such projections or the assumptions on which they are based. If any of the foregoing assumptions are not accurate, the conclusion set forth in this opinion could be materially affected. Neither the Company nor Target publicly disclose internal financial information of the type provided to us in connection with our review of the Merger. As a result, such information was prepared for financial planning purposes by management of the Company and Target, as applicable, and was not prepared with the expectation of public disclosure.

The credit, financial and stock markets have from time to time experienced unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Merger or the Merger Consideration to be paid in connection therewith, and this opinion does not purport to address potential developments in any such markets and the impacts those potential developments may have on our analyses between the date of delivery of this opinion and the Closing or any period thereafter.

We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or Target since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have assumed that the final form of the Agreement will be substantially similar to Draft Merger Agreement without modification of material terms or conditions. We have assumed that the Transaction will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or Target or alter the terms of the Merger. We have assumed that all aspects of the Ancillary Transactions necessary to Closing of the Merger will be completed in a manner that will not adversely affect the Company, Target, or the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or Target, including, without limitation, any intellectual property for which the Company or Target may or may not currently receive royalty or licensing fees, and we have not been furnished with any such appraisals or valuations, and have made no physical inspection of the property or assets of the Company or Target. We express no opinion regarding the liquidation value of any entity.

We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses. We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which any of the Company, Target or their respective affiliates is a party or may be subject and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters. No company or transaction used in any analysis for purposes of comparison is identical to the Company, Target, or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company, Target and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies, as applicable.

APPENDIX B

This opinion is necessarily based upon the financial, market, economic and other conditions that exist on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting this opinion, which may come or be brought to our attention after the date of the opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock have traded or such stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company, Target, the Merger, the Ancillary Transactions, and other participants in the Merger and the Ancillary Transactions that differ from the views of our investment banking personnel.

This opinion is furnished pursuant to and subject to the terms of our engagement letter dated February 5, 2021 (the “Engagement Letter”). This opinion is directed to the Board of Directors of the Company in connection with its consideration of the Merger. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should act or vote with respect to the Merger, any Ancillary Transaction, or any other matter. Notwithstanding the foregoing, the Board of Directors of the Company is authorized to rely upon this opinion. Except with respect to the use and disclosure of this opinion in connection with the proxy or information statement relating to the Merger or other filing required by securities laws in accordance with the Engagement Letter, this opinion shall not be published, disclosed or otherwise used, nor shall any public references to us be made, without our prior written approval; provided that any summary of this opinion must be in form and substance reasonably acceptable to us and our counsel.

This opinion addresses solely the fairness, from a financial point of view, to the Company of the Merger Consideration to be paid in the Merger pursuant to the Agreement, and it does not address any other terms or agreement relating to the Merger of any aspect of the Ancillary Transactions. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, or any solvency or fraudulent conveyance consideration relating to the Merger. We express no opinion as to the relative merits of the Merger or any aspect of the Ancillary Transactions, as compared to any alternative business strategies or transactions that might exist for the Company, Target or any other party or the effect of any other transaction in which the Company, Target or any other party might engage. We express no opinion as to the amount, nature or fairness of the consideration or compensation to be received in or as a result of the Merger by securityholders, officers, directors or employees of the Company, including without limitation the amount that may be received pursuant to the CVR Agreement. We have not been asked to consider, and this opinion does not address, the price at which the Company Common Stock will trade at any time or as to the impact of the Merger on the solvency or viability of the Company to pay its obligations when they come due. In connection with our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with, or reviewed by us. We are not rendering any legal, accounting, or other advice and understand that the Company is relying on its legal counsel and accounting advisors as to legal and accounting matters in connection with the Merger and the Ancillary Transactions.

The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at this opinion, we did not attribute any particular weight to any particular analysis or factor considered by us, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by us in our analyses, and no one method of analysis should be regarded as critical to the overall conclusion reached herein. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, we believe that our analyses must be considered as a whole and that selecting portions of our analyses and of the factors considered by us, without considering all analyses and factors in their entirety, could create a misleading or

APPENDIX B

incomplete view of the evaluation process underlying this opinion. The conclusion reached by us, therefore, is based on the application of our own experience and judgment to all analyses and factors considered by us, taken as a whole. This opinion was reviewed and approved by the Craig-Hallum Fairness Opinion Committee.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by the Company in the Merger pursuant to the Agreement is fair, from a financial point of view, to the Company.

Sincerely,

Craig-Hallum Capital Group LLC

APPENDIX C

AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

This Amended and Restated Securities Purchase Agreement (this “Agreement”) is dated as of September 15, 2021, between Communications Systems, Inc., a Minnesota corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company entered into a Securities Purchase Agreement, dated June 28, 2021 (the “Original Agreement”), by and between the Company and the purchaser parties thereto, pursuant to which the Company agreed to issue and sell to such original purchasers the securities described therein;

WHEREAS, following the date of the Original Agreement, the Company and an original purchaser party to the Original Agreement agreed to terminate such purchaser party’s subscription;

WHEREAS, the Company desires to sell additional subscriptions for the securities described in the Original Agreement and accordingly desires to amend and restate the Original Agreement as set forth herein; and

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(a)(2) of the Securities Act (as defined below), and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.

DEFINITIONS

1.1           Definitions. In addition to the terms defined elsewhere in this Agreement: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Certificate of Designation (as defined herein), and (b) the following terms have the meanings set forth in this Section 1.1:

“Acquiring Person” shall have the meaning ascribed to such term in Section 4.7.

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“BHCA” shall have the meaning ascribed to such term in Section 3.1(pp).

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“Board of Directors”means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Certificate of Designation” means the Certificate of Designation to be filed prior to the Closing by the Company with the Secretary of State of Minnesota, in the form of Exhibit A attached hereto.

“Closing” means the closing of the purchase and sale of the Preferred Stock and Warrants pursuant to Section 2.1.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Preferred Stock and the Warrants, in each case, have been satisfied or waived.

“Closing Statement” means the Closing Statement in the form on Annex A attached hereto.

“Code” shall have the meaning ascribed to such term in Section 3.1(xx).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.05 per share, and any other class of securities into which such common stock may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Ballard Spahr LLP, with offices located at 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103-7599.

“Company IT Systems” shall have the meaning ascribed to such term in Section 3.1(vv).

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“Conversion Price” shall have the meaning ascribed to such term in the Certificate of Designation.

“Conversion Shares” shall have the meaning ascribed to such term in the Certificate of Designation.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Disclosure Time” means, (i) if this Agreement is signed on a day that is not a Trading Day or after 9:00 a.m. (New York City time) and before midnight (New York City time) on any Trading Day, 9:01 a.m. (New York City time) on the Trading Day immediately following the date hereof, unless otherwise instructed as to an earlier time by the Placement Agent, and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any Trading Day, no later than 9:01 a.m. (New York City time) on the date hereof, unless otherwise instructed as to an earlier time by the Placement Agent.

“Disqualification Event” shall have the meaning ascribed to such term in Section 3.1(rr).

“Effective Date” means the earliest of the date that (a) the initial Registration Statement registering for resale all Underlying Shares required to be registered under the initial Registration Statement pursuant to the Registration Rights Agreement has been declared effective by the Commission, (b) all of the Underlying Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions, (c) follows the one year anniversary of the Closing Date provided that a holder of Underlying Shares is not an Affiliate of the Company, or (d) all of the Underlying Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and Company Counsel has delivered to such holders a standing written unqualified opinion that resales may then be made by such holders of the Underlying Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

“EGS” means Ellenoff Grossman & Schole LLP, with offices located at 1345 Avenue of the Americas, New York, New York 10105-0302.

“Employee Benefit Plan” shall have the meaning ascribed to such term in Section 3.1(xx).

“ERISA” shall have the meaning ascribed to such term in Section 3.1(xx).

“ERISA Affiliate” shall have the meaning ascribed to such term in Section 3.1(xx).

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“Evaluation Date” shall have the meaning ascribed to such term in Section 3.1(s).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance of (a) shares of Common Stock, restricted stock or restricted stock units, or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, and (c) shares of Common Stock or Common Stock Equivalents issued in connection with any merger or consolidation of the Company or any Subsidiary with or into another Person or other similar business combination involving the Company or any Subsidiary or any acquisitions or strategic transactions involving the Company or any Subsidiary, in each case, approved by a majority of the disinterested directors of the Company, provided that, except with respect to the issuances of securities set forth on Schedule 1.1, such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period in Section 4.13(a) herein, and provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. Notwithstanding anything herein to the contrary, a Variable Rate Transaction shall not be an Exempt Issuance.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Reserve” shall have the meaning ascribed to such term in Section 3.1(pp).

“Foreign Benefit Plan” shall have the meaning ascribed to such term in Section 3.1(xx).

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

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“Indebtedness” shall have the meaning ascribed to such term in Section 3.1(bb).

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(p).

“Issuer Covered Person” shall have the meaning ascribed to such term in Section 3.1(rr).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” means a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Lock-Up Agreements” means the Lock-Up Agreements, dated as of the Closing Date, by and between the Company and each of the directors of the Company, officers of the Company, and beneficial owners of 10% or more of the Common Stock, in the form of Exhibit D attached hereto.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(n).

“Maximum Rate” shall have the meaning ascribed to such term in Section 5.17.

“Merger Agreement” means that certain Agreement and Plan of Merger by and among the Company, Helios Merger Co., Pineapple Energy LLC, Lake Street Solar LLC, and Randall D. Sampson, dated as of March 1, 2021.

“OFAC” shall have the meaning ascribed to such term in Section 3.1(nn).

“Participation Maximum” shall have the meaning ascribed to such term in Section 4.12(a).

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Placement Agent” means JMP Securities LLC and Northland Securities, Inc.

“Preferred Stock” means up to 32,000 shares of the Company’s Series A Convertible Preferred Stock issued hereunder having the rights, preferences and privileges set forth in the Certificate of Designation, in the form of Exhibit A hereto.

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“Pro Rata Portion” shall have the meaning ascribed to such term in Section 4.12(e).

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign).

“Public Information Failure” shall have the meaning ascribed to such term in Section 4.3(b).

“Public Information Failure Payments” shall have the meaning ascribed to such term in Section 4.3(b).

“Purchaser Party” shall have the meaning ascribed to such term in Section 4.10.

“Registration Rights Agreement” means the Registration Rights Agreement, dated on or about the date hereof, among the Company and the Purchasers, in the form of Exhibit B attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares by each Purchaser as provided for in the Registration Rights Agreement.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Required Minimum” means, as of any date, the maximum aggregate number of shares of Common Stock then issued or potentially issuable in the future pursuant to the Transaction Documents, including any Underlying Shares issuable upon exercise in full of all Warrants or conversion in full of all shares of Preferred Stock, ignoring any conversion or exercise limits set forth therein.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Sanctions” shall have the meaning ascribed to such term in Section 3.1(nn).

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“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Preferred Stock, the Warrants, and the Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder Approval” means such approval as may be required by the applicable rules and regulations of the Trading Market from the shareholders of the Company with respect to the transactions contemplated by the Transaction Documents, including, without limitation, the issuance of all of the Underlying Shares in excess of 19.99% of the issued and outstanding Common Stock on the Closing Date.

“Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include locating and/or borrowing shares of Common Stock).

“Stated Value” means $1,000 per share of Preferred Stock.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for the Preferred Stock purchased hereunder as specified below such Purchaser’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsequent Financing” shall have the meaning ascribed to such term in Section 4.12(a).

“Subsequent Financing Notice” shall have the meaning ascribed to such term in Section 4.12(b).

“Subsidiary” means any direct or indirect subsidiary of the Company and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof. For the avoidance of doubt, the term Subsidiary as of the Closing Date includes Pineapple Energy LLC and its Subsidiaries.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transaction Documents” means this Agreement, the Certificate of Designation, the Warrants, the Registration Rights Agreement, the Lock-Up Agreements, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

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“Transfer Agent” means Equiniti Trust Company, the current transfer agent of the Company, and any successor transfer agent of the Company.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Preferred Stock and upon exercise of the Warrants.

“Variable Rate Transaction” shall have the meaning ascribed to such term in Section 4.13(b).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on the Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Purchasers at the Closing in accordance with Section 2.2(a) hereof, which Warrants shall be exercisable immediately and have a term of exercise equal to five (5) years, in the form of Exhibit C attached hereto.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE II.

PURCHASE AND SALE

2.1              Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, immediately (and, in any event, within one (1) Business Day) following the consummation of the transactions contemplated by the Merger Agreement, the Company agrees to sell, and the Purchasers, severally and not jointly, agree to purchase, up to an aggregate of $32,000,000 of shares of Preferred Stock with an aggregate Stated Value for each Purchaser equal to such Purchaser’s Subscription Amount as set forth on the signature page hereto executed by such Purchaser, and Warrants as determined pursuant to Section 2.2(a). The aggregate number of shares of Preferred Stock sold hereunder shall be up to 32,000. At the Closing, each Purchaser shall deliver to the Company, via wire transfer or a certified check, immediately available funds equal to such Purchaser’s Subscription Amount and the Company shall deliver to each Purchaser its respective shares of Preferred Stock and Warrants as determined pursuant to Section 2.2(a), and the Company and each Purchaser shall deliver the other items set forth in Section 2.2 deliverable at the Closing. Upon satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of EGS or such other location as the parties shall mutually agree.

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2.2	Deliveries.

(a)         On or prior to the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)           a legal opinion of Company Counsel, in form and substance reasonably satisfactory to the Purchasers;

(ii)          a certificate evidencing a number of shares of Preferred Stock equal to such Purchaser’s Subscription Amount divided by the Stated Value, registered in the name of such Purchaser and evidence of the filing and acceptance of the Certificate of Designation from the Secretary of State of Minnesota;

(iii)         a Warrant registered in the name of such Purchaser to purchase up to a number of shares of Common Stock equal to 100% of such Purchaser’s Conversion Shares, with an exercise price equal to $3.40, subject to adjustment therein;

(iv)         a certificate of the Chief Executive Officer of the Company certifying that the conditions set forth in Section 2.3(b)(i), (ii), (iv), (v), (vi), (vii) and (viii) have been satisfied;

(v)          the Company’s wire instructions, on Company letterhead and executed by the Chief Executive Officer or Chief Financial Officer; and

(vi)         the Lock-Up Agreements.

(b)         On or prior to the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i)	such Purchaser’s Subscription Amount, in accordance with Section 2.1 and the wire instructions provided by the Company.

2.3	Closing Conditions.

(a)          The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

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(i)            the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the date hereof and on the Closing Date of the representations and warranties of the Purchasers contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)           all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing Date shall have been performed;

(iii)          all conditions to the Merger Agreement shall have been met and the consummation of the transactions contemplated by the Merger Agreement shall have occurred;

(iv)          Shareholder Approval, including with respect to an amendment to the Company’s Articles of Incorporation to increase the quantity of Common Stock the Company is authorized to issue to a number of shares of Common Stock at least necessary to complete the transactions contemplated by this Agreement, shall have been obtained and deemed effective; and

(v)           the delivery by each Purchaser of the items set forth in Section 2.2(b) of this Agreement.

(b)          The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(i)            the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the date hereof and on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(ii)           all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii)          the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv)          there shall have been no Material Adverse Effect with respect to the Company since the date hereof;

(v)           Shareholder Approval shall have been obtained and deemed effective;

(vi)          all conditions to the Merger Agreement shall have been met and the consummation of the transactions contemplated by the Merger Agreement shall have occurred;

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(vii)         the Registration Statement shall have been declared effective by the Commission for the resale of all of the Underlying Shares by the Purchasers; and

(viii)        from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity (excluding the COVID-19 pandemic) of such magnitude in its effect on, or any material adverse change in, any financial market which makes it impracticable or inadvisable to purchase the Securities at the Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or warranty otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company hereby represents and warrants as of the date hereof and as of the Closing Date (unless as of a specific date therein, in which case as of such date) to each Purchaser as follows:

(a)          Subsidiaries. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary are duly authorized and validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b)         Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary,

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except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)          Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and the Merger Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s shareholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)          No Conflicts. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party, the issuance and sale of the Securities and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including, without limitation, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, including all applicable Trading Markets), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

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(e)          Filings, Consents and Approvals. The Company is not required to obtain any consent, approval, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than: (i) the filings required pursuant to Section 4.6 of this Agreement, (ii) the filing with the Commission pursuant to the Registration Rights Agreement, (iii) the notice and/or application(s) to each applicable Trading Market for the issuance and sale of the Securities and the listing of the Underlying Shares for trading thereon in the time and manner required thereby, (iv) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws and (v) Shareholder Approval (collectively, the “Required Approvals”).

(f)          Issuance of the Securities. The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens other than restrictions on transfer provided for in the Transaction Documents. Subject to the receipt of Shareholder Approval, the Company has reserved from its duly authorized capital stock a number of shares of Common Stock for issuance of the Underlying Shares at least equal to the Required Minimum on the date hereof.

(g)         Capitalization. The capitalization of the Company as of the date hereof is as set forth on Schedule 3.1(g), which Schedule 3.1(g) shall also include the number of shares of Common Stock owned beneficially, and of record, by Affiliates of the Company as of the date hereof. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plans and pursuant to the conversion and/or exercise of Common Stock Equivalents outstanding as of the date of the Company’s most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities or as set forth on Schedule 3.1(g) or the transactions contemplated by the Merger Agreement, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock or the capital stock of any

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Subsidiary, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents or capital stock of any Subsidiary. The issuance and sale of the Securities will not obligate the Company or any Subsidiary to issue shares of Common Stock or other securities to any Person (other than the Purchasers). There are no outstanding securities or instruments of the Company or any Subsidiary with any provision that adjusts the exercise, conversion, exchange or reset price of such security or instrument upon an issuance of securities by the Company or any Subsidiary. There are no outstanding securities or instruments of the Company or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Company or such Subsidiary. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth on Schedule 3.1(g) or in connection with the transactions contemplated by the Merger Agreement, there are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the actual knowledge of the Company, between or among any of the Company’s shareholders.

(h)         SEC Reports; Financial Statements. Except as set forth on Schedule 3.1(h), the Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, since January 1, 2019 (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act. The consolidated financial statements of the Company and Pineapple Energy LLC included or incorporated by reference in the SEC Reports, together with the related notes and schedules thereto, comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations, changes in stockholders’ equity and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

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(i)           Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as set forth on Schedule 3.1(i), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting or changed its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement or as set forth on Schedule 3.1(i), no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Company or its Subsidiaries or their respective businesses, prospects, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made.

(j)           Litigation. Except as set forth on Schedule 3.1(j), there is no action, suit, inquiry, notice of violation, Proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”). None of the Actions set forth on Schedule 3.1(j), (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

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(k)          Labor Relations. No labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s or its Subsidiaries’ employees is a member of a union that relates to such employee’s relationship with the Company or such Subsidiary, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and its Subsidiaries believe that their relationships with their employees are good in all material respects. To the knowledge of the Company, no executive officer of the Company or any Subsidiary, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are and, since January 1, 2018, have been in compliance with all applicable U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l)           Compliance. Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case where the failure to be in compliance would not have or reasonably be expected to result in a Material Adverse Effect.

(m)         Environmental Laws. The Company and its Subsidiaries (i) are and, since January 1, 2018, have been in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are and, since January 1, 2018, have been in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

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(n)         Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any written notice of Proceedings relating to the revocation or modification of any Material Permit.

(o)         Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company or any of the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance in all material respects.

(p)         Intellectual Property. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or required for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). None of, and neither the Company nor any Subsidiary has received a written notice that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Neither the Company nor any Subsidiary has received, since the date of the latest audited financial statements included within the SEC Reports, a written notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as could not have or reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(q)          Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage at least equal to the aggregate Subscription Amount.

(r)           Transactions with Affiliates and Employees. Except as set forth on Schedule 3.1(r), none of the officers or directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $120,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(s)          Sarbanes-Oxley; Internal Accounting Controls. The Company and the Subsidiaries are in compliance in all material respects with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, and any and all applicable rules and regulations promulgated by the Commission thereunder, that are effective as of the date hereof and as of the Closing Date. The Company and the Subsidiaries maintain effective internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) and a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Subsidiaries have established disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) for the Company and the Subsidiaries and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer

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and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company’s certifying officers have evaluated the effectiveness of the disclosure controls and procedures of the Company and the Subsidiaries as of the end of the period covered by the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) of the Company and its Subsidiaries that have materially affected, or is reasonably likely to materially affect, the internal control over financial reporting of the Company and its Subsidiaries. Neither the Company nor, to the knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of: (i) any “significant deficiency” or “material weakness” (each as defined in Rule 12b-2 of the Exchange Act) in the system of internal control over financial reporting utilized by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(t)          Certain Fees. No brokerage or finder’s fees or commissions are or will be payable by the Company or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents, other than fees payable to the Placement Agent. The Purchasers shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by the Transaction Documents.

(u)         Private Placement. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchasers as contemplated hereby. Subject to the receipt of Shareholder Approval and the provision of any Required Approvals, the issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(v)         Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Securities, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company shall conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

(w)         Registration Rights. Other than each of the Purchasers, except as set forth on Schedule 3.1(w), no Person has any right to cause the Company or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

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(x)          Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Company is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(y)         Application of Takeover Protections. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Purchasers as a result of the Purchasers and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Purchasers’ ownership of the Securities.

(z)          Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of the Purchasers or their agents or counsel with any information that it believes constitutes or might constitute material, non-public information. The Company understands and confirms that the Purchasers will rely on the foregoing representation in effecting transactions in securities of the Company. All of the disclosure furnished by or on behalf of the Company to the Purchasers regarding the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading. The Company acknowledges and agrees that no Purchaser makes or has made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

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(aa)        No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii) any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated.

(bb)       Solvency. Based on the consolidated financial condition of the Company as of the Closing Date, after giving effect to the receipt by the Company of the proceeds from the sale of the Securities hereunder (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the Closing Date. Schedule 3.1(bb) sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (z) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

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(cc)          Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company or of any Subsidiary know of no basis for any such claim.

(dd)         No General Solicitation. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchasers and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

(ee)         Foreign Corrupt Practices. Neither the Company, any Subsidiary, nor any of their respective directors or officers, nor to the knowledge of the Company or any Subsidiary, any agent, employee or other person acting on behalf of the Company or any Subsidiary, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of the FCPA.

(ff)           Accountants. The Company’s accounting firm is Baker Tilly LLP. To the knowledge and belief of the Company, the Company’s accounting firm is a registered public accounting firm as required by the Exchange Act.

(gg)         Seniority. Except as set forth on Schedule 3.1(gg), as of the Closing Date, no Indebtedness or other claim against the Company is senior to the Preferred Stock in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise, other than indebtedness secured by purchase money security interests (which is senior only as to underlying assets covered thereby) and capital lease obligations (which is senior only as to the property covered thereby).

(hh)         No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants and lawyers formerly or presently employed by the Company and the Company is current with respect to any fees owed to its accountants and lawyers which could affect the Company’s ability to perform any of its obligations under any of the Transaction Documents.

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(ii)            Acknowledgment Regarding Purchasers’ Purchase of Securities. The Company acknowledges and agrees that each of the Purchasers is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by any Purchaser or any of their respective representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to the Purchasers’ purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(jj)           Acknowledgment Regarding Purchaser’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Sections 3.2(g) and 4.15 hereof), it is understood and acknowledged by the Company that: (i) none of the Purchasers has been asked by the Company to agree, nor has any Purchaser agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term, (ii) past or future open market or other transactions by any Purchaser, specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future private placement transactions, may negatively impact the market price of the Company’s publicly-traded securities, (iii) any Purchaser, and counter-parties in “derivative” transactions to which any such Purchaser is a party, directly or indirectly, may presently have a “short” position in the Common Stock and (iv) each Purchaser shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (y) one or more Purchasers may engage in hedging activities at various times during the period that the Securities are outstanding, including, without limitation, during the periods that the value of the Underlying Shares deliverable with respect to Securities are being determined, and (z) such hedging activities (if any) could reduce the value of the existing shareholders’ equity interests in the Company at and after the time that the hedging activities are being conducted.  The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(kk)         Regulation M Compliance.  The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Placement Agent in connection with the placement of the Securities.

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(ll)           Form S-3 Eligibility.       The Company is eligible to register the resale of the Underlying Shares for resale by the Purchasers on Form S-3 promulgated under the Securities Act.

(mm)       Stock Option and Incentive Plans. Each stock option granted by the Company under any of the Company’s stock option or incentive plans was granted (i) in accordance with the terms of such stock option or incentive plan and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable law. No stock option granted under any of the Company’s stock option or incentive plans has been backdated. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, stock options prior to, or otherwise knowingly coordinate the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(nn)         Office of Foreign Assets Control. Neither the Company, any Subsidiary, nor any of their respective directors or officers, nor, to the Company’s knowledge, any agent, employee or Affiliate of the Company or any Subsidiary or other Person acting on behalf of the Company or any Subsidiary is currently subject to any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company or any Subsidiary located, organized or resident in a country or territory that is the subject of Sanctions.

(oo)         U.S. Real Property Holding Corporation. The Company is not and has never been a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon Purchaser’s request.

(pp)         Bank Holding Company Act. Neither the Company nor any of its Subsidiaries or Affiliates is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”), and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries or Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

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(qq)         Money Laundering. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no Action or Proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company or any Subsidiary, threatened.

(rr)           No Disqualification Events.  With respect to the Securities to be offered and sold hereunder in reliance on Rule 506 under the Securities Act, none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the offering hereunder, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosures provided thereunder.

(ss)          Other Covered Persons. Other than the Placement Agent, the Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.

(tt)           Notice of Disqualification Events. The Company will notify the Purchasers in writing, prior to the Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

(uu)         Merger Agreement. To the actual knowledge of the Company, the representations and warranties of Pineapple Energy LLC set forth in the Merger Agreement are true and correct (except as of the Closing Date, for changes expressly provided for in the Merger Agreement).

(vv)         Company IT Systems. The Company and its Subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information, and functions used in connection with the business of the Company and its Subsidiaries (the “Company IT Systems”), except as would not, individually or in the aggregate, have a Material Adverse Effect. The Company IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology consistent in all material respects with applicable regulatory standards and customary industry practices.

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(ww)        Cybersecurity. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (A) there has been no security breach or other compromise of or relating to the Company IT Systems; (B) the Company has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any such security breach or other compromise of the Company IT Systems; (C) the Company and its Subsidiaries have implemented policies and procedures with respect to the Company IT Systems that are reasonably consistent with industry standards and practices, or as required by applicable regulatory standards; and (D) the Company and its Subsidiaries are presently in compliance with all applicable laws or statutes, judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and contractual obligations relating to the privacy and security of the Company IT Systems and to the protection of the Company IT Systems from unauthorized use, access, misappropriation or modification.

(xx)          ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) at no time in the past six years has the Company or any ERISA Affiliate maintained, sponsored, participated in, contributed to or had any liability or obligation in respect of any Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, any “multiemployer plan” as defined in Section 3(37) of ERISA or any multiple employer plan for which the Company or any ERISA Affiliate has incurred or could incur material liability under Section 4063 or 4064 of ERISA, (ii) no “welfare benefit plan” as defined in Section 3(1) of ERISA provides or promises, or at any time provided or promised, retiree health, or other post-termination benefits except to the extent such benefit is fully insured or as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law and (iii) each Employee Benefit Plan is and has been operated in compliance with its terms and all applicable laws, including but not limited to ERISA and the Code. Each Employee Benefit Plan intended to be qualified under Code Section 401(a) has a favorable determination or opinion letter from the Internal Revenue Service upon which it can rely, and any such determination or opinion letter remains in effect and has not been revoked and no event has occurred and no facts or circumstances exist that could reasonably be expected to result in the loss of qualification or tax exemption of any such Employee Benefit Plan. With respect to each Foreign Benefit Plan, such Foreign Benefit Plan (1) if intended to qualify for special tax treatment, meets, in all material respects, the requirements for such treatment, and (2) if required to be funded, is funded to the extent required by applicable law. The Company does not have any obligations under any collective bargaining agreement with any union. As used in this Section 3.1(xx), “Code” means the Internal Revenue Code of 1986, as amended; “Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, including, without limitation, all equity and equity-based, severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (x) any current or former employee, director, independent contractor or other service provider of the Company or its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of the Subsidiaries or (y) the Company or any of the Subsidiaries has had or has any present or future direct or contingent obligation or liability; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; “ERISA Affiliate” means any member of the Company’s controlled group as determined pursuant to Code Section 414(b), (c), (m) or (o), with respect to any Person, each business or entity under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA; and “Foreign Benefit Plan” means any Employee Benefit Plan established, maintained or contributed to outside of the United States of America and which is not subject to United States law.

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3.2           Representations and Warranties of the Purchasers. Each Purchaser, for itself and for no other Purchaser, hereby represents and warrants as of the date hereof and as of the Closing Date (unless as of a specific date therein, in which case as of such date) to the Company as follows:

(a)            Organization; Authority. Such Purchaser is either an individual or an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by such Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)            Own Account. Such Purchaser understands that the Securities are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting such Purchaser’s right to sell the Securities pursuant to the Registration Statement or otherwise in compliance with applicable federal and state securities laws). Such Purchaser is acquiring the Securities hereunder in the ordinary course of its business.

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(c)           Purchaser Status. At the time such Purchaser was offered the Securities, it was, and as of the date hereof it is, and on each date on which it exercises any Warrants or converts any shares of Preferred Stock, it will be either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7), (a)(8), (a)(9), (a)(12), or (a)(13) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act.

(d)           Experience of Such Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

(e)            General Solicitation. Such Purchaser is not, to such Purchaser’s knowledge, purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to the knowledge of such Purchaser, any other general solicitation or general advertisement.

(f)            Access to Information. Such Purchaser acknowledges that it has had the opportunity to review the Transaction Documents (including all exhibits and schedules thereto) and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Such Purchaser acknowledges and agrees that neither the Placement Agent nor any Affiliate of the Placement Agent has provided such Purchaser with any information or advice with respect to the Securities nor is such information or advice necessary or desired.  Neither the Placement Agent nor any Affiliate has made or makes any representation as to the Company or the quality of the Securities and the Placement Agent and any Affiliate may have acquired non-public information with respect to the Company which such Purchaser agrees need not be provided to it.  In connection with the issuance of the Securities to such Purchaser, neither the Placement Agent nor any of its Affiliates has acted as a financial advisor or fiduciary to such Purchaser.

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(g)           Certain Transactions and Confidentiality. Other than consummating the transactions contemplated hereunder, such Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with such Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that such Purchaser first received a term sheet (written or oral) from the Company or any other Person representing the Company setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof. Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement or to such Purchaser’s representatives, including, without limitation, its officers, directors, partners, legal and other advisors, employees, agents and Affiliates, such Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

(h)           Brokers. There is no broker, investment banker, financial advisor, finder or other person which has been retained by or is authorized to act on behalf of such Purchaser who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.

The Company acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect such Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document or any other document or instrument executed and/or delivered in connection with this Agreement or the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, for the avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to locating or borrowing shares in order to effect Short Sales or similar transactions in the future.

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ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1           Transfer Restrictions.

(a)            The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144 or other available exemption, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Registration Rights Agreement and shall have the rights and obligations of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)           The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

[NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [EXERCISABLE] [CONVERTIBLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON [EXERCISE] [CONVERSION] OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders (as defined in the Registration Rights Agreement) thereunder.

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(c)            Certificates evidencing the Underlying Shares shall not contain any legend (including the legend set forth in Section 4.1(b) hereof): (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, (ii) following any sale of such Underlying Shares pursuant to Rule 144 (assuming cashless exercise of the Warrants in the case of Warrant Shares), (iii) if such Underlying Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Warrants in the case of Warrant Shares), without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 as to such Underlying Shares and without volume or manner-of-sale restrictions or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel, at the expense of the Company, to issue a legal opinion to the Transfer Agent or the Purchaser promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder, or if requested by a Purchaser, respectively. If all or any shares of Preferred Stock are converted or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Underlying Shares, or if such Underlying Shares may be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144, or if the Underlying Shares may be sold under Rule 144 (assuming cashless exercise of the Warrants in the case of Warrant Shares) without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 as to such Underlying Shares and without volume or manner-of-sale restrictions or if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) then such Underlying Shares shall be issued free of all legends. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4.1(c), it will, no later than the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the delivery by a Purchaser to the Company or the Transfer Agent of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend (such date, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4. Certificates for Underlying Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System as directed by such Purchaser. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of a certificate representing Underlying Shares, as applicable, issued with a restrictive legend.

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(d)           In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of Underlying Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 4.1(c), $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend and (ii) if the Company fails to (a) issue and deliver (or cause to be delivered) to a Purchaser by the Legend Removal Date a certificate representing the Securities so delivered to the Company by such Purchaser that is free from all restrictive and other legends and (b) if after the Legend Removal Date such Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Purchaser of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock that such Purchaser anticipated receiving from the Company without any restrictive legend, then, an amount equal to the excess of such Purchaser’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) (the “Buy-In Price”) over the product of (x) such number of Underlying Shares that the Company was required to deliver to such Purchaser by the Legend Removal Date multiplied by (y) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by such Purchaser to the Company of the applicable Underlying Shares (as the case may be) and ending on the date of such delivery and payment under this clause (ii).

(e)           Each Purchaser, severally and not jointly with the other Purchasers, agrees with the Company that such Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance upon this understanding.

4.2           Acknowledgment of Dilution. The Company acknowledges that the issuance of the Securities may result in dilution of the outstanding shares of Common Stock, which dilution may be substantial under certain market conditions. The Company further acknowledges that its obligations under the Transaction Documents, including, without limitation, its obligation to issue the Underlying Shares pursuant to the Transaction Documents, are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of the effect of any such dilution or any claim the Company may have against any Purchaser and regardless of the dilutive effect that such issuance may have on the ownership of the other shareholders of the Company.

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4.3           Furnishing of Information; Public Information.

(a) Until the later of the time that (i) no Purchaser owns Securities or (ii) the Warrants have expired, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then subject to the reporting requirements of the Exchange Act; provided, that the foregoing shall in no way prevent a sale, merger or similar transaction involving the Company.

(b)           At any time during the period commencing from the six (6) month anniversary of the date hereof and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company (i) shall fail for any reason to satisfy the current public information requirement under Rule 144(c) or (ii) has ever been an issuer described in Rule 144(i)(1)(i) or becomes such an issuer in the future, and the Company shall fail to satisfy any condition set forth in Rule 144(i)(2) (a “Public Information Failure”) then, in addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to one and one-half percent (1.5%) of the aggregate Subscription Amount of such Purchaser’s Securities on the day of a Public Information Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for the Purchasers to transfer the Underlying Shares pursuant to Rule 144.  The payments to which a Purchaser shall be entitled pursuant to this Section 4.3(b) are referred to herein as “Public Information Failure Payments.”  Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured.  In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Public Information Failure, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.4           Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

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4.5           Conversion and Exercise Procedures. Each of the form of Exercise Notice included in the Warrants and the form of Notice of Conversion included in the Certificate of Designation set forth the totality of the procedures required of the Purchasers in order to exercise the Warrants or convert the Preferred Stock. Without limiting the preceding sentence, no ink-original Exercise Notice or Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice or Notice of Conversion form be required in order to exercise the Warrants or convert the Preferred Stock. No additional legal opinion, other information or instructions shall be required of the Purchasers to exercise their Warrants or convert their Preferred Stock. The Company shall honor exercises of the Warrants and conversions of the Preferred Stock and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Transaction Documents.

4.6           Securities Laws Disclosure; Publicity. The Company shall (a) by the Disclosure Time, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Purchasers that it shall have publicly disclosed all material, non-public information delivered to any of the Purchasers by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. In addition, effective upon the issuance of such press release, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and any of the Purchasers or any of their Affiliates on the other hand, shall terminate. The Company and each Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor any Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of any Purchaser, or without the prior consent of each Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of any Purchaser, or include the name of any Purchaser in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of such Purchaser, except (a) as required by federal securities law in connection with (i) any registration statement contemplated by the Registration Rights Agreement and (ii) the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b). Each Purchaser agrees to furnish to the Company a completed selling stockholder questionnaire (in customary form) on a date that is not less than two (2) Trading Days prior to the filing of the Registration Statement.

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4.7           Shareholder Rights Plan. No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Purchaser is an “Acquiring Person” under any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or similar anti-takeover plan or arrangement in effect or hereafter adopted by the Company, or that any Purchaser could be deemed to trigger the provisions of any such plan or arrangement, by virtue of receiving Securities under the Transaction Documents or under any other agreement between the Company and the Purchasers.

4.8          Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, which shall be disclosed pursuant to Section 4.6, the Company covenants and agrees that neither it, nor any other Person acting on its behalf will provide any Purchaser or its agents or counsel with any information that constitutes, or the Company reasonably believes constitutes, material, non-public information, unless prior thereto such Purchaser shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company. To the extent that the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates delivers any material, non-public information to a Purchaser without such Purchaser’s consent, the Company hereby covenants and agrees that such Purchaser shall not have any duty of confidentiality to the Company, any of its Subsidiaries, or any of their respective officers, directors, agents, employees or Affiliates, or a duty to the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates not to trade on the basis of, such material, non-public information, provided that the Purchaser shall remain subject to applicable law. To the extent that any notice provided pursuant to any Transaction Document constitutes, or contains, material, non-public information regarding the Company or any Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Company understands and confirms that each Purchaser shall be relying on the foregoing covenant in effecting transactions in securities of the Company.

4.9           Use of Proceeds. Except as set forth on Schedule 4.9 attached hereto, the Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any Common Stock or Common Stock Equivalents, (c) for the settlement of any outstanding litigation or (d) in violation of FCPA or OFAC regulations.

4.10        Indemnification of Purchasers. Subject to the provisions of this Section 4.10, the Company will indemnify and hold each Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such

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controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against the Purchaser Parties in any capacity, or any of them or their respective Affiliates, by any shareholder of the Company who is not an Affiliate of such Purchaser Party, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is solely based upon a material breach of such Purchaser Party’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings such Purchaser Party may have with any such shareholder or any violations by such Purchaser Party of state or federal securities laws or any conduct by such Purchaser Party which is finally judicially determined to constitute fraud, gross negligence or willful misconduct). If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Transaction Documents. The indemnification required by this Section 4.10 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against the Company or others and any liabilities the Company may be subject to pursuant to law.

4.11        Reservation and Listing of Securities; Shareholder Approval.

(a)           Following the Closing Date, the Company shall maintain a reserve of the Required Minimum from its duly authorized shares of Common Stock for issuance pursuant to the Transaction Documents in such amount as may then be required to fulfill its obligations in full under the Transaction Documents.

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(b)           If, on any date following the Closing Date, the number of authorized but unissued (and otherwise unreserved) shares of Common Stock is less than 200% of (i) the Required Minimum on such date, minus (ii) the number of shares of Common Stock previously issued pursuant to the Transaction Documents, then the Board of Directors shall use commercially reasonable efforts to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least 200% of the Required Minimum at such time (minus the number of shares of Common Stock previously issued pursuant to the Transaction Documents), as soon as possible and in any event not later than the 75th day after such date.

(c)            The Company shall, if applicable: (i) in the time and manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock at least equal to the Required Minimum on the date of such application, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter, (iii) provide to the Purchasers evidence of such listing or quotation and (iv) maintain the listing or quotation of such Common Stock on any date at least equal to the Required Minimum on such date on such Trading Market or another Trading Market. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

(d)           In addition, the Company shall hold a special meeting of shareholders (which may also be at the annual meeting of shareholders) for the purpose of obtaining Shareholder Approval, with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal. The Company shall use its reasonable best efforts to obtain such Shareholder Approval.

4.12         Participation in Future Financing.

(a)            From the date hereof until the date that is the one (1) year anniversary of the Effective Date, upon any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents for cash consideration (a “Subsequent Financing”), the Purchasers shall have the right to participate in up to an amount of the Subsequent Financing equal to 25% of the Subsequent Financing in the aggregate (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing.

(b)           Between the time period of 4:00 pm (New York City time) and 6:00 pm (New York City time) on the Trading Day immediately prior to the Trading Day of the expected announcement of the Subsequent Financing (or, if the Trading Day of the expected announcement of the Subsequent Financing is the first Trading Day following a holiday or a weekend (including a holiday weekend), between the time period of 4:00 pm (New York City time) on the Trading Day immediately prior to such holiday or weekend

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and 2:00 pm (New York City time) on the day immediately prior to the Trading Day of the expected announcement of the Subsequent Financing), the Company shall deliver to each Purchaser a written notice of the Company’s intention to effect a Subsequent Financing (a “Subsequent Financing Notice”), which notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the Person or Persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet and transaction documents relating thereto as an attachment.

(c)           Any Purchaser desiring to participate in such Subsequent Financing must provide written notice to the Company by 6:30 am (New York City time) on the Trading Day following the date on which the Subsequent Financing Notice is delivered to such Purchaser (the “Notice Termination Time”) that such Purchaser is willing to participate in the Subsequent Financing, the amount of such Purchaser’s participation, and representing and warranting that such Purchaser has such funds ready, willing, and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from a Purchaser as of such Notice Termination Time, such Purchaser shall be deemed to have notified the Company that it does not elect to participate in such Subsequent Financing.

(d)           If, by the Notice Termination Time, notifications by the Purchasers of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the total amount of the Participation Maximum, then the Company will deliver written notice to each of the Purchasers that elected to participate in such Subsequent Financing of the remaining portion of the Participation Maximum for which Purchasers did not elect to participate, and such Purchasers may elect to purchase up to their pro rata percentage of such remaining portion by delivering written notice thereof to the Company by 8:30 am (New York City time) on the Trading Day of the expected announcement of the Subsequent Financing. Thereafter, if notification by the Purchasers of their willingness to purchase its pro rata percentage of the remaining portion of the Participation Maximum is not received in accordance with the foregoing sentence, then the Company may effect the remaining portion of such Subsequent Financing on the terms and with the Persons set forth in the Subsequent Financing Notice.

(e)           If, by the Notice Termination Time, the Company receives responses to a Subsequent Financing Notice from Purchasers seeking to purchase more than the aggregate amount of the Participation Maximum, each such Purchaser shall have the right to purchase its Pro Rata Portion (as defined below) of the Participation Maximum.  “Pro Rata Portion” means the ratio of (x) the Subscription Amount of Securities purchased on the Closing Date by a Purchaser participating under this Section 4.12 and (y) the sum of the aggregate Subscription Amounts of Securities purchased on the Closing Date by all Purchasers participating under this Section 4.12.

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(f)            The Company must provide the Purchasers with a second Subsequent Financing Notice, and the Purchasers will again have the right of participation set forth above in this Section 4.12, if the definitive agreement related to the initial Subsequent Financing Notice is not entered into for any reason on the terms set forth in such Subsequent Financing Notice within two (2) Trading Days after the date of delivery of the initial Subsequent Financing Notice.

(g)           The Company and each Purchaser agree that, if any Purchaser elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision that, directly or indirectly, will, or is intended to, exclude one or more of the Purchasers from participating in a Subsequent Financing, including, but not limited to, provisions whereby such Purchaser shall be required to agree to any restrictions on trading as to any securities of the Company or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such Purchaser. In addition, the Company and each Purchaser agree that, in connection with a Subsequent Financing, the transaction documents related to the Subsequent Financing shall include a requirement for the Company to issue a widely disseminated press release by 9:30 am (New York City time) on the Trading Day of execution of the transaction documents in such Subsequent Financing (or, if the date of execution is not a Trading Day, on the immediately following Trading Day) that discloses the material terms of the transactions contemplated by the transaction documents in such Subsequent Financing.

(h)           Notwithstanding anything to the contrary in this Section 4.12 and unless otherwise agreed to by such Purchaser, the Company shall either confirm in writing to such Purchaser that the transaction with respect to the Subsequent Financing has been abandoned or shall publicly disclose its intention to issue the securities in the Subsequent Financing, in either case in such a manner such that such Purchaser will not be in possession of any material, non-public information, by 9:30 am (New York City time) on the second (2nd) Trading Day following the date of delivery of the Subsequent Financing Notice. If by 9:30 am (New York City time) on such second (2nd) Trading Day, no public disclosure regarding a transaction with respect to the Subsequent Financing has been made, and no notice regarding the abandonment of such transaction has been received by such Purchaser, such transaction shall be deemed to have been abandoned and such Purchaser shall not be deemed to be in possession of any material, non-public information with respect to the Company or any of its Subsidiaries.

(i)            Notwithstanding the foregoing, this Section 4.12 shall not apply in respect of an Exempt Issuance.

4.13	Subsequent Equity Sales.

(a)           From the date hereof until forty-five (45) days after the Effective Date, neither the Company nor any Subsidiary shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents or (ii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement or the Merger Agreement; provided, however, that this Section 4.13(a) shall not prohibit the filing of a shelf registration statement on Form S-3 and any amendments thereto registering up to $150.0 million of the Company’s equity securities.

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(b)           From the date hereof until such time as no Purchaser holds any of the Warrants, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its Subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which the Company (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive, additional shares of Common Stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. Any Purchaser shall be entitled to obtain injunctive relief against the Company to preclude any such issuance, which remedy shall be in addition to any right to collect damages.

(c)           Notwithstanding anything herein to the contrary, this Section 4.13 shall not apply in respect of an Exempt Issuance.

4.14         Equal Treatment of Purchasers. No consideration (including any modification of any Transaction Document) shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of the Transaction Documents unless the same consideration is also offered to all of the parties to the Transaction Documents. For clarification purposes, this provision constitutes a separate right granted to each Purchaser by the Company and negotiated separately by each Purchaser, and is intended for the Company to treat the Purchasers as a class and shall not in any way be construed as the Purchasers acting in concert or as a group with respect to the purchase, disposition or voting of Securities or otherwise.

4.15         Certain Transactions and Confidentiality. Each Purchaser, severally and not jointly with the other Purchasers, covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales, of any of the Company’s securities during the period commencing with the execution of this Agreement and ending at such time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6.  Each Purchaser, severally and not jointly with the other Purchasers, covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company

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pursuant to the initial press release as described in Section 4.6, such Purchaser will maintain the confidentiality of the existence and terms of this transaction and the information included in the Disclosure Schedules. Notwithstanding the foregoing, and notwithstanding anything contained in this Agreement to the contrary, the Company expressly acknowledges and agrees that (i) no Purchaser makes any representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6, (ii) no Purchaser shall be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Agreement are first publicly announced pursuant to the initial press release as described in Section 4.6 and (iii) no Purchaser shall have any duty of confidentiality or duty not to trade in the securities of the Company to the Company or its Subsidiaries after the issuance of the initial press release as described in Section 4.6.  Notwithstanding the foregoing, in the case of a Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Purchaser’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement.

4.16        Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof, promptly upon request of any Purchaser. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Purchaser.

4.17         Lock-Up Agreements. The Company shall not amend, modify, waive or terminate any provision of any of the Lock-Up Agreements except to extend the term of the lock-up period and shall enforce the provisions of each Lock-Up Agreement in accordance with its terms. If any party to a Lock-Up Agreement breaches any provision of a Lock-Up Agreement, the Company shall promptly use its best efforts to seek specific performance of the terms of such Lock-Up Agreement.

ARTICLE V.

MISCELLANEOUS

5.1           Termination.  This Agreement may be terminated by any Purchaser, as to such Purchaser’s obligations hereunder only and without any effect whatsoever on the obligations between the Company and the other Purchasers, by written notice to the other parties, if the Closing has not been consummated on or before March 31, 2022; provided, however, that, in the event that the Registration Statement and/or Proxy Statement/Prospectus (each as defined in the Merger Agreement) is still being reviewed or commented on by the Commission, the Company or any Purchaser shall be entitled to extend the date for termination of this Agreement pursuant

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to this Section 5.1 for an additional thirty (30) days; provided further, however, that no such termination will affect the right of any party to sue for any breach by any other party (or parties); provided, further, that this Agreement shall automatically terminate and be of no further force and effect in the event the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby.

5.2          Fees and Expenses. At the Closing, the Company has agreed to reimburse the lead Purchaser the non-accountable sum of $25,000 for its legal fees and expenses. The Company shall deliver to each Purchaser, prior to the Closing, a completed and executed copy of the Closing Statement, attached hereto as Annex A. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any conversion or exercise notice delivered by a Purchaser), stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

5.3          Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.4          Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the e-mail address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or e-mail address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.5          Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and Purchasers which purchased at least 50.1% in interest of the Preferred Stock based on the initial Subscription Amounts hereunder (or, prior to the Closing, the Company and each Purchaser) or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought, provided that if any proposed amendment, modification or waiver disproportionately and adversely impacts a Purchaser (or group of Purchasers), the prior written consent of such disproportionately impacted Purchaser (or group of Purchasers) shall also be required. No waiver of any default with respect to any provision,

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condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right. Any amendment effected in accordance with this Section 5.5 shall be binding upon each Purchaser and holder of Securities and the Company.

5.6           Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.7           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided that such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

5.8          No Third-Party Beneficiaries. The Placement Agent shall be the third-party beneficiary of the representations and warranties of the Company in Section 3.1 hereof and with respect to the representations and warranties of the Purchasers in Section 3.2 hereof. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.10 and this Section 5.8.

5.9           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Action or Proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such Action or Proceeding is improper or is an inconvenient venue for such Proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such Action or Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an Action or Proceeding to enforce any provisions of the Transaction Documents, then, in addition to the obligations of the

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Company under Section 4.10, the prevailing party in such Action or Proceeding shall be reimbursed by the non-prevailing party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Action or Proceeding.

5.10         Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

5.11        Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

5.12         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

5.13        Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights; provided, however, that, in the case of a rescission of a conversion of the Preferred Stock or exercise of a Warrant, the applicable Purchaser shall be required to return any shares of Common Stock subject to any such rescinded conversion or exercise notice concurrently with the return to such Purchaser of the aggregate number of shares of Preferred Stock converted and/or exercise price paid to the Company for such shares, as applicable, and the restoration of such Purchaser’s right to acquire such shares pursuant to such Purchaser’s Preferred Stock and Warrant (including, issuance of a replacement Preferred Stock certificate and warrant certificate evidencing such restored right).

5.14        Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence

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reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

5.15        Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.16        Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other Person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

5.17        Usury. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any Action or Proceeding that may be brought by any Purchaser in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date thereof forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Purchaser with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Purchaser to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Purchaser’s election.

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5.18        Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any Proceeding for such purpose. Each Purchaser has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. For reasons of administrative convenience only, each Purchaser and its respective counsel have chosen to communicate with the Company through EGS. EGS does not represent all of the Purchasers and only represents the lead Purchaser. The Company has elected to provide all Purchasers with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by any of the Purchasers. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Purchaser, solely, and not between the Company and the Purchasers collectively and not between and among the Purchasers.

5.19         Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

5.20         Saturdays, Sundays, Holidays, etc.       If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.21         Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments thereto. In addition, each and every reference to share prices and shares of Common Stock in any Transaction Document shall be subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Agreement.

5.22         WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER

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PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

communications systems, inc.	Address for Notice:

By:	Email:
Name: Title:	Fax:

With a copy to (which shall not constitute notice):

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR PURCHASER FOLLOWS]

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[PURCHASER SIGNATURE PAGES TO JCS SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser: ____________________________________________________

Signature of Authorized Signatory of Purchaser: __________________________

Name of Authorized Signatory: ____________________________________

Title of Authorized Signatory: _____________________________________

Email Address of Authorized Signatory: ___________________________________________

Address for Notice to Purchaser:

Address for Delivery of Securities to Purchaser (if not same as address for notice):

Subscription Amount: $____________

Shares of Preferred Stock: ____________

Warrant Shares: ________________

EIN Number: _______________________

[SIGNATURE PAGES CONTINUE]

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Annex A

CLOSING STATEMENT

Pursuant to the attached Securities Purchase Agreement, dated as of September 15, 2021, the Purchasers shall purchase up to $______ of Preferred Stock and Warrants from Communications Systems, Inc., a Minnesota corporation (the “Company”). All funds will be wired into an account maintained by the Company. All funds will be disbursed in accordance with this Closing Statement.

Disbursement Date: ____________, 2021

I. PURCHASE PRICE
Gross Proceeds to be Received	$

II. DISBURSEMENTS
$
$
$
$
$

Total Amount Disbursed:	$

WIRE INSTRUCTIONS:

Please see attached.

Acknowledged and agreed to

this ___ day of _________, _____

Communications Systems, Inc.

By:
Name: Title:

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APPENDIX D

PINEAPPLE HOLDINGS, INC.
2022 EQUITY INCENTIVE PLAN

1.          Purpose. The purpose of the Plan is to assist the Company in attracting, retaining, motivating and rewarding certain key employees, officers, directors, and consultants of the Company and its Affiliates, promoting the creation of long-term value for shareholders of the Company by closely aligning the interests of such individuals with those of such shareholders. The Plan authorizes the award of stock based incentives to selected Service Providers to encourage such persons to expend the maximum effort in the creation of shareholder value.

2.           Definitions. In this Plan, the following definitions will apply.

(a)           “Affiliate” means any entity that is a Subsidiary of the Company, or any other entity in which the Company owns, directly or indirectly, at least 20% of combined voting power of the entity’s Voting Securities and which is designated by the Committee as covered by the Plan.

(b)           “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, or an Other Stock-Based Award.

(c)           “Award Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Award Agreement is subject to the terms and conditions of the Plan.

(d)           “Board” means the Board of Directors of the Company.

(e)           “Cause” means, unless otherwise defined in a then-effective written agreement (including an Award Agreement) between a Participant and the Company or any Affiliate, (i) the Participant’s failure or refusal to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability) in any material respect; (ii) the Participant’s material violation of any law, rule, regulation, or court order, including any commission of, indictment for or conviction of any crime that constitutes a felony or other similar category of crime outside the United States (whether or not involving the Company or any of its Affiliates); (iii) conduct of the Participant, in connection with their employment or service, that has resulted, or could reasonably be expected to result, in material injury to the business or reputation of the Company or any of its Affiliates; (iv) a material violation of the policies of the Company or any of its Affiliates applicable to the Participant, including but not limited to, those relating to sexual harassment, the disclosure or misuse of confidential information, or those set forth in the manuals or policy statements of the Company or any of its Affiliates or any breach of any fiduciary duty or non-solicitation, non-competition or similar obligation owed to the Company or any of its Affiliates; (v) the Participant’s act(s) of gross negligence or willful misconduct in the course of their employment or service with the Company and its Affiliates; or (vi) misappropriation by the Participant of any assets or business opportunities of the Company or any of its Affiliates. If, subsequent to the Participant’s termination of Services for any reason other than Cause it is discovered that the Participant’s Services could have been terminated for Cause, such Participant’s Services shall, at the discretion of the Committee, be deemed to have been terminated for Cause for all purposes under this Plan, and the Participant shall be required to repay to the Company all amounts they received in connection with Awards following such termination of Services that would have been forfeited under the Plan had such termination of Services been by the Company or its Affiliates for Cause. In the event that there is an Award Agreement or other then-effective written agreement between the Company or an Affiliate and a Participant otherwise defining Cause, “Cause” shall have the meaning provided in such agreement, and a termination of Services for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such other agreement are complied with.

(f)    “Change in Control” means:

(1)   An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

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(A)  any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)  any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan;

(C)  any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 50% or more of the Company’s Voting Securities; or

(D)  with respect to any particular Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 50% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a Change in Control will occur if a Person becomes the beneficial owner of more than 50% of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection (f)(3) of this definition.

(2)   Individuals who are Continuing Directors cease for any reason to constitute at least a majority of the members of the Board.

(3)   A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described herein unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.  (g)           “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

(h)         “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan, or, in the absence of any such committee, the Board. To the extent necessary to comply with applicable law (including any then-applicable stock exchange rules and regulations), any committee appointed by the Board to administer the Plan shall consist of two or more Non-Employee Directors designated by the Board, each member of which shall be (i) an independent director within the meaning of applicable stock exchange rules and regulations and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.

(i)           “Company” means Pineapple Holdings, Inc. (formerly known as Communications Systems, Inc.), a Minnesota corporation, and any successor thereto.

(j)         “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as the result of a proxy contest involving the solicitation of proxies or consents by a person or Group other than the Board, or by reason of an agreement intended to avoid or settle a proxy contest.

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(k)           “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity.

(l)            “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(m)          “Employee” means an employee of the Company or an Affiliate; provided that, for purposes of an Award that is intended to qualify as an Incentive Stock Option, “Employee” shall mean an employee of the Company or a Subsidiary.

(n)         “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(o)         “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(p)         “Fair Market Value” means the fair market value of a Share determined as follows:

(i)            If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market in the United States on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported by such principal securities market; or

(ii)          If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(q)          “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(r)           “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(s)           “Non-Employee Director” means a member of the Board who is not an Employee.

(t)           “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(u)          “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(v)          “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.

(w)        “Plan” means this Pineapple Holdings, Inc. 2022 Equity Incentive Plan, as amended and in effect from time to time.

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(x)          “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.

(y)          “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Unless otherwise determined by the Committee, in the event that a Subsidiary to whom the Participant provides Services ceases for any reason to be an Affiliate of the Company, the Participant shall be deemed to have had a termination of Services for purposes of the Plan effective as of the date of such cessation. Except as otherwise provided in this Plan or any Award Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliate in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(z)           “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services to the Company or any Affiliate.

(aa)         “Share” means a share of Stock.

(bb)        “Stock” means the common stock, $0.05 par value per Share, of the Company.

(cc)        “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(dd)        “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.

(ee)         “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ff)          “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(gg)       “Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3.           Administration of the Plan.

(a)           Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b)           Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)          determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

D-4

(2)          cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(3)          adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Award Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Award Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)          granting Substitute Awards under the Plan;

(5)          taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers; and

(6)          requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.

(c)          Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are located outside of the United States, who are not United States citizens, who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)          Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act in writing by a majority of the members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i) and (ii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)          Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Award Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)          Indemnification.  Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to

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which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise

4.           Shares Available Under the Plan.

(a)           Maximum Shares Available. Subject to Sections 4(b), 4(c) and 4(d) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 3,000,000. Shares issued under the Plan may come from authorized and unissued shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(i)           Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of Shares could be received.

(ii)          Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(iii)         Awards that may be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)          Effect of Forfeitures and Other Actions. Any Shares subject to an Award that expires, is cancelled or forfeited, is settled for cash or otherwise does not result in the issuance of all of the Shares subject to such Award shall, to the extent of such cancellation, forfeiture, expiration, cash settlement or non-issuance, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)          Counting Shares Again Available.  Each Share that again becomes available for Awards as provided in Section 4(b) shall correspondingly increase the share reserve under Section 4(a).

(d)         Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals of such acquired company who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(e)          No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(f)          Limits on Awards to Non-Employee Directors.

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(i)     The aggregate value of Awards granted under the Plan to any Participant who is a Non-Employee Director in any calendar year, solely with respect to his or her service as a Non-Employee Director on the Board, may not exceed $500,000 (based on the Fair Market Value of the Shares underlying the Award as of the Grant Date for Restricted Stock and Other Stock-Based Awards, and based on the Grant Date fair value for accounting purposes for Stock Options and Stock Appreciation Rights); and

(ii)    the aggregate value of Awards granted under the Plan to any Non-Employee Director in connection with their initial appointment as a Non-Employee Director on the Board may not exceed $500,000 (based on the Fair Market Value of the Shares underlying the Award as of the Grant Date for Restricted Stock and Other Stock-Based Awards, and based on the Grant Date fair value for accounting purposes of Stock Options and Stock Appreciation Rights), which, for the avoidance of doubt, may be in addition to any Awards granted to such Participant under Sections 4(f)(i).

5.           Eligibility. Participation in the Plan is limited to Service Providers or prospective Service Providers conditioned upon such individual actually becoming an Employee, Non-Employee Director, or consultant eligible to be a Service Provider, respectively. Incentive Stock Options may only be granted to individuals who are Employees as of the Grant Date of the Incentive Stock Option.

6.            General Terms of Awards.

(a)         Award Agreement. Each Award shall be evidenced by an Award Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. If an Award Agreement calls for acceptance by the Participant, the Award evidenced by the Award Agreement will not become effective unless acceptance of the Award Agreement in a manner permitted by the Committee is received by the Company within thirty (30) days of the date the Award Agreement is delivered to the Participant. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)         Vesting and Term. Each Award Agreement shall set forth the period until the applicable Award is scheduled to vest and, if applicable, expire (which shall not be more than ten years from the Grant Date), and, consistent with the requirements of this Section 6(b), the applicable vesting conditions and any applicable performance period. Awards that vest based solely on the satisfaction by the Participant of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Grant Date (during which no portion of the award may be scheduled to vest), and Awards whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i)  a Change in Control as provided in Section 12(b)(2), 12(b)(4) or 12(c), (ii) a termination of Service due to death or Disability, (iii) to a Substitute Award that does not reduce the vesting period of the award being replaced, (iv) Awards made in payment of or exchange for other compensation already earned and payable, and (v) outstanding, exercised and settled Awards involving an aggregate number of Shares not in excess of 5% of the Plan’s share reserve specified in Section 4(a). For purposes of Awards to Non-Employee Directors, a vesting period will be deemed to be one year if runs from the date of one annual meeting of the Company’s shareholders to the date of the next annual meeting of the Company’s shareholders.

(c)         Transferability.  Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Award Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall

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continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)         Designation of Beneficiary.  To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death.  Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e)          Termination of Service. Unless otherwise provided in an applicable Award Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the stated expiration of an Option or SAR Award, as applicable):

(1)       Upon termination of Service for Cause, or upon conduct during a post-termination exercise period that would constitute Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)       Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3)       Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination.  However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(4)       Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(f)          Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)         Performance-Based Awards. Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. The Committee shall also have the authority to provide, in an Award Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of performance goals under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, an equity restructuring (as described in Section 12(a)), acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, or (iii) the Participant’s death or Disability.

(h)          Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant

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will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate.  For the avoidance of doubt, no dividends or dividend equivalents that are accrued with respect to Shares that are subject to the unvested portion of a Restricted Stock Award or units or other Share equivalents subject to a Stock Unit Award or Other Stock-Based Award will be payable unless and until the corresponding portion of the Restricted Stock Award, Stock Unit Award or Other Stock-Based Award vests, unless expressly provided to the contrary by the Committee. The additional terms of any such dividend equivalents will be as set forth in the applicable Award Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(i)          Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Award Agreement or in such other agreement, plan or document as the Committee may determine. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts. Unless otherwise determined by the Committee, to the extent that any such deferral is effected in accordance with a nonqualified deferred compensation plan, the Share equivalents credited to any such plan account of a Participant shall be deemed Stock Units for purposes of this Plan, and, if settled in Shares, such Shares shall be drawn from and charged against this Plan’s share reserve.

7.           Stock Option Awards.

(a)         Type and Exercise Price. The Award Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Award Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b)         Payment of Exercise Price.  The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in either case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)         Exercisability and Expiration.  Each Option Award shall be exercisable in whole or in part on the terms provided in the Award Agreement. No Option Award shall be exercisable at any time after its stated expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d)         Incentive Stock Options.

(1)            An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Award Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of

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the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued as Incentive Stock Option Awards under the Plan shall be 3,000,000, subject to adjustment as provided in Section 12(a). No Incentive Stock Option Awards may be granted more than ten years following the earlier to occur of (a) the date on which the Plan was adopted by the Board and (b) the Effective Date of the Plan.

(2)         No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3)         For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4)         No Incentive Stock Option Award may have a term of more than ten years following the Grant Date. If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422 (including, without limitation, the exercise periods that apply following the termination of a Participant’s Service), such Option shall thereafter be treated as a Non-Qualified Stock Option.

(5)         The Award Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

8.            Stock Appreciation Right Awards.

(a)          Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award, an amount in cash and/or Shares equal to all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of an SAR issued in tandem with an Incentive Stock Option, Code Section 424).

(b)          Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Award Agreement. No SAR Award shall be exercisable at any time after its stated expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Award Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Award Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9.            Restricted Stock Awards.

(a)          Vesting and Consideration.  Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the requirements of Section 6(b). The Committee may

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provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)          Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee.  Except as otherwise provided in the Plan or an applicable Award Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10.         Stock Unit Awards.

(a)         Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion, subject to the requirements of Section 6(b). If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Award Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)         Settlement of Award.  Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be subject to additional vesting and forfeiture provisions, if so provided by the Committee in the applicable Award Agreement or otherwise) or a combination of cash and Shares as determined by the Committee.

11.         Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.         Changes in Capitalization, Corporate Transactions, Change in Control.

(a)         Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all

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purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)       Corporate Transactions. Unless otherwise provided in an applicable Award Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)        Continuation, Assumption or Replacement of Awards.  In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2)        Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Option and SAR Awards shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) all outstanding Awards (other than Options and SAR Awards) shall fully vest immediately prior to the effective time of the Corporate Transaction, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(2) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)       Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3).   The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(3) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 12(b)(2). Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to escrow or

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holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)       Termination after a Corporate Transaction.  If and to the extent that Awards that are outstanding as of immediately prior to a Corporate Transaction that constitutes a Change in Control are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within twenty-four months after such Corporate Transaction that constituted a Change in Control a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) such outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any such equity-based awards other than Options and SAR Awards that are not yet fully vested shall immediately vest in full (with vesting in full for a performance-based award determined as provided in Section 12(b)(2), except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider).

(c)          Other Change in Control. Unless otherwise provided in an applicable Award Agreement or another written agreement between a Participant and the Company, in the event of a Change in Control that does not involve a Corporate Transaction, if within twenty-four months after the Change in Control a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, (ii) subject to clause (iii) below, any Awards (other than Options or Stock Appreciation Rights) that are not yet fully vested shall immediately vest in full, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(c) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has occurred up to the date of such Participant’s termination of Service.

(d)          Dissolution or Liquidation. Unless otherwise provided in an applicable Award Agreement, in the event of a proposed dissolution or liquidation of the Company, an Award will terminate immediately prior to the consummation of such proposed action.

(e)          Parachute Payment Limitation.

(1)       Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise ("Covered Payments") constitute parachute payments ("Parachute Payments") within the meaning of Section 280G of the Code, and would, but for this Section 12(e) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law and any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing clauses (i) or (ii) results in the Participant’s receipt on an after-tax basis of the greatest amount of payments and benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(2)       Any such reduction shall be made in accordance with Section 409A of the Code and the following: (i) the Covered Payments which do not constitute deferred compensation subject to Section 409A of the Code shall be reduced first, and (ii) Covered Payments that are cash payments shall be reduced before non-cash payments, and Covered Payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(3)       If, notwithstanding the initial application of this Section 12(e), the Internal Revenue Service determines that any Covered Payment constitutes an “excess parachute payment” (as defined by Section 280G(b) of the Code), this Section 12(e) will be reapplied based on the Internal Revenue Service’s determination,

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and the Participant will be required to promptly repay the portion of the Covered Payments required to avoid imposition of the Excise Tax, if applicable after the reapplication of Section 12(e), together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of the Participant’s receipt of the excess payments until the date of repayment).

(4)       Any determination required under this Section 12(e) shall be made in writing in good faith by the accounting firm which was the Company’s independent auditor immediately before the Change in Control (the "Accountants"), which shall provide detailed supporting calculations to the Company and the Participant as requested by the Company or the Participant. The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 12(e). The Company shall be responsible for all fees and expenses of the Accountants.

13.         Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Award Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.         Tax Withholding.  The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by transferring to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15.         Effective Date, Duration, Amendment and Termination of the Plan.

(a)         Effective Date. As long as the Company’s shareholders have previously approved the Plan, the Plan shall become effective on the date of the closing of the merger between the Company’s subsidiary and Pineapple Energy LLC, a Delaware limited liability company, subject to such closing (the “Effective Date”). No Awards shall be made under the Plan prior to the Effective Date.

(b)         Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are issued, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the Effective Date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Award Agreements.

(c)         Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)         Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Award Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless

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such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 16(i).

(e)          No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Award (other than an Option or Stock Appreciation Right) at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

16.         Other Provisions.

(a)          Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant.  To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)         Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)         Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws.  Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction.  Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 16(i).

(d)         Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)          Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

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(f)           Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)          Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Award Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law. Notwithstanding anything to the contrary in the Plan or any Award Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)       If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)       If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) shall have any liability to any Participant for any such tax liabilities.

(h)         Rule 16b-3.       It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 16(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)          Forfeiture and Compensation Recovery.       Notwithstanding anything to the contrary contained herein, unless otherwise determined by the Committee or provided in an Award Agreement, all Awards granted under the Plan shall be and remain subject to any incentive compensation or clawback or recoupment policy currently in effect, as may be adopted by the Board or as may be required by applicable law, and, in each case, as may be amended from time to time. No such policy, adoption or amendment shall in any event require the prior consent of any Participant, and any Award Agreement may be unilaterally amended by the Committee to comply with any such compensation, clawback or recoupment policy.  No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates.

(j)          Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this subsection by and among, as applicable, the Company and its Affiliates for the exclusive purpose

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of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company and its Affiliates held by such Participant, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of a Participant’s participation in the Plan, the Company and each of its Affiliates may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and such Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and, in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

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APPENDIX E

ARTICLES OF INCORPORATION
OF COMMUNICATIONS SYSTEMS, INC., as amended

RESOLVED, that the Articles of Incorporation of Communications Systems, Inc. be and the same hereby are restated to read as follows:

ARTICLE I.

The name of this corporation is PINEAPPLE HOLDINGS, INC.

ARTICLE II.

The corporation has general business purposes.

ARTICLE III.

The duration of this corporation shall be perpetual.

ARTICLE IV.

The location and post office address of its registered office in this state is 10900 Red Circle Drive, Minnetonka, Minnesota 55343.

ARTICLE V.

Capital Stock

The authorized capital stock of this corporation shall be [One Hundred Fifty Million (150,000,000)] shares of Common Stock of the par value of five cents ($.05) per share (the “Common Stock”) and Three Million (3,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share (the “Preferred Stock”).

The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock shall be as follows:

Section 1.        Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized, by adopting resolutions providing for the issuance of shares of any particular series and, if and to the extent from time to time required by law, by filing with the Minnesota Secretary of State a statement with respect to the adoption of the resolutions pursuant to the Minnesota Business Corporation Act (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish the number of shares to be included in each such series and to fix the designation and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a)          the distinctive serial designation of such series and the number of shares constituting such series, provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed Three Million (3,000,000);

(b)          the annual dividend rate on shares of such series, if any, whether dividends shall be cumulative and, if so, from which date or dates;

(c)          whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(d)          the obligation, if any, of the corporation to retire shares of such series pursuant to a sinking fund;

(e)          whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f)           whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(g)          the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

(h)          any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

Section 2.        Common Stock. Subject to all of the rights of the Preferred Stock, and except as may be expressly provided with respect to the Preferred stock herein, by law or by the Board of Directors pursuant to this Article V:

(a)          dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends;

(b)          the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

(c)          upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, the net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective share ownership.

ARTICLE VI.

Rights of Shareholders

(a)          Pre-emptive Rights. No holder of any stock of the corporation shall have any pre-emptive right to subscribe for or purchase his proportionate share of any stock of the corporation, now or hereafter authorized, issued or reissued.

(b)          Voting Rights. At each meeting of the shareholders, and with respect to any matter upon which the shareholders have a right to vote, each holder of record of shares of common stock shall be entitled to one vote for each share of common stock so held. No shareholder shall have the right to cumulate his voting for any purpose whatsoever.

ARTICLE VII.

Board of Directors

SECTION 1. The business and affairs of this corporation will be managed by or under the direction of a Board of Directors consisting of not less than three or more than twelve directors, the exact number of directors to be fixed from time to time by or pursuant to the Bylaws. Each director will serve until his or her successor has been duly elected and qualified, unless he or she retires, resigns, dies or is removed.

SECTION 2. Any vacancies occurring in the Board of Directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office. Any directors so chosen will hold office until the next election of directors and until their successors are elected and qualified, subject, however, to prior retirement, resignation, death or removal from office.

SECTION 3. A majority of the directors then in office will constitute a quorum for the transaction of business, and if at any meeting of the Board of Directors there is less a quorum, a majority of those present may adjourn the meeting from time to time.

SECTION 4. Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, must be given within the time and in the manner provided in the Bylaws.

ARTICLE VIII.

(a)           Directors Action by Consent. An action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all Directors were present.

(b)          Ratification by Shareholders. Any contract, act or transaction of the corporation or of the Directors may be ratified by a vote of a majority of the shares having voting powers at any meeting of shareholders, and such ratification shall, so far as permitted by law and by these Articles of Incorporation, be as valid and as binding as though ratified by every shareholder of the corporation.

ARTICLE IX.

[RESERVED]

ARTICLE X.

Bylaws

Section 1.        Except as otherwise provided in Section 2 of this Article X, Bylaws may be adopted, altered, amended or repealed or new Bylaws enacted by the affirmative vote of a majority of the entire Board of Directors (if notice thereof is contained in the notice of the meeting at which such vote is taken or if all directors are present) or at any regular meeting of the shareholders (or at any special meeting thereof duly called for that purpose) by the affirmative vote of a majority of the shares represented and entitled to vote at such meeting (if notice thereof is contained in the notice of such meeting.)

Section 2.        Notwithstanding anything contained in Section 1 of this Article X to the contrary, either (i) the affirmative vote of the holders of at least eighty percent (80%) of the votes entitled to be cast by the holders of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, or (ii) the affirmative vote of a majority of the entire Board of Directors with the concurring vote of a majority of the Continuing Directors, voting separately and as a subclass of directors, shall be required to alter, amend or repeal, or adopt any Bylaw provision inconsistent with any Bylaw relating to procedures for advance notice of nominations for election to the Board of Directors (other than by the Board of Directors or committee thereof) or procedures for advance notice to the Board of Directors of business to be brought before an annual meeting of shareholders of the

Company. For purposes of this Article X, the term “Continuing Director” shall mean any member of the Board of Directors who was a member of the Board of Directors on February 24, 1986 or who is elected to the Board of Directors after February 24, 1986 upon the recommendation of a majority of Continuing Directors, voting separately and as a subclass of directors on such recommendation.

Section 3.        Notwithstanding anything to the contrary in these Articles of Incorporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of Capital Stock of this corporation entitled to vote generally in the election of directors shall be required to alter, amend or repeal Section 2 or this Section 3 of this Article X or to adopt as part of these Articles of Incorporation any provision inconsistent with Section 2 or this Section 3 of this Article X.

ARTICLE XI.

Amendment of Articles of Incorporation

Except as otherwise provided in Articles VII, IX and X, the Articles of Incorporation of this corporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all shares of Capital Stock of this corporation entitled to vote generally in the election of directors, or such greater percentage as may otherwise be prescribed by the laws of Minnesota.

ARTICLE XII.

No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director; provided, however, that this Article XII shall not limit or eliminate the liability of a director to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for violations of sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective.

The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article.

If the Minnesota Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes as so amended.

Any amendment or repeal of this Article XII shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

APPENDIX F

UnAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, “CSI”, “Communications Systems,” the “Company,” “we,” “us,” or “our” refers to Communications Systems, Inc. before and at the closing of the Pineapple Merger Transaction.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, which is herein referred to as Article 11. The following unaudited pro forma condensed combined financial statements of the Company, Pineapple Energy LLC (“Pineapple”), Hawaii Energy Connection, LLC (“HEC”) and E-Gear, LLC (“E-Gear”) present the combination of the financial information of the Company, Pineapple, and HEC and E-Gear adjusted to give pro forma effect to the following transactions:

●	The disposition of all the issued and outstanding stock of CSI’s wholly-owned subsidiary, Transition Networks, Inc., and the entire issued share capital of CSI’s wholly-owned subsidiary, Transition Networks Europe Limited (the “E&S Sale Transaction”), solely for the pro forma period ending December 31, 2020;

●	The acquisition of substantially all of the assets of and assumption of certain liabilities of HEC and E-Gear by Pineapple (the “Pre-Closing Acquisition”) pursuant to that certain Asset Purchase Agreement dated March 1, 2021, as amended by an Amendment No. 1 to Asset Purchase Agreement dated December 16, 2021 (the “Pre-Closing Acquisition Agreement”);

●	The “Pineapple Merger Transaction” in accordance with the Agreement and Plan of Merger dated March 1, 2021 by and among Communications Systems, Inc., Helios Merger Co. and Pineapple Energy LLC, Lake Street Solar LLC, and Randall D. Sampson, as amended by an Amendment No. 1 to Merger Agreement dated December 16, 2021 (“merger agreement”); and

●	The issuance, following the consummation of the merger, of newly authorized CSI Series A Convertible Preferred Stock and warrants to purchase shares of CSI common stock in accordance with the securities purchase agreement (collectively the “PIPE Offering”).

The Company is a Minnesota corporation that was organized in 1969. CSI has classified its business into the following two segments:

●	Electronics & Software (E&S): designs, develops and sells Intelligent Edge solutions that provide connectivity and power through Power over Ethernet (“PoE”) products and actionable intelligence to end devices in an Internet of Things (“IoT”) ecosystem through embedded and cloud-based management software. In addition, this segment continues to generate revenue from its traditional products consisting of media converters, NICs, and Ethernet switches that offer the ability to affordably integrate the benefits of fiber optics into any data network; and

●	Services & Support (S&S): provides SD-WAN and other technology solutions that address prevalent IT challenges, including network resiliency, security products and services, network virtualization, and cloud migrations, IT managed services, wired and wireless network design and implementation, and converged infrastructure configuration, deployment and management.

On March 1, 2021, CSI entered into the Agreement and Plan of Merger with Helios Merger Co., a Delaware corporation and a wholly-owned subsidiary of CSI (the “Merger Sub”), Pineapple, Lake Street Solar LLC, as the Pineapple Members’ Representative (the “Members’ Representative”), and Randall D. Sampson, as the CSI Shareholders’ Representative (the “Shareholders’ Representative”). On December 16, 2021, the parties entered into an Amendment No 1 to Merger Agreement, which collectively with the March 1, 2021 Agreement and Plan of Merger is referred to herein as the “merger agreement.” Pursuant to the merger agreement, Merger Sub will merge with and into Pineapple with Pineapple surviving the merger as a wholly owned subsidiary of CSI, and CSI will issue shares of its common stock in connection with the merger to members of Pineapple (collectively, the merger and the other transactions contemplated by the merger agreement are referred to as the “Pineapple Merger Transaction”).

Under the terms of the merger agreement, CSI has agreed to issue to the members of Pineapple 15.6 million shares of CSI’s common stock, subject to certain adjustments, as consideration for the merger (the “Base Consideration”). The Base Consideration will be increased for any outstanding convertible notes issued by Pineapple in a pre-closing financing (the “Convertible Note Financing”), which will convert into additional shares of CSI common stock at a rate of one additional share for every $2.00 in unpaid principal and accrued interest on outstanding convertible notes. The Base Consideration will be decreased for any outstanding indebtedness of Pineapple at the closing of the Merger in excess of $22.5 million, which will reduce the base consideration at a rate of one share for every $2.00 of excess indebtedness.

 In addition to the Base Consideration, Class A and Class P members of Pineapple will receive 3.0 million shares of CSI common stock as “Earnout Consideration” if a funding-related condition to closing the merger is satisfied by Pineapple or waived by CSI. The Class A and Class P members may also receive up to an additional 10.0 million shares of CSI common stock as Earnout Consideration based on achievement of the following milestones:

F-1

●	If, within 24 months of closing, the CSI common stock achieves a 30-day VWAP (volume weighted average price) of at least $6.00 per share, such members will be entitled to receive 4.0 million shares of common stock (to be increased to 5.0 million if CSI consummates the dispositions of the legacy assets by the 24-month anniversary of the closing).

●	If, within 24 months of closing, the CSI common stock achieves a 30-day VWAP of at least $8.00 per share, such members will be entitled to receive up to an additional 4.0 million shares of common stock (to be increased to 5.0 million if CSI consummates the legacy dispositions by the 24-month anniversary of the closing).

Prior to closing, CSI may pursue dispositions of its assets and businesses existing prior to the closing of the merger and declare a cash dividend to its shareholders. Following the closing, CSI will use commercially reasonable efforts to complete these dispositions of the Company’s legacy assets as soon as reasonably practicable (and, in any event, within 24 months of the closing). CSI will continue to support these existing business lines as it pursues new owners for these businesses. The shareholders of CSI as of the close of the business day immediately preceding the effective time of the merger will receive one contractual contingent value right (“CVR”), for each share of CSI common stock then held by them, which entitles the holder of the CVR to a portion of the proceeds of dispositions received after the effective time of the merger pursuant to the CVR agreement.

At the effective time of the merger, CSI’s shareholders will continue to own and hold their existing shares of CSI common stock. The Pineapple Merger Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of CSI common stock.

The following describes the additional transactions entered into:

●	Pre-Closing Acquisition: On March 1, 2021, an Asset Purchase Agreement was entered into by and among Pineapple, HEC, and E-Gear and Steven P. Godmere, as representative for the Sellers (as defined in the Pre-Closing Acquisition Agreement) (the “Seller Representative”), which was amended on December 16, 2021. Under this agreement, Pineapple will purchase certain assets and assume certain liabilities of HEC and E-Gear. At closing, Pineapple will pay $12.5 million minus certain transaction expenses and other costs, along with issuing HEC and E-Gear up to 6.25 million Class B Units of Pineapple, which will provide HEC and E-Gear with the right to receive shares of CSI common stock in the merger. Additionally, Pineapple will pay certain liabilities of HEC and E-Gear and transaction expenses at closing. If the closing has not occurred by March 31, 2022, Pineapple is obligated to pay an additional $250,000 to the Sellers. The Sellers may elect to relinquish any portion of the 6.25 million Class B Units of Pineapple. The unaudited pro forma condensed combined financial information assume that the Sellers do not elect to relinquish any portion of the 6.25 million Class B Units of Pineapple to be issued under the Pre-Closing Acquisition Agreement.

●	E&S Sale Transaction: On April 28, 2021, CSI entered into a securities purchase agreement with Lantronix, Inc. pursuant to which CSI agreed to sell all of the issued and outstanding stock of its wholly-owned subsidiary, Transition Networks, Inc., and the entire issued share capital of our wholly-owned subsidiary, Transition Networks Europe Limited, which included subsidiary Net2Edge Limited. The E&S Sale Transaction was part of CSI’s planned strategy to monetize its assets for the benefit of pre-merger CSI shareholders as contemplated by the Pineapple Merger Transaction. On August 2, 2021, CSI and Lantronix closed the sale of the E&S Sale Transaction and, as a result, CSI disposed of its E&S Segment business as of that date.

●	PIPE Offering: On September 15, 2021, CSI entered into an amended and restated securities purchase agreement with a group of institutional investors (the “PIPE Investors”) for a $32.0 million private placement investment (the “PIPE Offering”) in CSI in connection with the merger agreement. Under the terms of the amended and restated securities purchase agreement, the PIPE Investors have agreed to purchase $32.0 million in newly authorized CSI Series A convertible preferred stock convertible at a price of $3.40 per share into CSI common stock, with five-year warrants to purchase an additional $32.0 million of common shares at that same price. The PIPE Offering is expected to close immediately following the consummation of the merger and the closing of the merger is a condition to the closing of the PIPE Offering. The PIPE Investors will invest in the post-merger combined company and will not be entitled to any cash dividends prior to the closing or to the CVRs to be issued to pre-merger CSI shareholders. The post-merger combined company intends to use the proceeds from the PIPE Offering to fund the cash portion of the purchase price to acquire HEC and E-Gear assets, to repay $4.5 million of Pineapple’s $7.5 million term loan from Hercules, transaction expenses, and the Pineapple growth strategy of acquiring leading local and regional solar installers around the United States.

The following unaudited pro forma condensed combined financial information included herein presents the combination of the historical consolidated financial statements of CSI and Pineapple, HEC and E-Gear adjusted to give effect to the Pineapple Merger Transaction, Pre-Closing Acquisition, E&S Sale Transaction (solely for the pro forma period ended December 31, 2020), and the PIPE Offering. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheets of CSI, Pineapple, HEC, and E-Gear as if the transactions had been consummated on September 30, 2021.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021 combines the historical statements of operations of CSI and Pineapple, HEC and E-Gear for such periods on a pro forma basis as if the Pineapple Merger Transaction, Pre-Closing Acquisition, E&S Sale Transaction and the PIPE Offering had been consummated at the beginning of the earliest period presented. The unaudited pro forma condensed combined financial statements are presented on the basis of CSI’s fiscal year and combine the historical results of the fiscal periods of CSI, Pineapple, HEC, and E-Gear, and disposition of the E&S Segment in the E&S Sale Transaction.

F-2

In accordance with Article 11 of Regulation S-X, as amended by Release No. 33-10786, the historical financial statements may be adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to provide for “Transaction Accounting Adjustments” reflecting only the application of required accounting for the transactions. The Company has not included any Management Adjustments as defined under Release No. 33-10786.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the historical audited consolidated financial statements of CSI as of and for the year ended December 31, 2020 and the related notes, which are incorporated by reference into this proxy statement/prospectus;

●	the historical unaudited consolidated financial statements of CSI as of and for the nine months ended September 30, 2021 and the related notes, which are incorporated by reference into this proxy statement/prospectus;

●	the historical audited financial statements of Pineapple as of December 31, 2020 and for the period of inception (December 1, 2020) to December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

●	the historical unaudited financial statements of Pineapple as of and for the nine months ended September 30, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus;

●	the historical audited combined financial statements of HEC and E-Gear as of and for the year ended December 31, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

●	the historical unaudited combined financial statements of HEC and E-Gear as of and for the nine months ended September 30, 2021 and the related notes, which are included elsewhere in this proxy statement/prospectus; and

●	other information relating to CSI, Pineapple, HEC and E-Gear contained in this proxy statement/prospectus, including the description of the relevant transactions and certain terms thereof set forth in the sections titled “Summary” and the risk factors set forth under the section titled “Risk Factors”.

The Pineapple Merger Transaction will be considered a business combination and will be accounted for using the acquisition method of accounting, whereby Pineapple has been determined to be the accounting acquirer, primarily based on the following predominate factors:

●	Pineapple’s ownership interest in the combined company would range from approximately 49% to 60%, depending on the achievement of the milestones relating to the Earnout Consideration, which would constitute a majority ownership;

●	CSI’s ownership interest in the combined company is limited to a range from approximately 26% to 20%, depending on the achievement of the milestones relating to the Earnout Consideration, which would not constitute a controlling financial interest;

●	The Board of Directors of the combined company will be fixed at seven members and, as part of the merger agreement, four current members of the Board will be required to resign, of which two seats will be designated for nomination by CSI, including the current chairman of the Board, and two seats will be designated for nomination by Pineapple, including Pineapple’s current Chief Executive Officer. The three additional Board members will be proposed by Pineapple and approved by CSI at least 45 days prior to the effective date of the Merger Agreement; and

●	Pineapple’s Chief Executive Officer will serve as the Chief Executive Officer of the combined company.

Other factors were considered; however, they would not change the preponderance of factors indicating that Pineapple is the accounting acquirer.

F-3

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021

(Amounts in thousands except share and per share data)

	CSI Historical	Pineapple Historical	HEC and E-Gear	CSI 805 Pro Forma Adjustments		HEC and E-Gear 805 Pro Forma Adjustments		Pro Forma Adjustments		Combined Entity Pro Forma
ASSETS
Current Assets
Cash and cash equivalents	$ 35,285	$ 67	$ 1,318	$ -		$ (12,500)	5A	$ (2,886)	6A	$ 48,165
								32,000	6B
								(5,119)	6G
Investments	2,861	-	-	-		-		-		2,861
Trade accounts receivable, net	2,119	-	959	-		-		-		3,078
Inventories	121	-	2,022	-		-		-		2,143
Prepaid income taxes	16	-	-	-		-		-		16
Other current assets	1,069	-	152	-		-		-		1,221
Total Current Assets	41,471	67	4,451	-		(12,500)		23,995		57,484
Property and equipment, net	5,801	-	171	1,159	4F					7,131
Investments - non-current	3,943	-	-							3,943
Goodwill	2,086	-	-	29,363	4E	9,489	5E			40,938
Operating lease right of use asset	191	-	-							191
Intangible assets, net	2,441	3,138	75	122	4B	13,015	5C			18,791
PIPE offering issuance costs	-	-	-	-		-		2,886	6A	-
								(2,886)	6C
Non-current assets held for sale	846	-	-	-		-				846
Other assets, net	183	-	12	-		-				195
TOTAL ASSETS	$ 56,962	$ 3,205	$ 4,709	$ 30,644		$ 10,004		$ 23,995		$ 129,519

F-4

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (continued)
AS OF SEPTEMBER 30, 2021

(Amounts in thousands except share and per share data)

	CSI Historical	Pineapple Historical	HEC and E-Gear	CSI 805 Pro Forma Adjustments		HEC and E-Gear 805 Pro Forma Adjustments		Pro Forma Adjustments		Combined Entity Pro Forma
Current liabilities
Accounts payable	$ 1,716	$ 1,838	$ 617	$ -		$ -		$ -		$ 4,171
Accrued compensation and benefits	1,247	-	-	-		-		-		1,247
Operating lease liability	133	-	-	-		-		-		133
Other accrued liabilities	203	417	135	-		-		(150)	6H	605
Dividends payable	34,022	-	-	-		-		-		34,022
Contingent value rights	-	-	-	30,620	4A	-		-		30,620
Customer deposits	-	-	1,461	-		-		-		1,461
Deferred revenue	609	-	-	(542)	4D	-		-		67
Total Current Liabilities	37,930	2,255	2,213	30,078		-		(150)		72,326
Contingent consideration	-	-	-	-		-		3,024	6E	3,024
Loans payable	-	8,178	-	-		-		(5,119)	6G	709
								(2,350)	6H
Operating lease liability - non-current	70	-	-	-		-		-		70
Deferred revenue - non-current	397	-	-	(310)	4D	-		-		87
TOTAL LIABILITIES	38,397	10,433	2,213	29,768		-		(4,595)		76,216
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $1,00 par value	-	-	-	-		-		26,000	6B	23,655
								(2,345)	6C
Common stock, $0.05 par value	486	-	-	486	4A	313	5B	780	6D	1,792
				(486)	4C			150	6F
								63	6H
Additional paid-in capital	44,879	-	-	(44,879)	4C	12,187	5B	(780)	6D	29,625
				18,955	4A			(3,024)	6E
								(150)	6F
								2,437	6H
Warrant	-	-	-	-		-		6,000	6B	5,459
								(541)	6C
Members’ equity	-	-	2,496	-		(2,496)	5D	-		-
Retained earnings	(26,815)	(7,228)	-	26,815	4C	-		-		(7,228)

F-5

Accum. other comprehensive income (loss)	15	-	-	(15)	4C	-	-	-
TOTAL STOCKHOLDERS’ EQUITY	18,565	(7,228)	2,496	876		10,004	28,590	53,303
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 56,962	$ 3,205	$ 4,709	$ 30,644		$ 10,004	$ 23,995	$ 129,519

F-6

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020

(Amounts in thousands except share and per share data)

	CSI Adjusted (Note 3)	Pineapple Historical	HEC and E-Gear	CSI 805 Pro Forma Adjustments		HEC and E-Gear 805 Pro Forma Adjustments		Pro Forma Adjustments	Combined Entity Pro Forma
Sales	$ 8,080	$ -	$ 18,957	$ -		$ -		$ -	$ 27,037
Cost of sales	5,763	-	13,102	-		-		-	18,865
Gross profit	$ 2,317	$ -	$ 5,855	$ -		$ -		$ -	$ 8,172
Operating expenses:
Selling, general and administrative expenses	5,139	2,361	4,424	39	4AB			-	11,963
Amortization expense	205	78	-	20	4AA	2,200	5AA		2,502
Transaction costs	685	-	-	-		-		-	685
Total operating expenses	6,029	2,439	4,424	58		2,200		-	15,150
Operating (loss) income from continuing operations	(3,712)	(2,439)	1,431	(58)		(2,200)		-	(6,978)
Other income (expenses):									-
Investment and other income (expense)	672	-	-	-		-		-	672
Gain on sale of assets	289	-	-	-		-		-	289
Cancellation of debt (PPP)	-	-	553	-		-		-	553
Interest and other expense	(29)	(62)	(7)	-		-		-	(98)
Other income (expense), net	932	(62)	546	-		-		-	1,416
Operating (loss) income from continuing operations before income taxes	(2,780)	(2,501)	1,977	(58)		(2,200)			(5,562)
Income tax expense	20	-	-	-		-		-	20
Net (loss) income from continuing operations	$ (2,800)	$ (2,501)	$ 1,977	$ (58)		$ (2,200)		$ -	$ (5,582)

Basic net loss per share from continuing operations	(0.30)								(0.19)
Diluted net loss per share from continuing operations	(0.30)								(0.19)

Weighted Average Basic Shares Outstanding	9,322,672								29,172,672
Weighted Average Dilutive Shares Outstanding	9,322,672								29,172,672

F-7

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(Amounts in thousands except share and per share data)

	CSI Historical	Pineapple Historical	HEC and E-Gear	CSI 805 Pro Forma Adjustments		HEC and E-Gear 805 Pro Forma Adjustments		Pro Forma Adjustments		Combined Entity Pro Forma
Sales	$ 5,313	$ 25	$ 10,712	$ -		$ -		$ -		$ 16,050
Cost of sales	3,459	-	7,882	-		-		-		11,341
Gross profit	$ 1,854	$ 25	$ 2,830	$ -		$ -		$ -		$ 4,709
Operating expenses:
Selling, general and administrative expenses	5,567	698	2,671	29	4AB	-		-		8,965
Amortization expense	346	1,072	-	15	4AA	1,650	5AA			3,083
Transaction costs	1,854	1,977	-	-		-		2,110	6AA	5,941
Restructuring expense	242	-	-	-		-		-		242
Total operating expenses	8,009	3,747	2,671	44		1,650		2,110		18,231
Operating loss from continuing operations	(6,155)	(3,722)	159	(44)		(1,650)		(2,110)		(13,522)
Other (expenses) income:
Investment and other expense	(179)	-	-	-		-		-		(179)
Gain on sale of assets	20	-	-	-		-		-		20
Interest and other expense	(7)	(1,005)	10	-		-		-		(1,002)
Other income, net	(166)	(1,005)	10	-		-		-		(1,161)
Operating loss from continuing operations before income taxes	(6,321)	(4,727)	169	(44)		(1,650)		(2,110)		(14,683)
Income tax expense	6	-	-	-		-		-		6
Net loss	$ (6,327)	$ (4,727)	$ 169	$ (44)		$ (1,650)		$ (2,110)		$ (14,689)

Basic net loss per share from continuing operations	(0.67)									(0.50)
Diluted net loss per share from continuing operations	(0.65)									(0.50)

Weighted Average Basic Shares Outstanding	9,476,264									29,326,264
Weighted Average Dilutive Shares Outstanding	9,660,317									29,510,317

F-8

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Transactions

Pineapple Merger Transaction

On March 1, 2021, CSI, Merger Sub, and Pineapple, entered into a merger agreement that was amended on December 16, 2021, pursuant to which Merger Sub will merge with and into Pineapple, with Pineapple surviving the merger as a wholly-owned subsidiary of CSI. Unless otherwise stated, references to the merger agreement means the merger agreement as amended. Following the Pineapple Merger Transaction, CSI will be renamed “Pineapple Holdings, Inc.” and is sometimes referred to herein as the “combined company.” As consideration for the Pineapple Merger Transaction, CSI will issue shares of its common stock to the members of Pineapple and the members of Pineapple will become the majority owners of CSI’s outstanding common stock upon the closing of the merger.

Pursuant to the merger agreement, the outstanding Pineapple units held by members of Pineapple as of and immediately prior to the effective time will be automatically cancelled and represent only the right to receive shares of CSI common stock. CSI will issue to the members of Pineapple as of the effective time of the merger the Base Consideration, which is 15.6 million shares of CSI’s common stock, subject to certain adjustments. The Base Consideration will be increased for the outstanding convertible notes issued by Pineapple in the pre-closing financing (“the Convertible Note Financing”), which will convert into additional shares of CSI common stock at a rate of one additional share for every $2.00 in unpaid principal and accrued interest on outstanding convertible notes. The Base Consideration will be decreased for any outstanding indebtedness of Pineapple at the closing of the merger in excess of $22.5 million, which will reduce the base consideration at a rate of one share for every $2.00 of excess indebtedness. In addition to the Base Consideration, certain members of Pineapple may receive Earnout Consideration, upon the occurrence of milestones specified above.

The merger agreement contemplates that, at or immediately prior to the closing of the merger, CSI, an agent to be determined (the “Rights Agent”) and a representative to be determined (the “CVR Holders’ Representative”) will enter into the CVR agreement that will govern the rights of holders of the CVRs. The rights and obligations of the CVR agreement will become the rights and obligations of the combined company after the closing of the merger.

Under the CVR agreement, holders of the CVRs will be entitled to receive a portion of the proceeds of any divestiture, assignment or other disposition of all assets of CSI and/or its subsidiaries that are related to CSI’s pre-merger business, assets and properties that occur during the 24 months period following the closing of the merger.

With respect to any disposition of all or any part of CSI’s legacy assets that is consummated during the 24-month CVR term, for which a definitive agreement or qualified letter of intent is entered into prior to the closing of the merger, each CVR will entitle its holder to receive a pro rata portion of 100% of the net proceeds, if any, from each respective item of gross proceeds received by CSI or any of its affiliates regardless of when any such gross proceeds are actually received. With respect to any disposition for which a definitive agreement or qualified letter of intent is entered into following the closing of the merger, each CVR will entitle its holder to receive a pro rata portion of 90% of the net proceeds, if any, in respect of each respective item of gross proceeds received by CSI or any of its affiliates as a result of such disposition regardless of when any such gross proceeds are actually received.

The CVRs will terminate upon the earlier of (a) the payment of the full amount of all CVR payment amounts to the Rights Agent and the payment of the full amount of all CVR payment amounts to the CVR holders and (b) the expiration of the 24-month CVR term. However, the CVR agreement will remain in effect to the extent of amounts earned prior to the expiration of the CVR agreement or held in the CVR escrow or reserve fund, and the applicable CVR agreement provisions will survive until such CVR payments have been made, if applicable.

F-9

Pre-Closing Acquisition

On March 1, 2021, Pineapple entered into the Pre-Closing Acquisition Agreement, which was amended on December 16, 2021. Unless otherwise stated, references to the Pre-Closing Acquisition Agreement means the asset purchase agreement as amended. Pursuant to the Pre-Closing Acquisition Agreement, and subject to the terms and conditions contained therein, Pineapple will purchase certain assets and assume certain liabilities of HEC and E-Gear. At the closing of the Pre-Closing Acquisition, the consideration will consist of $12.5 million less the excess of Target Working Capital (“TWC”) over Estimated Working Capital (“EWC”), less the amount of Indebtedness of HEC and E-Gear immediately prior to the closing, less the amount of transaction expenses owed by HEC and E-Gear immediately prior to the closing. Additionally, Pineapple shall issue and deliver up to 6.25 million Class B Units of Pineapple, which will provide HEC and E-Gear with the right to receive an equivalent number of shares of common stock of CSI in the Pineapple Merger Transaction. If the closing has not occurred by March 31, 2022, Pineapple is obligated to pay an additional $250,000 to the Sellers. The Sellers may elect to relinquish any portion of the 6.25 million Class B Units of Pineapple. The unaudited pro forma condensed combined financial information assume that the Sellers do not elect to relinquish any portion of the 6.25 million Class B Units of Pineapple to be issued under the Pre-Closing Acquisition Agreement.

E&S Sale Transaction

On August 2, 2021, CSI and Lantronix, completed the sale by CSI to Lantronix of all of the issued and outstanding shares of its wholly-owned subsidiary, Transition Networks, Inc., and the entire issued share capital of its wholly-owned subsidiary, Transition Networks Europe Limited (collectively with the Transition Networks, Inc., the “TN Companies”), pursuant to a securities purchase agreement dated April 28, 2021. At the closing of the E&S Sale Transaction, Lantronix paid CSI approximately $24.2 million in cash, which was based on $25.0 million base purchase price, as adjusted by estimated closed net working capital. In addition to the base purchase price, Lantronix will pay to CSI, if earned, earnout payments of up to $7.0 million, payable following two successive 180-day intervals after the closing of the E&S Sale Transaction based on revenue targets for the business of the E&S companies as specified in the securities purchase agreement, subject to certain adjustments and allocations as further described in the securities purchase agreement. The E&S Sale Transaction is summarized in more detail in the Company’s Current Report on Form 8-K dated June 28, 2021.

PIPE Offering

On September 15, 2021, pursuant to the amended and restated securities purchase agreement, CSI will sell up to an aggregate of 32,000 shares of its Series A convertible preferred stock, which has a stated value per share of $1,000 and a conversion price per share of $3.40, subject to adjustment. For each $1,000 paid, the PIPE investor will receive 1 share of Series A convertible preferred stock and a five-year warrant to purchase an additional 294 shares of CSI common stock, or the number of shares of CSI common stock initially issuable upon conversion of each share of Series A convertible preferred stock. Assuming CSI sells 32,000 shares Series A convertible preferred stock for gross proceeds of $32.0 million, CSI would be obligated to issue approximately 9,411,764 shares of CSI common stock on conversion of Series A convertible preferred stock at the initial $3.40 per share conversion price and CSI also would issue warrants to purchase 9,411,764 shares of CSI common stock at an exercise price of $3.40 per share.

The closing of the PIPE Offering is subject to a number of conditions, including the consummation of the merger, filing of the Certificate of Designation with the Minnesota Secretary of State to designate the Series A convertible preferred stock, CSI shareholder approval as required by Nasdaq rules and regulations, CSI shareholder approval of an amendment to the CSI articles of incorporation to increase the authorized shares of common stock sufficient to complete the PIPE Offering, and the effectiveness of a registration statement to register for resale the CSI common stock issuable upon conversion of the Series A preferred stock or issuable upon exercise of the warrants, as well as other customary closing conditions.

The PIPE Offering is expected to close immediately following the consummation of the merger. Thus, the PIPE investors will invest in the post-merger combined company. The PIPE investors will not be entitled to receive any cash dividends paid prior to closing of the merger and will not receive the CVRs to be issued to the CSI shareholders as of the close of the business day immediately preceding the effective time of the merger.

F-10

2.	Basis of Presentation

The pro forma financial information has been prepared by CSI in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, which is referred to herein as Article 11. The pro forma financial information is based on various adjustments and assumptions and is not necessarily indicative of what CSI’s consolidated statements of operations or consolidated balance sheet actually would have been had the Pineapple Merger Transaction, Pre-Closing Acquisition, E&S Sale Transaction (solely for the pro forma period ended December 31, 2020) and the PIPE Offering been completed as of the dates indicated or will be for any future periods.

The Pineapple Merger Transaction and Pre-Closing Acquisition were treated as business combinations and accounted for using the acquisition method of accounting, with goodwill and other intangible assets recorded, in accordance with ASC 805, Business Combinations, within U.S. GAAP. Accordingly, for accounting purposes, the net assets of Pineapple are stated at historical cost, with the acquired assets and assumed liabilities of CSI and HEC and E-Gear stated at fair value in accordance with the fair value concepts under ASC 820, Fair Value Measurement.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Pineapple Merger Transaction, Pre-Closing Acquisition, E&S Sale Transaction and the PIPE Offering as if they had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021 give pro forma effect to the Pineapple Merger Transaction, Pre-Closing Acquisition, E&S Sale Transaction (solely for the pro forma period ended December 31, 2020) and the PIPE Offering as if they had been consummated on January 1, 2020 and January 1, 2021, respectively.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 has been prepared using, and should be read in conjunction with, the following:

●	CSI’s unaudited consolidated balance sheet as of September 30, 2021 and the related notes, which is included elsewhere in this proxy statement/prospectus;

●	Pineapple’s unaudited balance sheet as of September 30, 2021 and the related notes, which is included elsewhere in this proxy statement/prospectus; and

●	HEC and E-Gear’s unaudited combined balance sheet as of September 30, 2021 and the related notes, which is included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 have been prepared using, and should be read in conjunction with, the following:

●	CSI’s audited statement of operations for the year ended December 31, 2020 and the unaudited statement of operations for the nine months ended September 30, 2021 and the related notes, which is incorporated by reference elsewhere in this proxy statement/prospectus;

●	Pineapple’s audited statement of operations for the year ended December 31, 2020 and the unaudited statement of operations for the nine months ended September 30, 2021 and the related notes, which is included elsewhere in this proxy statement/prospectus; and

●	HEC and E-Gear’s audited combined statement of operations for the year ended December 31, 2020 and the unaudited combined statement of operations for the nine months ended September 30, 2021 and the related notes, which is included elsewhere in this proxy statement/prospectus.

As of the date of this filing, CSI has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of CSI or HEC and E-Gear assets acquired and liabilities assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Pineapple’s or HEC and E-Gear’s accounting policies to CSI’s accounting policies. Thus, the allocation of the purchase consideration for the Pineapple Merger Transaction and Pre-Closing Acquisition depends upon certain estimates and assumptions, all of which are preliminary. The allocation of the purchase consideration has been

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made for the purpose of developing the unaudited pro forma condensed combined financial information. CSI estimated the fair value of CSI’s assets and liabilities based on discussions with our management, preliminary valuation studies, and information presented to our management. CSI also estimated the fair value of HEC and E-Gear’s assets and liabilities based on discussions with HEC and E-Gear’s management, preliminary valuation studies, due diligence and information presented to CSI’s management. A final determination of fair values of assets acquired and liabilities assumed relating to the Pineapple Merger Transaction and Pre-Closing Acquisition could differ materially from the preliminary allocation of purchase consideration. This final valuation will be based on the actual net tangible and intangible assets of CSI, HEC, and E-Gear existing at the closing date of the Pineapple Merger Transaction and Pre-Closing Acquisition. The final valuations may materially change the allocation of purchase consideration, which could materially affect the fair values assigned to the assets and liabilities and could result in a material change to the unaudited pro forma condensed combined financial information. In addition, differences between the preliminary and final amounts will likely occur as a result of the changes in the fair value of the CVRs, changes in the fair value of CSI common stock, and other changes in CSI’s, HEC and E-Gear’s assets and liabilities.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma financial information does not reflect adjustments for any other consummated or probable acquisitions by either CSI or Pineapple, or any dispositions, with the exception of the consummated sale of the E&S Segment, that are significant in accordance with Regulation S-X Rule 3-05, as amended by Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 20, 2020, because no other significant transactions were identified.

Upon completion of the Pineapple Merger Transaction and Pre-Closing Acquisition, CSI will perform a comprehensive review of Pineapple and HEC and E-Gear’s accounting policies. As a result of the review, CSI may identify additional differences between the accounting policies of the companies, which when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. Based on a preliminary analysis, CSI did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information assumes there are no differences in accounting policies.

The unaudited pro forma condensed combined financial information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the Pineapple Merger Transaction and Pre-Closing Acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Pineapple Merger Transaction and Pre-Closing Acquisition, the costs to integrate the operations of CSI, Pineapple, HEC and E-Gear or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined financial statements of operations are based on the weighted average number of CSI shares outstanding, assuming the Pineapple Merger Transaction, Pre-Closing Acquisition, E&S Sale Transaction (solely for the pro forma period ended December 31, 2020), the PIPE Offering and related transactions occurred at the beginning of the earliest period presented.

3.	E&S Sale Transaction

The E&S Sale Transaction completed on August 2, 2021. The financial information included herein was derived from the consolidated financial statements and accounting records of CSI and may not necessarily reflect the combined financial position and results of operations of the E&S Segment or what they would have been had the E&S Segment operated as a separate, stand-alone entity during the periods presented. The unaudited condensed combined financial statements of the E&S Segment include all of the assets, liabilities, revenue, expenses, and cash flows of the segment, as well as expense allocations deemed reasonable by management, to present the condensed combined financial position and results of operations of the E&S

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Segment on a stand-alone basis. The unaudited condensed combined financial statements only include assets and liabilities that are specifically attributable to the E&S Segment. Management believes expense allocations are reasonable; however, they may not be indicative of the actual level of expense that would have been incurred by the E&S Segment if these operations had operated as a separate, standalone entity or of the costs expected to be incurred in the future.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

	For the year ended December 31, 2020
	CSI Historical	E&S Segment	Pro Forma Adjustments	CSI Adjusted
Sales	$ 42,576	$ 34,496	$ -	$ 8,080
Cost of sales	25,369	19,606	-	5,763
Gross profit	$ 17,207	$ 14,890	$ -	$ 2,317
Operating expenses:
Selling, general and administrative expenses	19,014	13,875	-	5,139
Amortization expense	205	-	-	205
Transaction costs	685	-	-	685
Total operating expenses	19,904	13,875	-	6,029
Operating (loss) income from continuing operations	$ (2,697)	$ 1,015	$ -	$ (3,712)
Other income (expenses):
Investment and other (expense) income	662	(10)	-	672
Gain on sale of assets	289	-	-	289
Interest and other expense	(29)	-	-	(29)
Operating (loss) income from continuing operations before income taxes	(1,775)	1,005	-	(2,780)
Income tax expense (benefit)	20	483	-	20
Net (loss) income from continuing operations	$ (1,795)	$ 522	$ -	$ (2,800)

Basic net loss per share from continuing operations	(0.19)			(0.30)
Diluted net loss per share from continuing operations	(0.19)			(0.30)

Weighted Average Basic Shares Outstanding	9,322,672			9,322,672
Weighted Average Dilutive Shares Outstanding	9,322,672			9,322,672

The E&S Segment Adjustments included in the unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2020 reflect the removal of the results of operations of the E&S Segment from CSI Historical during the respective period.

4.	Calculation of Estimated Merger Consideration and Preliminary Pineapple Merger Transaction Purchase Accounting Adjustments

Merger Consideration

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Estimated consideration of approximately $50.1 million is based, in part, on the estimated fair value of common shares of CSI on the date of consummation of the Pineapple Merger Transaction, subsequent to the distribution of excess cash and the proceeds received from the E&S Sale Transaction. The value of purchase price consideration will change based on fluctuations in the price per share of CSI common stock. The estimated consideration for the Pineapple Merger Transaction is as follows:

CSI Estimated Consideration
Estimated CSI shares outstanding (1)	9,720,627
Estimated Base Consideration (per CSI price per share) (2)	$2.00
Equity portion of purchase price	$19,441,254
Contingent Value Rights	30,619,975
Total estimated consideration	$50,061,229

(1)	Represents the number of CSI common shares outstanding as of September 30, 2021.

(2)	Represents the estimated fair value of an individual common stock of CSI post-Pineapple Merger Transaction.

The equity portion of the purchase price will depend on the market price of CSI common stock on the date of consummation of the Pineapple Merger Transaction. The following table illustrates the effect of change in price per share of CSI common stock and the resulting impact on the equity portion of the purchase price is as follows:

	Implied CSI share price	Purchase Price (equity portion)
As presented	$2.00	$19,441,254
10% increase	2.20	21,385,379
10% decrease	1.80	17,497,129
20% increase	2.40	23,329,505
20% decrease	1.60	15,553,003
50% increase	3.00	29,161,881
50% decrease	1.00	9,720,627

The CVR portion of the purchase price is dependent upon the net proceeds received for CSI’s S&S Segment and CSI’s pre-merger assets when such sales are consummated. The preliminary estimated CVR portion of the purchase price is computed based primarily on the residual value resulting from the CSI trading price as of September 30, 2021 of $8.65 less the dividend of $3.50 per share paid out to CSI shareholders resulting from the sale of the S&S Segment in August 2021 and the estimated $2.00 fair value of the CSI common stock on a stand-alone basis without a CVR attached, multiplied by the 9,721,000 in CSI common stock outstanding.

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 for the purchase price consideration are as follows:

4A. Reflects the components of the estimated purchase price for CSI, including the allocation of the equity component between CSI common stock, based on the estimated fair value share price of $2.00 per share and $0.05 par value of common stock.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed by Pineapple will be recorded at the acquisition date fair values. The pro forma adjustments are preliminary and based on

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estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effects of the Pineapple Merger Transaction.

For assets acquired and liabilities assumed, other than identified intangible assets, goodwill, and deferred revenue, the carrying values were assumed to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period subsequent to the closing of the transactions as required by ASC 805. Any potential adjustments made could be material in relation to the preliminary values presented.

Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

Pineapple Merger Transaction

The following table sets forth a preliminary allocation of the estimated consideration for the Pineapple Merger Transaction to the identifiable tangible and intangible assets acquired and liabilities assumed based on CSI’s September 30, 2021 balance sheet, with the excess recorded as goodwill:

CSI Estimated Goodwill (in thousands)
Cash and cash equivalents	$35,285
Investments	2,861
Trade accounts receivable, net	2,119
Inventories	121
Prepaid income taxes	16
Other current assets	1,069
Property and equipment, net	6,960
Investments - non-current	3,943
Operating lease right of use asset	191
Intangible assets, net	2,563
Non-current assets held for sale	846
Other assets, net	183
Total Assets	$56,157
Accounts payable	$(1,716)
Accrued compensation and benefits	(1,247)
Operating lease liability	(133)
Other accrued liabilities	(203)
Dividends payable	(34,022)
Deferred revenue	(67)
Operating lease liability - non-current	(70)
Deferred revenue - non-current	(87)
Total Liabilities	$(37,545)
Net assets acquired (a)	$18,612
Estimated purchase consideration (b)	50,061
Estimated Goodwill (b) - (a)	$31,449

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In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain impairment indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.

The table below indicates the estimated fair value of each of the identifiable intangible assets associated with the Pineapple Merger Transaction:

	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)
	(in thousands, except for useful life)
Pineapple Merger Transaction
Trade Name - Ecessa	$91	8 years
Trade Name - JDL	218	8 years
Developed Technology - Ecessa	1,067	5 years
Customer Relationships - JDL	1,051	7 years
Customer Relationships - Ecessa	136	5 years
Total	$2,563
Less: net intangible assets reported on historical financial statements as of September 30, 2021	2,441
Pro forma adjustment:	$122

The preliminary fair values reflected above were determined in accordance with ASC 820, Fair Value Measurements. The Ecessa and JDL trade name were determined using an income approach with an estimate developed from the relief-from-royalty method and the projected cash savings over an estimated period of time that would otherwise be required to license this asset. The Ecessa developed technology and JDL customer relationships were determined using an income approach under a multi-period excess earnings approach whereby cash flows in excess of those needed to operate contributory assets over a period of time are otherwise attributed to the fair value of the asset. The Ecessa customer relationships were determined using an income approach under the distributor method. Excess purchase price was allocated to goodwill.

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 for the purchase price allocation and other transaction adjustments are as follows:

4B.   Reflects the approximate $122,000 increase in intangible assets due to fair value of adjustments recognized as part of the Pineapple Merger Transaction.

4C.   Reflects the elimination of CSI historical equity balances.

4D.   Reflects the approximate $542,000 decrease in Deferred Revenue and $310,000 decrease in Deferred Revenue – Non-Current for CSI to adjust its deferred revenue balances to fair value as of the Pineapple Merger Transaction acquisition date.

4E.   Reflects the elimination of CSI’s previously reported goodwill and the capitalization of the preliminary goodwill for the estimated merger consideration in excess of the fair value of the net assets acquired in connection with the Pineapple Merger Transaction.

(In thousands)
Elimination of CSI’s goodwill	$(2,086)
Capitalization of preliminary goodwill in connection with the Pineapple Merger Transaction	31,449
Net adjustment to goodwill	$29,363

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4F. Reflects the purchase accounting adjustment for property and equipment based on the acquisition method of accounting in connection with the Pineapple Merger Transaction.

(In thousands)
Elimination of CSI’s property and equipment - carrying value	$(5,801)
Property and equipment - fair value	6,960
Net adjustment to property and equipment	$1,159

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021 as a result of the purchase price allocation and other transaction adjustments are as follows:

4AA. Reflects the approximate $20,000 increase and $15,000 increase in the intangible assets amortization expense resulting from the fair value adjustments recognized as part of the Pineapple Merger Transaction for the year ended December 31, 2020 and for nine months ended September 30, 2021, respectively.

4AB. Reflects the approximate $39,000 increase and $29,000 increase in the property and equipment depreciation expense resulting from the fair value adjustments recognized as part of the Pineapple Merger Transaction for the year ended December 31, 2020 and for nine months ended September 30, 2021, respectively.

5.	Calculation of Estimated Merger Consideration and Preliminary Pre-Closing Acquisition Purchase Accounting Adjustments

Merger Consideration

The estimated consideration for the Pre-Closing Acquisition is as follows:

HEC and E-GEAR Estimated Consideration	(In thousands)
Cash consideration (1)	$12,500
Equity consideration (2)	12,500
Total estimated consideration	$25,000

(1)	Represents the cash consideration paid without giving effect to any working capital adjustments or adjustments due to the timing of closing.

(2)	Reflects the issuance of 6,250,000 shares of CSI common stock upon the conversion of the Class B units of Pineapple received by HEC/E-Gear shareholders as part of the Pre-Closing Acquisition purchase consideration, assuming that the Sellers do not exercise any right to relinquish any shares of such CSI common stock. An increase of 10% in the price of CSI common stock would cause a $1.25 million increase in the estimated value of the consideration, and correspondingly, in the estimated value of goodwill. A decrease of 10% in the price of CSI common stock would cause a $1.25 million decrease in the estimated value of the consideration, and correspondingly, in the estimated value of goodwill.

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 for the purchase price consideration are as follows:

5A. Reflects the payment of $12.5 million in cash consideration without giving effect to any working capital adjustments or adjustments due to the timing of closing.

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5B. Reflects the issuance of 6,250,000 shares of CSI common stock at an estimated fair value share price of $2.00 as of September 30, 2021, assuming that the Sellers do not exercise any right to relinquish any shares of such CSI common stock.

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of HEC and E-Gear are recorded at the acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effects of the Pre-Closing Acquisition.

For assets acquired and liabilities assumed, other than the identified intangible assets, the carrying values were assumed to equal fair value. The final determination of the fair value of certain assets and liabilities will be completed within the one-year measurement period subsequent to the closing of the transactions as required by ASC 805. Any potential adjustments made could be material in relation to the preliminary values presented.

Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

Pre-Closing Acquisition

The following table sets forth a preliminary allocation of the estimated consideration for the Pre-Closing Acquisition to the identifiable tangible and intangible assets acquired and liabilities assumed based on HEC and E-Gear’s September 30, 2021 combined balance sheet, with the excess recorded as goodwill:

HEC and E-GEAR Estimated Goodwill (in thousands)
Cash and cash equivalents	$1,318
Trade accounts receivable, net	959
Inventories	2,022
Other current assets	152
Property and equipment, net	171
Intangible assets, net	13,090
Other assets, net	12
Total Assets	$17,724
Accounts payable	$(617)
Other accrued liabilities	(135)
Customer deposits	(1,461)
Total Liabilities	$(2,213)
Net assets acquired (a)	$15,511
Estimated purchase consideration (b)	25,000
Estimated Goodwill (b) - (a)	$9,489

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain impairment indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.

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The table below indicates the estimated fair value of each of the identifiable intangible assets associated with the Pre-Closing Acquisition:

	Preliminary Estimated Asset Fair Value	Weighted Average Useful Life (Years)
	(in thousands, except for useful life)
Merger
Developed technology	$2,400	10 years
Consolidated trade name	10,690	5 years
Total	$13,090
Less: net intangible assets reported on historical financial statements as of September 30, 2021	75
Pro forma adjustment:	$13,015

The preliminary fair values reflected above were determined in accordance with ASC 820, Fair Value Measurement. The HEC and E-Gear developed software was determined using an income approach with an estimate developed from the relief-from-royalty method and the projected cash savings over an estimated period of time that would otherwise be required to license this asset. The HEC and E-Gear consolidated trade name was determined using an income approach under a multi-period excess earnings approach whereby the cash flows in excess of those needed to operate contributory assets over a period of time are otherwise attributed to the fair value of the asset. Excess purchase price was allocated to goodwill.

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 for the purchase price allocation and other transaction adjustments are as follows:

5C.   Reflects the approximate $13.0 million increase in intangible assets due to fair value of adjustments recognized as part of the Pre-Closing Acquisition.

5D.   Reflects the elimination of HEC and E-Gear historical equity balances.

5E.   Reflects the capitalization of the preliminary goodwill for the estimated merger consideration in excess of the fair value of the net assets acquired in connection with the Pre-Closing Acquisition.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the nine months ended September 30, 2021 as a result of the purchase price allocation and other transaction adjustments are as follows:

5AA.  Reflects the approximate $2,200,000 increase and $1,650,000 increase in the intangible assets amortization expense resulting from the fair value adjustments recognized as part of the HEC and E-Gear Acquisition in the year ended December 31, 2020 and for nine months ended September 30, 2021, respectively.

6.	Pro Forma Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

6A.  Reflects the capitalized issuance proceeds specifically associated with the Preferred Stock and the Warrant incurred prior to the issuance date associated with the PIPE Offering.

6B.  Reflects the recognition of issuance proceeds received allocated between Preferred Stock and the Warrant as permanent equity associated with the PIPE Offering.

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6C.  Reflects the recognition of issuance costs allocated between the Preferred Stock and the Warrant associated with the PIPE Offering.

6D.  Reflects the issuance of the 15.6 million shares of CSI common stock at a par value of $0.05 per share, issued to members of Pineapple as Base Consideration associated with the Pineapple Merger Transaction.

6E.  Reflects the estimated fair value as of September 30, 2021 of the contingent consideration associated with the Earnout Consideration milestones within the Pineapple Merger Transaction.

6F.  Reflects the issuance of the additional 3.0 million shares of CSI common stock at a par value of $0.05 per share associated with the Earnout Consideration milestone within the Pineapple Merger Transaction related to Pineapple’s satisfaction of the funding-related closing condition.

6G.  Reflects the payment of $4.5 million in principal plus interest accrued as of September 30, 2021 of Pineapple’s term loan from Hercules that is payable at the closing of the PIPE Offering.

6H.  Reflects the issuance of 1,175,000 shares of CSI common stock related to the conversion of convertible promissory notes that will be issued by Pineapple in the Convertible Note Financing in connection with the cancellation and settlement of $2,350,000 in payables owed by Pineapple to certain Pineapple unit holders, and approximately 75,000 shares of CSI common stock to be issued in connection with the conversion of Pineapple’s working capital loan into Class C units of Pineapple as part of the Convertible Note Financing.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations as of September 30, 2021 are as follows:

6AA.  Reflects CSI’s and Pineapple’s estimated additional transaction costs associated with the merger transaction, which include, among others, fees paid to financial, legal and accounting advisors and filing fees.

7.	Accounting Policies, Reclassifications, and Eliminations – CSI, Pineapple, HEC and E-Gear

In the preparation of these unaudited pro forma condensed combined financial statements, no reclassifications were determined to be necessary to align CSI’s, Pineapple’s, HEC’s, and E-Gear’s financial statement presentations. Management will perform a comprehensive review of each entities’ accounting policies upon the completion of the Pineapple Merger Transaction and Pre-Closing Acquisition. As a result of the review, management may identify differences between the accounting policies of the entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, CSI has not identified any differences between CSI, Pineapple, HEC, and E-Gear that would have an impact on the unaudited pro forma condensed combined financial information.

There were no intercompany transactions between CSI, Pineapple, HEC, and E-Gear that would require adjustment to these pro forma financial statements for any of the periods presented.

8.	Earnings per Share

The basic and diluted pro forma net loss per share of Class A common stock represents net loss attributable to CSI Adjusted divided by the weighted average shares of Class A common stock outstanding.

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020

Numerator:
Net loss attributable to CSI Adjusted	$(6,327)	$(2,800)
Denominator:
Weighted average shares of Class A common stock outstanding (basic)	9,476,264	9,322,672

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Weighted average shares of Class A common stock outstanding (diluted)	9,660,317	9,322,672
Basic loss per share	$(0.67)	$(0.30)
Diluted loss per share	$(0.65)	$(0.30)

The basic and diluted pro forma net earnings (loss) per share of Class A common stock represents net earnings (loss) attributable to the Combined Entity divided by the weighted average shares of Class A common stock outstanding.

	Nine Months Ended September 30, 2021	Year Ended December 31, 2020

Numerator:
Net loss attributable to Combined Entity	$(14,689)	$(5,582)
Denominator:
Weighted average shares of Class A common stock outstanding (basic)	28,076,264	27,922,672
Weighted average shares of Class A common stock outstanding (diluted)	28,260,317	27,922,672
Basic loss per share	$(0.52)	$(0.20)
Diluted loss per share	$(0.52)	$(0.20)

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Section 302A.521 of the Minnesota Statutes and Article 10 of CSI’s Restated Bylaws, as amended, require, among other things, the indemnification of any person made or threatened to be made a party to a proceeding by reason of acts or omissions performed in the person’s official capacity as an officer, director, employee or agent of CSI against judgments, penalties and fines (including attorneys’ fees) if the person is not otherwise indemnified, acted in good faith, received no improper benefit, reasonably believed that such conduct was in the best interests of CSI, and, in the case of criminal proceedings, had no reason to believe the conduct was unlawful. In addition, Section 302A.521, subd. 3, of the Minnesota Statutes requires payment by CSI, upon written request, of reasonable expenses in advance of final disposition in certain instances if a decision as to required indemnification is made by a disinterested majority of the CSI board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the CSI board of directors, by special legal counsel, by the shareholders or by a court. CSI also maintains insurance to assist in funding indemnification of directors and officers for certain liabilities.

The merger agreement provides that from and after the effective time of the merger, the holders of Class A Units and Class P Units of Pineapple as of immediately prior to the effective time of the merger, severally and not jointly, will indemnify, defend and hold harmless CSI and the Surviving Company and each of their respective officers, directors, assigns, successors and controlled affiliates against all damages, to the extent arising out of or directly caused by any of the following: (i) any breach of certain representations or warranties made by Pineapple in the merger agreement or any certificates delivered by Pineapple pursuant to the merger agreement; (ii) any breach or failure by Pineapple to satisfy or perform any covenant or agreement of Pineapple under the merger agreement or any certificates delivered by Pineapple pursuant to the merger agreement; and (iii) specified tax liabilities. Any amounts owed would be recovered solely by forfeiture of Lockup Shares and thereafter, stock consideration received by the Class A Unit and Class P Unit holders of Pineapple, in their capacity as such, in accordance with their respective pro rata shares.

Additionally, from and after the effective time of the merger, each member of Pineapple will indemnify, defend and hold harmless each indemnified party described above against all damages, to the extent arising out of or directly caused by any breach of the representations, warranties, covenants, or agreements of such Pineapple member in such Pineapple member’s joinder agreement to the merger agreement.

The merger agreement further provides that all rights to indemnification or exculpation existing at the time of the merger agreement in favor of the directors, managers and officers of CSI or Pineapple, as provided in their respective organizational documents or otherwise in effect as of immediately prior to the effective time of the merger, in either case, solely with respect to any matters occurring on or prior to the effective time of the merger will survive the transactions contemplated by the merger agreement and will continue in full force and effect from and after the effective time of the merger. To the maximum extent permitted by applicable law, CSI or Pineapple, as applicable, must advance, or cause to be advanced, expenses in connection with such indemnification as provided in their respective organizational documents or other applicable agreements as in effect immediately prior to the effective time of the merger. The indemnification and liability limitation or exculpation provisions of their respective organizational documents may not be amended, repealed or otherwise modified after the effective time of the merger in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the effective time of the merger, or at any time prior to such time, were directors or officers of CSI or Pineapple (the “D&O Persons”) entitled to be so indemnified, their liability limited or be exculpated with respect to any matters occurring on or prior to the effective time of the merger and relating to the fact that such D&O Person was a director or officer of CSI or Pineapple immediately prior to the effective time of the merger, unless such amendment, repeal or other modification is required by applicable law.

Following the effective time of the merger, CSI is required to maintain, without any lapses in coverage, its directors’ and officers’ liability insurance for the benefit of those persons who were covered by any comparable CSI insurance policies as of the date of the merger agreement with respect to matters occurring on or prior to the effective time of the merger.

The merger agreement also requires that proper provisions will be made so that the successors or assigns of CSI or Pineapple, as applicable, will assume the respective indemnification, liability limitation, exculpation and insurance obligations set forth in the merger agreement.

The D&O Persons entitled to the foregoing indemnification, liability limitation, exculpation and insurance are intended to be third-party beneficiaries of these provisions of the merger agreement, which will survive the consummation of the transactions contemplated by the merger agreement and be binding on all successors and assigns of CSI or Pineapple.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to CSI directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(1)       The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No.	Title of Document	Location
2.1#	Agreement and Plan of Merger, dated March 1, 2021, by and among Communications Systems, Inc., Helios Merger Co., Pineapple Energy LLC, Lake Street Solar LLC, and Randall D. Sampson	Filed as Exhibit 2.1 to the Form 8-K dated March 1, 2021 and incorporated herein by reference.
2.2#	Amendment No. 1 to Agreement and Plan of Merger dated December 16, 2021 by and among Communications Systems, Inc., Helios Merger Co., Pineapple Energy LLC, Lake Street Solar LLC, and Randall D. Sampson	Filed as Exhibit 2.1 to the Form 8-K dated December 16, 2021 and incorporated herein by reference.
2.3#	Asset Purchase Agreement dated March 11, 2020, by and among Oldcastle Infrastructure, Inc., Suttle, Inc. and Communications Systems, Inc.	Filed as Exhibit 10.1 to Form 8-K dated March 11, 2020 and incorporated herein by reference.
2.5#	Agreement and Plan of Merger between Communications Systems, Inc., Resilient Corporation and Ecessa Corporation dated as of May 8, 2020	Filed as Exhibit 2.1 to the Form 10-Q for the quarter ended March 31, 2020 and incorporated herein by reference.
2.5#	Securities Purchase Agreement dated as of April 28, 2021, by and between Lantronix Inc. and Communications Systems, Inc.	Filed as Exhibit 2.1 to the Form 8-K dated April 28, 2021 and incorporated herein by reference.
3.1	Articles of Incorporation, as amended	Filed as Exhibit 3.1 to the Form 10-Q for the quarter ended June 30, 2014 and incorporated herein by reference.
3.2	Articles of Incorporation of Communications Systems, Inc., as amended	Attached as Appendix E to the proxy statement/prospectus forming part of this registration statement.

Exhibit No.	Title of Document	Location
3.2	Bylaws, as amended through April 10, 2020	Filed as Exhibit 3.2 to the Form 10-Q for the quarter ended March 31, 2020 and incorporated herein by reference.
4.1	Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934	Filed as Exhibit 4.1 to the Form 10-K for the year ended December 31, 2020 and incorporated herein by reference.
4.2	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Communications Systems, Inc.	Filed as Exhibit 4.1 to the Form 8-K dated September 14, 2021
4.3	Form of Communications Systems, Inc. Warrant to be issued to the PIPE Investors	Filed as Exhibit 4.2 to the Form 8-K dated September 14, 2021
4.4	Registration Rights Agreement between Communications Systems, Inc. and PIPE Investors	Filed as Exhibit 4.3 to the Form 8-K dated September 14, 2021
5.1	Legal Opinion of Ballard Spahr LLP	Filed herewith.
8.1	Tax Opinion of Ballard Spahr LLP regarding CVRs	Filed herewith.
10.1 *	Employee Stock Ownership Plan and Trust, effective as of January 1, 2009	Filed as Exhibit 10.3 to the Form 10-K for the year ended December 31, 2011 (2011 Form 10-K) and incorporated herein by reference.
10.1.1 *	First Amendment, dated October 21, 2011, to the Communications Systems, Inc. Employee Stock Ownership Plan and Trust.	Filed as Exhibit 10.3.1 to the 2011 Form 10-K and incorporated herein by reference.
10.1.2 *	Third Amendment, dated December 14, 2012 to the Communications Systems, Inc. Employee Stock Ownership Plan and Trust.	Filed as Exhibit 10.1 to the Form 8-K dated December 14, 2012 and incorporated herein by reference.
10.1.3 *	Fourth Amendment, dated January 1, 2015 to the Communications Systems, Inc. Employee Stock Ownership Plan and Trust	Filed as Exhibit 10.3.3 to the Form 10-K for the year ended December 31, 2014 and incorporated herein by reference.
10.2 *	1990 Employee Stock Purchase Plan, as amended May 21, 2015	Filed as Appendix B to the Proxy Statement dated April 10, 2015 for the 2015 Annual Meeting of Shareholders and incorporated herein by reference.
10.3 *	Communications Systems Inc. Long Term Incentive Plan, as amended through March 1, 2012	Filed as Exhibit 99.2 to the Form 8-K dated March 9, 2012 and incorporated herein by reference.

Exhibit No.	Title of Document	Location
10.4 *	Communications Systems Inc. 2011 Executive Incentive Compensation Plan, as amended May 23, 2018	Filed as Appendix A to the Proxy Statement dated April 10, 2018 for the 2018 Annual Meeting of Shareholders and incorporated herein by reference.
10.5 *	Communications Systems Inc. Annual Bonus Plan	Filed as Exhibit 99.1 to the Form 8-K dated March 9, 2012 and incorporated herein by reference.
10.6	Form of Communications Systems, Inc. Change of Control Agreement for Executives	Filed as Exhibit 10.13 to the 2018 Form 10-K and incorporated herein by reference.
10.7	Employment Agreement dated December 1, 2020 by and between Communications Systems, Inc. and Anita Kumar	Filed as Exhibit 10.12 to the Annual Report on Form 10-K for the year ended December 31, 2020 and incorporated herein by reference.
10.8	Separation and Severance Agreement dated August 1, 2021 between Communications Systems, Inc. and Anita Kumar.	Filed as Exhibit 10.1 to the Form 8-K dated August 1, 2021 and incorporated herein by reference.
10.9	Voting Agreement, dated March 1, 2021, by and among Communications Systems, Inc., Pineapple Energy LLC, and the holders of capital stock of Communications Systems, Inc.	Filed as Exhibit 10.1 to the Form 8-K dated March 1, 2021 and incorporated herein by reference.
10.10	Form of Contingent Value Rights Agreement (December 16, 2021)	Filed as Exhibit 10.1 to the Form 8-K dated December 16, 2021 and incorporated herein by reference.
10.11	Amended and Restated Securities Purchase Agreement dated as of September 15, 2021, between Communications Systems, Inc. and the PIPE Investors	Filed as Exhibit 10.1 to the Form 8-K dated September 14, 2021 and incorporated herein by reference.
10.12	Form of Lock-up Agreement by and among Communications Systems, Inc., certain directors, officers and shareholders of Communications Systems, Inc., and the PIPE Investors	Filed as Exhibit 10.2 to the Form 8-K dated June 28, 2021 and incorporated herein by reference.
10.13 #	Asset Purchase Agreement dated March 1, 2021 by and among Hawaii Energy Connection, LLC and E-Gear, LLC as Seller, Steven P. Godmere as Seller Representative, Pineapple Energy LLC as Buyer.	Previously filed.
10.14	Loan and Security Agreement dated as of December 11, 2020 by and between Pineapple Energy LLC as Borrower and Hercules Capital, Inc. as Lender and Agent.	Previously filed.

Exhibit No.	Title of Document	Location
10.15	Working Capital Loan and Security Agreement dated as of January 8, 2021 by and between Pineapple Energy LLC as Borrower and Hercules Capital, Inc. as Lender and Agent.	Previously filed.
10.16 *	Pineapple Holdings, Inc. 2022 Equity Incentive Plan	Attached as Appendix D to the proxy statement/prospectus forming part of this registration statement.
10.17 *	Employment Agreement dated February 10, 2021 by and between Pineapple Energy LLC and Kyle Udseth.	Previously filed.
10.18#	Amendment No. 1 to Asset Purchase Agreement dated December 16, 2021 by and among Hawaii Energy Connection, LLC and E-Gear, LLC as Seller, Steven P. Godmere as Seller Representative, Pineapple Energy LLC as Buyer.	Filed herewith.
10.19#	Consent and Amendment to Loan and Security Agreement dated as of December 16, 2021 by and between Pineapple Energy LLC as Borrower and Hercules Capital, Inc. as Lender and Agent.	Filed herewith.
10.20	First Amendment to Working Capital Loan and Security Agreement dated as of December 16, 2021 by and between Pineapple Energy LLC as Borrower and Hercules Capital, Inc. as Lender and Agent.	Filed herewith.
10.21	Subscription Agreement dated as of December 16, 2021 by and between Pineapple Energy LLC and Lake Street Solar LLC.	Filed herewith.
10.22	Subscription Agreement dated as of December 16, 2021 by and between Pineapple Energy LLC and Hercules Capital, Inc.	Filed herewith.
21	Subsidiaries of Communications Systems, Inc.	Filed as Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 2020.
23.1	Consent of Ballard Spahr LLP.	Filed herewith
23.2	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm for Communications Systems, Inc.	Filed herewith.
23.3	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm for Pineapple Energy LLC	Filed herewith.
23.4	Consent of Baker Tilly US, LLP, Independent Registered Public Accounting Firm for Hawaii Energy Connection, LLC and E-Gear, LLC	Filed herewith.
24.1	Power of Attorney	Previously filed.
99.1	Form of Proxy for Communications Systems, Inc.	Filed herewith.

Exhibit No.	Title of Document	Location
99.2	Opinion of Craig-Hallum Capital Group LLC dated March 1, 2021.	Attached as Appendix B to the joint proxy statement/prospectus forming part of this registration statement.
99.3	Consent of Craig-Hallum Capital Group LLC.	Previously filed.
99.4	Consent of Kyle Udseth to be named as a director of Communications Systems, Inc. upon completion of the merger.	Filed herewith.
99.5	Consent of Scott Honour to be named as a director of Communications Systems, Inc. upon completion of the merger.	Filed herewith.
99.6	Consent of Marilyn Adler to be named as a director of Communications Systems, Inc. upon completion of the merger.	Filed herewith.
99.7	Consent of Thomas J. Holland to be named as a director of Communications Systems, Inc. upon completion of the merger.	Filed herewith.
101.INS	XBRL Instance Document.	Filed herewith.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.	Filed herewith.
101.SCH	XBRL Taxonomy Extension Schema Document.	Filed herewith.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.	Filed herewith.
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.	Filed herewith.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.	Filed herewith.

# Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601. CSI agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

* Indicates management contract or compensatory plan or arrangement.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.          to include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.         to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purposes of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use).

(5)         That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.          any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.         any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.        the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.        any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)          That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)          That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form

(8)          That every prospectus (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue;

(10)       To respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(11)       To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on January 26, 2022.

COMMUNICATIONS SYSTEMS, INC.

By:	/s/ March D. Fandrich
Name:	Mark D. Fandrich
Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Roger H.D. Lacey	Executive Chair, Interim Chief Executive Officer and Director (Principal Executive Officer)	January 26, 2022
Roger H.D. Lacey

/s/ Mark D. Fandrich	Chief Financial Officer (Principal Financial Officer)	January 26, 2022
Mark D. Fandrich

/s/ Kristin A. Hlavka	Corporate Controller (Principal Accounting Officer)	January 26, 2022
Kristin A. Hlavka

*	Director	January 26, 2022
Randall D. Sampson

*	Director	January 26, 2022
Richard A. Primuth

*	Director	January 26, 2022
Steven C. Webster

*	Director	January 26, 2022
Michael R. Zapata

* By:	/s/ Mark D. Fandrich
Mark D. Fandrich
Attorney-in-Fact